Filed pursuant to Rule 424(b)(3)

Registration No. 333-269750

Proxy Statement/Prospectus

REGIONAL HEALTH PROPERTIES, INC.
OFFER TO EXCHANGE
10.875% SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES
FOR
12.5% SERIES B CUMULATIVE REDEEMABLE PREFERRED SHARES

Regional Health Properties, Inc. (the “Company,” “our,” “we” or “us”) is offering to exchange (the “Exchange Offer”), upon the terms and subject to the conditions set forth in this proxy statement/prospectus (as it may be supplemented and amended from time to time, this “proxy statement/prospectus”) and the accompanying letter of transmittal (as supplemented and amended from time to time, the “Letter of Transmittal”), any and all of the outstanding shares of the Company’s 10.875% Series A Cumulative Redeemable Preferred Shares (the “Series A Preferred Stock”) for newly issued shares of the Company’s 12.5% Series B Cumulative Redeemable Preferred Shares (the “Series B Preferred Stock”).

In exchange for each share of Series A Preferred Stock properly tendered (and not validly withdrawn) prior to 11:59 p.m., New York City time, on June 27, 2023 (such time and date, as the same may be extended, the “Expiration Date”) and accepted by us, participating holders of Series A Preferred Stock will receive one share of Series B Preferred Stock (the “Exchange Consideration”), as indicated in the table below:

Security	CUSIP	Symbol	Shares Outstanding	Exchange Consideration
10.875% Series A Cumulative Redeemable Preferred Shares	75903M200	RHE-PA	2,811,535	One share of Series B Preferred Stock per share of Series A Preferred Stock

The Exchange Offer will expire at the Expiration Date, unless extended or earlier terminated by us. Tendered shares of Series A Preferred Stock may be withdrawn at any time prior to the expiration of the Exchange Offer. In addition, you may withdraw any tendered shares of Series A Preferred Stock if we have not accepted them for exchange within 40 business days from the commencement of the Exchange Offer on May 25, 2023.

As conditions to the Exchange Offer, we are separately requesting that (i) holders of our Series A Preferred Stock vote to approve the amendment of our Amended and Restated Articles of Incorporation (as currently in effect, the “Charter”) to (a) reduce the liquidation preference of the Series A Preferred Stock to $5.00 per share, (b) eliminate accumulated and unpaid dividends on the Series A Preferred Stock, (c) eliminate future dividends on the Series A Preferred Stock, (d) eliminate penalty events (with respect to the Series A Preferred Stock, as defined under “Description of Capital Stock—Series A Preferred Stock—Voting Rights”) and the right of holders of Series A Preferred Stock to elect directors upon the occurrence of a penalty event, (e) reduce the redemption price of the Series A Preferred Stock in the event of an optional redemption to $5.00 per share, (f) reduce the redemption price of the Series A Preferred Stock in the event of a “change of control” (with respect to the Series A Preferred Stock, as defined under “Description of Capital Stock—Series A Preferred Stock—Special Redemption Upon Change of Control”) to $5.00 per share and (g) change the voting rights of holders of Series A Preferred Stock when voting as a single class with any other class or series of stock to one vote per $5.00 liquidation preference, on the terms of the form of proposed amendments to the Charter set forth as Annex A to this proxy statement/prospectus (the “Preferred Series A Charter Amendment Proposal”; such amendments to the Charter being referred to herein as the “Series A Charter Amendments”), (ii) holders of our Series A Preferred Stock vote to approve (a) the temporary amendment of the Charter to increase the authorized number of shares of preferred stock to 6,000,000 shares, on the terms of the form of proposed amendments set forth as Annex B-1-A to this proxy statement/prospectus, and, following the consummation of the Exchange Offer, the subsequent amendment of the Charter to decrease the authorized number of shares of preferred stock to 5,000,000 shares, on the terms of the form of proposed amendments set forth as Annex B-1-B to this proxy statement/prospectus, and (b) the authorization, creation and designation by the Board of Directors of the Company (the “Board of Directors” or the “Board”) pursuant to Section 14-2-602 of the Official Code of Georgia Annotated, from the authorized but undesignated shares of preferred stock, of the Series B Preferred Stock having the rights, preferences and privileges substantially as set forth in the form of amendment to the Charter in Annex B-2 to this proxy statement/prospectus and as described under “Description of Capital Stock—Series B Preferred Stock,” which, if so approved by the holders of the Series A Preferred Stock as part of this proposal, will rank senior to the Series A Preferred Stock, and be “Senior Shares” to the Series A Preferred Stock, pursuant to and as contemplated by Section 3.7(e) of the Charter (the “Series B Preferred Stock Proposal”; such amendments to the Charter being referred to herein as the “Series B Charter Amendments”), and (iii) holders of the Company’s common stock (the “Common Stock”) and the Company’s Series E Redeemable Preferred Shares (the “Series E Preferred Stock”) vote to approve (a) the Series A Charter Amendments, on the terms of the form of proposed amendments set forth as Annex A to this proxy statement/prospectus, and (b) the temporary amendment of the Charter to increase the authorized number of shares of the Company to 61,000,000 shares, consisting of 55,000,000 shares of common stock and 6,000,000 shares of preferred stock, on the terms of the form of proposed amendments set forth as Annex B-1-A to this proxy statement/prospectus, and, following the consummation of the Exchange Offer, the subsequent amendment of the Charter to decrease the authorized number of shares of the Company to 60,000,000 shares, consisting of 55,000,000 shares of common stock and 5,000,000 shares of preferred stock, on the terms of the form of proposed amendments set forth as Annex B-1-B to this proxy statement/prospectus (the “Common Charter Amendment Proposal” and, together with the Preferred Series A Charter Amendment Proposal and the Series B Preferred Stock Proposal, the “Required Proposals”). In addition, holders of our Series A Preferred Stock and holders of our Common Stock and Series E Preferred Stock will be asked to vote together as a single class to approve the adjournment of the special meeting of the holders of our Series A Preferred Stock and holders of our Common Stock and Series E Preferred Stock (the “Special Meeting”) to solicit additional proxies if there are not sufficient votes cast at the Special Meeting to approve the Required Proposals (the “Adjournment Proposal”).

To approve the Preferred Series A Charter Amendment Proposal and the Series B Preferred Stock Proposal, we must obtain on each proposal the affirmative vote of the holders of at least 66 2/3% of all shares of Series A Preferred Stock that are outstanding as of the close of business on May 11, 2023 (the “Record Date”). To approve the Common Charter Amendment Proposal, we must obtain the affirmative vote of the majority of votes entitled to be cast by the holders of the outstanding Common Stock and Series E Preferred Stock as of the Record Date, less any shares of Series E Preferred Stock redeemed prior to the Special Meeting. See “Description of Capital Stock—Series E Preferred Stock—Redemption.” We will not consummate this Exchange Offer unless the Required Proposals have been approved by the requisite votes. To approve the Adjournment Proposal, we must obtain the affirmative vote of a majority of the voting shares represented at the Special Meeting, whether in person or by proxy, voting together as a single class.

In addition to the Charter Amendment Conditions (as defined herein), the Series B Preferred Designation Condition (as defined herein) and the Registration Statement Condition (as defined herein), the Exchange Offer is also conditioned on, among other things, that (i) there shall have not been instituted, threatened in writing or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits to us (as set forth under “The Exchange Offer—Reasons for the Exchange Offer”) of the Exchange Offer, (ii) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits to us of the Exchange Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, (iii) there shall have not occurred or be reasonably likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs and (iv) there shall have not occurred (a) any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets, (b) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States, (c) any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions or (d) a natural disaster or the commencement or material worsening of a war, armed hostilities, act of terrorism, pandemic or other international or national calamity directly or indirectly involving the United States which, in our reasonable judgment, diminishes general economic activity to a degree sufficient to materially reduce demand for our business. See “The Exchange Offer—Conditions of the Exchange Offer” for a complete description of the conditions of the Exchange Offer. We reserve the right to extend or terminate the Exchange Offer if any condition of the Exchange Offer is not satisfied and otherwise to amend the Exchange Offer in any respect.

We will implement the Series A Charter Amendments through a filing with the Secretary of State of the State of Georgia if and only if the Preferred Series A Charter Amendment Proposal and the Common Charter Amendment Proposal are approved by our shareholders and the Exchange Offer is consummated. We will implement the Series B Charter Amendments through a filing with the Secretary of State of the State of Georgia if and only if the Preferred Series A Charter Amendment Proposal, the Series B Preferred Stock Proposal and the Common Charter Amendment Proposal are approved by our shareholders.

The Series A Preferred Stock is listed on the NYSE American LLC (the “NYSE American”) under the symbol “RHE-PA.” On May 23, 2023, the last reported sales price of the Series A Preferred Stock was $4.74 per share. There is no established trading market for our Series B Preferred Stock. We intend to apply for the listing of shares of our Series B Preferred Stock on the NYSE American, and, if listed, we expect that the shares of Series B Preferred Stock will trade under the ticker symbol “RHE PRB.” No assurance can be given that the Series B Preferred Stock will be approved for listing or that, if listed, a trading market will develop.

Investing in our securities involves a high degree of risk. We urge you to carefully read the “Risk Factors” section beginning on page 26 before you make any decision regarding the Exchange Offer.

Our Board of Directors (other than Mr. Grossman, who voted against the proposal as discussed in “Special Factors—Background of the Exchange Offer”) has authorized and approved the Exchange Offer. Neither we nor the Board of Directors, our officers and employees, the Information Agent (as defined herein), the Exchange Agent (as defined herein), the Proxy Solicitor (as defined herein), nor any other person is making any recommendation to any holder of Series A Preferred Stock as to whether or not you should tender shares of Series A Preferred Stock in the Exchange Offer. You must make your own decision whether to tender shares of Series A Preferred Stock in the Exchange Offer.

Our Exchange Offer is subject to the conditions listed under “The Exchange Offer—Conditions of the Exchange Offer.” There are multiple conditions to the closing of the Exchange Offer that are beyond our control, and we cannot provide you any assurance that these conditions will be satisfied or that the Exchange Offer will close.

If you wish to tender shares of Series A Preferred Stock in the Exchange Offer, you should follow the instructions beginning on page 47 of this document. If you wish to withdraw your tender, you may do so by following the instructions set forth in this proxy statement/prospectus. Any holder who withdraws a prior tender may re-tender its shares of Series A Preferred Stock by instructing its custodial entity to tender its shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered in the Exchange Offer, or determined if the proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Proxy Solicitor and Information Agent

Morrow Sodali LLC
333 Ludlow Street
5th Floor, South Tower
Stamford, CT 06902
Individuals call toll-free: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
E-mail: RHE@investor.morrowsodali.com

The date of this proxy statement/prospectus is May 25, 2023.

REGIONAL HEALTH PROPERTIES, INC.
454 Satellite Boulevard NW
Suite 100
Suwanee, Georgia 30024

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Dear Regional Health Properties Shareholders:

Regional Health Properties, Inc., a Georgia corporation (the “Company,” “our,” “we” or “us”), invites you to attend a special meeting (the “Special Meeting”) of the holders of the Company’s 10.875% Series A Cumulative Redeemable Preferred Shares (the “Series A Preferred Stock”) and holders of the Company’s common stock (the “Common Stock”) and the Company’s Series E Redeemable Preferred Shares (the “Series E Preferred Stock”), to be held on Tuesday, June 27, 2023 at 10:00 a.m., Eastern Time, at Sonesta Gwinnett Place Atlanta, located at 1775 Pleasant Hill Road, Duluth, Georgia. The Special Meeting is being held in connection with the Company’s offer to exchange (the “Exchange Offer”) any and all outstanding shares of the Series A Preferred Stock for newly issued shares of the Company’s 12.5% Series B Cumulative Redeemable Preferred Shares (the “Series B Preferred Stock”). It is a condition to the consummation of the Exchange Offer that the holders of our Series A Preferred Stock and holders of our Common Stock and Series E Preferred Stock vote on, and approve, the Required Proposals (as defined below) described in the accompanying proxy statement/prospectus. As a result, we are holding the Special Meeting of the holders of our Series A Preferred Stock and holders of our Common Stock and Series E Preferred Stock for the following purposes:

1.	to have the holders of our Series A Preferred Stock approve a proposal to amend our Amended and Restated Articles of Incorporation (as currently in effect, the “Charter”) to (i) reduce the liquidation preference of the Series A Preferred Stock to $5.00 per share, (ii) eliminate accumulated and unpaid dividends on the Series A Preferred Stock, (iii) eliminate future dividends on the Series A Preferred Stock, (iv) eliminate penalty events and the right of holders of Series A Preferred Stock to elect directors upon the occurrence of a penalty event, (v) reduce the redemption price of the Series A Preferred Stock in the event of an optional redemption to $5.00 per share, (vi) reduce the redemption price of the Series A Preferred Stock in the event of a “change of control” to $5.00 per share and (vii) change the voting rights of holders of Series A Preferred Stock when voting as a single class with any other class or series of stock to one vote per $5.00 liquidation preference, on the terms of the form of proposed amendments set forth as Annex A to the accompanying proxy statement/prospectus (the “Preferred Series A Charter Amendment Proposal”; such amendments to the Charter being referred to herein as the “Series A Charter Amendments”);

2.	to have the holders of our Series A Preferred Stock approve a proposal to (i) temporarily amend the Charter to increase the authorized number of shares of preferred stock to 6,000,000 shares, on the terms of the form of proposed amendments set forth as Annex B-1-A to the accompanying proxy statement/prospectus, and, following the consummation of the Exchange Offer, subsequently amend the Charter to decrease the authorized number of shares of preferred stock to 5,000,000 shares, on the terms of the form of proposed amendments set forth as Annex B-1-B to the accompanying proxy statement/prospectus, and (ii) approve the authorization, creation and designation by the Board of Directors of the Company (the “Board of Directors” or the “Board”) pursuant to Section 14-2-602 of the Official Code of Georgia Annotated, from the authorized but undesignated shares of preferred stock, of the Series B Preferred Stock having the rights, preferences and privileges substantially as set forth in the form of amendment to the Charter in Annex B-2 to the accompanying proxy statement/prospectus and as described under “Description of Capital Stock—Series B Preferred Stock,” which, if so approved by the holders of the Series A Preferred Stock as part of this proposal, will rank senior to the Series A Preferred Stock, and be “Senior Shares” to the Series A Preferred Stock, pursuant to and as contemplated by Section 3.7(e) of the Charter (the “Series B Preferred Stock Proposal”; such amendments to the Charter being referred to herein as the “Series B Charter Amendments”);

3.	to have the holders of our Common Stock and Series E Preferred Stock approve a proposal to (i) amend the Charter for the Series A Charter Amendments, on the terms of the form of proposed amendments set forth as Annex A to the accompanying proxy statement/prospectus, and (ii) temporarily amend the Charter to increase the authorized number of shares of the Company to 61,000,000 shares, consisting of 55,000,000 shares of common stock and 6,000,000 shares of preferred stock, on the terms of the form of proposed amendments set forth as Annex B-1-A to the accompanying proxy statement/prospectus, and, following the consummation of the Exchange Offer, subsequently amend the Charter to decrease the authorized number of shares of the Company to 60,000,000 shares, consisting of 55,000,000 shares of common stock and 5,000,000 shares of preferred stock, on the terms of the form of proposed amendments set forth as Annex B-1-B to the accompanying proxy statement/prospectus (the “Common Charter Amendment Proposal” and, together with the Preferred Series A Charter Amendment Proposal and the Series B Preferred Stock Proposal, the “Required Proposals”); and

4.	to have the holders of our Series A Preferred Stock and holders of our Common Stock and Series E Preferred Stock, voting together as a single class, approve the adjournment of the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Required Proposals (the “Adjournment Proposal” and, together with the Required Proposals, the “Proposals”).

The accompanying proxy statement/prospectus describes the matters to be considered at the Special Meeting to which you will be entitled to vote, and all capitalized terms used but not defined in this notice have the meaning ascribed to them in the accompanying proxy statement/prospectus. The Board of Directors has fixed the close of business on May 11, 2023 as the Record Date for determination of holders of Series A Preferred Stock and holders of Common Stock and Series E Preferred Stock entitled to notice of, and to vote at, the Special Meeting and any postponement or adjournment thereof.

Your vote is important. Whether or not you plan to attend the Special Meeting, please read the accompanying proxy statement/prospectus. Then please promptly authorize a proxy to vote your shares via the Internet, tablet or smartphone using the instructions set forth on the applicable proxy card or complete, sign, date and return the applicable proxy card in the enclosed postage-paid return envelope. Your vote is revocable in accordance with the procedures set forth in the accompanying proxy statement/prospectus. If you attend the Special Meeting, you may vote in person even if you returned a proxy.

Sincerely,

/s/ Brent Morrison
Brent Morrison
Chief Executive Officer and President

Suwanee, Georgia
May 25, 2023

REGIONAL HEALTH PROPERTIES, INC.
454 Satellite Boulevard NW
Suite 100
Suwanee, Georgia 30024

PROXY STATEMENT/PROSPECTUS

May 25, 2023

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to Be Held on Tuesday, June 27, 2023: This Proxy Statement/Prospectus, the proxy cards and our Annual Report on Form 10-K for the year ended December 31, 2022 are available to you free of charge at https://www.cstproxy.com/regionalhealthproperties/sm2023.

ADDITIONAL INFORMATION

We engaged Morrow Sodali LLC to act as the information agent in connection with the Exchange Offer (the “Information Agent”) and as the proxy solicitor in connection with the Special Meeting (the “Proxy Solicitor”). In addition, we engaged Continental Stock Transfer & Trust Company, our transfer agent, to act as the exchange agent (the “Exchange Agent”) for the Exchange Offer. If you have questions about this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the Special Meeting, contact Morrow Sodali LLC at (203) 658-9400 for banks and brokers (collect) and (800) 662-5200 for all other callers (toll free). You will not be charged for any of these documents that you request.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (“SEC”) by the Company (File No. 333-269750). This document also constitutes a notice of meeting and proxy statement of the Company under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company has supplied all information contained or incorporated by reference herein relating to the Company.

The Company has not authorized anyone to provide you with information that is different from that contained or incorporated by reference herein. The Company takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This proxy statement/prospectus is dated May 25, 2023 and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein. Further, you should not assume that the information attached hereto or incorporated by reference herein is accurate as of any date other than the date of the attached document or incorporated document, as applicable. Neither the mailing of this proxy statement/prospectus to the shareholders of the Company, nor the issuance of shares of Series B Preferred Stock in connection with this Exchange Offer, will create any implication to the contrary.

All currency amounts referenced in this proxy statement/prospectus are in U.S. dollars.

i

ii

iii

IMPORTANT CONSIDERATIONS

All shares of our Series A Preferred Stock were issued in book-entry form and are currently represented by one or more certificates held for the account of The Depository Trust Company (“DTC”). If you are a beneficial owner of shares of Series A Preferred Stock that are held by or registered in the name of a bank, broker, dealer, custodian or other nominee, and you wish to participate in the Exchange Offer, you must promptly contact your bank, broker, dealer, custodian or other nominee to instruct it to tender your shares of Series A Preferred Stock. You are urged to instruct your bank, broker, dealer, custodian or other nominee as soon as possible to determine the times by which you must take action in order to participate in the Exchange Offer. If you hold shares directly through DTC, then you may tender your shares of Series A Preferred Stock by transferring them through DTC’s Automated Tender Offer Program (“ATOP”).

For shares of Series A Preferred Stock to be properly tendered, the Exchange Agent must receive, prior to the Expiration Date, a timely confirmation of book-entry transfer of such shares of Series A Preferred Stock and an agent’s message through DTC’s ATOP according to the procedures for book-entry transfer described in this proxy statement/prospectus.

For a more detailed description of the procedures for tendering shares of Series A Preferred Stock, see “The Exchange Offer—Procedures for Tendering Shares of Series A Preferred Stock.”

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this proxy statement/prospectus contain forward-looking information. Any statements that do not relate to historical or current facts or matters are forward-looking statements. Examples of forward-looking statements include all statements regarding our expected future financial position, results of operations, cash flows, liquidity, financing and refinancing plans, strategic and business plans, tenants, operators, projected expenses and capital expenditures, competitive position, growth and acquisition opportunities, and compliance with, and changes in, governmental regulations. You can identify some of the forward-looking statements by the use of forward-looking words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “may” and other similar expressions, although not all forward-looking statements contain these identifying words.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future. Our actual results may differ materially from those projected or contemplated by our forward-looking statements as a result of various factors, including, among others, the following:

●	failure to consummate the Exchange Offer or any other liability management transactions we may pursue;

●	failure to obtain shareholder approval for the Required Proposals;

●	the increased risks associated with our portfolio stabilization measures;

●	increases in market interest rates and inflation;

●	epidemics or pandemics, including the COVID-19 pandemic, and the related impact on our tenants, operators and healthcare facilities;

●	our ability to raise capital through equity and debt financings, and the cost of such capital;

●	our ability to meet the continued listing requirements of the NYSE American and to maintain the listing of our securities thereon;

●	our dependence on the operating success of our tenants and their ability to meet their obligations to us;

●	operational risks with respect to our Healthcare Services segment;

●	the effect of increasing healthcare regulation and enforcement on our tenants, and the dependence of our tenants on reimbursement from governmental and other third-party payors;

●	the effect of our tenants’ potential financial or legal difficulties;

●	the ability and willingness of our tenants to renew their leases with us upon expiration, and our ability to reposition our properties on the same or better terms in the event of nonrenewal or if we otherwise need to replace an existing tenant;

●	our concentration in the healthcare property sector particularly in skilled nursing facilities and assisted living facilities making our profitability more vulnerable to a downturn in a specific sector than if we were investing in multiple industries;

●	the impact of liabilities associated with our legacy business of owning and operating healthcare properties, including pending and potential professional and general liability claims;

●	the relatively illiquid nature of real estate investments;

●	the availability of, and our ability to identify, suitable acquisition opportunities, and our ability to complete such acquisitions and lease the respective properties on favorable terms; and

●	other risks inherent in the real estate business, including uninsured or underinsured losses affecting our properties, the possibility of environmental compliance costs and liabilities, and the illiquidity of real estate investments.

We urge you to carefully consider these risks and review the additional disclosures we make concerning risks and other factors that may materially affect the outcome of our forward-looking statements and our future business and operating results, including those set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business” in this proxy statement/prospectus and those set forth in the documents attached hereto. We caution you that any forward-looking statements made in this proxy statement/prospectus or the documents attached hereto or incorporated by reference herein are not guarantees of future performance, events or results, and you should not place undue reliance on these forward-looking statements, which speak only as of the date of the document in which they appear. We do not intend, and we undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, unless required by law to do so.

Because the Exchange Offer is part of a “going private” transaction within the meaning of Rule 13e-3 under the Exchange Act, the forward-looking statements contained or incorporated by reference in this proxy statement/prospectus made in connection with the Exchange Offer are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”).

2

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about the Company that is not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents referenced in this proxy statement/prospectus by accessing the SEC’s website maintained at www.sec.gov. You may also obtain certain of these documents at our website, www.regionalhealthproperties.com, or by requesting copies in writing or by telephone to:

Regional Health Properties, Inc.
454 Satellite Boulevard NW, Suite 100
Suwanee, Georgia 30024
(678) 869-5116

This proxy statement/prospectus is accompanied by our Annual Report on Form 10-K for the year ended December 31, 2022 (the “Annual Report”). Copies of this proxy statement/prospectus and our Annual Report may be obtained from the Information Agent or the Proxy Solicitor or from the broker, dealer, bank, trust company, custodian or other securities intermediary through which you hold your shares of Series A Preferred Stock. To obtain timely delivery of these documents, you must request them no later than June 20, 2023, which is five business days before the date you must make your investment decision.

Because the Exchange Offer has a reasonable likelihood of causing the Series A Preferred Stock to (i) be eligible for termination of registration under Section 12(g)(4) of the Exchange Act and (ii) be delisted from the NYSE American, we have filed with the SEC a joint statement on Schedule TO/13E-3 (the “Schedule TO/13E-3”), which contains additional information with respect to the Company and the Exchange Offer. The Schedule TO/13E-3, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth above. We will amend the Schedule TO/13E-3 to report any material changes in the terms of the Exchange Offer and to report the final results of the Exchange Offer as required by Exchange Act Rules 13e-3(d)(3), 13e-4(c)(3) and 13e-4(c)(4).

You should read this proxy statement/prospectus together with any written communication prepared by us or on our behalf in connection with this Exchange Offer together with the additional information described in this proxy statement/prospectus. We have not authorized anyone to provide you with information or to make any representation in connection with the Exchange Offer other than those contained or referenced herein or in the accompanying Letter of Transmittal and other materials. If anyone makes any recommendation or gives any information or representation regarding the Exchange Offer, you should not rely on that recommendation, information or representation as having been authorized by us or our Board of Directors, officers or employees, the Information Agent, the Exchange Agent, the Proxy Solicitor or any other person. You should not assume that the information provided in the Exchange Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this proxy statement/prospectus. We are offering to exchange, and are seeking tenders of, these securities only in jurisdictions where the offers or tenders are permitted.

3

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER AND THE SPECIAL MEETING

These answers to questions that you may have as a holder of shares of the Series A Preferred Stock or a holder of shares of the Common Stock or Series E Preferred Stock, as well as the summary that follows, highlight selected information included elsewhere or referenced in this proxy statement/prospectus. To fully understand the Exchange Offer, the Proposals and the other considerations that may be important to your decision about whether, for holders of shares of Series A Preferred Stock, to participate in the Exchange Offer and, for holders of shares of Series A Preferred Stock or holders of shares of Common Stock and Series E Preferred Stock, to approve the Proposals, you should carefully read this proxy statement/prospectus in its entirety, including the section entitled “Risk Factors.” For further information about us, see “How to Obtain Additional Information.”

Q:	WHY IS THE COMPANY OFFERING TO EXCHANGE THE SERIES A PREFERRED STOCK AND REQUESTING APPROVAL OF THE SERIES A CHARTER AMENDMENTS AND THE SERIES B CHARTER AMENDMENTS?

A.	The Exchange Offer is part of our recapitalization to improve our capital structure, enhance the value of our Common Stock and return value to holders of our new Series B Preferred Stock. The Series A Preferred Stock was issued with an annual dividend rate of 10.875% and since October 1, 2018 has had an annual dividend rate of 12.875%. We have not paid dividends on the Series A Preferred Stock since the fourth quarter of 2017, and we do not expect to pay or be able to pay accumulated and unpaid dividends or any other dividends on the Series A Preferred Stock for the foreseeable future. In order to remain competitive and grow our business, it is vital that we significantly reduce the Company’s weighted average cost of capital and enhance the value of the Common Stock. We believe the Exchange Offer, the issuance of the Series B Preferred Stock, the Series A Charter Amendments and the Series B Charter Amendments will have the following benefits to the Company:

●	Reduce the Liquidation Preference of the Preferred Stock. As of May 15, 2023, the per share liquidation preference of the Series A Preferred Stock is $25.00. If the Required Proposals are approved and the Exchange Offer is consummated, the per share liquidation preference of each share of Series A Preferred Stock outstanding after the Exchange Offer will be reduced to $5.00. The liquidation preference of each share of Series B Preferred Stock will initially be $10.00 and will increase over time to $25.00 upon the fourth anniversary on the original date of issuance, provided that once there are 200,000 or fewer shares (these 200,000 shares, the “final shares”) of the Series B Preferred Stock outstanding, the liquidation preference will be reduced to $5.00 per share. This immediate reduction in liquidation preference will create value for holders of Common Stock and add flexibility to our capital structure in order to raise new capital and/or explore strategic alternatives (such as mergers, acquisitions and joint ventures and may include a sale of some or all of the assets or equity of the Company).

●	Raise Equity Capital for Acquisition Opportunities. By reducing the burden of the Series A Preferred Stock’s liquidation and dividend preference over the Common Stock through the Exchange Offer and the Series A Charter Amendments, the Company will delay and reduce dividend payments associated with preferred stock. Dividends on the Series B Preferred Stock will not be paid or accrue until July 1, 2027 (except for the payment of a penalty dividend in shares of Common Stock, if applicable, as described under “Description of Capital Stock—Series B Preferred Stock—Milestone Redemption”) and will accrue at a rate lower than the current annual dividend rate on the Series A Preferred Stock when dividends commence on July 1, 2027. As a result, the Company will be better positioned to raise new equity capital, which can be used to make acquisitions of additional properties and to attract and retain qualified personnel in order to remain competitive and grow its business. Management believes there are a number of attractive acquisition opportunities in the healthcare real estate industry as a result of the COVID-19 pandemic, which has led to reduced occupancy levels, lower profits and lower valuations at many senior housing facilities. The Company’s operating expenses are relatively fixed as it would not need to add staff to handle the leasing of more facilities, with the result that we believe the Company should be able to achieve accretive acquisitions if it can get access to equity capital at a reasonable price.

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●	Provide Capital to Underserved Operators. We believe that there is a significant opportunity to be a capital source to long-term care operators through the acquisition and leasing of healthcare properties that are consistent with our investment and financing strategy, but that, due to size and other considerations, are not a focus for large healthcare REITs. We seek primarily small to mid-size acquisition transactions with a focus on individual facilities with existing operators, as well as small groups of facilities and larger portfolios. In addition to pursuing acquisitions using triple-net lease structures, we may pursue other forms of investment, including partnering with investors, mortgage loans and joint ventures.

●	Reduce the Burden of Accumulated and Unpaid Dividends on Series A Preferred Stock and Defer Dividend Accumulation. All accumulated and unpaid dividends on our Series A Preferred Stock must be paid prior to any payments of dividends or other distributions on our Common Stock. If the Required Proposals are not approved and the Exchange Offer is not consummated, unpaid dividends on the Series A Preferred Stock will continue to accumulate (whether or not declared or paid) at a rate of approximately $2.249 million per quarter, which will make it increasingly unlikely that the Company will ever be able to pay such accumulated dividends or raise new equity capital. If the Series A Charter Amendments are effected, approximately $49.3 million in accumulated and unpaid dividends on the Series A Preferred Stock (through May 15, 2023) will be eliminated and not paid, no further dividends on the Series A Preferred Stock will accumulate and the aggregate liquidation preference of the Series A Preferred Stock will be reduced from $70.3 million (which amount does not include the approximately $49.3 million in accumulated and unpaid dividends on the Series A Preferred Stock) as of May 15, 2023 to $4.7 million (if two-thirds of the shares of Series A Preferred Stock are exchanged) or eliminated if all of the shares of Series A Preferred Stock are exchanged. The aggregate liquidation preference for the Series B Preferred Stock will initially be $18.7 million, if two-thirds of the shares of Series A Preferred Stock are exchanged, and $28.1 million, if all of the Series A Preferred Stock is exchanged. The Series B Preferred Stock pays no dividends until July 1, 2027 (except for the payment of a penalty dividend in shares of Common Stock, if applicable, as described under “Description of Capital Stock—Series B Preferred Stock—Milestone Redemption”). We expect to use a combination of cash on hand, cash from operations, new equity capital and debt to repurchase or redeem a significant portion of the Series B Preferred Stock prior to December 31, 2026. We believe that the Exchange Offer is less expensive than any restructuring alternative the Company might seek if the Exchange Offer is not completed and allows the Company’s equity holders to retain and potentially accrue value.

●	Preserve Cash for Strategic Initiatives. Further, issuing only equity in the Exchange Offer preserves cash for other strategic initiatives, including debt reduction, acquisitions and additional liability management transactions, including the redemption or repurchase of Series B Preferred Stock, if issued, to further enhance the value of our Common Stock and improve our credit profile. See “Description of Capital Stock—Series B Preferred Stock—Milestone Redemption” and “Description of Capital Stock—Series B Preferred Stock—Cumulative Redemption.”

●	Enable Us to Repurchase, Redeem or Otherwise Acquire the Company’s Preferred Stock on a Reasonable Timeframe. Under the terms of the new Series B Preferred Stock, preferred shareholders may enforce certain director nomination rights against us, as described under “Description of Capital Stock—Series B Preferred Stock—Director Nomination Rights,” if we fail to redeem, repurchase or otherwise acquire, by the applicable date, the applicable cumulative redemption amount, which refers to, in the aggregate, (i) 800,000 shares of Series B Preferred Stock as of the date that is 12 months after the original date of issuance, (ii) 1,400,000 shares of Series B Preferred Stock as of the date that is 24 months after the original date of issuance, (iii) 1,800,000 shares of Series B Preferred Stock as of the date that is 36 months after the original date of issuance and (iv) 2,100,000 shares of Series B Preferred Stock as of the date that is 48 months after the original date of issuance (or, in each case, such smaller number of shares of Series B Preferred Stock as is then outstanding and with each such number of shares of Series B Preferred Stock being cumulative of the number of shares of Series B Preferred Stock redeemed in previous months). Additionally, if, as of the date that is 18 months after the original date of issuance, we have failed to redeem, repurchase or otherwise acquire 1,000,000 shares of Series B Preferred Stock (or such smaller number of shares of Series B Preferred Stock as is then outstanding), then within 30 days of such date, we will pay to the holders of Series B Preferred Stock, on a pro rata basis in proportion to the number of shares of Series B Preferred Stock held by such holders, the penalty dividend, payable in shares of Common Stock, described under “Description of Capital Stock—Series B Preferred Stock—Milestone Redemption.” Redemptions, repurchases or acquisitions meeting these milestones give the Company time to redeem, repurchase or otherwise acquire the Series B Preferred Stock and return value to holders of Series B Preferred Stock in an orderly manner using, in part, the Company’s own internally generated cash flows.

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Q:	WHAT ARE THE CONSEQUENCES TO THE COMPANY IF THE EXCHANGE OFFER IS NOT CONSUMMATED AND THE PROPOSED AMENDMENTS ARE NOT EFFECTED?

A.	If the Preferred Series A Charter Amendment Proposal and the Common Charter Amendment Proposal are not approved or if the other conditions to the Exchange Offer are not satisfied or waived, or if holders of our Series A Preferred Stock or holders of our Common Stock and Series E Preferred Stock, as applicable, do not vote in favor of the Required Proposals at the Special Meeting and we are not able to complete the Exchange Offer, we will continue to be limited in our ability to raise new equity capital. If we are unable to raise new equity capital, we will be limited to only internally generated free cash flow, which could dramatically reduce our ability to grow and exposes us to significant operating and financial risk. If we are not able to complete the Exchange Offer or implement the Series A Charter Amendments and Series B Charter Amendments and thereby improve our capital structure, we will consider other restructuring alternatives that might be available to us at that time. Those alternatives may include, but are not limited to, (i) the sale of profitable assets, (ii) other forms of recapitalization, which could include (a) a distribution or spin-off of profitable assets, (b) alternative offers to exchange our Series A Preferred Stock, (c) the incurrence of additional debt and (d) obtaining additional equity capital on terms that may be onerous or highly dilutive, (iv) joint ventures or (v) seeking relief through the commencement of a Chapter 11 proceeding or otherwise under the U.S. Bankruptcy Code, including (a) pursuing a plan of reorganization that we would seek to confirm (or “cram down”) despite any class of creditors who reject or are deemed to have rejected such plan, (b) seeking bankruptcy court approval for the sale of some, most or all of our assets pursuant to section 363(b) of the U.S. Bankruptcy Code and subsequent liquidation of the remaining assets in the bankruptcy case or (c) seeking another form of bankruptcy relief, all of which would involve uncertainties, potential delays and litigation risks.

Our ability to access capital markets or refinance our indebtedness will depend on the capital markets and our financial condition at such time. There can be no assurance that any such alternative will be pursued or accomplished. We may not be able to engage in any of these activities or engage in any of these activities on desirable terms. Any such alternative could be on terms that are less favorable to the holders of the Series A Preferred Stock than the terms of the Exchange Offer, and holders of the Series A Preferred Stock could receive little or no consideration for their shares of Series A Preferred Stock. There are no restrictive covenants or other obligations under the Charter that limit the Company’s ability to complete a transfer, sale, distribution or spin-off of profitable assets. Moreover, in any such alternative there can be no assurance that holders of the Series A Preferred Stock will be offered the right to exchange their Series A Preferred Stock or would be entitled to a vote in respect of any such alternative.

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Q:	WHY IS THE COMPANY CALLING A SPECIAL MEETING OF THE HOLDERS OF OUR SERIES A PREFERRED STOCK AND HOLDERS OF OUR COMMON STOCK AND SERIES E PREFERRED STOCK?

A.	As conditions to the Exchange Offer, we are separately requesting that (i) holders of our Series A Preferred Stock vote to approve the amendment of our Charter to modify the terms of the Series A Preferred Stock, on the terms of the form of proposed Series A Charter Amendments set forth as Annex A to this proxy statement/prospectus, in the Preferred Series A Charter Amendment Proposal, (ii) holders of our Series A Preferred Stock vote to approve (a) the temporary amendment of our Charter to increase the authorized number of shares of preferred stock to 6,000,000 shares, on the terms of the form of proposed amendments set forth as Annex B-1-A to this proxy statement/prospectus, and, following the consummation of the Exchange Offer, the subsequent amendment of our Charter to decrease the authorized number of shares of preferred stock to 5,000,000 shares, on the terms of the form of proposed amendments set forth as Annex B-1-B to this proxy statement/prospectus, and (b) the authorization, creation and designation by the Board pursuant to Section 14-2-602 of the Official Code of Georgia Annotated, from the authorized but undesignated shares of preferred stock, of the Series B Preferred Stock having the rights, preferences and privileges substantially as set forth in the form of amendment to our Charter in Annex B-2 to this proxy statement/prospectus and as described under “Description of Capital Stock—Series B Preferred Stock,” in the Series B Preferred Stock Proposal and (iii) holders of our Common Stock and Series E Preferred Stock vote to approve (a) the amendment of our Charter to modify the terms of the Series A Preferred Stock, on the terms of the form of proposed Series A Charter Amendments set forth as Annex A to this proxy statement/prospectus, and (b) the temporary amendment of our Charter to increase the authorized number of shares of the Company to 61,000,000 shares, consisting of 55,000,000 shares of common stock and 6,000,000 shares of preferred stock, on the terms of the form of proposed amendments set forth as Annex B-1-A to this proxy statement/prospectus, and, following the consummation of the Exchange Offer, the subsequent amendment of our Charter to decrease the authorized number of shares of the Company to 60,000,000 shares, consisting of 55,000,000 shares of common stock and 5,000,000 shares of preferred stock, on the terms of the form of proposed amendments set forth as Annex B-1-B to this proxy statement/prospectus, in the Common Charter Amendment Proposal. The approval of the Required Proposals by the requisite votes of the shareholders is a condition to the closing of the Exchange Offer. The affirmative vote of the holders of at least 66 2/3% of all shares of Series A Preferred Stock that are outstanding as of the Record Date will be required to approve the Preferred Series A Charter Amendment Proposal and the Series B Preferred Stock Proposal. The affirmative vote of the majority of votes entitled to be cast by the holders of the outstanding Common Stock and Series E Preferred Stock as of the Record Date, less any shares of Series E Preferred Stock redeemed prior to the Special Meeting, will be required to approve the Common Charter Amendment Proposal. In addition, holders of our Series A Preferred Stock and holders of our Common Stock and Series E Preferred Stock will be asked to vote together as a single class to approve the adjournment of the Special Meeting to solicit additional proxies if there are not sufficient votes cast at the Special Meeting to approve the Required Proposals. The affirmative vote of a majority of the voting shares represented at the Special Meeting, whether in person or by proxy, voting together as a single class, will be required to approve the Adjournment Proposal.

The following is a summary of the proposed Series A Charter Amendments and is qualified in its entirety by reference to the Charter and the amended text of the affected provisions of the Charter reflecting the Series A Charter Amendments, set forth in Annex A to this proxy statement/prospectus, and the Series B Charter Amendments, set forth in Annex B to this proxy statement/prospectus. The Series A Charter Amendments, if approved by our shareholders and effected, would:

(1)	reduce the liquidation preference of the Series A Preferred Stock to $5.00 per share;

(2)	eliminate accumulated and unpaid dividends on the Series A Preferred Stock;

(3)	eliminate future dividends on the Series A Preferred Stock;

(4)	eliminate penalty events and the right of holders of Series A Preferred Stock to elect directors upon the occurrence of a penalty event;

(5)	reduce the redemption price of the Series A Preferred Stock in the event of an optional redemption to $5.00 per share;

(6)	reduce the redemption price of the Series A Preferred Stock in the event of a “change of control” to $5.00 per share; and

(7)	change the voting rights of holders of Series A Preferred Stock when voting as a single class with any other class or series of stock to one vote per $5.00 liquidation preference.

In addition, if the Exchange Offer is consummated, each share of Series B Preferred Stock will be senior to each share of Series A Preferred Stock with respect to the payment of dividends and as to distribution of assets upon the occurrence of a liquidation event (as defined under “Description of Capital Stock—Series B Preferred Stock—Liquidation Preference”).

We will not consummate this Exchange Offer unless the Required Proposals have been approved by the requisite votes. For additional information regarding the Charter Amendment Conditions and the Series B Preferred Designation Condition, see “The Exchange Offer—Conditions of the Exchange Offer.”

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Q.	WHICH PROPOSALS WILL I BE ENTITLED TO VOTE ON AS A HOLDER OF SERIES A PREFERRED STOCK?

A:	As a holder of Series A Preferred Stock, you will be entitled to vote on the Preferred Series A Charter Amendment Proposal, the Series B Preferred Stock Proposal and the Adjournment Proposal at the Special Meeting.

Q:	WHICH PROPOSALS WILL I BE ENTITLED TO VOTE ON AS A HOLDER OF COMMON STOCK AND SERIES E PREFERRED STOCK?

A:	As a holder of Common Stock and Series E Preferred Stock, you will be entitled to vote on the Common Charter Amendment Proposal and the Adjournment Proposal at the Special Meeting.

Q:	DO THE HOLDERS OF SERIES A PREFERRED STOCK HAVE TO VOTE FOR THE APPLICABLE PROPOSALS IN ORDER TO VALIDLY TENDER THEIR SHARES OF SERIES A PREFERRED STOCK IN THE EXCHANGE OFFER?

A:	No. If you are a holder of Series A Preferred Stock, participation in the Exchange Offer is not conditioned on your approval of the Preferred Series A Charter Amendment Proposal, the Series B Preferred Stock Proposal or the Adjournment Proposal. By validly tendering (and not withdrawing) your shares of Series A Preferred Stock, you are not deemed to be automatically voting for any such proposals. Tendering or refraining from tendering your shares of Series A Preferred Stock for exchange in the Exchange Offer will not impact your ability to vote for or against, or abstain from voting with respect to, the applicable proposals. In addition, your vote for or against, or abstaining from voting with respect to, the applicable proposals will not impact your ability to tender or refrain from tendering your shares of Series A Preferred Stock for exchange in the Exchange Offer. We will not consummate this Exchange Offer unless the Required Proposals have been approved by the requisite votes. For additional information regarding the Charter Amendment Conditions and the Series B Preferred Designation Condition, see “The Exchange Offer—Conditions of the Exchange Offer.”

Q:	WHY DOES THIS PROXY STATEMENT/PROSPECTUS INCLUDE DETAILED INFORMATION ABOUT THE EXCHANGE OFFER WHEN HOLDERS OF COMMON STOCK AND SERIES E PREFERRED STOCK CANNOT PARTICIPATE IN ANY OF THESE TRANSACTIONS?

A.	If you are a holder of Common Stock and Series E Preferred Stock, you will not be able to participate in the Exchange Offer except to the extent that you also hold Series A Preferred Stock. We are required to obtain the affirmative vote of the majority of votes entitled to be cast by the holders of the outstanding Common Stock and Series E Preferred Stock as of the Record Date, less any shares of Series E Preferred Stock redeemed prior to the Special Meeting, for the Common Charter Amendment Proposal in connection with the Exchange Offer. The approval of the Common Charter Amendment Proposal creates risks for holders of Common Stock. Please read “Risk Factors.”

Q:	WHAT IF ANY OF THE REQUIRED PROPOSALS DO NOT PASS?

A:	If any of the Required Proposals do not pass, the Exchange Offer will not close, and no shares of Series B Preferred Stock will be created, designated or issued. If the Series A Charter Amendments are not approved at the Special Meeting and effected, then the accumulated and unpaid dividends on the Series A Preferred Stock would not be eliminated and will continue as accumulated and unpaid dividends to the holders of Series A Preferred Stock. Further, dividends on such Series A Preferred Stock will continue to accumulate until declared and paid. See our answer to “Why is the Company offering to exchange the Series A Preferred Stock and requesting approval of the Series A Charter Amendments and Series B Charter Amendments?” above.

For a more complete description of the risks relating to a failure to complete the Exchange Offer, see “Risk Factors—Risks Related to the Exchange Offer.”

Q:	WHAT ARE THE RIGHTS AND TERMS OF THE SERIES E PREFERRED STOCK?

A:	On February 13, 2023, the Board of Directors declared a dividend of one one-thousandth (1/1,000th) of a share of Series E Preferred Stock for each outstanding share of Common Stock (the “Dividend”), which was distributed on February 28, 2023 to shareholders of record of Common Stock as of 5:00 p.m. Eastern Time on February 27, 2023 (the “Dividend Record Date”). The holders of Series E Preferred Stock have 1,000,000 votes per whole share of Series E Preferred Stock (i.e., 1,000 votes per one one-thousandth of a share of Series E Preferred Stock) and are entitled to vote with the Common Stock, together as a single class, on the Common Charter Amendment Proposal and the Adjournment Proposal, but are not otherwise entitled to vote on the other proposals to be presented at the Special Meeting. Notwithstanding the foregoing, each share of Series E Preferred Stock redeemed pursuant to the Initial Redemption (as defined herein) will have no voting power with respect to the Common Charter Amendment Proposal and the Adjournment Proposal or any other matter. Unless otherwise provided on any applicable proxy card or voting instructions, when a holder of Common Stock submits a vote on the Common Charter Amendment Proposal and the Adjournment Proposal, the corresponding number of shares of Series E Preferred Stock (or fraction thereof) held by such holder will be automatically cast in the same manner as the vote of the share of Common Stock (or fraction thereof) in respect of which such share of Series E Preferred Stock (or fraction thereof) was issued as a dividend is cast on the Common Charter Amendment Proposal and the Adjournment Proposal or such other matter, as applicable, and the proxy card or voting instructions with respect to shares of Common Stock held by any holder on whose behalf such proxy card or voting instructions are submitted will be deemed to include all shares of Series E Preferred Stock (or fraction thereof) held by such holder. Holders of Series E Preferred Stock will not receive a separate proxy card to cast votes with respect to the Series E Preferred Stock on the Common Charter Amendment Proposal and the Adjournment Proposal or any other matter brought before the Special Meeting. For example, if a shareholder holds 10 shares of Common Stock (entitled to one vote per share) and votes in favor of the Common Charter Amendment Proposal, then 10,010 votes will be recorded in favor of the Common Charter Amendment Proposal, because the shareholder’s shares of Series E Preferred Stock will automatically be voted in favor of the Common Charter Amendment Proposal alongside such shareholder’s shares of Common Stock.

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All shares of Series E Preferred Stock that are not present in person or by proxy at the Special Meeting as of immediately prior to the opening of the polls on the Common Charter Amendment Proposal at the Special Meeting will be automatically redeemed (the “Initial Redemption”). Any outstanding shares of Series E Preferred Stock that have not been redeemed pursuant to the Initial Redemption will be redeemed in whole, but not in part, (i) if and when ordered by our Board or (ii) automatically upon the approval by the Company’s shareholders of the Common Charter Amendment Proposal at any meeting of shareholders held for the purpose of voting on such proposal.

Q:	WHAT IF HOLDERS OF SERIES A PREFERRED STOCK OR HOLDERS OF COMMON STOCK AND SERIES E PREFERRED STOCK DO NOT VOTE?

A:	If holders of Series A Preferred Stock do not vote on the Preferred Series A Charter Amendment Proposal or Series B Preferred Stock Proposal or holders of Common Stock and Series E Preferred Stock do not vote on the Common Charter Amendment Proposal, their non-vote will have the same effect as a vote against the Preferred Series A Charter Amendment Proposal, Series B Preferred Stock Proposal or Common Charter Amendment Proposal, as applicable, but their failure to vote will have no effect on the outcome of the Adjournment Proposal. The Preferred Series A Charter Amendment Proposal and the Series B Preferred Stock Proposal must be approved by the affirmative vote of at least 66 2/3% of all shares of Series A Preferred Stock that are outstanding as of the Record Date. The Common Charter Amendment Proposal must be approved by the affirmative vote of the majority of votes entitled to be cast by the holders of the outstanding Common Stock and Series E Preferred Stock as of the Record Date, less any shares of Series E Preferred Stock redeemed prior to the Special Meeting. The affirmative vote of a majority of the voting shares represented at the Special Meeting, whether in person or by proxy, voting together as a single class, will be required to approve the Adjournment Proposal.

The Proposals are non-routine items under the rules of the NYSE American and shares may not be voted on these matters by brokers, banks or other nominees who have not received specific voting instructions from the beneficial owner of the shares. A broker non-vote will act as a vote “against” the Preferred Series A Charter Amendment Proposal, the Series B Preferred Stock Proposal or the Common Charter Amendment Proposal, as applicable. The Company does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas all of the Proposals are considered non-routine.

See “The Special Meeting—Broker Non-Votes.”

Q:	DO THE HOLDERS OF SERIES A PREFERRED STOCK HAVE ANY APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER?

A:	No. Holders of Series A Preferred Stock will not have appraisal rights, or any contract right to petition for fair value, with respect to the Exchange Offer. We will not independently provide such a right.

Q:	HOW MANY SHARES OF SERIES A PREFERRED STOCK IS THE COMPANY OFFERING TO EXCHANGE IN THE EXCHANGE OFFER?

A.	We are offering to exchange any and all shares of the Series A Preferred Stock currently outstanding tendered in the Exchange Offer for newly issued shares of Series B Preferred Stock. In exchange for each share of Series A Preferred Stock properly tendered (and not validly withdrawn) prior to the Expiration Date and accepted by us, participating holders of Series A Preferred Stock will receive one share of Series B Preferred Stock.

As of May 15, 2023, 2,811,535 shares of Series A Preferred Stock were outstanding.

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Q:	WHAT WILL THE HOLDER RECEIVE IN THE EXCHANGE OFFER IF THE SHARES OF SERIES A PREFERRED STOCK ARE VALIDLY TENDERED AND ACCEPTED BY US?

A.	In exchange for each share of Series A Preferred Stock properly tendered (and not validly withdrawn) prior to the Expiration Date and accepted by us, participating holders of Series A Preferred Stock will receive one share of Series B Preferred Stock.

On May 23, 2023, the last reported sales price of the Series A Preferred Stock was $4.74 per share. Our Series A Preferred Stock is listed on the NYSE American under the symbol “RHE-PA.”

There is no established trading market for our Series B Preferred Stock. We intend to apply for the listing of shares of our Series B Preferred Stock on the NYSE American, and, if listed, we expect that the shares of Series B Preferred Stock will trade under the ticker symbol “RHE PRB.” No assurance can be given that the Series B Preferred Stock will be approved for listing or that, if listed, a trading market will develop. On May 10, 2023, we received a letter from NYSE Regulation notifying us that we are not in compliance with the NYSE American’s continued listing standard relating to shareholders’ equity with respect to our Common Stock and Series A Preferred Stock. See “Risk Factors—Risks Related to the Exchange Offer—The NYSE American may choose not to list the shares of Series B Preferred Stock and the shares of Series B Preferred Stock may be relatively illiquid, and the market price for Series B Preferred Stock may be volatile.”

Your right to receive the Exchange Consideration in the Exchange Offer is subject to all of the conditions set forth in this proxy statement/prospectus and the related Letter of Transmittal.

Q:	WHAT ARE THE DIFFERENCES BETWEEN THE TERMS OF THE SERIES B PREFERRED STOCK AND THE SERIES A PREFERRED STOCK?

A:	A comparison of the material differences between the rights, preferences and privileges of the Series A Preferred Stock and the rights, preferences and privileges of the Series B Preferred Stock is included in “Differences in Rights of Our Series A Preferred Stock and Series B Preferred Stock.”

Q:	WILL THE SERIES B PREFERRED STOCK TO BE ISSUED IN THE EXCHANGE OFFER BE FREELY TRADABLE?

A.	Yes, provided that you are not an affiliate of the Company.

Q:	HOW WILL THE EXCHANGE OFFER AFFECT THE TRADING MARKET FOR THE SHARES OF SERIES A PREFERRED STOCK THAT ARE NOT ACCEPTED FOR EXCHANGE?

A.	If the number of shares of Series A Preferred Stock that remain outstanding after the Exchange Offer is significantly reduced, the trading market for the remaining shares of Series A Preferred Stock may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading of such shares. If the Exchange Offer is consummated and the Series A Charter Amendments are approved and effected, the NYSE American may delist the shares of Series A Preferred Stock that remain outstanding if it determines that the Series A Preferred Stock no longer meets its listing criteria, including number of shares outstanding, aggregate market value of Series A Preferred Stock or the terms of the Series A Preferred Stock as amended by the Series A Charter Amendments, such that continued listing is inadvisable or unwarranted. On May 10, 2023, we received a letter from NYSE Regulation notifying us that we are not in compliance with the NYSE American’s continued listing standard relating to shareholders’ equity with respect to our Common Stock and Series A Preferred Stock. If the NYSE American delists our Series A Preferred Stock from trading on its exchange, our Series A Preferred Stock may be able to be quoted in the over-the-counter market. An investor may find it difficult to obtain accurate quotations as to the market value of our Series A Preferred Stock. Various requirements may be imposed on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our Series A Preferred Stock, which may further affect its liquidity. See “Risk Factors—Risks Related to the Exchange Offer—The NYSE American may delist our Series A Preferred Stock from trading on its exchange, which could limit the ability of a holder of Series A Preferred Stock to make transactions in our Series A Preferred Stock.” The extent of the market for shares of Series A Preferred Stock following the consummation of the Exchange Offer will depend upon, among other things, the number of outstanding shares of Series A Preferred Stock at such time, the number of holders of shares of Series A Preferred Stock remaining at such time and the interest in maintaining a market in such shares of Series A Preferred Stock on the part of securities firms. The terms of the Series A Preferred Stock outstanding following the Exchange Offer will be significantly less favorable to holders, which may further adversely affect the market for Series A Preferred Stock. In addition, the terms of the Series B Preferred Stock, if issued, will prevent us from repurchasing or redeeming any shares of Series A Preferred Stock, so long as there are any accumulated accrued and unpaid dividends with respect to the Series B Preferred Stock.

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Q:	WHAT RIGHTS WILL HOLDERS OF SERIES A PREFERRED STOCK LOSE IF THEY TENDER THEIR SHARES OF SERIES A PREFERRED STOCK IN THE EXCHANGE OFFER?

A.	If your shares of Series A Preferred Stock are properly tendered and accepted for exchange pursuant to the Exchange Offer, you will lose the rights of a holder of such shares of Series A Preferred Stock, which are described below in this proxy statement/prospectus. For example, if your shares of Series A Preferred Stock are accepted for exchange in the Exchange Offer, you will lose your right to receive quarterly dividends in respect of the shares of Series A Preferred Stock, including previously accumulated and unpaid dividends, when and as declared by our Board of Directors. As of May 15, 2023, as a result of the suspension of the dividend payment on the Series A Preferred Stock commencing with the fourth quarter 2017 dividend period, the Company has approximately $49.3 million in accumulated and unpaid dividends on its Series A Preferred Stock, or approximately $17.52 per share.

In addition, if your shares of Series A Preferred Stock are properly tendered and accepted for exchange pursuant to the Exchange Offer, you will also lose the right to receive, out of the assets of the Company available for distribution to our shareholders and before any distribution is made to the holders of securities ranking junior to the Series A Preferred Stock (including our Common Stock and our Series E Preferred Stock), subject to the rights of holders of securities ranking equally or senior to the Series A Preferred Stock (including the Series B Preferred Stock, if issued), a liquidation preference and an amount in cash equal to all accumulated and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the date of final distribution to such holders, upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

In addition, if your shares of Series A Preferred Stock are properly tendered and accepted for exchange pursuant to the Exchange Offer, you will lose the right to elect the Penalty Directors (as defined herein) to the Board of Directors as a result of unpaid dividends on the Series A Preferred Stock, the term of any Penalty Directors elected by holders of the Series A Preferred Stock shall immediately terminate and the number of directors constituting the Board shall be reduced accordingly.

Q:	IF THE EXCHANGE OFFER IS CONSUMMATED AND HOLDERS OF SERIES A PREFERRED STOCK DO NOT PARTICIPATE, HOW WILL THEIR RIGHTS AND OBLIGATIONS UNDER THEIR REMAINING OUTSTANDING SHARES OF SERIES A PREFERRED STOCK BE AFFECTED?

A:	If the Series A Charter Amendments are effected, the rights of holders of Series A Preferred Stock will be significantly reduced, including in the following ways:

(1)	the stated liquidation preference per share of Series A Preferred Stock will be reduced from $25.00 to $5.00 per share;

(2)	the dividends payable quarterly in cash when and as declared by the Board of Directors, and the accumulation at a rate of 12.875% per annum of the $25.00 per share liquidation preference, would be eliminated;

(3)	the approximately $49.3 million in accumulated and unpaid Series A Preferred Stock dividends would be eliminated;

(4)	penalty events and the right of holders of Series A Preferred Stock to elect directors to the Board of Directors upon the occurrence of a penalty event would be eliminated;

(5)	the redemption price of the Series A Preferred Stock in the event of an optional redemption will be reduced to $5.00 per share;

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(6)	the redemption price of the Series A Preferred Stock in the event of a “change of control” will be reduced to $5.00 per share; and

(7)	the voting rights of holders of Series A Preferred Stock when voting as a single class with any other class or series of stock will be changed to one vote per $5.00 liquidation preference.

In addition, the terms of the Series B Preferred Stock, if issued, will prevent us from repurchasing or redeeming any shares of Series A Preferred Stock, so long as there are any accumulated accrued and unpaid dividends with respect to the Series B Preferred Stock.

In addition, if the Exchange Offer is consummated, each share of Series B Preferred Stock will be senior to each share of Series A Preferred Stock with respect to the payment of dividends and as to distribution of assets upon the occurrence of a liquidation event and have an initial liquidation preference of $10.00 per share.

Q:	WHAT DOES THE COMPANY INTEND TO DO WITH THE SHARES OF SERIES A PREFERRED STOCK THAT ARE EXCHANGED IN THE EXCHANGE OFFER?

A:	Shares of Series A Preferred Stock accepted for exchange by us in the Exchange Offer will be restored to the status of authorized but unissued shares of undesignated preferred stock.

Q:	IS THE COMPANY MAKING A RECOMMENDATION REGARDING WHETHER HOLDERS OF SERIES A PREFERRED STOCK SHOULD PARTICIPATE IN THE EXCHANGE OFFER?

A:	No, we are not making any recommendation regarding whether you should tender or refrain from tendering your shares of Series A Preferred Stock for exchange in the Exchange Offer. None of the Board of Directors, our officers and employees, the Information Agent, the Exchange Agent, the Proxy Solicitor, or any other person is making any recommendation to any holder of Series A Preferred Stock as to whether or not you should tender shares of Series A Preferred Stock in the Exchange Offer. Accordingly, you must make your own investment decision regarding the Exchange Offer based upon your own assessment of the market value of the Series A Preferred Stock, the likely value of the Series B Preferred Stock you would receive in the Exchange Offer, the trading price and terms of the Series A Preferred Stock after implementation of the Series A Charter Amendments, the potential consequences to the Company and your investment of the failure to effect the Series A Charter Amendments or the Series B Charter Amendments and consummate the Exchange Offer, your liquidity needs, your investment objectives and any other factors you deem relevant. Before making your decision, we urge you to read this proxy statement/prospectus carefully in its entirety, including the information set forth in the section of this proxy statement/prospectus entitled “Risk Factors.”

The Board of Directors (other than Mr. Grossman, who voted against the proposal as discussed in “Special Factors—Background of the Exchange Offer”) has authorized and approved the Exchange Offer. In addition, the Board of Directors (other than Mr. Grossman, who voted against the proposal as discussed in “Special Factors—Background of the Exchange Offer”), acting on behalf of the Company, determined that the Exchange Offer is procedurally and substantively fair to, and in the best interests of, the unaffiliated holders of Series A Preferred Stock. See “Special Factors—Determination of Fairness of the Exchange Offer by the Company.”

Q:	HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT HOLDERS OF SERIES A PREFERRED STOCK AND HOLDERS OF COMMON STOCK AND SERIES E PREFERRED STOCK VOTE?

A:	The Board of Directors recommends that the holders of Series A Preferred Stock vote “FOR” each of the Preferred Series A Charter Amendment Proposal, the Series B Preferred Stock Proposal and the Adjournment Proposal and the holders of Common Stock and Series E Preferred Stock vote “FOR” each of the Common Charter Amendment Proposal and the Adjournment Proposal.

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Q:	WHAT RISKS SHOULD HOLDERS OF SERIES A PREFERRED STOCK CONSIDER IN DECIDING WHETHER OR NOT TO TENDER THEIR SHARES OF SERIES A PREFERRED STOCK AND HOLDERS OF SERIES A PREFERRED STOCK AND HOLDERS OF COMMON STOCK AND SERIES E PREFERRED STOCK CONSIDER IN DECIDING WHETHER OR NOT TO VOTE TO APPROVE THE PROPOSALS?

A:	Holders of Series A Preferred Stock, in deciding whether to participate in the Exchange Offer, and holders of Series A Preferred Stock and holders of Common Stock and Series E Preferred Stock, in deciding whether to vote to approve the Proposals, should carefully consider the discussion of risks and uncertainties affecting our business, the Series A Preferred Stock, the Series B Preferred Stock and the Common Stock that are described in “Risk Factors” in this proxy statement/prospectus, in our Annual Report, a copy of which is attached as Annex C to this proxy statement/prospectus, and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023 (the “First Quarter Quarterly Report”), a copy of which is attached as Annex D to this proxy statement/prospectus.

Q:	WHAT ARE THE CONDITIONS OF THE EXCHANGE OFFER?

A:	The Exchange Offer is subject to several conditions, including, among other things:

●	the Charter Amendment Conditions;

●	the Series B Preferred Designation Condition; and

●	the Registration Statement Condition.

In addition, the Exchange Offer is subject to the conditions described in “The Exchange Offer—Conditions of the Exchange Offer” herein.

We will, subject to the rules and regulations of the SEC, in our reasonable judgment, determine whether any of the conditions to the Exchange Offer have been satisfied and whether to waive any conditions that have not been satisfied. If any of the conditions are not satisfied or waived for the Exchange Offer, we will not complete the Exchange Offer. The Charter Amendment Conditions, the Series B Preferred Designation Condition and the Registration Statement Condition may not be waived. See “The Exchange Offer—Conditions of the Exchange Offer” and “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.”

Q:	IS THE EFFECTIVENESS OF THE SERIES A CHARTER AMENDMENTS SUBJECT TO THE COMPLETION OF THE EXCHANGE OFFER?

A:	Yes. We will implement the Series A Charter Amendments through a filing with the Secretary of State of the State of Georgia if and only if the Preferred Series A Charter Amendment Proposal and the Common Charter Amendment Proposal are approved by our shareholders and the Exchange Offer is consummated.

Q:	WHEN DOES THE EXCHANGE OFFER EXPIRE?

A:	The Exchange Offer will expire at the Expiration Date, which is 11:59 p.m., New York City time, on June 27, 2023, unless extended or earlier terminated by us.

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Q:	UNDER WHAT CIRCUMSTANCES CAN THE EXCHANGE OFFER BE EXTENDED, AMENDED OR TERMINATED?

A:	We reserve the right to extend the Exchange Offer for any reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Exchange Offer in any respect prior to the Expiration Date. If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waive a material condition of the Exchange Offer, we will promptly disseminate disclosure regarding the changes to the Exchange Offer as required by law. In addition, we will take steps to ensure that the Exchange Offer remains open for the minimum number of days, as required by law, following the date we disseminate disclosure regarding the changes. During any extension of the Exchange Offer, shares of Series A Preferred Stock that were previously tendered for exchange pursuant to the Exchange Offer and not validly withdrawn will remain subject to the Exchange Offer. We reserve the right, in our sole and absolute discretion, to terminate the Exchange Offer at any time prior to the Expiration Date if any condition is not met. If the Exchange Offer is terminated, no shares of Series A Preferred Stock tendered in the Exchange Offer will be accepted for exchange and any shares of Series A Preferred Stock that have been tendered for exchange will be returned to the holder promptly after the termination at our expense. For more information regarding our right to extend, amend or terminate the Exchange Offer, see “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.”

Q:	HOW WILL HOLDERS OF SERIES A PREFERRED STOCK BE NOTIFIED IF THE EXCHANGE OFFER IS EXTENDED, AMENDED OR TERMINATED?

A:	We will issue a press release or otherwise publicly announce any extension, amendment or termination of the Exchange Offer. In the case of an extension, we will promptly make a public announcement by issuing a press release no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. For more information regarding notification of extensions, amendments or the termination of the Exchange Offer, see “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.”

Q:	ARE THE COMPANY’S RESULTS OF OPERATIONS, FINANCIAL CONDITION AND BUSINESS PROSPECTS RELEVANT TO THE DECISION OF HOLDERS OF SERIES A PREFERRED STOCK TO TENDER THEIR SHARES OF SERIES A PREFERRED STOCK FOR EXCHANGE IN THE EXCHANGE OFFER?

A:	Yes. The prices of our Common Stock and our Series A Preferred Stock are closely linked to our results of operations, financial condition and business prospects. For information about our results of operations and financial condition and factors affecting our business prospects, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” included herein, in our Annual Report, a copy of which is attached as Annex C to this proxy statement/prospectus, and in our First Quarter Quarterly Report, a copy of which is attached as Annex D to this proxy statement/prospectus.

Q:	WHAT IS THE ACCOUNTING TREATMENT OF THE EXCHANGE OFFER?

A:	For each share of Series A Preferred Stock that is exchanged in the Exchange Offer, we will eliminate from our Series A Preferred Stock equity account an amount equal to the sum of $25.00 and an offset amount for the allocation of Series A Preferred Stock issuance costs. The amount eliminated, which nets to $22.20 per share of Series A Preferred Stock, will be replaced by an equivalent amount in our Series B Preferred Stock capital account.

Q:	WHAT IS THE EXPECTED U.S. FEDERAL INCOME TAX TREATMENT OF THE EXCHANGE OFFER?

A:	The Exchange Offer is expected to constitute either a taxable sale or exchange of Series A Preferred Stock or a taxable distribution to the extent of our accumulated earnings and profits, which may depend in part upon the tendering owner’s situation. For a more fulsome discussion of the tax consequences of the Exchange Offer, please see the discussion under “Material U.S. Federal Income Tax Considerations.”

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Q:	WHAT ARE THE EXPECTED U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNING THE SERIES B PREFERRED STOCK?

A:	Distributions in respect of the Series B Preferred Stock will generally be taxable as dividends to the extent of our current and accumulated earnings and profits, with any excess constituting a return of basis to the extent of a holder’s basis in such shares, and any amount in excess thereof being taxable as a capital gain. Holders of the Series B Preferred Stock will be deemed to receive distributions with respect to the scheduled increases in the liquidation preference on such shares, and, if made, the penalty dividend payable in shares of Common Stock, described under “Description of Capital Stock—Series B Preferred Stock—Milestone Redemption.” Additionally, if the initial redemption price of the Series B Preferred Stock exceeds the issue price of the Series B Preferred Stock, that excess will similarly be taxable as a series of deemed distributions. For a more fulsome discussion of the tax consequences of owning the Series B Preferred Stock, please see the discussion under “Material U.S. Federal Income Tax Considerations.”

Q:	WILL THE COMPANY RECEIVE ANY CASH PROCEEDS FROM THE EXCHANGE OFFER?

A:	No. We will not receive any cash proceeds from the Exchange Offer.

Q:	HOW DO HOLDERS OF SERIES A PREFERRED STOCK TENDER THEIR SHARES OF SERIES A PREFERRED STOCK FOR EXCHANGE IN THE EXCHANGE OFFER?

A:	If your shares of Series A Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to participate in the Exchange Offer, you should contact that registered holder promptly and instruct such holder to tender your shares of Series A Preferred Stock on your behalf. If you are a participant of DTC, you may electronically transmit your acceptance through DTC’s ATOP. See “The Exchange Offer—Procedures for Tendering Shares of Series A Preferred Stock” and “The Exchange Offer—The Depository Trust Company Book-Entry Transfer Procedures.”

For further information on how to tender shares of Series A Preferred Stock, contact the Information Agent or the Exchange Agent at the telephone number set forth on the back cover of this proxy statement/prospectus or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Q:	WHAT HAPPENS IF SOME OR ALL OF MY SHARES OF SERIES A PREFERRED STOCK ARE NOT ACCEPTED FOR EXCHANGE?

A:	If we decide not to accept your shares of Series A Preferred Stock because of an invalid tender, the occurrence of the other events set forth in this proxy statement/prospectus or otherwise, the shares not accepted by us will be returned to you, at our expense, promptly after the expiration or termination of the Exchange Offer by book-entry transfer to your account at DTC, as applicable.

Q:	UNTIL WHEN MAY HOLDERS OF SERIES A PREFERRED STOCK WITHDRAW SHARES OF SERIES A PREFERRED STOCK PREVIOUSLY TENDERED FOR EXCHANGE?

A:	If not previously returned, you may withdraw shares of Series A Preferred Stock that were previously tendered for exchange at any time prior to the expiration of the Exchange Offer. In addition, you may withdraw any shares of Series A Preferred Stock that you tender that are not accepted for exchange by us after the expiration of 40 business days from the commencement of the Exchange Offer, if such shares of Series A Preferred Stock have not been previously returned to you. For more information, see “The Exchange Offer—Withdrawal Rights.”

Q:	HOW DO HOLDERS OF SERIES A PREFERRED STOCK WITHDRAW SHARES OF SERIES A PREFERRED STOCK PREVIOUSLY TENDERED FOR EXCHANGE IN THE EXCHANGE OFFER?

A:	For a withdrawal to be effective, the Exchange Agent must receive a computer-generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC, or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, prior to the Expiration Date. For more information regarding the procedures for withdrawing shares of Series A Preferred Stock, see “The Exchange Offer—Withdrawal Rights.”

If you previously submitted a proxy, an effective withdrawal will not revoke such proxy or change your vote(s) contained within such proxy. For more information regarding the procedures for revoking your proxy, see “The Special Meeting—Revocability of Proxy” and “The Special Meeting—Right to Revoke Proxy.”

Q:	WHO CAN HOLDERS OF SERIES A PREFERRED STOCK AND HOLDERS OF COMMON STOCK AND SERIES E PREFERRED STOCK CONTACT TO REQUEST ANOTHER COPY OF THIS PROXY STATEMENT/PROSPECTUS OR WITH QUESTIONS ABOUT THE SPECIAL MEETING?

A:	You can contact the Information Agent engaged for the Exchange Offer and the Proxy Solicitor engaged for this proxy solicitation at:

Morrow Sodali LLC
333 Ludlow Street
5th Floor, South Tower
Stamford, CT 06902
Individuals call toll-free: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
E-mail: RHE@investor.morrowsodali.com

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SUMMARY

The following summary contains basic information about us and the Exchange Offer. It may not contain all of the information that is important to you and it is qualified in its entirety by the more detailed information included or incorporated by reference in this proxy statement/prospectus. You should carefully consider the information contained or incorporated by reference in this proxy statement/prospectus, including the information set forth under the heading “Risk Factors” in this proxy statement/prospectus. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

As a holder of Common Stock and Series E Preferred Stock, you will not have an opportunity to participate in the Exchange Offer except to the extent you also hold Series A Preferred Stock. However, you will be asked to approve the applicable Required Proposals at the Special Meeting, which must be approved to effect the Exchange Offer.

Our Company

Regional Health Properties, Inc. is a self-managed real estate investment company that invests primarily in real estate purposed for long-term care and senior housing. Our primary business consists of acquiring and owning real estate property to be leased to third-party tenants in the healthcare sector. We primarily generate revenues by leasing properties to tenants and owning properties operated by third-party property managers throughout the United States. In select circumstances, from time to time, in order to preserve the value of our assets, we may elect to take our facilities back from an operator and either hire a third-party manager or operate the facility ourselves until a new operator for the facility is secured.

Our principal executive offices are located at 454 Satellite Boulevard NW, Suite 100, Suwanee, Georgia 30024, and our telephone number is (678) 869-5116. We maintain a website at www.regionalhealthproperties.com. The contents of our website are not incorporated by reference herein.

Recent Developments

On May 10, 2023, we received a letter (the “Deficiency Letter”) from the NYSE American stating that we are not in compliance with a certain NYSE American continued listing standard relating to shareholders’ equity. Specifically, the Deficiency Letter stated that we are not in compliance with Section 1003(a)(ii) of the NYSE American Company Guide, which requires an issuer to have shareholders’ equity of $4.0 million or more if it has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years. The Deficiency Letter noted that the Company had shareholders’ equity of $3.7 million as of December 31, 2022 and has reported net losses from continuing operations in three of its four most recent fiscal years ended December 31, 2022.

We are now subject to the procedures and requirements set forth in Section 1009 of the NYSE American Company Guide. We are required to submit a plan to the NYSE American by June 9, 2023 advising of actions we have taken or will take to regain compliance with the continued listing standards by November 10, 2024. We intend to submit a plan by the deadline. If we fail to submit a plan, our plan is not accepted, we do not make progress consistent with the plan or we fail to regain compliance by the deadline, the NYSE American may commence delisting procedures.

Our Common Stock and Series A Preferred Stock will continue to be listed on the NYSE American while we attempt to regain compliance with the continued listing standard noted, subject to our compliance with other continued listing requirements. Our Common Stock and Series A Preferred Stock will continue to trade under the symbols “RHE” and “RHE-PA,” respectively, but will each have an added designation of “.BC” to indicate that we are not in compliance with the NYSE American’s continued listing standards.

Risk Factors Summary

Holders of Series A Preferred Stock and holders of Common Stock and Series E Preferred Stock, in deciding whether to participate in the Exchange Offer and vote to approve the Proposals, as applicable, should carefully consider the discussion of risks and uncertainties affecting our business, the Series A Preferred Stock, the Series B Preferred Stock and the Common Stock that are described in “Risk Factors” included in this proxy statement/prospectus, in our Annual Report, a copy of which is attached as Annex C to this proxy statement/prospectus, and in our First Quarter Quarterly Report, a copy of which is attached as Annex D to this proxy statement/prospectus.

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Summary Terms of the Exchange Offer

The material terms of the Exchange Offer are summarized below. In addition, we urge you to read the detailed descriptions in the sections of this proxy statement/prospectus entitled “The Exchange Offer” and “Description of Capital Stock.”

Offeror	Regional Health Properties, Inc.

Series A Preferred Stock Subject to the Exchange Offer	All outstanding shares of our Series A Preferred Stock.

Exchange Offer	We are offering to exchange, upon the terms and subject to the conditions set forth in this proxy statement/prospectus and the accompanying Letter of Transmittal, any and all shares of our Series A Preferred Stock tendered in the Exchange Offer for newly issued Series B Preferred Stock. In exchange for each share of Series A Preferred Stock properly tendered (and not validly withdrawn) prior to the Expiration Date and accepted by us, participating holders of Series A Preferred Stock will receive one share of Series B Preferred Stock.

Special Meeting Proposals	As conditions to the Exchange Offer, we are separately requesting that (i) holders of our Series A Preferred Stock vote to approve the amendment of our Charter to modify the terms of the Series A Preferred Stock, on the terms of the form of proposed Series A Charter Amendments set forth as Annex A to this proxy statement/prospectus, in the Preferred Series A Charter Amendment Proposal, (ii) holders of our Series A Preferred Stock vote to approve (a) the temporary amendment of our Charter to increase the authorized number of shares of preferred stock to 6,000,000 shares, on the terms of the form of proposed amendments set forth as Annex B-1-A to this proxy statement/prospectus, and, following the consummation of the Exchange Offer, the subsequent amendment of our Charter to decrease the authorized number of shares of preferred stock to 5,000,000 shares, on the terms of the form of proposed amendments set forth as Annex B-1-B to this proxy statement/prospectus, and (b) the authorization, creation and designation by the Board pursuant to Section 14-2-602 of the Official Code of Georgia Annotated, from the authorized but undesignated shares of preferred stock, of the Series B Preferred Stock having the rights, preferences and privileges substantially as set forth in the form of amendment to the Charter in Annex B-2 to this proxy statement/prospectus and as described under “Description of Capital Stock—Series B Preferred Stock,” in the Series B Preferred Stock Proposal and (iii) holders of our Common Stock and Series E Preferred Stock vote to approve (a) the amendment of our Charter to modify the terms of the Series A Preferred Stock, on the terms of the form of proposed Series A Charter Amendments set forth as Annex A to this proxy statement/prospectus, and (b) the temporary amendment of our Charter to increase the authorized number of shares of the Company to 61,000,000 shares, consisting of 55,000,000 shares of common stock and 6,000,000 shares of preferred stock, on the terms of the form of proposed amendments set forth as Annex B-1-A to this proxy statement/prospectus, and, following the consummation of the Exchange Offer, the subsequent amendment of our Charter to decrease the authorized number of shares of the Company to 60,000,000 shares, consisting of 55,000,000 shares of common stock and 5,000,000 shares of preferred stock, on the terms of the form of proposed amendments set forth as Annex B-1-B to this proxy statement/prospectus, in the Common Charter Amendment Proposal. The approval of the Required Proposals by the requisite votes of the shareholders is a condition to the closing of the Exchange Offer. The affirmative vote of the holders of at least 66 2/3% of all shares of Series A Preferred Stock that are outstanding as of the Record Date will be required to approve the Preferred Series A Charter Amendment Proposal and the Series B Preferred Stock Proposal. The affirmative vote of the majority of votes entitled to be cast by the holders of the outstanding Common Stock and Series E Preferred Stock as of the Record Date, less any shares of Series E Preferred Stock redeemed prior to the Special Meeting, will be required to approve the Common Charter Amendment Proposal. In addition, holders of our Series A Preferred Stock and holders of our Common Stock and Series E Preferred Stock will be asked to vote together as a single class to approve the adjournment of the Special Meeting to solicit additional proxies if there are not sufficient votes cast at the Special Meeting to approve the Required Proposals. The affirmative vote of a majority of the voting shares represented at the Special Meeting, whether in person or by proxy, voting together as a single class, will be required to approve the Adjournment Proposal.

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The following is a summary of the proposed Charter Amendments and is qualified in its entirety by reference to the Charter and the amended text of the affected provisions of the Charter reflecting the Series A Charter Amendments, set forth in Annex A to this proxy statement/prospectus. The Series A Charter Amendments, if approved by our shareholders and effected, would:

	(1)	reduce the liquidation preference of the Series A Preferred Stock to $5.00 per share;

	(2)	eliminate accumulated and unpaid dividends on the Series A Preferred Stock;

	(3)	eliminate future dividends on the Series A Preferred Stock;

	(4)	eliminate penalty events and the right of holders of Series A Preferred Stock to elect directors upon the occurrence of a penalty event;

	(5)	reduce the redemption price of the Series A Preferred Stock in the event of an optional redemption to $5.00 per share;

	(6)	reduce the redemption price of the Series A Preferred Stock in the event of a “change of control” to $5.00 per share; and

	(7)	change the voting rights of holders of Series A Preferred Stock when voting as a single class with any other class or series of stock to one vote per $5.00 liquidation preference.

In addition, if the Exchange Offer is consummated, each share of Series B Preferred Stock will be senior to each share of Series A Preferred Stock with respect to the payment of dividends and as to distribution of assets upon the occurrence of a liquidation event.

We will not consummate this Exchange Offer unless the Required Proposals have been approved by the requisite votes. For additional information regarding the Charter Amendment Conditions and the Series B Preferred Designation Condition, see “The Exchange Offer—Conditions of the Exchange Offer.”

Expiration Date	The Exchange Offer will expire at the Expiration Date, which is 11:59 p.m., New York City time, on June 27, 2023, unless extended or earlier terminated by us. See “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.”

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Withdrawal; Non-Acceptance

You may withdraw shares of Series A Preferred Stock tendered in the Exchange Offer at any time prior to the expiration of the Exchange Offer. In addition, if not previously returned, you may withdraw any shares of Series A Preferred Stock tendered in the Exchange Offer that are not accepted by us for exchange after the expiration of 40 business days after the commencement of the Exchange Offer. To withdraw previously tendered shares of Series A Preferred Stock, you are required to submit a notice of withdrawal to the Exchange Agent in accordance with the procedures described herein and in the Letter of Transmittal.

If we decide for any reason not to accept any shares of Series A Preferred Stock tendered for exchange, the shares will be returned to the tendering holder at our expense promptly after the expiration or termination of the Exchange Offer.

Any withdrawn or unaccepted shares of Series A Preferred Stock that were tendered through ATOP will be credited to the tendering holder’s account at DTC.

For further information regarding the withdrawal of tendered shares of Series A Preferred Stock, see “The Exchange Offer—Withdrawal Rights.”

Settlement Date	We will issue Series B Preferred Stock in exchange for shares of Series A Preferred Stock that are accepted for exchange promptly after the Expiration Date.

Exchange Consideration

In exchange for each share of Series A Preferred Stock properly tendered (and not validly withdrawn) by the Expiration Date and accepted by us, participating holders of Series A Preferred Stock will receive one share of Series B Preferred Stock.

Holders that tender their shares of Series A Preferred Stock that are accepted for exchange will forfeit any claim to all accumulated and unpaid dividends on their Series A Preferred Stock, regardless of when accumulated, whether before or after the date hereof and including any interest that may accumulate through the settlement date for the Exchange Offer.

Trading and Related Matters

The Series B Preferred Stock issuable pursuant to the Exchange Offer is being registered under the Securities Act and will be freely tradable, except by our affiliates.

We intend to apply for the listing of shares of our Series B Preferred Stock on the NYSE American, and, if listed, we expect that the shares of Series B Preferred Stock will trade under the ticker symbol “RHE PRB.” No assurance can be given that the Series B Preferred Stock will be approved for listing or that, if listed, a trading market will develop. On May 10, 2023, we received a letter from NYSE Regulation notifying us that we are not in compliance with the NYSE American’s continued listing standard relating to shareholders’ equity with respect to our Common Stock and Series A Preferred Stock. See “Risk Factors—Risks Related to the Exchange Offer—The NYSE American may choose not to list the shares of Series B Preferred Stock and the shares of Series B Preferred Stock may be relatively illiquid, and the market price for Series B Preferred Stock may be volatile.”

Differences in Rights of Our Series A Preferred Stock and Series B Preferred Stock	The Series A Preferred Stock and Series B Preferred Stock have different rights. For more information about these differences, see “Differences in Rights of Our Series A Preferred Stock and Series B Preferred Stock.”

Holders Eligible to Participate in the Exchange Offer	All holders of Series A Preferred Stock are eligible to participate in the Exchange Offer. See “The Exchange Offer—Terms of the Exchange Offer.”

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Conditions of the Exchange Offer	The Exchange Offer is subject to the satisfaction of certain conditions, including the Charter Amendment Conditions and the Series B Preferred Designation Condition. For a complete description of the conditions of the Exchange Offer, see “The Exchange Offer—Conditions of the Exchange Offer.”

Effectiveness of Charter Amendments	We will implement the Series A Charter Amendments through a filing with the Secretary of State of the State of Georgia if and only if the Preferred Series A Charter Amendment Proposal and the Common Charter Amendment Proposal are approved by our shareholders and the Exchange Offer is consummated. We will implement the Series B Charter Amendments through a filing with the Secretary of State of the State of Georgia if and only if the Preferred Series A Charter Amendment Proposal, the Series B Preferred Stock Proposal and the Common Charter Amendment Proposal are approved by our shareholders.

Procedures for Tendering Shares of Series A Preferred Stock

If your shares of Series A Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to participate in the Exchange Offer, you should contact that registered holder promptly and instruct such holder to tender your shares of Series A Preferred Stock on your behalf. If you are a DTC participant, you may electronically transmit your acceptance through DTC’s ATOP. See “The Exchange Offer—Procedures for Tendering Shares of Series A Preferred Stock” and “The Exchange Offer—The Depository Trust Company Book-Entry Transfer Procedures.”

For further information on how to tender shares of Series A Preferred Stock, contact the Information Agent or the Exchange Agent at the telephone number set forth on the back cover of this proxy statement/prospectus or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Amendment and Termination	We have the right to terminate or withdraw, in our reasonable discretion, the Exchange Offer at any time and for any reason if the conditions to the Exchange Offer are not met by the Expiration Date, regardless of the circumstances giving rise to such condition (other than any action or failure to act by us). We reserve the right, subject to applicable law, (i) to waive certain of the conditions of the Exchange Offer on or prior to the Expiration Date and (ii) to amend the terms of the Exchange Offer. If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waive a material condition of the Exchange Offer, we will promptly disseminate disclosure regarding the changes to the Exchange Offer as required by law. In addition, we will take steps to ensure that the Exchange Offer remains open for the minimum number of days, as required by law, following the date we disseminate disclosure regarding the changes. The Charter Amendment Conditions, the Series B Preferred Designation Condition and the Registration Statement Condition may not be waived. In the event that the Exchange Offer is terminated, validly withdrawn or otherwise not consummated on or prior to the Expiration Date, no consideration will be paid or become payable to holders who have properly tendered their shares of Series A Preferred Stock pursuant to the Exchange Offer. In any such event, the shares previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders. See “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.”

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Consequences of Failure to Exchange Series A Preferred Stock	Shares of Series A Preferred Stock not accepted for exchange in the Exchange Offer will remain outstanding after consummation of the Exchange Offer. If a sufficiently large number of shares of Series A Preferred Stock do not remain outstanding after the Exchange Offer, the trading market for the remaining shares of Series A Preferred Stock may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading of the Series A Preferred Stock. Further, if the Series A Charter Amendments are effected, the rights of holders of Series A Preferred Stock will be significantly reduced. In addition, the terms of the Series B Preferred Stock, if issued, will prevent us from repurchasing or redeeming any shares of Series A Preferred Stock, so long as there are any accumulated accrued and unpaid dividends with respect to the Series B Preferred Stock. See “The Exchange Offer—Consequences of Failure to Exchange Series A Preferred Stock in the Exchange Offer” and “Risk Factors.”

Material U.S. Federal Income Tax Considerations of the Exchange Offer	See “Material U.S. Federal Income Tax Considerations.” You are urged to consult your own tax advisors for a full understanding of the tax considerations of participating in the Exchange Offer in light of your own particular circumstances.

Brokerage Commissions	No brokerage commissions are payable by the holders of Series A Preferred Stock to the Exchange Agent or us. If your shares of Series A Preferred Stock are held through a broker or other nominee who tenders the shares on your behalf, your broker or nominee may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Use of Proceeds	We will not receive any cash proceeds from the Exchange Offer.

No Appraisal Rights in Connection with the Exchange Offer	Holders of Series A Preferred Stock will not have appraisal rights, or any contract right to petition for fair value, with respect to the Exchange Offer. We will not independently provide such a right.

Risk Factors	Your decision whether to participate in the Exchange Offer and to exchange your shares of Series A Preferred Stock for the Exchange Consideration will involve risk. You should be aware of and carefully consider the risk factors set forth in “Risk Factors,” along with all of the other information provided or referred to in this proxy statement/prospectus, before deciding whether to participate in the Exchange Offer.

Regulatory Approvals	We are not aware of any other material regulatory approvals necessary to complete the Exchange Offer, other than effectiveness of the Registration Statement of which this proxy statement/prospectus is a part and our obligation to file a Schedule TO/13E-3 with the SEC and to otherwise comply with applicable securities laws.

Exchange Agent	Continental Stock Transfer & Trust Company

Proxy Solicitor and Information Agent	Morrow Sodali LLC

Further Information	If you have questions about the terms of the Exchange Offer or the procedures for tendering shares of Series A Preferred Stock in the Exchange Offer or require assistance in tendering your shares of Series A Preferred Stock, please contact the Information Agent or the Exchange Agent. The contact information for the Information Agent and the Exchange Agent is set forth on the back cover of this proxy statement/prospectus. If you would like additional copies of this proxy statement/prospectus, our annual, quarterly and current reports and other information that we reference in this proxy statement/prospectus, please contact either the Information Agent or Exchange Agent or Investor Relations at the Company. The Company has also posted the documentation on its website at www.regionalhealthproperties.com. See “How to Obtain Additional Information.”

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Summary Terms of the Series B Preferred Stock

The following summary contains basic terms about the Series B Preferred Stock to be issued as Exchange Consideration in the Exchange Offer and is not intended to be complete. It may not contain all of the information that is important to you. For a more complete description of the terms of the Series B Preferred Stock, see the section of this proxy statement/prospectus entitled “Description of Capital Stock—Series B Preferred Stock.” Terms used but not defined in this “Summary Terms of the Series B Preferred Stock” section have the meaning ascribed to them in the section entitled “Description of Capital Stock—Series B Preferred Stock.” All shares of Series E Preferred Stock will be redeemed prior to the issuance of any shares of Series B Preferred Stock.

Issuer	Regional Health Properties, Inc.

Securities to be Issued	12.5% Series B Cumulative Redeemable Preferred Shares.

Dividends

Dividends on the Series B Preferred Stock will not be paid or accrue until July 1, 2027. Beginning on July 1, 2027, holders of the Series B Preferred Stock are entitled to receive, when, as and if approved by our Board of Directors, out of funds legally available for the payment of distributions and declared by us, cumulative dividends at the rate of 12.5% per annum of the liquidation preference of the Series B Preferred Stock in effect on the first calendar day of the applicable dividend period (as described under “Description of Capital Stock—Series B Preferred Stock—Dividends” and subject to the sixth paragraph under that section). Dividends will be paid in cash. Dividends on the Series B Preferred Stock accrue and accumulate on each issued and outstanding share of the Series B Preferred Stock on a daily basis from July 1, 2027 and are payable quarterly in equal amounts in arrears on or about the dividend payment date, which is the last calendar day of each dividend period commencing on July 1, 2027; provided that if any dividend payment date is not a business day, then the dividend which would have been payable on that dividend payment date will be paid on the next succeeding business day.

In addition, the terms of the Series B Preferred Stock, if issued, will prevent us from repurchasing or redeeming any shares of Series A Preferred Stock, so long as there are any accumulated accrued and unpaid dividends with respect to the Series B Preferred Stock.

Penalties as a Result of Failure to Pay Dividends	If, at any time, there is a dividend default (with respect to the Series B Preferred Stock, as defined under “Description of Capital Stock—Series B Preferred Stock—Failure to Make Dividend Payments”) because dividends on the outstanding Series B Preferred Stock are accrued but not paid in full for any six consecutive or non-consecutive dividend periods, then, commencing on the first day after the dividend payment date on which a dividend default occurs and continuing until we have paid all accumulated accrued and unpaid dividends on the shares of the Series B Preferred Stock in full in cash (or declared such dividends and a sum of cash sufficient for the payment thereof is set apart for payment), the holders of the Series B Preferred Stock will have the voting rights described under “Description of Capital Stock—Series B Preferred Stock—Voting Rights.” Once we have paid all accumulated accrued and unpaid dividends in full in cash (or declared such dividends and a sum of cash sufficient for the payment thereof is set apart for such payment), the foregoing provisions will not be applicable, unless we again fail to pay any dividend for any future dividend period.

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Ranking	The Series B Preferred Stock ranks: (i) senior to our Common Stock, our Series A Preferred Stock and any other shares of stock that we may issue in the future, the terms of which specifically provide that such stock ranks junior to the Series B Preferred Stock, in each case with respect to payment of dividends and amounts upon the occurrence of a liquidation event; (ii) equal to any shares of stock that we may issue in the future, the terms of which specifically provide that such stock ranks on parity with the Series B Preferred Stock, in each case with respect to payment of dividends and amounts upon the occurrence of a liquidation event; (iii) junior to all other shares of stock issued by us, the terms of which specifically provide that such stock ranks senior to the Series B Preferred Stock, in each case with respect to payment of dividends and amounts upon the occurrence of a liquidation event (any such creation would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock); and (iv) junior to all our existing and future indebtedness.

Optional Redemption	We, at our option, upon not less than 30 nor more than 60 days’ written notice, may redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to the then-applicable liquidation preference per share of Series B Preferred Stock (subject to the last paragraph under “Description of Capital Stock—Series B Preferred Stock—Redemption”), plus all accumulated accrued and unpaid dividends thereon (whether or not earned, approved or declared) to, but excluding, the date fixed for redemption, without interest.

Cumulative Redemption

Under the terms of the new Series B Preferred Stock, preferred shareholders may enforce certain director nomination rights against us, as described below, if we fail to redeem, repurchase or otherwise acquire, in the aggregate, (i) 800,000 shares of Series B Preferred Stock as of the date that is 12 months after the original date of issuance, (ii) 1,400,000 shares of Series B Preferred Stock as of the date that is 24 months after the original date of issuance, (iii) 1,800,000 shares of Series B Preferred Stock as of the date that is 36 months after the original date of issuance and (iv) 2,100,000 shares of Series B Preferred Stock as of the date that is 48 months after the original date of issuance (or, in each case, such smaller number of shares of Series B Preferred Stock as is then outstanding and with each such number of shares of Series B Preferred Stock being cumulative of the number of shares of Series B Preferred Stock redeemed in previous months).

If, as of any cumulative redemption measurement date, we have failed to redeem, repurchase or otherwise acquire the applicable cumulative redemption amount, then (i) commencing on the first day after such cumulative redemption measurement date and continuing until the date a “correction event” (with respect to the Series B Preferred Stock, as defined under “Description of Capital Stock—Series B Preferred Stock—Voting Rights”) with respect to such cumulative redemption default occurs, the holders of Series B Preferred Stock will have the director nomination rights described under “Description of Capital Stock—Series B Preferred Stock—Director Nomination Rights”; and (ii) following any cumulative redemption default that has been cured by us, if we subsequently fail to redeem, repurchase or otherwise acquire the applicable cumulative redemption amount as of the applicable cumulative redemption measurement date, such subsequent failure shall constitute a separate cumulative redemption default, and the foregoing provisions of clause (i) of this sentence shall immediately apply until such time as a correction event occurs with respect to such subsequent cumulative redemption default.

Milestone Redemption	If, as of the date that is 18 months after the original date of issuance, we have failed to redeem, repurchase or otherwise acquire 1,000,000 shares of Series B Preferred Stock (or such smaller number of shares of Series B Preferred Stock as is then outstanding), then within 30 days of such date, we shall pay to the holders of Series B Preferred Stock, on a pro rata basis in proportion to the number of shares of Series B Preferred Stock held by such holders, the penalty dividend, payable in shares of Common Stock, described under “Description of Capital Stock—Series B Preferred Stock—Milestone Redemption.”

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Special Redemption Upon Change of Control	If a change of control of us by a person, entity or group occurs, we (or the acquiring entity) will be required to redeem the Series B Preferred Stock, in whole but not in part, within 120 days after the date on which the change of control has occurred, for cash at a redemption price equal to the then-applicable liquidation preference per share of Series B Preferred Stock (subject to the last paragraph under “Description of Capital Stock—Series B Preferred Stock—Redemption”), plus all accumulated accrued and unpaid dividends thereon (whether or not earned, approved or declared) to, but excluding, the redemption date, without interest.

Liquidation Preference

The “liquidation preference” with respect to the Series B Preferred Stock means (i) from and including the original date of issuance to, but excluding, the date that is 12 months after the original date of issuance, $10.00 per share of Series B Preferred Stock, (ii) from and including the date that is 12 months after the original date of issuance to, but excluding, the date that is 24 months after the original date of issuance, $12.00 per share of Series B Preferred Stock, (iii) from and including the date that is 24 months after the original date of issuance to, but excluding, the date that is 36 months after the original date of issuance, $13.50 per share of Series B Preferred Stock, (iv) from and including the date that is 36 months after the original date of issuance to, but excluding, the date that is 48 months after the original date of issuance, $15.50 per share of Series B Preferred Stock and (v) from and including the date that is 48 months after the original date of issuance, $25.00 per share of Series B Preferred Stock, plus, in the case of this clause (v) only, an amount in cash equal to all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the date fixed for redemption of the Series B Preferred Stock or the date of final distribution to such holders, as applicable, without interest; provided, however, that the liquidation preference for the final shares will be $5.00 per final share.

If a liquidation event occurs, then the holders of the Series B Preferred Stock have the right to receive the then-applicable liquidation preference per share of Series B Preferred Stock, before any distributions or payments are made to the holders of any Common Stock, Series A Preferred Stock or any other class or series of junior shares. The rights of the holders of the Series B Preferred Stock to receive the liquidation preference will be subject to the proportionate rights of holders of each other future series or class of parity shares and subordinate to the rights of senior shares.

Voting Rights

Holders of Series B Preferred Stock generally have no voting rights, except as set forth below in this “—Voting Rights” section or under “—Director Nomination Rights” or as otherwise required by law.

When a dividend default has occurred, then the holders of the Series B Preferred Stock (voting together as a class with all other classes or series of our stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of directors referred to below) will be entitled to vote for the election of two additional directors to serve on our Board of Directors until a correction event as described under “Description of Capital Stock—Series B Preferred Stock—Voting Rights” has occurred with respect to such dividend default.

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When a delisting event (with respect to the Series B Preferred Stock, as defined under “Description of Capital Stock—Series B Preferred Stock—Failure to Obtain or Maintain a Listing on a National Exchange”) has occurred, then the holders of the Series B Preferred Stock (voting together as a class with all other classes or series of our stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of directors referred to below) will be entitled to vote for the election of one additional director to serve on our Board of Directors until a correction event as described under “Description of Capital Stock—Series B Preferred Stock—Voting Rights” has occurred with respect to such delisting event.

In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock is required for us to authorize or issue any class or series of senior shares or to amend any provisions of our Charter so as to materially and adversely affect any rights of the Series B Preferred Stock. See “Description of Capital Stock—Series B Preferred Stock—Voting Rights.”

Director Nomination Rights

If a cumulative redemption default has occurred and continuing until the date a correction event with respect to such cumulative redemption default occurs, we shall include in our proxy statement (including our form of proxy and ballot) for the next annual meeting of shareholders (or, if such default occurs less than 60 days before the date fixed for the next annual meeting, the second annual meeting after such occurrence), the name of any nominee for election to the Board submitted pursuant to these director nomination rights, subject to the requirements described under “Description of Capital Stock—Series B Preferred Stock—Director Nomination Rights.”

If a correction event with respect to a cumulative redemption default has not occurred at or prior to the commencement of the applicable annual meeting, then one director shall be elected out of the preferred nominee(s) by a plurality of the votes cast by the shares of Series B Preferred Stock at the annual meeting.

No Maturity	The Series B Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption, except following a change of control and the cumulative redemption provisions. Shares of the Series B Preferred Stock that are not required to be redeemed will remain outstanding indefinitely unless we decide to redeem them or we are required to redeem them following a change of control or we otherwise acquire them. See “Description of Capital Stock—Series B Preferred Stock—Cumulative Redemption,” “Description of Capital Stock—Series B Preferred Stock—Redemption,” and “Description of Capital Stock—Series B Preferred Stock—Special Redemption Upon Change of Control” for additional details.

Information Rights	During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series B Preferred Stock are outstanding, we will use our best efforts to: (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series B Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required); and (ii) promptly, upon request, supply copies of such reports to any holders of Series B Preferred Stock. We will use our best efforts to mail (or otherwise provide) the information to the holders of the Series B Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

Listing	We intend to apply for the listing of shares of the Series B Preferred Stock on the NYSE American, and, if listed, we expect that the shares of Series B Preferred Stock will trade under the ticker symbol “RHE PRB.”

Material U.S. Federal Income Tax Considerations	For a discussion of the material U.S. federal income tax consequences of acquiring, holding and disposing of Series B Preferred Stock received in the Exchange Offer, see “Material U.S. Federal Income Tax Considerations.” You should consult your own tax advisors for a full understanding of the tax considerations of owning the Series B Preferred Stock in light of your own particular circumstances.

Book-Entry and Form	The Series B Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee of DTC.

Risk Factors	Your decision whether to participate in the Exchange Offer and to exchange your shares of Series A Preferred Stock for the Exchange Consideration will involve risk. You should be aware of and carefully consider the risk factors set forth in “Risk Factors,” along with all of the other information provided or referred to in this proxy statement/prospectus, before deciding whether to participate in the Exchange Offer.

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RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus and the information referenced herein, you should consider carefully the following risk factors before considering whether to participate in the Exchange Offer. In addition to the risks identified below, please carefully read the risk factors contained in our filings with the SEC, including our Annual Report, a copy of which is attached as Annex C to this proxy statement/prospectus, and our First Quarter Quarterly Report, a copy of which is attached as Annex D to this proxy statement/prospectus. If any of the events described in those filings or the following events actually occur, our business, results of operations, financial condition, cash flows or prospects could be materially adversely affected, which in turn could adversely affect the trading price of our Series A Preferred Stock, Series B Preferred Stock, if issued, and our Common Stock. You may lose all or part of your investment.

Risks Related to the Exchange Offer

The Exchange Offer may not benefit us or our shareholders.

The Exchange Offer may not achieve its goal of enhancing shareholder value, improving the liquidity and marketability of our Common Stock, lowering our weighted average cost of capital or enabling us to have access to equity capital in order to make acquisitions and to attract and retain qualified personnel through the ability to offer them equity as part of their compensation. The Company remains subject to numerous business risks as set forth in “—Risks Related to Our Business and Industry.” In addition, factors unrelated to our stock or our business, such as the general perception of the Exchange Offer by the investment community, may cause a decrease in the value of the Common Stock and the Series A Preferred Stock and impair their liquidity and marketability. Prior performance of the Common Stock and the Series A Preferred Stock may not be indicative of the performance of the Common Stock and the Series A Preferred Stock after the Exchange Offer. Furthermore, securities markets worldwide have experienced significant price and volume fluctuations over the last several years. This market volatility, as well as general economic, market or political conditions, could cause a reduction in the market price and liquidity of the Common Stock and the Series A Preferred Stock following the Exchange Offer, particularly if the Exchange Offer is not viewed favorably by the investment community.

Upon consummation of the Exchange Offer, holders who tender their shares of Series A Preferred Stock in exchange for Series B Preferred Stock will lose the rights of a holder of such shares of Series A Preferred Stock.

If you tender your shares of Series A Preferred Stock in exchange for Series B Preferred Stock pursuant to the Exchange Offer and your shares of Series A Preferred Stock are exchanged in the Exchange Offer, you will be giving up all of your rights as a holder of Series A Preferred Stock, including, without limitation, any claim you may have to accumulated and unpaid dividends through the settlement date and your right to future dividends on the Series A Preferred Stock. Instead, you will have the rights accorded to holders of Series B Preferred Stock as described under “Description of Capital Stock—Series B Preferred Stock.” For example, holders of the Series A Preferred Stock are entitled to quarterly cash dividends, which are paid when and as declared by our Board of Directors. Holders of Series B Preferred Stock will be paid quarterly dividends which do not begin to accrue until July 1, 2027. Any holder of Series A Preferred Stock who does not tender in the Exchange Offer will, if the Series A Charter Amendments are approved and effected, lose significant rights and economic value as a shareholder, however. See also “—The Series A Charter Amendments will significantly reduce the rights of the holders of Series A Preferred Stock.”

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As of May 15, 2023, as a result of the suspension of the dividend payment on the Series A Preferred Stock commencing with the fourth quarter 2017 dividend period, the Company has approximately $49.3 million in accumulated and unpaid dividends on its Series A Preferred Stock. On June 8, 2018, after the suspension of dividend payment on the Series A Preferred Stock for the fourth quarter 2017, our Board of Directors indefinitely suspended quarterly dividend payments on our Series A Preferred Stock. As the Company has failed to pay cash dividends on the outstanding Series A Preferred Stock in full for more than four dividend periods, a dividend default (with respect to the Series A Preferred Stock, as defined under “Description of Capital Stock—Series A Preferred Stock—Failure to Make Dividend Payments”) has occurred and, pursuant to the terms of the Charter, the annual dividend rate on the Series A Preferred Stock for the fifth, subsequent and future missed dividend periods has increased to 12.875%, which is equivalent to approximately $3.20 per share each year, which commenced on the first day after the missed fourth quarterly payment (October 1, 2018) and will continue until the second consecutive dividend payment date following such time as the Company has paid all accumulated and unpaid dividends on the Series A Preferred Stock in full in cash. Because the foregoing constituted a penalty event, the Board of Directors automatically increased by two and the holders of Series A Preferred Stock are entitled to vote for the election of those two additional directors to the Board of Directors (the “Penalty Directors”) at a special meeting called by the Company at the request of holders of record of at least 25% of the outstanding Series A Preferred Stock and all subsequent shareholder meetings until a “correction event” (with respect to the Series A Preferred Stock, as defined under “Description of Capital Stock—Series A Preferred Stock—Voting Rights”) with respect to the penalty event occurs. If your shares of Series A Preferred Stock are properly tendered and accepted for exchange pursuant to the Exchange Offer, you will lose the right to elect the Penalty Directors to the Board of Directors as a result of unpaid dividends on the Series A Preferred Stock, the term of any Penalty Directors elected by holders of the Series A Preferred Stock shall immediately terminate and the number of directors constituting the Board shall be reduced accordingly.

Any shares of Series B Preferred Stock that are issued upon exchange of shares of Series A Preferred Stock properly tendered (and not validly withdrawn) in the Exchange Offer will be, by definition, senior to the claims of the holders of shares of Series A Preferred Stock remaining outstanding after the Exchange Offer. See “Differences in Rights of Our Series A Preferred Stock and Series B Preferred Stock.”

A holder of Series A Preferred Stock that participates in the Exchange Offer will become subject to all of the risks and uncertainties associated with ownership of our Series B Preferred Stock. The aggregate liquidation preference for the Series B Preferred Stock will initially be $18.7 million, if two-thirds of the shares of Series A Preferred Stock are exchanged, and $28.1 million, if all of the Series A Preferred Stock is exchanged, which is less than the accrued and unpaid dividends on the Series A Preferred Stock. The Series B Preferred Stock pays no dividends until July 1, 2027 (except for the payment of a penalty dividend in shares of Common Stock, if applicable, as described under “Description of Capital Stock—Series B Preferred Stock—Milestone Redemption”) and has no voting rights, except as described below under “Description of Capital Stock—Series B Preferred Stock—Voting Rights” or “Description of Capital Stock—Series B Preferred Stock—Director Nomination Rights” or as otherwise required by law. These risks may be different from and greater than those associated with holding Series A Preferred Stock.

The NYSE American may delist our Series A Preferred Stock from trading on its exchange, which could limit the ability of a holder of Series A Preferred Stock to make transactions in our Series A Preferred Stock.

If the Exchange Offer is consummated and the Series A Charter Amendments are approved and effected, the NYSE American may delist the shares of Series A Preferred Stock that remain outstanding if it determines that the Series A Preferred Stock no longer meets its listing criteria, including number of shares outstanding, aggregate market value of Series A Preferred Stock or the terms of the Series A Preferred Stock as amended by the Series A Charter Amendments, such that continued listing is inadvisable or unwarranted.

As part of the NYSE American’s continued listing requirements, under Section 1003(a)(ii) of the NYSE American Company Guide, we must maintain shareholders’ equity of $4.0 million or more since we have reported losses from continuing operations and/or net losses in three of our four most recent fiscal years ended December 31, 2022. Our audited consolidated financial statements for the year ended December 31, 2022 reflect shareholders’ equity of approximately $3.7 million, which is $0.3 million less than the NYSE American’s requirement. On May 10, 2023, we received a letter from NYSE Regulation notifying us that we are not in compliance with the NYSE American’s continued listing standard relating to shareholders’ equity with respect to our Common Stock and Series A Preferred Stock. As a result, we became subject to the procedures and requirements of Section 1009 of the NYSE American Company Guide. We may submit a plan to the NYSE American by June 9, 2023 advising of actions we have taken or will take to regain compliance with the continued listing standards by November 10, 2024. We intend to submit a plan by the deadline. We have been advised that if we fail to submit a plan, our plan is not accepted, we do not make progress consistent with the plan or we fail to regain compliance by the deadline, then the NYSE American may commence delisting procedures. Although we intend to regain compliance with the continued listing requirements prior to November 10, 2024, we may be unable to do so. If delisting proceedings are commenced, the NYSE American rules permit us to appeal a staff delisting determination. Our Common Stock and Series A Preferred Stock will continue to be listed and traded on the NYSE American during the plan period, subject to our compliance with the NYSE American’s other applicable continued listing standards. For more information, see “Risk Factors—We are currently out of compliance with the continued listing standards of the NYSE American. Our failure to resume compliance with the continued listing standards or make continued progress toward compliance consistent with a plan of compliance we intend to submit to NYSE Regulation may result in the delisting of our common stock and Series A Preferred Stock” in our First Quarter Quarterly Report, a copy of which is attached as Annex D to this proxy statement/prospectus.

If the NYSE American delists our Series A Preferred Stock from trading on its exchange, our Series A Preferred Stock may be able to be quoted in the over-the-counter market. An investor may find it difficult to obtain accurate quotations as to the market value of our Series A Preferred Stock. Various requirements may be imposed on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our Series A Preferred Stock, which may further affect its liquidity. However, even if this were to occur, holders of Series A Preferred Stock could face significant material adverse consequences, including reduction of the liquidity and market price of the Series A Preferred Stock; reduction of the number of investors willing to hold or acquire our Series A Preferred Stock; a decrease in the amount of news and analyst coverage of us; and limitations on our ability to issue additional securities or obtain additional financing in the future.

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The NYSE American may choose not to list the shares of Series B Preferred Stock and the shares of Series B Preferred Stock may be relatively illiquid, and the market price for Series B Preferred Stock may be volatile.

If the Exchange Offer is consummated and the Series B Preferred Stock Proposal is approved, the NYSE American may choose not to list the shares of Series B Preferred Stock if it determines that the Series B Preferred Stock does not meet its listing criteria. The NYSE American’s listing criteria requires that, among other things: (1) the Company appears to be in a financial position sufficient to satisfactorily service the dividend requirements for the Series B Preferred Stock and satisfies the size and earnings criteria set forth in the NYSE American rules; (2) the minimum number of shares of Series B Preferred Stock publicly held be at least 100,000; (3) the minimum aggregate public market value of the Series B Preferred Stock be at least $2 million; (4) the minimum price of the Series B Preferred Stock be at least $10 per share; and (5) the holders of Series B Preferred Stock have the right, voting as a class, to elect at least two members to the Board of Directors no later than two years after an incurred default on the payment of dividends. In addition, the NYSE American may decline to list the Series B Preferred Stock unless holders have the right to vote as a class upon certain alterations of existing provisions in the Charter, the creation of senior issues of preferred stock, or the increase in the authorized amount of a class of preferred stock or the creation of a pari passu issue of preferred stock. Because there is no condition that a minimum number of shares of Series A Preferred Stock be tendered in the Exchange Offer, the Exchange Offer may be consummated even if a small number of shares of Series B Preferred Stock are issued, and the NYSE American may determine that the number of shares outstanding does not meet its listing criteria. Moreover, even if the Series B Preferred Stock is initially listed by the NYSE American, redemptions, repurchases or other acquisitions of the Series B Preferred Stock over time (including those necessary to avoid certain penalty provisions) may result in a failure to meet the continued listing standards of the NYSE American.

In addition, we are currently not in compliance with the NYSE American’s continued listing standard relating to shareholders’ equity with respect to our Common Stock and Series A Preferred Stock, which could impact the initial or continued listing of the Series B Preferred Stock. Although we intend to regain compliance with the continued listing requirements prior to November 10, 2024, we may be unable to do so. For more information, see “Risk Factors—We are currently out of compliance with the continued listing standards of the NYSE American. Our failure to resume compliance with the continued listing standards or make continued progress toward compliance consistent with a plan of compliance we intend to submit to NYSE Regulation may result in the delisting of our common stock and Series A Preferred Stock” in our First Quarter Quarterly Report, a copy of which is attached as Annex D to this proxy statement/prospectus.

Further, under the terms of the Series B Preferred Stock, if the NYSE American does not list our Series B Preferred Stock or chooses to delist our Series B Preferred Stock and such failure to list or delisting lasts for 360 or more consecutive days, this would result in a “delisting event” with respect to the Series B Preferred Stock, meaning: (i) the then-applicable liquidation preference per share of Series B Preferred Stock will increase by $0.50 per share of Series B Preferred Stock (except with respect to the final shares); and (ii) the holders of the Series B Preferred Stock will have the voting rights described under “Description of Capital Stock—Series B Preferred Stock—Voting Rights.” When the Series B Preferred Stock is listed (in the event of a failure to obtain a listing on a national exchange) or once again listed (in the event of a failure to maintain a listing on a national exchange) on a national exchange, the foregoing provisions will not be applicable, unless the Series B Preferred Stock is again no longer listed on a national exchange for 360 or more consecutive days.

If the NYSE American does not list our Series B Preferred Stock or chooses to delist our Series B Preferred Stock from trading on its exchange in the future, our Series B Preferred Stock may be able to be quoted in the over-the-counter market. An investor may find it difficult to obtain accurate quotations as to the market value of our Series B Preferred Stock. Various requirements may be imposed on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our Series B Preferred Stock, which may further affect its liquidity. However, even if this were to occur, holders of Series B Preferred Stock could face significant material adverse consequences, including reduction of the liquidity and market price of the Series B Preferred Stock; reduction of the number of investors willing to hold or acquire our Series B Preferred Stock; a decrease in the amount of news and analyst coverage of us; and limitations on our ability to issue additional securities or obtain additional financing in the future.

We may conduct a transaction or transactions prior to November 10, 2024 that could result in significant dilution to our shareholders. The transaction(s) could include the private investment in public equity, a public rights offering, a debt restructuring or any combination of these or similar transactions with the intent of maintaining our NYSE American listings. Such transaction(s), if completed, would be dilutive to certain shareholders, could adversely affect the market price of our Common Stock, Series A Preferred Stock and, if the Exchange Offer is consummated, Series B Preferred Stock, would involve some expense and management distraction from our business and ultimately may not be successful in maintaining our NYSE American listings.

To maintain our NYSE American listings, we may conduct a private investment in public equity, a public rights offering, a debt restructuring or any combination of these or similar transactions prior to November 10, 2024. Although we may not complete any of these transactions, if a transaction occurs, it would be dilutive to certain shareholders and could adversely or favorably affect the market price of our Common Stock, Series A Preferred Stock and, if the Exchange Offer is consummated, Series B Preferred Stock. Furthermore, any transaction would involve some expense and management distraction from our business, and it is possible that despite the transaction, we may still be unsuccessful in maintaining our NYSE American listings. If NYSE Regulation delists our Common Stock or Series A Preferred Stock or does not list or chooses to delist our Series B Preferred Stock, investors may face material adverse consequences, including, but not limited to, a lack of trading market for our securities, reduced liquidity, decreased analyst coverage of our securities and an inability for us to obtain additional financing to fund our operations.

There may be less liquidity in the market for outstanding shares of Series A Preferred Stock following the Exchange Offer, and the market prices for outstanding shares of Series A Preferred Stock may therefore decline or become more volatile.

If the Exchange Offer is consummated, the number of outstanding shares Series A Preferred Stock will be reduced, perhaps substantially, which may adversely affect the liquidity of outstanding shares Series A Preferred Stock following the Exchange Offer. An issue of securities with a small number available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for any shares Series A Preferred Stock that are not exchanged in the Exchange Offer may be adversely affected. The reduced float also may tend to make the market prices of any shares Series A Preferred Stock that are not accepted for exchange more volatile. In addition, the terms of the Series B Preferred Stock, if issued, will prevent us from repurchasing or redeeming any shares of Series A Preferred Stock, so long as there are any accumulated accrued and unpaid dividends with respect to the Series B Preferred Stock.

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We will be required to make significant cash expenditures over the next four years in order to redeem, repurchase or otherwise acquire 2,100,000 shares of Series B Preferred Stock on the schedule contemplated by the Series B Preferred Stock Proposal.

The Series B Preferred Stock Proposal contemplates that we will redeem, repurchase or otherwise acquire a certain amount of shares of Series B Preferred Stock through the fourth anniversary of the original date of issuance for cash at the then-applicable liquidation preference (subject to the last paragraph under “Description of Capital Stock—Series B Preferred Stock—Redemption”). If we have failed to redeem, repurchase or otherwise acquire, by the applicable date, the applicable cumulative redemption amount, which refers to, in the aggregate, (i) 800,000 shares of Series B Preferred Stock as of the date that is 12 months after the original date of issuance, (ii) 1,400,000 shares of Series B Preferred Stock as of the date that is 24 months after the original date of issuance, (iii) 1,800,000 shares of Series B Preferred Stock as of the date that is 36 months after the original date of issuance and (iv) 2,100,000 shares of Series B Preferred Stock as of the date that is 48 months after the original date of issuance (or, in each case, such smaller number of shares of Series B Preferred Stock as is then outstanding and with each such number of shares of Series B Preferred Stock being cumulative of the number of shares of Series B Preferred Stock redeemed in previous months), then the holders of the Series B Preferred Stock will have the director nomination rights described under “Description of Capital Stock—Series B Preferred Stock—Director Nomination Rights.” The liquidation preference with respect to the Series B Preferred Stock will be (i) from and including the original date of issuance to, but excluding, the date that is 12 months after the original date of issuance, $10.00 per share of Series B Preferred Stock, (ii) from and including the date that is 12 months after the original date of issuance to, but excluding, the date that is 24 months after the original date of issuance, $12.00 per share of Series B Preferred Stock, (iii) from and including the date that is 24 months after the original date of issuance to, but excluding, the date that is 36 months after the original date of issuance, $13.50 per share of Series B Preferred Stock, (iv) from and including the date that is 36 months after the original date of issuance to, but excluding, the date that is 48 months after the original date of issuance, $15.50 per share of Series B Preferred Stock and (v) from and including the date that is 48 months after the original date of issuance, $25.00 per share of Series B Preferred Stock, plus, in the case of this clause (v) only, an amount in cash equal to all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the date fixed for redemption of the Series B Preferred Stock or the date of final distribution to such holders, as applicable, without interest; provided, however, that the liquidation preference for the final shares will be $5.00 per final share. If we redeem, repurchase or acquire the prescribed amount of shares by the applicable date, we could spend up to an aggregate of approximately $25.25 million to redeem, repurchase or acquire these 2,100,000 shares of Series B Preferred Stock. This will have the effect of reducing the funds available for redeployment in our business or for acquisitions.

Any decision we may make at any time to repurchase or redeem the Series B Preferred Stock will depend, among other things, upon our financial position, liquidity, expected capital requirements and our growth strategy, as well as general market conditions at such time. In order to complete such redemptions or repurchases, the Company will need to raise a very significant amount of capital over a short period of time, and, therefore, the Company will need to incur debt or pursue other financing alternatives available to the Company. Our access to capital depends upon a number of factors over which we have little or no control, including: (i) the performance of the national and global economies generally; (ii) competition in the healthcare industry; (iii) issues facing the healthcare industry, including regulations and government reimbursement policies; (iv) our tenants’ operating costs; (v) the market’s perception of our growth potential; (vi) the market value of our properties; (vii) our current and potential future earnings and cash dividends on our Common Stock and preferred stock, if any; and (viii) the market price of the shares of our capital stock. In addition, the terms of our credit agreements and other agreements evidencing our indebtedness require us to comply with a number of financial and other covenants which may limit management’s discretion by restricting our ability to, among other things, incur additional debt, and any additional financing we may obtain could contain similar or more restrictive covenants. See “Risk Factors—Risks Related to Our Capital Resources and Indebtedness—Covenants in the agreements evidencing our indebtedness limit our operational flexibility, and a covenant breach could materially adversely affect our operations” in our Annual Report, a copy of which is attached as Annex C to this proxy statement/prospectus. Further, lenders may be unwilling to provide capital to repurchase or redeem the Series B Preferred Stock.

If we are unable to access capital markets on a timely basis or at all or are only able to obtain financing on unfavorable terms, we may be unable to repurchase or redeem the Series B Preferred Stock on the schedule contemplated by the Series B Preferred Stock Proposal. See “Risk Factors—Risks Related to Our Capital Resources and Indebtedness—We may not have sufficient liquidity to meet our capital needs” and “—We rely on external sources of capital to fund our capital needs, and if we encounter difficulty in obtaining such capital, we may not be able to make future investments necessary to grow our business or meet maturing debt commitments” in our Annual Report, a copy of which is attached as Annex C to this proxy statement/prospectus.

We may choose to waive certain of the conditions of the Exchange Offer that we are permitted by law to waive.

The consummation of the Exchange Offer is subject to, and conditioned upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offer—Conditions of the Exchange Offer.” These conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the Exchange Offer in our reasonable discretion, regardless of the circumstances giving rise to the condition (other than any action or failure to act by us). Certain of these conditions may be waived by us in whole or in part at any time or from time to time in our sole discretion, in accordance with law. Accordingly, we may elect to waive certain conditions to allow the Exchange Offer to close, notwithstanding the fact that one or more conditions may not have been satisfied. The Charter Amendment Conditions, the Series B Preferred Designation Condition and the Registration Statement Condition may not be waived.

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The Series A Charter Amendments will significantly reduce the rights of the holders of Series A Preferred Stock.

If the Series A Charter Amendments are effected, the rights of holders of Series A Preferred Stock who remain holders after consummation of the Exchange Offer will be significantly reduced, including in the following ways:

(1)	the stated liquidation preference per share of Series A Preferred Stock will be reduced from $25.00 to $5.00 per share;

(2)	the dividends payable quarterly in cash when and as declared by the Board of Directors, and the accumulation at a rate of 12.875% per annum of the $25.00 per share liquidation preference, would be eliminated;

(3)	the approximately $49.3 million in accumulated and unpaid Series A Preferred Stock dividends would be eliminated;

(4)	penalty events and the right of holders of Series A Preferred Stock to elect directors to the Board of Directors upon the occurrence of a penalty event would be eliminated;

(5)	the redemption price of the Series A Preferred Stock in the event of an optional redemption will be reduced to $5.00 per share;

(6)	the redemption price of the Series A Preferred Stock in the event of a “change of control” will be reduced to $5.00 per share; and

(7)	the voting rights of holders of Series A Preferred Stock when voting as a single class with any other class or series of stock will be changed to one vote per $5.00 liquidation preference.

In addition, if the Exchange Offer is consummated, each share of Series B Preferred Stock will be senior to each share of Series A Preferred Stock with respect to the payment of dividends and as to distribution of assets upon the occurrence of a liquidation event.

As a result, if we effect the Series A Charter Amendments, the rights of the holders of Series A Preferred Stock will be significantly reduced under the amended Charter.

The Exchange Consideration is not subject to adjustment based on changes in the market price of the Series A Preferred Stock. The market price of our Series A Preferred Stock may fluctuate, and you cannot be sure of the value of the Series B Preferred Stock expected to be issued in the Exchange Offer.

In exchange for each share of Series A Preferred Stock properly tendered (and not validly withdrawn) and accepted by us, participating holders of Series A Preferred Stock will receive the Exchange Consideration. The liquidation preference per share of Series B Preferred Stock being offered per share of Series A Preferred Stock in the Exchange Offer will be lower than the current liquidation preference per share of the Series A Preferred Stock until the fourth anniversary of the original date of issuance of the Series B Preferred Stock. The shares of Series A Preferred Stock currently have a liquidation preference of $25.00 per share plus any unpaid dividends on such share, and the initial liquidation preference of the Series B Preferred Stock will be $10.00 per share and will increase over time to $25.00 per share upon the fourth anniversary of the original date of issuance, the terms of which specifically provide that such stock ranks junior to the Series B Preferred Stock, in each case. The holders of the Series A Preferred Stock are being offered one share of Series B Preferred Stock for each share of Series A Preferred Stock validly tendered (and not validly withdrawn) and accepted by us for exchange in the Exchange Offer. As a result, the aggregate value of the consideration per share in the Exchange Offer is lower than the current liquidation preference per share of the Series A Preferred Stock, including the amount of any unpaid dividends on the Series A Preferred Stock. Further, no additional consideration is being offered in respect of unpaid dividends on the Series A Preferred Stock that will be eliminated if the Series A Charter Amendments are effected.

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We may not be able to redeem the Series B Preferred Stock (if issued) over time, or at all.

Pursuant to the terms of the Series B Preferred Stock, the holders of Series B Preferred Stock will have certain director nomination rights if we fail to redeem, repurchase or otherwise acquire the Series B Preferred Stock as set forth in the proposed Series B Charter Amendments in Annex B to this proxy statement/prospectus and as described under “Description of Capital Stock—Series B Preferred Stock—Cumulative Redemption.” We expect to use a combination of cash on hand, new equity capital and debt to ratably repurchase or redeem the Series B Preferred Stock the applicable cumulative redemption amount by the applicable date, which would include, in the aggregate, (i) 800,000 shares of Series B Preferred Stock as of the date that is 12 months after the original date of issuance, (ii) 1,400,000 shares of Series B Preferred Stock as of the date that is 24 months after the original date of issuance, (iii) 1,800,000 shares of Series B Preferred Stock as of the date that is 36 months after the original date of issuance and (iv) 2,100,000 shares of Series B Preferred Stock as of the date that is 48 months after the original date of issuance (or, in each case, such smaller number of shares of Series B Preferred Stock as is then outstanding and with each such number of shares of Series B Preferred Stock being cumulative of the number of shares of Series B Preferred Stock redeemed in previous months). However, we cannot assure you that we will be able to repurchase or redeem the Series B Preferred Stock on this schedule, or at all. Additionally, if, as of the date that is 18 months after the original date of issuance, we have failed to redeem, repurchase or otherwise acquire 1,000,000 shares of Series B Preferred Stock (or such smaller number of shares of Series B Preferred Stock as is then outstanding), then within 30 days of such date, we will pay to the holders of Series B Preferred Stock, on a pro rata basis in proportion to the number of shares of Series B Preferred Stock held by such holders, the penalty dividend, payable in shares of Common Stock, described under “Description of Capital Stock—Series B Preferred Stock—Milestone Redemption.”

Any decision we may make at any time to repurchase or redeem the Series B Preferred Stock will depend, among other things, upon our financial position, liquidity, expected capital requirements and our growth strategy, as well as general market conditions at such time. In order to complete such redemptions or repurchases, the Company will need to raise a very significant amount of capital over a short period of time, and, therefore, the Company will need to incur debt or pursue other financing alternatives available to the Company. See “—We will be required to make significant cash expenditures over the next four years in order to redeem, repurchase or otherwise acquire 2,100,000 shares of Series B Preferred Stock on the schedule contemplated by the Series B Preferred Stock Proposal.”

The Exchange Offer may be terminated, cancelled or delayed.

We reserve the right to extend the Exchange Offer for any reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Exchange Offer in any respect prior to the Expiration Date. If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waive a material condition of the Exchange Offer, we will promptly disseminate disclosure regarding the changes to the Exchange Offer as required by law. In addition, we will take steps to ensure that the Exchange Offer remains open for the minimum number of days, as required by law, following the date we disseminate disclosure regarding the changes. During any extension of the Exchange Offer, shares of Series A Preferred Stock that were previously tendered for exchange pursuant to the Exchange Offer and not validly withdrawn will remain subject to the Exchange Offer. We reserve the right, in our sole and absolute discretion, to terminate the Exchange Offer at any time prior to the Expiration Date if any condition is not met. If the Exchange Offer is terminated, no shares of Series A Preferred Stock tendered in the Exchange Offer will be accepted for exchange and any shares of Series A Preferred Stock that have been tendered for exchange will be returned to the holder promptly after the termination at our expense.

Even if the Exchange Offer is completed, the Exchange Offer may not be completed on the schedule described in this proxy statement/prospectus. The Exchange Offer may be delayed by a waiver of certain of the conditions of the Exchange Offer. The Exchange Offer may also be delayed if the Special Meeting is adjourned. Accordingly, holders of Series A Preferred Stock participating in the Exchange Offer may have to wait longer than expected to receive their consideration.

If we are unable to effect the Required Proposals and consummate the Exchange Offer, we will consider other restructuring alternatives available to us at that time, which could adversely affect our business and financial position.

If the Required Proposals are not approved at the Special Meeting, the Exchange Offer will not be consummated and the Charter will not be amended to reflect the Series A Charter Amendments and the Series B Charter Amendments. If the Series A Charter Amendments are not approved at the Special Meeting and effected, then the accumulated and unpaid dividends on the Series A Preferred Stock would not be eliminated and will continue as accumulated and unpaid dividends to the holders of Series A Preferred Stock. Further, dividends on such Series A Preferred Stock will continue to accumulate until declared and paid and the Series A Preferred Stock would not be retired.

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If we are not able to complete the Exchange Offer or implement the Series A Charter Amendments and the Series B Charter Amendments and thereby improve our near-term liquidity, we will consider other restructuring alternatives available to us at that time. Those alternatives may include, but are not limited to, (i) the sale of profitable assets, (ii) other forms of recapitalization, which could include (a) a distribution or spin-off of profitable assets, (b) alternative offers to exchange our Series A Preferred Stock, (c) the incurrence of additional debt and (d) obtaining additional equity capital on terms that may be onerous or highly dilutive, (iv) joint ventures or (v) seeking relief through the commencement of a Chapter 11 proceeding or otherwise under the U.S. Bankruptcy Code, including (a) pursuing a plan of reorganization that we would seek to confirm (or “cram down”) despite any class of creditors who reject or are deemed to have rejected such plan, (b) seeking bankruptcy court approval for the sale of some, most or all of our assets pursuant to section 363(b) of the U.S. Bankruptcy Code and subsequent liquidation of the remaining assets in the bankruptcy case or (c) seeking another form of bankruptcy relief, all of which would involve uncertainties, potential delays and litigation risks.

Our ability to access capital markets or refinance our indebtedness will depend on the capital markets and our financial condition at such time. There can be no assurance that any such alternative will be pursued or accomplished. We may not be able to engage in any of these activities or engage in any of these activities on desirable terms. Any such alternative could be on terms that are less favorable to the holders of Series A Preferred Stock than the terms of the Exchange Offer, and holders of Series A Preferred Stock could receive little or no consideration for their shares of Series A Preferred Stock. There are no restrictive covenants or other obligations under the Charter that limit the Company’s ability to complete a transfer, sale, distribution or spin-off of profitable assets. Moreover, in any such alternative there can be no assurance that holders of Series A Preferred Stock will be offered the right to exchange their Series A Preferred Stock or would be entitled to a vote in respect of any such alternative.

The uncertainty surrounding a prolonged financial restructuring could also have other adverse effects on us. For example, it could also adversely affect:

●	our ability to raise additional capital;

●	our ability to capitalize on business opportunities and react to competitive pressures;

●	our ability to attract and retain employees;

●	our liquidity;

●	how our business is viewed by investors, lenders, strategic partners or customers; and

●	our enterprise value.

Any alternative restructuring could be on terms less favorable to the holders of Series A Preferred Stock than the terms of the Exchange Offer.

Any alternative restructuring that we may pursue in the event that the Exchange Offer and Proxy Solicitation are not completed could be on terms that are less favorable to the holders of Series A Preferred Stock than the terms of the Exchange Offer, and holders of Series A Preferred Stock could receive little or no consideration for their shares of Series A Preferred Stock. In the event that the Exchange Offer and Proxy Solicitation are not completed, the holders of Series A Preferred Stock will retain their existing rights, including their liquidation and dividend rights, and there is no assurance that the holders of Series A Preferred Stock will receive the value associated with those rights in one or more alternative restructuring options that the Company will pursue in the event that the Exchange Offer and Proxy Solicitation are not completed. There are no restrictive covenants or other obligations under the Charter that limit the Company’s ability to complete a transfer, sale, distribution or spin-off of profitable assets. Moreover, in any such alternative there can be no assurance that holders of Series A Preferred Stock will be offered the right to exchange their Series A Preferred Stock or would be entitled to a vote in respect of any such alternative.

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In the future, we may acquire any shares of Series A Preferred Stock that are not accepted in the Exchange Offer for consideration different than that in the Exchange Offer.

In the future, we may acquire shares of Series A Preferred Stock that are not accepted in the Exchange Offer through open market purchases, redemptions, privately negotiated transactions, a future tender or exchange offer or such other means as we deem appropriate. Any such acquisitions will occur upon the terms and at the prices as we may determine in our discretion, based on factors prevailing at the time, which may be greater or less than the value of the Series B Preferred Stock being exchanged for the Series A Preferred Stock in the Exchange Offer and could be for cash or other consideration. However, under the terms of the Series B Preferred Stock, we may not redeem, repurchase or otherwise acquire any shares of Series A Preferred Stock or Common Stock unless we have paid all accumulated and accrued dividends on the Series B Preferred Stock. We may choose to pursue any or none of these alternatives, or combinations thereof, in the future.

Neither our management team nor our Board of Directors has made a recommendation as to whether you should tender your shares of Series A Preferred Stock in exchange for the Exchange Consideration.

Neither we nor the Board of Directors, our officers and employees, the Information Agent, the Exchange Agent, the Proxy Solicitor, nor any other person is making any recommendation to any holder of Series A Preferred Stock as to whether or not you should tender shares of Series A Preferred Stock in the Exchange Offer. You must make your own decision whether to tender shares of Series A Preferred Stock in the Exchange Offer.

Certain members of our Board of Directors are subject to conflicts of interest with respect to the Exchange Offer.

Certain of our directors beneficially own shares of Series A Preferred Stock, as set forth under “Stock Ownership—Ownership of the Series A Preferred Stock.” Several of our officers and directors own shares of Common Stock or receive compensation tied to Common Stock. The Exchange Offer and completion of the Exchange Offer may impact the trading or market value of our Common Stock or our Series A Preferred Stock.

We have not obtained a third-party determination that the Exchange Offer is fair to holders of Series A Preferred Stock.

We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of Series A Preferred Stock for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. The value of the Series B Preferred Stock to be issued in the Exchange Offer may not equal or exceed the value of the Series A Preferred Stock tendered. You must make your own independent decision regarding your participation in the Exchange Offer.

In the past, we have explored various opportunities to acquire additional healthcare properties and sell existing properties, and we expect to continue to do so after the consummation of the Exchange Offer.

Our business strategy contemplates future acquisitions that may not prove to be successful. For example, we could encounter unanticipated difficulties and expenditures relating to newly-acquired healthcare properties, including contingent liabilities, or our newly-acquired healthcare properties could require significant management attention that would otherwise be devoted to our ongoing business. Such costs may negatively affect our results of operations. Approval of the Exchange Offer likely would facilitate future acquisitions of identified and unidentified properties, magnifying the inherent risks related to acquisitions.

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The voting rights associated with the Series E Preferred Stock and the Initial Redemption of the Series E Preferred Stock make it more likely that the holders of our Common Stock and Series E Preferred Stock approve the Common Charter Amendment Proposal.

The affirmative vote of the majority of votes entitled to be cast by the holders of the outstanding Common Stock and Series E Preferred Stock as of the Record Date, less any shares of Series E Preferred Stock redeemed prior to the Special Meeting, will be required to approve the Common Charter Amendment Proposal. On February 13, 2023, the Board of Directors declared a dividend of one one-thousandth (1/1,000th) of a share of Series E Preferred Stock for each outstanding share of Common Stock, which was distributed on February 28, 2023 to shareholders of record of Common Stock as of 5:00 p.m. Eastern Time on the Dividend Record Date. The holders of Series E Preferred Stock have 1,000,000 votes per whole share of Series E Preferred Stock (i.e., 1,000 votes per one one-thousandth of a share of Series E Preferred Stock) and are entitled to vote with the Common Stock, together as a single class, on the Common Charter Amendment Proposal and the Adjournment Proposal, but are not otherwise entitled to vote on the other proposals to be presented at the Special Meeting. Notwithstanding the foregoing, each share of Series E Preferred Stock redeemed pursuant to the Initial Redemption will have no voting power with respect to the Common Charter Amendment Proposal and the Adjournment Proposal or any other matter.

All shares of Series E Preferred Stock that are not present in person or by proxy at the Special Meeting as of immediately prior to the opening of the polls on the Common Charter Amendment Proposal at the Special Meeting will be automatically redeemed in the Initial Redemption, and will not operate as a vote “against” the Common Charter Amendment Proposal because they will not be considered “outstanding” shares. As a result, it is more likely that the Common Charter Amendment Proposal will be approved.

Risks Related to Tax

Our ability to use loss and tax credit carryforwards to offset future income taxes is subject to limitation and the amount of such carryforwards may be subject to challenge or reduction.

Federal and state tax laws impose restrictions on the utilization of net operating loss, capital loss and tax credit carryforwards in the event of an “ownership change” for U.S. federal income tax purposes as defined by Section 382 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Under Section 382 of the Code, if we undergo an “ownership change” (generally defined as a greater than 50% increase (by value) in the stock ownership of 5-percent stockholders over a three-year period), our ability to use our pre-change loss carryforwards, recognized built-in losses and other pre-change tax attributes to offset our post-change income may be severely limited. Generally, these limitations do not prevent the use of our net operating loss carryforwards to offset certain gains (known as “built-in gains”) recognized by us within five years of an ownership change with respect to assets held by us at the time of such ownership change, but only to the extent of our “net unrealized built-in gains” at the time of such ownership change. Depending on the number of shares of Series A Preferred Stock that are exchanged, consummation of the Exchange Offer may result in an ownership change under Section 382 of the Code. We have determined that we will have a substantial net unrealized built-in gain at the time of such ownership change and therefore expect that approximately 50% of the $91.3 million net operating loss carryforwards as of December 31, 2022, will still be available to offset gains recognized on sales of certain real property within five years after such ownership change.

Holders of the Series B Preferred Stock may be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.”

Distributions paid to corporate U.S. holders of the Series B Preferred Stock may be eligible for the dividends-received deduction, and distributions paid to non-corporate U.S. holders of the Series B Preferred Stock may be subject to tax at the preferential tax rates applicable to “qualified dividend income,” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. We did not have any accumulated earnings and profits as of December 31, 2022. Furthermore, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Series B Preferred Stock to qualify as dividends for U.S. federal income tax purposes. If the distributions fail to qualify as dividends, U.S. holders would be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.” If any distributions on the Series B Preferred Stock with respect to any fiscal year are not eligible for the dividends-received deduction or preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, it is possible that the market value of the Series B Preferred Stock might decline.

For additional information concerning these matters, see “Material U.S. Federal Income Tax Considerations—Tax Consequences to U.S. Holders of Series B Preferred Stock—Distributions on the Series B Preferred Stock.”

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The benefit of the dividends-received deduction to a corporate U.S. holder may be effectively reduced or eliminated if the Series B Preferred Stock is treated as issued at a premium.

If you are a corporate U.S. investor, your after-tax yield may be negatively affected if the Series B Preferred Stock is treated as issued at a premium. Specifically, if the “issue price” of the Series B Preferred Stock exceeds its liquidation preference or its stated redemption price (i.e., if the Series B Preferred Stock is treated as issued at a premium), then all dividends on the Series B Preferred Stock will be treated as “extraordinary dividends” for U.S. federal income tax purposes, which will reduce or eliminate the benefit, if any, to you of the dividends-received deduction. The manner in which the issue price should be determined for this purpose is not entirely clear and may depend on the value of the Series A Preferred Stock or the Series B Preferred Stock at the time of the Exchange Offer, over which we have no control. If you are a corporate U.S. investor, you are urged to consult your tax advisor regarding the application of the extraordinary dividend rules to the Series B Preferred Stock.

For additional information, see “Material U.S. Federal Income Tax Considerations—Tax Consequences to U.S. Holders of Series B Preferred Stock—Distributions on the Series B Preferred Stock.”

You may be required to use other sources of funds to pay income taxes in respect of dividends deemed to be received on the Series A Preferred Stock.

Certain features of the Series B Preferred Stock, such as the increasing liquidation preference during the initial 48 months it is outstanding, any penalty dividend payable in shares of Common Stock, described under “Description of Capital Stock—Series B Preferred Stock—Milestone Redemption,” and, if applicable, any excess of its initial redemption price over its issue price, may result in taxable income for U.S. federal income tax purposes for the holders of the Series B Preferred Stock without any related receipt of cash.

For additional information concerning these matters, see “Material U.S. Federal Income Tax Considerations—Tax Consequences to U.S. Holders of Series B Preferred Stock—Constructive Distributions on Series B Preferred Stock.”

The exchange of Series A Preferred Stock for Series B Preferred Stock may give rise to U.S. federal income tax liability for participants to such exchange even though such participants will not receive cash in connection therewith.

The receipt of Series B Preferred Stock in exchange for Series A Preferred Stock by participants in the Exchange Offer is expected to be treated as a taxable transaction for U.S. federal income tax purposes. However, no cash will be received by participants to the Exchange Offer. As such, participants to the Exchange Offer may need other sources of cash to pay any U.S. federal income tax liability that arises from participating in the Exchange Offer.

Risks Related to Our Business and Industry

See Part I, Item 1A, “Risk Factors—Risks Related to Our Business and Industry” in our Annual Report, a copy of which is attached as Annex C to this proxy statement/prospectus, and Part II, Item 1A, “Risk Factors” in our First Quarter Quarterly Report, a copy of which is attached as Annex D to this proxy statement/prospectus.

Risks Related to Laws and Regulations

See Part I, Item 1A, “Risk Factors—Risks Related to Laws and Regulations” in our Annual Report, a copy of which is attached as Annex C to this proxy statement/prospectus.

Risks Related to Our Capital Resources and Indebtedness

See Part I, Item 1A, “Risk Factors—Risks Related to Our Capital Resources and Indebtedness” in our Annual Report, a copy of which is attached as Annex C to this proxy statement/prospectus.

Risks Related to Investment in Our Securities and Organizational Documents

See Part I, Item 1A, “Risk Factors—Risks Related to Investment in Our Securities and Organizational Documents” in our Annual Report, a copy of which is attached as Annex C to this proxy statement/prospectus, and Part II, Item 1A, “Risk Factors” in our First Quarter Quarterly Report, a copy of which is attached as Annex D to this proxy statement/prospectus.

General Risk Factors

See Part I, Item 1A, “Risk Factors—General Risk Factors” in our Annual Report, a copy of which is attached as Annex C to this proxy statement/prospectus.

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SPECIAL FACTORS

Background of the Exchange Offer

The Company operates in the healthcare real estate industry. The healthcare real estate industry is a scalable business that requires extensive capital to grow. The Company’s most important strategic objectives at this time are to raise new capital to grow to increase scale and/or explore strategic alternatives (such as mergers, acquisitions and joint ventures and may include a sale of some or all of the assets or equity of the Company). The Company believes that realigning its equity capital structure as proposed in the Exchange Offer is essential in order to best position itself to achieve these objectives.

On June 8, 2018, the Board of Directors indefinitely suspended quarterly dividend payments on our Series A Preferred Stock. Such dividends are currently in arrears with respect to the fourth quarter of 2017, all quarters of 2018, 2019, 2020, 2021 and 2022 and the first quarter of 2023. We do not expect to pay or be able to pay dividends on the Series A Preferred Stock for the foreseeable future. The Board of Directors suspended quarterly dividend payments on the Series A Preferred Stock in order to provide the Company with additional funds to meet its ongoing liquidity needs. As the Company has failed to pay cash dividends on the outstanding Series A Preferred Stock in full for more than four dividend periods, pursuant to the terms of the Charter, the annual dividend rate on the Series A Preferred Stock for the fifth, subsequent and future missed dividend periods has increased to 12.875%, which is equivalent to approximately $3.20 per share each year, which commenced on the first day after the missed fourth quarterly payment (October 1, 2018) and will continue until the second consecutive dividend payment date following such time as the Company has paid all accumulated and unpaid dividends on the Series A Preferred Stock in full in cash. Further, until all accumulated and unpaid Series A Preferred Stock dividends are paid, the Company will be unable to pay any dividends on its Common Stock.

The following provides a summary of the dividends accumulated or scheduled to accumulate on the currently outstanding Series A Preferred Stock between January 1, 2023 and December 31, 2027 assuming that no cash dividend payments are made thereunder after the date of this proxy statement/prospectus, that the Series A Charter Amendments are not approved and effected and that no shares of Series A Preferred Stock are exchanged in the Exchange Offer.

Dividend Entitlements of Series A Preferred Stock

	2023	2024	2025	2026	2027
Balance, January 1	$45,884	$54,881	$63,878	$72,875	$81,872
Accumulated and unpaid Series A Preferred Stock dividends	$8,997	$8,997	$8,997	$8,997	$8,997
Balance, December 31	$54,881	$63,878	$72,875	$81,872	$90,869

Since the suspension of dividends, the Board of Directors has from time to time discussed various options for eliminating the burden of the Series A Preferred Stock, including unsecured debt, a new preferred security or an exchange offer for Common Stock coupled with changes to certain rights governing the Series A Preferred Stock that was not exchanged. The negative effect of COVID-19 on the Company’s business heightened the importance to management of a recapitalization as a way to enable the Company to grow and make acquisitions again and use the Common Stock as a medium to attract and retain employees.

On February 24, 2021, the Board of Directors met telephonically to receive management’s presentation on an exchange offer of Common Stock for outstanding Series A Preferred Stock. Management discussed the financial situation, capitalization and outlook of the Company as well as various recapitalization alternatives, including status quo, sale of the Company or a set of assets, and exchange offers for debt, a new preferred security and common stock, all combined with amendments to the Charter similar to those in the Series A Charter Amendments. Management recommended an exchange offer for common stock. The Board of Directors authorized management to further develop the terms of an exchange offer for common stock and to prepare the necessary documentation.

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On May 31, 2021, the Board of Directors, acting by unanimous written consent, approved an exchange offer of one share Series A Preferred Stock for 0.5 shares of Common Stock (the “Common Stock Exchange Offer”). On June 1, 2021, the Company filed a registration statement on Form S-4 containing a proxy statement/prospectus related to the Common Stock Exchange Offer and related shareholder proposals and an accompanying Schedule TO-C.

On June 2, 2021, Mr. Charles Frischer, then a holder of 14.16% of the Series A Preferred Stock, sent a letter to Mr. Morrison in which he indicated that he would not support the Common Stock Exchange Offer or vote in favor of the shareholder proposals required to enact it (the “2021 Letter”). On June 3, 2021, Mr. Frischer filed an amendment to his Schedule 13D in which he reported his ownership of the Series A Preferred Stock and filed the 2021 Letter as an exhibit.

Following the filing of amendments to the Company’s filings on July 2, 2021, Mr. Frischer filed another amendment to his Schedule 13D on July 6, 2021 in which he requested that the Company call a special meeting of the holders of the Series A Preferred Stock for the purpose of electing two directors to the Board of Directors of the Company pursuant to the provisions of the Charter. Over the following two months, the Company received two additional requests from shareholders with respect to the election of directors to the Company’s Board of Directors; in total, holders of approximately 28.29% of the outstanding shares of Series A Preferred Stock submitted such requests to the Company.

Following receipt of the 2021 Letter and subsequent requests, from September 9, 2021 through September 22, 2021, Mr. Morrison and Mr. Frischer and his representatives discussed the Company’s capital structure and outlook based on information contained in the Company’s public filings. After further conversations with Mr. Frischer, certain other holders of Series A Preferred Stock and the Board of Directors, on September 27, 2021, Mr. Morrison proposed to the Board of Directors a revised exchange offer of Series A Preferred Stock for a new series of Series B Preferred Stock, on substantially the terms of the 2022 Exchange Offer (as defined herein).

On February 11, 2022, the Board of Directors, acting by unanimous written consent, authorized and approved an exchange offer of one share of Series A Preferred Stock for one share of Series B Preferred Stock (the “2022 Exchange Offer”) and, subject to the approval of the requisite shareholders of the Company, amendments to the Charter similar to those in the Series A Charter Amendments and the Series B Charter Amendments. On March 28, 2022, the Company convened its special meeting of the holders of Series A Preferred Stock and the holders of Common Stock to consider the proposals set forth in the Company’s definitive proxy statement/prospectus filed with the SEC on February 28, 2022 (the “2022 Proxy Statement/Prospectus”) in connection with the 2022 Exchange Offer (the “2022 Special Meeting”). The holders of Series A Preferred Stock and the holders of Common Stock, voting together as a single class, approved the adjournment of the 2022 Special Meeting for the purpose of soliciting additional votes for the approval of the required proposals (as defined in the 2022 Proxy Statement/Prospectus), and the 2022 Special Meeting was adjourned to May 2, 2022. On May 2, 2022, the Company convened the 2022 Special Meeting. The holders of Series A Preferred Stock and the holders of Common Stock, voting together as a single class, approved the adjournment of the 2022 Special Meeting for the purpose of soliciting additional votes for the approval of the required proposals, and the 2022 Special Meeting was adjourned to May 31, 2022. On May 31, 2022, the Company convened the 2022 Special Meeting. The holders of Series A Preferred Stock and the holders of Common Stock, voting together as a single class, approved the adjournment of the 2022 Special Meeting for the purpose of soliciting additional votes for the approval of the required proposals, and the 2022 Special Meeting was adjourned to July 25, 2022. As a result of the failure to obtain the requisite shareholder approval for a proposal similar to the Common Charter Amendment Proposal at the 2022 Special Meeting held on July 25, 2022, which was a condition to the closing of the 2022 Exchange Offer that could not be waived, the Company terminated the 2022 Exchange Offer on July 25, 2022.

On December 9, 2022, Mr. Morrison and Mr. Frischer discussed a new exchange offer of Series A Preferred Stock for a new series of Series B Preferred Stock, on substantially the terms of the Exchange Offer.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), nominated Kenneth S. Grossman and Steven L. Martin, who were director nominees recommended by certain of the holders of the Series A Preferred Stock, to stand for election at the 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”). Mr. Grossman and Mr. Martin were elected to the Board at the 2022 Annual Meeting held on February 14, 2023.

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In the fall of 2022, the Company started exploring additional options for obtaining the requisite shareholder approval for the Common Charter Amendment Proposal in order to facilitate the Exchange Offer. After discussing various options with its outside advisors and other stakeholders, the Board decided to declare a dividend of preferred stock with special voting rights to the Company’s holders of Common Stock. On February 13, 2023, the Board of Directors, acting by unanimous written consent, declared a dividend of one one-thousandth (1/1,000th) of a share of Series E Preferred Stock for each outstanding share of Common Stock, which was distributed on February 28, 2023 to shareholders of record of Common Stock as of 5:00 p.m. Eastern Time on the Dividend Record Date. For additional information about the Series E Preferred Stock, see “Description of Capital Stock—Series E Preferred Stock.” In addition, the Board of Directors authorized and approved the Exchange Offer and, subject to the approval of the requisite shareholders of the Company, the Series A Charter Amendments and the Series B Charter Amendments. Further, the Board of Directors, acting on behalf of the Company, determined that the Dividend, the Exchange Offer, the Series A Charter Amendments and the Series B Charter Amendments are procedurally and substantively fair to, and in the best interests of, the unaffiliated holders of Series A Preferred Stock. See “Special Factors—Determination of Fairness of the Exchange Offer by the Company.”

On February 14, 2023, the Company filed a registration statement on Form S-4 containing a proxy statement/prospectus related to the Exchange Offer and related shareholder proposals and an accompanying Schedule TO/13E-3.

On March 1, 2023, Mr. Charles Frischer, a holder of 17.1% of the Series A Preferred Stock, sent a letter to Mr. Morrison in which he noted the amount of the existing accrued and unpaid dividends on the Series A Preferred Stock and indicated that he would not support the Exchange Offer without the inclusion of additional change in control language to protect holders of Series A Preferred Stock in the event of a change in control transaction (the “Letter”). On March 1, 2023, Mr. Frischer filed an amendment to his Schedule 13D in which he reported his ownership of the Series A Preferred Stock and filed the Letter as an exhibit.

On April 25, 2023, Mr. Frischer has stated to the Company that, based upon the facts and circumstances as he understands them as of such date, he is prepared to fully support and vote his shares of Series A Preferred Stock in favor of the Exchange Offer and will tender his shares of Series A Preferred Stock as well. None of the other holders of Series A Preferred Stock have agreed to vote in favor of any of the Proposals or tender their shares of Series A Preferred Stock in the Exchange Offer.

On April 27, 2023, a majority of the Board of Directors approved the terms of the Series B Preferred Stock set forth in the form of amendment to the Charter in Annex B-2 to this proxy statement/prospectus and reaffirmed the other approvals and actions taken by the Board on February 13, 2023, as discussed above. Mr. Grossman voted against the proposal because he believed it was not an appropriate path for the Company to pursue and did not provide further explanation.

Business Considerations by the Board of Directors

Generally, in considering, and reviewing the terms of, the Exchange Offer, the Board of Directors considered the following business factors, among others:

●	the magnitude of the Company’s existing accumulated and unpaid dividends on the Series A Preferred Stock; the magnitude of the Company’s future dividend entitlements on the Series A Preferred Stock; and the rate that unpaid dividends would accumulate over the coming years;

●	the uncertainty of the current- and post-COVID-19 business environment and the lack of clarity with respect to the period of time it would likely take for the long-term care and senior living industry in general, and the Company’s operations in particular, to return to occupancy and cash flow levels sufficient to enable the Company to restore dividends on the Series A Preferred Stock;

●	the market value of the Series A Preferred Stock;

●	the Company’s recent and anticipated results of operations and cash flows in relation to working capital, financing, growth and distribution needs;

●	the extent to which accumulated and unpaid dividends on the Series A Preferred Stock would result in an increasingly serious financial burden for the Company over time; and

●	the terms of the Series B Preferred Stock.

The Board of Directors considered the facts above, and weighed the costs and risks, including the transaction costs associated with the Exchange Offer, as well as the risks of not completing the Exchange Offer.

Determination of Fairness of the Exchange Offer by the Company

The transactions contemplated hereby constitute a “going private” transaction of the Series A Preferred Stock under Rule 13e-3 under the Exchange Act. Under Rule 13e-3, the Company is required to express its belief as to the fairness of the Exchange Offer to unaffiliated shareholders. The Company is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Board of Directors, acting on behalf of the Company, did not undertake an independent evaluation of the fairness of the Dividend, the Exchange Offer, the Series A Charter Amendments or the Series B Charter Amendments to the unaffiliated shareholders or engage a financial advisor for such purpose.

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The Board of Directors, acting on behalf of the Company, fully considered and reviewed the terms, purpose, effects, disadvantages and the alternatives to the Dividend, the Exchange Offer, the Series A Charter Amendments and the Series B Charter Amendments, and the Board of Directors (other than Mr. Grossman, who voted against the proposal as discussed in “—Background of the Exchange Offer”), acting on behalf of the Company, determined that the Dividend, the Exchange Offer, the Series A Charter Amendments and the Series B Charter Amendments are procedurally and substantively fair to, and in the best interests of, the unaffiliated holders of Series A Preferred Stock.

Specifically, the Board of Directors (other than Mr. Grossman, who voted against the proposal as discussed in “—Background of the Exchange Offer”), acting on behalf of the Company, believes that the Dividend, the Exchange Offer, the Series A Charter Amendments and the Series B Charter Amendments are procedurally and substantively fair to the unaffiliated holders of Series A Preferred Stock for the following reasons:

●	The Board of Directors expects that the overall financial condition and competitive position of the Company will be enhanced by completion of the Exchange Offer and implementation of the Series A Charter Amendments and the Series B Charter Amendments. By reducing the burden of the Series A Preferred Stock’s liquidation and dividend preference over the Common Stock, the Company will delay and reduce dividend payments associated with preferred stock. As a result, the Company will be better positioned to raise new equity capital, which can be used to make acquisitions of additional properties and to attract and retain qualified personnel in order to remain competitive and grow its business. The substantial amount of accumulated and unpaid dividends on the Series A Preferred Stock ($49.3 million as of May 15, 2023) renders the Company an unattractive investment opportunity. Management believes there are a number of attractive acquisition opportunities in the healthcare real estate industry as a result of the COVID-19 pandemic, which has led to reduced occupancy levels, lower profits and lower valuations at many senior housing facilities. The Company’s operating expenses are relatively fixed as it would not need to add staff to handle the leasing of more facilities, with the result that the Board of Directors believes the Company should be able to achieve accretive acquisitions it if can get access to equity capital at a reasonable price. The Series B Preferred Stock issued upon exchange of Series A Preferred Stock will benefit from the improved condition of the Company, including through the possible resumption of dividends.

●	The Board of Directors believes that failure to complete the Exchange Offer and implement the Series A Charter Amendments and the Series B Charter Amendments will not be in the best interests of the holders of Series A Preferred Stock because the Company does not expect to pay or be able to pay accumulated and unpaid dividends or any other dividends on the Series A Preferred Stock for the foreseeable future and will continue to be limited in its ability to raise new equity capital. If the Company is unable to raise new equity capital, it will be limited to only internally generated free cash flow, which could dramatically reduce its ability to grow and exposes it to significant operating and financial risk. If the Company is not able to complete the Exchange Offer or implement the Series A Charter Amendments and the Series B Charter Amendments and thereby improve its capital structure, it will consider other restructuring alternatives that might be available to it at that time. Those alternatives may include, but are not limited to, (i) the sale of profitable assets, (ii) other forms of recapitalization, which could include (a) a distribution or spin-off of profitable assets, (b) alternative offers to exchange its Series A Preferred Stock, (c) the incurrence of additional debt and (d) obtaining additional equity capital on terms that may be onerous or highly dilutive, (iv) joint ventures or (v) seeking relief through the commencement of a Chapter 11 proceeding or otherwise under the U.S. Bankruptcy Code, including (a) pursuing a plan of reorganization that it would seek to confirm (or “cram down”) despite any class of creditors who reject or are deemed to have rejected such plan, (b) seeking bankruptcy court approval for the sale of some, most or all of its assets pursuant to section 363(b) of the U.S. Bankruptcy Code and subsequent liquidation of the remaining assets in the bankruptcy case or (c) seeking another form of bankruptcy relief, all of which would involve uncertainties, potential delays and litigation risks.

●	The Series B Preferred Stock has the following attractive features:

○	Dividends will be payable in cash and will accumulate from July 1, 2027 at a rate of 12.5% per annum of the liquidation preference of the Series B Preferred Stock in effect on the first calendar day of the applicable dividend period (subject to the sixth paragraph under “Description of Capital Stock—Series B Preferred Stock—Dividends”). The purpose of the delay in paying dividends is to give the Company time to raise new equity capital to make accretive acquisitions to facilitate the payment of dividends in the future.

○	The liquidation preference with respect to the Series B Preferred Stock will initially be $10.00 per share and will increase over time to $25.00 per share upon the fourth anniversary of the original date of issuance, provided that once there are 200,000 or fewer shares of the Series B Preferred Stock outstanding, the liquidation preference will be reduced to $5.00 per share. This immediate reduction in liquidation preference of the Series B Preferred Stock as compared to the Series A Preferred Stock will add flexibility to our capital structure in order to raise new capital and/or explore strategic alternatives (such as mergers, acquisitions and joint ventures and may include a sale of some or all of the assets or equity of the Company).

○	The Company must redeem, repurchase or otherwise acquire a certain amount of shares of Series B Preferred Stock through the fourth anniversary of the original date of issuance, as described under “Description of Capital Stock—Series B Preferred Stock—Cumulative Redemption,” for cash at the then-applicable liquidation preference. This will provide liquidity to the holders of Series B Preferred Stock in an orderly manner in the near term. If the Company fails to redeem, repurchase or otherwise acquire the shares according to this schedule (which would constitute a cumulative redemption default), then the holders of the Series B Preferred Stock will have the director nomination rights described below. If a cumulative redemption default has occurred and continuing until the date a correction event with respect to such cumulative redemption default occurs, the Company shall include in its proxy statement (including its form of proxy and ballot) for the next annual meeting of shareholders (or, if such default occurs less than 60 days before the date fixed for the next annual meeting, the second annual meeting after such occurrence), the name of any nominee for election to the Board submitted pursuant to these director nomination rights, subject to the requirements described under “Description of Capital Stock—Series B Preferred Stock—Director Nomination Rights.” If a correction event with respect to a cumulative redemption default has not occurred at or prior to the commencement of the applicable annual meeting, then one director shall be elected out of the preferred nominee(s) by a plurality of the votes cast by the shares of Series B Preferred Stock at the annual meeting.

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●	The Board of Directors believes that the Series B Preferred Stock should trade at a higher price than the Series A Preferred Stock has recently been trading due to the elimination of the accumulated and unpaid dividends on the Series A Preferred Stock and the resulting improvement in the Company’s ability to raise equity capital and grow. No assurance can be given as to the trading price of the Series B Preferred Stock.

●	The holders of at least 66 2/3% of the outstanding shares of the Series A Preferred Stock must vote in favor of the Preferred Series A Charter Amendment Proposal and the Series B Preferred Stock Proposal for their shares of Series A Preferred Stock to be exchanged for Series B Preferred Stock. None of the Company, its Board of Directors, officers or employees, the Information Agent, the Exchange Agent, the Proxy Solicitor, any of the Company’s financial advisors or any other person is making any recommendation to any holder of Series A Preferred Stock as to whether or not you should tender shares of Series A Preferred Stock in the Exchange Offer. Each holder of Series A Preferred Stock must make an independent investment decision if that holder wants to participate in the Exchange Offer.

The Board of Directors, acting on behalf of the Company, also considered the following factors, each of which it considered negatively in its considerations concerning the procedural and substantive fairness of the Dividend, the Exchange Offer, the Series A Charter Amendments and the Series B Charter Amendments to the unaffiliated holders of Series A Preferred Stock:

●	The holders of Series A Preferred Stock will forfeit all rights to receive the accumulated and unpaid dividends on the Series A Preferred Stock, though the Board of Directors discussed that it is unlikely that these amounts will be paid regardless of whether the Company consummates the Exchange Offer.

●	The Series B Preferred Stock will rank senior to our Series A Preferred Stock with respect to payment of dividends and amounts upon the occurrence of a liquidation event.

●	The terms of the Series B Preferred Stock will prevent us from repurchasing or redeeming any shares of Series A Preferred Stock, so long as there are any accumulated accrued and unpaid dividends with respect to the Series B Preferred Stock.

●	The initial liquidation preference per share of the Series B Preferred Stock will be $10.00. At May 15, 2023, the liquidation preference per share of the Series A Preferred Stock was $25.00.

●	The Series B Preferred Stock will not accrue dividends until July 1, 2027.

●	The Company has not received any report, opinion or appraisal from an outside party with respect to the Exchange Offer, the Series A Charter Amendments or the Series B Charter Amendments.

●	The Board of Directors, acting on behalf of the Company, did not engage a financial advisor for the purpose of evaluating the fairness of the Dividend, the Exchange Offer, the Series A Charter Amendments or the Series B Charter Amendments to the unaffiliated holders of Series A Preferred Stock.

●	Holders of Series A Preferred Stock will not have appraisal rights, or any contract right to petition for fair value, with respect to the Exchange Offer, the Series A Charter Amendments or the Series B Charter Amendments. We will not independently provide such a right.

●	An unaffiliated representative was not engaged by the Company to act solely on behalf of the affiliated and unaffiliated holders of Series A Preferred Stock for purposes of negotiating the terms of the Exchange Offer, the Series A Charter Amendments or the Series B Charter Amendments.

The Board of Directors, acting on behalf of the Company, did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching its position as to the fairness of the Dividend, the Exchange Offer, the Series A Charter Amendments and the Series B Charter Amendments. Rather, the Board of Directors, acting on behalf of the Company, made its fairness determination after considering all of the factors as a whole.

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Further, the factors listed below, for the reasons given, were determined by the Board of Directors, acting on behalf of the Company, to not be material or relevant to its fairness determination:

●	The Board of Directors did not believe that the net book value of the Company, which is an accounting concept, was relevant to its fairness determination because it believes that net book value is not a material indicator of the value of the Company as a going concern, but rather is indicative of historical costs.

●	The Board of Directors did not seek to determine a pre-Exchange Offer going concern value for the Company to assist in making its fairness determination because the Board of Directors determined that, following the consummation of the Exchange Offer, the Company will have a different capital structure and cost profile and therefore such pre-Exchange Offer going concern value would not be relevant.

●	The Board of Directors did not believe that the liquidation value of the Company was a relevant methodology with respect to its fairness determination because (i) it considers the Company to be a viable, going concern, (ii) it believes that liquidation sales generally result in proceeds substantially less than sales of going concerns, (iii) it considers determining a liquidation value to be impracticable given the significant execution risk that would be involved in any breakup of the Company and (iv) the Company will continue to operate its business following the consummation of the Exchange Offer.

●	The Board of Directors did not consider purchase prices paid by the Company for any Series A Preferred Stock during the past two years because no such purchases were made.

From time to time, the Company receives unsolicited inquiries from industry participants to explore strategic alternatives. To date, the Board has not considered any of these inquiries to be credible or actionable. The latest such inquiry, in July 2022 from an industry participant (“Company A”), purported to be a conditional, all-cash proposal to acquire the Company’s equity at a premium to its then-current market value. Based, in part, upon a review of Company A’s most recent financial statements, which reported only nominal cash on hand, a history of net losses and a going concern opinion rendered by its auditor, as well as Company A’s very small market capitalization, the Board did not consider further investigation to be warranted. In the Board’s judgment, the offeror lacked the capital, and apparent access to capital, to finance a transaction. The Board also believed that a recapitalization would offer more value to both its preferred and common stockholders. The Company and Company A have had no communication since July 2022. The Board considered the lack of actionable offers in the two years preceding the Exchange Offer in connection with its evaluation of the fairness of the Exchange Offer.

The foregoing discussion of the information and factors considered by the Board of Directors, acting on behalf of the Company, is not intended to be exhaustive, but includes the factors considered by the Board of Directors, acting on behalf of the Company, that it believes to be material to the fairness determination regarding the fairness of the Dividend, the Exchange Offer, the Series A Charter Amendments and the Series B Charter Amendments for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act.

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THE EXCHANGE OFFER

No Recommendation

None of the Company, its Board of Directors, officers or employees, the Information Agent, the Exchange Agent, the Proxy Solicitor, any of the Company’s financial advisors or any other person is making any recommendation to any holder of Series A Preferred Stock as to whether or not you should tender shares of Series A Preferred Stock in the Exchange Offer. Accordingly, you must make your own decision as to whether to tender shares of Series A Preferred Stock in the Exchange Offer and, if so, the number of shares of Series A Preferred Stock to tender. Participation in the Exchange Offer is voluntary, and you should carefully consider whether to participate before you make your decision. We urge you to carefully read this proxy statement/prospectus in its entirety, including the information set forth in the section of this proxy statement/prospectus entitled “Risk Factors.” We also urge you to consult your own financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

Reasons for the Exchange Offer

The Exchange Offer is part of our recapitalization to improve our capital structure, enhance the value of our Common Stock and return value to holders of our new Series B Preferred Stock. The Series A Preferred Stock was issued with an annual dividend rate of 10.875% and since October 1, 2018 has had an annual dividend rate of 12.875%. We have not paid dividends on the Series A Preferred Stock since the fourth quarter of 2017, and we do not expect to pay or be able to pay accumulated and unpaid dividends or any other dividends on the Series A Preferred Stock for the foreseeable future. In order to remain competitive and grow our business, it is vital that we significantly reduce the Company’s weighted average cost of capital and enhance the value of the Common Stock. We believe the Exchange Offer, the issuance of the Series B Preferred Stock, the Series A Charter Amendments and the Series B Charter Amendments will have the following benefits to the Company:

●	Reduce the Liquidation Preference of the Preferred Stock. As of May 15, 2023, the per share liquidation preference of the Series A Preferred Stock is $25.00. If the Required Proposals are approved and the Exchange Offer is consummated, the per share liquidation preference of each share of Series A Preferred Stock outstanding after the Exchange Offer will be reduced to $5.00. The liquidation preference of each share of Series B Preferred Stock will initially be $10.00 and will increase over time to $25.00 upon the fourth anniversary on the original date of issuance, provided that once there are 200,000 or fewer shares of the Series B Preferred Stock outstanding, the liquidation preference will be reduced to $5.00 per share. This immediate reduction in liquidation preference will create value for holders of Common Stock and add flexibility to our capital structure in order to raise new capital and/or explore strategic alternatives (such as mergers, acquisitions and joint ventures and may include a sale of some or all of the assets or equity of the Company).

●	Raise Equity Capital for Acquisition Opportunities. By reducing the burden of the Series A Preferred Stock’s liquidation and dividend preference over the Common Stock through the Exchange Offer and the Series A Charter Amendments, the Company will delay and reduce dividend payments associated with preferred stock. Dividends on the Series B Preferred Stock will not be paid or accrue until July 1, 2027 (except for the payment of a penalty dividend in shares of Common Stock, if applicable, as described under “Description of Capital Stock—Series B Preferred Stock—Milestone Redemption”) and will accrue at a rate lower than the current annual dividend rate on the Series A Preferred Stock when dividends commence on July 1, 2027. As a result, the Company will be better positioned to raise new equity capital, which can be used to make acquisitions of additional properties and to attract and retain qualified personnel in order to remain competitive and grow its business. Management believes there are a number of attractive acquisition opportunities in the healthcare real estate industry as a result of the COVID-19 pandemic, which has led to reduced occupancy levels, lower profits and lower valuations at many senior housing facilities. The Company’s operating expenses are relatively fixed as it would not need to add staff to handle the leasing of more facilities, with the result that we believe the Company should be able to achieve accretive acquisitions if it can get access to equity capital at a reasonable price.

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●	Provide Capital to Underserved Operators. We believe that there is a significant opportunity to be a capital source to long-term care operators through the acquisition and leasing of healthcare properties that are consistent with our investment and financing strategy, but that, due to size and other considerations, are not a focus for large healthcare REITs. We seek primarily small to mid-size acquisition transactions with a focus on individual facilities with existing operators, as well as small groups of facilities and larger portfolios. In addition to pursuing acquisitions using triple-net lease structures, we may pursue other forms of investment, including partnering with investors, mortgage loans and joint ventures.

●	Reduce the Burden of Accumulated and Unpaid Dividends on Series A Preferred Stock and Defer Dividend Accumulation. All accumulated and unpaid dividends on our Series A Preferred Stock must be paid prior to any payments of dividends or other distributions on our Common Stock. If the Required Proposals are not approved and the Exchange Offer is not consummated, unpaid dividends on the Series A Preferred Stock will continue to accumulate (whether or not declared or paid) at a rate of approximately $2.249 million per quarter, which will make it increasingly unlikely that the Company will ever be able to pay such accumulated dividends or raise new equity capital. If the Series A Charter Amendments are effected, approximately $49.3 million in accumulated and unpaid dividends on the Series A Preferred Stock (through May 15, 2023) will be eliminated and not paid, no further dividends on the Series A Preferred Stock will accumulate and the aggregate liquidation preference of the Series A Preferred Stock will be reduced from $70.3 million (which amount does not include the approximately $49.3 million in accumulated and unpaid dividends on the Series A Preferred Stock) as of May 15, 2023 to $4.7 million (if two-thirds of the shares of Series A Preferred Stock are exchanged) or eliminated if all of the shares of Series A Preferred Stock are exchanged. The aggregate liquidation preference for the Series B Preferred Stock will initially be $18.7 million, if two-thirds of the shares of Series A Preferred Stock are exchanged, and $28.1 million, if all of the Series A Preferred Stock is exchanged. The Series B Preferred Stock pays no dividends until July 1, 2027 (except for the payment of a penalty dividend in shares of Common Stock, if applicable, as described under “Description of Capital Stock—Series B Preferred Stock—Milestone Redemption”). We expect to use a combination of cash on hand, cash from operations, new equity capital and debt to repurchase or redeem a significant portion of the Series B Preferred Stock prior to December 31, 2026. We believe that the Exchange Offer is less expensive than any restructuring alternative the Company might seek if the Exchange Offer is not completed and allows the Company’s equity holders to retain and potentially accrue value.

●	Preserve Cash for Strategic Initiatives. Further, issuing only equity in the Exchange Offer preserves cash for other strategic initiatives, including debt reduction, acquisitions and additional liability management transactions, including the redemption or repurchase of Series B Preferred Stock, if issued, to further enhance the value of our Common Stock and improve our credit profile. See “Description of Capital Stock—Series B Preferred Stock—Milestone Redemption” and “Description of Capital Stock—Series B Preferred Stock—Cumulative Redemption.”

●	Enable Us to Repurchase, Redeem or Otherwise Acquire the Company’s Preferred Stock on a Reasonable Timeframe. Under the terms of the new Series B Preferred Stock, preferred shareholders may enforce certain director nomination rights against us, as described under “Description of Capital Stock—Series B Preferred Stock—Director Nomination Rights,” if we fail to redeem, repurchase, or otherwise acquire, by the applicable date, the applicable cumulative redemption amount, which refers to, in the aggregate, (i) 800,000 shares of Series B Preferred Stock as of the date that is 12 months after the original date of issuance, (ii) 1,400,000 shares of Series B Preferred Stock as of the date that is 24 months after the original date of issuance, (iii) 1,800,000 shares of Series B Preferred Stock as of the date that is 36 months after the original date of issuance and (iv) 2,100,000 shares of Series B Preferred Stock as of the date that is 48 months after the original date of issuance (or, in each case, such smaller number of shares of Series B Preferred Stock as is then outstanding and with each such number of shares of Series B Preferred Stock being cumulative of the number of shares of Series B Preferred Stock redeemed in previous months). Additionally, if, as of the date that is 18 months after the original date of issuance, we have failed to redeem, repurchase or otherwise acquire 1,000,000 shares of Series B Preferred Stock (or such smaller number of shares of Series B Preferred Stock as is then outstanding), then within 30 days of such date, we will pay to the holders of Series B Preferred Stock, on a pro rata basis in proportion to the number of shares of Series B Preferred Stock held by such holders, the penalty dividend, payable in shares of Common Stock, described under “Description of Capital Stock—Series B Preferred Stock—Milestone Redemption.” Redemptions, repurchases or acquisitions meeting these milestones give the Company time to redeem, repurchase or otherwise acquire the Series B Preferred Stock and return value to holders of Series B Preferred Stock in an orderly manner using, in part, the Company’s own internally generated cash flows.

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If the Preferred Series A Charter Amendment Proposal and the Common Charter Amendment Proposal are not approved or if the other conditions to the Exchange Offer are not satisfied or waived, or if holders of our Series A Preferred Stock or holders of our Common Stock and Series E Preferred Stock, as applicable, do not vote in favor of the Required Proposals at the Special Meeting and we are not able to complete the Exchange Offer, we will continue to be limited in our ability to raise new equity capital. If we are unable to raise new equity capital, we will be limited to only internally generated free cash flow, which could dramatically reduce our ability to grow and exposes us to significant operating and financial risk. If we are not able to complete the Exchange Offer or implement the Series A Charter Amendments and the Series B Charter Amendments and thereby improve our capital structure, we will consider other restructuring alternatives that might be available to us at that time. Those alternatives may include, but are not limited to, (i) the sale of profitable assets, (ii) other forms of recapitalization, which could include (a) a distribution or spin-off of profitable assets, (b) alternative offers to exchange our Series A Preferred Stock, (c) the incurrence of additional debt and (d) obtaining additional equity capital on terms that may be onerous or highly dilutive, (iv) joint ventures or (v) seeking relief through the commencement of a Chapter 11 proceeding or otherwise under the U.S. Bankruptcy Code, including (a) pursuing a plan of reorganization that we would seek to confirm (or “cram down”) despite any class of creditors who reject or are deemed to have rejected such plan, (b) seeking bankruptcy court approval for the sale of some, most or all of our assets pursuant to section 363(b) of the U.S. Bankruptcy Code and subsequent liquidation of the remaining assets in the bankruptcy case or (c) seeking another form of bankruptcy relief, all of which would involve uncertainties, potential delays and litigation risks.

Our ability to access capital markets or refinance our indebtedness will depend on the capital markets and our financial condition at such time. There can be no assurance that any such alternative will be pursued or accomplished. We may not be able to engage in any of these activities or engage in any of these activities on desirable terms. Any such alternative could be on terms that are less favorable to the holders of the Series A Preferred Stock than the terms of the Exchange Offer, and holders of the Series A Preferred Stock could receive little or no consideration for their shares of Series A Preferred Stock. There are no restrictive covenants or other obligations under the Charter that limit the Company’s ability to complete a transfer, sale, distribution or spin-off of profitable assets. Moreover, in any such alternative there can be no assurance that holders of the Series A Preferred Stock will be offered the right to exchange their Series A Preferred Stock or would be entitled to a vote in respect of any such alternative.

Terms of the Exchange Offer

We are offering to exchange, upon the terms and subject to the conditions set forth in this proxy statement/prospectus and the accompanying Letter of Transmittal, any and all shares of our Series A Preferred Stock tendered in the Exchange Offer for newly issued Series B Preferred Stock.

The Exchange Offer will expire at the Expiration Date, unless extended or earlier terminated by us. Tendered shares of Series A Preferred Stock may be withdrawn at any time prior to the expiration of the Exchange Offer. In addition, you may withdraw any tendered shares of Series A Preferred Stock if we have not accepted them for exchange within 40 business days from the commencement of the Exchange Offer on May 25, 2023.

We will issue Series B Preferred Stock in exchange for properly tendered (and not validly withdrawn) shares of Series A Preferred Stock that are accepted for exchange promptly after the Expiration Date.

All of the shares of Series A Preferred Stock are held in book-entry form through the facilities of DTC in New York City. This proxy statement/prospectus and the Letter of Transmittal are being sent to all registered holders and beneficial holders of shares of Series A Preferred Stock identified by DTC participants as of the day preceding the date of this proxy statement/prospectus. There will be no fixed record date for determining registered holders of Series A Preferred Stock entitled to participate in the Exchange Offer.

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Any shares of Series A Preferred Stock that are accepted for exchange in the Exchange Offer will be retired. Shares of Series A Preferred Stock tendered but not accepted because they were not properly tendered shall remain outstanding upon completion of the Exchange Offer. If any tendered shares of Series A Preferred Stock are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this proxy statement/prospectus or otherwise, all unaccepted shares of Series A Preferred Stock will be returned, without expense, to the tendering holder promptly after the expiration of the Exchange Offer.

Our obligation to accept shares of Series A Preferred Stock tendered pursuant to the Exchange Offer is limited by the conditions listed below under “—Conditions of the Exchange Offer.”

Holders who tender shares of Series A Preferred Stock in the Exchange Offer will not be required to pay brokerage commissions or fees to the Information Agent, the Exchange Agent, the Proxy Solicitor, or us. If your shares of Series A Preferred Stock are held through a broker or other nominee who tenders the shares of Series A Preferred Stock on your behalf, your broker or nominee may charge you a commission for doing so.

Additionally, subject to the instructions in the Letter of Transmittal, holders who tender shares of Series A Preferred Stock in the Exchange Offer will not be required to pay transfer taxes with respect to the exchange of shares of Series A Preferred Stock. It is important that you read “—Fees and Expenses” and “Material U.S. Federal Income Tax Considerations” below for more details regarding fees and expenses and taxes relating to the Exchange Offer.

We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. Shares of Series A Preferred Stock that are not accepted for exchange in the Exchange Offer will remain outstanding. See “—Consequences of Failure to Exchange Series A Preferred Stock in the Exchange Offer.” Holders of Series A Preferred Stock will not have appraisal rights, or any contract right to petition for fair value, with respect to the Exchange Offer. We will not independently provide such a right.

We shall be deemed to have accepted for exchange properly tendered shares of Series A Preferred Stock when we have given oral or written notice of the acceptance to the Exchange Agent. The Exchange Agent will act as agent for the holders of Series A Preferred Stock who tender their shares in the Exchange Offer for the purposes of receiving the Exchange Consideration from us and delivering the Exchange Consideration to the exchanging holders. We expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any shares of Series A Preferred Stock not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “—Conditions of the Exchange Offer.”

If your shares of Series A Preferred Stock are accepted for exchange in the Exchange Offer, you will lose your right to receive quarterly dividends in respect of the shares of Series A Preferred Stock, including previously accumulated dividends, when and as declared by our Board of Directors.

Fractional Shares of Series B Preferred Stock

We will not issue fractional shares of Series B Preferred Stock in the Exchange Offer.

Resale of Series B Preferred Stock Received Pursuant to the Exchange Offer

The Series B Preferred Stock issuable pursuant to the Exchange Offer is being registered under the Securities Act and will be freely tradable, except by our affiliates.

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Consequences of Failure to Exchange Series A Preferred Stock in the Exchange Offer

Shares of Series A Preferred Stock that are not accepted for exchange in the Exchange Offer will remain outstanding and continue to be entitled to the rights and benefits holders have under the Georgia Business Corporation Code (the “GBCC”), our Amended and Restated Bylaws (our “Bylaws”) and our Charter. If the Series A Charter Amendments are effected, the rights of holders of Series A Preferred Stock under the amended Charter will be significantly reduced, including in the following ways:

●	the stated liquidation preference per share of Series A Preferred Stock will be reduced from $25.00 to $5.00 per share;

●	the dividends payable quarterly in cash when and as declared by the Board of Directors, and the accumulation at a rate of 12.875% per annum of the $25.00 per share liquidation preference, would be eliminated;

●	the approximately $49.3 million in accumulated and unpaid Series A Preferred Stock dividends would be eliminated;

●	penalty events and the right of holders of Series A Preferred Stock to elect directors to the Board of Directors upon the occurrence of a penalty event would be eliminated;

●	the redemption price of the Series A Preferred Stock in the event of an optional redemption will be reduced to $5.00 per share;

●	the redemption price of the Series A Preferred Stock in the event of a “change of control” will be reduced to $5.00 per share; and

●	change the voting rights of holders of Series A Preferred Stock when voting as a single class with any other class or series of stock to one vote per $5.00 liquidation preference.

Further, if a sufficiently large number of shares of Series A Preferred Stock do not remain outstanding after the Exchange Offer, the trading market for the remaining outstanding shares of Series A Preferred Stock may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading of the shares of Series A Preferred Stock.

Expiration Date; Extension; Termination; Amendment

The Exchange Offer will expire at the Expiration Date, unless extended or earlier terminated by us. The term “Expiration Date” means 11:59 p.m., New York City time, on June 27, 2023, and if we extend the period of time for which the Exchange Offer remains open, the term “Expiration Date” means the latest time and date to which the Exchange Offer is so extended. Tendered shares of Series A Preferred Stock may be withdrawn prior to the Expiration Date. You must validly tender your shares of Series A Preferred Stock for exchange prior to the Expiration Date to receive the Exchange Consideration. The Expiration Date will be at least 20 business days from the commencement of the Exchange Offer as required by Rule 14e-1(a) under the Exchange Act.

We reserve the right to extend the period of time that the Exchange Offer is open, and delay acceptance for exchange of any shares of Series A Preferred Stock, by giving oral or written notice to the Exchange Agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any extension, all shares of Series A Preferred Stock previously tendered pursuant to the extended Exchange Offer will remain subject to the Exchange Offer unless properly withdrawn.

In addition, we reserve the right to:

●	terminate the Exchange Offer and not to accept for exchange any shares of Series A Preferred Stock not previously accepted for exchange upon the occurrence of any of the events specified below under “—Conditions of the Exchange Offer” that have not been waived by us; and

●	amend the terms of the Exchange Offer in any manner permitted or not prohibited by law.

If we terminate or amend the Exchange Offer, we will notify the Exchange Agent by oral or written notice (with any oral notice to be promptly confirmed in writing) and will issue a timely press release or other public announcement regarding the termination or amendment.

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In the event that the Exchange Offer is terminated, withdrawn or otherwise not consummated prior to the Expiration Date, no consideration will be paid or become payable to holders who have properly tendered their shares of Series A Preferred Stock pursuant to the Exchange Offer. In any such event, the shares of Series A Preferred Stock previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders.

If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waive a material condition of the Exchange Offer, we will promptly disseminate disclosure regarding the changes to the Exchange Offer as required by law. In addition, we will take steps to ensure that the Exchange Offer remains open for the minimum number of days, as required by law, following the date we disseminate disclosure regarding the changes.

Procedures for Tendering Shares of Series A Preferred Stock

We have forwarded to you, along with this proxy statement/prospectus, the Letter of Transmittal relating to the Exchange Offer. A holder need not submit the Letter of Transmittal if the holder tenders shares of Series A Preferred Stock in accordance with the procedures mandated by DTC’s ATOP.

To tender in the Exchange Offer through ATOP, a holder must comply with the procedures described below under “—The Depository Trust Company Book-Entry Transfer Procedures.”

The Depository Trust Company Book-Entry Transfer Procedures

The Exchange Agent will establish accounts with respect to the shares of Series A Preferred Stock at DTC for purposes of the Exchange Offer within two business days after the date of the Exchange Offer.

Holders who tender (and do not validly withdraw) their shares of Series A Preferred Stock to the Exchange Agent prior to the Expiration Date will be entitled to receive the Exchange Consideration on the settlement date, provided that the remaining conditions to the Exchange Offer have been satisfied or waived. It is your responsibility to validly tender your shares of Series A Preferred Stock. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

Any beneficial holder whose shares of Series A Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee who wishes to tender should contact such broker, dealer, commercial bank or trust company promptly and instruct such broker, dealer, commercial bank or trust company to tender the shares of Series A Preferred Stock on such beneficial owner’s behalf.

If you need help in tendering your shares of Series A Preferred Stock, please contact the Exchange Agent, whose address and telephone number are listed on the back cover of this proxy statement/prospectus.

All of the shares of Series A Preferred Stock are held in book-entry form and are currently represented by one or more global certificates registered in the name of a nominee of DTC. We have confirmed with DTC that the shares of Series A Preferred Stock may be exchanged by using ATOP procedures instituted by DTC. DTC participants may electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer their outstanding shares of Series A Preferred Stock to the Exchange Agent using the ATOP procedures. In connection with each book-entry transfer of shares of Series A Preferred Stock to the Exchange Agent, DTC will send an “agent’s message” to the Exchange Agent, which, in turn, will confirm its receipt of the book-entry transfer. The term “agent’s message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the participant in DTC tendering shares of Series A Preferred Stock that such participant has received and agrees to be bound by the terms of the Exchange Offer and that the Company may enforce such agreement against the participant. By using the ATOP procedures to tender shares of Series A Preferred Stock, you will not be required to deliver the Letter of Transmittal to the Information Agent. However, you will be bound by the terms of the Letter of Transmittal just as if you had signed it.

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You must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC to tender your shares of Series A Preferred Stock or follow the procedures described under “—Guaranteed Delivery Procedures” below.

Guaranteed Delivery Procedures

If a holder of Series A Preferred Stock desires to tender its shares of Series A Preferred Stock for exchange pursuant to the Exchange Offer, but (i) the procedure for book-entry transfer cannot be completed on a timely basis, or (ii) time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date, the holder can still tender its shares of Series A Preferred Stock if all the following conditions are met:

●	the tender is made by or through a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act (an “Eligible Institution”);

●	the Exchange Agent receives by hand, mail, overnight courier, facsimile or electronic mail transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form attached as an exhibit to the Registration Statement of which this proxy statement/prospectus is a part, with signatures guaranteed by an Eligible Institution; and

●	a confirmation of a book-entry transfer into the Exchange Agent’s account at DTC of all shares of Series A Preferred Stock delivered electronically, together with a properly completed and duly executed Letter of Transmittal with any required signature guarantees (or, in the case of a book-entry transfer, an agent’s message in accordance with ATOP), and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent within two days that the NYSE American is open for trading after the date the Exchange Agent receives such Notice of Guaranteed Delivery.

In any case where the guaranteed delivery procedure is utilized for the tender of shares of Series A Preferred Stock pursuant to the Exchange Offer, the issuance of Series B Preferred Stock in exchange for those shares of Series A Preferred Stock accepted for exchange pursuant to the Exchange Offer will be made only if the Exchange Agent has timely received the applicable foregoing items.

Withdrawal Rights

You may withdraw your tender of shares of Series A Preferred Stock at any time before the Expiration Date. In addition, if not previously returned, you may withdraw shares of Series A Preferred Stock that you tender that are not accepted by us for exchange after expiration of 40 business days from the commencement of the Exchange Offer. For a withdrawal of shares tendered through ATOP to be effective, the Exchange Agent must receive a computer-generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC, or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, before the expiration of the Exchange Offer. Any notice of withdrawal must:

●	specify the name of the person that tendered the shares of Series A Preferred Stock to be withdrawn;

●	identify the shares of Series A Preferred Stock to be withdrawn;

●	specify the number of shares of Series A Preferred Stock to be withdrawn;

●	include a statement that the holder is withdrawing its election to have the shares of Series A Preferred Stock exchanged;

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●	be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which the shares of Series A Preferred Stock were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the transfer agent register the transfer of such shares of Series A Preferred Stock into the name of the person withdrawing the tender; and

●	specify the name in which any shares of Series A Preferred Stock are to be registered, if different from that of the person that tendered the shares of Series A Preferred Stock.

Any notice of withdrawal of shares tendered through ATOP must specify the name and number of the account at DTC to be credited with the withdrawn shares of Series A Preferred Stock or otherwise comply with DTC’s procedures.

If you previously submitted a proxy, an effective withdrawal will not revoke such proxy or change your vote(s) contained within such proxy. For more information regarding the procedures for revoking your proxy, see “The Special Meeting—Revocability of Proxy” and “The Special Meeting—Right to Revoke Proxy.”

Any shares of Series A Preferred Stock withdrawn will not have been properly tendered for exchange for purposes of the Exchange Offer. Any shares of Series A Preferred Stock that have been tendered for exchange through ATOP but which are not accepted for exchange for any reason will be credited to an account with DTC specified by the holder, promptly after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn shares of Series A Preferred Stock may be re-tendered by following one of the procedures described under “—Procedures for Tendering Shares of Series A Preferred Stock” above at any time on or before the applicable Expiration Date.

Acceptance of Shares of Series A Preferred Stock for Exchange; Delivery of Exchange Consideration

Upon satisfaction or waiver of all of the conditions to the Exchange Offer, we will promptly accept the shares of Series A Preferred Stock properly tendered that have not been validly withdrawn pursuant to the Exchange Offer and will pay the Exchange Consideration in exchange for such shares of Series A Preferred Stock promptly after acceptance. See “—Conditions of the Exchange Offer” below. For purposes of the Exchange Offer, we will be deemed to have accepted properly tendered shares of Series A Preferred Stock for exchange when we give notice of acceptance to the Exchange Agent.

In all cases, we will pay the Exchange Consideration in exchange for shares of Series A Preferred Stock that are accepted for exchange pursuant to the Exchange Offer only after the Exchange Agent timely receives a book-entry confirmation of the transfer of the shares of Series A Preferred Stock into the Exchange Agent’s account at DTC, and a properly completed and duly executed Letter of Transmittal and all other required documents or a properly transmitted agent’s message.

We will not be liable for any interest as a result of a delay by the Exchange Agent or DTC in distributing the Exchange Consideration in the Exchange Offer.

Conditions of the Exchange Offer

Notwithstanding any other provision of this proxy statement/prospectus to the contrary, we will not be required to accept for exchange shares of Series A Preferred Stock tendered pursuant to the Exchange Offer and may terminate or amend the Exchange Offer if any condition to the Exchange Offer is not satisfied. We may also, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance for exchange of shares of Series A Preferred Stock properly tendered (and not validly withdrawn) prior to the Expiration Date, if any one of the following conditions has occurred, and the occurrence thereof has not been waived by us:

●	holders of at least 66 2/3% of the outstanding shares of the Series A Preferred Stock as of the Record Date have not approved each of the Preferred Series A Charter Amendment Proposal (the “Preferred Series A Charter Amendment Condition”), and the Series B Preferred Stock Proposal by June 27, 2023 (the “Series B Preferred Designation Condition”);

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●	a majority of votes entitled to be cast by the holders of the outstanding Common Stock and Series E Preferred Stock as of the Record Date, less any shares of Series E Preferred Stock redeemed prior to the Special Meeting, have not approved the Common Charter Amendment Proposal by June 27, 2023 (the “Common Charter Amendment Condition” and, together with the Preferred Series A Charter Amendment Condition, the “Charter Amendment Conditions”);

●	the Registration Statement of which this proxy statement/prospectus is a part shall not have become effective in accordance with the provisions of the Securities Act, a stop order shall have been issued by the SEC or a proceeding seeking such stop order has been threatened or initiated by the SEC that remains pending (collectively, the “Registration Statement Condition”);

●	there shall have been instituted, threatened in writing or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits to us (as set forth under “—Reasons for the Exchange Offer”) of the Exchange Offer;

●	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits to us of the Exchange Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

●	there shall have occurred or be reasonably likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs; or

●	there shall have occurred:

●	any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets;

●	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

●	any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or

●	a natural disaster or the commencement or material worsening of a war, armed hostilities, act of terrorism, pandemic or other international or national calamity directly or indirectly involving the United States which, in our reasonable judgment, diminishes general economic activity to a degree sufficient to materially reduce demand for our business.

The Charter Amendment Conditions, the Series B Preferred Designation Condition and the Registration Statement Condition may not be waived.

We expressly reserve the right to amend or terminate the Exchange Offer and to reject for exchange any shares of Series A Preferred Stock not previously accepted for exchange, upon the occurrence of any of the conditions to the Exchange Offer specified above. In addition, we expressly reserve the right, at any time or at various times, to waive certain of the conditions to the Exchange Offer, in whole or in part. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the Exchange Agent as promptly as practicable, followed by a timely press release or other public announcement to the extent required by law.

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These conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the Exchange Offer in our reasonable discretion, regardless of the circumstances giving rise to the condition (other than any action or failure to act by us). Each such right will be deemed an ongoing right that we may assert at any time or at various times with respect to the Exchange Offer prior to its expiration.

All conditions to the Exchange Offer must be satisfied or waived prior to the expiration of the Exchange Offer.

We will implement the Series A Charter Amendments through a filing with the Secretary of State of the State of Georgia if and only if the Preferred Series A Charter Amendment Proposal and the Common Charter Amendment Proposal are approved by our shareholders and the Exchange Offer is consummated. We will implement the Series B Charter Amendments through a filing with the Secretary of State of the State of Georgia if and only if the Preferred Series A Charter Amendment Proposal, the Series B Preferred Stock Proposal and the Common Charter Amendment Proposal are approved by our shareholders.

Fees and Expenses

We will bear the fees and expenses of the Exchange Offer, and tendering holders of Series A Preferred Stock will not be required to pay any of our expenses of the Exchange Offer, including the fees of the Information Agent, the Exchange Agent and the Proxy Solicitor. Total fees and expenses incurred or to be incurred by the Company in connection with the Exchange Offer are estimated at this time to be as follows:

Description	Amount
Legal fees	$500,000
Accounting fees	$15,000
Printing, proxy solicitation, filing, mailing, special meeting and exchange offer costs	$50,000
SEC filing fee	$1,118
Miscellaneous	$15,000
Total fees and expenses	$481,118

In addition to the fees and expenses described above, we will reimburse the Information Agent, the Exchange Agent and the Proxy Solicitor for reasonable out-of-pocket expenses, and we will indemnify each of the Information Agent, the Exchange Agent and the Proxy Solicitor against certain liabilities and expenses in connection with the Exchange Offer, including liabilities under the federal securities laws. The principal solicitation is being made by mail. However, additional solicitations may be made by facsimile transmission, telephone or in person by our officers and other employees.

If a tendering holder participates in the Exchange Offer through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions to such third party.

Settlement

As soon as practicable after tender, but no later than two business days after the Expiration Date, the holders of any tendered shares of Series A Preferred Stock that the Company deems not accepted for payment, whether for improper tender procedure or otherwise, will be notified. All shares of Series A Preferred Stock for which such notification is not provided within two business days after the Expiration Date will be deemed accepted for payment, subject only to the closing conditions of the Exchange Offer, including the Charter Amendment Conditions and the Series B Preferred Designation Condition.

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If any tendered shares of Series A Preferred Stock are not accepted for exchange pursuant to the terms and conditions of the Exchange Offer for any reason, certificates for such unexchanged shares of Series A Preferred Stock will be returned to the tendering holder promptly following the Expiration Date.

Upon the terms and subject to the conditions of the Exchange Offer, the exchange of the outstanding shares of Series A Preferred Stock validly tendered, accepted for payment and not withdrawn will be made at the closing of the Exchange Offer. The closing of the Exchange Offer is expected to occur on or around the date that is two business days of the Expiration Date. Delivery of the Exchange Consideration in exchange for properly tendered and accepted shares of Series A Preferred Stock pursuant to the Exchange Offer will be made by us at the closing of the Exchange Offer. Under no circumstances will interest be paid by us by reason of any delay in making such exchange.

Future Purchases

Following completion of the Exchange Offer, we may repurchase shares of Series A Preferred Stock that remain outstanding in the open market, redemptions, privately negotiated transactions, tender or exchange offers or otherwise. Future purchases of shares of Series A Preferred Stock that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than the Exchange Offer. However, Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any shares of Series A Preferred Stock other than pursuant to the Exchange Offer until ten business days after the Expiration Date, although there are some exceptions. Future purchases, if any, will depend on many factors, which will include market conditions and the condition of our business.

No Appraisal Rights

Holders of Series A Preferred Stock will not have appraisal rights, or any contract right to petition for fair value, with respect to the Exchange Offer. We will not independently provide such a right.

Schedule TO/13E-3

Because the Exchange Offer has a reasonable likelihood of causing the Series A Preferred Stock to (i) be eligible for termination of registration under Section 12(g)(4) of the Exchange Act and (ii) be delisted from the NYSE American, we have filed with the SEC a joint statement on Schedule TO/13E-3, which contains additional information with respect to the Company and the Exchange Offer. The Schedule TO/13E-3, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as are set forth under “How to Obtain Additional Information.” We will amend the Schedule TO/13E-3 to report any material changes in the terms of the Exchange Offer and to report the final results of the Exchange Offer as required by Exchange Act Rules 13e-3(d)(3), 13e-4(c)(3) and 13e-4(c)(4).

“Blue Sky” Compliance

We are making the Exchange Offer to eligible holders only. We are not aware of any jurisdiction in which the making of this Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of this Exchange Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, this Exchange Offer will not be made to, nor will tenders of shares of Series A Preferred Stock be accepted from or on behalf of, the holders of Series A Preferred Stock residing in such jurisdiction.

Accounting Treatment

For each share of Series A Preferred Stock that is exchanged in the Exchange Offer, we will eliminate from our Series A Preferred Stock equity account an amount equal to the sum of $25.00 and an offset amount for the allocation of Series A Preferred Stock issuance costs. The amount eliminated, which nets to $22.20 per share of Series A Preferred Stock, will be replaced by an equivalent amount in our Series B Preferred Stock capital account.

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THE SPECIAL MEETING

To Be Held Tuesday, June 27, 2023

To the Holders of Our Series A Preferred Stock and Holders of Our Common Stock and Series E Preferred Stock:

The Board of Directors is furnishing this proxy statement/prospectus in connection with its solicitation of proxies for use at the Special Meeting of the holders of our Series A Preferred Stock and holders of our Common Stock and Series E Preferred Stock, to be held on Tuesday, June 27, 2023 at 10:00 a.m., Eastern Time, at Sonesta Gwinnett Place Atlanta, located at 1775 Pleasant Hill Road, Duluth, Georgia. The Special Meeting is being held in connection with the Exchange Offer. It is a condition to the consummation of the Exchange Offer that the holders of our Series A Preferred Stock and holders of our Common Stock and Series E Preferred Stock vote on, and approve, the Required Proposals described in this proxy statement/prospectus. As a result, we are holding the Special Meeting. This proxy statement/prospectus, the accompanying proxy cards and the notice of the Special Meeting are being provided to holders of our Series A Preferred Stock and holders of our Common Stock and Series E Preferred Stock beginning on or about May 25, 2023.

Proposals to Be Considered at the Special Meeting

The following Proposals will be presented to the holders of Series A Preferred Stock entitled to vote thereon for consideration at the Special Meeting:

1.	to approve a proposal to amend our Charter to (i) reduce the liquidation preference of the Series A Preferred Stock to $5.00 per share, (ii) eliminate accumulated and unpaid dividends on the Series A Preferred Stock, (iii) eliminate future dividends on the Series A Preferred Stock, (iv) eliminate penalty events and the right of holders of Series A Preferred Stock to elect directors upon the occurrence of a penalty event, (v) reduce the redemption price of the Series A Preferred Stock in the event of an optional redemption to $5.00 per share, (vi) reduce the redemption price of the Series A Preferred Stock in the event of a “change of control” to $5.00 per share and (vii) change the voting rights of holders of Series A Preferred Stock when voting as a single class with any other class or series of stock to one vote per $5.00 liquidation preference, on the terms of the form of proposed Series A Charter Amendments set forth as Annex A to this proxy statement/prospectus;

2.	to approve a proposal to (i) temporarily amend our Charter to increase the authorized number of shares of preferred stock to 6,000,000 shares, on the terms of the form of proposed amendments set forth as Annex B-1-A to this proxy statement/prospectus, and, following the consummation of the Exchange Offer, subsequently amend our Charter to decrease the authorized number of shares of preferred stock to 5,000,000 shares, on the terms of the form of proposed amendments set forth as Annex B-1-B to this proxy statement/prospectus, and (ii) approve the authorization, creation and designation by the Board pursuant to Section 14-2-602 of the Official Code of Georgia Annotated, from the authorized but undesignated shares of preferred stock, of the Series B Preferred Stock having the rights, preferences and privileges substantially as set forth in the form of amendment to the Charter in Annex B-2 to this proxy statement/prospectus and as described under “Description of Capital Stock—Series B Preferred Stock,” which, if so approved by the holders of the Series A Preferred Stock as part of this proposal, will rank senior to the Series A Preferred Stock, and be “Senior Shares” to the Series A Preferred Stock, pursuant to and as contemplated by Section 3.7(e) of the Charter; and

3.	to approve (together with the holders of Common Stock and Series E Preferred Stock) the adjournment of the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Required Proposals.

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The following Proposals will be presented to the holders of Common Stock and Series E Preferred Stock entitled to vote thereon for consideration at the Special Meeting:

1.	to approve a proposal to (i) amend our Charter to (a) reduce the liquidation preference of the Series A Preferred Stock to $5.00 per share, (b) eliminate accumulated and unpaid dividends on the Series A Preferred Stock, (c) eliminate future dividends on the Series A Preferred Stock, (d) eliminate penalty events and the right of holders of Series A Preferred Stock to elect directors upon the occurrence of a penalty event, (e) reduce the redemption price of the Series A Preferred Stock in the event of an optional redemption to $5.00 per share, (f) reduce the redemption price of the Series A Preferred Stock in the event of a “change of control” to $5.00 per share and (g) change the voting rights of holders of Series A Preferred Stock when voting as a single class with any other class or series of stock to one vote per $5.00 liquidation preference, on the terms of the form of proposed amendments set forth as Annex A to this proxy statement/prospectus and (ii) temporarily amend our Charter to increase the authorized number of shares of the Company to 61,000,000 shares, consisting of 55,000,000 shares of common stock and 6,000,000 shares of preferred stock, on the terms of the form of proposed amendments set forth as Annex B-1-A to this proxy statement/prospectus, and, following the consummation of the Exchange Offer, subsequently amend our Charter to decrease the authorized number of shares of the Company to 60,000,000 shares, consisting of 55,000,000 shares of common stock and 5,000,000 shares of preferred stock, on the terms of the form of proposed amendments set forth as Annex B-1-B to this proxy statement/prospectus; and

2.	to approve (together with the holders of Series A Preferred Stock) the adjournment of the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Required Proposals.

Reasons for the Special Meeting and Consideration of the Required Proposals

See “Special Factors—Background of the Exchange Offer” and “The Exchange Offer—Reasons for the Exchange Offer.”

In order to consummate the Exchange Offer, the Required Proposals must be approved by the Company’s shareholders entitled to vote on each Required Proposal. See “Preferred Series A Charter Amendment Proposal,” “Series B Preferred Stock Proposal” and “Common Charter Amendment Proposal” for the full description of the reasons for and effects of each Required Proposal.

Solicitation of Proxies

This proxy is solicited by and on behalf of our Board of Directors. Our directors, officers and employees may solicit the return of proxies by personal interview, mail, telephone, e-mail or facsimile. We will not pay additional compensation to our directors, officers or employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts. We also intend to request persons holding shares of our Series A Preferred Stock and persons holding shares of our Common Stock and Series E Preferred Stock in their name or custody, or in the name of a nominee, to send proxy materials to their principals and request authority for the execution of the proxies, and we will reimburse such persons for their expense in doing so. We will bear the expense of soliciting proxies for the Special Meeting, including the cost of mailing.

Record Date and Voting Rights

Our holders of Series A Preferred Stock have no voting rights, except as set forth in our Charter or as otherwise required by law. Under our Charter, holders of Series A Preferred Stock are entitled to vote on matters relating to amending, altering or appealing the provisions of our Charter, as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock, including the Preferred Series A Charter Amendment Proposal at the Special Meeting. Under our Charter, holders of Series A Preferred Stock are also entitled to vote on matters relating to the authorization or creation of any class or series of shares whose holders are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preferred Stock, including the Series B Preferred Stock. Each holder of Series A Preferred Stock is entitled to one vote for each share of Series A Preferred Stock held as of the Record Date.

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Our holders of Common Stock are entitled to vote on all matters submitted to shareholders. Each share of Common Stock entitles the holder to one vote. On February 13, 2023, the Board of Directors declared a dividend of one one-thousandth (1/1,000th) of a share of Series E Preferred Stock for each outstanding share of Common Stock, which was paid on February 28, 2023 to shareholders of record of Common Stock as of 5:00 p.m. Eastern Time on the Dividend Record Date. The holders of Series E Preferred Stock have 1,000,000 votes per whole share of Series E Preferred Stock (i.e., 1,000 votes per one one-thousandth of a share of Series E Preferred Stock) and are entitled to vote with the Common Stock, together as a single class, on the Common Charter Amendment Proposal and the Adjournment Proposal, but are not otherwise entitled to vote on the other proposals to be presented at the Special Meeting. Notwithstanding the foregoing, each share of Series E Preferred Stock redeemed pursuant to the Initial Redemption will have no voting power with respect to the Common Charter Amendment Proposal and the Adjournment Proposal or any other matter. Unless otherwise provided on any applicable proxy card or voting instructions, when a holder of Common Stock submits a vote on the Common Charter Amendment Proposal and the Adjournment Proposal, the corresponding number of shares of Series E Preferred Stock (or fraction thereof) held by such holder will be automatically cast in the same manner as the vote of the share of Common Stock (or fraction thereof) in respect of which such share of Series E Preferred Stock (or fraction thereof) was issued as a dividend is cast on the Common Charter Amendment Proposal and the Adjournment Proposal or such other matter, as applicable, and the proxy card or voting instructions with respect to shares of Common Stock held by any holder on whose behalf such proxy card or voting instructions are submitted will be deemed to include all shares of Series E Preferred Stock (or fraction thereof) held by such holder. Holders of Series E Preferred Stock will not receive a separate proxy card to cast votes with respect to the Series E Preferred Stock on the Common Charter Amendment Proposal and the Adjournment Proposal or any other matter brought before the Special Meeting. For example, if a shareholder holds 10 shares of Common Stock (entitled to one vote per share) and votes in favor of the Common Charter Amendment Proposal, then 10,010 votes will be recorded in favor of the Common Charter Amendment Proposal, because the shareholder’s shares of Series E Preferred Stock will automatically be voted in favor of the Common Charter Amendment Proposal alongside such shareholder’s shares of Common Stock.

All shares of Series E Preferred Stock that are not present in person or by proxy at the Special Meeting as of immediately prior to the opening of the polls on the Common Charter Amendment Proposal at the Special Meeting will be automatically redeemed in the Initial Redemption. Any outstanding shares of Series E Preferred Stock that have not been redeemed pursuant to the Initial Redemption will be redeemed in whole, but not in part, (i) if and when ordered by our Board or (ii) automatically upon the approval by the Company’s shareholders of the Common Charter Amendment Proposal at any meeting of shareholders held for the purpose of voting on such proposal.

Consequently, the aggregate number of shares entitled to be voted at the Special Meeting for each Proposal is as follows:

Aggregate Votes Entitled to be Cast
Preferred Series A Charter Amendment Proposal	2,811,535 shares of Series A Preferred Stock
Series B Preferred Stock Proposal	2,811,535 shares of Series A Preferred Stock
Common Charter Amendment Proposal	1,883,028 shares of Common Stock and approximately 1,883 shares of Series E Preferred Stock (subject to the Initial Redemption)
Adjournment Proposal	2,811,535 shares of Series A Preferred Stock, 1,883,028 shares of Common Stock and approximately 1,883 shares of Series E Preferred Stock

Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting and any postponement or adjournment of the Special Meeting. On the Record Date, 2,811,535 shares of Series A Preferred Stock were outstanding, 1,883,028 shares of Common Stock were outstanding and approximately 1,883 shares of Series E Preferred Stock were outstanding.

We are commencing our solicitation of proxies on or about May 25, 2023. We will continue to solicit proxies until the date of the Special Meeting. Each shareholder of record on May 11, 2023 will receive a proxy statement/prospectus and have the opportunity to vote on the matters described in the proxy statement/prospectus. Proxies delivered prior to the Record Date will be valid and effective so long as the shareholder providing the proxy is a shareholder on the Record Date. If you are not a holder of record on the Record Date, any proxy you deliver will be ineffective. If you deliver a proxy prior to the Record Date and remain a holder on the Record Date, you do not need to deliver another proxy after the Record Date. If you deliver a proxy prior to the Record Date and do not revoke that proxy, your proxy will be deemed to cover the number of shares you own on the Record Date even if that number is different from the number of shares you owned when you executed and delivered your proxy. Proxies received from persons who are not holders of record on the Record Date will not be effective.

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Voting of Proxies

If you are not planning on attending the Special Meeting to vote your shares in person, your shares cannot be voted until either a signed proxy card is returned to the Company or voting instructions are submitted by using the Internet or by using your tablet or smartphone. To give the Company the power to vote your shares of Series A Preferred Stock or your shares of Common Stock and Series E Preferred Stock at the Special Meeting, complete, sign, date and return the applicable proxy card in the enclosed postage-paid return envelope. Unless otherwise provided on any applicable proxy card or voting instructions, when a holder of Common Stock submits a vote on the Common Charter Amendment Proposal and the Adjournment Proposal, the corresponding number of shares of Series E Preferred Stock (or fraction thereof) held by such holder will be automatically cast in the same manner as the vote of the share of Common Stock (or fraction thereof) in respect of which such share of Series E Preferred Stock (or fraction thereof) was issued as a dividend is cast on the Common Charter Amendment Proposal and the Adjournment Proposal or such other matter, as applicable, and the proxy card or voting instructions with respect to shares of Common Stock held by any holder on whose behalf such proxy card or voting instructions are submitted will be deemed to include all shares of Series E Preferred Stock (or fraction thereof) held by such holder. Holders of Series E Preferred Stock will not receive a separate proxy card to cast votes with respect to the Series E Preferred Stock on the Common Charter Amendment Proposal and the Adjournment Proposal or any other matter brought before the Special Meeting. Specific instructions for holders of record of Series A Preferred Stock and holders of record of Common Stock and Series E Preferred Stock who wish to use the Internet, tablet or smartphone voting procedures are set forth on the applicable proxy card.

Shares of Series A Preferred Stock and shares of Common Stock and Series E Preferred Stock represented by properly executed proxies received in time for the Special Meeting will be voted in accordance with the choices specified in the proxies. Unless contrary instructions are indicated on the proxy:

●	shares of Series A Preferred Stock will be voted “FOR” the Preferred Series A Charter Amendment Proposal;

●	shares of Series A Preferred Stock will be voted “FOR” the Series B Preferred Stock Proposal;

●	shares of Common Stock and Series E Preferred Stock will be voted “FOR” the Common Charter Amendment Proposal; and

●	shares of Series A Preferred Stock and shares of Common Stock and Series E Preferred Stock will be voted “FOR” the Adjournment Proposal.

The Board of Directors recommends that the holders of Series A Preferred Stock vote “FOR” each of the Preferred Series A Charter Amendment Proposal, the Series B Preferred Stock Proposal and the Adjournment Proposal and the holders of Common Stock and Series E Preferred Stock vote “FOR” each of the Common Charter Amendment Proposal and the Adjournment Proposal. The management and the Board of Directors know of no matters to be brought before the Special Meeting other than as set forth herein. Because this is a Special Meeting called by the Board of Directors, under the GBCC and our Bylaws, the only matters that may properly be brought before the meeting are those items proposed in the notice of Special Meeting and further described in this proxy statement/prospectus. Holders of Series A Preferred Stock and holders of Common Stock and Series E Preferred Stock do not have the ability to bring any matters before the Special Meeting.

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Revocability of Proxy

The giving of your proxy does not preclude your right to vote in person should you so desire. A proxy may be revoked at any time prior to its exercise by delivering a written statement to the Corporate Secretary that the proxy is revoked, by presenting a later-dated proxy, or by attending the Special Meeting and voting in person.

Broker Non-Votes

If the shares of Series A Preferred Stock or the shares of Common Stock and Series E Preferred Stock you own are held in “street name” by a bank, brokerage firm or other nominee, your nominee, as the record holder of your shares, is required to vote your shares according to your instructions. The Proposals are non-routine items under the rules of the NYSE American and shares may not be voted on this matter by brokers, banks or other nominees who have not received specific voting instructions from the beneficial owner of the shares. To vote your shares, you will need to follow the directions your nominee provides to you. If you do not give instructions to your nominee, your nominee will not have discretionary authority to vote your shares on any of the Proposals and a broker non-vote will result.

A broker non-vote will act as a vote “against” the Preferred Series A Charter Amendment Proposal, the Series B Preferred Stock Proposal or the Common Charter Amendment Proposal, as applicable. Broker non-votes will have no effect on the outcome of the Adjournment Proposal. The Company does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas all of the Proposals are considered non-routine.

Quorum and Counting of Votes

A majority of the votes entitled to be cast on the Preferred Series A Charter Amendment Proposal and the Series B Preferred Stock Proposal by the holders of the Series A Preferred Stock, represented in person or by proxy at the Special Meeting, constitutes a quorum of the holders of the Series A Preferred Stock for action on such proposal. A majority of the votes entitled to be cast on the Common Charter Amendment Proposal by the holders of the Common Stock and Series E Preferred Stock, less any shares of Series E Preferred Stock redeemed prior to the Special Meeting, represented in person or by proxy at the Special Meeting, constitutes a quorum of the holders of the Common Stock for action on each such proposal. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares represented at the Special Meeting, whether or not a quorum is present. If you have returned valid proxy instructions or if you hold your shares in your own name as a holder of record and attend the Special Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the Special Meeting may be adjourned by the holders of a majority of the voting shares represented at the meeting until a quorum has been obtained.

The affirmative vote of the holders of at least 66 2/3% of all shares of Series A Preferred Stock that are outstanding as of the Record Date will be required to approve each of the Preferred Series A Charter Amendment Proposal and the Series B Preferred Stock Proposal. The affirmative vote of the majority of votes entitled to be cast by the holders of the outstanding Common Stock and Series E Preferred Stock as of the Record Date, less any shares of Series E Preferred Stock redeemed prior to the Special Meeting, will be required to approve the Common Charter Amendment Proposal. The affirmative vote of a majority of the voting shares represented at the Special Meeting, whether in person or by proxy, voting together as a single class, will be required to approve the Adjournment Proposal.

Abstentions and broker non-votes will be included in determining whether a quorum is present at the Special Meeting, as they are considered present and entitled to cast a vote on a matter at the meeting. An abstention or broker non-vote will act as a vote “against” the Preferred Series A Charter Amendment Proposal, the Series B Preferred Stock Proposal or the Common Charter Amendment Proposal, as applicable. An abstention will have the same effect as a vote “against” the Adjournment Proposal, while a broker non-vote will have no effect on the outcome of the Adjournment Proposal. The Company does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas all of the Proposals are considered non-routine.

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If you sign and return your proxy card without giving specific voting instructions, your shares will be voted consistent with the Board of Director’s recommendations.

Right to Revoke Proxy

If you hold shares of voting stock in your own name as a holder of record, you may revoke your proxy instructions through any of the following methods:

●	notify our Corporate Secretary in writing before your shares of voting stock have been voted at the Special Meeting;

●	sign, date and mail a new proxy card to the Proxy Solicitor; or

●	attend the Special Meeting and vote your shares of voting stock in person.

You must meet the same deadline when revoking your proxy as when voting by proxy. See “—Voting of Proxies” for more information.

If shares of voting stock are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

Multiple Shareholders Sharing the Same Address

The SEC rules allow for the delivery of a single copy of the proxy materials to two or more shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request separate copies of the proxy materials to a shareholder at a shared address to which a single copy was delivered. Requests for additional copies of the proxy materials, and requests that in the future separate proxy materials be sent to shareholders who share an address, should be directed to the Exchange Agent. In addition, shareholders who share a single address but receive multiple copies of the proxy materials may request that in the future they receive a single copy by contacting us at the address and phone number set forth in the previous sentence.

Depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to continue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you hold shares of voting stock in your own name as a holder of record, householding will not apply to your shares.

Proxy Solicitor and Information Agent

We have engaged Morrow Sodali LLC to act as Proxy Solicitor for this proxy solicitation and Information Agent for the Exchange Offer. The Company will pay the Proxy Solicitor and Information Agent a fee of approximately $15,000, as well as reasonable and documented out-of-pocket expenses. The Company also has agreed to indemnify the Proxy Solicitor and Information Agent against various liabilities and expenses that relate to or arise out of its solicitation of proxies and its role in the Exchange Offer (subject to certain exceptions). If you have questions regarding the proxy solicitation or Exchange Offer, please contact the Proxy Solicitor and Information Agent at:

Morrow Sodali LLC
333 Ludlow Street
5th Floor, South Tower
Stamford, CT 06902
Individuals call toll-free: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
E-mail: RHE@investor.morrowsodali.com

Exchange Agent

We have engaged Continental Stock Transfer & Trust Company to act as the Exchange Agent for the Exchange Offer. The Company will pay the Exchange Agent a fee of approximately $12,500 as well as reasonable and documented out-of-pocket expenses. The Company also has agreed to indemnify the Exchange Agent against various liabilities and expenses that relate to or arise out of its role in the Exchange Offer (subject to certain exceptions). If you have questions regarding the Exchange Offer, please contact the Exchange Agent at:

Continental Stock Transfer & Trust Company
1 State Street — 30th Floor
New York, NY 10004
Attention: Corporate Actions Department
Telephone: (917) 262-2378

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PREFERRED SERIES A CHARTER AMENDMENT PROPOSAL

General

In connection with the Exchange Offer, the Board of Directors has recommended to the holders of Series A Preferred Stock for approval the Preferred Series A Charter Amendment Proposal. The proposed Series A Charter Amendments set forth as Annex A to this proxy statement/prospectus implement such an amendment to (i) reduce the liquidation preference of the Series A Preferred Stock to $5.00 per share, (ii) eliminate accumulated and unpaid dividends on the Series A Preferred Stock, (iii) eliminate future dividends on the Series A Preferred Stock, (iv) eliminate penalty events and the right of holders of Series A Preferred Stock to elect directors upon the occurrence of a penalty event, (v) reduce the redemption price of the Series A Preferred Stock in the event of an optional redemption to $5.00 per share, (vi) reduce the redemption price of the Series A Preferred Stock in the event of a “change of control” to $5.00 per share and (vii) change the voting rights of holders of Series A Preferred Stock when voting as a single class with any other class or series of stock to one vote per $5.00 liquidation preference. The following description, which summarizes the proposed Series A Charter Amendments, is qualified in its entirety by reference to the Charter and the amended text of the affected provisions of the Charter reflecting the Series A Charter Amendments, set forth in Annex A to this proxy statement/prospectus.

The Exchange Offer and the other transactions described herein, including the Series A Charter Amendments and the Series B Charter Amendments, will not occur if the Preferred Series A Charter Amendment Proposal to amend the Charter as outlined below is not approved at the Special Meeting.

Proposed Charter Amendments

Listed below are the proposed Series A Charter Amendments. For more information about the reasons for the proposed Series A Charter Amendments, see “The Exchange Offer—Reasons for the Exchange Offer.”

	Existing Charter Provision	Proposed Amendment to Charter Provision
Liquidation Preference	The liquidation preference is $25.00 per share.	The liquidation preference will be $5.00 per share.

Payment of Dividends	Dividends on the Series A Preferred Stock are payable quarterly in cash when and as declared by the Board of Directors and accumulate at a rate of 12.875% per annum of the $25.00 per share liquidation preference.	Dividends on the Series A Preferred Stock will no longer be paid.

Accumulated and Unpaid Dividends	Dividends shall accrue and accumulate on each issued and outstanding share of the Series A Preferred Stock on a daily basis from the original date of issuance of such share and are payable quarterly.	All accumulated and unpaid dividends will be eliminated.

Penalty Events and Election of Directors	Whenever a penalty event has occurred, the number of directors constituting the Board of Directors will be automatically increased by two and the holders of the Series A Preferred Stock (voting together as a class with all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors.	There will no longer be any penalty events and holders of Series A Preferred Stock will no longer have the right to vote for the election of two directors whenever a penalty event has occurred.

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Optional Redemption Price	The redemption price for an optional redemption is $25.00 per share.	The redemption price for an optional redemption will be $5.00 per share.

Change of Control Redemption Price	The redemption price for a redemption upon a change of control is $25.00 per share.	The redemption price for a redemption upon a change of control will be $5.00 per share.

Voting Rights	When shares of any class or series of stock have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).	When shares of any class or series of stock have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote for each $5.00 of liquidation preference.

The terms of the Series A Preferred Stock under our existing Charter are described under “Description of Capital Stock—Series A Preferred Stock.” The proposed terms of the Series B Preferred Stock are described under “Description of Capital Stock—Series B Preferred Stock.” The Series A Preferred Stock and the Series B Preferred Stock will have different rights. For more information about these differences, see “Differences in Rights of Our Series A Preferred Stock and Series B Preferred Stock.”

Vote Required

The affirmative vote of the holders of at least 66 2/3% of all shares of Series A Preferred Stock that are outstanding as of the Record Date will be required to approve the Preferred Series A Charter Amendment Proposal. An abstention or broker non-vote will act as a vote “against” the Preferred Series A Charter Amendment Proposal. The Company does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas all of the Proposals are considered non-routine.

Board of Directors Recommendation

After careful consideration, the Board of Directors determined that the Preferred Series A Charter Amendment Proposal is in the best interests of the Company and directed that it be submitted to the holders of Series A Preferred Stock for their approval. The Board of Directors recommends that the holders of Series A Preferred Stock vote in favor of the Preferred Series A Charter Amendment Proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT
THE HOLDERS OF SERIES A PREFERRED STOCK VOTE
“FOR”
THE PREFERRED SERIES A CHARTER AMENDMENT PROPOSAL

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SERIES B PREFERRED STOCK PROPOSAL

General

In connection with the Exchange Offer, the Board of Directors has recommended to the holders of Series A Preferred Stock for approval the Series B Preferred Stock Proposal. In connection with the Exchange Offer, the Company is offering to issue up to 2,811,535 shares of Series B Preferred Stock, which will rank senior to the Series A Preferred Stock.

The proposed Series B Charter Amendments set forth as Annex B to this proxy statement/prospectus implement such an amendment to include the rights, preferences and privileges of the Series B Preferred Stock, which are also described under “Description of Capital Stock—Series B Preferred Stock.” A comparison of the material differences between the rights, preferences and privileges of the Series A Preferred Stock and the rights, preferences and privileges of the Series B Preferred Stock is included in “Differences in Rights of Our Series A Preferred Stock and Series B Preferred Stock.”

The Charter currently authorizes the issuance of up to 5,000,000 shares of preferred stock. This Series B Preferred Stock Proposal, if approved by the holders of Series A Preferred Stock and if the holders of Common Stock and Series E Preferred Stock approve the Common Charter Amendment Proposal, would also temporarily increase the number of authorized shares of preferred stock to 6,000,000 to permit the issuance of the Series B Preferred Stock as Exchange Consideration in the Exchange Offer. Furthermore, this Series B Preferred Stock Proposal, if approved by the holders of Series A Preferred Stock and if the holders of Common Stock and Series E Preferred Stock approve the Common Charter Amendment Proposal, would, upon consummation of the Exchange Offer, decrease the number of authorized shares of preferred stock to 5,000,000 shares. Essentially, this proposal would only increase the number of authorized shares of preferred stock temporarily to facilitate the consummation of the Exchange Offer by permitting the Series B Preferred Stock to be issued and outstanding, as Exchange Consideration for Series A Preferred Stock accepted for exchange by us in the Exchange Offer, at the same time as the Series A Preferred Stock prior to such Series A Preferred Stock being retired and restored to the status of authorized but unissued shares of undesignated preferred stock.

Our Board believes that authorizing the creation and designation of the Series B Preferred Stock in connection with the Exchange Offer is in the best interests of the Company because consummation of the Exchange Offer is intended to improve our capital structure and eliminate the Company’s large and growing financial obligation to its holders of Series A Preferred Stock, which the Company believes impedes the growth and strategic opportunities available to it. The amount of accumulated and unpaid dividends on the Series A Preferred Stock is approximately $49.3 million as of May 15, 2023, and unpaid dividends on the Series A Preferred Stock will continue to accumulate (whether or not declared or paid) at a rate of approximately $2.249 million per quarter. See “The Exchange Offer—Reasons for the Exchange Offer.”

Authorizing the creation and designation of the Series B Preferred Stock will not ensure that we will be able to complete the Exchange Offer or that if we make such an offer, it will be accepted by holders of the Series A Preferred Stock. Approval will, however, allow us to undertake such a transaction.

The Exchange Offer and the other transactions described herein will not occur if the Series B Preferred Stock Proposal is not approved at the Special Meeting. In addition, we intend to file with the NYSE American an application to list the shares of Series B Preferred Stock issued in connection with the Exchange Offer.

Vote Required

The affirmative vote of the holders of at least 66 2/3% of all shares of Series A Preferred Stock that are outstanding as of the Record Date will be required to approve the Series B Preferred Stock Proposal. An abstention or broker non-vote will act as a vote “against” the Series B Preferred Stock Proposal. The Company does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas all of the Proposals are considered non-routine.

Board of Directors Recommendation

After careful consideration, the Board of Directors determined that the Series B Preferred Stock Proposal is in the best interests of the Company and directed that it be submitted to the holders of Series A Preferred Stock for their approval. The Board of Directors recommends that the holders of Series A Preferred Stock vote in favor of the Series B Preferred Stock Proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT
THE HOLDERS OF SERIES A PREFERRED STOCK VOTE
“FOR”
THE SERIES B PREFERRED STOCK PROPOSAL

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COMMON CHARTER AMENDMENT PROPOSAL

General

In connection with the Exchange Offer, the Board of Directors has recommended to the holders of Common Stock and Series E Preferred Stock for approval the Common Charter Amendment Proposal.

Proposed Series A Charter Amendments

The proposed amendments to the Charter set forth as Annex A to this proxy statement/prospectus implement such an amendment to (i) reduce the liquidation preference of the Series A Preferred Stock to $5.00 per share, (ii) eliminate accumulated and unpaid dividends on the Series A Preferred Stock, (iii) eliminate future dividends on the Series A Preferred Stock, (iv) eliminate penalty events and the right of holders of Series A Preferred Stock to elect directors upon the occurrence of a penalty event, (v) reduce the redemption price of the Series A Preferred Stock in the event of an optional redemption to $5.00 per share, (vi) reduce the redemption price of the Series A Preferred Stock in the event of a “change of control” to $5.00 per share and (vii) change the voting rights of holders of Series A Preferred Stock when voting as a single class with any other class or series of stock to one vote per $5.00 liquidation preference. The following description, which summarizes the proposed Series A Charter Amendments, is qualified in its entirety by reference to the Charter and the amended text of the affected provisions of the Charter reflecting the Series A Charter Amendments, set forth in Annex A to this proxy statement/prospectus.

The Exchange Offer and the other transactions described herein, including the Series A Charter Amendments and Series B Charter Amendments, will not occur if the Common Charter Amendment Proposal to amend the Charter as outlined below is not approved at the Special Meeting.

Listed below are the proposed Series A Charter Amendments. For more information about the reasons for the proposed Series A Charter Amendments, see “The Exchange Offer—Reasons for the Exchange Offer.”

	Existing Charter Provision	Proposed Amendment to Charter Provision
Liquidation Preference	The liquidation preference is $25.00 per share.	The liquidation preference will be $5.00 per share.

Payment of Dividends	Dividends on the Series A Preferred Stock are payable quarterly in cash when and as declared by the Board of Directors and accumulate at a rate of 12.875% per annum of the $25.00 per share liquidation preference.	Dividends on the Series A Preferred Stock will no longer be paid.

Accumulated and Unpaid Dividends	Dividends shall accrue and accumulate on each issued and outstanding share of the Series A Preferred Stock on a daily basis from the original date of issuance of such share and are payable quarterly.	All accumulated and unpaid dividends will be eliminated.

Penalty Events and Election of Directors	Whenever a penalty event has occurred, the number of directors constituting the Board of Directors will be automatically increased by two and the holders of the Series A Preferred Stock (voting together as a class with all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors.	There will no longer be any penalty events and holders of Series A Preferred Stock will no longer have the right to vote for the election of two directors whenever a penalty event has occurred.

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Optional Redemption Price	The redemption price for an optional redemption is $25.00 per share.	The redemption price for an optional redemption will be $5.00 per share.

Change of Control Redemption Price	The redemption price for a redemption upon a change of control is $25.00 per share.	The redemption price for a redemption upon a change of control will be $5.00 per share.

Voting Rights	When shares of any class or series of stock have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).	When shares of any class or series of stock have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote for each $5.00 of liquidation preference.

The terms of the Series A Preferred Stock under our existing Charter are described under “Description of Capital Stock—Series A Preferred Stock.” The proposed terms of the Series B Preferred Stock are described under “Description of Capital Stock—Series B Preferred Stock.” The Series A Preferred Stock and the Series B Preferred Stock will have different rights. For more information about these differences, see “Differences in Rights of Our Series A Preferred Stock and Series B Preferred Stock.”

Proposed Temporary Increase in Authorized Number of Shares of Preferred Stock

In connection with the Exchange Offer, the Company is offering to issue up to 2,811,535 shares of Series B Preferred Stock, which will rank senior to the Series A Preferred Stock.

The Charter currently authorizes the issuance of up to 60,000,000 shares of stock, including 5,000,000 shares of preferred stock. This Common Charter Amendment Proposal, if approved by the holders of Common Stock and Series E Preferred Stock, would temporarily increase the number of authorized shares of stock to 61,000,000, including 6,000,000 shares of preferred stock, to permit the issuance of the Series B Preferred Stock as Exchange Consideration in the Exchange Offer. Furthermore, this Common Charter Amendment Proposal, if approved by the holders of Common Stock and Series E Preferred Stock, would, upon consummation of the Exchange Offer, decrease the number of authorized shares of stock to 60,000,000 shares, including 5,000,000 shares of preferred stock. Essentially, this proposal would only increase the number of authorized shares of preferred stock temporarily to facilitate the consummation of the Exchange Offer by permitting the Series B Preferred Stock to be issued and outstanding, as Exchange Consideration for Series A Preferred Stock accepted for exchange by us in the Exchange Offer, at the same time as the Series A Preferred Stock prior to such Series A Preferred Stock being retired and restored to the status of authorized but unissued shares of undesignated preferred stock.

Our Board believes that temporarily increasing the total number of authorized shares and the number of authorized shares of preferred stock to permit the issuance of the Series B Preferred Stock that will be issued in the Exchange Offer is in the best interests of the Company because consummation of the Exchange Offer is intended to improve our capital structure and eliminate the Company’s large and growing financial obligation to its holders of Series A Preferred Stock, which the Company believes impedes the growth and strategic opportunities available to it. The amount of accumulated and unpaid dividends on the Series A Preferred Stock is approximately $49.3 million as of May 15, 2023, and unpaid dividends on the Series A Preferred Stock will continue to accumulate (whether or not declared or paid) at a rate of approximately $2.249 million per quarter. See “The Exchange Offer—Reasons for the Exchange Offer.”

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The temporary increase in the total number of authorized shares and the number of authorized shares of preferred stock in the Charter is expressly conditioned upon the approval by the shareholders and implementation of the Series B Preferred Stock Proposal. Accordingly, if we do not receive the required shareholder approval for the Series B Preferred Stock Proposal, we will not temporarily increase the total number of authorized shares and the number of shares of preferred stock in the Charter.

Vote Required

The affirmative vote of the majority of votes entitled to be cast by the holders of the outstanding Common Stock and Series E Preferred Stock as of the Record Date, less any shares of Series E Preferred Stock redeemed prior to the Special Meeting, will be required to approve the Common Charter Amendment Proposal. An abstention or broker non-vote will act as a vote “against” the Common Charter Amendment Proposal. The Company does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas all of the Proposals are considered non-routine.

Board of Directors Recommendation

After careful consideration, the Board of Directors determined that the Common Charter Amendment Proposal is in the best interests of the Company and directed that it be submitted to the holders of Common Stock and Series E Preferred Stock for their approval. The Board of Directors recommends that the holders of Common Stock and Series E Preferred Stock vote in favor of the Common Charter Amendment Proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT
THE HOLDERS OF COMMON STOCK AND SERIES E PREFERRED STOCK VOTE
“FOR”
THE COMMON CHARTER AMENDMENT PROPOSAL

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ADJOURNMENT PROPOSAL

General

The Special Meeting may be adjourned to another time and place, including, if necessary to permit solicitation of additional proxies if there are not sufficient votes to approve the Required Proposals.

We are asking our holders of Series A Preferred Stock and holders of Common Stock and Series E Preferred Stock to authorize the holder of any proxy solicited by the Board of Directors to vote in favor of any adjournment of the Special Meeting to solicit additional proxies if there are not sufficient votes to approve the Required Proposals.

Vote Required

The affirmative vote of a majority of the voting shares represented at the Special Meeting, whether in person or by proxy, voting together as a single class, will be required to approve the Adjournment Proposal. An abstention will have the same effect as a vote “against” the Adjournment Proposal, while a broker non-vote will have no effect on the outcome of the Adjournment Proposal. The Company does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas all of the Proposals are considered non-routine.

Board of Directors Recommendation

After careful consideration, the Board of Directors determined that the Adjournment Proposal is in the best interests of the Company and directed that it be submitted to the holders of Series A Preferred Stock and holders of Common Stock and Series E Preferred Stock for their approval. The Board of Directors recommends that the holders of Series A Preferred Stock and holders of Common Stock and Series E Preferred Stock vote in favor of the Adjournment Proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT
THE HOLDERS OF SERIES A PREFERRED STOCK AND HOLDERS OF COMMON STOCK AND SERIES E PREFERRED STOCK VOTE “FOR”
THE ADJOURNMENT PROPOSAL

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CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2023 (in thousands):

●	on an actual basis;

●	on an as adjusted basis to give effect to the Exchange Offer (assuming 66 2/3% of the outstanding shares of Series A Preferred Stock (1,874,357 shares) are each exchanged for one share of Series B Preferred Stock); and

●	on an as adjusted basis to give effect to the Exchange Offer (assuming 100% of the outstanding shares of Series A Preferred Stock (2,811,535 shares) are each exchanged for one share or Series B Preferred Stock).

You should read this information together with our financial statements and the notes to those statements appearing elsewhere in this proxy statement/prospectus.

	March 31, 2023
	Actual	As Adjusted*	As Adjusted**
	(In thousands)
Cash	$2,803	$2,803	$2,803
Restricted cash	3,016	3,016	3,016
Total cash and cash equivalents	$5,819	$5,819	$5,819

Senior debt, net	$44,857	$44,857	$44,857
Bonds, net	6,122	6,122	6,122
Other debt, net	533	533	533
Total long-term debt	51,512	51,512	51,512

Stockholders’ equity:
Common stock and additional paid-in capital, no par value; 55,000 shares authorized; 1,884 shares issued and 1,874 shares outstanding at March 31, 2023	62,783	62,783	62,783
Series A preferred stock, no par value; 5,000 shares authorized; 2,812 shares issued and outstanding, redemption amount $70,288† at March 31, 2023	62,423	20,808	—
Series B preferred stock, no par value	—	41,615	62,423
Series E preferred stock, no par value	—	—	—
Accumulated deficit	(123,401)	(123,401)	(123,401)
Total stockholders’ equity	1,805	1,805	1,805
Total long-term debt and stockholders’ equity	$53,317	$53,317	$53,317

*	Assuming 66 2/3% of the outstanding shares of Series A Preferred Stock (1,874,357 shares) are each exchanged for one share of Series B Preferred Stock.

**	Assuming 100% of the outstanding shares of Series A Preferred Stock (2,811,535 shares) are each exchanged for one share of Series B Preferred Stock.

†	Redemption amount does not include approximately $48.1 million in accumulated and unpaid dividends on the Series A Preferred Stock as of March 31, 2023. The amount of accumulated and unpaid dividends on the Series A Preferred Stock is approximately $49.3 million as of May 15, 2023.

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MARKET PRICE FOR THE SERIES A PREFERRED STOCK

In November 2012, our shares of Series A Preferred Stock commenced trading on the NYSE American under the symbol “RHE-PA.” There were 700 holders of record of our Series A Preferred Stock as of May 11, 2023.

The table below sets forth, for the periods indicated, the high and low closing prices of our Series A Preferred Stock as reported by the NYSE American.

2023	High	Low
Second Quarter to May 23, 2023	$4.9700	$4.0000
First Quarter	5.5500	3.1000

2022	High	Low
Fourth Quarter	$3.5000	$1.5539
Third Quarter	4.8200	2.8450
Second Quarter	6.0000	3.9900
First Quarter	5.5000	3.6100

2021	High	Low
Fourth Quarter	$5.2200	$3.8600
Third Quarter	6.0100	4.8800
Second Quarter	6.3000	2.7300
First Quarter	2.9800	2.2400

2020	High	Low
Fourth Quarter	$2.4200	$1.9000
Third Quarter	2.2000	1.7800
Second Quarter	2.2400	1.7500
First Quarter	4.6700	1.8500

2019	High	Low
Fourth Quarter	$5.5490	$3.9600
Third Quarter	6.2500	2.9350
Second Quarter	4.2300	2.7805
First Quarter	4.0000	2.3000

On May 23, 2023, the closing price of our Series A Preferred Stock as traded on the NYSE American was $4.74 per share.

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DIVIDEND POLICY AND DIVIDENDS PAID ON OUR COMMON STOCK

For certain information with respect to our dividend policy and the dividends paid on our Common Stock, see Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Market for Registrant’s Common Equity” in our Annual Report, a copy of which is attached as Annex C to this proxy statement/prospectus.

The holders of Series E Preferred Stock, as such, are not entitled to receive dividends of any kind.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For a discussion and analysis of our financial condition and results of operations, see Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report, a copy of which is attached as Annex C to this proxy statement/prospectus, and Part I, Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our First Quarter Quarterly Report, a copy of which is attached as Annex D to this proxy statement/prospectus.

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DESCRIPTION OF BUSINESS

For a description of our business, see Part I, Item 1, “Business” in our Annual Report, a copy of which is attached as Annex C to this proxy statement/prospectus.

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DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

For certain information with respect to our directors, executive officers and control persons, see Part III, Item 10, “Directors, Executive Officers and Corporate Governance—Information About our Executive Officers” and “—Arrangements with Directors Regarding Election/Appointment” in our Annual Report, a copy of which is attached as Annex C to this proxy statement/prospectus.

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STOCK OWNERSHIP

Ownership of the Common Stock and Series E Preferred Stock

The following table furnishes information, as of May 15, 2023, as to shares of the Common Stock and Series E Preferred Stock beneficially owned by: (i) each person or entity known to us to be the beneficial owner of more than 5% of the Common Stock; (ii) each of our directors and named executive officers; and (iii) our directors and executive officers as a group. On February 13, 2023, the Board of Directors declared a dividend of one one-thousandth (1/1,000th) of a share of Series E Preferred Stock for each outstanding share of Common Stock, which was distributed on February 28, 2023 to shareholders of record of Common Stock as of 5:00 p.m. Eastern Time on the Dividend Record Date. As of May 15, 2023, there were 1,883,028 shares of the Common Stock outstanding and approximately 1,883 shares of Series E Preferred Stock outstanding.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (2)		Percent of Outstanding Common Stock (3)	Number of Shares of Series E Stock Beneficially Owned	Percent of Outstanding Series E Preferred Stock (4)
Directors and Named Executive Officers:
Michael J. Fox	84,122	(5)	4.5%	77.992	4.1%
Kenneth S. Grossman	—		—	—	—
Steven L. Martin	—		—	—	—
Brent Morrison	88,370	(6)	4.7%	60.047	3.2%
Paul J. O’Sullivan	46,130	(7)	2.4%	46.130	2.4%
Kenneth W. Taylor	9,562	(8)	*	9.562	*
David A. Tenwick	30,300	(9)	1.6%	27.985	1.5%
All Directors and Executive Officers as a Group:	258,484		13.7%	221.716	11.8%

*	Less than one percent.

(1)	The address for each of our directors and executive officers is c/o Regional Health Properties, Inc., 454 Satellite Boulevard NW, Suite 100, Suwanee, Georgia 30024.

(2)	Except as otherwise specified, each individual has sole and direct beneficial voting and dispositive power with respect to shares of the Common Stock and Series E Preferred Stock indicated.

(3)	Percentage is calculated based on 1,883,028 shares of Common Stock outstanding as of May 15, 2023.

(4)	Percentage is calculated based on approximately 1,883 shares of Series E Preferred Stock outstanding as of May 15, 2023 and assumes that each beneficial owner will fully vote his shares of Common Stock at the Special Meeting and, therefore, that his shares of Series E Preferred Stock will not be redeemed before the Special Meeting.

(5)	The information set forth in this table regarding Mr. Fox is based on a Schedule 13D/A filed with the SEC on April 4, 2017 and other information known to the Company. Includes: (i) 15,492 shares of Common Stock held directly by Mr. Fox; (ii) 62,500 shares of Common Stock held by affiliates of Mr. Fox; (iii) options to purchase 1,806 shares of Common Stock held directly by Mr. Fox at an exercise price of $48.72 per share; and (iv) options to purchase 4,323 shares of Common Stock held directly by Mr. Fox at an exercise price of $46.80 per share. See Part III, Item 10, “Directors, Executive Officers and Corporate Governance—Arrangements with Directors Regarding Election/Appointment” in our Annual Report, a copy of which is attached as Annex C to this proxy statement/prospectus.

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(6)	Includes: (i) 60,047 shares of Common Stock held by Mr. Morrison; (ii) options to purchase 4,323 shares of Common Stock held by Mr. Morrison at an exercise price of $46.80 per share; and (iii) options to purchase 24,000 shares of Common Stock held by Mr. Morrison at an exercise price of $3.51 per share.

(7)	Includes: (i) 22,130 shares of Common Stock held by Mr. O’Sullivan; and (ii) 24,000 unvested shares of Common Stock granted in January 2023.

(8)	Includes 9,562 shares of Common Stock held by Mr. Taylor.

(9)	Includes: (i) 27,985 shares of Common Stock held by Mr. Tenwick; and (ii) options to purchase 2,315 shares of Common Stock at an exercise price of $48.72 per share.

Ownership of the Series A Preferred Stock

The following table furnishes information, as of May 15, 2023 and based on information reported by each beneficial owner or information obtained from the Information Agent, as to the shares of Series A Preferred Stock beneficially owned by: (i) each person or entity known to us to be the beneficial owner of more than 5% of the outstanding shares of Series A Preferred Stock; (ii) each of our directors and named executive officers; and (iii) our directors and executive officers as a group. As of May 15, 2023, there were 2,811,535 shares of Series A Preferred Stock outstanding.

Name and Address of Beneficial Owner (1)	Number of Shares of Series A Preferred Stock Beneficially Owned (2)	Percent of Outstanding Series A Preferred Stock (3)
5% Stockholders:
Charles L. Frischer (4)	479,673	17.1%
B. Defnet	259,750	9.2%
Directors and Named Executive Officers:
Michael J. Fox	—	—
Kenneth S. Grossman (5)	148,354	5.3%
Steven L. Martin (6)	113,329	4.0%
Brent Morrison	—	—
Paul J. O’Sullivan	—	—
Kenneth W. Taylor	—	—
David A. Tenwick	—	—
All Directors and Executive Officers as a Group:	261,683	9.3%

(1)	The address for each of our directors and executive officers is c/o Regional Health Properties, Inc., 454 Satellite Boulevard NW, Suite 100, Suwanee, Georgia 30024.

(2)	Except as otherwise specified, each individual has sole and direct beneficial voting and dispositive power with respect to the shares of Series A Preferred Stock indicated.

(3)	Percentage is calculated based on 2,811,535 shares of Series A Preferred Stock outstanding as of May 15, 2023.

(4)	Information obtained from the Schedule 13D/A filed by Charles L. Frischer and the Libby Frischer Family Partnership (“LFFP”), an entity that Mr. Frischer is the general partner of, with the SEC on March 1, 2023. Of the shares of Series A Preferred Stock reported in such Schedule 13D/A, Charles L. Frischer reports having sole voting power and sole dispositive power with respect to 468,673 shares of Series A Preferred Stock, and LFFP reports having sole voting power and sole dispositive power with respect to 11,000 shares of Series A Preferred Stock. The address for this beneficial owner, as set forth in such Schedule 13D/A, is 3156 East Laurelhurst Drive, Seattle, Washington 98105.

(5)	Does not include 5,236 shares of Series A Preferred Stock held by a partnership, as to which Mr. Grossman disclaims beneficial ownership.

(6)	Does not include 4,000 shares of Series A Preferred Stock held in a trust for the benefit of Mr. Martin’s children, as to which Mr. Martin disclaims beneficial ownership.

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EXECUTIVE COMPENSATION

For certain tabular information with respect to the compensation of our named executive officers and certain information with respect to the compensation of our current executive officers and the compensation of certain of our former executive officers, see Part III, Item 11, “Executive Compensation—Executive Compensation Tables,” “—Compensation Arrangements With Executive Officer,” “—Compensation Arrangements With Former Executive Officer,” “—2020 Equity Incentive Plan” and “—Retirement Programs” in our Annual Report, a copy of which is attached as Annex C to this proxy statement/prospectus.

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DIRECTOR COMPENSATION

For certain information with respect to the compensation of our directors, see Part III, Item 11, “Executive Compensation—Director Compensation” in our Annual Report, a copy of which is attached as Annex C to this proxy statement/prospectus.

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CORPORATE GOVERNANCE AND RELATED MATTERS

For certain information with respect to our corporate governance and related matters, see Part III, Item 10, “Directors, Executive Officers and Corporate Governance—Board Structure,” “—Committees of the Board,” “—Director Attendance at Board, Committee and Annual Shareholder Meetings,” “—Director Nomination Process,” “—Board Diversity,” “—Risk Oversight,” “—Code of Ethics,” “—Insider Trading Policy and Hedging” and “—Communication with the Board and its Committees” in our Annual Report, a copy of which is attached as Annex C to this proxy statement/prospectus. For certain information with respect to the independence of our directors, see Part III, Item 13, “Certain Relationships and Related Transactions, and Director Independence—Director Independence” in our Annual Report, a copy of which is attached as Annex C to this proxy statement/prospectus.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

For certain information with respect to related party transactions, see Part III, Item 13, “Certain Relationships and Related Transactions, and Director Independence—Related Party Transactions” in our Annual Report, a copy of which is attached as Annex C to this proxy statement/prospectus. For a description of the arrangements between the Company and Mr. Fox regarding his service as a director, see Part III, Item 10, “Directors, Executive Officers and Corporate Governance—Arrangements with Directors Regarding Election/Appointment” in our Annual Report, a copy of which is attached as Annex C to this proxy statement/prospectus.

Approval of Related Party Transactions

For certain information with respect to the approval of certain related party transactions, see Part III, Item 13, “Certain Relationships and Related Transactions, and Director Independence—Approval of Related Party Transactions” in our Annual Report, a copy of which is attached as Annex C to this proxy statement/prospectus.

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DESCRIPTION OF CAPITAL STOCK

The following is a brief description of the material terms of our capital stock, including the Series B Preferred Stock being offered under this proxy statement/prospectus. This description does not purport to be complete and is subject in all respects to applicable Georgia law and to the provisions of our Charter and our Bylaws, which are filed as exhibits to the Registration Statement of which this proxy statement/prospectus is a part, and any applicable amendments or supplements thereto, copies of which are on file with the SEC as described under “How to Obtain Additional Information.”

General

Our Charter authorizes us to issue up to 60,000,000 shares of capital stock, consisting of (a) 55,000,000 shares of Common Stock, no par value per share, and (b) 5,000,000 shares of preferred stock, no par value per share.

Our Charter authorizes the Board to issue from time to time up to 5,000,000 shares of preferred stock in one or more classes or series and, subject to the limitations prescribed by our Charter and the GBCC, with the preferences, limitations and relative rights thereof as may be fixed from time to time by the Board without shareholder action. In addition, the Board may increase or decrease the number of shares contained in the series, but not below the number of shares then issued, or eliminate the series where no shares have been issued. As of the date of this proxy statement/prospectus, there are two classes of preferred stock authorized and outstanding: our Series A Preferred Stock and our Series E Preferred Stock.

Common Stock

As of May 15, 2023, we had 1,883,028 shares of Common Stock outstanding. The following is a summary of the material terms and provisions of our Common Stock.

Authorized Capital Shares

Our authorized capital shares consist of 55,000,000 shares of Common Stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share. All outstanding shares of our Common Stock are validly issued, fully paid and nonassessable.

Voting Rights

Holders of our Common Stock are entitled to one vote for each share of our Common Stock held of record on the applicable record date on all matters submitted to a vote of shareholders. Except for the election of directors, which is determined by a plurality vote of the votes cast by the shares entitled to vote in the election, or as otherwise may be provided by applicable law or the rules of the NYSE American, a corporate action voted on by shareholders generally is approved, provided a quorum is present, if the votes cast within the voting group favoring the action exceed the votes cast opposing the action. Holders of our Common Stock are not entitled to cumulate their votes in the election of directors.

Dividend Rights

Holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available for that purpose, subject to any preferential dividend rights or other preferences granted to the holders of any of the then-outstanding shares of preferred stock.

Rights Upon Liquidation

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of our Common Stock will share ratably in all remaining assets available for distribution to shareholders after payment of, or provision for, our liabilities, subject to prior distribution rights of shares of the preferred stock, if any, then outstanding.

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Preemptive Rights

Holders of our Common Stock do not have any preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other of our securities.

Ownership and Transfer Restrictions

Our Common Stock is subject to the ownership and transfer restrictions included in Article IX of our Charter. See “—Ownership and Transfer Restrictions.”

Certain Provisions of Our Charter and Our Bylaws

Our Charter and our Bylaws contain provisions that could make more difficult or discourage any attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of management. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids as well as to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change in control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. These provisions include the ownership and transfer restrictions related to our Common Stock (see “—Ownership and Transfer Restrictions”) as well as the following:

●	Shareholder Action Through Written Consent. Our Bylaws only provide for shareholder action by written consent in lieu of a meeting if all shareholders entitled to vote on such action sign such consent.

●	Special Meetings. Our Bylaws provide that special meetings of shareholders may only be called by: (i) the Board in accordance with our Bylaws; (ii) the Chairman of the Board; (iii) our Chief Executive Officer; or (iv) the holders of 25% of the votes entitled to be cast on any issue proposed to be considered at such special meeting.

●	Removal of Directors. Our Charter and our Bylaws provide that directors may be removed from the Board only for cause and then only by the affirmative vote of at least a majority of all votes entitled to be cast in the election of such directors. Our Charter and our Bylaws provide that, for purposes of removing a director, “cause” shall mean only: (i) conviction of a felony; (ii) declaration of unsound mind by an order of a court; (iii) gross dereliction of duty; (iv) commission of an action involving moral turpitude; or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action results in an improper substantial personal benefit and a material injury to us.

●	Authorized But Unissued Stock. The authorized but unissued shares of our Common Stock and preferred stock is available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of Common Stock and preferred stock may enable the Board to issue shares to persons friendly to management, which could render more difficult or discourage any attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of management.

●	Advance Notice Requirements. Section 2.15 of our Bylaws sets forth the specific procedures which a shareholder must follow in order to submit a proposal of business for a shareholder vote, or to nominate a person for election to the Board, at a meeting of shareholders.

●	Georgia “Fair Price” Statute. Sections 14-2-1110 through 14-2-1113 of the GBCC, or the fair price statute, generally restrict a company from entering into certain business combinations (as defined in the GBCC) with an interested shareholder unless: (i) the transaction is unanimously approved by the continuing directors who must constitute at least three members of the board of directors at the time of such approval; or (ii) the transaction is recommended by at least two-thirds of the continuing directors and approved by a majority of the shareholders excluding the interested shareholder. We have elected to be covered by the fair price statute.

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●	Georgia “Business Combination” Statute. Sections 14-2-1131 through 14-2-1133 of the GBCC generally restrict a company from entering into certain business combinations (as defined in the GBCC) with an interested shareholder for a period of five years after the date on which such shareholder became an interested shareholder unless: (i) the transaction is approved by the board of directors of the company prior to the date the person became an interested shareholder; (ii) the interested shareholder acquires at least 90% of the company’s voting stock in the same transaction (calculated pursuant to GBCC Section 14-2-1132) in which such person became an interested shareholder; or (iii) subsequent to becoming an interested shareholder, the shareholder acquires at least 90% (calculated pursuant to GBCC Section 14-2-1132) of the company’s voting stock and the business combination is approved by the holders of a majority of the voting stock entitled to vote on the matter (excluding the stock held by the interested shareholder and certain other persons pursuant to GBCC Section 14-2-1132). We have elected to be covered by the business combination statute.

Listing

The Common Stock is listed on the NYSE American under the trading symbol “RHE.”

Series A Preferred Stock

As of May 15, 2023, we had 2,811,535 shares of our Series A Preferred Stock outstanding. The following is a summary of the material terms and provisions of our Series A Preferred Stock.

Authorized Capital Shares

The Board has designated 3,000,000 shares of Series A Preferred Stock. All outstanding shares of our Series A Preferred Stock are validly issued, fully paid and nonassessable.

Maturity

The Series A Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption, except following a change of control (as defined below under “—Special Redemption Upon Change of Control”). Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem them as described under “—Redemption” or we are required to redeem them following a change of control as described under “—Special Redemption Upon Change of Control” or we otherwise acquire them. We are not required to set aside funds to redeem the Series A Preferred Stock.

Ranking

The Series A Preferred Stock ranks: (i) senior to our Common Stock, our Series E Preferred Stock and any other shares of stock that we may issue in the future, the terms of which specifically provide that such stock ranks junior to the Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, which we refer to, for purposes of this section “—Series A Preferred Stock” only, as “junior shares”; (ii) equal to any shares of stock that we may issue in the future, the terms of which specifically provide that such stock ranks on parity with such Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, which we refer to, for purposes of this section “—Series A Preferred Stock” only, as “parity shares”; (iii) junior to all other shares of stock issued by us, the terms of which specifically provide that such stock ranks senior to the Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock), which we refer to, for purposes of this section “—Series A Preferred Stock” only, as “senior shares”; and (iv) junior to all our existing and future indebtedness.

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Dividends

Holders of the Series A Preferred Stock are entitled to receive, when and as declared by the Board, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 12.875% per annum of the $25.00 per share liquidation preference, equivalent to approximately $3.20 per annum per share.

A “dividend period” with respect to the Series A Preferred Stock means the quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding dividend period (other than the initial dividend period which shall be deemed to have commenced on and include October 1, 2017 and which shall end on and include the day preceding the first day of the next succeeding dividend period).

Dividends are payable quarterly in equal amounts in arrears on the last calendar day of each dividend period (each, for purposes of this section “—Series A Preferred Stock” only, a “dividend payment date”), provided that if any dividend payment date is not a business day, then the dividend which would have been payable on that dividend payment date will be paid on the next succeeding business day, and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. Dividends on the Series A Preferred Stock accrue and accumulate on each issued and outstanding share of the Series A Preferred Stock on a daily basis from the original date of issuance of such share (or with respect to the initial dividend period, from and including the first day thereof). As of May 15, 2023, the Company has approximately $49.3 million in accumulated and unpaid dividends on its Series A Preferred Stock.

Dividends payable on the shares of Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will pay dividends to holders of record as they appear in our stock records at the close of business on the applicable dividend record date, which is the tenth day preceding the applicable dividend payment date, or such other date we establish no less than ten days and no more than 30 days preceding the dividend payment date (for purposes of this section “—Series A Preferred Stock” only, the “dividend record date”).

We will not declare or pay or set apart for payment any dividend on the shares of Series A Preferred Stock if the terms of any of our agreements or senior shares, including agreements relating to our indebtedness, prohibit us from doing so or provide that doing so would put is in breach of or default under any such agreement, or if the declaration, payment or setting aside of funds is restricted or prohibited by law. Future contractual covenants or arrangements we enter into may restrict or prevent future dividend payments.

Notwithstanding the foregoing, however, dividends on the shares of Series A Preferred Stock accrue regardless of whether: (i) the terms of our senior shares or our agreements, including our existing or future indebtedness, at any time prohibit the current payment of dividends; (ii) we have earnings; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are declared by the Board. Except as otherwise provided, accumulated and unpaid distributions on the shares of Series A Preferred Stock will not bear interest, and holders of the shares of Series A Preferred Stock are not entitled to any distributions in excess of full cumulative distributions as described above. All dividends on the shares of Series A Preferred Stock will be credited to the previously accumulated and unpaid dividends on the shares of Series A Preferred Stock. We will credit any dividends paid on the shares of Series A Preferred Stock first to the earliest accumulated and unpaid dividend due.

Notwithstanding anything herein to the contrary, the payment of dividends on the Common Stock and preferred stock, including the Series A Preferred Stock, is at the discretion of the Board and depends on, among other things, the earnings and results of operations of our subsidiaries, their ability to pay dividends and other distributions to us under agreements governing their indebtedness, our financial condition and capital requirements, any debt service requirements and any other factors the Board deems relevant. Our subsidiaries may not pay dividends or other distributions to us under certain agreements governing their indebtedness if they are in default or breach of such agreements. Accordingly, we do not guarantee that we will be able to make cash dividend payments on the preferred stock, including the Series A Preferred Stock, or what the actual dividends will be for any future period.

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Unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods: (i) no dividends (other than in shares of the Common Stock or in shares of any series of the preferred stock that we may issue which are junior shares) shall be declared or paid or set apart for payment upon shares of the Common Stock, junior shares or parity shares; (ii) no other distribution shall be declared or made upon shares of the Common Stock, junior shares or parity shares; and (iii) no shares of the Common Stock, junior shares or parity shares shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any such shares) by us (except as mandatorily required by the terms of such equity security or by conversion into or exchange for shares of our other capital stock that we may issue which are junior shares).

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and parity shares, all dividends declared upon the Series A Preferred Stock and parity shares will be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other parity shares will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the Series A Preferred Stock and such other series of the preferred stock that we may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

If the Series A Charter Amendments are effected, our obligation to pay dividends on the Series A Preferred Stock, as well as any accumulated and unpaid dividends, will be eliminated. See “The Exchange Offer—Consequences of Failure to Exchange Series A Preferred Stock in the Exchange Offer.”

Failure to Make Dividend Payments

If we have committed a “dividend default” with respect to the Series A Preferred Stock by failing to pay the accrued cash dividends on the outstanding Series A Preferred Stock in full for any four consecutive or non-consecutive quarterly periods, then until we have paid all accumulated and unpaid dividends on the shares of the Series A Preferred Stock for all dividend periods up to, and including, the dividend payment date on which the accumulated and unpaid dividends are paid in full: (i) the annual dividend rate on the Series A Preferred Stock will be increased to 12.875% per annum, which we refer to as the “penalty rate,” commencing on the first day after the missed fourth quarterly payment; and (ii) the holders of the Series A Preferred Stock will have the voting rights described under “—Voting Rights.” Once we have paid all accumulated and unpaid dividends in full and have paid cash dividends at the penalty rate in full for an additional two consecutive quarters (or declared such dividends provided that a sum sufficient for the payment thereof is set apart for such payment), the dividend rate will be restored to the stated rate (unless the penalty rate applies because of the failure to pay dividends) and the foregoing provisions will not be applicable, unless we again fail to pay any quarterly dividend for any future quarter.

Failure to Maintain a Listing on a National Exchange

If a “delisting event” with respect to the Series A Preferred Stock occurs because we fail for 180 or more consecutive days to maintain the listing of the Series A Preferred Stock on a national exchange, then: (i) the annual dividend rate on the Series A Preferred Stock will be increased to the penalty rate commencing on the 181st day; and (ii) the holders of the Series A Preferred Stock will have the voting rights described under “—Voting Rights.” When the Series A Preferred Stock is once again listed on a national exchange, the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable, unless the Series A Preferred Stock is again no longer listed on a national exchange.

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Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any Common Stock, Series E Preferred Stock or any other class or series of junior shares in the distribution of assets upon any liquidation, dissolution or winding up of us, the holders of Series A Preferred Stock are entitled to receive out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, or $25.00 per share, plus an amount equal to all dividends (whether or not earned or declared) accumulated and unpaid thereon to, but excluding, the date of payment. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series A Preferred Stock and the corresponding amounts payable on all senior shares and parity shares, then after payment of the liquidating distribution on all outstanding senior shares, the holders of the Series A Preferred Stock and all other such classes or series of parity shares will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For such purposes, the consolidation or merger of us with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, or a statutory share exchange will not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of us. Under our Charter, we are not required to set aside funds to protect the liquidation preference of the Series A Preferred Stock.

If the Series A Charter Amendments are effected, the stated liquidation preference per share of Series A Preferred Stock will be reduced from $25.00 to $5.00 per share. See “The Exchange Offer—Consequences of Failure to Exchange Series A Preferred Stock in the Exchange Offer.”

Redemption

We, at our option, upon not less than 30 nor more than 60 days’ written notice, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the date fixed for redemption, without interest. If fewer than all of the outstanding Series A Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by us. If the Series A Charter Amendments are effected, the redemption price per share will be reduced from $25.00 to $5.00, and our obligation to any pay accumulated and unpaid dividends upon redemption will be eliminated. See “The Exchange Offer—Consequences of Failure to Exchange Series A Preferred Stock in the Exchange Offer.”

With respect to a redemption as described above, unless full cumulative dividends on all Series A Preferred Stock and all parity shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period: (i) no Series A Preferred Stock or parity shares shall be redeemed unless all outstanding Series A Preferred Stock and parity shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series A Preferred Stock or parity shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Stock and parity shares; and (ii) we shall not purchase or otherwise acquire directly or indirectly any Series A Preferred Stock or parity shares (except by conversion into or exchange for junior shares and parity shares).

From and after the redemption date (unless we default in payment of the redemption price), all dividends will cease to accumulate on the Series A Preferred Stock, such shares shall no longer be deemed to be outstanding, and all of your rights as a holder of shares of Series A Preferred Stock will terminate with respect to such shares, except the right to receive the redemption price and all accumulated and unpaid dividends up to, but excluding, the redemption date.

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Special Redemption Upon Change of Control

If a “change of control” of us by a person, entity or group occurs, we (or the acquiring entity) will be required to redeem the Series A Preferred Stock, in whole but not in part, within 120 days after the date on which the change of control has occurred, for cash at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the redemption date, without interest. If the Series A Charter Amendments effected, the redemption price per share will be reduced from $25.00 to $5.00, and our obligation to any pay accumulated and unpaid dividends upon redemption will be eliminated. See “The Exchange Offer—Consequences of Failure to Exchange Series A Preferred Stock in the Exchange Offer.” A “change of control” for purposes of the Series A Preferred Stock is deemed to occur when the following have occurred and are continuing:

●	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

●	following the closing of any acquisition described in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American depositary receipts representing such securities) listed on a national exchange.

Voting Rights

Holders of the Series A Preferred Stock do not have any voting rights, except as set forth below or as otherwise required by law.

Whenever a dividend default or a delisting event (each a “penalty event”) has occurred, the number of directors constituting the Board will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and with which the Series A Preferred Stock is entitled to vote as a class with respect to the election of those two directors), and the holders of the Series A Preferred Stock (voting together as a class with all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of Series A Preferred Stock or by the holders of any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of our shareholders, in which case, such vote will be held at the earlier of the next annual or special meeting of our shareholders), and at each subsequent annual meeting until a correction event has occurred with respect to each penalty event then continuing.

On the date a correction event occurs, the right of holders of the Series A Preferred Stock to elect any directors will cease and, unless there are other classes or series of our stock upon which similar voting rights have been conferred and are exercisable, the term of any directors elected by holders of the Series A Preferred Stock shall immediately terminate and the number of directors constituting the Board shall be reduced accordingly. A “correction event” with respect to the Series A Preferred Stock means: (i) with respect to any delisting event, the listing of the Series A Preferred Stock for trading on a national exchange; and (ii) with respect to a dividend default, the payment of all accumulated and unpaid dividends in full and the payment of cash dividends at the penalty rate in full for an additional two consecutive quarters (or the declaration of such dividends provided that a sum sufficient for the payment thereof is set aside for such payment). In no event shall the holders of Series A Preferred Stock be entitled pursuant to these voting rights to elect a director that would cause us to fail to satisfy a requirement relating to director independence of any national exchange on which any class or series of our stock is listed or quoted.

If a special meeting is not called by us within 75 days after request from the requisite holders of Series A Preferred Stock (or holders of other series or classes of stock we may issue upon which similar voting rights have been conferred and are exercisable) as described above, then the holders of record of at least 25% of the outstanding Series A Preferred Stock may designate a holder to call the meeting at our expense, and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of our shareholders and shall be held at the place designated by the holder calling such meeting.

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If, at any time when the voting rights conferred upon the Series A Preferred Stock are exercisable, any vacancy in the office of a director elected shall occur, then such vacancy may be filled only by the remaining such director or by vote of the holders of record of the outstanding Series A Preferred Stock and any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of directors. Any director elected or appointed may be removed only by the affirmative vote of holders of the outstanding Series A Preferred Stock and any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which classes or series of stock are entitled to vote as a class with the Series A Preferred Stock in the election of directors, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series A Preferred Stock and any such other classes or series of stock, and may not be removed by the holders of the Common Stock.

On each matter on which holders of Series A Preferred Stock are entitled to vote, each share of Series A Preferred Stock will be entitled to one vote, except that when shares of any other class or series of our preferred stock have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).

So long as any shares of Series A Preferred Stock remain outstanding, we will not, without the affirmative vote of the holders of at least two-thirds of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a series and also together as a class with all other classes or series of stock that we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock): (i) authorize or create, or increase the authorized or issued amount of, any class or series of senior shares or reclassify any of our authorized stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of our Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock (each, for purposes of this section “—Series A Preferred Stock” only, an “event”); provided, however, with respect to the occurrence of any event set forth in (ii) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an event, we may not be the surviving entity (whether or not such event would constitute a change of control), the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Stock (although we would be required to redeem the Series A Preferred Stock if such event constitutes a change of control) and, provided further, that any increase in the amount of the authorized Common Stock or other stock we may issue, including the Series A Preferred Stock, or the creation or issuance of any additional Common Stock, Series A Preferred Stock or other class or other series of stock that we may issue, or any increase in the amount of authorized shares of such class or series, in each case which are parity shares or junior shares, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and shall not require any affirmative vote or consent of the holders of the Series A Preferred Stock.

Conversion; Preemptive Rights

The Series A Preferred Stock is not, pursuant to its terms, convertible into or exchangeable for any of our other property or securities. No holders of the Series A Preferred Stock, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for the Common Stock or any other security.

Book Entry

The Series A Preferred Stock was issued in global form. DTC or its nominee is the sole registered holder of the Series A Preferred Stock. Ownership of beneficial interests in the Series A Preferred Stock in global form is limited to persons who have accounts with DTC (“participants”) or persons who hold interests through such participants. Ownership of beneficial interests in the Series A Preferred Stock in global form is shown on, and the transfer of that ownership is effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a global certificate representing the shares of the Series A Preferred Stock, DTC or such nominee, as the case may be, will be considered the sole holder of the shares of the Series A Preferred Stock represented by such global certificate for all purposes. No beneficial owner of an interest in the shares of the Series A Preferred Stock in global form will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under our Charter.

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Payments of dividends on the global certificate representing the shares of the Series A Preferred Stock will be made to DTC or its nominee, as the case may be, as the registered holder thereof. None of us, the transfer agent, registrar or dividend disbursing agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate representing the shares of the Series A Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of dividends in respect of a global certificate representing the shares of the Series A Preferred Stock, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the aggregate liquidation preference of such global certificate representing the shares of the Series A Preferred Stock as shown on the records of DTC or its nominee, as the case may be. We also expect that payments by participants to owners of beneficial interests in such global certificate representing the shares of the Series A Preferred Stock held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We understand that DTC is:

●	a limited purpose trust company organized under the laws of the State of New York;

●	a “banking organization” within the meaning of New York Banking Law;

●	a member of the Federal Reserve System;

●	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

●	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the transfer agent, registrar or dividend disbursing agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Listing

The Series A Preferred Stock is traded on the NYSE American under the trading symbol “RHE-PA.”

Series B Preferred Stock

The Series B Preferred Stock will be issued as Exchange Consideration in the Exchange Offer. The following is a summary of the material terms and provisions of our Series B Preferred Stock. All shares of Series E Preferred Stock will be redeemed prior to the issuance of any shares of Series B Preferred Stock.

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Authorized Capital Shares

The Board has designated 2,811,535 shares of Series B Preferred Stock. When issued, all outstanding shares of our Series B Preferred Stock will be validly issued, fully paid and nonassessable.

Maturity

The Series B Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption, except following a change of control (as defined below under “—Special Redemption Upon Change of Control”) and as described under “—Cumulative Redemption.” Shares of the Series B Preferred Stock that are not required to be redeemed as described under “—Cumulative Redemption” will remain outstanding indefinitely unless we decide to redeem them as described under “—Redemption” or we are required to redeem them following a change of control as described under “—Special Redemption Upon Change of Control” or we otherwise acquire them. We are not required to set aside funds to redeem the Series B Preferred Stock.

Ranking

The Series B Preferred Stock ranks: (i) senior to our Common Stock, our Series A Preferred Stock and any other shares of stock that we may issue in the future, the terms of which specifically provide that such stock ranks junior to the Series B Preferred Stock, in each case with respect to payment of dividends and amounts upon the occurrence of a liquidation event, which we refer to, for purposes of this section “—Series B Preferred Stock” only, as “junior shares”; (ii) equal to any shares of stock that we may issue in the future, the terms of which specifically provide that such stock ranks on parity with such Series B Preferred Stock, in each case with respect to payment of dividends and amounts upon the occurrence of a liquidation event, which we refer to, for purposes of this section “—Series B Preferred Stock” only, as “parity shares”; (iii) junior to all other shares of stock issued by us, the terms of which specifically provide that such stock ranks senior to the Series B Preferred Stock, in each case with respect to payment of dividends and amounts upon the occurrence of a liquidation event (any such creation would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock), which we refer to, for purposes of this section “—Series B Preferred Stock” only, as “senior shares”; and (iv) junior to all our existing and future indebtedness.

Dividends

Beginning on July 1, 2027, holders of the Series B Preferred Stock are entitled to receive, when, as and if approved by the Board, out of funds legally available for the payment of distributions and declared by us, cumulative dividends at the rate of 12.5% per annum (the “dividend rate”) of the liquidation preference of the Series B Preferred Stock in effect on the first calendar day of the applicable dividend period (subject to the sixth paragraph under this section “—Dividends”). The “liquidation preference” with respect to the Series B Preferred Stock means (i) from and including the original date of issuance of the Series B Preferred Stock (with respect to the Series B Preferred Stock, the “original date of issuance”) to, but excluding, the date that is 12 months after the original date of issuance, $10.00 per share of Series B Preferred Stock, (ii) from and including the date that is 12 months after the original date of issuance to, but excluding, the date that is 24 months after the original date of issuance, $12.00 per share of Series B Preferred Stock, (iii) from and including the date that is 24 months after the original date of issuance to, but excluding, the date that is 36 months after the original date of issuance, $13.50 per share of Series B Preferred Stock, (iv) from and including the date that is 36 months after the original date of issuance to, but excluding, the date that is 48 months after the original date of issuance, $15.50 per share of Series B Preferred Stock and (v) from and including the date that is 48 months after the original date of issuance, $25.00 per share of Series B Preferred Stock, plus, in the case of this clause (v) only, an amount in cash equal to all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the date fixed for redemption of the Series B Preferred Stock or the date of final distribution to such holders, as applicable, without interest; provided, however, that the liquidation preference for the final shares will be $5.00 per final share.

Dividends will be paid in cash.

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A “dividend period” with respect to the Series B Preferred Stock means the quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding dividend period; provided, however, that the initial dividend period shall commence on and include July 1, 2027 and shall end on and include the day preceding the first day of the next succeeding dividend period. For the avoidance of doubt, no dividends shall be paid or accrue prior to the initial dividend period.

Dividends are payable quarterly in equal amounts in arrears on the last calendar day of each dividend period (each, for purposes of this section “—Series B Preferred Stock” only, a “dividend payment date”), provided that if any dividend payment date is not a business day, then the dividend which would have been payable on that dividend payment date will be paid on the next succeeding business day, and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. Dividends on the Series B Preferred Stock accrue and accumulate on each issued and outstanding share of the Series B Preferred Stock on a daily basis from July 1, 2027.

Any dividend payable on the shares of Series B Preferred Stock for any partial dividend period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. We will pay dividends to holders of record as they appear in our stock records at the close of business on the applicable dividend record date, which is the tenth day preceding the applicable dividend payment date, or such other date we establish no less than ten days and no more than 30 days preceding the dividend payment date (for purposes of this section “—Series B Preferred Stock” only, the “dividend record date”).

In the event that there are more than 200,000 shares of Series B Preferred Stock outstanding on the first calendar day of a dividend period and 200,000 or fewer shares of Series B Preferred Stock outstanding on the last calendar day of such dividend period, the dividends for such dividend period shall be calculated as the sum of (i) (A) the number of days during the dividend period during which there are more than 200,000 shares of Series B Preferred Stock outstanding divided by 90 multiplied by (B) the quarterly dividend rate multiplied by (C) the liquidation preference per share of Series B Preferred Stock on the first calendar day of such dividend period and (ii) (A) the number of days during the dividend period during which there are 200,000 or fewer shares of Series B Preferred Stock outstanding divided by 90 multiplied by (B) the quarterly dividend rate multiplied by (C) $5.00 per share of Series B Preferred Stock.

We will not declare or pay or set apart for payment any dividend on the shares of Series B Preferred Stock if the terms of any of our agreements or senior shares, including agreements relating to our indebtedness, prohibit us from doing so or provide that doing so would put is in breach of or default under any such agreement, or if the declaration, payment or setting aside of funds is restricted or prohibited by law. Future contractual covenants or arrangements we enter into may restrict or prevent future dividend payments.

Notwithstanding the foregoing, however, dividends on the shares of Series B Preferred Stock accrue regardless of whether: (i) the terms of our senior shares or our agreements, including our existing or future indebtedness, at any time prohibit the current payment of dividends; (ii) we have earnings; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are declared by the Board. Except as otherwise provided, accumulated and unpaid distributions on the shares of Series B Preferred Stock will not bear interest, and holders of the shares of Series B Preferred Stock are not entitled to any distributions in excess of full cumulative distributions as described above. All dividends on the shares of Series B Preferred Stock will be credited to the previously accumulated and unpaid dividends on the shares of Series B Preferred Stock. We will credit any dividends paid on the shares of Series B Preferred Stock first to the earliest accumulated and unpaid dividend due.

Notwithstanding anything herein to the contrary, the payment of dividends on the Common Stock and preferred stock, including the Series B Preferred Stock, is at the discretion of the Board and depends on, among other things, the earnings and results of operations of our subsidiaries, their ability to pay dividends and other distributions to us under agreements governing their indebtedness, our financial condition and capital requirements, any debt service requirements and any other factors the Board deems relevant. Our subsidiaries may not pay dividends or other distributions to us under certain agreements governing their indebtedness if they are in default or breach of such agreements. Accordingly, we do not guarantee that we will be able to make dividend payments on the preferred stock, including the Series B Preferred Stock, or what the actual dividends will be for any future period.

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Except as provided in the next paragraph and subject to the paragraph following the next paragraph, (i) no distributions or dividends, in cash or otherwise, shall be declared or paid or set apart for payment upon shares of the Common Stock, junior shares or parity shares; and (ii) no shares of the Common Stock, junior shares or parity shares shall be redeemed, purchased or otherwise acquired for any consideration (or any monies paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for junior shares or by redemption, purchase or acquisition of stock under any of our employee benefit plans), unless, on the most recently preceding dividend payment date on which dividends on the Series B Preferred Stock became payable, such dividends on the Series B Preferred Stock were paid in full in cash.

When dividends are not paid in full in cash (or a sum of cash sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and parity shares, all dividends declared upon the Series B Preferred Stock and parity shares will be declared and paid pro rata in cash or declared and a sum of cash sufficient for the payment thereof shall be set apart for payment pro rata, so that the amount of dividends declared per share of Series B Preferred Stock and such other parity shares will in all cases bear to each other the same ratio that accumulated dividends per share on the Series B Preferred Stock and such other parity shares (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other parity shares do not bear cumulative dividends) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears.

So long as any shares of Series B Preferred Stock remain outstanding, no cash or stock dividends will be paid or made to any holders of Common Stock, Series A Preferred Stock or any other class or series of junior shares we may designate, without the consent of the majority of the votes entitled to be cast by the holders of the outstanding shares of Series B Preferred Stock.

Failure to Make Dividend Payments

If we have committed a “dividend default” with respect to the Series B Preferred Stock by failing to pay dividends on the outstanding Series B Preferred Stock in full for any six consecutive or non-consecutive dividend periods, then commencing on the first day after the dividend payment date on which a dividend default occurs and continuing until we have paid all accumulated accrued and unpaid dividends on the shares of the Series B Preferred Stock for all dividend periods up to, and including, the dividend payment date on which the accumulated accrued and unpaid dividends are paid in full in cash (or declared such dividends and a sum of cash sufficient for the payment thereof is set apart for payment), the holders of the Series B Preferred Stock will have the voting rights described under “—Voting Rights.” Once we have paid all accumulated accrued and unpaid dividends in full in cash (or declared such dividends and a sum of cash sufficient for the payment thereof is set apart for such payment), the foregoing provisions will not be applicable, unless we again fail to pay any dividend for any future dividend period.

Failure to Obtain or Maintain a Listing on a National Exchange

If a “delisting event” with respect to the Series B Preferred Stock occurs because we fail for 360 or more consecutive days to obtain or maintain the listing of the Series B Preferred Stock on a national exchange, then: (i) the then-applicable liquidation preference per share of Series B Preferred Stock will increase by $0.50 per share of Series B Preferred Stock (except with respect to the final shares); and (ii) the holders of the Series B Preferred Stock will have the voting rights described under “—Voting Rights.” When the Series B Preferred Stock is listed (in the event of a failure to obtain a listing on a national exchange) or once again listed (in the event of a failure to maintain a listing on a national exchange) on a national exchange, the foregoing provisions will not be applicable, unless the Series B Preferred Stock is again no longer listed on a national exchange for 360 or more consecutive days.

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Liquidation Preference

If we commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law for the restructuring, reorganization or liquidation of us, or consent to the entry of an order for relief in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar state or federal law for the restructuring, reorganization or liquidation of us or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of us or of any substantial part of our property, or make an assignment for the benefit of our creditors, or admit in writing our inability to pay our debts generally as they become due, or if a decree or order for relief in respect of us shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of us or of any substantial part of our property, or ordering the restructuring, reorganization, liquidation, dissolution or winding up of us, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and, on account of any such event, we financially restructure, reorganize, recapitalize, liquidate, dissolve or wind up or sell or dispose of a material portion or amount of our assets in one or more related transactions, in each case in a bankruptcy or similar state court proceeding (a “liquidation event”), then, before any distribution or payment shall be made to the holders of any Common Stock, Series A Preferred Stock or any other class or series of junior shares in the distribution of assets upon the occurrence of a liquidation event, the holders of Series B Preferred Stock are entitled to receive out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the then-applicable liquidation preference per share of Series B Preferred Stock. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of our remaining assets. In the event that, upon the occurrence of a liquidation event, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series B Preferred Stock and the corresponding amounts payable on all senior shares and parity shares, then after payment of the liquidating distributions on all outstanding senior shares, the holders of the Series B Preferred Stock and all other such classes or series of parity shares will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For the avoidance of doubt, the consolidation or merger of us with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, or a statutory share exchange will not be deemed to constitute a liquidation event. Under our Charter, we are not required to set aside funds to protect the liquidation preference of the Series B Preferred Stock.

Redemption

We, at our option, upon not less than 30 nor more than 60 days’ written notice, may redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to the then-applicable liquidation preference per share of Series B Preferred Stock (subject to the last paragraph under this section “—Redemption”), plus all accumulated accrued and unpaid dividends thereon (whether or not earned, approved or declared) to, but excluding, the date fixed for redemption, without interest. If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by us.

With respect to a redemption as described above, unless all accumulated accrued and unpaid dividends on all Series B Preferred Stock and all parity shares shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum of cash sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no Series B Preferred Stock or parity shares shall be redeemed unless all outstanding Series B Preferred Stock and parity shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series B Preferred Stock or parity shares (A) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Stock and parity shares or (B) by conversion into or exchange for junior shares and parity shares.

From and after the redemption date (unless we default in payment of the redemption price), all dividends will cease to accumulate on the Series B Preferred Stock called for redemption, such shares shall no longer be deemed to be outstanding, and all of the rights of the holders of shares of Series B Preferred Stock will terminate with respect to such shares, except the right to receive the redemption price and all accumulated and unpaid dividends up to, but excluding, the redemption date, in cash without interest.

If, at the time of a redemption of any shares of Series B Preferred Stock, there are (i) 200,000 or fewer shares of Series B Preferred Stock outstanding, the liquidation preference for purposes of calculating the redemption price shall be equal to $5.00 per share of Series B Preferred Stock; or (ii) more than 200,000 shares of Series B Preferred Stock outstanding and such redemption includes any or all of the final shares, the liquidation preference for purposes of calculating the redemption price shall be equal to the weighted average liquidation preference. The “weighted average liquidation preference” means the number equal to (i) the sum of (A) the number of shares of Series B Preferred Stock being redeemed that do not constitute the final shares multiplied by the then-applicable liquidation preference per share of Series B Preferred Stock and (B) the number of shares of Series B Preferred Stock being redeemed that do constitute any or all of the final shares multiplied by $5.00 per share of Series B Preferred Stock, divided by (ii) the aggregate number of shares of Series B Preferred Stock being redeemed.

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Special Redemption Upon Change of Control

If a “change of control” of us by a person, entity or group occurs, we (or the acquiring entity) will be required to redeem the Series B Preferred Stock, in whole but not in part, within 120 days after the date on which the change of control has occurred, for cash at a redemption price equal to the then-applicable liquidation preference per share of Series B Preferred Stock (subject to the last paragraph under “—Redemption”), plus all accumulated accrued and unpaid dividends thereon (whether or not earned, approved or declared) to, but excluding, the redemption date, without interest. A “change of control” for purposes of the Series B Preferred Stock is deemed to occur when the following has occurred:

●	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).

Milestone Redemption

If, as of the date that is 18 months after the original date of issuance, we have failed to redeem, repurchase or otherwise acquire 1,000,000 shares of Series B Preferred Stock (or such smaller number of shares of Series B Preferred Stock as is then outstanding), then within 30 days of such date, we shall pay to the holders of Series B Preferred Stock, on a pro rata basis in proportion to the number of shares of Series B Preferred Stock held by such holders, a dividend payable in shares of Common Stock equal to the penalty dividend percentage multiplied by 250,000 shares of Common Stock (the “penalty dividend”), rounded down to the nearest whole share of Common Stock. The “penalty dividend percentage” shall mean the percentage equal to (i) 100%, minus (ii) the percentage equal to (A) the aggregate number of shares of Series B Preferred Stock redeemed, repurchased or otherwise acquired by us as of the date that is 18 months after the original date of issuance, divided by (B) 1,000,000 shares of Series B Preferred Stock (or such smaller number of shares of Series B Preferred Stock as is then outstanding). For the avoidance of doubt, the payment of a penalty dividend shall not constitute a cumulative redemption default under “—Cumulative Redemption.”

Cumulative Redemption

If, as of any cumulative redemption measurement date (as defined herein), we have failed to redeem, repurchase or otherwise acquire the applicable cumulative redemption amount (as defined herein) (such a failure, a “cumulative redemption default”), then (i) commencing on the first day after such cumulative redemption measurement date and continuing until the date a correction event (as defined herein) with respect to such cumulative redemption default occurs, the holders of Series B Preferred Stock will have the director nomination rights described below under “—Director Nomination Rights”; and (ii) following any cumulative redemption default that has been cured by us, if we subsequently fail to redeem, repurchase or otherwise acquire the applicable cumulative redemption amount as of the applicable cumulative redemption measurement date, such subsequent failure shall constitute a separate cumulative redemption default, and the foregoing provisions of clause (i) of this sentence shall immediately apply until such time as a correction event occurs with respect to such subsequent cumulative redemption default. The “cumulative redemption amount” means, in the aggregate, (i) 800,000 shares of Series B Preferred Stock as of the date that is 12 months after the original date of issuance, (ii) 1,400,000 shares of Series B Preferred Stock as of the date that is 24 months after the original date of issuance, (iii) 1,800,000 shares of Series B Preferred Stock as of the date that is 36 months after the original date of issuance and (iv) 2,100,000 shares of Series B Preferred Stock as of the date that is 48 months after the original date of issuance (or, in each case, such smaller number of shares of Series B Preferred Stock as is then outstanding and with each such number of shares of Series B Preferred Stock being cumulative of the number of shares of Series B Preferred Stock redeemed in previous months). The “cumulative redemption measurement date” means, with respect to any cumulative redemption amount, the date that is 90 days prior to the applicable cumulative redemption deadline (as defined herein). The “cumulative redemption deadline” means, with respect to any cumulative redemption amount, the date that is 12 months, 24 months, 36 months or 48 months, as applicable, after the original date of issuance.

Voting Rights

Holders of the Series B Preferred Stock do not have any voting rights, except as set forth below in this “—Voting Rights” section or under “—Director Nomination Rights” or as otherwise required by law.

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When a dividend default has occurred, subject to the provisions under this section “—Voting Rights,” the number of directors constituting the Board will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and with which the Series B Preferred Stock is entitled to vote as a class with respect to the election of such two directors), and the holders of the Series B Preferred Stock (voting together as a class with all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of such two directors) will be entitled to vote for the election of such two additional directors at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of Series B Preferred Stock or by the holders of any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of such two directors (unless the request is received less than 60 days before the date fixed for the next annual or special meeting of our shareholders, in which case such vote will be held at the earlier of the second annual or special meeting of our shareholders after such date), and at each subsequent annual meeting until a correction event has occurred with respect to such dividend default (the “dividend penalty right”). On the date a correction event with respect to a dividend default occurs, the right of holders of the Series B Preferred Stock to elect any directors pursuant to the dividend penalty right will cease and, unless there are other classes or series of our stock upon which similar voting rights have been conferred and are exercisable, the term of any directors elected by holders of the Series B Preferred Stock pursuant to the dividend penalty right shall immediately terminate and the number of directors constituting the Board shall be reduced accordingly. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series B Preferred Stock (voting together as a class with all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of such directors) pursuant to the voting rights under the dividend penalty right exceed two.

When a delisting event has occurred, subject to the provisions under this section “—Voting Rights,” the number of directors constituting the Board will be automatically increased by one (if not already increased by one by reason of the election of directors by the holders of any other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and with which the Series B Preferred Stock is entitled to vote as a class with respect to the election of such director), and the holders of the Series B Preferred Stock (voting together as a class with all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of such director) will be entitled to vote for the election of such additional director at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of Series B Preferred Stock or by the holders of any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of such director (unless the request is received less than 60 days before the date fixed for the next annual or special meeting of our shareholders, in which case such vote will be held at the earlier of the second annual or special meeting of our shareholders after such date), and at each subsequent annual meeting until a correction event has occurred with respect to such delisting event (the “delisting penalty right”). On the date a correction event with respect to a delisting event occurs, the right of holders of the Series B Preferred Stock to elect any director pursuant to the delisting penalty right will cease and, unless there are other classes or series of our stock upon which similar voting rights have been conferred and are exercisable, the term of any director elected by holders of the Series B Preferred Stock pursuant to the delisting penalty right shall immediately terminate and the number of directors constituting the Board shall be reduced accordingly. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series B Preferred Stock (voting together as a class with all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of such directors) pursuant to the voting rights under (i) the delisting penalty right exceed one or (ii) the dividend penalty right and the delisting penalty right exceed two. If (A) a delisting event occurs while a previous dividend default remains uncured and (B) two directors are already serving on the Board pursuant to the dividend penalty right in accordance with the preceding paragraph, then no additional director may be elected pursuant to the delisting penalty right under this paragraph. If a dividend default occurs while a previous delisting event remains uncured, then, upon the election of two directors pursuant to the dividend penalty right in accordance with the preceding paragraph, the term of the director then serving on the Board pursuant to the delisting penalty right, if any, shall immediately terminate and the number of directors constituting the Board shall be reduced accordingly.

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A “correction event” with respect to the Series B Preferred Stock means: (i) with respect to any delisting event, the listing of the Series B Preferred Stock for trading on a national exchange; (ii) with respect to any dividend default, such time as we have paid all accumulated accrued and unpaid dividends on the Series B Preferred Stock in full in cash (or declared such dividends and a sum of cash sufficient for the payment thereof is set apart for payment); and (iii) with respect to any cumulative redemption default, such time as we have redeemed, repurchased or otherwise acquired the applicable cumulative redemption amount.

In no event will the holders of Series B Preferred Stock be entitled pursuant to these voting rights to submit and have elected a director nominee (i) whose election as a director would violate or cause us to be in violation of our Charter, our Bylaws, our Code of Business Conduct and Ethics, our requirements with regard to director qualifications and policies and guidelines applicable to directors, any national exchange on which any class or series of our stock is listed or quoted or any applicable state or federal law, rule or regulation; (ii) that would cause us to fail to satisfy a requirement relating to director independence of any national exchange on which any class or series of our stock is listed or quoted; (iii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years; or (iv) who is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act. If the election of a director nominee submitted pursuant to these voting rights would violate or cause us to be in violation of, or to fail to satisfy, any of the foregoing in clauses (i) or (ii) above, or if a director nominee meets clauses (iii) or (iv) above, we will promptly notify in writing such director nominee, and the holders of Series B Preferred Stock (voting together as a class with all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of such director) will be entitled to submit a substitute director nominee within 30 days of such notice.

If a special meeting is not called by us within 75 days after request from the requisite holders of Series B Preferred Stock (or holders of other series or classes of stock we may issue upon which similar voting rights have been conferred and are exercisable) as described above, then the holders of record of at least 25% of the outstanding Series B Preferred Stock may designate a holder to call the meeting at our expense, and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of our shareholders and shall be held at the place designated by the holder calling such meeting.

If, at any time when the voting rights conferred upon the Series B Preferred Stock pursuant to the dividend penalty right or the delisting penalty right are exercisable, any vacancy in the office of a director elected or appointed pursuant to the dividend penalty right or the delisting penalty right shall occur, then such vacancy may be filled only by the remaining such director(s) or by vote of the holders of record of the outstanding Series B Preferred Stock and any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of directors pursuant to the dividend penalty right or the delisting penalty right. Any director elected or appointed pursuant to the dividend penalty right or the delisting penalty right may be removed only by the affirmative vote of holders of the outstanding Series B Preferred Stock and any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which classes or series of stock are entitled to vote as a class with the Series B Preferred Stock in the election of directors pursuant to the dividend penalty right or the delisting penalty right, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series B Preferred Stock and any such other classes or series of stock, and may not be removed by the holders of the Common Stock.

So long as any shares of Series B Preferred Stock remain outstanding, no more than seven directors not elected or appointed pursuant to the dividend penalty right, the delisting penalty right or the preceding paragraph may be elected or appointed.

On each matter on which holders of Series B Preferred Stock are entitled to vote, each share of Series B Preferred Stock will be entitled to one vote, except that when shares of any other class or series of our stock have the right to vote with the Series B Preferred Stock as a single class on any matter, the Series B Preferred Stock and the shares of each such other class or series will have one vote per share.

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So long as any shares of Series B Preferred Stock remain outstanding, we will not, without the affirmative vote of the holders of at least two-thirds of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a series and also together as a class with all other classes or series of stock that we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock): (i) authorize or create, or increase the authorized or issued amount of, any class or series of senior shares or reclassify any of our authorized stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of our Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock (each, for purposes of this section “—Series B Preferred Stock” only, an “event”); provided, however, with respect to the occurrence of any event set forth in clause (ii) above, so long as the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an event, we may not be the surviving entity (whether or not such event would constitute a change of control), the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series B Preferred Stock (although we would be required to redeem the Series B Preferred Stock if such event constitutes a change of control) and, provided further, that any increase in the amount of the authorized Common Stock or other stock we may issue, including the Series B Preferred Stock, or the creation or issuance of any additional Common Stock, Series B Preferred Stock or other class or other series of stock that we may issue, or any increase in the amount of authorized shares of such class or series, in each case which are parity shares or junior shares, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and shall not require any affirmative vote or consent of the holders of the Series B Preferred Stock. Notwithstanding the foregoing, (A) if any event set forth in clause (ii) above would adversely affect one or more but not all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable (including the Series B Preferred Stock for this purpose), then only such classes or series of stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a class in lieu of all other classes or series of stock; and (B) if all series of a class of preferred stock are not equally affected by the proposed event, there shall be required a two-thirds approval of the class and a two-thirds approval of each series that will have a diminished status.

Director Nomination Rights

If a cumulative redemption default has occurred and continuing until the date a correction event with respect to such cumulative redemption default occurs, subject to the provisions under this section “—Director Nomination Rights,” we shall include in our proxy statement (including our form of proxy and ballot) for the next annual meeting of shareholders (or, if such default occurs less than 60 days before the date fixed for the next annual meeting, the second annual meeting after such occurrence), the name of any nominee for election to the Board submitted pursuant to these director nomination rights (each a “preferred nominee”), provided: (i) timely written notice of such preferred nominee (“notice”) is given to us by or on behalf of a holder or holders of Series B Preferred Stock that, at the time the notice is given, satisfy the applicable ownership and other requirements (the “eligible preferred holder”); (ii) the eligible preferred holder expressly elects in writing at the time of providing the notice to have its preferred nominee included in our proxy statement pursuant to these director nomination rights; and (iii) the eligible preferred holder and the preferred nominee otherwise satisfy the applicable requirements.

The notice shall be directed to the attention of our Secretary. To be timely, the notice shall be delivered to or mailed and received at our principal executive office not less than 60 nor more than 200 days before the first anniversary of the date of our notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting; provided that if no annual meeting was held in the previous year, or the date of the annual meeting has been established to be more than 30 days earlier than, or 60 days after, the anniversary of the previous year’s annual meeting, the notice, to be timely, must be so delivered or mailed and received not later than (i) the 90th day prior to the annual meeting or (ii) if later, the close of business on the tenth day following the day on which public announcement is first made of the date of the annual meeting. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of the notice.

In no event shall an eligible preferred holder be entitled pursuant to these director nomination rights to submit and have elected a preferred nominee (i) whose election as a director would violate or cause us to be in violation of our Charter, our Bylaws, our Code of Business Conduct and Ethics, our requirements with regard to director qualifications and policies and guidelines applicable to directors, any national exchange on which any class or series of our stock is listed or quoted or any applicable state or federal law, rule or regulation; (ii) that would cause us to fail to satisfy a requirement relating to director independence of any national exchange on which any class or series of our stock is listed or quoted; (iii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years; or (iv) who is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act. If the election of a preferred nominee submitted by an eligible preferred holder would violate or cause us to be in violation of, or to fail to satisfy, any of the foregoing in clauses (i) or (ii) above, or if a preferred nominee meets clauses (iii) or (iv) above, we will promptly notify in writing such eligible preferred holder, and such eligible preferred holder will be entitled to submit a substitute preferred nominee within the same time period for the giving of the notice in the preceding paragraph.

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An eligible preferred holder must beneficially own a number of shares of Series B Preferred Stock that represents 10% or more of the outstanding shares of Series B Preferred Stock as of both the date the notice is delivered to or received by us and the record date for determining holders entitled to vote at the meeting. In the event there is more than one eligible preferred holder for any annual meeting, each eligible preferred holder may submit a preferred nominee for inclusion in our proxy statement.

If a correction event with respect to a cumulative redemption default has not occurred at or prior to the commencement of the applicable annual meeting, then one director shall be elected out of the preferred nominee(s) by a plurality of the votes cast by the shares of Series B Preferred Stock at the annual meeting. The election of such director (the “elected preferred nominee”) will be effective as of the first business day following the applicable cumulative redemption deadline (the “election effective time”). At the election effective time, the number of directors constituting the Board shall be automatically increased by one to accommodate such election.

If a correction event with respect to a cumulative redemption default occurs at or prior to the election effective time, then, as applicable, either (i) prior to a vote being held on the election of a director out of the preferred nominee(s) at the annual meeting, all preferred nominees shall be automatically deemed to have withdrawn from the election or (ii) if a vote is held on the election of a director out of the preferred nominee(s) at the annual meeting, (a) such vote will be deemed void, (b) the preferred nominee who received a plurality of the votes cast by the shares of Series B Preferred Stock at the annual meeting shall not be deemed to have been elected as a director and (c) the number of directors constituting the Board shall remain unchanged.

On the date a correction event with respect to a cumulative redemption default occurs, the rights of eligible preferred holders to submit preferred nominees and have an elected preferred nominee elected out of such preferred nominee(s) pursuant to such default will cease, and the term of the elected preferred nominee then serving on the Board pursuant to such default, if any, shall immediately terminate and the number of directors constituting the Board shall be reduced accordingly.

If (i) a subsequent cumulative redemption default occurs while a previous cumulative redemption default remains uncured and (ii) the elected preferred nominee is already serving on the Board pursuant to a previous cumulative redemption default, then (a) eligible preferred holders may not submit preferred nominees for inclusion in our proxy statement and (b) no additional elected preferred nominee may be elected. For the avoidance of doubt, only one elected preferred nominee elected pursuant to these director nomination rights may serve on the Board at any time.

If a dividend default occurs while a previous cumulative redemption default remains uncured, then, upon the election of two directors pursuant to the dividend penalty right, the term of the elected preferred nominee then serving on the Board pursuant to such cumulative redemption default, if any, shall immediately terminate and the number of directors constituting the Board shall be reduced accordingly.

Conversion; Preemptive Rights

The Series B Preferred Stock is not, pursuant to its terms, convertible into or exchangeable for any of our other property or securities. No holders of the Series B Preferred Stock, as holders of Series B Preferred Stock, have any preemptive rights to purchase or subscribe for the Common Stock or any other security.

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Book Entry

The Series B Preferred Stock will be issued in global form. DTC or its nominee will be the sole registered holder of the Series B Preferred Stock. Ownership of beneficial interests in the Series B Preferred Stock in global form will be limited to DTC participants or persons who hold interests through such participants. Ownership of beneficial interests in the Series B Preferred Stock in global form will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a global certificate representing the shares of the Series B Preferred Stock, DTC or such nominee, as the case may be, will be considered the sole holder of the shares of the Series B Preferred Stock represented by such global certificate for all purposes. No beneficial owner of an interest in the shares of the Series B Preferred Stock in global form will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under our Charter.

Payments of dividends on the global certificate representing the shares of the Series B Preferred Stock will be made to DTC or its nominee, as the case may be, as the registered holder thereof. None of us, the transfer agent, registrar or dividend disbursing agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate representing the shares of the Series B Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of dividends in respect of a global certificate representing the shares of the Series B Preferred Stock, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the aggregate liquidation preference of such global certificate representing the shares of the Series B Preferred Stock as shown on the records of DTC or its nominee, as the case may be. We also expect that payments by participants to owners of beneficial interests in such global certificate representing the shares of the Series B Preferred Stock held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We understand that DTC is:

●	a limited purpose trust company organized under the laws of the State of New York;

●	a “banking organization” within the meaning of New York Banking Law;

●	a member of the Federal Reserve System;

●	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

●	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the transfer agent, registrar or dividend disbursing agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

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The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Listing

We intend to apply for the listing of shares of the Series B Preferred Stock on the NYSE American, and, if listed, we expect that the shares of Series B Preferred Stock will trade under the ticker symbol “RHE PRB.”

Series E Preferred Stock

On February 13, 2023, the Board of Directors declared a dividend of one one-thousandth of a share of Series E Preferred Stock for each outstanding share of our Common Stock, which was paid on February 28, 2023 to shareholders of record at 5:00 p.m. Eastern Time on the Dividend Record Date. As of May 15, 2023, we had approximately 1,883 shares of Series E Preferred Stock outstanding. The following is a summary of the material terms and provisions of our Series E Preferred Stock.

General; Transferability

Shares of Series E Preferred Stock are uncertificated and represented in book-entry form. No shares of Series E Preferred Stock may be transferred by the holder thereof except in connection with a transfer by such holder of any shares of Common Stock held by such holder, in which case a number of one one-thousandths (1/1,000ths) of a share of Series E Preferred Stock equal to the number of shares of Common Stock to be transferred by such holder will be automatically transferred to the transferee of such shares of Common Stock.

Voting Rights

Each share of Series E Preferred Stock entitles the holder thereof to 1,000,000 votes per share (and, for the avoidance of doubt, each fraction of a share of Series E Preferred Stock has a ratable number of votes). Thus, each one-thousandth of a share of Series E Preferred Stock entitles the holder thereof to 1,000 votes. The outstanding shares of Series E Preferred Stock vote together with the outstanding shares of Common Stock of the Company as a single class exclusively with respect to (1) any proposal submitted to holders of Common Stock to approve an amendment to the Charter to (A) (i) reduce the liquidation preference of the Series A Preferred Stock to $5.00 per share, (ii) eliminate accumulated and unpaid dividends on the Series A Preferred Stock, (iii) eliminate future dividends on the Series A Preferred Stock, (iv) eliminate penalty events and the right of holders of Series A Preferred Stock to elect directors upon the occurrence of a penalty event, (v) reduce the redemption price of the Series A Preferred Stock in the event of an optional redemption to $5.00 per share, (vi) reduce the redemption price of the Series A Preferred Stock in the event of a “change of control” to $5.00 per share and (vii) change the voting rights of holders of Series A Preferred Stock when voting as a single class with any other class or series of stock to one vote per $5.00 liquidation preference and (B) temporarily increase the authorized number of shares of the Company to 61,000,000 shares, consisting of 55,000,000 shares of common stock and 6,000,000 shares of preferred stock, and subsequently decrease the authorized number of shares of the Company to 60,000,000 shares, consisting of 55,000,000 shares of common stock and 5,000,000 shares of preferred stock (collectively, for purposes of this section “—Series E Preferred Stock” only, the “Common Charter Amendment Proposal”), and (2) any proposal to approve the adjournment of any meeting of shareholders called for the purpose of voting on the Common Charter Amendment Proposal (for purposes of this section “—Series E Preferred Stock” only, the “Adjournment Proposal”). The Series E Preferred Stock will not be entitled to vote on any other matter, except to the extent required under the GBCC.

Unless otherwise provided on any applicable proxy card or voting instructions with respect to the voting on the Common Charter Amendment Proposal or the Adjournment Proposal, the vote of each share of Series E Preferred Stock (or fraction thereof) entitled to vote on the Common Charter Amendment Proposal, the Adjournment Proposal or any other matter brought before any meeting of shareholders held to vote on the Common Charter Amendment Proposal and the Adjournment Proposal shall be cast in the same manner as the vote, if any, of the share of Common Stock (or fraction thereof) in respect of which such share of Series E Preferred Stock (or fraction thereof) was issued as a dividend is cast on the Common Charter Amendment Proposal, the Adjournment Proposal or such other matter, as applicable, and the proxy card or voting instructions with respect to shares of Common Stock held by any holder on whose behalf such proxy card or voting instructions is submitted will be deemed to include all shares of Series E Preferred Stock (or fraction thereof) held by such holder. Holders of Series E Preferred Stock will not receive a separate proxy card or opportunity to cast votes with respect to the Series E Preferred Stock on the Common Charter Amendment Proposal, the Adjournment Proposal or any other matter brought before any meeting of shareholders held to vote on the Common Charter Amendment Proposal.

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Dividend Rights

The holders of Series E Preferred Stock, as such, will not be entitled to receive dividends of any kind.

Liquidation Preference

The Series E Preferred Stock rank senior to the Common Stock as to any distribution of assets upon a liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily (a “Dissolution”). The Series E Preferred Stock rank junior to the Series A Preferred Stock as to any distribution of assets upon a Dissolution. Upon any Dissolution, each holder of outstanding shares of Series E Preferred Stock will be entitled to be paid out of the assets of the Company available for distribution to shareholders, after the distribution to the holders of Series A Preferred Stock and prior and in preference to any distribution to the holders of Common Stock, an amount in cash equal to $0.01 per outstanding share of Series E Preferred Stock.

Redemption

All shares of Series E Preferred Stock that are not present in person or by proxy at any meeting of shareholders held to vote on the Common Charter Amendment Proposal and the Adjournment Proposal as of immediately prior to the opening of the polls on the Common Charter Amendment Proposal at such meeting (the “Initial Redemption Time”) will automatically be redeemed by the Company at the Initial Redemption Time without further action on the part of the Company or the holder of shares of Series E Preferred Stock in the Initial Redemption. Any outstanding shares of Series E Preferred Stock that have not been redeemed pursuant to an Initial Redemption will be redeemed in whole, but not in part, (i) if such redemption is ordered by the Board in its sole discretion, automatically and effective on such time and date specified by the Board in its sole discretion or (ii) automatically upon the approval by the Company’s shareholders of the Common Charter Amendment Proposal at any meeting of shareholders held for the purpose of voting on such proposal.

Each share of Series E Preferred Stock redeemed in any redemption described above will be redeemed for no consideration.

Miscellaneous

The Series E Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company. The Series E Preferred Stock has no stated maturity and is not subject to any sinking fund. The Series E Preferred Stock is not subject to any restriction on the redemption or repurchase of shares by the Company while there is any arrearage in the payment of dividends or sinking fund installments.

Ownership and Transfer Restrictions

Although the Company is not a real estate investment trust (“REIT”) and will not elect to be a REIT for its 2023 taxable year, our Charter contains ownership and transfer restrictions relating to our Common Stock that are intended to better position the Company to comply with certain U.S. federal income tax rules applicable to REITs in the event the Company makes such election in the future after 2023. These ownership and transfer restrictions could have the effect of delaying, deferring or preventing a transaction or change of control of the Company that might involve a premium price for our stock or otherwise be in the best interests of its shareholders. All certificates representing shares of our Common Stock will bear a legend describing or referring to such ownership and transfer restrictions.

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Our Charter provides that, subject to the exceptions, waivers and the constructive ownership rules described in our Charter, no person may beneficially own, or be deemed to constructively own by virtue of the ownership attribution provisions of the Code, in excess of 9.9% (by value or number of shares, whichever is more restrictive) of an outstanding class or series of Common Stock (the “Common Stock Ownership Limit”).

Our Charter further prohibits (along with the Common Stock Ownership Limit, the “ownership and transfer restrictions”):

●	any person from beneficially or constructively owning shares of Common Stock of any class or series (“Equity Shares”) to the extent that such ownership would cause the Company to fail to qualify as a REIT by reason of being “closely held” under the Code (without regard to whether the ownership interest is held during the last half of a taxable year);

●	any person from beneficially or constructively owning Equity Shares that would cause the Company to otherwise fail to qualify as a REIT (including beneficial or constructive ownership that would result in the Company owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code);

●	any person from beneficially owning Equity Shares to the extent such beneficial ownership of Equity Shares would result in the Company failing to be “domestically controlled” within the meaning of Section 897(h)(4)(B) of the Code; and

●	any person from beneficially owning Equity Shares to the extent such beneficial ownership of Equity Shares would result in the Company being “predominantly held” (within the meaning of Section 856(h)(3)(D)(iii) of the Code) by “qualified trusts” (within the meaning of Section 856(h)(3)(E) of the Code).

Furthermore, any transfer, acquisition or other event or transaction that would result in Equity Shares being beneficially owned by less than 100 persons (determined without reference to any rules of attribution) will be void ab initio, and the intended transferee shall acquire no rights in such Equity Shares.

Our Charter defines beneficial ownership as ownership of Equity Shares by a “person” (as defined therein), whether the interest in the Equity Shares is held directly or indirectly (including by a nominee), and includes interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3)(A) of the Code. Our Charter defines “person” to include a “group,” as defined under Section 13(d)(3) of the Exchange Act.

The applicable constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals or entities to be treated as owned by one individual or entity. As a result, the acquisition of less than 9.9% (by value or number of shares, whichever is more restrictive) of the outstanding shares of the Common Stock (including through the acquisition of an interest in an entity that owns, actually or constructively, shares of any class or series of the Common Stock) by an individual or entity could, through constructive ownership, nevertheless cause a violation of the ownership and transfer restrictions.

The foregoing ownership and transfer restrictions, including the Common Stock Ownership Limit, will not apply if the Board determines in its sole and absolute discretion, each of the following: (i) that it is not in the best interests of the Company to attempt to qualify as, or to continue to qualify as, a REIT; and (ii) that compliance with all or any of the restrictions and limitations on beneficial ownership, constructive ownership, acquisitions or transfers of Equity Shares set forth in our Charter is no longer otherwise advisable for the Company.

Notice of Restricted Transfer

Any person who acquires, or attempts to acquire, beneficial or constructive ownership of Equity Shares that will, or may, violate the ownership and transfer restrictions, and any person beneficially owns or constructively owns shares-in-trust as a transferee of Equity Shares resulting in a conversion to share-in-trust (as discussed below), must immediately give written notice to the Company (or, in the event of a proposed or attempted transfer, acquisition or purported change in beneficial or constructive ownership, give at least 15 days’ prior written notice), and promptly provide to the Company such other information as the Company may request.

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Waivers by the Board of Directors; Increase in Common Stock Ownership Limit

Upon notice of an acquisition or transfer, or a proposed acquisition or transfer, that results or would result in the intended transferee having beneficial or constructive ownership of Equity Shares in excess of the Common Stock Ownership Limit, or would otherwise result in a violation of the any of the other ownership and transfer restrictions, the Board may, prospectively or retroactively, create a different limit on ownership for such transferee (an “excepted holder limit”), or otherwise waive such violation, in each case upon such conditions as the Board may determine, in its sole and absolute discretion.

In addition, the Board may, from time to time, increase the Common Stock Ownership Limit for one or more persons, or decrease the Common Stock Ownership Limit for one or more persons. A decrease in the Common Stock Ownership Limit will not be effective for any person whose ownership of Equity Shares is in excess of the applicable decreased Common Stock Ownership Limit until such time as such person’s ownership equals or falls below the applicable decreased Common Stock Ownership Limit. Until such time, however, any further acquisition of Equity Shares will violate the Common Stock Ownership Limit.

Notwithstanding the foregoing, unless and until the Board determines that it is not in the best interests of the Company to attempt to qualify as, or to continue to qualify as, a REIT (and assuming the Board has not determined thereafter that it is in the best interests of the Company to attempt to qualify as, or to continue to qualify as a, a REIT), the Common Stock Ownership Limit for a class or series of Equity Shares may not be increased, and no additional excepted holder limits may be created, and no other waivers of ownership and transfer restrictions may be granted, if the Board determines in its sole and absolute discretion that, after giving effect to such increase, creation or waiver, the Company would be “closely held” within the meaning of the Code or such increase, creation or waiver would otherwise cause the Company to fail to qualify as a REIT.

Shares-in-Trust

Our Charter provides that, if there is any purported transfer or acquisition of Equity Shares or other event or transaction that, if effective, would result in any person beneficially or constructively owning Equity Shares in violation of any of the ownership and transfer restrictions, then the number of Equity Shares causing the violation (rounded up to the nearest whole share) will be automatically converted into an equal number of “Shares-In-Trust” and will be deemed to have been transferred to a trust for the exclusive benefit of a designated charitable beneficiary. The automatic conversion will be effective as of the close of business on the business day prior to the date of the purported transfer, acquisition or other event or transaction that requires the conversion to Shares-in-Trust. The person that would have owned the shares if they had not been converted and transferred to the trust is referred to in this proxy statement/prospectus as the “purported transferee.” The purported transferee shall have no rights in Shares-in-Trust, except as specifically provided in our Charter. If, for any reason, the conversion into Shares-in-Trust as described in our Charter is not automatically effective to prevent violation of the ownership and transfer restrictions, then such transfer, acquisition or other event or transaction giving rise to the Shares-in-Trust will be void ab initio, and the purported transferee will acquire no rights in such Equity Shares.

Rights of Shares-in-Trust

Notwithstanding any other provisions of our Charter, Shares-in-Trust shall have only such rights as set forth in our Charter. Specifically, Shares-in-Trust are entitled to the same rights and privileges with respect to dividends as all other Equity Shares of the same class or series. The trustee will receive all dividends on the Shares-in-Trust and will hold such dividends in trust for the benefit of the charitable beneficiary. Any dividend with a record date on or after the date that Equity Shares have converted to Shares-in-Trust which is paid on such Equity Shares to the purported transferee must be repaid to the trust, and any dividend declared on such Equity Shares but unpaid must be paid to the trust, in each case for the benefit of the chartable beneficiary. The Company shall take all measures that it determines are reasonably necessary to recover the amount of any dividend paid to the purported transferee, including, if necessary, withholding any portion of future dividends payable on Equity Shares beneficially or constructively owned by the purported transferee and paying such dividends over to the trust for the benefit of the charitable beneficiary.

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Shares-in-Trust shall not have any voting rights. Until the Company has received notification that the Equity Shares have been converted into Shares-in-Trust, the Company shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

Transferability of Shares-in-Trust

Except as set forth in our Charter, Shares-in-Trust are not transferable.

All Shares-in-Trust are deemed to be offered for sale to the Company, or its designee, at a price per share equal to the lesser of: (i) the price per share in the purported transaction that results in such Shares-in-Trust or, in the case of a gift or devise, the market price (as defined in our Charter) at the time of such gift or devise; and (ii) the market price on the date the Company, or its designee, accepts such offer. The Company has the right to accept such offer for a period of 20 days after the later of the: (i) the date of the purported transaction that results in the Shares-in-Trust, as set forth in a notice received by the Company pursuant to the notice requirements in our Charter; or (ii) if no such notice is received by the Company, the date the Company determines in good faith that a purported transfer, acquisition or other event or transaction occurred which resulted in the Shares-in-Trust. The Company may reduce the amount payable in connection with the purchase of Shares-in-Trust by the amount of any dividends that have been paid to the purported transferee and are owed by the purported transferee to the trustee. The Company may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.

If the Company does not purchase the Shares-in-Trust, then the trustee shall: (i) sell that number of Equity Shares represented by such Shares-in-Trust to a permitted transferee who could acquire and own the shares without such acquisition or ownership resulting in another automatic conversion of such Equity Shares into Shares-in-Trust; (ii) cause to be recorded on the books of the Company that the permitted transferee is the holder of record of such number of Equity Shares; and (iii) cause the Shares-in-Trust to be canceled.

Upon a sale by the trustee of Shares-in-Trust, the purported transferee shall receive from the trustee a price per share equal to the lesser of: (i) the price per share in the purported transaction that created the Shares-in-Trust or, in the case of a gift or devise, the market price per share on the date of such transfer; and (ii) the price per share received by the trustee, provided that such price per share shall be net of any commissions and other expenses of the sale. The proceeds shall be sent to the purported transferee within five business days of the closing of the sale transaction.

Any amounts received by the trustee in excess of the amounts paid to the purported transferee must be paid to the charitable beneficiary.

Trustee

The trustee will be designated by the Company and must be unaffiliated with the Company, any purported transferee and any purported holder of Equity Shares that converted into Shares-in-Trust.

Remedies for Breach

If the Board determines in good faith that a purported transfer, acquisition or other event or transaction has taken place in violation of the ownership and transfer restrictions, or that a person intends to or has attempted to acquire ownership in violation of such restrictions, then the Board shall take such action as it deems advisable to refuse to give effect to, or to prevent, such transfer, acquisition or other event or transaction from occurring or otherwise becoming effective, including causing the Company to repurchase Equity Shares, refusing to give effect to the transaction on the Company’s books or instituting proceedings to enjoin the transfer.

Disclosure of Ownership by Our Shareholders

Every beneficial or constructive owner of more than 5% (or such lower percentages as determined pursuant to regulations under the Code or as may be requested by the Board) of the outstanding Equity Shares of any class or series shall annually, and no later than 30 days after the end of each taxable year, give written notice to the Company of certain information as required in our Charter. Each such owner shall promptly provide to the Company such additional information as the Company may request to determine the effect, if any, of such ownership on the Company’s qualification or status as a REIT, as applicable, and to ensure compliance with the ownership and transfer restrictions. In addition, each beneficial or constructive owner of Equity Shares and each person (including the shareholder of record) who is holding Equity Shares for a beneficial or constructive owner promptly shall provide to the Company such information as it may request to determine the Company’s qualification or status as a REIT (as applicable) to comply with the requirements of any taxing authority or other governmental agency, or to determine any such compliance or to ensure compliance with the ownership and transfer restrictions.

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DIFFERENCES IN RIGHTS OF OUR SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK

The rights of our Common Stock will remain the same following the implementation of the Series A Charter Amendments. Differences in the rights represented by our Series B Preferred Stock, our Series A Preferred Stock prior to the implementation of the Series A Charter Amendments, and our Series A Preferred Stock following the implementation of the Series A Charter Amendments are summarized below.

Series B Preferred Stock	Series A Preferred Stock (Prior to Implementation of the Charter Amendments)	Series A Preferred Stock (Following Implementation of the Charter Amendments)

Voting Rights

On each matter on which holders of Series B Preferred Stock are entitled to vote (as further described below), each share of Series B Preferred Stock will be entitled to one vote, except that when shares of any other class or series of our stock have the right to vote with the Series B Preferred Stock as a single class on any matter, the Series B Preferred Stock and the shares of each such other class or series will have one vote per share. Holders of Series B Preferred Stock have no voting rights except as set forth below in this “—Voting Rights” section or under “—Director Nomination Rights” or as otherwise required by law:	On each matter on which holders of Series A Preferred Stock are entitled to vote (as further described below), each share of Series A Preferred Stock will be entitled to one vote, except that when shares of any other class or series of our stock have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends). Holders of Series A Preferred Stock have no voting rights except as set forth below or as otherwise required by law:	On each matter on which holders of Series A Preferred Stock are entitled to vote (as further described below), each share of Series A Preferred Stock will be entitled to one vote, except that when shares of any other class or series of our preferred stock have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote for each $5.00 of liquidation preference. Holders of Series A Preferred Stock have no voting rights except as set forth below or as otherwise required by law:

●	When a dividend default has occurred, subject to the provisions under “Description of Capital Stock—Series B Preferred Stock—Voting Rights,” the number of directors constituting the Board of Directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and with which the Series B Preferred Stock is entitled to vote as a class with respect to the election of such two directors), and the holders of the Series B Preferred Stock (voting together as a class with all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of such two directors) will be entitled to vote for the election of such two additional directors at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of Series B Preferred Stock or by the holders of any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of such two directors (unless the request is received less than 60 days before the date fixed for the next annual or special meeting of our shareholders, in which case such vote will be held at the earlier of the second annual or special meeting of our shareholders after such date), and at each subsequent annual meeting until a correction event has occurred with respect to such dividend default.	●	Whenever a penalty event has occurred, which is defined as either a dividend default or a delisting event, the number of directors constituting the Board of Directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and with which the Series A Preferred Stock is entitled to vote as a class with respect to the election of those two directors), and the holders of the Series A Preferred Stock (voting together as a class with all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of Series A Preferred Stock or by the holders of any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of our shareholders, in which case, such vote will be held at the earlier of the next annual or special meeting of our shareholders), and at each subsequent annual meeting until a correction event has occurred with respect to each penalty event then continuing.

102

Series B Preferred Stock		Series A Preferred Stock (Prior to Implementation of the Charter Amendments)		Series A Preferred Stock (Following Implementation of the Charter Amendments)

●	On the date a correction event with respect to a dividend default occurs, the right of holders of the Series B Preferred Stock to elect any directors pursuant to the dividend penalty right will cease and, unless there are other classes or series of our stock upon which similar voting rights have been conferred and are exercisable, the term of any directors elected by holders of the Series B Preferred Stock pursuant to the dividend penalty right shall immediately terminate and the number of directors constituting our Board of Directors shall be reduced accordingly. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series B Preferred Stock (voting together as a class with all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of such directors) pursuant to the voting rights under the dividend penalty right exceed two.	●	On the date a correction event occurs, the right of holders of the Series A Preferred Stock to elect any directors will cease and, unless there are other classes or series of our stock upon which similar voting rights have been conferred and are exercisable, the term of any directors elected by holders of the Series A Preferred Stock shall immediately terminate and the number of directors constituting our Board of Directors shall be reduced accordingly.

●	When a delisting event has occurred, subject to the provisions under “Description of Capital Stock—Series B Preferred Stock—Voting Rights,” the number of directors constituting the Board of Directors will be automatically increased by one (if not already increased by one by reason of the election of directors by the holders of any other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and with which the Series B Preferred Stock is entitled to vote as a class with respect to the election of such director), and the holders of the Series B Preferred Stock (voting together as a class with all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of such director) will be entitled to vote for the election of such additional director at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of Series B Preferred Stock or by the holders of any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of such director (unless the request is received less than 60 days before the date fixed for the next annual or special meeting of our shareholders, in which case such vote will be held at the earlier of the second annual or special meeting of our shareholders after such date), and at each subsequent annual meeting until a correction event has occurred with respect to such delisting event.

103

Series B Preferred Stock		Series A Preferred Stock (Prior to Implementation of the Charter Amendments)	Series A Preferred Stock (Following Implementation of the Charter Amendments)

●	On the date a correction event with respect to a delisting event occurs, the right of holders of the Series B Preferred Stock to elect any director pursuant to the delisting penalty right will cease and, unless there are other classes or series of our stock upon which similar voting rights have been conferred and are exercisable, the term of any director elected by holders of the Series B Preferred Stock pursuant to the delisting penalty right shall immediately terminate and the number of directors constituting our Board of Directors shall be reduced accordingly. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series B Preferred Stock (voting together as a class with all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of such directors) pursuant to the voting rights under (i) the delisting penalty right exceed one or (ii) the dividend penalty right and the delisting penalty right exceed two. If (A) a delisting event occurs while a previous dividend default remains uncured and (B) two directors are already serving on the Board pursuant to the dividend penalty right, then no additional director may be elected pursuant to the delisting penalty right. If a dividend default occurs while a previous delisting event remains uncured, then, upon the election of two directors pursuant to the dividend penalty right, the term of the director then serving on the Board pursuant to the delisting penalty right, if any, shall immediately terminate and the number of directors constituting the Board shall be reduced accordingly.

104

Series B Preferred Stock		Series A Preferred Stock (Prior to Implementation of the Charter Amendments)		Series A Preferred Stock (Following Implementation of the Charter Amendments)

●	If, at any time when the voting rights conferred upon the Series B Preferred Stock pursuant to the dividend penalty right or the delisting penalty right are exercisable, any vacancy in the office of a director elected or appointed pursuant to the dividend penalty right or the delisting penalty right shall occur, then such vacancy may be filled only by the remaining such director(s) or by vote of the holders of record of the outstanding Series B Preferred Stock and any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of directors pursuant to the dividend penalty right or the delisting penalty right. Any director elected or appointed pursuant to the dividend penalty right or the delisting penalty right may be removed only by the affirmative vote of holders of the outstanding Series B Preferred Stock and any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which classes or series of stock are entitled to vote as a class with the Series B Preferred Stock in the election of directors pursuant to the dividend penalty right or the delisting penalty right, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series B Preferred Stock and any such other classes or series of stock, and may not be removed by the holders of the Common Stock.	●	If, at any time when the voting rights conferred upon the Series A Preferred Stock are exercisable, any vacancy in the office of a director elected shall occur, then such vacancy may be filled only by the remaining such director or by vote of the holders of record of the outstanding Series A Preferred Stock and any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of directors. Any director elected or appointed may be removed only by the affirmative vote of holders of the outstanding Series A Preferred Stock and any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which classes or series of stock are entitled to vote as a class with the Series A Preferred Stock in the election of directors, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series A Preferred Stock and any such other classes or series of stock, and may not be removed by the holders of the Common Stock.

●	So long as any shares of Series B Preferred Stock remain outstanding, no more than seven directors not elected or appointed pursuant to the dividend penalty right, the delisting penalty right or the preceding bullet point may be elected or appointed.

105

Series B Preferred Stock		Series A Preferred Stock (Prior to Implementation of the Charter Amendments)		Series A Preferred Stock (Following Implementation of the Charter Amendments)

●	So long as any shares of Series B Preferred Stock remain outstanding, we will not, without the affirmative vote of the holders of at least two-thirds of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a series and also together as a class with all other classes or series of stock that we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock): (i) authorize or create, or increase the authorized or issued amount of, any class or series of senior shares or reclassify any of our authorized stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock (each, an “event”); provided, however, with respect to the occurrence of any event set forth in clause (ii) above, so long as the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an event, we may not be the surviving entity (whether or not such event would constitute a change of control, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series B Preferred Stock (although we would be required to redeem the Series B Preferred Stock if such event constitutes a change of control) and, provided further, that any increase in the amount of the authorized Common Stock or other stock we may issue, including the Series B Preferred Stock, or the creation or issuance of any additional Common Stock, Series B Preferred Stock or other class or other series of stock that we may issue, or any increase in the amount of authorized shares of such class or series, in each case which are parity shares or junior shares, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and shall not require any affirmative vote or consent of the holders of the Series B Preferred Stock. Notwithstanding the foregoing, (A) if any event set forth in clause (ii) above would adversely affect one or more but not all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable (including the Series B Preferred Stock for this purpose), then only such classes or series of stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a class in lieu of all other classes or series of stock; and (B) if all series of a class of preferred stock are not equally affected by the proposed event, there shall be required a two-thirds approval of the class and a two-thirds approval of each series that will have a diminished status.	●	So long as any shares of Series A Preferred Stock remain outstanding, we will not, without the affirmative vote of the holders of at least two thirds of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a series and also together as a class with all other classes or series of stock that we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock): (i) authorize or create, or increase the authorized or issued amount of, any class or series of senior shares or reclassify any of our authorized stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock (each, an “event”); provided, however, with respect to the occurrence of any event set forth in (ii) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an event, we may not be the surviving entity (whether or not such event would constitute a change of control), the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Stock (although we would be required to redeem the Series A Preferred Stock if such event constitutes a change of control) and, provided further, that any increase in the amount of the authorized Common Stock or other stock we may issue, including the Series A Preferred Stock, or the creation or issuance of any additional Common Stock, Series A Preferred Stock or other class or other series of stock that we may issue, or any increase in the amount of authorized shares of such class or series, in each case which are parity shares or junior shares, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and shall not require any affirmative vote or consent of the holders of the Series A Preferred Stock.	●	So long as any shares of Series A Preferred Stock remain outstanding, we will not, without the affirmative vote of the holders of at least two thirds of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a series and also together as a class with all other classes or series of stock that we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock): (i) authorize or create, or increase the authorized or issued amount of, any class or series of senior shares or reclassify any of our authorized stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock (each, an “event”); provided, however, with respect to the occurrence of any event set forth in (ii) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an event, we may not be the surviving entity (whether or not such event would constitute a change of control), the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Stock (although we would be required to redeem the Series A Preferred Stock if such event constitutes a change of control) and, provided further, that any increase in the amount of the authorized Common Stock or other stock we may issue, including the Series A Preferred Stock, or the creation or issuance of any additional Common Stock, Series A Preferred Stock or other class or other series of stock that we may issue, or any increase in the amount of authorized shares of such class or series, in each case which are parity shares or junior shares, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and shall not require any affirmative vote or consent of the holders of the Series A Preferred Stock.

106

Series B Preferred Stock	Series A Preferred Stock (Prior to Implementation of the Charter Amendments)	Series A Preferred Stock (Following Implementation of the Charter Amendments)

Dividend Rights

Beginning on July 1, 2027, dividends on the Series B Preferred Stock are payable quarterly in cash when, as and if approved by the Board of Directors and declared by us and accumulate at a rate of 12.5% per annum of the liquidation preference of the Series B Preferred Stock in effect on the first calendar day of the applicable dividend period (subject to the sixth paragraph under “Description of Capital Stock—Series B Preferred Stock—Dividends”).

If we have committed a “dividend default” by failing to pay dividends on the outstanding Series B Preferred Stock in full for any six consecutive or non-consecutive dividend periods, then commencing on the first day after the dividend payment date on which a dividend default occurs and continuing until we have paid all accumulated accrued and unpaid dividends on the shares of the Series B Preferred Stock for all dividend periods up to, and including, the dividend payment date on which the accumulated accrued and unpaid dividends are paid in full in cash (or declared such dividends and a sum of cash sufficient for the payment thereof is set apart for payment), the holders of the Series B Preferred Stock will have the voting rights described above under “—Voting Rights.” Once we have paid all accumulated accrued and unpaid dividends in full in cash (or declared such dividends and a sum of cash sufficient for the payment thereof is set apart for such payment), the foregoing provisions will not be applicable, unless we again fail to pay any dividend for any future dividend period.

Dividends on the Series A Preferred Stock are payable quarterly in cash when and as declared by the Board of Directors and accumulate at a rate of 10.875% per annum of the $25.00 per share liquidation preference, equivalent to $2.7187 per annum per share.

On June 8, 2018, our Board of Directors indefinitely suspended quarterly dividend payments on our Series A Preferred Stock. As of May 15, 2023, as a result of the suspension of the dividend payment on the Series A Preferred Stock commencing with the fourth quarter 2017 dividend period, the Company has approximately $49.3 million in accumulated and unpaid dividends on its Series A Preferred Stock. As the Company has failed to pay cash dividends on the outstanding Series A Preferred Stock in full for more than four dividend periods, a dividend default has occurred and, pursuant to the terms of the Charter, the annual dividend rate on the Series A Preferred Stock for the fifth, subsequent and future missed dividend periods has increased to 12.875%, which is equivalent to approximately $3.20 per share each year, which commenced on the first day after the missed fourth quarterly payment (October 1, 2018) and will continue until the second consecutive dividend payment date following such time as the Company has paid all accumulated and unpaid dividends on the Series A Preferred Stock in full in cash. Because the foregoing constituted a penalty event, the Board of Directors automatically increased by two and the holders of Series A Preferred Stock are entitled to vote for the Penalty Directors at a special meeting called by the Company at the request of holders of record of at least 25% of the outstanding Series A Preferred Stock and all subsequent shareholder meetings until a correction event with respect to the penalty event occurs.

Holders of Series A Preferred Stock under the amended Charter will have no dividend rights.

107

Series B Preferred Stock		Series A Preferred Stock (Prior to Implementation of the Charter Amendments)		Series A Preferred Stock (Following Implementation of the Charter Amendments)

Optional Redemption

●	We, at our option, upon not less than 30 nor more than 60 days’ written notice, may redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to the then-applicable Liquidation Preference per share of Series B Preferred Stock (subject to the last paragraph under “Description of Capital Stock—Series B Preferred Stock—Redemption”), plus all accumulated accrued and unpaid dividends thereon (whether or not earned, approved or declared) to, but excluding, the date fixed for redemption, without interest. If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by us.	●	We, at our option, upon not less than 30 nor more than 60 days’ written notice, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the date fixed for redemption, without interest. If fewer than all of the outstanding Series A Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by us.	●	We, at our option, upon not less than 30 nor more than 60 days’ written notice, will be entitled to redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $5.00 per share. If fewer than all of the outstanding Series A Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by us.

●	With respect to a redemption as described above, unless all accumulated accrued and unpaid dividends on all Series B Preferred Stock and all parity shares shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum of cash sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no Series B Preferred Stock or parity shares shall be redeemed unless all outstanding Series B Preferred Stock and parity shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series B Preferred Stock or parity shares (A) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Stock and parity shares or (B) by conversion into or exchange for junior shares and parity shares.	●	With respect to a redemption as described above, unless full cumulative dividends on all Series A Preferred Stock and all parity shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period: (i) no Series A Preferred Stock or parity shares shall be redeemed unless all outstanding Series A Preferred Stock and parity shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series A Preferred Stock or parity shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Stock and parity shares; and (ii) we shall not purchase or otherwise acquire directly or indirectly any Series A Preferred Stock or parity shares (except by conversion into or exchange for junior shares and parity shares).

108

Series B Preferred Stock	Series A Preferred Stock (Prior to Implementation of the Charter Amendments)	Series A Preferred Stock (Following Implementation of the Charter Amendments)

Special Redemption

If a “change of control” of us by a person, entity or group occurs, we (or the acquiring entity) will be required to redeem the Series B Preferred Stock, in whole but not in part, within 120 days after the date on which the change of control has occurred, for cash at a redemption price equal to the then-applicable liquidation preference per share of Series B Preferred Stock (subject to the last paragraph under “Description of Capital Stock—Series B Preferred Stock—Redemption”), plus all accumulated accrued and unpaid dividends thereon (whether or not earned, approved or declared) to, but excluding, the redemption date, without interest. A “change of control” is deemed to occur when the following has occurred:	If a “change of control” of us by a person, entity or group occurs, we (or the acquiring entity) will be required to redeem the Series A Preferred Stock, in whole but not in part, within 120 days after the date on which the change of control has occurred, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the redemption date, without interest. A “change of control” is deemed to occur when the following have occurred and are continuing:	If “change of control” of us by a person, entity or group occurs, we (or the acquiring entity) will be required to redeem the Series A Preferred Stock, in whole but not in part, within 120 days after the date on which the change of control has occurred, for cash at a redemption price of $5.00 per share. A “change of control” is deemed to occur when the following have occurred and are continuing:

●	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).	●	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and	●	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

		●	following the closing of any acquisition described in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American depositary receipts representing such securities) listed on a national exchange.	●	following the closing of any acquisition described in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American depositary receipts representing such securities) listed on a national exchange.

109

Series B Preferred Stock	Series A Preferred Stock (Prior to Implementation of the Charter Amendments)	Series A Preferred Stock (Following Implementation of the Charter Amendments)

Milestone Redemption

If, as of the date that is 18 months after the original date of issuance, we have failed to redeem, repurchase or otherwise acquire 1,000,000 shares of Series B Preferred Stock (or such smaller number of shares of Series B Preferred Stock as is then outstanding), then within 30 days of such date, we shall pay to the holders of Series B Preferred Stock, on a pro rata basis in proportion to the number of shares of Series B Preferred Stock held by such holders, the penalty dividend, payable in shares of Common Stock, described under “Description of Capital Stock—Series B Preferred Stock—Milestone Redemption.”
Cumulative Redemption

If, as of any cumulative redemption measurement date, we have failed to redeem, repurchase or otherwise acquire the applicable cumulative redemption amount, then (i) commencing on the first day after such cumulative redemption measurement date and continuing until the date a correction event with respect to such cumulative redemption default occurs, the holders of Series B Preferred Stock will have the director nomination rights described below under “—Director Nomination Rights”; and (ii) following any cumulative redemption default that has been cured by us, if we subsequently fail to redeem, repurchase or otherwise acquire the applicable cumulative redemption amount as of the applicable cumulative redemption measurement date, such subsequent failure shall constitute a separate cumulative redemption default, and the foregoing provisions of clause (i) of this sentence shall immediately apply until such time as a correction event occurs with respect to such subsequent cumulative redemption default.

110

Series B Preferred Stock	Series A Preferred Stock (Prior to Implementation of the Charter Amendments)	Series A Preferred Stock (Following Implementation of the Charter Amendments)

Liquidation

If a liquidation event occurs, then, before any distribution or payment shall be made to the holders of any Common Stock, Series A Preferred Stock or any other class or series of junior shares in the distribution of assets upon the occurrence of a liquidation event, the holders of Series B Preferred Stock are entitled to receive out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the then-applicable liquidation preference per share of Series B Preferred Stock. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of our remaining assets. In the event that, upon the occurrence of a liquidation event, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series B Preferred Stock and the corresponding amounts payable on all senior shares and parity shares, then after payment of the liquidating distributions on all outstanding senior shares, the holders of the Series B Preferred Stock and all other such classes or series of parity shares will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For the avoidance of doubt, the consolidation or merger of us with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, or a statutory share exchange will not be deemed to constitute a liquidation event. Under the Charter, we are not required to set aside funds to protect the liquidation preference of the Series B Preferred Stock.	Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of junior shares in the distribution of assets upon any liquidation, dissolution or winding up of us, the holders of Series A Preferred Stock are entitled to receive out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, or $25.00 per share, plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to, but excluding, the date of payment. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series A Preferred Stock and the corresponding amounts payable on all senior shares and parity shares, then after payment of the liquidating distribution on all outstanding senior shares, the holders of the Series A Preferred Stock and all other such classes or series of parity shares will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For such purposes, the consolidation or merger of us with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, or a statutory share exchange will not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of us. Under the Charter, we are not required to set aside funds to protect the liquidation preference of the Series A Preferred Stock.	Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of junior shares in the distribution of assets upon any liquidation, dissolution or winding up of us, the holders of Series A Preferred Stock are entitled to receive out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, or $5.00 per share. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series A Preferred Stock and the corresponding amounts payable on all senior shares and parity shares, then after payment of the liquidating distribution on all outstanding senior shares, the holders of the Series A Preferred Stock and all other such classes or series of parity shares will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For such purposes, the consolidation or merger of us with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, or a statutory share exchange will not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of us. Under the Charter, we are not required to set aside funds to protect the liquidation preference of the Series A Preferred Stock.

Director Nomination Rights

If a cumulative redemption default has occurred and continuing until the date a correction event with respect to such cumulative redemption default occurs, we shall include in our proxy statement (including our form of proxy and ballot) for the next annual meeting of shareholders (or, if such default occurs less than 60 days before the date fixed for the next annual meeting, the second annual meeting after such occurrence), the name of any nominee for election to the Board submitted pursuant to these director nomination rights, subject to the requirements described under “Description of Capital Stock—Series B Preferred Stock—Director Nomination Rights.”

If a correction event with respect to a cumulative redemption default has not occurred at or prior to the commencement of the applicable annual meeting, then one director shall be elected out of the preferred nominee(s) by a plurality of the votes cast by the shares of Series B Preferred Stock at the annual meeting.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences to certain holders of our Series A Preferred Stock that participate in the Exchange Offer and of acquiring, holding, and disposing of Series B Preferred Stock received in the Exchange Offer. This discussion is based upon the Code, its legislative history, the final, temporary and proposed Treasury Regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change at any time or different interpretations (possibly with retroactive effect). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a shareholder’s decision to participate in the Exchange Offer in light of their personal circumstances or to certain types of shareholders that may be subject to special tax treatment, such as, but not limited to, banks and other financial institutions, retirement plans, pensions, employee stock ownership plans, regulated investment companies or REITs, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities), tax-exempt entities or organizations, United States expatriates and former citizens or long-term residents of the United States, persons who receive our securities through the exercise of employee stock options or otherwise as compensation, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, dealers in securities and foreign currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities, brokers, persons who hold our securities as part of a hedge, straddle, conversion, integrated, or other risk reduction or constructive sale transaction, “U.S. holders” (as defined below) whose functional currency is not U.S. dollars, U.S. holders that hold our stock through non-U.S. brokers or other non-U.S. intermediaries, except to the extent specifically set forth below, persons that own, or have owned, actually or constructively, more than 5% of our Series A Preferred Stock or our Series B Preferred Stock, respectively, or persons subject to the alternative minimum tax. This summary does not include any description of the tax laws of any state, local, or non-U.S. jurisdiction that may be applicable to a particular shareholder and does not consider any aspects of U.S. federal tax law other than income taxation (such as estate and gift tax or Medicare contribution tax laws). In addition, this discussion is limited to persons who hold our Series A Preferred Stock and Series B Preferred Stock as a “capital asset” (generally, property held for investment) within the meaning of Section 1221 of the Code.

As used herein, the term “U.S. holder” means a beneficial owner of Series A Preferred Stock or Series B Preferred Stock, that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

●	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

As used herein, the term “non-U.S. holder” means a beneficial owner of Series A Preferred Stock or Series B Preferred Stock that is neither a U.S. holder nor a partnership (or an entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Series A Preferred Stock or Series B Preferred Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership are urged to consult their tax advisors about the U.S. federal income tax consequences of the Exchange Offer.

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Shareholders are urged to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift or other rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

This discussion is not binding on the Internal Revenue Service (“IRS”). We have not sought, and will not seek, any ruling from the IRS or an opinion from counsel with respect to the statements made in the following discussion. Accordingly, there can be no assurance that the IRS will not take a position contrary to such statements. No assurance can be given that the tax characterizations and consequences set forth in this discussion would be sustained by a court if contested by the IRS. Furthermore, the tax treatment of the Exchange Offer may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied. Shareholders are urged to consult with their own tax advisors to determine the specific consequences of participating in the Exchange Offer and of acquiring, holding, and disposing of stock in the Company.

Tax Consequences to Tendering U.S. Holders in the Exchange Offer

Subject to the discussion below under “—Treatment of Accumulated and Unpaid Dividends on Series A Preferred Stock,” we believe that the receipt by a U.S. holder of Series B Preferred Stock in exchange for its Series A Preferred Stock in the Exchange Offer will be a taxable event, with the U.S. holder being treated as either having exchanged Series A Preferred Stock for Series B Preferred Stock in a taxable sale or exchange or having received a taxable distribution.

While an exchange of one series of preferred stock of a corporation for another is generally a tax-free recapitalization pursuant to Section 368(a)(1)(E) of the Code, the receipt of “nonqualified preferred stock” in such an exchange generally does not qualify as tax-free unless the stock surrendered in the exchange is also nonqualified preferred stock. “Nonqualified preferred stock” generally includes preferred stock that is callable for redemption by the issuer if the issuer is more likely than not to exercise the call right. We believe that our exercise of our call right with respect to the Series B Preferred Stock will be viewed for tax purposes as more likely than not to occur due to, among other things, features of the Series B Preferred Stock, not included in the Series A Preferred Stock, that provide an incentive for us to exercise our call right, including stepped increases in the liquidation preference of the Series B Preferred Stock during the first 48 months it is outstanding and a requirement to distribute a penalty dividend of Common Stock on the Series B Preferred Stock if we do not redeem at least 1,000,000 shares of Series B Preferred Stock (or such smaller number of shares of Series B Preferred Stock as is then outstanding) by the 18-month anniversary of its issuance. As a result, we plan to treat the issuance of our Series B Preferred Stock in exchange for our Series A Preferred Stock as a taxable transaction.

The taxable receipt by a U.S. Holder of our Series B Preferred Stock in exchange for Series A Preferred Stock will generally constitute a sale or exchange of the Series A Preferred Stock by the U.S. Holder unless the transaction is viewed under the rules applicable to taxable “boot” paid in a reorganization as having the effect of a distribution of a dividend, in which case it may constitute a distribution taxable in whole or in part as a dividend as described below. Because Section 302 of the Code, which provides rules for determining when taxable redemptions of stock must be recharacterized as dividends, does not include an express provision that treats nonqualified preferred stock as property other than stock, a literal reading of the statute would dictate that the Exchange Offer will not in any case have the effect of the receipt of a dividend, in which case all participating U.S. holders would be treated as making a taxable exchange of Series A Preferred Stock for Series B Preferred Stock. If a U.S. holder’s receipt of Series B Preferred Stock in exchange for Series A Preferred Stock is treated as a sale or exchange, a U.S. holder will recognize capital gain or loss (which will be long-term capital gain or loss if the U.S. holder’s holding period for such Series A Preferred Stock exceeds one year) equal to the difference between the amount realized by the U.S. holder and the U.S. holder’s adjusted tax basis in the Series A Preferred Stock redeemed.

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Alternatively, it is possible that an exchange of Series A Preferred Stock for Series B Preferred Stock will be treated as potentially having the effect of a dividend, notwithstanding the absence in Section 302 of the Code of a rule treating nonqualified preferred stock as property whose distribution must be tested for dividend status. Under that alternative view, the receipt of Series B Preferred Stock in redemption of Series A Preferred Stock may be treated as a taxable distribution, rather than as payment in exchange for the Series A Preferred Stock, unless the redemption:

●	is “not essentially equivalent to a dividend” with respect to a U.S. holder under Section 302(b)(1) of the Code;

●	is a “substantially disproportionate” redemption with respect to a U.S. holder under Section 302(b)(2) of the Code; or

●	results in a “complete redemption” of a U.S. holder’s stock interest in the Company under Section 302(b)(3) of the Code.

In determining whether any of these tests has been met, a U.S. holder must take into account not only shares of the Series A Preferred Stock and our Common Stock that the U.S. holder actually owns, but also shares of stock that the U.S. holder constructively owns within the meaning of Section 318 of the Code. However, for this purpose, presumably Series B Preferred Stock actually or constructively owned by the U.S. Holder would not be treated as stock.

A redemption payment will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in a U.S. holder’s aggregate stock interest in the Company, which will depend on the U.S. holder’s particular facts and circumstances at such time.

A redemption payment will be treated as “substantially disproportionate” if both of the following tests are met:

●	Immediately after the redemption, the ratio of the shareholder’s voting stock to the corporation’s total outstanding voting stock is less than 80% of that ratio immediately before the redemption. The same 80% test must also be met with regard to the corporation’s common stock, voting and nonvoting, based on the fair market value of the aggregate shares of each class of common stock.

●	Immediately after the redemption, the shareholder owns less than 50%, by vote, of the corporation’s voting stock.

While a redemption solely of non-voting stock does not qualify as “substantially disproportionate,” the Series A Preferred Stock’s contingent voting rights, described under “Description of Capital Stock—Series A Preferred Stock—Voting Rights,” have been triggered. Accordingly, at the time of the redemption of Series A Preferred Stock in exchange for Series B Preferred Stock, the Series A Preferred Stock should qualify as voting stock for purposes of the “substantially disproportionate” test, and thus such test should not be failed on the basis that solely nonvoting stock was redeemed.

A redemption will result in a “complete redemption” if either all of the shares of our stock actually and constructively owned by a U.S. holder are exchanged in the redemption or all of the shares of our stock actually owned by the U.S. holder are exchanged in the redemption and the U.S. holder is eligible to waive, and the U.S. holder does effectively waive, the attribution of shares of our stock constructively owned by the U.S. holder in accordance with the procedures described in Section 302(c)(2) of the Code.

If a U.S. holder’s receipt of Series B Preferred Stock in exchange for Series A Preferred Stock is treated as a taxable distribution instead of as a taxable sale or exchange, such distribution will be treated as a dividend to the extent of our current and accumulated earnings and profits, then a recovery of basis to the extent the recipient has basis in the Series A Preferred Stock redeemed, and finally as capital gain (which will be long-term capital gain or loss if the U.S. holder’s holding period for such Series A Preferred Stock exceeds one year).

We plan to treat and report the issuance of our Series B Preferred Stock in exchange for Series A Preferred Stock as a taxable sale or exchange, other than as discussed below with respect to any applicable dividend arrearages. A U.S. holder’s tax basis in the Series B Preferred Stock received in the Exchange Offer will generally depend on whether the Series B Preferred Stock is properly characterized as having been received in a taxable sale or exchange or in a taxable distribution, each as set forth in the above discussion. If the proper characterization is a taxable sale or exchange, the U.S. holder will take a cost basis in the Series B Preferred Stock received. If the proper characterization is a taxable distribution, the U.S. holder will take a fair market value basis in the Series B Preferred Stock received. In either case, a U.S. holder’s holding period in the Series B Preferred Stock received in the Exchange Offer will not include the holding period during which such U.S. holder held the Series A Preferred Stock that such U.S. holder tendered in the Exchange Offer.

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Although we believe the exchange of Series A Preferred Stock for Series B Preferred Stock will be a value-for-value transaction, because of the uncertainty inherent in any valuation, there can be no assurance that the IRS or a court would agree. If the IRS or a court were to view the exchange pursuant to the Exchange Offer as the issuance of Series B Preferred Stock to an exchanging holder having a value in excess of the Series A Preferred Stock surrendered by such holder, such excess value could be viewed as a deemed distribution or a fee received in consideration for consenting to the Series A Charter Amendments (which fee may be taxable to you).

There is significant uncertainty regarding the tax treatment of the receipt of Series B Preferred Stock in exchange for Series A Preferred Stock in the Exchange Offer. U.S. Holders are urged to consult their tax advisors regarding such tax treatment.

Treatment of Accumulated and Unpaid Dividends on Series A Preferred Stock. As noted above, we plan to treat and report the issuance of our Series B Preferred Stock in exchange for Series A Preferred Stock as a taxable sale or exchange, other than with respect to any applicable dividend arrearages. At the time of the exchange, the Series A Preferred Stock will have accumulated but unpaid dividends (a “dividend arrearage”). Because the Series A Preferred Stock has a dividend arrearage, under applicable tax regulations, the issuance of the Series B Preferred Stock could instead be treated as a taxable distribution to the extent of the excess of (i) the greater of (A) the fair market value or (B) the liquidation preference of the Series B Preferred Stock over (ii) the issue price of the exchanged Series A Preferred Stock. We expect there will be no such excess, but if there is such an excess, such amount would be treated in the same manner as a taxable distribution as described above. U.S. holders are urged to consult their tax advisors regarding the potential implications of these rules.

Tax Consequences to Tendering Non-U.S. Holders in the Exchange Offer

The following discussion applies only to non-U.S. holders. Subject to the discussion below concerning FIRPTA (as defined below), if a non-U.S. holder tenders Series A Preferred Stock in the Exchange Offer, the exchange will be treated in the same manner as if such person was a U.S. holder as described above, provided, that:

●	any amounts that are treated pursuant to the discussion above as dividend income generally will be subject to U.S. federal income tax withholding at the rate of 30% on the gross amount of any such amount unless either:

●	a lower treaty rate applies and the non-U.S. holder furnishes a properly completed IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced rate to the applicable withholding agent; or

●	the non-U.S. holder furnishes a properly completed IRS Form W-8ECI to the applicable withholding agent claiming that such amount is effectively connected income.

If an amount treated as dividend income pursuant to the discussion above is also treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax on such amount at graduated rates, in the same manner as U.S. holders are taxed with respect to such amounts. A non-U.S. holder that is a corporation also may be subject to the 30% branch profits tax with respect to such an amount that is treated as effectively connected with its conduct of a U.S. trade or business, unless reduced or eliminated by a tax treaty; and

●	any amounts that are treated pursuant to the discussion above as capital gain generally will not be subject to U.S. federal income tax or withholding tax; unless,

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(A)	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if the non-U.S. holder is entitled to the benefits of an applicable income tax treaty with the United States with respect to that gain, that gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

(B)	the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the gain is recognized and certain other conditions are met.

Any income or gain that is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If a non-U.S. holder is a corporation, its earnings and profits that are attributable to the effectively connected income (subject to certain adjustments) may be subject to an additional U.S. branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Any gain described in clause (B) of the second bullet point above (net of certain U.S.-source losses) will be taxed at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

In addition, subject to the exceptions described in this section, non-U.S. holders could incur tax under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) with respect to the exchange of Series A Preferred Stock into Series B Preferred Stock if shares of Series A Preferred Stock are “United States real property interests” (within the meaning of FIRPTA) (“USRPIs”). Generally, shares of a “United States real property holding corporation” (as defined in the Code) (“USRPHC”) are USRPIs. We believe we are a USRPHC. However, shares of our Series A Preferred Stock will not be treated as USRPIs and a non-U.S. holder generally will not incur tax under FIRPTA with respect to shares of our Series A Preferred Stock exchanged in the Exchange Offer if the Series A Preferred Stock is “regularly traded” on an established securities market and such non-U.S. holder owned, actually or constructively, 5% or less of the Series A Preferred Stock, at all times during a specified testing period. Our Series A Preferred Stock is “regularly traded” on an established securities market. However, no assurance can be given in this regard. If our stock is treated as a USRPI, any gain realized by a non-U.S. holder would be subject to regular United States federal income tax under FIRPTA in the same manner as U.S. holders with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. To the extent that any amounts are treated pursuant to the above discussion as dividend income, such distributions could be subject to tax under FIRPTA. Non-U.S. holders are urged to consult with their own tax advisers regarding FIRPTA.

Non-U.S. holders are urged to consult with their own tax advisors regarding the tax consequences to them of participating in the Exchange Offer.

Tax Consequences to Non-Tendering Holders of Series A Preferred Stock in the Exchange Offer

Non-tendering holders of Series A Preferred Stock generally will not recognize any income, gain, or loss for U.S. federal income tax purposes in connection with the Exchange Offer. Such holder’s adjusted tax basis and holding period in its Series A Preferred Stock will remain unchanged.

Tax Consequences to the Company of the Exchange Offer

Loss and Credit Carryforwards. Federal and state tax laws impose restrictions on the utilization of net operating loss, capital loss and tax credit carryforwards in the event of an “ownership change” for U.S. federal income tax purposes as defined by Section 382 of the Code. Under Section 382 of the Code, if we undergo an “ownership change” (generally defined as a greater than 50% increase (by value) in the stock ownership of 5-percent stockholders over a three-year period), our ability to use our pre-change loss carryforwards, recognized built-in losses and other pre-change tax attributes to offset our post-change income may be severely limited. Generally, these limitations do not prevent the use of our net operating loss carryforwards to offset certain gains (known as “built-in gains”) recognized by us within five years of an ownership change with respect to assets held by us at the time of such ownership change, but only to the extent of our “net unrealized built-in gains” at the time of such ownership change. Depending on the number of shares of Series A Preferred Stock that are exchanged, consummation of the Exchange Offer may result in an ownership change under Section 382 of the Code. We have determined that we will have a substantial net unrealized built-in gain at the time of such ownership change and therefore expect that approximately 50% of the $91.3 million net operating loss carryforwards as of December 31, 2022 will still be available to offset gains recognized on sales of certain real property within five years after such ownership change.

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Excise Tax on Stock Repurchases. On August 16, 2022, the Inflation Reduction Act of 2022 (the “IRA”) was signed into federal law. The IRA provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases, including redemptions, of stock by publicly traded domestic corporations and certain domestic subsidiaries of publicly traded foreign corporations after December 31, 2022. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from whom shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. Therefore, we do not expect to be subject to a material amount of such excise tax in connection with the Exchange Offer.

Tax Consequences to U.S. Holders of Series B Preferred Stock

Subject to the qualifications set forth above under the caption “Material U.S. Federal Income Tax Considerations,” the following discussion summarizes the material U.S. federal income tax considerations that may relate to the ownership and disposition of the Series B Preferred Stock by U.S. holders that participate in the Exchange Offer.

Distributions on the Series B Preferred Stock. If distributions are made with respect to the Series B Preferred Stock, such distributions will be treated as dividends to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce a U.S. holder’s tax basis in the Series B Preferred Stock on a share-by-share basis, and the excess will be treated as gain from the disposition of the Series B Preferred Stock, the tax treatment of which is discussed below under “—Tax Consequences to U.S. Holders of Series B Preferred Stock—Disposition of Series B Preferred Stock.” We did not have any accumulated earnings and profits as of December 31, 2022. Furthermore, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Series B Preferred Stock to qualify as dividends for U.S. federal income tax purposes. If the distributions fail to qualify as dividends, U.S. holders would be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.”

Under current law, dividends received by individual holders of the Series B Preferred Stock will be subject to a reduced maximum tax rate of 20% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends received to the extent that the individual shareholder elects to treat the dividends as “investment income,” which may be offset against investment expenses. Furthermore, the rate reduction does not apply to dividends that are paid to individual shareholders with respect to Series B Preferred Stock that is held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the Series B Preferred Stock becomes ex-dividend with respect to such dividend (or where the dividend is attributable to a period or periods in excess of 366 days, Series B Preferred Stock that is held for 90 days or less during the 181-day period beginning on the date which is 90 days before the date on which the Series B Preferred Stock becomes ex-dividend with respect to such dividend). Also, if a dividend received by an individual shareholder that qualifies for the rate reduction is an “extraordinary dividend” within the meaning of Section 1059 of the Code, any loss recognized by such individual shareholder on a subsequent disposition of the stock will be treated as long-term capital loss to the extent of such “extraordinary dividend,” irrespective of such shareholder’s holding period for the stock. In addition, dividends recognized by U.S. holders that are individuals could be subject to the 3.8% Medicare contribution tax on net investment income. Individual shareholders should consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

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Dividends received by corporate shareholders generally will be eligible for the dividends-received deduction. Generally, this deduction is allowed if the underlying stock is held for at least 46 days during the 91 day period beginning on the date 45 days before the ex-dividend date with respect to such dividend, and for cumulative preferred stock with an arrearage of dividends attributable to a period in excess of 366 days, the holding period is at least 91 days during the 181 day period beginning on the date 90 days before the ex-dividend date with respect to such dividend. Corporate shareholders of the Series B Preferred Stock should also consider the effect of Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate shareholder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock such as preferred stock. If a corporate shareholder receives a dividend on the Series B Preferred Stock that is an “extraordinary dividend” within the meaning of Section 1059 of the Code, the shareholder in certain instances must reduce its basis in the Series B Preferred Stock by the amount of the “nontaxed portion” of such “extraordinary dividend” that results from the application of the dividends-received deduction. If the “nontaxed portion” of such “extraordinary dividend” exceeds such corporate shareholder’s basis, any excess will be taxed as gain as if such shareholder had disposed of its shares in the year the “extraordinary dividend” is paid. Additionally, if the issue price of the Series B Preferred Stock exceeds its liquidation preference or its stated redemption price (i.e., if such stock is treated as issued at a premium), then all dividends on such stock will be treated as “extraordinary dividends” for this purpose. The manner in which the issue price should be determined for this purpose is not entirely clear and may depend on the value of the Series A Preferred Stock or Series B Preferred Stock at the time of the exchange (see “—Tax Consequences to U.S. Holders of Series B Preferred Stock—Constructive Distributions on Series B Preferred Stock” below). Domestic corporate shareholders should consult their own tax advisors with respect to the eligibility for and the amount of any dividends received deduction and the application of Section 1059 of the Code to any dividends they may receive in respect of the Series B Preferred Stock.

Under certain circumstances, we may be required to issue shares of Common Stock to the holders of the Series B Preferred Stock. Such a distribution of Common Stock generally will be subject to the same rules that apply to cash dividends. Therefore, Common Stock distributed in respect of Series B Preferred Stock will be treated as a taxable dividend to the extent of our current and accumulated earnings and profits. Any amounts received in excess of our current and accumulated earnings and profits will be treated as a tax-free return of basis and then as a capital gain. U.S. holders should consult their own tax advisors regarding the implications of the distribution of Common Stock in respect of Series B Preferred Stock.

Constructive Distributions on Series B Preferred Stock. A distribution by a corporation of its stock deemed made with respect to its preferred stock is treated as a distribution of property that constitutes a dividend, return of capital or capital gain to the holder of the stock in the same manner as cash distributions as described above under “—Tax Consequences to U.S. Holders of Series B Preferred Stock—Distributions on the Series B Preferred Stock.” As described below, such distributions will likely be deemed to occur with respect to any excess of the initial liquidation preference of the Series B Preferred Stock over its “issue price” and with respect to subsequent increases in the liquidation preference of the Series B Preferred Stock scheduled to occur during the first 48 months that it is outstanding.

If a corporation issues preferred stock that may be redeemed at a price higher than its issue price, the excess (a “redemption premium”) is treated under certain circumstances, including where the corporation has an option to call the preferred stock that is more likely than not to be exercised, as a constructive distribution (or series of constructive distributions) of additional preferred stock.

The constructive distribution of property equal to the redemption premium would accrue without regard to the holder’s method of accounting for U.S. federal income tax purposes at a constant yield determined under principles similar to the determination of original issue discount (“OID”) pursuant to Treasury regulations under Sections 1271 through 1275 of the Code (the “OID Rules”). The application of principles similar to those applicable to debt instruments with OID to a redemption premium for the Series B Preferred Stock is uncertain.

We have the right, subject to certain notice requirements, to call the Series B Preferred Stock for redemption at any time (the “call option”). Various terms of the Series B Preferred Stock provide incentives for us to exercise the call option, including stepped increases in the liquidation preference of the Series B Preferred Stock during the first 48 months it is outstanding and a requirement to distribute a penalty dividend of Common Stock on the Series B Preferred Stock if we do not redeem at least 1,000,000 shares of Series B Preferred Stock (or such smaller number of shares of Series B Preferred Stock as is then outstanding) by the 18-month anniversary of its issuance (the “call incentives”).

The redemption price for the Series B Preferred Stock should be the liquidation preference of the Series B Preferred Stock, including periodic increases in the liquidation preference during the first 48 months it is outstanding, plus accrued and unpaid dividends arising thereafter. Assuming that the issue price of the Series B Preferred Stock is determined under principles similar to the OID Rules, the determination of the issue price of the Series B Preferred Stock depends upon whether the Series B Preferred Stock is traded on an established securities market for U.S. federal income tax purposes. If the Series B Preferred Stock is traded on an established securities market for U.S. federal income tax purposes, the issue price of the Series B Preferred Stock should be equal to the fair market value of the Series B Preferred Stock, as of the date of the Exchange Offer. If the Series B Preferred Stock is not traded on an established securities market for U.S. federal income tax purposes, the issue price of the Series B Preferred Stock should be equal to the fair market value of the Series A Preferred Stock exchanged therefor. The Series B Preferred Stock will not be treated as traded on an established securities market for U.S. federal income tax purposes unless the aggregate initial liquidation preference of the Series B Preferred Stock outstanding after the Exchange Offer exceeds $100 million and certain other requirements are met. U.S. holders should consult their tax advisors with respect to the determination of the issue price of the Series B Preferred Stock, and the U.S. federal income tax consequences of such determination.

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The call option should not require constructive distributions of the redemption premium if, based on all of the facts and circumstances as of the issue date, a redemption pursuant to the call option is not more likely than not to occur. The Treasury regulations provide that an issuer’s right to redeem will not be treated as more likely than not to occur if: (i) the issuer and the holder of the stock are not related within the meaning of Sections 267(b) or 707(b) of the Code (substituting “20%” for the phrase “50%”); (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel the issuer to redeem the stock; and (iii) exercise of the right to redeem would not reduce the yield on the stock determined using principles applicable to the determination of OID under the OID Rules. The fact that a redemption right is not within the safe harbor described in the preceding sentence does not mean that an issuer’s right to redeem is more likely than not to occur and the issuer’s right to redeem must still be tested under all the facts and circumstances to determine if it is more likely than not to occur. We believe that, due to the call incentives, a redemption pursuant to the call option should be treated as more likely than not to occur under the foregoing test. Accordingly, we believe U.S. holders of the Series B Preferred Stock will be required to recognize constructive distributions of the redemption premium because of our call option and intend to report accordingly.

Prospective participants in the Exchange Offer should consult their own tax advisors regarding the potential implications of these rules.

Disposition of Series B Preferred Stock, Including Redemptions. Upon any sale, exchange, redemption (except as discussed below) or other disposition of the Series B Preferred Stock, a U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the U.S. holder and the U.S. holder’s adjusted tax basis in the Series B Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Series B Preferred Stock is longer than one year. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers. In addition, gains recognized by U.S. holders that are individuals could be subject to the 3.8% Medicare contribution tax on net investment income. A U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses.

Section 306 of the Code prohibits capital gain treatment on the disposition of certain preferred stock received either as a nontaxable stock dividend or in certain substituted basis transactions when ordinary income treatment would have applied if cash had been distributed instead. Because, as discussed above in “—Tax Consequences to Tendering U.S. Holders in the Exchange Offer,” we expect a U.S. holder’s receipt of the Series B Preferred Stock in redemption of its Series A Preferred Stock to be treated as a taxable transaction (that is, as either a taxable exchange or a taxable distribution) and not to result in the U.S. holder taking a substituted basis in its Series B Preferred Stock, we do not expect Section 306 of the Code to apply to the Series B Preferred Stock.

A redemption of shares of the Series B Preferred Stock will generally be a taxable event. If the redemption is treated as a sale or exchange instead of as a dividend, a U.S. holder will recognize capital gain or loss (which will be long-term capital gain or loss if the U.S. holder’s holding period for such Series B Preferred Stock exceeds one year) equal to the difference between the amount realized by the U.S. holder and the U.S. holder’s adjusted tax basis in the Series B Preferred Stock redeemed, except to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series B Preferred Stock, which will be subject to the rules discussed above in “—Tax Consequences to U.S. Holders of Series B Preferred Stock—Distributions on the Series B Preferred Stock.” A payment made in redemption of Series B Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series A Preferred Stock, unless the redemption:

●	is “not essentially equivalent to a dividend” with respect to a U.S. holder under Section 302(b)(1) of the Code;

●	is a “substantially disproportionate” redemption with respect to a U.S. holder under Section 302(b)(2) of the Code;

●	results in a “complete redemption” of a U.S. holder’s stock interest in the Company under Section 302(b)(3) of the Code; or

●	is a redemption of stock held by a non-corporate shareholder, which results in a partial liquidation of the Company under Section 302(b)(4) of the Code.

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In determining whether any of these tests has been met, a U.S. holder must take into account not only shares of the Series B Preferred Stock and our Common Stock that the U.S. holder actually owns, but also shares of stock that the U.S. holder constructively owns within the meaning of Section 318 of the Code.

A redemption payment will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in a U.S. holder’s aggregate stock interest in the Company, which will depend on the U.S. holder’s particular facts and circumstances at such time.

Satisfaction of the “complete redemption” and “substantially disproportionate” exceptions is dependent upon compliance with the objective tests set forth in Sections 302(b)(3) and 302(b)(2) of the Code, respectively. A redemption will result in a “complete redemption” if either all of the shares of our stock actually and constructively owned by a U.S. holder are exchanged in the redemption or all of the shares of our stock actually owned by the U.S. holder are exchanged in the redemption and the U.S. holder is eligible to waive, and the U.S. holder does effectively waive, the attribution of shares of our stock constructively owned by the U.S. holder in accordance with the procedures described in Section 302(c)(2) of the Code. A redemption does not qualify for the “substantially disproportionate” exception if the stock redeemed is only non-voting stock, and for this purpose, stock which does not have voting rights (which may include director nomination rights) until the occurrence of an event is not voting stock until the occurrence of the specified event. Accordingly, any redemption of the Series B Preferred Stock generally will not qualify for this exception because the voting rights (which may include director nomination rights) are limited as provided in “Description of Capital Stock—Series B Preferred Stock—Voting Rights” and “Description of Capital Stock—Series B Preferred Stock—Director Nomination Rights.” In the event a redemption occurs during a period when the Series B Preferred Stock has voting rights or director nomination rights, such redemption may qualify for the “substantially disproportionate” exception.

For purposes of the “redemption from non-corporate shareholders in a partial liquidation” test, a distribution will be treated as in partial liquidation of a corporation if the distribution is not essentially equivalent to a dividend (determined at the corporate level rather than the shareholder level) and the distribution is pursuant to a plan and occurs within the taxable year in which the plan was adopted or within the succeeding taxable year. For these purposes, a distribution is generally not essentially equivalent to a dividend if the distribution results in a corporate contraction. The determination of what constitutes a corporate contraction is factual in nature and has been interpreted under case law to include the termination of a business or line of business.

If a redemption payment is treated as a dividend, the rules discussed above in “—Tax Consequences to U.S. Holders of Series B Preferred Stock—Distributions on the Series B Preferred Stock” will apply.

Each U.S. holder of the Series B Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of the Series B Preferred Stock will be treated as a dividend or as a payment in exchange for the Series B Preferred Stock.

Under now-withdrawn, proposed Treasury regulations, if any amount received by a U.S. holder in redemption of Series B Preferred Stock were treated as a distribution with respect to such holder’s Series B Preferred Stock, but not as a dividend, such amount was to be allocated to all shares of the Series B Preferred Stock held by such holder immediately before the redemption on a pro-rata basis. The amount applied to each share would have reduced such holder’s adjusted tax basis in that share and any excess after the basis is reduced to zero will result in taxable gain. If such holder had different bases in shares of the Series B Preferred Stock, then the amount allocated could have reduced a portion of the basis in certain shares while reducing all of the basis, and giving rise to taxable gain, in other shares. Thus, such holder could have had gain even if such holder’s aggregate adjusted tax basis in all shares of the Series B Preferred Stock held exceeds the aggregate amount of such distribution.

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The now-withdrawn, proposed Treasury regulations permitted the transfer of basis in the redeemed shares of the Series B Preferred Stock to the holder’s remaining, unredeemed Series B Preferred Stock (if any), but not to any other class of stock held, directly or indirectly, by the holder. Any unrecovered basis in the Series B Preferred Stock would have been treated as a deferred loss to be recognized when certain conditions are satisfied. In withdrawing the proposed Treasury regulations, the Treasury Department and the IRS explained they still believed the foregoing treatment was appropriate, however, due to the complexities surrounding these issues, U.S. holders are advised to consult with their tax advisors regarding any redemptions of the Series B Preferred Stock.

Tax Consequences to Non-U.S. Holders of Series B Preferred Stock

Subject to the qualifications set forth above under the caption “Material U.S. Federal Income Tax Considerations,” the following discussion summarizes the material U.S. federal income tax considerations that may relate to the ownership and disposition of the Series B Preferred Stock by non-U.S. holders who participate in the Exchange Offer.

Distributions on the Series B Preferred Stock. If distributions are made with respect to the Series B Preferred Stock, such distributions will be treated as dividends to the extent of our current or accumulated earnings and profits as determined under the Code and may be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the non-U.S. holder’s basis in the Series B Preferred Stock and, to the extent such portion exceeds the non-U.S. holder’s basis, the excess will be treated as gain from the disposition of the Series B Preferred Stock, the tax treatment of which is discussed below under “—Tax Consequences to Non-U.S. Holders of Series B Preferred Stock—Disposition of Series B Preferred Stock, Including Redemptions.” We expect that we are a USRPHC, and if any distribution exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the following paragraph (and withhold at a minimum rate of 15% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, subject to the withholding rules in the following paragraph, with the excess portion of the distribution subject to withholding at a rate of 15% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under “—Tax Consequences to Non-U.S. Holders of Series B Preferred Stock—Disposition of Series B Preferred Stock, Including Redemptions”), with a credit generally allowed against the non-U.S. holder’s U.S. federal income tax liability in an amount equal to the amount withheld from such excess.

Dividends paid to a non-U.S. holder of the Series B Preferred Stock will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) are not subject to the withholding tax, provided that certain certification and disclosure requirements are satisfied including completing IRS Form W-8ECI (or other applicable form). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of the Series B Preferred Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (i) complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (ii) if the Series B Preferred Stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations.

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A non-U.S. holder of the Series B Preferred Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Under certain circumstances, we may be required to issue shares of Common Stock to the holders of the Series B Preferred Stock, and we may be treated as making constructive distributions as discussed in “—Tax Consequences to U.S. Holders of Series B Preferred Stock—Constructive Distributions on Series B Preferred Stock.” Such a distribution of Common Stock or a constructive distribution generally will be subject to the same rules that apply to cash dividends. Therefore, Common Stock distributed in respect of Series B Preferred Stock and constructive distributions will be treated as a taxable dividend to the extent of our current and accumulated earnings and profits. Any amounts received in excess of our current and accumulated earnings and profits will be treated as a tax-free return of basis and then as a capital gain. It is possible that any withholding tax on constructive distributions might be withheld from cash dividends, shares of our Common Stock, or sale proceeds subsequently paid or credited to you. Non-U.S. holders should consult their own tax advisors regarding the implications of the distribution of Common Stock distributed in respect of Series B Preferred Stock and of constructive distributions.

Disposition of Series B Preferred Stock, Including Redemptions. Subject to the discussion under “—Foreign Account Tax Compliance Act Withholding” below, any gain realized by a non-U.S. holder on the disposition of the Series B Preferred Stock generally will not be subject to U.S. federal income or withholding tax unless:

●	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

●	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or

●	we are or have been a USRPHC for U.S. federal income tax purposes, as such term is defined in Section 897(c) of the Code, and such non-U.S. holder owned directly or pursuant to attribution rules at any time during the five-year period ending on the date of disposition more than 5% of the Series B Preferred Stock. This assumes that the Series B Preferred Stock is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code but no assurance can be given in this regard.

A non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a United States person as defined under the Code, and if it is a corporation, may also be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax (or at such reduced rate as may be provided by an applicable treaty) on the gain derived from the sale, which generally may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. A non-U.S. holder described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized in the same manner as if the non-U.S. holder were a United States person as defined under the Code.

If a non-U.S. holder is subject to U.S. federal income tax on any sale, exchange, redemption (except as discussed below) or other disposition of the Series B Preferred Stock, such non-U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the non-U.S. holder and the non-U.S. holder’s adjusted tax basis in the Series B Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the non-U.S. holder’s holding period for the Series B Preferred Stock is longer than one year. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers. A non-U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses.

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If a non-U.S. holder is subject to U.S. federal income tax on any disposition of the Series B Preferred Stock, a redemption of shares of the Series B Preferred Stock will be a taxable event. If the redemption is treated as a sale or exchange, instead of as a dividend, a non-U.S. holder generally will recognize long-term capital gain or loss, if the non-U.S. holder’s holding period for such Series B Preferred Stock exceeds one year, equal to the difference between the amount of cash received and fair market value of property received and the non-U.S. holder’s adjusted tax basis in the Series B Preferred Stock redeemed, except that to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series B Preferred Stock, which generally will be subject to the rules discussed above in “—Tax Consequences to Non-U.S. Holders of Series B Preferred Stock—Distributions on the Series B Preferred Stock.” A payment made in redemption of the Series B Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series B Preferred Stock, in the same circumstances discussed above under “—Tax Consequences to U.S. Holders of Series B Preferred Stock—Disposition of Series B Preferred Stock, Including Redemptions.” Each non-U.S. holder of the Series B Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of the Series B Preferred Stock will be treated as a dividend or as payment in exchange for the Series B Preferred Stock.

Information Reporting and Backup Withholding

Distributions on our Series B Preferred Stock (including constructive distributions) and the proceeds of the sale or other disposition of our Series B Preferred Stock, and any tax withheld with respect thereto, is subject to information reporting requirements. U.S. backup withholding will also generally apply (at a rate of 24%) to such payments to U.S. holders who fail to provide a valid taxpayer identification number (“TIN”) (employer identification number or social security number) and to certify under penalties of perjury that the number is correct and that U.S. holder is exempt from backup withholding (generally by providing an IRS Form W-9). Non-U.S. holders are also subject to backup withholding unless such non-U.S. holders furnish to the payor an IRS Form W-8BEN or W-8BEN-E (or other applicable form), or otherwise establish an exemption and the payor does not have actual knowledge or reason to know that the holder is a United States person, as defined under the Code, that is not exempt from backup withholding.

Payments of the proceeds of a sale of our Series B Preferred Stock within the United States or conducted through certain U.S.-related financial intermediaries is subject to information reporting and, depending on the circumstances, backup withholding, unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non U.S. holder on IRS Form W-8BEN-E or W-8BEN (or other applicable form), or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know the holder is a United States person, as defined under the Code, that is not exempt from backup withholding.

Additionally, the Exchange Consideration with respect to the Exchange Offer may be subject to backup withholding (at a rate of 24%) if the holder fails to provide its TIN or certification of exempt status or has been notified by the IRS that payments to it are subject to backup withholding. To avoid backup withholding, a U.S. holder should notify the Exchange Agent of its correct TIN by completing an IRS Form W-9 and certifying on such IRS Form W-9 that the TIN provided is correct (or that the holder is awaiting a TIN) as described more fully in the Letter of Transmittal. If the Exchange Agent is provided with an incorrect TIN or the holder makes false statements resulting in no backup withholding, the holder may be subject to penalties imposed by the IRS. To prevent backup withholding on the Exchange Consideration, a non-U.S. holder should (i) submit a properly completed IRS Form W-8 BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 to the Exchange Agent, certifying under penalties of perjury to the holder’s foreign status or (ii) otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a holder’s U.S. federal income tax liability and may entitle a holder to a refund, provided that it furnishes the required information to the IRS on a timely basis.

Foreign Account Tax Compliance Act Withholding

The Foreign Account Tax Compliance Act and the rules and regulations promulgated thereunder, or collectively, FATCA, generally impose U.S. federal withholding tax at a rate of 30% on dividends on and the gross proceeds from a sale or other disposition of our stock paid to a “foreign financial institution” (as specially defined under these rules), unless otherwise provided by the Treasury Secretary or such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes that an exemption to such rule applies. FATCA also generally imposes a U.S. federal withholding tax of 30% on such amounts paid or deemed paid to a “non-financial foreign entity” (as specially defined for purposes of these rules) unless otherwise provided by the Treasury Secretary or such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes and certifies that an exemption to such rule applies. The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to the gross proceeds from a sale or other disposition of our stock, which may be relied upon by taxpayers until final regulations are issued. An intergovernmental agreement between the U.S. and a holder’s country of tax residence may modify the requirements described in this paragraph. We will not pay additional amounts in respect of amounts withheld. Shareholders are urged to consult their tax advisors regarding FATCA.

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Other Tax Consequences

State or local taxation may apply to the Company and its shareholders in various state or local jurisdictions, including those in which the Company or its shareholders transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, shareholders are urged to consult their own tax advisors regarding the effect of state and local tax laws on the Exchange Offer and on an investment in the Company. In addition, a shareholder may be subject to taxation and reporting requirements outside of the United States in respect of the Exchange Offer and its investment in the Company. Investors are urged to consult their own tax advisors as to state, local, foreign, and other tax consequences of the Exchange Offer and of holding stock in the Company.

The IRA provides for a U.S. federal 1% excise tax on certain repurchases, including redemptions, of stock by publicly traded domestic corporations and certain domestic subsidiaries of publicly traded foreign corporations after December 31, 2022. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from whom shares are repurchased, and the amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. We may be subject to such excise tax in connection with a repurchase or redemption of shares of Series B Preferred Stock.

THE TAX DISCUSSION SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT BE CONSIDERED TO DESCRIBE FULLY THE TAX CONSEQUENCES OF THE EXCHANGE OFFER OR AN INVESTMENT IN THE COMPANY. INVESTORS ARE STRONGLY URGED TO CONSULT, AND MUST RELY ON, THEIR OWN TAX ADVISERS WITH RESPECT TO THE TAX CONSEQUENCES OF THE EXCHANGE OFFER AND OF HOLDING STOCK IN THE COMPANY, INCLUDING WITHOUT LIMITATION THE EFFECT OF U.S. FEDERAL TAXES (INCLUDING TAXES OTHER THAN INCOME TAXES) AND STATE, LOCAL AND FOREIGN TAX CONSIDERATIONS, AS WELL AS THE POTENTIAL CONSEQUENCES OF ANY CHANGES THERETO MADE BY FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL DEVELOPMENTS (WHICH MAY HAVE RETROACTIVE EFFECT).

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FUTURE SHAREHOLDER PROPOSALS

The Company expects to hold an annual meeting of shareholders in the second half of 2023 (which we refer to as the “2023 Annual Meeting”). If any shareholder intends to present a proposal for inclusion in the Company’s proxy materials for the 2023 Annual Meeting, then such proposal must be received by the Company a reasonable time before the Company begins to print and send its proxy materials, for inclusion, pursuant to Rule 14a-8 under the Exchange Act, in the Company’s proxy statement for such meeting. Such proposal also will need to comply with SEC regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. In order to allow the Company to identify the proposal as being subject to Rule 14a-8 under the Exchange Act and to respond in a timely manner, shareholder proposals pursuant to Rule 14a-8 under the Exchange Act are required to be submitted to the Company’s Corporate Secretary at our principal executive offices, located at 454 Satellite Boulevard NW, Suite 100, Suwanee, Georgia 30024.

Procedures for Business Matters and Director Nominations for Consideration at the 2023 Annual Meeting

Section 2.15 of our Bylaws sets forth the procedures which a shareholder must follow in order to submit a proposal of business for a shareholder vote or to nominate a person for election to the Board at an annual or special meeting of shareholders. Set forth below is a summary of these procedures, including notice deadlines for the 2032 Annual Meeting.

Notice Requirements for Shareholder Proposals (Excluding Director Nominations)

Section 2.15(a) of our Bylaws provides that no proposal for a shareholder vote (other than director nominations which are described below) shall be submitted by a shareholder (a “Shareholder Proposal”) to the Company’s shareholders unless the shareholder submitting such proposal (the “Proponent”) shall have filed a written notice which includes, among other things:

(i)	the name and business address of the Proponent (including each beneficial owner, if any, on whose behalf the Shareholder Proposal is being made) and all Persons (as defined in Section 2.15(a) of our Bylaws) acting in concert with the Proponent (or such beneficial owner), and the name and address of all of the foregoing as they appear on the Company’s books (if they so appear);

(ii)	the class and number of shares of the Company that are owned beneficially and of record by the Proponent (including each beneficial owner, if any, on whose behalf the Shareholder Proposal is being made) and the other Persons identified in clause (i);

(iii)	a description of the Shareholder Proposal containing all material information relating thereto, including the information identified in Section 2.15(a)(iv) of our Bylaws;

(iv)	a description of any agreement, arrangement or understanding with respect to the Shareholder Proposal between or among the Proponent and each beneficial owner, if any, on whose behalf the Shareholder Proposal is being made, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing;

(v)	a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such written notice by, or on behalf of, the Proponent and each beneficial owner, if any, on whose behalf the Shareholder Proposal is being made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the Proponent or such beneficial owner, with respect to the Company’s securities;

(vi)	a representation that the Proponent is a holder of record of the capital stock of the Company entitled to vote at the meeting, will so remain at the time of the meeting, and intends to appear in person or by proxy at the meeting to propose such business;

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(vii)	a representation whether the Proponent or any beneficial owner on whose behalf the Shareholder Proposal is being made intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the Shareholder Proposal or (b) otherwise to solicit proxies from shareholders in support of such Shareholder Proposal; and

(viii)	any other information relating to the Proponent and such beneficial owner, if any, required to be disclosed in a proxy statement or other filing in connection with solicitations of proxies for the Shareholder Proposal under Section 14(a) of the Exchange Act.

The notice shall also include such other information as the Board reasonably determines is necessary or appropriate to enable it and the shareholders of the Company to consider the Shareholder Proposal. The information required by clauses (ii), (iv) and (v) above must be updated by the Proponent and each beneficial owner, if any, on whose behalf the Shareholder Proposal is being submitted not later than ten days following the record date for the meeting to disclose such information as of the record date.

The presiding officer at any shareholders’ meeting may determine that any Shareholder Proposal was not made in accordance with procedures prescribed by our Bylaws or otherwise is not in accordance with law, and if it is so determined, such officer will declare so at the meeting and the Shareholder Proposal will be disregarded. No provision of our Bylaws shall affect any rights of a shareholder to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Notice Requirements for Director Nominations

Section 2.15(b) of our Bylaws provides that only persons who are selected and recommended by the Board or the committee of the Board designated to make nominations, or who are nominated by shareholders in accordance with the procedures set forth in such section, shall be eligible for election, or qualified to serve, as directors. Nominations of individuals for election to the Board at any annual meeting or any special meeting of shareholders at which directors are to be elected may be made by any shareholder of the Company entitled to vote for the election of directors at that meeting by compliance with the procedures set forth in Section 2.15(b) of our Bylaws.

Nominations by shareholders shall be made by written notice (a “Nomination Notice”), which, as to each individual nominated, shall set forth, among other things: (i) the name, date of birth, business address and residence address of such individual; (ii) the educational background and the business experience during the past five years of such nominee, including the information identified in Section 2.15(b) of our Bylaws; (iii) whether the nominee is or has ever been at any time a director, officer or owner of 5% or more of any class of capital stock, partnership interests or other equity interest of any corporation, partnership or other entity; (iv) any directorships held by such nominee in any public reporting company or any company registered as an investment company under the Investment Company Act of 1940; (v) whether such nominee has ever been convicted in a criminal proceeding or has ever been subject to a judgment, order, finding or decree in the proceedings described in Section 2.15(b) of our Bylaws; (vi) information regarding whether such nominee is subject to any disqualifications described in Rule 506(d)(1)(i) to (vii) under the Securities Act; (vii) any other information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act; (viii) a written statement from the shareholder making the recommendation stating why such recommended candidate meets the criteria and would be able to fulfill the duties of a director; and (ix) a written representation and agreement that (a) such nominee is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such nominee, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (2) any Voting Commitment that could limit or interfere with such nominee’s ability to comply, if elected as a director of the Company, with such nominee’s fiduciary duties under applicable law, (b) such nominee is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (c) such nominee, in such nominee’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

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In addition, the Nomination Notice shall set forth, as to the Person submitting the Nomination Notice, each beneficial owner, if any, on whose behalf the nomination is made and any Person acting in concert with such Persons, among other things: (i) the name and business address of such Person; (ii) the name and address of each such Person as they appear on the Company’s books (if they so appear); (iii) the class and number of shares of the Company that are owned beneficially and of record by each such Person; (iv) a description of any agreement, arrangement or understanding with respect to the nomination between or among such Persons, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing; (v) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such written notice by, or on behalf of, each such Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, each such Person, with respect to securities of the Company; (vi) a representation that the Person submitting the Nomination Notice is a holder of record of stock of the Company entitled to vote at such meeting, will so remain at the time of such meeting, and intends to appear in person or by proxy at the meeting to make such nomination; (vii) a representation whether any such Person intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect each nominee or (b) otherwise to solicit proxies from shareholders in support of such nomination; and (viii) any other information relating to such shareholder and such beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in an election contest pursuant to Section 14(a) of the Exchange Act.

The information required by clauses (iii), (iv) and (v) above shall be updated by the Person delivering such Nomination Notice and each beneficial owner, if any, on whose behalf the Nomination Notice is being submitted not later than ten days after the record date for the meeting to disclose such information as of the record date. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility or qualification of such proposed nominee to serve as a director of the Company. A written consent to being named in a proxy statement as a nominee, and to serve as a director if elected, signed by each nominee, shall be filed with any Nomination Notice.

If the presiding officer at any shareholders’ meeting determines that a nomination was not made in accordance with the procedures prescribed by our Bylaws, the presiding officer will so declare to the meeting and the defective nomination will be disregarded.

Notice Deadlines

Nomination Notices and Shareholder Proposals in connection with an annual meeting shall be delivered to the Company’s Secretary at our principal executive office not less than 90 nor more than 120 calendar days before the first anniversary of the date of the Company’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting; provided that if no annual meeting was held in the previous year, or the date of the annual meeting has been established to be more than 30 calendar days earlier than, or 60 calendar days after, the anniversary of the previous year’s annual meeting, notice by a shareholder, to be timely, must be so received not later than: (i) the 90th day prior to the annual meeting; or (ii) if later, the close of business on the 10th day following the day on which public announcement is first made of the date of the annual meeting. Nomination Notices in connection with a special meeting at which directors are to be elected shall be delivered to the Company’s Secretary at our principal executive office not later than the close of business on: (i) the 90th day prior to such special meeting; or (ii) if later, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the fact that directors are to be elected at such meeting.

In order to submit a proposal of business for a shareholder vote or to nominate a person for election to the Board at the 2023 Annual Meeting, Shareholder Proposals and Nomination Notices in connection with such meeting must be delivered to the Company’s Secretary at our principal executive offices, located at 454 Satellite Boulevard NW, Suite 100, Suwanee, Georgia 30024 not later than (i) the 90th day prior to the annual meeting or (ii) if later, the close of business on the 10th day following the day on which public announcement is first made of the date of the annual meeting.

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LEGAL MATTERS

The legality of the securities offered by this proxy statement/prospectus will be passed upon for us by Troutman Pepper Hamilton Sanders LLP, Atlanta, Georgia. Certain tax matters with respect to the securities offered by this proxy statement/prospectus will be passed upon for us by our special tax counsel Baker Botts L.L.P.

EXPERTS

The consolidated financial statements as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, included in this proxy statement/prospectus have been so included in reliance on the report of Cherry Bekaert LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

Representatives of Cherry Bekaert LLP are not expected to attend the Special Meeting and therefore are not expected to be available to respond to appropriate questions raised at the Special Meeting. In addition, representatives of Cherry Bekaert LLP will not have an opportunity to make a statement at the Special Meeting.

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Annex A

Form of Amended and Restated Article III
of the Amended and Restated Articles of Incorporation of Regional
Health Properties, Inc.

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Annex A-1

ARTICLE III
SERIES A REDEEMABLE PREFERRED SHARES

3.1 Number of Shares and Designations. Prior to the Amendment Date (as defined in Section 3.2), the Corporation was authorized to issue a series of Preferred Stock designated as 10.875% Series A Cumulative Redeemable Preferred Shares, no par value per share, and had designated 3,000,000 shares of Preferred Stock as constituting such series. Effective on the Amendment Date, the rights and preferences of such series are amended and restated as set forth in this Article III and henceforth such series shall be designated as Series A Redeemable Preferred Shares (the “Series A Preferred Shares”). The Board of Directors is expressly authorized, at any time and from time to time, to increase or decrease the number of shares constituting the Series A Preferred Shares, but not below the number of shares then issued, by filing with the Secretary of State of the State of Georgia articles of amendment to these Amended and Restated Articles of Incorporation, which are effective without shareholder action, in the manner provided in Section 14-2-602(d) of the Official Code of Georgia Annotated. In the case the number of shares constituting the Series A Preferred Shares is decreased, the shares that are the subject of the decrease shall be retired and restored to the status of authorized but unissued shares of undesignated Preferred Stock.

The Series A Preferred Shares shall have the following rights and preferences:

3.2 Definitions. For purposes of this Article III, the following terms shall have the meanings indicated:

“Agent Members” shall have the meaning set forth in Section 3.12.

“Amendment Date” shall mean      , which is the date on which this Article III is amended and restated by the filing with the Secretary of State of the State of Georgia of these Amended and Restated Articles of Incorporation.

“Board of Directors” shall mean the Board of Directors of the Corporation or any committee of members of the Board of Directors authorized by such Board of Directors to perform any of its responsibilities with respect to the Series A Preferred Shares.

“Call Date” shall mean the date fixed for redemption of the Series A Preferred Shares and specified in the notice to holders required under paragraph (d) of Section 3.5 as the Call Date.

A “Change of Control” is deemed to occur when, after the Issue Date, the following have occurred and are continuing:

(a) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(b) following the closing of any acquisition described in subparagraph (a) above, neither the Corporation nor the acquiring entity has a class of common securities (or American depositary receipts representing such securities) subject to a National Market Listing.

“Common Shares” shall mean the shares of Common Stock, no par value per share, of the Corporation.

“Depositary” shall have the meaning set forth in Section 3.12.

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“Event” shall have the meaning set forth in paragraph (b) of Section 3.7. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended. “Global Preferred Shares” shall have the meaning set forth in Section 3.12.

“Issue Date” shall mean the date of issuance of the Series A Redeemable Preferred Shares issued by the Corporation in connection with the merger of AdCare Health Systems, Inc., a Georgia corporation, with and into the Corporation pursuant to the Agreement and Plan of Merger, dated as of July 7, 2017, as may be amended, between AdCare Health Systems, Inc. and the Corporation.

“Junior Shares” shall have the meaning set forth in paragraph (c) of Section 3.6.

“National Market Listing” shall mean the listing or quotation, as applicable, of securities on or in the New York Stock Exchange LLC, the NYSE American LLC, The NASDAQ Global Market, The NASDAQ Global Select Market or The NASDAQ Capital Market or any comparable national securities exchange or national securities market.

“Parity Shares” shall have the meaning set forth in paragraph (b) of Section 3.6.

“Preferred Shares” shall mean the shares of Preferred Stock, no par value, of the Corporation.

“SEC” shall have the meaning set forth in Section 3.8.

“Senior Shares” shall have the meaning set forth in paragraph (a) of Section 3.6.

“Series A Preferred Shares” shall have the meaning set forth in Section 3.1.

“Transfer Agent” shall mean Continental Stock Transfer & Trust Company, or such other agent or agents of the Corporation as may be designated by the Board of Directors or its duly authorized designee as the transfer agent, registrar and dividend disbursing agent for the Series A Preferred Shares.

3.3 Dividends. Effective as of the Amendment Date, all accumulated accrued and unpaid dividends on the Series A Preferred Shares as of such date are cancelled and eliminated in full, the holders of the issued and outstanding Series A Preferred Shares shall not be entitled to receive any such dividends or interest thereon and the Corporation shall have no obligation whatsoever therefor. From and after the Amendment Date, and except as otherwise provided in Section 3.4 and Section 3.5, the holders of the issued and outstanding Series A Preferred Shares shall not be entitled to receive any dividends or other distributions on the Series A Preferred Shares, and no dividends or other distributions on the Series A Preferred Shares shall be declared or paid or shall otherwise accumulate or accrue. Nothing in this Article III shall prohibit or in any manner restrict or limit the Corporation’s ability to declare or pay dividends or other distributions out of any assets or funds of the Corporation legally available therefor on Senior Shares, Parity Shares or Junior Shares, except as otherwise provided in Section 3.4.

3.4 Liquidation Preference.

(a) Subject to the rights of the holders of Senior Shares and Parity Shares, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, each holder of the Series A Preferred Shares shall be entitled to receive an amount of cash equal to $5.00 per Series A Preferred Share. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series A Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Senior Shares and Parity Shares as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, then, after payment of liquidating payments on all outstanding Senior Shares, such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series A Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of Section 3.4, none of: (i) a consolidation or merger of the Corporation with one or more corporations or other entities; (ii) a sale, lease or transfer of all or substantially all of the Corporation’s assets; or (iii) a statutory share exchange, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

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(b) Subject to the rights of the holders of Senior Shares and Parity Shares upon liquidation, dissolution, or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series A Preferred Shares, as provided in Section 3.4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Shares shall not be entitled to share therein.

3.5 Redemption.

(a) The Corporation, at its option, upon not less than 30 nor more than 60 days’ written notice as contemplated by paragraph (d) of Section 3.5, may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $5.00 per Series A Preferred Share, without interest. If fewer than all of the outstanding Series A Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Corporation and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by the Corporation.

(b) If a Change of Control occurs, then the Corporation or the acquiring entity in such Change of Control shall redeem the Series A Preferred Shares, in whole but not in part, within 120 days after the date on which the Change of Control occurs, for cash at a redemption price of $5.00 per Series A Preferred Share, without interest.

(c) From and after the Call Date (unless the Corporation (or, if applicable, the acquiring entity) defaults in payment of the redemption price as contemplated by Section 3.5), such shares shall no longer be deemed to be outstanding, and all of the rights of the holders of such shares will terminate with respect to such shares, except the right to receive the redemption price of $5.00 per Series A Preferred Share, without interest (upon surrender and endorsement of their certificates, if so required in accordance with paragraph (f) of Section 3.5).

(d) Notice of the redemption of any Series A Preferred Shares pursuant to Section 3.5 shall be mailed by first class mail to each holder of record of Series A Preferred Shares to be redeemed at the address of each such holder as shown on the Corporation’s share transfer books: (i) for a redemption pursuant to paragraph (a) of Section 3.5, at least 30 but not more than 60 days prior to the Call Date; and (ii) for a redemption pursuant to paragraph (b) of Section 3.5, not later than 20 days following the date on which a Change of Control occurs. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (1) the Call Date; (2) for a redemption pursuant to paragraph (a) of Section 3.5, the number of Series A Preferred Shares to be redeemed; (3) the redemption price of $5.00 per Series A Preferred Share; (4) the place or places where any certificates for such shares, other than certificates issued as contemplated by Section 3.12, are to be surrendered for payment of the redemption price; and (5) any other information required by law or by the applicable rules of any exchange or national securities market upon which the Series A Preferred Shares may be listed or admitted for trading. In the case of a redemption pursuant to paragraph (a) of Section 3.5 in which fewer than all of the outstanding Series A Preferred Shares are to be redeemed, then the notice mailed pursuant to this paragraph (d) of Section 3.5 shall also specify the number of Series A Preferred Shares to be redeemed from each holder thereof.

(e) The Corporation’s (or, if applicable, the acquiring entity’s) obligation to provide cash in accordance with Section 3.5 shall be deemed fulfilled if, on or before the Call Date, the Corporation (or such acquiring entity) shall irrevocably deposit funds necessary for redemption pursuant to Section 3.5), in trust for the holders of the Series A Preferred Shares so called for redemption pursuant to Section 3.5, with a bank or trust company that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, with irrevocable instructions that such cash be applied to the redemption of the Series A Preferred Shares so called for redemption, in which case the notice to holders of the Series A Preferred Shares will: (i) state the date of such deposit; (ii) specify the office of such bank or trust company as the place of payment of the redemption price; and (iii) require such holders to surrender any certificates representing such shares, other than certificates issued as contemplated by Section 3.12, at such place on or about the date fixed in such redemption notice (which may not be later than the Call Date) against payment of the redemption price. No interest shall accrue for the benefit of the holders of Series A Preferred Shares to be redeemed on any cash so set aside by the Corporation (or such acquiring entity). Subject to applicable escheat laws, any such cash unclaimed at the end of six months from the Call Date shall revert to the general funds of the Corporation (or such acquiring entity), after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation (or such acquiring entity) for the payment of such cash.

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(f) On or after the Call Date, each holder of Series A Preferred Shares that holds a certificate, other than certificates issued as contemplated by Section 3.12, must present and surrender (and properly endorse or assign for transfer, if the Corporation shall require and if the notice shall so state) each such certificate representing such holder’s Series A Preferred Shares to the Corporation at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series A Preferred Shares as the owner thereof, and each surrendered certificate will be canceled. All Series A Preferred Shares redeemed by the Corporation pursuant to Section 3.5, or otherwise acquired by the Corporation, shall be retired and restored to the status of authorized but unissued shares of undesignated Preferred Shares.

3.6 Ranking. Any class or series of stock of the Corporation shall be deemed to rank:

(a) prior to the Series A Preferred Shares, as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preferred Shares (“Senior Shares”);

(b) on a parity with the Series A Preferred Shares, as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the redemption or liquidation prices per share thereof be different from those of the Series A Preferred Shares, if the holders of such class or series and the Series A Preferred Shares shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of liquidation preferences, without preference or priority one over the other (“Parity Shares”); and

(c) junior to the Series A Preferred Shares, as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be the Common Shares or any other class or series of shares of stock of the Corporation now or hereafter issued and outstanding over which the Series A Preferred Shares have preference or priority in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation (“Junior Shares”).

3.7 Voting Rights.

(a) Holders of the Series A Preferred Shares will not have any voting rights, except as set forth in Section 3.7 or as otherwise required by the Official Code of Georgia Annotated or other applicable law. On each matter on which holders of Series A Preferred Shares are entitled to vote, each Series A Preferred Share shall be entitled to one vote, except that when shares of any other class or series of preferred stock the Corporation may issue have the right to vote with the Series A Preferred Shares as a single class on any matter, the Series A Preferred Shares and the shares of each such other class or series shall have one vote for each $5.00 of liquidation preference.

(b) So long as any Series A Preferred Shares remain outstanding, the Corporation will not, without the affirmative vote of the holders of at least two-thirds of the Series A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a series and also together as a class with all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Shares): (i) authorize or create, or increase the authorized or issued amount of, any class or series of Senior Shares or reclassify any of the authorized stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of these Amended and Restated Articles of Incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (ii) above, so long as the Series A Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, the Corporation may not be the surviving entity (whether or not such Event would constitute a Change of Control), the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Shares (although, in accordance with paragraph (b) of Section 3.5, the Corporation would be required to redeem the Series A Preferred Shares if such Event constitutes a Change of Control) and, provided, further, that any increase in the amount of the authorized Common Shares or other stock the Corporation may issue (including the Series A Preferred Shares), or the creation or issuance of any additional Common Shares or Series A Preferred Shares or other class or series of stock that the Corporation may issue, or any increase in the amount of authorized shares of such class or series, in each case which are Parity Shares or Junior Shares, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and shall not require any affirmative vote of the holders of the Series A Preferred Shares.

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(c) The voting rights provided for in Section 3.7 will not apply if, at or prior to the time when the act with respect to which voting by holders of the Series A Preferred Shares would otherwise be required pursuant to Section 3.7 shall be effected, all outstanding shares of Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption pursuant to paragraph (f) of Section 3.5.

(d) Except as expressly stated in Section 3.7 or as may be required by the Official Code of Georgia Annotated or other applicable law, the Series A Preferred Shares will not have any relative, participating, optional or other special voting rights or powers and the affirmative vote or consent of the holders thereof shall not be required for the taking of any corporate action.

3.8 Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Shares are outstanding, the Corporation will use its best efforts to: (a) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Shares, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (b) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Shares. The Corporation will use its best efforts to mail (or otherwise provide) the information to the holders of the Series A Preferred Shares within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.

3.9 Record Holders. The Corporation and the Transfer Agent shall deem and treat the record holder of any Series A Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

3.10 Sinking Fund. The Series A Preferred Shares shall not be entitled to the benefits of any retirement or sinking fund.

3.11 Conversion. The Series A Preferred Shares shall not be, pursuant to the terms hereof, convertible into or exchangeable for any stock or other securities or property of the Corporation.

3.12 Book Entry. The Series A Preferred Shares shall be issued initially in the form of one or more fully registered global certificates (“Global Preferred Shares”), which shall be deposited on behalf of the purchasers represented thereby with the Transfer Agent, as custodian for a securities depositary (the “Depositary”) that is a clearing agency under Section 17A of the Exchange Act (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or its nominee, duly executed by the Corporation and authenticated by the Transfer Agent. The number of Series A Preferred Shares represented by Global Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the Depositary as hereinafter provided. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under these terms of the Series A Preferred Shares with respect to any Global Preferred Shares held on their behalf by the Depositary or by the Transfer Agent as the custodian of the Depositary or under such Global Preferred Shares, and the Depositary may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares.

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Annex A-2

ARTICLE III
~~10.875%~~ SERIES A ~~CUMULATIVE~~ REDEEMABLE PREFERRED SHARES

3.1 Number of Shares and Designations. ~~The~~ Prior to the Amendment Date (as defined in Section 3.2), the Corporation ~~is~~was authorized to issue a series of Preferred Stock ~~which shall be~~ designated as 10.875% Series A Cumulative Redeemable Preferred Shares ~~(the “Series A Preferred Shares”)~~, no par value per share, and ~~the number of~~had designated 3,000,000 shares ~~that shall constitute~~ of Preferred Stock as constituting such series. Effective on the Amendment Date, the rights and preferences of such series are amended and restated as set forth in this Article III and henceforth such series shall be ~~3,000,000~~designated as Series A Redeemable Preferred Shares (the “Series A Preferred Shares”). The Board of Directors is expressly authorized, at any time and from time to time, to increase or decrease the number of shares constituting the Series A Preferred Shares, but not below the number of shares then issued, ~~or eliminate such series of shares if no shares are issued,~~ by filing with the Secretary of State of the State of Georgia articles of amendment to these Amended and Restated Articles of Incorporation, which are effective without shareholder action, in the manner provided in Section 14-2-602(d) of the Official Code of Georgia Annotated. In the case the number of shares constituting the Series A Preferred Shares is decreased ~~or such series of shares is eliminated~~, the shares that are the subject of the decrease ~~or compose the series being eliminated~~ shall be retired and restored to the status of authorized but unissued shares of undesignated Preferred Stock.

The Series A Preferred Shares shall have the following rights and preferences:

3.2 Definitions. For purposes of this Article III, the following terms shall have the meanings indicated:

“Agent Members” shall have the meaning set forth in Section 3.12.

“Amendment Date” shall mean      , which is the date on which this Article III is amended and restated by the filing with the Secretary of State of the State of Georgia of these Amended and Restated Articles of Incorporation.

“Board of Directors” shall mean the Board of Directors of the Corporation or any committee of members of the Board of Directors authorized by such Board of Directors to perform any of its responsibilities with respect to the Series A Preferred Shares.

~~“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.~~

“Call Date” shall mean the date fixed for redemption of the Series A Preferred Shares and specified in the notice to holders required under paragraph (~~e~~d) of Section 3.5 as the Call Date.

A “Change of Control” is deemed to occur when, after the Issue Date, the following have occurred and are continuing:

(a) ~~(a)~~ the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(b) ~~(b)~~ following the closing of any acquisition described in subparagraph (a) above, neither the Corporation nor the acquiring entity has a class of common securities (or American depositary receipts representing such securities) subject to a National Market Listing.

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“Common Shares” shall mean the shares of Common Stock, no par value per share, of the Corporation.

~~“Correction Event” shall mean: (a) with respect to any Delisting Event, that the Series A Preferred Shares are once again listed or quoted pursuant to a National Market Listing; and (b) with respect to any Dividend Default, the second consecutive Dividend Payment Date following such time as the Corporation has paid all accumulated and unpaid dividends on the Series A Preferred Shares in full in cash (or declared such dividends and set apart for payment).~~

~~“Delisting Event” shall have the meaning set forth in paragraph (b) of Section 3.3.~~

“Depositary” shall have the meaning set forth in Section 3.12.

~~“Dividend Default” shall have the meaning set forth in paragraph (a) of Section 3.3.~~

~~“Dividend Payment Date” shall have the meaning set forth in Section 3.3.~~

~~“Dividend Periods” shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall be deemed to have commenced on and include October 1, 2017 and shall end on and include the day preceding the first day of the next succeeding Dividend Period); provided, however, that any Dividend Period during which any Series A Preferred Shares shall be redeemed pursuant to Section 3.5 shall end on and exclude the Call Date only with respect to the Series A Preferred Shares being redeemed).~~

~~“Dividend Rate” shall mean the dividend rate accruing on the Series A Preferred Shares, as applicable from time to time pursuant to the terms hereof.~~

~~“Dividend Record Date” shall have the meaning set forth in Section 3.3.~~

“Event” shall have the meaning set forth in paragraph (~~e~~b) of Section 3.7.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Global Preferred Shares” shall have the meaning set forth in Section 3.12.

“Issue Date” shall mean the date of issuance of the ~~10.875%~~ Series A ~~Cumulative~~ Redeemable Preferred Shares issued by the Corporation in connection with the merger of AdCare Health Systems, Inc., a Georgia corporation, with and into the Corporation pursuant to the Agreement and Plan of Merger, dated as of July 7, 2017, as may be amended, between AdCare Health Systems, Inc. and the Corporation.

“Junior Shares” shall have the meaning set forth in paragraph (c) of Section 3.6.

“National Market Listing” shall mean the listing or quotation, as applicable, of securities on or in the New York Stock Exchange LLC, the NYSE American LLC ~~(formerly known as the NYSE MKT LLC)~~, The NASDAQ Global Market, The NASDAQ Global Select Market or The NASDAQ Capital Market or any comparable national securities exchange or national securities market.

“Parity Shares” shall have the meaning set forth in paragraph (b) of Section 3.6.

~~“Penalty Event” shall mean each of a Dividend Default and a Delisting Event.~~

~~“Penalty Rate” shall mean 12.875% per annum (equivalent to $3.2187 per annum per share).~~

“Preferred Shares” shall mean the shares of Preferred Stock, no par value, of the Corporation.

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“SEC” shall have the meaning set forth in Section 3.8.

“Senior Shares” shall have the meaning set forth in paragraph (a) of Section 3.6.

“Series A Preferred Shares” shall have the meaning set forth in Section 3.1.

~~“set apart for payment” shall be deemed to include, without any further action, the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry that indicates, pursuant to an authorization by the Board of Directors and a declaration of dividends or other distribution by the Corporation, the initial and continued allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of Junior Shares or any class or series of Parity Shares are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series A Preferred Shares shall mean irrevocably placing such funds in a separate account or irrevocably delivering such funds to a disbursing, paying or other similar agent.~~

~~“Stated Rate” shall mean 10.875% per annum (equivalent to $2.7187 per annum per share).~~

“Transfer Agent” ~~means~~ shall mean Continental Stock Transfer & Trust Company, or such other agent or agents of the Corporation as may be designated by the Board of Directors or its duly authorized designee as the transfer agent, registrar and dividend disbursing agent for the Series A Preferred Shares.

~~3.3 Dividends. Holders of issued and outstanding Series A Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors out of funds of the Corporation legally available for the payment of distributions, cumulative preferential cash dividends at a rate per annum equal to the Dividend Rate of the $25.00 per share stated liquidation preference of the Series A Preferred Shares. Except as otherwise provided in paragraphs (a) and (b) of Section 3.3, the Dividend Rate shall be equal to the Stated Rate. Such dividends shall accrue and accumulate on each issued and outstanding share of the Series A Preferred Shares on a daily basis from the original date of issuance of such share (or, with respect to the initial Dividend Period, from the first day thereof), and shall be payable quarterly in equal amounts in arrears on the last calendar day of each Dividend Period (each such day being hereinafter called a “Dividend Payment Date”); provided that if any Dividend Payment Date is not a Business Day, then the dividend that would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. Any dividend payable on the Series A Preferred Shares for any partial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the tenth day preceding the applicable Dividend Payment Date, or such other date designated by the Board of Directors or an officer of the Corporation duly authorized by the Board of Directors for the payment of dividends that is not more than 30 nor less than ten days prior to such Dividend Payment Date (each such date, a “Dividend Record Date”).~~

~~(a) If the Corporation fails to pay cash dividends on the Series A Preferred Shares in full for any four consecutive or non-consecutive Dividend Periods (such a failure, a “Dividend Default”), then:~~

~~(i) the Dividend Rate shall increase to the Penalty Rate, commencing on the first day after the Dividend Payment Date on which a Dividend Default occurs and continuing until a Correction Event occurs, and on the date such Correction Event occurs, the Dividend Rate shall revert to the Stated Rate;~~

~~(ii) until such time as the Dividend Rate reverts to the Stated Rate pursuant to subparagraph (i) of this paragraph (a), the holders of Series A Preferred Shares will have the voting rights described below in Section 3.7; and~~

~~(iii) following any Dividend Default that has been cured by the Corporation as provided above in subparagraph (i) of this paragraph (a), if the Corporation subsequently fails to pay cash dividends on the Series A Preferred Shares in full for any Dividend Period, such subsequent failure shall constitute a separate Dividend Default, and the foregoing provisions of subparagraphs (i) and (ii) of this paragraph (a) shall immediately apply until such time as a Correction Event occurs with respect to such subsequent Dividend Default.~~

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~~(b) If the Corporation fails to maintain a National Market Listing for the Series A Preferred Shares for 180 consecutive days or longer (such event, a “Delisting Event”), then;~~

~~(i) the Dividend Rate shall increase to the Penalty Rate, commencing on the day after the Delisting Event and continuing until a Correction Event occurs, and on the date such Correction Event occurs, the Dividend Rate shall revert to the Stated Rate;~~

~~(ii) until such time as the Dividend Rate reverts to the Stated Rate pursuant to subparagraph (i) of this paragraph (b), the holders of Series A Preferred Shares will have the voting rights described below in Section 3.7; and~~

~~(iii) following any Delisting Event that has been cured by the Corporation as provided above in subparagraph (i) of this paragraph (b), if the Series A Preferred Shares subsequently cease to be subject to a National Market listing, such event shall constitute a separate Delisting Event, and the foregoing provisions of subparagraphs (i) and (ii) of this paragraph (b) shall immediately apply until such time as a Correction Event occurs with respect to such Delisting Event.~~

~~(c) No dividend on the Series A Preferred Shares will be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of Senior Shares or any agreement of the Corporation (whether now existing or arising hereafter), including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting aside of funds is restricted or prohibited under the Official Code of Georgia Annotated or other applicable law; provided, however, notwithstanding anything to the contrary contained herein, dividends on the Series A Preferred Shares shall continue to accrue and accumulate regardless of whether (i) any or all of the foregoing restrictions exist; (ii) the Corporation has earnings or profits; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are authorized by the Board of Directors. Accrued and unpaid dividends on the Series A Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable or on the date of redemption of the Series A Preferred Shares, as the case may be.~~

~~(d) Except as provided in the next sentence, if any Series A Preferred Shares are outstanding, no dividends (other than in Common Shares or Junior Shares ranking junior to the Series A Preferred Shares as to dividends and upon liquidation, dissolution or winding up) will be declared or paid or set apart for payment on any Parity Shares or Junior Shares, unless all accumulated accrued and unpaid dividends are contemporaneously declared and paid in cash or declared and a sum of cash sufficient for the payment thereof set apart for such payment on the Series A Preferred Shares for all past Dividend Periods with respect to which full dividends were not paid on the Series A Preferred Shares. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart for payment) upon the Series A Preferred Shares and upon all Parity Shares, all dividends declared, paid or set apart for payment upon the Series A Preferred Shares and all such Parity Shares shall be declared and paid pro rata or declared and set apart for payment pro rata, so that the amount of dividends declared per share of Series A Preferred Shares and per share of such Parity Shares shall in all cases bear to each other the same ratio that accumulated dividends per share of Series A Preferred Shares and such other Parity Shares (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other Parity Shares do not bear cumulative dividends) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series A Preferred Shares which may be in arrears, whether at the Stated Rate or at the Penalty Rate.~~

~~(e) Except as provided in paragraph (e) of Section 3.3, unless all accumulated accrued and unpaid dividends on the Series A Preferred Shares are contemporaneously declared and paid in cash or declared and a sum of cash sufficient for the payment thereof is set apart for payment for all past Dividend Periods with respect to which full dividends were not paid on the Series A Preferred Shares, no dividends (other than in Common Shares or Junior Shares ranking junior to the Series A Preferred Shares as to dividends and upon liquidation, dissolution or winding up) may be declared or paid or set apart for payment upon the Common Shares or any Junior Shares or Parity Shares, nor shall any Common Shares or any Junior Shares or Parity Shares be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for Junior Shares or by redemption, purchase or acquisition of stock under any employee benefit plan of the Corporation).~~

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~~(f) Holders of Series A Preferred Shares shall not be entitled to any dividend in excess of all accumulated accrued and unpaid dividends on the Series A Preferred Shares as described in Section 3.3. Any dividend payment made on the Series A Preferred Shares shall first be credited against the earliest accumulated accrued and unpaid dividend due with respect to such shares which remains payable at the time of such payment.~~

~~3.4~~

3.3 Dividends. Effective as of the Amendment Date, all accumulated accrued and unpaid dividends on the Series A Preferred Shares as of such date are cancelled and eliminated in full, the holders of the issued and outstanding Series A Preferred Shares shall not be entitled to receive any such dividends or interest thereon and the Corporation shall have no obligation whatsoever therefor. From and after the Amendment Date, and except as otherwise provided in Section 3.4 and Section 3.5, the holders of the issued and outstanding Series A Preferred Shares shall not be entitled to receive any dividends or other distributions on the Series A Preferred Shares, and no dividends or other distributions on the Series A Preferred Shares shall be declared or paid or shall otherwise accumulate or accrue. Nothing in this Article III shall prohibit or in any manner restrict or limit the Corporation’s ability to declare or pay dividends or other distributions out of any assets or funds of the Corporation legally available therefor on Senior Shares, Parity Shares or Junior Shares, except as otherwise provided in Section 3.4.

3.4 Liquidation Preference.

(a) ~~(a)~~ Subject to the rights of the holders of Senior Shares and Parity Shares, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, each holder of the Series A Preferred Shares shall be entitled to receive an amount of cash equal to ~~$25.00~~5.00 per Series A Preferred Share ~~plus an amount in cash equal to all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the date of final distribution to such holders~~. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series A Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Senior Shares and Parity Shares as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, then, after payment of liquidating payments on all outstanding Senior Shares, such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series A Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of Section 3.4, none of: (i) a consolidation or merger of the Corporation with one or more corporations or other entities; (ii) a sale, lease or transfer of all or substantially all of the Corporation’s assets; or (iii) a statutory share exchange, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

(b) ~~(b)~~ Subject to the rights of the holders of Senior Shares and Parity Shares upon liquidation, dissolution, or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series A Preferred Shares, as provided in Section 3.4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Shares shall not be entitled to share therein.

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3.5 Redemption.

(a) ~~(a)~~ The ~~Corporation shall not redeem the Series A Preferred Shares prior to December 1, 2017, except that the Corporation is required to redeem the Series A Preferred Shares in accordance with paragraph (b) of Section 3.5. On and after December1, 2017, the~~ Corporation, at its option, upon not less than 30 nor more than 60 days’ written notice as contemplated by paragraph (~~e~~d) of Section 3.5, may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $~~25.00~~5.00 per Series A Preferred Share~~, plus all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the Call Date (subject to paragraph (h) of Section 3.5)~~, without interest. If fewer than all of the outstanding Series A Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Corporation and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by the Corporation.

(b) ~~(b)~~ If a Change of Control occurs, then the Corporation or the acquiring entity in such Change of Control shall redeem the Series A Preferred Shares, in whole but not in part, within 120 days after the date on which the Change of Control occurs, for cash at a redemption price of $~~25.00~~5.00 per Series A Preferred Share~~, plus all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the Call Date (subject to paragraph (h) of Section 3.5)~~, without interest.

~~(c) With respect to a redemption pursuant to paragraph (a) of Section 3.5, unless all accumulated accrued and unpaid dividends on all Series A Preferred Shares and any other class or series of Parity Shares shall have been or contemporaneously are declared and paid in cash (or in the form of consideration for payment of dividends on any such Parity Shares) or declared and set apart for payment in cash for all past Dividend Periods and the then current Dividend Period, no Series A Preferred Shares or such Parity Shares shall be redeemed unless all of the outstanding Series A Preferred Shares and such Parity Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of the Series A Preferred Shares or such Parity Shares pursuant to a purchase or exchange offer made on the same terms to holders of all of the outstanding Series A Preferred Shares and such Parity Shares. Also with respect to a redemption pursuant to paragraph (a) of Section 3.5, unless all accumulated accrued and unpaid dividends on all Series A Preferred Shares and any other class or series of Parity Shares shall have been or contemporaneously are declared and paid in cash (or in the form of consideration for payment of dividends on any such Parity Shares) or declared and set apart for payment in cash for all past Dividend Periods and the then current Dividend Period, the Corporation shall not purchase or otherwise acquire directly or indirectly any Series A Preferred Shares or such Parity Shares (except by conversion into or exchange for Junior Shares and Parity Shares).~~

~~(d)~~

(c) From and after the Call Date (unless the Corporation (or, if applicable, the acquiring entity) defaults in payment of the redemption price as contemplated by Section 3.5~~), all dividends will cease to accumulate on the Series A Preferred Shares called for redemption pursuant to Section 3.5~~, such shares shall no longer be deemed to be outstanding, and all of the rights of the holders of such shares will terminate with respect to such shares, except the right to receive the redemption price ~~and all accumulated accrued and unpaid dividends up to, but excluding, the Call Date~~ of $5.00 per Series A Preferred Share, without interest (upon surrender and endorsement of their certificates, if so required in accordance with paragraph (~~g~~f) of Section 3.5).

(~~e~~d) Notice of the redemption of any Series A Preferred Shares pursuant to Section 3.5 shall be mailed by first class mail to each holder of record of Series A Preferred Shares to be redeemed at the address of each such holder as shown on the Corporation’s share transfer books: (i) for a redemption pursuant to paragraph (a) of Section 3.5, at least 30 but not more than 60 days prior to the Call Date; and (ii) for a redemption pursuant to paragraph (b) of Section 3.5, not later than 20 days following the date on which a Change of Control occurs. Neither the failure to mail any notice required by this paragraph (~~e~~d), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (1) the Call Date; (2) for a redemption pursuant to paragraph (a) of Section 3.5, the number of Series A Preferred Shares to be redeemed; (3) the redemption price of $~~25.00~~5.00 per Series A Preferred Share ~~plus accumulated accrued and unpaid dividends through, but excluding, the Call Date~~; (4) the place or places where any certificates for such shares, other than certificates issued as contemplated by Section 3.12, are to be surrendered for payment of the redemption price; (~~5) that dividends on the shares to be redeemed shall cease to accrue on such Call Date;~~ and (~~6~~5) any other information required by law or by the applicable rules of any exchange or national securities market upon which the Series A Preferred Shares may be listed or admitted for trading. In the case of a redemption pursuant to paragraph (a) of Section 3.5 in which fewer than all of the outstanding Series A Preferred Shares are to be redeemed, then the notice mailed pursuant to this paragraph (~~e~~d) of Section 3.5 shall also specify the number of Series A Preferred Shares to be redeemed from each holder thereof.

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(e) The Corporation’s (or, if applicable, the acquiring entity’s) obligation to provide cash in accordance with Section 3.5 shall be deemed fulfilled if, on or before the Call Date, the Corporation (or such acquiring entity) shall irrevocably deposit funds necessary for redemption pursuant to Section 3.5), in trust for the holders of the Series A Preferred Shares so called for redemption pursuant to Section 3.5, with a bank or trust company that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, with irrevocable instructions that such cash be applied to the redemption of the Series A Preferred Shares so called for redemption, in which case the notice to holders of the Series A Preferred Shares will: (i) state the date of such deposit; (ii) specify the office of such bank or trust company as the place of payment of the redemption price; and (iii) require such holders to surrender any certificates representing such shares, other than certificates issued as contemplated by Section 3.12, at such place on or about the date fixed in such redemption notice (which may not be later than the Call Date) against payment of the redemption price ~~(including all accumulated accrued and unpaid dividends to the Call Date)~~. No interest shall accrue for the benefit of the holders of Series A Preferred Shares to be redeemed on any cash so set aside by the Corporation (or such acquiring entity). Subject to applicable escheat laws, any such cash unclaimed at the end of six months from the Call Date shall revert to the general funds of the Corporation (or such acquiring entity), after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation (or such acquiring entity) for the payment of such cash.

(f) On or after the Call Date, each holder of Series A Preferred Shares that holds a certificate, other than certificates issued as contemplated by Section 3.12, must present and surrender (and properly endorse or assign for transfer, if the Corporation shall require and if the notice shall so state) each such certificate representing such holder’s Series A Preferred Shares to the Corporation at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series A Preferred Shares as the owner thereof, and each surrendered certificate will be canceled. All Series A Preferred Shares redeemed by the Corporation pursuant to Section 3.5, or otherwise acquired by the Corporation, shall be retired and restored to the status of authorized but unissued shares of undesignated Preferred Shares.

(h) If the Corporation redeems any of the Series A Preferred Shares pursuant to Section 3.5 and, if the Call Date for such redemption occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, then the dividend payable on such Dividend Payment Date with respect to such shares called for ~~redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the redemption price for such shares.~~

3.6 Ranking. Any class or series of stock of the Corporation shall be deemed to rank:

(a) ~~(a)~~ prior to the Series A Preferred Shares, as to the ~~payment of dividends and as to~~ distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt ~~of dividends or~~ of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preferred Shares (“Senior Shares”);

(b) ~~(b)~~ on a parity with the Series A Preferred Shares, as to the ~~payment of dividends and as to~~ distribution of assets upon liquidation, dissolution or winding up, whether or not the ~~dividend rates, dividend payment dates or redemption or~~ liquidation prices per share thereof be different from those of the Series A Preferred Shares, if the holders of such class or series and the Series A Preferred Shares shall be entitled to the receipt of ~~dividends and of~~ amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of ~~accrued and unpaid dividends per share or~~ liquidation preferences, without preference or priority one over the other (“Parity Shares”); and

(c) ~~(c)~~ junior to the Series A Preferred Shares, ~~as to the payment of dividends and~~ as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be the Common Shares or any other class or series of shares of stock of the Corporation now or hereafter issued and outstanding over which the Series A Preferred Shares have preference or priority in the ~~payment of dividends and in the~~ distribution of assets upon any liquidation, dissolution or winding up of the Corporation (“Junior Shares”).

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3.7 Voting Rights.

(a) ~~(a)~~ Holders of the Series A Preferred Shares will not have any voting rights, except as set forth in Section 3.7 or as otherwise required by the Official Code of Georgia Annotated or other applicable law. On each matter on which holders of Series A Preferred Shares are entitled to vote, each Series A Preferred Share shall be entitled to one vote, except that when shares of any other class or series of preferred stock the Corporation may issue have the right to vote with the Series A Preferred Shares as a single class on any matter, the Series A Preferred Shares and the shares of each such other class or series shall have one vote for each $~~25.00~~5.00 of liquidation preference ~~(excluding accumulated and unpaid dividends)~~.

~~(b) Upon the occurrence of a Penalty Event, the number of directors constituting the Board of Directors shall be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and with which the Series A Preferred Shares are entitled to vote as a class with respect to the election of those two directors), and the holders of the Series A Preferred Shares (voting together as a class with all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Shares in the election of those two directors) will be entitled to vote for the election of those two additional directors at a special meeting called by the Corporation at the request of the holders of record of at least 25% of the outstanding Series A Preferred Shares or by the holders of any other class or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Shares in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders of the Corporation, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders of the Corporation), and at each subsequent annual meeting until a Correction Event has occurred with respect to each Penalty Event then continuing. On the date a Correction Event occurs, the rights of holders of the Series A Preferred Shares to elect any directors will cease and, unless there are other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable, the term of any directors elected by holders of the Series A Preferred Shares shall immediately terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. In no event shall the holders of the Series A Preferred Shares be entitled pursuant to the voting rights under this paragraph (b) of Section 3.7 to elect a director that would cause the Corporation to fail to satisfy a requirement relating to director independence of any National Market Listing pursuant to which any class or series of the stock of the Corporation is listed or quoted. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series A Preferred Shares (voting together as a class with all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Shares in the election of such directors) pursuant to the voting rights under this paragraph (b) of Section 3.7 exceed two.~~

~~(c) If a special meeting is not called by the Corporation within 75 days after request from the requisite holders of Series A Preferred Shares (or holders of other series or classes of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable) as described in paragraph (b) of Section 3.7, then the holders of record of at least 25% of the outstanding Series A Preferred Shares may designate a holder to call the meeting at the expense of the Corporation and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of shareholders and shall be held at the place designated by the holder calling such meeting. The Corporation shall pay all costs and expenses of calling and holding any meeting and of electing directors pursuant to paragraphs (b) and (c) of Section 3.7, including, without limitation, the cost of preparing, reproducing and mailing the notice of such meeting, the cost of renting a room for such meeting to be held, and the cost of collecting and tabulating votes.~~

~~(d) If, at any time when the voting rights conferred upon the Series A Preferred Shares pursuant to paragraph (b) of Section 3.7 are exercisable, any vacancy in the office of a director elected pursuant to paragraph (b) of Section 3.7 or this paragraph (d) shall occur, then such vacancy may be filled only by the remaining such director or by vote of the holders of record of the outstanding Series A Preferred Shares and any other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Shares in the election of directors pursuant to paragraph (b) of Section 3.7. Any director elected or appointed pursuant to paragraph (b) of Section 3.7 or this paragraph (d) may be removed only by the affirmative vote of holders of the outstanding Series A Preferred Shares and any other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which classes or series of equity securities the Corporation may issue are entitled to vote as a class with the Series A Preferred Shares in the election of directors pursuant to paragraph (b) of Section 3.7, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series A Preferred Shares and any such other classes or series of stock the Corporation may issue, and may not be removed by the holders of the Common Shares.~~

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~~(e)~~

(b) So long as any Series A Preferred Shares remain outstanding, the Corporation will not, without the affirmative vote of the holders of at least two-thirds of the Series A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a series and also together as a class with all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Shares): (i) authorize or create, or increase the authorized or issued amount of, any class or series of Senior Shares or reclassify any of the authorized stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of ~~the Corporation’s~~ these Amended and Restated Articles of Incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (ii) above, so long as the Series A Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, the Corporation may not be the surviving entity (whether or not such Event would constitute a Change of Control), the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Shares (although, in accordance with paragraph (b) of Section 3.5, the Corporation would be required to redeem the Series A Preferred Shares if such Event constitutes a Change of Control) and, provided, further, that any increase in the amount of the authorized Common Shares or other stock the Corporation may issue (including the Series A Preferred Shares), or the creation or issuance of any additional Common Shares or Series A Preferred Shares or other class or series of stock that the Corporation may issue, or any increase in the amount of authorized shares of such class or series, in each case which are Parity Shares or Junior Shares, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and shall not require any affirmative vote of the holders of the Series A Preferred Shares.

(c) ~~(f)~~ The voting rights provided for in Section 3.7 will not apply if, at or prior to the time when the act with respect to which voting by holders of the Series A Preferred Shares would otherwise be required pursuant to Section 3.7 shall be effected, all outstanding shares of Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption pursuant to paragraph (f) of Section 3.5.

(d) ~~(g)~~ Except as expressly stated in Section 3.7 or as may be required by the Official Code of Georgia Annotated or other applicable law, the Series A Preferred Shares will not have any relative, participating, optional or other special voting rights or powers and the affirmative vote or consent of the holders thereof shall not be required for the taking of any corporate action.

3.8 Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Shares are outstanding, the Corporation will use its best efforts to: (a) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Shares, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (b) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Shares. The Corporation will use its best efforts to mail (or otherwise provide) the information to the holders of the Series A Preferred Shares within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.

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3.9 Record Holders. The Corporation and the Transfer Agent shall deem and treat the record holder of any Series A Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

3.10 Sinking Fund. The Series A Preferred Shares shall not be entitled to the benefits of any retirement or sinking fund.

3.11 Conversion. The Series A Preferred Shares shall not be, pursuant to the terms hereof, convertible into or exchangeable for any stock or other securities or property of the Corporation.

3.12 Book Entry. The Series A Preferred Shares shall be issued initially in the form of one or more fully registered global certificates (“Global Preferred Shares”), which shall be deposited on behalf of the purchasers represented thereby with the Transfer Agent, as custodian for a securities depositary (the “Depositary”) that is a clearing agency under Section 17A of the Exchange Act (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or its nominee, duly executed by the Corporation and authenticated by the Transfer Agent. The number of Series A Preferred Shares represented by Global Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the Depositary as hereinafter provided. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under these terms of the Series A Preferred Shares with respect to any Global Preferred Shares held on their behalf by the Depositary or by the Transfer Agent as the custodian of the Depositary or under such Global Preferred Shares, and the Depositary may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares.

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Annex B-1

Form of Amended and Restated Section 2.1
of the Amended and Restated Articles of Incorporation of Regional
Health Properties, Inc.

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Annex B-1-A

Form of Temporary Amended and Restated Section 2.1
of the Amended and Restated Articles of Incorporation of Regional
Health Properties, Inc.

2.1 Authorized Shares. The Corporation shall have authority to issue Sixty One Million (61,000,000) shares of stock of which: (a) Fifty-five Million (55,000,000) shares shall be designated “Common Stock,” no par value per share; and (b) Six Million (6,000,000) shares shall be designated “Preferred Stock,” no par value per share, of which 3,000,000 of such shares of Preferred Stock have been designated as Series A Preferred Shares (as defined in Article III) and have the preferences, limitations and relative rights set forth in Article III and 2,811,535 of such shares of Preferred Stock have been designated as Series B Preferred Shares (as defined in Article X) and have the preferences, limitations and relative rights set forth in Article X. The Corporation also shall have the authority to issue fractions of a share of Common Stock and Preferred Stock, as provided in the Official Code of Georgia Annotated. Shares that are reacquired by the Corporation shall be classified as treasury shares unless the terms of such stock provide to the contrary.

The designations and preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of stock are as follows:

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Annex B-1-B

Form of Final Amended and Restated Section 2.1
of the Amended and Restated Articles of Incorporation of Regional
Health Properties, Inc.

2.1 Authorized Shares. The Corporation shall have authority to issue Sixty Million (60,000,000) shares of stock of which: (a) Fifty-five Million (55,000,000) shares shall be designated “Common Stock,” no par value per share; and (b) Five Million (5,000,000) shares shall be designated “Preferred Stock,” no par value per share, of which        of such shares of Preferred Stock have been designated as Series A Preferred Shares (as defined in Article III) and have the preferences, limitations and relative rights set forth in Article III and             of such shares of Preferred Stock have been designated as Series B Preferred Shares (as defined in Article X) and have the preferences, limitations and relative rights set forth in Article X. The Corporation also shall have the authority to issue fractions of a share of Common Stock and Preferred Stock, as provided in the Official Code of Georgia Annotated. Shares that are reacquired by the Corporation shall be classified as treasury shares unless the terms of such stock provide to the contrary.

The designations and preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of stock are as follows:

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Annex B-2

Form of Article X
of the Amended and Restated Articles of Incorporation of Regional
Health Properties, Inc.

ARTICLE X
12.5% SERIES B CUMULATIVE REDEEMABLE PREFERRED SHARES

10.1 Number of Shares and Designations. The Board of Directors has established in accordance with Section 14-2-602 of the Official Code of Georgia Annotated, and the Corporation is authorized to issue, a series of Preferred Stock designated as the 12.5% Series B Cumulative Redeemable Preferred Shares (the “Series B Preferred Shares”), no par value per share. The number of shares that shall constitute such series shall be 2,811,535, which number may be increased or decreased by the Board of Directors, at any time and from time to time, in the manner provided in Section 14-2-602 of the Official Code of Georgia Annotated, subject to applicable rights of the holders of Series A Preferred Shares. In the case the number of shares constituting the Series B Preferred Shares is decreased or such series of shares is eliminated, the shares that are the subject of the decrease or compose the series being eliminated shall be retired and restored to the status of authorized but unissued shares of undesignated Preferred Stock.

The Series B Preferred Shares shall have the rights and preferences set forth in this Article X.

10.2 Definitions. For purposes of this Article X, the following terms shall have the meanings indicated:

(a) “Board of Directors” shall mean the Board of Directors of the Corporation or any committee of members of the Board of Directors authorized by such Board of Directors to perform any of its responsibilities with respect to the Series B Preferred Shares.

(b) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

(c) “Call Date” shall mean the date fixed for redemption of the Series B Preferred Shares and specified in the notice to holders required under paragraph (g) of Section 10.5 as the Call Date.

(d) A “Change of Control” is deemed to occur when, after the Issue Date, the following has occurred:

(i)	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).

(e) “Common Shares” shall mean the shares of Common Stock, no par value per share, of the Corporation.

(f) “Correction Event” shall mean: (i) with respect to any Delisting Event, such time as the Series B Preferred Shares are listed or quoted (in the event of a failure to obtain a National Market Listing) or once again listed or quoted (in the event of a failure to maintain a National Market Listing) pursuant to a National Market Listing; (ii) with respect to any Dividend Default, such time as the Corporation has paid all accumulated accrued and unpaid dividends on the Series B Preferred Shares in full in cash (or declared such dividends and a sum of cash sufficient for the payment thereof is set apart for payment); and (iii) with respect to any Cumulative Redemption Default, such time as the Corporation has redeemed, repurchased or otherwise acquired the applicable Cumulative Redemption Amount.

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(g) “Cumulative Redemption Amount” shall mean, in the aggregate, (i) 800,000 Series B Preferred Shares as of the date that is 12 months after the Issue Date, (ii) 1,400,000 Series B Preferred Shares as of the date that is 24 months after the Issue Date, (iii) 1,800,000 Series B Preferred Shares as of the date that is 36 months after the Issue Date and (iv) 2,100,000 Series B Preferred Shares as of the date that is 48 months after the Issue Date (or, in each case, such smaller number of Series B Preferred Shares as is then outstanding and with each such number of Series B Preferred Shares being cumulative of the number of Series B Preferred Shares redeemed in previous months).

(h) “Cumulative Redemption Deadline” shall mean, with respect to any Cumulative Redemption Amount, the date that is 12 months, 24 months, 36 months or 48 months, as applicable, after the Issue Date.

(i) “Cumulative Redemption Default” shall have the meaning set forth in paragraph (d) of Section 10.5.

(j) “Cumulative Redemption Measurement Date” shall mean, with respect to any Cumulative Redemption Amount, the date that is 90 days prior to the applicable Cumulative Redemption Deadline.

(k) “Delisting Event” shall have the meaning set forth in paragraph (d) of Section 10.3.

(l) “Delisting Penalty Right” shall have the meaning set forth in paragraph (c) of Section 10.7.

(m) “Director Independence Requirement” shall have the meaning set forth in paragraph (f) of Section 10.7.

(n) “Dividend Default” shall have the meaning set forth in paragraph (c) of Section 10.3.

(o) “Dividend Payment Date” shall have the meaning set forth in paragraph (a) of Section 10.3.

(p) “Dividend Penalty Right” shall have the meaning set forth in paragraph (b) of Section 10.7.

(q) “Dividend Periods” shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period; provided, however, that the initial Dividend Period shall commence on and include July 1, 2027 and shall end on and include the day preceding the first day of the next succeeding Dividend Period. For the avoidance of doubt, no dividends shall be paid or accrue prior to the initial Divided Period.

(r) “Dividend Rate” shall mean 12.5% per annum.

(s) “Dividend Record Date” shall have the meaning set forth in paragraph (a) of Section 10.3.

(t) “Elected Preferred Nominee” shall have the meaning set forth in paragraph (h) of Section 10.8.

(u) “Election Effective Time” shall have the meaning set forth in paragraph (h) of Section 10.8.

(v) “Eligible Preferred Holder” shall have the meaning set forth in paragraph (a) of Section 10.8.

(w) “Event” shall have the meaning set forth in paragraph (h) of Section 10.7.

(x) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

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(y) “Final Series B Preferred Shares” shall mean the last 200,000 Series B Preferred Shares outstanding.

(z) “Issue Date” shall mean the original date of issuance of the Series B Preferred Shares.

(aa) “Junior Shares” shall have the meaning set forth in paragraph (c) of Section 10.6.

(bb) “Liquidation Event” shall have the meaning set forth in paragraph (a) of Section 10.4.

(cc) “Liquidation Preference” shall mean, with respect to the Series B Preferred Shares, (i) from and including the Issue Date to, but excluding, the date that is 12 months after the Issue Date, $10.00 per Series B Preferred Share, (ii) from and including the date that is 12 months after the Issue Date to, but excluding, the date that is 24 months after the Issue Date, $12.00 per Series B Preferred Share, (iii) from and including the date that is 24 months after the Issue Date to, but excluding, the date that is 36 months after the Issue Date, $13.50 per Series B Preferred Share, (iv) from and including the date that is 36 months after the Issue Date to, but excluding, the date that is 48 months after the Issue Date, $15.50 per Series B Preferred Share and (v) from and including the date that is 48 months after the Issue Date, $25.00 per Series B Preferred Share, plus, in the case of this clause (v) only, an amount in cash equal to all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the Call Date or the date of final distribution to such holders, as applicable, without interest; provided, however, that the Liquidation Preference for the Final Series B Preferred Shares shall be $5.00 per Final Series B Preferred Share.

(dd) “National Market Listing” shall mean the listing or quotation, as applicable, of securities on or in the New York Stock Exchange LLC, the NYSE American LLC (formerly known as the NYSE MKT LLC), The Nasdaq Global Market, The Nasdaq Global Select Market or The Nasdaq Capital Market or any comparable national securities exchange or national securities market.

(ee) “Notice” shall have the meaning set forth in paragraph (a) of Section 10.8.

(ff) “Parity Shares” shall have the meaning set forth in paragraph (b) of Section 10.6.

(gg) “Penalty Dividend” shall mean a dividend payable in Common Shares equal to the Penalty Dividend Percentage multiplied by 250,000 Common Shares.

(hh) “Penalty Dividend Percentage” shall mean the percentage equal to (i) 100%, minus (ii) the percentage equal to (A) the aggregate number of Series B Preferred Shares redeemed, repurchased or otherwise acquired by the Corporation as of the date that is 18 months after the Issue Date, divided by (B) 1,000,000 Series B Preferred Shares (or such smaller number of Series B Preferred Shares as is then outstanding).

(ii) “Preferred Nominee” shall have the meaning set forth in paragraph (a) of Section 10.8.

(jj) “Preferred Shares” shall mean the shares of Preferred Stock, no par value, of the Corporation.

(kk) “Required Shares” shall have the meaning set forth in paragraph (g) of Section 10.8.

(ll) “SEC” shall have the meaning set forth in Section 10.9.

(mm) “Securities Act” shall mean the Securities Act of 1933, as amended.

(nn) “Senior Shares” shall have the meaning set forth in paragraph (a) of Section 10.6.

(oo) “Series A Preferred Shares” shall mean the 10.875% Series A Cumulative Redeemable Preferred Shares of the Corporation.

(pp) “Series B Preferred Shares” shall have the meaning set forth in Section 10.1.

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(qq) “set apart for payment” shall be deemed to include, without any further action, the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry that indicates, pursuant to an authorization by the Board of Directors and a declaration of dividends or other distribution by the Corporation, the initial and continued allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of Junior Shares or any class or series of Parity Shares are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series B Preferred Shares shall mean irrevocably placing such funds in a separate account or irrevocably delivering such funds to a disbursing, paying or other similar agent.

(rr) “Weighted Average Liquidation Preference” shall mean the number equal to (i) the sum of (A) the number of Series B Preferred Shares being redeemed that do not constitute the Final Series B Preferred Shares multiplied by the then-applicable Liquidation Preference per Series B Preferred Share and (B) the number of Series B Preferred Shares being redeemed that do constitute any or all of the Final Series B Preferred Shares multiplied by $5.00 per Series B Preferred Share, divided by (ii) the aggregate number of Series B Preferred Shares being redeemed.

10.3 Dividends.

(a) Beginning on July 1, 2027, holders of issued and outstanding Series B Preferred Shares shall be entitled to receive, when, as and if approved by the Board of Directors out of funds of the Corporation legally available for the payment of distributions and declared by the Corporation, cumulative preferential dividends at a rate per annum equal to the Dividend Rate of the Liquidation Preference of the Series B Preferred Shares in effect on the first calendar day of the applicable Dividend Period (subject to paragraph (b) of Section 10.3). Dividends shall be paid in cash. Dividends shall accrue and accumulate on each issued and outstanding share of the Series B Preferred Shares on a daily basis from July 1, 2027, and shall be payable quarterly in equal amounts in arrears on the last calendar day of each Dividend Period (each such day being hereinafter called a “Dividend Payment Date”); provided that if any Dividend Payment Date is not a Business Day, then the dividend that would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. Any dividend payable on the Series B Preferred Shares for any partial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the tenth day preceding the applicable Dividend Payment Date, or such other date designated by the Board of Directors or an officer of the Corporation duly authorized by the Board of Directors for the payment of dividends that is not more than 30 nor less than ten days prior to such Dividend Payment Date (each such date, a “Dividend Record Date”).

(b) In the event that there are more than 200,000 Series B Preferred Shares outstanding on the first calendar day of a Dividend Period and 200,000 or fewer Series B Preferred Shares outstanding on the last calendar day of such Dividend Period, the dividends for such Dividend Period shall be calculated as the sum of (i) (A) the number of days during the Dividend Period during which there are more than 200,000 Series B Preferred Shares outstanding divided by 90 multiplied by (B) the quarterly Dividend Rate multiplied by (C) the Liquidation Preference per Series B Preferred Share on the first calendar day of such Dividend Period and (ii) (A) the number of days during the Dividend Period during which there are 200,000 or fewer Series B Preferred Shares outstanding divided by 90 multiplied by (B) the quarterly Dividend Rate multiplied by (C) $5.00 per Series B Preferred Share.

(c) If the Corporation fails to pay dividends on the Series B Preferred Shares in full for any six consecutive or non-consecutive Dividend Periods (such a failure, a “Dividend Default”), then:

(i) commencing on the first day after the Dividend Payment Date on which a Dividend Default occurs and continuing until the date a Correction Event with respect to such Dividend Default occurs, the holders of Series B Preferred Shares will have the voting rights described below in Section 10.7; and

(ii) following any Dividend Default that has been cured by the Corporation as provided above in subparagraph (i) of this paragraph (c), if the Corporation subsequently fails to pay dividends on the Series B Preferred Shares in full for any Dividend Period, such subsequent failure shall constitute a separate Dividend Default, and the foregoing provisions of subparagraph (i) of this paragraph (c) shall immediately apply until such time as a Correction Event occurs with respect to such subsequent Dividend Default.

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(d) If the Corporation fails to obtain or maintain a National Market Listing for the Series B Preferred Shares for 360 consecutive days or longer (such event, a “Delisting Event”), then:

(i) commencing on the first day after the Delisting Event occurs and continuing until the date a Correction Event with respect to such Delisting Event occurs, (A) the then-applicable Liquidation Preference per Series B Preferred Share shall increase by $0.50 per Series B Preferred Share (except with respect to the Final Series B Preferred Shares) and (B) the holders of Series B Preferred Shares will have the voting rights described below in Section 10.7; and

(ii) following any Delisting Event that has been cured by the Corporation as provided above in subparagraph (i) of this paragraph (d), if the Series B Preferred Shares subsequently cease to be subject to a National Market Listing for 360 consecutive days or longer, such event shall constitute a separate Delisting Event, and the foregoing provisions of subparagraph (i) of this paragraph (d) shall immediately apply until such time as a Correction Event occurs with respect to such subsequent Delisting Event.

(e) No distribution or dividend on the Series B Preferred Shares (including the Penalty Dividend) will be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of Senior Shares or any agreement of the Corporation (whether now existing or arising hereafter), including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting aside of funds is restricted or prohibited under the Official Code of Georgia Annotated or other applicable law; provided, however, notwithstanding anything to the contrary contained herein, dividends on the Series B Preferred Shares shall continue to accrue and accumulate pursuant to the terms hereof regardless of whether (i) any or all of the foregoing restrictions exist; (ii) the Corporation has earnings or profits; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are authorized by the Board of Directors. Accrued and unpaid dividends on the Series B Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable.

(f) Except as provided in paragraph (g) of Section 10.3 and subject to paragraph (h) of Section 10.3, no distributions or dividends, in cash or otherwise, may be declared or paid or set apart for payment upon the Common Shares or any Junior Shares or Parity Shares, nor shall any Common Shares or any Junior Shares or Parity Shares be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for Junior Shares or by redemption, purchase or acquisition of stock under any employee benefit plan of the Corporation), unless, on the most recently preceding Dividend Payment Date on which dividends on the Series B Preferred Shares became payable, the Corporation paid such dividends on the Series B Preferred Shares in full in cash.

(g) When dividends are not paid in full in cash (or a sum of cash sufficient for such full payment is not so set apart for payment) upon the Series B Preferred Shares and upon all Parity Shares, all dividends declared, paid or set apart for payment upon the Series B Preferred Shares and all such Parity Shares shall be declared and paid pro rata in cash or declared and a sum of cash sufficient for the payment thereof shall be set apart for payment pro rata, so that the amount of dividends declared per share of Series B Preferred Shares and per share of such Parity Shares shall in all cases bear to each other the same ratio that accumulated dividends per share of Series B Preferred Shares and such other Parity Shares (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other Parity Shares do not bear cumulative dividends) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series B Preferred Shares which may be in arrears.

(h) So long as any Series B Preferred Shares remain outstanding, no cash or stock dividends shall be paid or made to any holders of Common Shares, Series A Preferred Shares or any other class or series of Junior Shares the Corporation may designate, without the consent of the majority of the votes entitled to be cast by the holders of the outstanding Series B Preferred Shares.

(i) Any dividend payment made on the Series B Preferred Shares shall first be credited against the earliest accumulated accrued and unpaid dividend due with respect to such shares which remains payable at the time of such payment.

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10.4 Liquidation Preference.

(a) Subject to the rights of the holders of Senior Shares and Parity Shares, if the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law for the restructuring, reorganization or liquidation of the Corporation, or consent to the entry of an order for relief in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar state or federal law for the restructuring, reorganization or liquidation of the Corporation or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the restructuring, reorganization, liquidation, dissolution or winding up of the Corporation, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and, on account of any such event, the Corporation shall financially restructure, reorganize, recapitalize, liquidate, dissolve or wind up or sell or dispose of a material portion or amount of its assets in one or more related transactions, in each case in a bankruptcy or similar state court proceeding (a “Liquidation Event”), before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of any Common Shares, Series A Preferred Shares or any other class or series of Junior Shares, as to the distribution of assets upon the occurrence of a Liquidation Event, each holder of the Series B Preferred Shares shall be entitled to receive an amount of cash equal to the then-applicable Liquidation Preference per Series B Preferred Share. If, upon the occurrence of a Liquidation Event, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series B Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Senior Shares and Parity Shares as to the distribution of assets upon the occurrence of a Liquidation Event, then, after payment of liquidating payments and distributions on all outstanding Senior Shares, such assets, or the proceeds thereof, shall be distributed among the holders of Series B Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series B Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For the avoidance of doubt, none of (i) a consolidation or merger of the Corporation with one or more corporations or other entities, (ii) a sale, lease or transfer of all or substantially all of the Corporation’s assets or (iii) a statutory share exchange shall be deemed to be a Liquidation Event.

(b) Subject to the rights of the holders of Senior Shares and Parity Shares with respect to a Liquidation Event, upon the occurrence of a Liquidation Event, after payment shall have been made in full to the holders of the Series B Preferred Shares, as provided in Section 10.4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Shares shall not be entitled to share therein.

10.5 Redemption.

(a) The Corporation, at its option, upon not less than 30 nor more than 60 days’ written notice as contemplated by paragraph (g) of Section 10.5, may redeem the Series B Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price equal to the then-applicable Liquidation Preference per Series B Preferred Share (subject to paragraph (k) of Section 10.5), plus all accumulated accrued and unpaid dividends thereon (whether or not earned, approved or declared) to, but excluding, the Call Date (subject to paragraph (j) of Section 10.5), without interest. If fewer than all of the outstanding Series B Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Corporation and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by the Corporation.

(b) If a Change of Control occurs, then the Corporation or the acquiring entity in such Change of Control shall redeem the Series B Preferred Shares, in whole but not in part, within 120 days after the date on which the Change of Control occurs, for cash at a redemption price equal to the then-applicable Liquidation Preference per Series B Preferred Share (subject to paragraph (k) of Section 10.5), plus all accumulated accrued and unpaid dividends thereon (whether or not earned, approved or declared) to, but excluding, the Call Date (subject to paragraph (j) of Section 10.5), without interest.

(c) If, as of the date that is 18 months after the Issue Date, the Corporation has failed to redeem, repurchase or otherwise acquire 1,000,000 Series B Preferred Shares (or such smaller number of Series B Preferred Shares as is then outstanding), then within 30 days of such date, the Corporation shall pay to the holders of Series B Preferred Shares, on a pro rata basis in proportion to the number of such shares held by such holders, a number of Common Shares equal to the Penalty Dividend, rounded down to the nearest whole Common Share. For the avoidance of doubt, the payment of a Penalty Dividend pursuant to Section 10.5 shall not constitute a Cumulative Redemption Default under paragraph (d) of Section 10.5.

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(d) If, as of any Cumulative Redemption Measurement Date, the Corporation has failed to redeem, repurchase or otherwise acquire the applicable Cumulative Redemption Amount (such a failure, a “Cumulative Redemption Default”), then:

(i) commencing on the first day after such Cumulative Redemption Measurement Date and continuing until the date a Correction Event with respect to such Cumulative Redemption Default occurs, the holders of Series B Preferred Shares will have the director nomination rights described below in Section 10.8; and

(ii) following any Cumulative Redemption Default that has been cured by the Corporation as provided above in subparagraph (i) of this paragraph (d), if the Corporation subsequently fails to redeem, repurchase or otherwise acquire the applicable Cumulative Redemption Amount as of the applicable Cumulative Redemption Measurement Date, such subsequent failure shall constitute a separate Cumulative Redemption Default, and the foregoing provisions of subparagraph (i) of this paragraph (d) shall immediately apply until such time as a Correction Event occurs with respect to such subsequent Cumulative Redemption Default.

(e) With respect to a redemption pursuant to paragraph (a) of Section 10.5, unless all accumulated accrued and unpaid dividends on all Series B Preferred Shares and any other class or series of Parity Shares shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum of cash sufficient for the payment thereof is set apart for payment for all past Dividend Periods and the then current Dividend Period, no Series B Preferred Shares or such Parity Shares shall be redeemed unless all of the outstanding Series B Preferred Shares and such Parity Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of the Series B Preferred Shares or such Parity Shares (A) pursuant to a purchase or exchange offer made on the same terms to holders of all of the outstanding Series B Preferred Shares and such Parity Shares or (B) by conversion into or exchange for Junior Shares and Parity Shares.

(f) From and after the Call Date (unless the Corporation (or, if applicable, the acquiring entity) defaults in payment of the redemption price as contemplated by Section 10.5), all dividends will cease to accumulate on the Series B Preferred Shares called for redemption pursuant to Section 10.5, such shares shall no longer be deemed to be outstanding, and all of the rights of the holders of such shares will terminate with respect to such shares, except the right to receive the redemption price and all accumulated accrued and unpaid dividends up to, but excluding, the Call Date, in cash without interest (upon surrender and endorsement of their certificates, if so required in accordance with paragraph (i) of Section 10.5).

(g) Notice of the redemption of any Series B Preferred Shares pursuant to Section 10.5 shall be mailed by first class mail to each holder of record of Series B Preferred Shares to be redeemed at the address of each such holder as shown on the Corporation’s share transfer books (or sent in accordance with the procedures of The Depository Trust Company with respect to Series B Preferred Shares registered in the name of The Depository Trust Company or its nominee): (i) for a redemption pursuant to paragraph (a) of Section 10.5, at least 30 but not more than 60 days prior to the Call Date; and (ii) for a redemption pursuant to paragraph (b) of Section 10.5, not later than 20 days following the date on which a Change of Control occurs. Neither the failure to mail or send any notice required by this paragraph (g) of Section 10.5, nor any defect therein or in the mailing or sending thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed or sent in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed or sent whether or not the holder receives the notice. Each such notice shall state, as appropriate: (1) the Call Date; (2) for a redemption pursuant to paragraph (a) of Section 10.5, the number of Series B Preferred Shares to be redeemed; (3) the redemption price of the then-applicable Liquidation Preference per Series B Preferred Share (subject to paragraph (k) of Section 10.5), plus accumulated accrued and unpaid dividends through, but excluding, the Call Date; (4) the place or places where any certificates for such shares, other than certificates issued in the form of fully registered global certificates, are to be surrendered for payment of the redemption price; (5) that dividends on the shares to be redeemed shall cease to accrue on such Call Date; and (6) any other information required by law or by the applicable rules of any National Market Listing pursuant to which the Series B Preferred Shares are listed or quoted.

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(h) The Corporation’s (or, if applicable, the acquiring entity’s) obligation to provide cash in accordance with Section 10.5 shall be deemed fulfilled if, on or before the Call Date, the Corporation (or such acquiring entity) shall irrevocably deposit funds necessary for redemption pursuant to Section 10.5, in trust for the holders of the Series B Preferred Shares so called for redemption pursuant to Section 10.5, with a bank or trust company that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, with irrevocable instructions that such cash be applied to the redemption of the Series B Preferred Shares so called for redemption, in which case the notice to holders of the Series B Preferred Shares will: (i) state the date of such deposit; (ii) specify the office of such bank or trust company as the place of payment of the redemption price; and (iii) require such holders to surrender any certificates representing such shares, other than certificates issued in the form of fully registered global certificates, at such place on or about the date fixed in such redemption notice (which may not be later than the Call Date) against payment of the redemption price (including all accumulated accrued and unpaid dividends to the Call Date). No interest shall accrue for the benefit of the holders of Series B Preferred Shares to be redeemed on any cash so set aside by the Corporation (or such acquiring entity). Subject to applicable escheat laws, any such cash unclaimed at the end of six months from the Call Date shall revert to the general funds of the Corporation (or such acquiring entity), after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation (or such acquiring entity) for the payment of such cash.

(i) On or after any Call Date, each holder of Series B Preferred Shares that holds a certificate, other than certificates issued in the form of fully registered global certificates, must present and surrender (and properly endorse or assign for transfer, if the Corporation shall require and if the notice shall so state) each such certificate representing such holder’s Series B Preferred Shares subject to redemption to the Corporation at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series B Preferred Shares as the owner thereof, and each surrendered certificate will be canceled. All Series B Preferred Shares redeemed by the Corporation pursuant to Section 10.5, or otherwise acquired by the Corporation, shall be retired and restored to the status of authorized but unissued shares of undesignated Preferred Shares.

(j) If the Corporation redeems any of the Series B Preferred Shares pursuant to Section 10.5 and, if the Call Date for such redemption occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, then the dividend payable on such Dividend Payment Date with respect to such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the redemption price for such shares.

(k) If, at the time of a redemption of any Series B Preferred Shares pursuant to Section 10.5, there are (i) 200,000 or fewer Series B Preferred Shares outstanding, the Liquidation Preference for purposes of calculating the redemption price shall be equal to $5.00 per Series B Preferred Share; or (ii) more than 200,000 Series B Preferred Shares outstanding and such redemption includes any or all of the Final Series B Preferred Shares, the Liquidation Preference for purposes of calculating the redemption price shall be equal to the Weighted Average Liquidation Preference.

(l) No Series B Preferred Shares may be redeemed if such redemption is prohibited under the Official Code of Georgia Annotated or other applicable law.

10.6 Ranking. Any class or series of stock of the Corporation shall be deemed to rank:

(a) prior to the Series B Preferred Shares, as to the payment of dividends and as to distribution of assets upon the occurrence of a Liquidation Event, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon the occurrence of a Liquidation Event, as the case may be, in preference or priority to the holders of Series B Preferred Shares (“Senior Shares”);

(b) on a parity with the Series B Preferred Shares, as to the payment of dividends and as to distribution of assets upon the occurrence of a Liquidation Event, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series B Preferred Shares, if the holders of such class or series and the Series B Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon the occurrence of a Liquidation Event in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Shares”); and

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(c) junior to the Series B Preferred Shares, as to the payment of dividends and as to the distribution of assets upon the occurrence of a Liquidation Event, if such class or series shall be the Common Shares, the Series A Preferred Shares or any other class or series of shares of stock of the Corporation now or hereafter issued and outstanding over which the Series B Preferred Shares have preference or priority in the payment of dividends and in the distribution of assets upon the occurrence of a Liquidation Event (“Junior Shares”).

10.7 Voting Rights.

(a) Holders of the Series B Preferred Shares will not have any voting rights, except as set forth in Section 10.7, Section 10.8 or as otherwise required by the Official Code of Georgia Annotated or other applicable law. On each matter on which holders of Series B Preferred Shares are entitled to vote, each Series B Preferred Share shall be entitled to one vote, except that when shares of any other class or series of stock the Corporation may issue have the right to vote with the Series B Preferred Shares as a single class on any matter, the Series B Preferred Shares and the shares of each such other class or series shall have one vote per share.

(b) Upon the occurrence of a Dividend Default, subject to the provisions of Section 10.7, the number of directors constituting the Board of Directors shall be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and with which the Series B Preferred Shares are entitled to vote as a class with respect to the election of such two directors), and the holders of the Series B Preferred Shares (voting together as a class with all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Shares in the election of such two directors) will be entitled to vote for the election of such two additional directors at a special meeting called by the Corporation at the request of the holders of record of at least 25% of the outstanding Series B Preferred Shares or by the holders of any other class or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Shares in the election of such two directors (unless the request is received less than 60 days before the date fixed for the next annual or special meeting of shareholders of the Corporation, in which case such vote will be held at the earlier of the second annual or special meeting of stockholders of the Corporation after such date), and at each subsequent annual meeting until a Correction Event has occurred with respect to such Dividend Default (the “Dividend Penalty Right”). On the date a Correction Event with respect to a Dividend Default occurs, the rights of holders of the Series B Preferred Shares to elect any directors pursuant to the Dividend Penalty Right will cease and, unless there are other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable, the term of any directors elected by holders of the Series B Preferred Shares pursuant to the Dividend Penalty Right shall immediately terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series B Preferred Shares (voting together as a class with all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Shares in the election of such directors) pursuant to the voting rights under this paragraph (b) of Section 10.7 exceed two.

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(c) Upon the occurrence of a Delisting Event, subject to the provisions of Section 10.7, the number of directors constituting the Board of Directors shall be automatically increased by one (if not already increased by one by reason of the election of directors by the holders of any other class or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and with which the Series B Preferred Shares are entitled to vote as a class with respect to the election of such director), and the holders of the Series B Preferred Shares (voting together as a class with all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Shares in the election of such director) will be entitled to vote for the election of such additional director at a special meeting called by the Corporation at the request of the holders of record of at least 25% of the outstanding Series B Preferred Shares or by the holders of any other class or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Shares in the election of such director (unless the request is received less than 60 days before the date fixed for the next annual or special meeting of shareholders of the Corporation, in which case such vote will be held at the earlier of the second annual or special meeting of stockholders of the Corporation after such date), and at each subsequent annual meeting until a Correction Event has occurred with respect to such Delisting Event (the “Delisting Penalty Right”). On the date a Correction Event with respect to a Delisting Event occurs, the rights of holders of the Series B Preferred Shares to elect any director pursuant to the Delisting Penalty Right will cease and, unless there are other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable, the term of any director elected by holders of the Series B Preferred Shares pursuant to the Delisting Penalty Right shall immediately terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series B Preferred Shares (voting together as a class with all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Shares in the election of such directors) pursuant to the voting rights under (i) this paragraph (c) of Section 10.7 exceed one or (ii) paragraph (b) of Section 10.7 and this paragraph (c) of Section 10.7 exceed two. If (A) a Delisting Event occurs while a previous Dividend Default remains uncured and (B) two directors are already serving on the Board of Directors pursuant to the Dividend Penalty Right in accordance with paragraph (b) of Section 10.7, then no additional director may be elected pursuant to the Delisting Penalty Right under this paragraph (c) of Section 10.7. If a Dividend Default occurs while a previous Delisting Event remains uncured, then, upon the election of two directors pursuant to the Dividend Penalty Right in accordance with paragraph (b) of Section 10.7, the term of the director then serving on the Board of Directors pursuant to the Delisting Penalty Right, if any, shall immediately terminate and the number of directors constituting the Board of Directors shall be reduced accordingly.

(d) If a special meeting is not called by the Corporation within 75 days after request from the requisite holders of Series B Preferred Shares (or holders of other series or classes of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable) as described in paragraphs (b) or (c) of Section 10.7, then the holders of record of at least 25% of the outstanding Series B Preferred Shares may designate a holder to call the meeting at the expense of the Corporation and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of shareholders and shall be held at the place designated by the holder calling such meeting. The Corporation shall pay all costs and expenses of calling and holding any meeting and of electing directors pursuant to paragraphs (b), (c) and (d) of Section 10.7, including, without limitation, the cost of preparing, reproducing and mailing the notice of such meeting, the cost of renting a room for such meeting to be held, the cost of collecting and tabulating votes and reasonable and documented costs of one outside legal counsel of the holder or holders calling the meeting.

(e) If, at any time when the voting rights conferred upon the Series B Preferred Shares pursuant to paragraphs (b) or (c) of Section 10.7 are exercisable, any vacancy in the office of a director elected or appointed pursuant to paragraphs (b) or (c) of Section 10.7 or this paragraph (e) of Section 10.7 shall occur, then such vacancy may be filled only by the remaining such director(s) or by vote of the holders of record of the outstanding Series B Preferred Shares and any other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Shares in the election of directors pursuant to paragraphs (b) or (c) of Section 10.7. Any director elected or appointed pursuant to paragraphs (b) or (c) of Section 10.7 or this paragraph (e) of Section 10.7 may be removed only by the affirmative vote of holders of the outstanding Series B Preferred Shares and any other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which classes or series of equity securities the Corporation may issue are entitled to vote as a class with the Series B Preferred Shares in the election of directors pursuant to paragraphs (b) or (c) of Section 10.7, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series B Preferred Shares and any such other classes or series of stock the Corporation may issue, and may not be removed by the holders of the Common Shares.

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(f) In no event shall the holders of the Series B Preferred Shares be entitled pursuant to Section 10.7 to submit and have elected a director nominee (i) whose election as a director would violate or cause the Corporation to be in violation of these Amended and Restated Articles of Incorporation, the Corporation’s Amended and Restated Bylaws, the Corporation’s Code of Business Conduct and Ethics, the Corporation’s requirements with regard to director qualifications and policies and guidelines applicable to directors, any National Market Listing pursuant to which any class or series of the stock of the Corporation is listed or quoted or any applicable state or federal law, rule or regulation; (ii) that would cause the Corporation to fail to satisfy a requirement relating to director independence of any National Market Listing pursuant to which any class or series of the stock of the Corporation is listed or quoted (a “Director Independence Requirement”); (iii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years; or (iv) who is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act. If the election of a director nominee submitted pursuant to Section 10.7 would violate or cause the Corporation to be in violation of, or to fail to satisfy, any of the foregoing in clauses (i) or (ii), or if a director nominee meets clauses (iii) or (iv), of this paragraph (f) of Section 10.7, the Corporation shall promptly notify in writing such director nominee, and the holders of the Series B Preferred Shares (voting together as a class with all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Shares in the election of such director) shall be entitled to submit a substitute director nominee within 30 days of such notice.

(g) So long as any Series B Preferred Shares remain outstanding, no more than seven directors not elected or appointed pursuant to paragraphs (b), (c) or (e) of Section 10.7 may be elected or appointed.

(h) So long as any Series B Preferred Shares remain outstanding, the Corporation will not, without the affirmative vote of the holders of at least two-thirds of the Series B Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a series and also together as a class with all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Shares): (i) authorize or create, or increase the authorized or issued amount of, any class or series of Senior Shares or reclassify any of the authorized stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of these Amended and Restated Articles of Incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Shares (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (ii) above, so long as the Series B Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, the Corporation may not be the surviving entity (whether or not such Event would constitute a Change of Control), the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series B Preferred Shares (although, in accordance with paragraph (b) of Section 10.5, the Corporation would be required to redeem the Series B Preferred Shares if such Event constitutes a Change of Control) and, provided, further, that any increase in the amount of the authorized Common Shares or other stock the Corporation may issue (including the Series B Preferred Shares), or the creation or issuance of any additional Common Shares or Series B Preferred Shares or other class or series of stock that the Corporation may issue, or any increase in the amount of authorized shares of such class or series, in each case which are Parity Shares or Junior Shares, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and shall not require any affirmative vote of the holders of the Series B Preferred Shares. Notwithstanding the foregoing, (A) if any Event set forth in clause (ii) above would adversely affect one or more but not all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable (including the Series B Preferred Shares for this purpose), then only such classes or series of stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a class in lieu of all other classes or series of stock; and (B) if all series of a class of Preferred Stock are not equally affected by the proposed Event, there shall be required a two-thirds approval of the class and a two-thirds approval of each series that will have a diminished status.

(i) The voting rights provided for in Section 10.7 will not apply if, at or prior to the time when the act with respect to which voting by holders of the Series B Preferred Shares would otherwise be required pursuant to Section 10.7 shall be effected, all outstanding shares of Series B Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption pursuant to paragraph (h) of Section 10.5, unless, in the case of a vote required to authorize or create any class or series of Senior Shares pursuant to clause (i) of paragraph (h) of Section 10.7, all or a part of the outstanding Series B Preferred Shares is being redeemed with the proceeds from the sale of the Senior Shares to be authorized or created.

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(j) Except as expressly stated in this Article X or as may be required by the Official Code of Georgia Annotated or other applicable law, the Series B Preferred Shares will not have any relative, participating, optional or other special voting rights or powers and the affirmative vote or consent of the holders thereof shall not be required for the taking of any corporate action.

10.8 Director Nomination Rights.

(a) If a Cumulative Redemption Default has occurred and continuing until the date a Correction Event with respect to such Cumulative Redemption Default occurs, subject to the provisions of Section 10.8, the Corporation shall include in its proxy statement (including its form of proxy and ballot) for the next annual meeting of shareholders (or, if such default occurs less than 60 days before the date fixed for the next annual meeting, the second annual meeting after such occurrence), the name of any nominee for election to the Board of Directors submitted pursuant to Section 10.8 (each a “Preferred Nominee”), provided:

(i) timely written notice of such Preferred Nominee satisfying Section 10.8 (“Notice”) is given to the Corporation by or on behalf of a holder or holders of Series B Preferred Shares that, at the time the Notice is given, satisfy the ownership and other requirements of Section 10.8 (the “Eligible Preferred Holder”);

(ii) the Eligible Preferred Holder expressly elects in writing at the time of providing the Notice to have its Preferred Nominee included in the Corporation’s proxy statement pursuant to Section 10.8; and

(iii) the Eligible Preferred Holder and the Preferred Nominee otherwise satisfy the requirements of Section 10.8.

(b) The Notice shall be directed to the attention of the Secretary of the Corporation. To be timely, the Notice shall be delivered to or mailed and received at the principal executive office of the Corporation not less than 60 nor more than 200 days before the first anniversary of the date of the Corporation’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting; provided that if no annual meeting was held in the previous year, or the date of the annual meeting has been established to be more than 30 days earlier than, or 60 days after, the anniversary of the previous year’s annual meeting, the Notice, to be timely, must be so delivered or mailed and received not later than (i) the 90th day prior to the annual meeting or (ii) if later, the close of business on the tenth day following the day on which public announcement is first made of the date of the annual meeting. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of the Notice.

(c) In addition to including the name of the Preferred Nominee in the Corporation’s proxy statement for the annual meeting, the Corporation shall also include the information concerning the Preferred Nominee and the Eligible Preferred Holder that is required to be disclosed in the Corporation’s proxy statement pursuant to the Exchange Act.

(d) Each Eligible Preferred Holder and Preferred Nominee, as the case may be, must provide within five Business Days of the Corporation’s request (i) information necessary to (A) verify that such Eligible Preferred Holder owns the Required Shares (which request, for the avoidance of doubt, may be satisfied with written statements from such Eligible Preferred Holder and each intermediary through which the Required Shares are held verifying that such Eligible Preferred Holder beneficially owns the Required Shares, a certificate or certificates representing the Required Shares in such Eligible Preferred Holder’s name or any other proof that is reasonably acceptable to the Corporation) and (B) determine whether such Preferred Nominee meets the Corporation’s requirements with regard to director qualifications and policies and guidelines applicable to directors, including whether such Preferred Nominee satisfies the requirements relating to director independence of any National Market Listing pursuant to which any class or series of the stock of the Corporation is listed or quoted; and (ii) such additional information, limited to the type of information set forth in Section 2.15 of the Corporation’s Amended and Restated Bylaws, as the Corporation may reasonably request.

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(e) In the event that any information or communications provided by an Eligible Preferred Holder or Preferred Nominee to the Corporation or its shareholders ceases to be true and correct in any material respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not materially misleading, each Eligible Preferred Holder or Preferred Nominee, as the case may be, shall promptly notify in writing the Secretary of the Corporation of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct in all material respects.

(f) In no event shall an Eligible Preferred Holder be entitled pursuant to Section 10.8 to submit and have elected a Preferred Nominee (i) whose election as a director would violate or cause the Corporation to be in violation of these Amended and Restated Articles of Incorporation, the Corporation’s Amended and Restated Bylaws, the Corporation’s Code of Business Conduct and Ethics, the Corporation’s requirements with regard to director qualifications and policies and guidelines applicable to directors, any National Market Listing pursuant to which any class or series of the stock of the Corporation is listed or quoted or any applicable state or federal law, rule or regulation; (ii) that would cause the Corporation to fail to satisfy a Director Independence Requirement; (iii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years; or (iv) who is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act. If the election of a Preferred Nominee submitted by an Eligible Preferred Holder would violate or cause the Corporation to be in violation of, or to fail to satisfy, any of the foregoing in clauses (i) or (ii), or if a Preferred Nominee meets clauses (iii) or (iv), of this paragraph (f) of Section 10.8, the Corporation shall promptly notify in writing such Eligible Preferred Holder, and such Eligible Preferred Holder shall be entitled to submit a substitute Preferred Nominee within the same time period for the giving of the Notice in paragraph (b) of Section 10.8.

(g) An Eligible Preferred Holder must beneficially own a number of Series B Preferred Shares that represents 10% or more of the outstanding Series B Preferred Shares (the “Required Shares”) as of both the date the Notice is delivered to or received by the Corporation in accordance with Section 10.8 and the record date for determining holders entitled to vote at the meeting. In the event there is more than one Eligible Preferred Holder for any annual meeting, each Eligible Preferred Holder may submit a Preferred Nominee for inclusion in the Corporation’s proxy statement.

(h) If a Correction Event with respect to a Cumulative Redemption Default has not occurred at or prior to the commencement of the applicable annual meeting, then one director shall be elected out of the Preferred Nominee(s) by a plurality of the votes cast by the Series B Preferred Shares at the annual meeting. The election of such director (the “Elected Preferred Nominee”) shall be effective as of the first Business Day following the applicable Cumulative Redemption Deadline (the “Election Effective Time”). At the Election Effective Time, the number of directors constituting the Board of Directors shall be automatically increased by one to accommodate such election.

(i) If a Correction Event with respect to a Cumulative Redemption Default occurs at or prior to the Election Effective Time, then, as applicable, either (i) prior to a vote being held on the election of a director out of the Preferred Nominee(s) at the annual meeting, all Preferred Nominees shall be automatically deemed to have withdrawn from the election or (ii) if a vote is held on the election of a director out of the Preferred Nominee(s) at the annual meeting, (A) such vote will be deemed void, (B) the Preferred Nominee who received a plurality of the votes cast by the Series B Preferred Shares at the annual meeting shall not be deemed to have been elected as a director and (C) the number of directors constituting the Board of Directors shall remain unchanged.

(j) On the date a Correction Event with respect to a Cumulative Redemption Default occurs, the rights of Eligible Preferred Holders to submit Preferred Nominees and have an Elected Preferred Nominee elected out of such Preferred Nominee(s) pursuant to such default will cease, and the term of the Elected Preferred Nominee then serving on the Board of Directors pursuant to such default, if any, shall immediately terminate and the number of directors constituting the Board of Directors shall be reduced accordingly.

(k) If (i) a subsequent Cumulative Redemption Default occurs while a previous Cumulative Redemption Default remains uncured and (ii) the Elected Preferred Nominee is already serving on the Board of Directors pursuant to a previous Cumulative Redemption Default, then (A) Eligible Preferred Holders may not submit Preferred Nominees for inclusion in the Corporation’s proxy statement and (B) no additional Elected Preferred Nominee may be elected. For the avoidance of doubt, only one Elected Preferred Nominee elected pursuant to Section 10.8 may serve on the Board of Directors at any time.

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(l) If a Dividend Default occurs while a previous Cumulative Redemption Default remains uncured, then, upon the election of two directors pursuant to the Dividend Penalty Right in accordance with paragraph (b) of Section 10.7, the term of the Elected Preferred Nominee then serving on the Board of Directors pursuant to such Cumulative Redemption Default, if any, shall immediately terminate and the number of directors constituting the Board of Directors shall be reduced accordingly.

10.9 Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series B Preferred Shares are outstanding, the Corporation will use its best efforts to: (a) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series B Preferred Shares, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (b) promptly, upon request, supply copies of such reports to any holders of Series B Preferred Shares. The Corporation will use its best efforts to mail (or otherwise provide) the information to the holders of the Series B Preferred Shares within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.

10.10 Sinking Fund. The Series B Preferred Shares shall not be entitled to the benefits of any retirement or sinking fund.

10.11 Conversion. The Series B Preferred Shares shall not be, pursuant to the terms hereof, convertible into or exchangeable for any stock or other securities or property of the Corporation.

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Annex C

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2022

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE EXCHANGE ACT

For the transition period from to

Commission file number 001-33135

Regional Health Properties, Inc.

(Exact name of registrant as specified in its charter)

Georgia	81-5166048
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

454 Satellite Boulevard NW, Suite 100, Suwanee, GA	30024-7191
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code (678) 869-5116

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	RHE	NYSE American
10.875% Series A Cumulative Redeemable Preferred Shares, no par value	RHE-PA	NYSE American

Securities registered under Section 12(g) of the Exchange Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Exchange Act. Yes ☐ No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definition of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. Yes ☐ No ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐

If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements. ☐

Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to §240.10D-1(b). ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

The aggregate market value of Regional Health Properties, Inc.’s common stock held by non-affiliates as of June 30, 2022, the last business day of Regional Health Properties, Inc.’s most recently completed second fiscal quarter was $6,590.598. The number of shares of Regional Health Properties, Inc., common stock, no par value, outstanding as of March 16, 2023, was 1,883,028.

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Regional Health Properties, Inc.

Form 10-K

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Statement Regarding Forward-Looking Statements

Certain statements in this Annual Report on Form 10-K (this “Annual Report”) contain “forward-looking” information as that term is defined by the Private Securities Litigation Reform Act of 1995. Any statements that do not relate to historical or current facts or matters are forward-looking statements. Examples of forward-looking statements include all statements regarding our expected future financial position, results of operations, cash flows, liquidity, financing and refinancing plans, strategic and business plans, tenants, operators, projected expenses and capital expenditures, competitive position, growth and acquisition opportunities, and compliance with, and changes in, governmental regulations. You can identify some of the forward-looking statements by the use of forward-looking words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “may” and other similar expressions, although not all forward-looking statements contain these identifying words.

Our actual results may differ materially from those projected or contemplated by our forward-looking statements as a result of various factors, including, among others, the following:

●	The increased risks associated with our portfolio stabilization measures;

●	Increases in market interest rates and inflation;

●	Epidemics or pandemics including the COVID-19 pandemic, and the related impact on our tenants, operators and healthcare facilities:

●	Our ability to raise capital through equity and debt financings, and the cost of such capital;

●	Our ability to meet the continued listing requirements of the NYSE American LLC (the “NYSE American”) and to maintain the listing of our securities thereon;

●	Our dependence on the operating success of our tenants and their ability to meet their obligations to us;

●	Operational risks with respect to our Healthcare Services segment

●	The effect of increasing healthcare regulation and enforcement on our tenants, and the dependence of our tenants on reimbursement from governmental and other third-party payors;

●	The effect of our tenants’ potential financial or legal difficulties;

●	The ability and willingness of our tenants to renew their leases with us upon expiration, and our ability to reposition our properties on the same or better terms in the event of nonrenewal or if we otherwise need to replace an existing tenant;

●	Our concentration in the healthcare property sector particularly in skilled nursing facilities and assisted living facilities making our profitability more vulnerable to a downturn in a specific sector than if we were investing in multiple industries:

●	The impact of liabilities associated with our legacy business of owning and operating healthcare properties, including pending and potential professional and general liability claims;

●	The relatively illiquid nature of real estate investments

●	The availability of, and our ability to identify, suitable acquisition opportunities, and our ability to complete such acquisitions and lease the respective properties on favorable terms; and

●	Other risks inherent in the real estate business, including uninsured or underinsured losses affecting our properties, the possibility of environmental compliance costs and liabilities, and the illiquidity of real estate investments.

We urge you to carefully consider these risks and review the additional disclosures we make concerning risks and other factors that may materially affect the outcome of our forward-looking statements and our future business and operating results, including those made in Part I, Item IA, “Risk Factors” in this Annual Report, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission (“SEC”), including subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. We caution you that any forward-looking statements made in this Annual Report are not guarantees of future performance, events or results, and you should not place undue reliance on these forward-looking statements, which speak only as of the date of this Annual Report. We do not intend, and we undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this Annual Report or to reflect the occurrence of unanticipated events, unless required by law to do so.

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PART I.

Item 1. Business

Description of Business

In this Annual Report except as the context suggests otherwise, the words “Regional Health” or “Regional” refer to Regional Health Properties, Inc., a Georgia corporation, and the words “Company,” “we,” “ours” and “us” refer to Regional Health and its subsidiaries.

Regional Health is a self-managed real estate investment company that invests primarily in real estate purposed for long-term care and senior housing.

Our primary business consists of acquiring and owning real estate property to be leased to third-party tenants in the healthcare sector. We primarily generate revenues by leasing properties to tenants and owning properties operated by third-party property managers throughout the United States (“U.S.”). In select circumstances, from time to time, in order to preserve the value of our assets, we may elect to take our facilities back from an operator and either hire a third-party manager or operate the facility ourselves until a new operator for the facility is secured.

We operate through two reportable segments: (i) real estate segment, which consists of owning and leasing/subleasing healthcare facilities, predominantly skilled nursing facilities (“SNFs”) and assisted living facilities (“ALFs”), to third-party tenants, which in turn operate the facilities (the “Real Estate segment”); and (ii) healthcare services segment, which consists of operating the healthcare facilities (the “Healthcare Services segment”).

We expect to grow our Real Estate segment while diversifying our portfolio by tenant and facility type within the healthcare sector. We plan to achieve these objectives primarily through making investments directly or indirectly in investments in joint ventures with larger firms.

Regional Health is successor to, and a former wholly owned subsidiary of, AdCare Health Systems, Inc. (“AdCare”). On September 29, 2017, AdCare merged with and into Regional Health, with Regional Health continuing as the surviving corporation (the “Merger”).

Our principal executive offices are located at 454 Satellite Boulevard NW, Suite 100, Suwanee, GA 30024, and our telephone number is (678) 869-5116. We maintain a website at www.regionalhealthproperties.com. The contents of our website are not incorporated by reference herein or in any of our filings with the SEC.

Industry Trends

The skilled nursing sector of the long-term care industry has evolved to meet the growing demand for post-acute and custodial healthcare services generated by an aging population, increasing life expectancies and the trend toward shifting of patient care to lower cost settings. The growth of the senior population in the U.S. continues to increase healthcare costs, often faster than the available funding from government-sponsored healthcare programs. In response, federal and state governments have adopted cost containment measures that encourage the treatment of patients in more cost effective settings, such as SNFs, for which the staffing requirements and associated costs are often significantly lower than acute care hospitals, inpatient rehabilitation facilities and other post-acute care settings. As a result, SNFs are generally serving a larger population of higher acuity patients than in the past.

Growth drivers for SNFs, according to projections published by the U.S. Census Bureau, revolve around the percentage of Americans who are turning 65 increasing from 16% of the population in 2019 to 21.6% of the population in 2030, as well as the average life expectancy of the general population increasing from 79.7 years in 2019 to an expected 81.7 years in 2030. This translates into an estimated increase of the 65+ population from 54.1 million to 80.8 million in 2019 and 2030, respectively. It is expected that these additional 26.7 million Americans will drive up demand for SNFs and facilities that house and provide care to this aging demographic, especially as they age into the prime 75+ age category.

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The skilled nursing industry is large, highly fragmented, and characterized predominantly by numerous local and regional providers. Based on a decrease in the number of SNFs over the past few years, we expect that the supply and demand balance in the skilled nursing industry will continue to improve. We also anticipate that, as life expectancy continues to increase in the United States, notwithstanding the recent declines due to the COVID-19 pandemic and to increased deaths amongst younger and middle-aged individuals (due to the overdose epidemic and suicides), the overall demand for skilled nursing services will increase. More importantly for our business model, as reported by the National Investment Center for Seniors Housing and Care, the percentage of nursing home and senior housing properties that were owned by publicly traded real estate investment trusts (“REITs”) was only 10.3% as of the year ended December 31, 2019. This indicates potential acquisitions and consolidation opportunities for Regional Health and organic growth represented by the aforementioned demographic trends.

We believe the skilled nursing industry has been, and will continue to be, impacted by several other trends. The use of long-term care insurance is increasing among seniors as a means of planning for the costs of skilled nursing care services. In addition, as a result of increased mobility in society, reduced average family size, and increased number of two-wage earner couples, more seniors are looking for alternatives outside their own family for their care. Further, we have identified a widening supply and demand imbalance within the SNF space. According to the American Health Care Association, the number of nursing home facilities has declined from 15,600 facilities in 2016 to 15,200 in July 2022. We anticipate that this decline in the number of nursing home facilities in light of the demographic trends identified above sets up conditions for increased utilization of SNF facilities.

Our Real Estate Portfolio

We have a geographically diverse portfolio of healthcare investments across the Southeast U.S. that offer a range of services including skilled nursing, assisted and independent living and memory care As of December 31, 2022, we had investments of approximately $66.5 million in twelve health care real estate properties and one leased property.

Skilled nursing facilities. SNFs provide services that include daily nursing, therapeutic rehabilitation, social services, activities, housekeeping, nutrition, medication management and administrative services for individuals requiring certain assistance for activities in daily living. A typical skilled nursing facility includes mostly one and two bed units, each equipped with a private or shared bathroom and community dining facilities.

Independent living communities. Independent living communities are age-restricted multi-family properties with central dining facilities that provide services that include security, housekeeping, activities, nutrition and limited laundry services. Our independent living communities are designed specifically for independent seniors who are able to live on their own, but desire the security and conveniences of community living. Independent living communities typically offer several services covered under a regular monthly fee.

Assisted living communities. ALFs provide services that include assistance for activities in daily living and permit residents to maintain some of their privacy and independence as they do not require constant supervision and assistance. Services bundled within one regular monthly fee usually include three meals per day in a central dining room, daily housekeeping, laundry, medical reminders and 24-hour availability of assistance with the activities of daily living, such as eating, dressing and bathing. Professional nursing and healthcare services are usually available at the community on call or at regularly scheduled times. A typical assisted living community is comprised of studios and one- and two-bedroom suites, each equipped with private bathrooms and efficiency kitchens.

Memory care communities. Memory care communities offer specialized options, services and clinical programs for individuals with Alzheimer’s disease and other forms of dementia. Purpose-built memory care communities offer a more residential environment than offered in a secured unit of a nursing facility. Memory Care communities offer dedicated care and specialized programming from specially trained staff for various conditions relating to memory loss in a secured environment that is typically smaller in scale and more residential in nature than traditional assisted living communities. Residents require a higher level of care, a secure environment, customized therapeutic recreation programs and more assistance with activities of daily living than in assisted living communities. Therefore, these communities have staff available 24 hours a day to respond to the unique needs of their residents.

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Multi-Service Campuses. Multi-service campuses generally include some combination of co-located skilled nursing, independent living, assisted living and/or memory care units all housed at a single location and operated as a continuum of care. We also refer to continuing care retirement communities as multi-service campuses. These facilities are often marketed as an opportunity for residents to “age in place,” and tend to attract couples where the individuals may require or benefit from differing levels of care. As of December 31, 2022, our portfolio included 2 facilities that we classify as multi-service campuses.

Portfolio of Healthcare Investments

As of December 31, 2022, we owned a portfolio of nine SNFs and two multi service facilities strategically located across the Southeast U.S. In addition, we sublease one SNF.

The following table provides summary information regarding the number of facilities and related licensed beds/units by state and property type as of December 31, 2022:

Location	Skilled Nursing Facilities	Multi Service Properties	Total Properties
Alabama(a)	1	1	2
Georgia	3	-	3
North Carolina	1	-	1
Ohio(b)	2	1	3
South Carolina	2	-	2
	9	2	11

Location	Skilled Nursing Beds/Units	Multi Service Beds/Units	Total Beds/Units
Alabama(a)	124	161	285
Georgia	395	-	395
North Carolina	106	-	106
Ohio(b)	112	194	306
South Carolina	180	-	180
	917	355	1,272

Location	Skilled Nursing Investment	Multi Service Investment	Total Investment
Alabama(a)	9,613,199	4,884,514	14,497,713
Georgia	24,475,283	-	24,475,283
North Carolina	7,224,953	-	7,224,953
Ohio(b)	3,872,791	6,716,420	10,589,211
South Carolina	9,733,024	-	9,733,024
	$54,919,250	$11,600,934	$66,520,184

(a)	Meadowood Retirement Village offers assisted living, memory care, and independent living and is therefore considered multi service.
(b)	Eaglewood Village offers assisted living and Eaglewood Care Center offers skilled nursing. Both properties are co-located and are therefore considered multi service.

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Our portfolio is currently diversified by six different licensed operators. For a more detailed discussion, see Item 2 – Properties and “Portfolio of Healthcare Investments” in Part I, Item 1., “Business”, in this Annual Report.

Acquisitions and Dispositions

Lease Termination. On December 30, 2022, the Company and Spring Valley, LLC (“Spring Valley”) entered into a Lease Termination Agreement (the “Lease Termination Agreement”) relating to the lease of the following eight nursing facilities: the Powder Springs facility, the Thomasville facility, the Jeffersonville facility, the Lumber City facility, the LaGrange facility, the Tara facility, the Oceanside facility and the Savannah Beach facility (collectively, the “Facilities”). The Lease Termination Agreement terminated the lease effective December 7, 2022 (the “Lease Termination Date”)

The Company made no acquisitions nor dispositions during the year ended December 31, 2021.

Leasing Transactions

Leasing Transactions. As of the filing date of this Annual Report, the Company is operating or has leased or subleased, as applicable, the following facilities to tenants:

Facility Name	State	Owned / Leased	Transaction Type
Coosa Valley Health & Rehab	AL	Owned	Lease
Meadowood Retirement Village	AL	Owned	Operating
Autumn Breeze Healthcare Center	GA	Owned	Lease
Glenvue Health and Rehab	GA	Owned	Operating
Mountain Trace Rehabilitation and Nursing Center	NC	Owned	Lease
Covington Care Center	OH	Leased	Sublease
Eaglewood Village	OH	Owned	Lease
Eaglewood Care Center	OH	Owned	Lease
Hearth & Care of Greenfield	OH	Owned	Lease
The Pavilion Care Center	OH	Owned	Lease
Georgetown Healthcare & Rehabilitation	SC	Owned	Lease
Sumter Valley Nursing and Rehab Center	SC	Owned	Lease

For a detailed description of each of the Company’s leases, see Note 6 - Leases to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

Competitive Strengths

We believe the following competitive strengths contribute significantly to our success:

Geographically Diverse Property Portfolio. Our portfolio of 13 properties, 12 owned and 1 leased, comprising 1,703 licensed beds/units, is diversified across five states. Our properties in any one state did not account for more than 24% of our total properties as of the date of filing this Annual Report. Properties in our largest state, Ohio, are geographically dispersed around the Dayton area. We believe this geographic diversification will limit the effect of a decline in any one regional market on our overall performance.

Long-Term, Triple-Net Lease Structure. A substantial majority of our real estate properties are leased under triple-net operating leases with initial terms of 10 years pursuant to which the tenants are responsible for all facility maintenance, insurance and taxes, and utilities. As of the date of filing this Annual Report, the leases had an average remaining initial term of approximately five and a half years. In addition, our leases contain specific rent escalation amounts ranging from 1.0% to 3.0% annually. Further, each lease has one or more renewal options. For the facility subleased by the Company, the renewal option in the sublease agreement is dependent on the Company’s renewal of its lease agreement. We also receive additional security under these leases in the form of security deposits from the lessee and guarantees from the parent or other related entities of the lessee.

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In-House Operating Team As of December 31, 2022, we managed 2 SNFs and an independent village community for a local hospital system in exchange for a management fee. In 2022, we began to utilize our operating team to operate some our owned facilities. By operating the skilled nursing facility, we are directly exposed to the risks and benefits of the performance of the facility. We generally utilize this structure when the current lessee can’t support the lease any longer yet the properties present growth opportunities that may be achievable through capital investment and an improvement in operations. In addition, by having an in-house operating team, we can preserve a property’s asset value when a tenant defaults on a lease forcing us to step in as operators.

Ability to Identify Talented Operators As a result of our management team’s operating experience, network of relationships and industry insight, we have been able and expect to continue to identify qualified local, regional and national operators. We seek operators who possess local market knowledge, demonstrate hands-on management, have proven track records, and focus on quality care and clinical outcomes. These operators are often located in secondary markets, which generally have lower costs to build and favorable demographics as demonstrated by the fact that the percentage of the population over the age of 65 is greater in the markets where we have invested than in the U.S. as a whole. We believe our management team’s experience gives us a key competitive advantage in objectively evaluating an operator’s financial position, focus on care and operating efficiency.

Significant Experience in Proactive Asset Management The members of our management team have significant experience developing systems to collect and evaluate data relating to the underlying operational and financial success of healthcare companies and healthcare-related real estate assets. We are able to utilize this experience and expertise to provide our tenants, when requested, with assistance in the areas of marketing, development, facility expansion and strategic planning. We also use information technology that allows us to efficiently and effectively collect tenant, financial, asset management and acquisitions information. Leveraging this allows us to be lean in our operations and proactive in sharing information with our tenants where we can be helpful to them. We actively monitor the operating results of our tenants, and, when requested, we offer support to our operators to identify and capitalize on opportunities to improve the operations of our facilities and the overall financial and operating strength of our operators.

Business Strategy

Our business strategy primarily is focused on investing capital in our current portfolio and growing our portfolio through the acquisition of skilled nursing and other healthcare facilities. More specifically, we seek to:

Focus on Healthcare Real Estate. We intend to continue to focus our investment program on healthcare real estate, predominately senior housing consisting of assisted living, memory care and SNFs. We have historically been focused on senior housing, and our senior management has operating and financial experience and a significant number of relationships in the long-term care industry. In addition, we believe investing in the sector best meets our investing criteria.

Diversify Our Portfolio. We look to diversify our portfolio through the acquisition of additional facilities. In addition, we plan to diversify our portfolio of mostly skilled nursing facilities with additional senior housing facilities including assisted living and memory care facilities. As we acquire new facilities, we expect to further add new tenants.

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Invest Capital in Our Current Portfolio. We intend to continue to support our operators by providing capital to them for a variety of purposes, including facility modernization and potentially replacing or renovating facilities in our portfolio that may have become less competitive. We expect to structure these investments as either lease amendments that produce additional rent or as loans that are repaid by operators during the applicable lease term. We believe such projects will provide an attractive return on capital and improve the underlying performance of facility operations.

Provide Capital to Underserved Operators. We believe that there is a significant opportunity to be a capital source to long-term care operators through the acquisition and leasing of healthcare properties that are consistent with our investment and financing strategy, but that, due to size and other considerations, are not a focus for large healthcare REITs. We seek primarily small to mid-size acquisition transactions with a focus on individual facilities with existing operators, as well as small groups of facilities and larger portfolios. In addition to pursuing acquisitions using triple-net lease structures, we may pursue other forms of investment, including partnering with investors, mortgage loans and joint ventures.

Identify Talented Operators. As a result of our management team’s operating experience, network of relationships and industry insight, we have been able and expect to continue to be able to identify qualified tenants. We seek tenants who possess local market knowledge, demonstrate hands-on management, have proven track records and focus on patient care.

Monitor Investments. We monitor our real estate investments through, among other things: (i) reviewing and evaluating our tenants epidemic and pandemic protocols, including in relation to the COVID-19 pandemic; (ii) reviewing and evaluating tenant financial statements to assess operational and financial trends and performance; (iii) reviewing the state surveys, occupancy rates and patient payor mix of our facilities; (iv) verifying the payments of property and other taxes and insurance with respect to our facilities; and (v) conducting periodic physical inspections of our facilities. For tenants or facilities that do not meet performance expectations, we may seek to work with our tenants to ensure our mutual success or seek to re-lease facilities to stronger operators.

Competition

We generally compete for real property investments with publicly traded, private and non-listed healthcare REITs, real estate partnerships, healthcare providers, healthcare lenders and other investors, including developers, banks, insurance companies, pension funds, government-sponsored entities and private equity firms, some of whom may have greater financial resources and lower costs of capital than we do. Increased competition challenges our ability to identify and successfully capitalize on opportunities that meet our investment criteria, which is affected by, among other factors, the availability of suitable acquisition or investment targets, our ability to negotiate acceptable transaction terms and our access to and cost of capital.

Our ability to generate rental revenues from our properties also depends on the competition faced by our tenants (which competition we also directly face when we undertake portfolio stabilization measures in our Healthcare Services segment). Our tenants, as do we, compete on a local and regional basis with other healthcare operating companies that provide comparable services. Our tenants compete to attract and retain patients and residents based on scope and quality of care, reputation and financial condition, price, location and physical appearance of the properties, services offered qualified personnel, physician referrals and family preferences. The ability of our tenants to compete successfully could be affected by private, federal and state reimbursement programs and other laws and regulations.

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Revenue Sources and Recognition

Patient Care Revenue. Revenue is recognized in an amount that reflects the consideration to which a company expects to receive in exchange for such goods and services. Revenue from our new Healthcare Services business segment is derived from services rendered to patients in the Tara Facility. The Company receives payments from the following sources for services rendered in our facilities: (i) the federal government under the Medicare program administered by CMS; (ii) state governments under their respective Medicaid and similar programs; (iii) commercial insurers; and (iv) individual patients and clients. The vast majority (greater than 90%) of the revenue the Company has recognized is from government sources. The Company determines the transaction price based on established billing rates reduced by contractual adjustments provided to third-party payors, discounts provided to uninsured patients and other price concessions. Contractual adjustments and discounts are based on contractual agreements, discount policies and historical experience. The Company recognizes revenue at the amount that reflects the consideration the Company expects to receive in exchange for the services provided. These amounts are due from residents or third-party payors and include variable consideration for retroactive adjustments from estimated reimbursements, if any, under reimbursement programs. Performance obligations, such as providing room and board, wound care, intravenous drug therapy, physical therapy, and quality of life activities amongst others, are determined based on the nature of the services provided are determined based on the nature of the services provided. Revenue is recognized as performance obligations are satisfied. Estimated uncollectable amounts due from patients are generally considered implicit price concessions that are a direct reduction to net patient care revenues.

Triple-Net Leased Properties. The Company’s triple-net leases provide for periodic and determinable increases in rent. The Company recognizes rental revenues under these leases on a straight-line basis over the applicable lease term when collectability is reasonably assured. Recognizing rental income on a straight-line basis generally results in recognized revenues during the first half of a lease term exceeding the cash amounts contractually due from our tenants, creating a straight-line rent receivable that is included in other assets on our consolidated balance sheets. In the event the Company cannot reasonably estimate the future collection of rent from one or more tenant(s) of the Company’s facilities, rental income for the affected facilities will be recognized only upon cash collection, and any accumulated straight-line rent receivable will be expensed in the period in which the Company first deems rent collection no longer reasonably assured.

Management Fee Revenues and Other Revenues. The Company recognizes management fee revenues as services are provided. The Company has one contract to manage three facilities (the “Management Contract”), with payment for each month of service generally received in full on a monthly basis. As of December 31, 2021, the balance outstanding on the Management Contract was approximately $31,250 and as of December 31, 2022, was $42,250. The maximum penalty for service contract nonperformance under the Management Contract is $50,000 per year, payable after the end of the year. Further, the Company recognizes interest income from loans and investments, using the effective interest method when collectability is probable. The Company applies the effective interest method on a loan-by-loan basis.

Allowances. The Company assesses the collectability of our rent receivables, including straight-line rent receivables and working capital loans to tenants. The Company bases its assessment of the collectability of rent receivables and working capital loans to tenants on several factors, including payment history, the financial strength of the tenant and any guarantors, the value of the underlying collateral, and current economic conditions. If the Company’s evaluation of these factors indicates it is probable that the Company will be unable to receive the rent payments or payments on a working capital loan, the Company provides a reserve against the recognized straight-line rent receivable asset or working capital loan for the portion that we estimate may not be recovered. If the Company changes its assumptions or estimates regarding the collectability of future rent payments required by a lease or required from a working capital loan to a tenant, the Company may adjust its reserve to increase or reduce the rental revenue or interest revenue from working capital loans to tenants recognized in the period the Company makes such change in its assumptions or estimates. The Company has reserved for approximately 1.5% of our patient care receivables based on accepted industry standards.

As of December 31, 2022, and December 31, 2021, the Company reserved for approximately $1.3 million and $0.2 million, respectively, of uncollected receivables. Accounts receivable, net totaled $6.3 million at December 31, 2022 compared with $2.1 million at December 31, 2021.

Government Regulation

Healthcare Regulation. Our tenants, and the Company’s Healthcare Services segment are typically subject to extensive and complex federal, state and local laws and regulations relating to quality of care, licensure and certain certificate of need (“CON”) requirements, government reimbursement, fraud and abuse practices, qualifications of personnel, adequacy of plant and equipment, data privacy and security, and other laws and regulations governing the operation of healthcare facilities. We expect that the healthcare industry will, in general, continue to face increased regulation and pressure in these areas. The applicable rules are wide-ranging and can subject our tenants to civil, criminal, and administrative sanctions, including: the possible loss of accreditation or license; denial of reimbursement; imposition of fines; suspension, decertification, or exclusion from federal and state healthcare programs; or facility closure. Changes in laws or regulations, reimbursement policies, enforcement activity, and regulatory non-compliance by tenants, operators, and managers can all have a significant effect on their operations and financial condition. These effects may adversely impact us, as detailed below, and set forth under Part I-. Item 1A – ..”Risk Factors” in this Annual Report.

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Although the properties within our portfolio may be subject to varying levels of governmental scrutiny, we expect that the healthcare industry, in general, will continue to face increased regulation and pressure in the areas of fraud, waste, and abuse, including, but not limited to, the Federal Anti-Kickback Statute, the Federal Stark Law, the Federal False Claims Act, and comparable state counterparts, as well as cost control, healthcare management, and provision of services, among others. We also expect increased and continued efforts by third-party payors, such as the federal Medicare program, state Medicaid programs, and private insurance carriers (including health maintenance organizations and other health plans), to impose greater discounts and more stringent cost controls upon tenants (through changes in reimbursement rates and methodologies, discounted fee structures, the assumption by healthcare providers of all or a portion of the financial risk, or other possible measures). A significant expansion of applicable federal, state or local laws and regulations, existing or future healthcare reform measures, new interpretations of existing laws and regulations, changes in enforcement priorities, or significant limits on the scope of services reimbursed or reductions in reimbursement rates could have a material adverse effect on certain of our tenants’ liquidity, financial condition and results of operations and, in turn, their ability to satisfy their contractual obligations, including making rental payments under and otherwise complying with the terms of our leases.

Licensure, Certification and CONs. In general, the operators of our SNFs must be licensed and periodically certified through various regulatory agencies that determine compliance with federal, state, and local laws to participate in the Medicare and Medicaid programs. Legal requirements pertaining to such licensure and certification relate to the quality of medical care provided by the operator, qualifications of the tenant’s administrative personnel and clinical staff, adequacy of the physical plant and equipment, and continuing compliance with applicable laws and regulations. A loss of licensure or certification could adversely affect a skilled nursing facility’s ability to receive payments from the Medicare and Medicaid programs, which, in turn, could adversely affect its ability to satisfy its obligations to us.

In addition, many of our SNFs are subject to state CON laws that require governmental approval prior to the development or expansion of healthcare facilities and services. The approval process in these states generally requires a facility to demonstrate the need for additional or expanded healthcare facilities or services. CONs, where applicable, are also sometimes necessary for changes in ownership or control of licensed facilities, addition of beds, investment in major capital equipment, and introduction of new services or termination of services previously approved through the CON process. CON laws and regulations may restrict a tenant’s ability to expand our properties and grow its business in certain circumstances. Such restrictions could have an adverse effect on the tenant’s revenues and, in turn, its ability to make rental payments under and otherwise comply with the terms of our leases. In addition, CON laws may constrain the ability of an operator to transfer responsibility for operating a particular facility to a new operator. If we have to replace a property operator who is excluded from participating in a federal or state healthcare program (as discussed below), our ability to do so may be affected by a particular state’s CON laws, regulations, and applicable guidance governing such changes.

Compared to SNFs, seniors housing communities (other than those that receive Medicaid payments) do not receive significant funding from governmental healthcare programs and are subject to relatively few, if any, federal regulations. Instead, to the extent they are regulated, such regulation consists primarily of state and local laws governing licensure, provision of services, staffing requirements, and other operational matters, which vary greatly from one jurisdiction to another. Although recent growth in the U.S. seniors housing industry has attracted the attention of various federal agencies that believe more federal regulation of these properties is necessary, Congress thus far has deferred to state regulation of seniors housing communities. However, as a result of this growth and increased federal scrutiny, some states have revised and strengthened their regulation of seniors housing communities. More states are expected to do the same in the future.

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Fraud and Abuse Enforcement, Other Related Laws, Initiatives, and Considerations. Long-term/post-acute care facilities (and seniors housing facilities that receive Medicaid payments) are subject to federal, state, and local laws, regulations, and guidance governing their operations and financial and other arrangements. Some of these laws prohibit direct or indirect payments of any kind for the purpose of inducing or encouraging the referral of patients for medical products or services reimbursable by government healthcare programs. Other laws require providers to furnish only medically necessary services and submit to the government valid and accurate statements for each service. Still, other laws require providers to comply with a variety of safety, health, and other requirements relating to the condition of the licensed property and the quality of care provided. Sanctions for violations of these laws, regulations, and other applicable guidance may include, but are not limited to, criminal and/or civil penalties and fines, loss of licensure, immediate termination of government payments, and exclusion from any government healthcare program. In certain circumstances, violation of these rules (such as those prohibiting abusive and fraudulent behavior) with respect to one property may subject other facilities under common control or ownership to sanctions, including exclusion from participation in the Medicare and Medicaid programs, as well as other government healthcare programs. In the ordinary course of its business, a property operator is regularly subjected to inquiries, investigations, and audits by the federal and state agencies that oversee these laws and regulations.

Long-term/post-acute care facilities (and seniors housing facilities that receive Medicaid payments) are also subject to the Federal Anti-Kickback Statute. This law generally prohibits persons from offering, providing, soliciting, or receiving remuneration to induce either the referral of an individual or the furnishing of a good or service for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. Long-term/post-acute care facilities are also subject to the Federal Ethics in Patient Referral Act of 1989, commonly referred to as the Stark Law. The Stark Law prohibits submitting claims to Medicare if the claim results from a physician referral for certain designated services to a health service provider with whom the physician has a financial relationship unless the arrangement qualifies under one of the exceptions for a financial relationship, as set forth under the Stark Law. Similar prohibitions on physician self-referrals and submission of claims apply to state Medicaid programs. Furthermore, long-term/post-acute care facilities (and seniors housing facilities that receive Medicaid payments) are subject to substantial financial penalties under the Civil Monetary Penalties Act and the Federal False Claims Act and, in particular, actions under the Federal False Claims Act and its “whistleblower” provisions. Private enforcement of healthcare fraud has increased due in large part to amendments to the Federal False Claims Act that encourage private individuals (commonly called “whistleblowers”) to sue on behalf of the government. These whistleblower suits brought by private individuals, known as qui tam actions, may be filed by almost anyone, including present and former patients, nurses and other employees, and competitors. Significantly, if a claim is successfully adjudicated, the Federal False Claims Act provides for treble damages and a civil penalty of up to $27,018 per claim.

Prosecutions, investigations, or whistleblower actions could have a material adverse effect on a property operator’s liquidity, financial condition, and operations, which could adversely affect the ability of the operator to meet its financial obligations to us. Finally, various state false claim act, anti-kickback laws and self-referral prohibitions may also apply to each property operator. Violation of any of the foregoing statutes can result in criminal and/or civil penalties that could have a material adverse effect on the ability of an operator to meet its financial obligations to us.

Other legislative developments, including the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), have greatly expanded the definition of healthcare fraud and related offenses and broadened its scope to include private healthcare plans in addition to government payors. Congress also has greatly increased funding for the Department of Justice, Federal Bureau of Investigation, and the Office of the Inspector General (“OIG”) to audit, investigate, and prosecute suspected healthcare fraud. Moreover, a significant portion of the billions in healthcare fraud recoveries over the past several years has also been returned to government agencies to further fund their fraud investigation and prosecution efforts.

Additionally, other HIPAA provisions and regulations provide for communication of health information through standard electronic transaction formats and for the privacy and security of health information. In order to comply with the applicable regulations, healthcare providers often must undertake significant operational and technical implementation efforts. Operators also may face significant financial exposure if they fail to maintain the privacy and security of medical records and other personal health information about individuals. The Health Information Technology for Economic and Clinical Health (“HITECH”) Act, passed in February 2009, strengthened the Department of Health and Human Services (“HHS”) Secretary’s authority to impose civil money penalties for HIPAA violations occurring after February 18, 2009. HITECH directs the HHS Secretary to provide for periodic audits to ensure covered entities and their business associates (as that term is defined under HIPAA) comply with the applicable HITECH requirements, increasing the likelihood that a HIPAA violation will result in an enforcement action. The U.S. Department of Health and Human Services Centers for Medicare and Medicaid Services (“CMS”) issued an interim Final Rule which conformed HIPAA enforcement regulations to HITECH, increasing the maximum penalty for multiple violations of a single requirement or prohibition to $1.9 million. Higher penalties may accrue for violations of multiple requirements or prohibitions. Additionally, on January 17, 2013, CMS released an omnibus final rule, which expands the applicability of HIPAA and HITECH and strengthens the government’s ability to enforce these laws. The final rule broadens the definition of “business associate” and provides for civil money penalty liability against covered entities and business associates for the acts of their agents regardless of whether a business associate agreement is in place. This rule also modified the standard for when a breach of unsecured personally identifiable health information must be reported. Some covered entities have entered into settlement agreements with HHS for allegedly failing to adopt policies and procedures sufficient to implement the breach notification provisions in the HITECH Act. Additionally, the final rule adopts certain changes to the HIPAA enforcement regulations to incorporate the increased and tiered civil monetary penalty structure provided by HITECH, and makes business associates of covered entities directly liable under HIPAA for compliance with certain of the HIPAA privacy standards and HIPAA security standards. HIPAA violations are also potentially subject to criminal penalties.

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There has been an increased federal and state HIPAA privacy and security enforcement effort and we expect this trend to continue. Under HITECH, state attorneys general have the right to prosecute HIPAA violations committed against residents of their states. Several such actions have been brought against covered entities and business associates, and continued enforcement actions are likely to occur in the future. In addition, HITECH mandates that the Secretary of HHS conduct periodic compliance audits of HIPAA covered entities and business associates. It also tasks HHS with establishing a methodology whereby individuals who are harmed by HIPAA violations may receive a percentage of the civil monetary penalty fine or monetary settlement paid by the violator.

In addition to HIPAA, numerous other state and federal laws govern the collection, dissemination, use, access to, and confidentiality of individually identifiable health information. In addition, some states are considering new laws and regulations that further protect the confidentiality, privacy, or security of medical records or other types of medical or personal information. These laws may be similar to or even more stringent than the federal provisions, in which case they are not preempted by HIPAA. Not only may some of these state laws impose fines and penalties upon violators, but some afford private rights of action to individuals who believe their personal information has been misused.

Also, with respect to HIPAA, in September 2015, OIG issued two reports calling for better privacy oversight of covered entities by the CMS Office for Civil Rights (“OCR”). The first report, titled “OCR Should Strengthen its Oversight of Covered Entities’ Compliance with the HIPAA Privacy Standards,” found that OCR’s oversight is primarily reactive, as OCR has not fully implemented the required audit program to proactively assess possible noncompliance from covered entities. OIG recommended, among other things, that OCR fully implement a permanent audit program and develop a policy requiring OCR staff to check whether covered entities had previously been investigated for noncompliance. The second report, titled “OCR Should Strengthen its Follow-up of Breaches of Patient Information Reported by Covered Entities,” found that (1) OCR did not record corrective action information for 23% of closed “large-breach” cases in which it made determinations of noncompliance, and (2) OCR did not record “small-breach” information in its case-tracking system, which limits its ability to track and identify covered entities with multiple small breaches. OIG recommended, among other things, that OCR enter small-breach information into its case-tracking system and maintain complete documentation of corrective actions taken. OCR agreed with OIG’s recommendations in both reports. If followed, these reports and recommendations may impact our tenants.

With respect to HIPAA, OCR announced on March 21, 2016, that it had begun a new phase of audits of covered entities and their business associates. OCR stated that it would review policies and procedures adopted and employed by covered entities and their business associates to meet selected standards and implementation specifications of the HIPAA Privacy, Security, and Breach Notification Rules.

Congress has significantly increased funding to the governmental agencies charged with enforcing the healthcare fraud and abuse laws to facilitate increased audits, investigations, and prosecutions of providers suspected of healthcare fraud. As a result, government investigations and enforcement actions brought against healthcare providers have increased significantly in recent years and are expected to continue. A violation of federal or state anti-fraud and abuse laws or regulations, or other related laws or regulations discussed above, by a tenant of our properties could have a material adverse effect on the tenant’s liquidity, financial condition, or operations, which could adversely affect its ability to satisfy its contractual obligations, including making rental payments under and otherwise complying with the terms of our leases. The Company could also be adversely affected in the event of a direct violation of such laws or regulations by the Company in its capacity as facility operator with respect to the Company’s Health Services segment, or in its capacity as business associate with respect to facilities managed by the Company.

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Cares Act and COVID-19 Related Legislation

In 2020 in response to the COVID-19 pandemic, Congress enacted a series of economic stimulus and relief measures through the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), the Paycheck Protection Program and Health Care Enhancement Act (“PPPHCE Act”) and the Consolidated Appropriations Act, 2021 (“CAA”). In total, the CARES Act, the PPPHCE Act, and the CAA authorized $178 billion in funding to be distributed to healthcare providers through the Public Health and Social Services Emergency Fund (“Provider Relief Fund”). These funds are intended to reimburse eligible providers for healthcare-related expenses or lost revenues attributable to COVID-19. Recipients are not required to repay Provider Relief Fund payments as long as they attest to and comply with certain terms and conditions, including reporting requirements, limitations on balance billing, and not using Provider Relief Fund payments to reimburse expenses or losses that other sources have reimbursed or are obligated to reimburse.

The Department of Health and Human Services (“HHS”) began distributing Provider Relief Fund payments in April 2020 and has made funds available to various provider groups in phases. HHS continues to evaluate and provide allocations of, and issue regulations and guidance regarding, grants made under the CARES Act and related legislation. A number of our tenants have received grants under these laws; however, there are uncertainties regarding the extent to which our tenants will receive such funds, the financial impact of receiving such funds on their operations or financial condition, and whether such tenants will be able to meet the compliance requirements associated with the funds.

The CARES Act and related legislation include other provisions offering financial relief. This includes Medicare and Medicaid payment adjustments and an expansion of the Medicare Accelerated and Advance Payment Program, which made available accelerated payment of Medicare funds in order to increase cash flow to providers. These payments are loans that providers must repay. Additionally, CMS suspended Medicare sequestration payment adjustments from May 1, 2020, through December 31, 2021, which would have otherwise reduced payments to Medicare providers by 2 percent, but also extended sequestration through 2030. In addition to offering economic relief to individuals and businesses, the CARES Act and related legislation include provisions intended to expand coverage of COVID-19 testing and preventative services, address healthcare workforce needs, ease restrictions on telehealth services during the crisis, and ease other legal and regulatory burdens on healthcare providers. Due to recent enactment of the CARES Act, the PPPHCE Act, and the CAA, there is still a high degree of uncertainty surrounding their implementation, and the public health emergency continues to evolve.

On June 16, 2020, the U.S. House of Representatives Select Subcommittee on the Coronavirus Crises announced the launch of an investigation into the COVID-19 response of nursing homes and the use of federal funds by nursing homes during the pandemic. The Select Subcommittee continued to be active throughout the remainder of 2020 and 2021. In March 2021, the Oversight Subcommittee of the House Ways and Means Committee held a hearing on examining the impact of private equity in the U.S. health care system, including the impact on quality of care provided within the skilled nursing industry. These investigations and hearings could result in legislation imposing additional requirement on our tenant operators.

COVID-19 Update

On March 11, 2020, the World Health Organization declared the outbreak of the respiratory illness caused by a novel strain of coronavirus, SARS-CoV-2, also known as COVID-19, a global pandemic. The COVID-19 pandemic has led governments and other authorities in the United States to impose measures intended to control its spread, including restrictions on freedom of movement and business operations such as travel bans, border closings, business closures, quarantines and shelter-in-place orders. The COVID-19 pandemic and the measures to protect its spread adversely affected our business in 2022, and we expect it will continue to adversely affect our business in 2023 and beyond, for a variety of reasons, including those discussed below and elsewhere hereunder.

As of December 31, 2022, the Company is aware that each of our facilities has reported one or more positive cases of COVID-19 among the residents and/or operator employee populations. Many of our operators have reported incurring significant cost increases as a result of the COVID-19 pandemic, with dramatic increases for facilities with positive cases. We believe these increases primarily stem from elevated labor costs, including increased use of overtime and bonus pay, as well as a significant increase in both the cost and usage of personal protective equipment, testing equipment, processes and supplies. In terms of occupancy levels, many of our operators have reported experiencing declines, in part due to the elimination or suspension of elective hospital procedures, fewer discharges from hospitals to SNFs, and higher hospital readmittances from SNFs.

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The COVID-19 pandemic may also lead to temporary closures of nursing facilities, operated by our tenants, which also may affect our tenants’ ability to make their rental payments to us pursuant to their respective lease agreements. In addition, our tenants’ operations could be further disrupted if any of their employees, or the employees of their vendors, have, or are suspected of having, COVID-19. This has caused, and may cause in the future, our tenants or their vendors to experience staffing shortages, and this could potentially require our tenants and their vendors to close parts of or entire facilities, distribution centers, or other buildings to disinfect any affected areas.

We could also be adversely affected if government authorities impose upon our tenants, or their vendors, certain restrictions due to the COVID-19 pandemic. These restrictions may be in the form of mandatory closures, requested voluntary closures, bans on new admissions, restricted operations, or restrictions on the importation of necessary equipment or supplies which may adversely affect our tenants’ operations and their ability to make rental payments to us moving forward. In addition, family members may elect to keep nursing facility residents at home during the COVID-19 pandemic, thus reducing our tenants’ revenue. Currently, a number of our tenants have stopped admitting new patients due to rising COVID-19 infections resulting in decreased revenues.

As a result of the COVID-19 pandemic, our tenants may face lawsuits for alleged negligence associated with their responses to the emergency. The costs associated with defending, settling, or paying damages from such claims could negatively impact our tenants’ operating budgets and affect their ability to meet their obligations under our leases. Further, we may be subject to increased lawsuits arising out of our alleged actions or the alleged actions of our tenants for which they have agreed to indemnify, defend and hold us harmless. An unfavorable resolution of any such pending or future litigation could materially adversely affect us. The Company is not aware of any such lawsuits against our tenants.

If our tenants are unable to make rental payments to us pursuant to their lease obligations, whether due to the tenants’ decrease in revenues or otherwise, then, in some cases, we may be forced to either attempt to replace tenants or restructure tenants’ long-term rent obligations and may not be able to do so on terms that are as favorable to us as those currently in place.

While the Company has received approximately 80% of its expected monthly rental receipts from tenants for the year ended December 31, 2022, there are a number of uncertainties the Company faces as it considers the potential impact of COVID-19 on its business, including the length of census disruption, elevated COVID-19 operating costs related to personal protection equipment, cleaning supplies, virus testing and increased overtime due to staff illness and the extent to which federal and state funding support will offset these incremental costs for our tenants. To the extent government support is not sufficient or timely to offset these impacts, or to the extent these trends continue or accelerate and are not offset by additional government relief that is sufficient or timely, the operating results of our operators are likely to be adversely affected, some may be unwilling or unable to pay their contractual obligations to us in full or on a timely basis, as has occurred with more than one of our operators.

We also do not know the number of facilities that will ultimately experience widespread, high-cost outbreaks of COVID-19, and while we have requested reporting of case numbers from our operators and CMS has required additional reporting by operators, we may not receive accurate information on the number of cases, which could result in a delay in reporting. We expect to see continued increased clinical protocols for infection control within facilities and increased monitoring of employees, guests and other individuals entering facilities; however, we do not yet know if future reimbursement rates will be sufficient to cover the increased costs of enhanced infection control and monitoring. The extent of the COVID-19 pandemic’s effect on our and our tenants’ operational and financial performance will depend on future developments, including the ultimate duration, spread and intensity of the outbreak, which may depend on factors such as the development and implementation of an effective vaccine and treatments for COVID-19, government funds and other support for the senior care sector and the efficacy of other policies and measures that may mitigate the impact of the pandemic, all of which are uncertain and difficult to predict. Due to these uncertainties, we are unable at this time to estimate the effect of these factors on our business, but the adverse impact on our business, results of operations, financial condition and cash flows could be material.

In addition, the COVID-19 pandemic led to CMS, the OIG and other regulatory agencies implementing various waivers and flexibilities intended to minimize burdens for healthcare providers and other industry participants that faced the challenges of the COVID-19 pandemic. These included, for example, coverage requirement waivers (e.g., three-day prior hospitalization requirement for SNF stay coverage), exercising administrative discretion in fraud and abuse enforcement, and waivers relating to telehealth and licensure requirements. On January 30, 2023, the Biden Administration announced its intent to end the national emergency and public health emergency declarations on May 11, 2023, related to the COVID-19 pandemic. Consequently, many of the waivers and flexibilities that were implemented by CMS, the OIG and other regulatory agencies in response to the COVID-19 pandemic are now scheduled to expire on May 11, 2023. We are unable to estimate at this time the impact these developments may have on the Company’s business.

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Government Reimbursement

The majority of SNFs reimbursement, including our Lumber City, LaGrange, Thomasville, Glenvue and Tara Facilities, is through Medicare and Medicaid. These programs are often SNF’s largest source of funding. Senior housing communities generally do not receive funding from Medicare or Medicaid, but their ability to retain their residents is impacted by policy decisions and initiatives established by the administrators of Medicare and Medicaid. In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act (“ACA”) and the Health Care and Education Reconciliation Act of 2010 (collectively, the “Healthcare Reform Law”). The passage of the Healthcare Reform Law allowed formerly uninsured Americans to acquire coverage and utilize additional healthcare services. In addition, the Healthcare Reform Law gave the CMS new authorities to implement Medicaid waiver and pilot programs that impact healthcare and long-term custodial care reimbursement by Medicare and Medicaid. These activities promote “aging in place,” allowing senior citizens to stay longer in senior housing communities and diverting or delaying their admission into SNFs. In December 2017, Congress eliminated the penalty associated with the individual mandate to maintain health insurance effective January 1, 2019. In December 2018, as a result of the penalty associated with the individual mandate being eliminated, a federal trial court in Texas found that the entire ACA was unconstitutional. The Fifth Circuit Court of Appeals held that the individual mandate was unconstitutional and sent the case back to the trial court for additional analysis as to whether the rest of the ACA can survive. The U.S. Supreme Court agreed to review the case, and on June 17, 2021, dismissed the case, holding that the plaintiffs lacked standing to challenge the mandate or the remainder of the ACA. Additionally, final rules issued in 2018 expand the availability of association health plans and allow the sale of short-term, limited-duration health plans, neither of which are required to cover all of the essential health benefits mandated by the ACA. These changes may impact the number of individuals that elect to obtain public or private health insurance or the scope of such coverage, if purchased. We cannot predict the ultimate impact of these developments on our tenants. The potential risks, however, that accompany these regulatory and market changes are discussed below.

●	Enabled by the Medicare Modernization Act (2003) and subsequent laws, Medicare and Medicaid have implemented pilot programs (officially termed demonstrations or models) to “divert” elderly from SNFs and promote “aging in place” in “the least restrictive environment.” Several states have implemented Home and Community-based Medicaid waiver programs that increase the support services available to senior citizens in senior housing, lengthening the time that many seniors can live outside of a SNF. These Medicaid waiver programs are subject to re-approval, and pilots are time-limited. Roll-back or expiration of these programs could have an adverse effect on the senior housing market.

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●	Changes in certification and participation requirements of the Medicare and Medicaid programs have restricted, and are likely to continue to restrict further, eligibility for reimbursement under those programs. On October 4, 2016, CMS published a final rule that, for the first time in nearly 25 years, comprehensively updated the SNF requirements for participation under Medicare and Medicaid. Among other things, the rule implemented requirements relating to quality of care and quality of life, facility responsibilities and staffing considerations, resident assessments, and compliance and ethics programs. Failure to obtain and maintain Medicare and Medicaid certification by our tenants would result in denial of Medicare and Medicaid payments, which would likely result in a significant loss of revenue. In addition, private payors, including managed care payors, increasingly are demanding that providers accept discounted payments resulting in lost revenue for specific patients. Efforts to impose reduced payments, greater discounts, and more stringent cost controls by government and other payors are expected to continue. Any reforms that significantly limit rates of reimbursement under the Medicare and Medicaid programs could have a material adverse effect on our tenants’ profitability and cash flows which, in turn, could adversely affect their ability to satisfy their obligations to us. We are unable to predict what reform proposals or reimbursement limitations will be adopted in the future or the effect such changes will have on our tenants’ operations. No assurance can be given that such reforms will not have a material adverse effect on our tenants or on their ability to fulfill their obligations to us. As a result of the Healthcare Reform Law, and specifically Medicaid expansion and establishment of Health Insurance Exchanges providing subsidized health insurance, more Americans have health insurance. These newly insured Americans utilize services delivered by providers at medical buildings and other healthcare facilities. The Healthcare Reform Law remains controversial. The continued attempts to repeal or reverse aspects of the law could result in insured individuals losing coverage, and consequently, forgoing services offered by provider tenants in medical buildings and other healthcare facilities. See Part I, Item 1A., “Risk Factors” in this Annual Report concerning a possible repeal of the ACA. On June 28, 2012, the United States Supreme Court upheld the individual mandate of the Healthcare Reform Law but partially invalidated the expansion of Medicaid. The ruling on Medicaid expansion allowed states to decline to participate in the expansion—and to forego funding for the Medicaid expansion—without losing their existing Medicaid funding. Given that the federal government substantially funds the Medicaid expansion, it is still unclear how many states will ultimately pursue this option. The participation by states in the Medicaid expansion could have the dual effect of increasing our tenants’ revenues, through new patients, but could also further strain state budgets. While the federal government paid for approximately 100% of those additional costs from 2014 to 2016, the federal matching rate decreased to 90% in 2020. We cannot predict whether other current or future efforts to repeal or amend the Healthcare Reform Law will be successful. Even absent changes to the Healthcare Reform Law, the executive branch of the federal government may make significant changes to the enforcement and implementation of Healthcare Reform Law requirements. We cannot predict the impact that any such repeal or amendment of the Healthcare Reform Law or related action by the executive branch would have on our operators or tenants and their ability to meet their obligations to us. We cannot predict whether the existing Healthcare Reform Law, or future healthcare reform legislation or regulatory changes, will have a material impact on our operators’ or tenants’ property or business. If the operations, cash flows, or financial condition of our operators and tenants are materially and adversely impacted by the Healthcare Reform Law or future legislation, our revenue and operations may be adversely affected as well.

●	CMS is transitioning Medicare from a traditional fee-for-service reimbursement model to a capitated, value-based, and bundled payment model. In the value-based model, the government pays a set amount for each beneficiary for a defined period of time, based on the beneficiary’s underlying medical needs, rather than the actual services provided. The result is increasing use of management tools to oversee individual providers and coordinate their services. This puts downward pressure on the number and expense of services provided. Roughly 11 million Medicare beneficiaries now receive care via Accountable Care Organizations, and Medicare Advantage health plans now provide care for roughly seventeen-million Medicare beneficiaries. The continued trend toward capitated, value-based, and bundled payment approaches has the potential to diminish the market for certain healthcare providers. In addition, on April 1, 2014, the Protecting Access to Medicare Act of 2014 was enacted, which implements value-based purchasing for SNFs. In fiscal year 2019, 2% of SNF payments began to be withheld and 60% of the amount withheld is being redistributed to SNFs as incentive payments through value-based payments. SNFs began reporting the claims-based 30-Day All-Cause Readmission Measure on October 1, 2015, and began reporting a resource use measure on October 1, 2016. Both measures are publicly available.

C-17

●	In October 2015, the U.S. Government Accountability Office (“GAO”) released a report recommending that CMS continue to improve data and oversight of nursing home quality measures. The GAO found that nursing home quality would be easier to determine if the quality of the underlying data was improved (i.e., by changing the way self-reported data and non-standardized survey methodologies were used). The GAO recommended, among other things, that CMS implement a clear plan for ongoing auditing of self-reported data and establish a process for monitoring oversight modifications to better assess their effects. HHS agreed with the GAO’s recommendations, and to the extent such recommendations are implemented, they could impact our operators and tenants.

●	The majority of Medicare payments continue to be made through traditional Medicare Part A and Part B fee-for-service schedules. The Medicare and CHIP (Children’s Health Insurance Program) Reauthorization Act of 2015 (“MACRA”) addressed the risk of a cut in Medicare payments for physician services. However, other annual Medicare payment regulations, particularly with respect to certain hospitals, skilled nursing care, and home health services, have resulted in lower net pay increases than providers of those services have often expected. In addition, MACRA established a multi-year transition into pay-for-quality approaches for Medicare physicians and other providers. This includes payment reductions for providers who do not meet government quality standards. The current Value-Based Payment Modifier program expired at the end of 2018, and the first Merit-based Incentive Payment System (“MIPS”) adjustments began in 2019. The continued implementation of pay-for-quality models is expected to produce funding disparities that could adversely impact some provider tenants in medical buildings and other healthcare properties.

●	OIG has increased focus in recent years on billing practices by SNFs. In September 2015, OIG issued a report calling for reevaluation of the Medicare payment system for SNFs. In particular, OIG found that Medicare payments for therapy greatly exceeded SNFs’ costs for therapy, and that, under the current payment system, SNFs increasingly billed for the highest level of therapy even though key beneficiary characteristics remained largely the same. OIG determined that its findings demonstrated the need for CMS to reevaluate the Medicare SNF payment system, concluding that payment reform could save Medicare billions of dollars and encourage SNFs to provide services that are better aligned with beneficiaries’ care needs. OIG also formulates a formal work plan that addresses nursing facilities. The current work plan regarding nursing facilities includes several areas of investigation and review, including but not limited to (1) SNFs’ compliance in reporting related-party costs to Medicare, (2) potentially preventable inpatient hospitalizations of SNF residents, and (3) Medicare payments to SNFs under CMS’ Patient Driven Payment Model. If followed, these reports and recommendations may impact our tenants. We cannot predict the likelihood, scope, or outcome of any such investigations on our tenants if these recommendations are implemented.

●	On July 29, 2016, CMS issued its final rule laying out the performance standards relating to preventable hospital readmissions from SNFs. The final rule includes the SNF 30-day All Cause Readmission Measure, which assesses the risk-standardized rates of all-cause, all conditions, unplanned inpatient readmissions for Medicare fee-for-service patients of SNFs within 30 days of discharge from admission to an inpatient prospective payment system (“IPPS”) hospital, critical access hospital (“CAH”), or psychiatric hospital. The final rule includes the SNF 30-Day potentially preventable readmission measure as the SNF all condition risk adjusted potentially preventable hospital readmission measure. This measure assesses the facility-level risk-standardized rate of unplanned, potentially preventable hospital readmissions for SNF patients within 30 days of discharge from a prior admission to an IPPS hospital, CAH, or psychiatric hospital. Hospital readmissions include readmissions to a short-stay acute-care hospital or CAH, with a diagnosis considered to be unplanned and potentially preventable.

●	On September 16, 2016, CMS issued its final rule concerning emergency preparedness requirements for Medicare and Medicaid participating providers, including long-term care facilities and intermediate care facilities for individuals with intellectual disabilities. The rule is designed to ensure providers and suppliers have comprehensive and integrated emergency policies and procedures in place, in particular during natural and man-made disasters. Under the rule, facilities are required to (i) document risk assessment and emergency planning, (ii) develop and implement policies and procedures based on that risk assessment, (iii) develop and maintain an emergency preparedness communication plan in compliance with both federal and state law, and (iv) develop and maintain an emergency-preparedness training and testing program. Facilities were required to have been in compliance with these regulations by November 15, 2017. We cannot predict the impact of these regulations on our tenants.

C-18

●	On February 8, 2018, President Trump signed into law the Bipartisan Budget Act of 2018 (the “BBA”) extending the reduction in Medicare provider payments, commonly called the “sequestration.” This automatic payment reduction remains at 2% and applies to all Medicare physician claims and certain other claims, including physician-administered medications, submitted after April 1, 2013. Scheduled to expire in 2025, the BBA extended the sequestration through 2027. CMS suspended Medicare sequestration payment adjustments from May 1, 2020, through December 31, 2021, but further extended sequestration through 2030.

●	In 2019, CMS began including the new long-term-stay hospitalization measurement that the agency began tracking in 2018 in its quality measures for the consumer-based Nursing Home Compare website. CMS also began posting the number of hours worked by a facility’s non-nursing staff in July 2018. In October 2019, CMS resumed posting the average number of citations per inspection for each state and the nation as a whole, which may affect each facility’s health inspection rating on the site. We cannot predict how this data will affect our tenants’ business.

●	In 2020, the Department of Justice (DOJ) launched a National Nursing Home Initiative to coordinate and enhance civil and criminal enforcement actions against nursing homes with grossly substandard deficiencies. Such enforcement activities are unpredictable and may develop over lengthy period of time. An adverse resolution of any of these enforcement activities or investigations incurred by any of our tenant operators may involve injunctive relief and/or substantial monetary penalties, either or both of which could have a material adverse effect on their reputation, business, results of operations, and cash flow.

●	CMS released its final rule outlining fiscal year 2020 Medicare payment rates and quality programs for SNFs. This final rule has been effective as of October 1, 2019. The policies in the final rule continue to shift Medicare payments from volume to value by implementing SNF Value-Based Purchasing program (“VBP”) and SNF Quality Reporting Program (“QRP”). CMS will be using the Patient-Driven Payment Model (“PDPM”), which focuses on the patient’s condition and resulting care needs rather than on the amount of care provided in order to determine Medicare payment. Based on changes contained within this final rule, CMS estimates that the fiscal year 2020 aggregate impact will be an increase of $851 million in Medicare payments to SNFs, resulting from the fiscal year 2020 SNF market basket update required by the BBA to be 2.8%. The effect of the 2020 prospective payment system (“PPS”) rate update on our tenants’ revenues will be dependent upon their census and the mix of patients at the various PPS and PDPM pay rates. In addition, we cannot predict how future changes may impact reimbursement rates under the SNF PPS and PDPM system.

●	CMS released its final rule outlining fiscal year 2021 Medicare payment rates and quality programs for SNFs. It includes routine technical rate-setting updates to the SNF PPS payment rates and adopts the revised Office of Management and Budget statistical area delineations. In addition, the rule applies a 5-percent cap on wage index decreases from Fiscal Year 2020 to Fiscal Year 2021. The rule also finalized changes to the International Classification of Diseases, Version 10 (ICD-10) code mappings. CMS also finalized updates to the SNF VBP Program regulation text at 42 C.F.R. § 413.338 to reflect previously finalized policies and updated the 30-day Phase One Review and Correction deadline for the baseline period quarterly report. CMS released its final rule outlining fiscal year 2022 Medicare payment rates and quality programs for SNFs. CMS estimates that the aggregate impact of the payment policies set forth in the final rule would result in an approximate increase of $410 million in Medicare Part A payments to SNFs. In addition, the final rule includes several policies that update the QRP and VBM for fiscal year 2022. For example, CMS adopted a new claims-based measure, the SNF Healthcare-Associated Infections measure, beginning with the FY 2023 SNF QRP. Among other changes, CMS also adopted the COVID-19 Vaccination Coverage among Healthcare Personnel (HCP) Measure requiring SNFs to report on COVID-19 vaccination of their staff to assess whether SNFs are taking steps to limit the spread of COVID-19 among the HCP, reduce transmission risks within their facilities, and help sustain the ability of SNFs to continue serving their communities through the pandemic and beyond.

C-19

●	CMS released its final rule outlining fiscal year 2023 Medicare payment rates and quality programs for SNFs. CMS estimates that the aggregate impact of the payment policies set forth in the final rule would result in an increase of 2.7%, or approximately $904 million, in Medicare Part A payments to SNFs in fiscal year 2023 compared to fiscal year 2022. CMS also adopted a new quality measure for the SNF QRP that assesses the rate of influenza vaccination coverage among health care personnel beginning with the fiscal year 2024 SNF QRP. In addition, CMS finalized several changes to the PDPM ICD-10 code mappings to improve consistency between the ICD-10 code mappings and current ICD-10 coding guidelines. CMS also finalized its proposal to suppress (not apply) the SNF 30-Day All-Cause Readmission Measure as part of the performance scoring for the fiscal year 2023 SNF VBP due to circumstances caused by the COVID-19 public health emergency affecting the ability to make fair, national comparisons of SNFs’ performance scores.

We are an ongoing participant in, and a direct recipient of, reimbursement under these government reimbursement programs with respect to the Lumber City, LaGrange, Thomasville, Glenvue and Tara Facilities. Additionally, a significant portion of the revenue of the healthcare operators to which we lease, and sublease properties is derived from governmentally-funded reimbursement programs, and any adverse change in such programs could negatively impact an operator’s ability to meet its obligations to us and our operating results directly due to the Company operating the Lumber City, LaGrange, Thomasville, Glenvue and Tara Facilities.

Environmental Regulation

As an owner of real property, we are subject to various federal, state and local laws and regulations regarding environmental, health and safety matters.

These laws and regulations address, among other things, asbestos, polychlorinated biphenyls, fuel oil management, wastewater discharges, air emissions, radioactive materials, medical wastes, and hazardous wastes, and, in certain cases, the costs of complying with these laws and regulations and the penalties for non-compliance can be substantial. Although we do not currently operate or manage our properties, we may be held primarily or jointly and severally liable for costs relating to the investigation and clean-up of our current and former properties from which there is or has been an actual or threatened release of a regulated material and any other affected properties, regardless of whether we knew of or caused the release. Such costs typically are not limited by law or regulation and could exceed the property’s value. In addition, we may be liable for certain other costs, such as governmental fines and injuries to persons, property or natural resources, as a result of any such actual or threatened release.

Under the terms of our leases, we generally have a right to indemnification by the tenants of our properties for any contamination caused by them. However, there is no assurance that our tenants will have the financial capability or willingness to satisfy their respective indemnification obligations to us, and any failure, inability or unwillingness to do so may require us to satisfy the underlying environmental claims. In general, we have also agreed to indemnify our tenants against any environmental claims (including penalties and clean-up costs) resulting from any condition arising in, on or under, or relating to, our properties at any time before the applicable lease commencement date.

To the extent that significant changes in the climate occur in areas where our communities are located, we may experience increased frequency of severe weather conditions or natural disasters or other changes to weather patterns, all of which may result in physical damage to or a decrease in demand for properties affected by these conditions. Should the impact of climate change be material in nature or occur for lengthy periods of time, our financial condition, revenues, results of operations, or cash flow may be adversely affected. In addition, government regulation intended to mitigate the impact of climate change, severe weather patterns, or natural disasters could result in additional required capital expenditures to comply with such regulation without a corresponding increase in our revenues.

We did not make any material capital expenditures in connection with environmental, health, and safety laws, ordinances and regulations in 2022 or 2021.

C-20

Human Capital Resources

As of December 31, 2022, our Real Estate segment had 10 employees of which all were full-time employees (excluding facility-level employees related to the Company’s Management Contract for three facilities in Ohio). Our Healthcare Services segment had approximately 136 full-time equivalent employees. The Company’s Healthcare Services segment has had to utilize agency staffing to a much greater degree due to the COVID-19 pandemic related staffing shortages. The Company is actively working to attract and retain permanent employees. We offer benefits to care for the diverse needs of our employees. These include health benefits, paid vacations, benefits to support employee mental health, including an employee assistance program. As we continue to face evolving environmental and health challenges, we continually review our offerings to improve the competitiveness of our total compensation programs, including our health benefit offerings.

Item 1A. Risk Factors

The following are certain risk factors that could affect our business, operations and financial condition. These risk factors should be considered in connection with evaluating the forward-looking statements contained in this Annual Report because these factors could cause the actual results and conditions to differ materially from those projected in forward-looking statements. This section does not describe all risks applicable to our business, and we intend it Item 1A only as a summary of certain material factors. If any of the following risks actually occur, our business, financial condition or results of operations could be negatively affected. In that case, the trading price of the common stock, no par value per share (the “common stock”), and the 10.875% Series A Cumulative Redeemable Preferred Shares, no par value per share (the “Series A Preferred Stock”), could decline.

Risks Related to Our Business and Industry

Our portfolio stabilization in our Healthcare Services segment expose the Company to the various risks facing our tenants.

While the Company is a self-managed real estate investment company that invests primarily in real estate purposed for long-term care and senior living, when business conditions require, the Company may undertake portfolio stabilization measures in order to preserve the value of our assets. This portfolio stabilization measure exposes the Company directly to all the risks our tenants face as discussed in this “Risk Factor -Risk Related to our Business and Industry” section.

Our leases with tenants comprise our rental revenue and any failure, inability or unwillingness by these tenants to satisfy their obligations under our agreements could have a material adverse effect on us.

Our business depends upon our tenants meeting their obligations to us, including their obligations to pay rent, maintain certain insurance coverage, pay real estate and other taxes and maintain and repair the leased properties. We give no assurance that these tenants will have sufficient assets, income and access to financing to enable them to satisfy their respective obligations to us, and any failure, inability or unwillingness by these tenants to do so could have a material adverse effect on us. In addition, any failure by these tenants to effectively conduct their operations or to maintain and improve our properties could adversely affect their business reputation and their ability to attract and retain patients and residents in our properties, which could have a material adverse effect on us. Our tenants have agreed to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities arising in connection with their respective businesses, and we give no assurance that our tenants will have sufficient assets, income, access to financing and insurance coverage to enable them to satisfy their respective indemnification obligations.

We are subject to risks associated with public health crises, severe cold and flu seasons, epidemics and pandemics, including the COVID-19 pandemic, and other widespread illnesses.

We are subject to risks associated with public health crises, severe cold and flu seasons, epidemics and pandemics, such as the COVID-19 pandemic, and other widespread illnesses. In addition, we are subject to risk associated with government measures to prevent the spread of infectious diseases, including the global health concerns related to the COVID-19 pandemic. It is impossible to predict the severity of the annual cold and flu season or the occurrence of epidemics, pandemics or any other widespread illnesses.

C-21

The COVID-19 pandemic has subjected our business, operations, and financial condition to a number of risks, including, but not limited to, those discussed below:

●	Risks Related to Revenue: Our revenues and our tenants’ revenues are dependent, in part, on occupancy. In addition to the impact of increases in mortality rates on occupancy of our operating facilities, the ongoing COVID-19 pandemic may prevent prospective occupants and their families from visiting our facilities and limit the ability of new occupants to move into our facilities due to heightened move-in criteria and screening. Although the ongoing impact of the pandemic on occupancy remains uncertain, a decrease in occupancy could affect the net operating income of our tenants and the ability of our tenants to make contractual payments to us.

●	Risks Related to Tenant Financial Condition: In addition to the risk of decreased revenue from tenant payments, the impact of the COVID-19 pandemic creates a heightened risk of tenant bankruptcy or insolvency due to factors such as decreased occupancy, increased health and safety and labor expenses or litigation resulting from developments related to the COVID-19 pandemic.

●	Risks Related to Operations: Operational costs may increase in the future based on the duration and severity of the pandemic or the introduction of public health regulations. Operators and tenants are also subject to risks arising from the unique pressures on seniors housing employees during the COVID-19 pandemic. As a result of difficult conditions and stresses related to the COVID-19 pandemic, employee morale and productivity may suffer and additional pay, such as hazard pay, may not be sufficient to retain key operator and tenant employees. In addition, our operations or those of our tenants may be adversely impacted if a significant number of our employees or those of our operators or tenants’ contract COVID-19. The impact of the COVID-19 pandemic on our facilities could result in additional operational costs and reputational and litigation risk to us and our tenants. As a result of the COVID-19 pandemic, our tenants’ cost of insurance is expected to increase, and such insurance may not cover certain claims related to COVID-19. Our exposure to COVID-19 related litigation risk may be increased if the tenants of the relevant facilities are subject to bankruptcy or insolvency. In addition, we may face increased operational challenges and costs resulting from logistical challenges such as supply chain interruptions, business closures and restrictions on the movement of people.

●	Risks Related to Property Acquisitions and Dispositions: As a result of uncertainty regarding the length and severity of the COVID-19 pandemic and the impact of the pandemic on our business and related industries, our investments in and acquisitions of senior housing properties, as well as our ability to transition or sell properties with profitable results, may be limited. Such disruptions to acquisition, disposition and development activity may negatively impact our long-term competitive position.

●	Risks Related to Liquidity: The COVID-19 pandemic and related public health measures implemented by governments worldwide have had severe global macroeconomic impacts and have resulted in significant financial market volatility. An extended period of volatility or a downturn in the financial markets could result in increased cost of capital. If our access to capital is restricted or our borrowing costs increase as a result of developments in financial markets relating to the pandemic, our operations and financial condition could be adversely impacted. In addition, a prolonged period of decreased revenue and limited acquisition and disposition activity operations could adversely affect our financial condition and long-term growth prospects and there can also be no assurance that we will not face credit rating downgrades. Future downgrades could adversely affect our cost of capital, liquidity, competitive position and access to capital markets.

C-22

Public health crises, severe cold and flu seasons, epidemics and pandemics, and other widespread illnesses could result in adverse impacts on our business, results of operations, cash flows and financial condition. Additional risks that may be associated with other future public health crises, severe cold and flu seasons, epidemics or pandemics, or other widespread illnesses include:

●	one or more of our tenants could experience deteriorating financial conditions and be unable or unwilling to pay rent on time and in full (which has, and could continue to result from, among other reasons (i) increased operating costs and staffing requirements related to compliance with Centers for Disease Control and Prevention (“CDC”) protocols, (ii) decreased occupancy rates, (iii) increased scrutiny by regulators, (iv) potential repayments of relief funds received by tenants, (v) nursing or other staffing shortages; or (vi) decisions by elderly individuals to avoid or delay entrance into assisted living and other long-term care facilities);

●	health orders, rent moratoriums, and other initiatives by federal, state, and local authorities could affect our operators and our ability to collect rent and/or enforce remedies for the failure to pay rent;

●	the possibility we may have to restructure tenants’ obligations and may not be able to do so on terms that are favorable to us;

●	decreased occupancy, including due to early resident move-outs, operators delaying new resident admissions and potential occupants postponing moves to our operators’ facilities;

●	the possibility that hospitals may cancel or significantly reduce elective surgeries, thereby reducing the number of people in need of skilled nursing care;

●	increased costs or delays that we have incurred, and may continue to incur, if we need to reposition or transition any of our currently-leased properties to another tenant or operator, which have adversely impacted, and may continue to adversely impact, our revenues and results of operations;

●	the expiration, or lack of enforcement, of liability immunity for health care providers in relation to a qualified pandemic under the Public Readiness and Emergency Preparedness Act (the “PREP Act”); and

●	complete or partial closures of, or other operational issues at, one or more of our properties resulting from government actions or directives.

The extent to which the COVID-19 pandemic, or other future health crises, may impact our business, results of operations, cash flows and financial condition, and those of our operators, depends on many factors which are highly uncertain and are difficult to predict. These factors include, but are not limited to, the duration, spread and severity of any outbreak, the timing, distribution and efficacy of vaccines and other treatments, the actions taken to contain the outbreak or health crisis or mitigate its impact, and the direct and indirect economic effects of the pandemic or other health crisis and containment measures.

We depend on affiliates of Aspire and C.R Management for a significant portion of our revenues and any inability or unwillingness by such entities to satisfy their obligations to us could have a material adverse effect on us.

As of the date of filing this Annual Report, our 13 properties (excluding the three facilities that are managed by us) are operated by a total of 11 separate tenants and two by the Company, with each of our tenants being affiliated with one of six local or regionally-focused operators. We refer to our tenants who are affiliated with the same operator as a group of affiliated tenants. Each of our operators operate (through a group of affiliated tenants) between one and five of our facilities, with our material operators, Aspire and C.R Management, each operating (through a group of affiliated tenants) five and two facilities, respectively. We therefore depend on tenants who are affiliated with Aspire and C.R Management for a significant portion of our revenues. We give no assurance that the tenants affiliated with C.R Management and Aspire will have sufficient assets, income and access to financing to enable them to make rental payments to us or to otherwise satisfy their obligations under the applicable leases and subleases, and any inability or unwillingness by such tenants to do so could have a material adverse effect on us.

A prolonged economic slowdown could adversely impact the results of operations of our tenants, which could impair their ability to meet their obligations to us.

We believe the risks associated with our investments will be more acute during periods of economic slowdown or recession (such as the most recent recession) due to the adverse impact caused by various factors, including pandemics and other public health crises, inflation, deflation, increased unemployment, volatile energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market, a distressed real estate market, market volatility and weakened business and consumer confidence. This difficult operating environment caused by an economic slowdown or recession could have an adverse impact on the ability of our tenants to maintain occupancy rates, as the Company has experienced with its Healthcare Services segment, which could harm their financial condition and our financial condition Any sustained period of increased payment delinquencies, foreclosures or losses by our tenants could adversely affect our income from investments in our portfolio.

C-23

Increased competition, as well as increased operating costs, could result in lower revenues for some of our tenants (and our Healthcare Services segment) and may affect their ability to meet their obligations to us.

The long-term care industry is highly competitive, and we expect that it will become more competitive in the future. The Company and our tenants are competing with numerous other companies providing similar healthcare services or alternatives such as home health agencies, life care at home, community-based service programs, retirement communities and convalescent centers. The Company and our tenants compete on a number of different levels, including the quality of care provided, reputation, the physical appearance of a facility, price, the range of services offered, family preference, alternatives for healthcare delivery, the supply of competing properties, physicians, staff, referral sources, location and the size and demographics of the population in the surrounding areas. Operating expenses such as food, utilities, taxes, insurance and rent or debt service continue to increase. We cannot be certain that all of our tenants will be able to achieve occupancy and rate levels that will enable them to meet their full obligations to us. Our tenants may encounter increased competition in the future that could limit their ability to attract patients or residents or expand their businesses which would in turn affect their ability to make their lease payments to us.

In addition, the market for qualified nurses, healthcare professionals and other key personnel is highly competitive, and the Company and our tenants may experience difficulties in attracting and retaining qualified personnel. Increases in labor costs due to higher wages and greater benefits required to attract and retain qualified healthcare personnel incurred by our tenants could affect their ability to meet their obligations to us. This situation could be particularly acute in certain states and cities that have enacted legislation establishing minimum staffing requirements. The Tara Facility has incurred additional expenses related to the high cost of staffing agencies.

Disasters and other adverse events may seriously harm our business.

Our facilities and our business may suffer harm as a result of natural or man-made disasters such as storms, earthquakes, hurricanes, tornadoes, floods, fires, terrorist attacks and other conditions. The impact, or impending threat, of such events may require that our tenants evacuate one or more facilities, which could be costly and would involve risks, including potentially fatal risks, for their patients. The impact of disasters and similar events is inherently uncertain. Such events could harm our tenants’ patients and employees, severely damage or destroy one or more of our facilities, harm our tenants’ business, reputation and financial performance, or otherwise cause our tenants’ businesses to suffer in ways that we are unable to predict.

Tenant financial or legal difficulties could limit or delay our ability to collect unpaid rents or require us to find new tenants.

If a lessee experiences financial or legal difficulties, it could fail to pay us rent when due, assert counterclaims, or seek bankruptcy protection. In the case of a master lease, this risk is magnified, as a default could reduce or eliminate rental revenue from several properties. Over the past three years, four of our operators have experienced or continue to experience financial or legal difficulties resulting in non-payment of rent or bankruptcy. See Part II, Item 7., Management’s Discussion and Analysis of Financial Condition and Results of Operations—”Leased and Subleased Facilities to Third-Party Operators” for further discussion. Additionally, the COVID-19 pandemic has caused, and depending on its scope and duration could continue to cause, financial and legal difficulties for certain of our lessees. If an operator is unable to comply with the terms of its leases, we could be asked to defer rent or forced to modify the leases in ways that are unfavorable to us. Alternatively, the failure of an operator to perform its obligations under a lease or other agreements with us could force us to declare a default and terminate the lease. There can be no assurance that we would be able to find a suitable replacement operator or re-lease the property on substantially equivalent or better terms than the prior lease, if at all. If a lessee seeks bankruptcy protection, it could delay our efforts to collect past due amounts owed to us under the applicable lease and ultimately preclude collection of all or a portion of those amounts.

C-24

We have been and may in the future be named as a defendant in litigation involving the services provided by our tenants. Although we generally have no involvement in the services provided by our tenants, and our standard lease agreements generally require our tenants to indemnify us and carry insurance to protect us in certain cases, a significant judgment against us in such litigation could exceed the aggregate of our and our respective tenants’ insurance coverage, which would require us to make payments to cover any such judgment.

Our tenants who engage in business with the federal government may be sued under a federal whistleblower statute designed to combat fraud and abuse in the healthcare industry. See “Government Regulation-Healthcare Regulation” in Part I, Item 1., “Business” in this Annual Report. These lawsuits can involve significant monetary damages and award bounties to private plaintiffs who successfully bring these suits. If any of these lawsuits are brought against our tenants, such suits combined with increased operating costs and substantial uninsured liabilities could have a material adverse effect on our tenants’ liquidity, financial condition and results of operations and on their ability to satisfy their obligations under our leases, which, could in turn, have a material adverse effect on us.

If we must replace any of our tenants, we might be unable to rent the properties on as favorable terms, or at all, in which case we may operate the facility ourselves and we could be subject to delays, limitations and expenses, which could have a material adverse effect on us.

We cannot predict whether our tenants will renew existing leases beyond their current term. If any of our triple-net leases are not renewed, we would attempt to rent those properties to another tenant. In addition, following expiration of a lease term or if we exercise our right to replace a tenant in default, rental payments on the related properties could decline or cease altogether while we reposition the properties with a suitable replacement tenant. We also might not be successful in identifying suitable replacements or entering into leases or other arrangements with new tenants on a timely basis or on terms as favorable to us as our current leases, if at all, and we may be required to fund certain expenses and obligations (e.g., real estate and bed taxes, and maintenance expenses) to preserve the value of, and avoid the imposition of liens on, our properties while they are being repositioned. In addition, we may incur certain obligations and liabilities, including obligations to indemnify the replacement tenant, which could have a material adverse effect on us.

In the event of non-renewal or a tenant default, our ability to reposition our properties with a suitable replacement tenant could be significantly delayed or limited by state licensing, receivership, CON or other laws, as well as by the Medicare and Medicaid change-of-ownership rules, and we could incur substantial additional expenses in connection with any licensing, receivership or change-of-ownership proceedings.

Healthcare facilities are typically highly customized and may not be easily adapted to non-healthcare-related uses. The improvements generally required to conform a property to healthcare use, such as upgrading electrical, gas and plumbing infrastructure and security, are costly and at times tenant-specific. A new or replacement tenant may require different features in a property, depending on that tenant’s particular operations. If a current tenant is unable to pay rent and vacates a property, we may incur substantial expenditures to modify a property before we are able to secure another tenant. Supply chain volatility and labor shortages may increase these construction costs. In addition, approvals of local authorities for any required modifications and/or renovations may be necessary, resulting in delays in transitioning a facility to a new tenant. These expenditures or renovations and delays could materially and adversely affect our business, financial condition or results of operations.

Moreover, in connection with certain of our properties, we have entered into intercreditor agreements with the tenants’ lenders or tri-party agreements with our lenders. Our ability to exercise remedies under the applicable leases or to reposition the applicable properties may be significantly delayed or limited by the terms of the intercreditor agreement or tri-party agreement. Any such delay or limit on our rights and remedies could adversely affect our ability to mitigate our losses and could have a material adverse effect on us.

C-25

The amount and scope of insurance coverage provided by policies maintained by ourselves and our tenants may not adequately insure against losses.

We maintain or require in our leases that our tenants maintain all applicable lines of insurance on our properties and their operations. Although we regularly review the amount and scope of insurance maintained by our tenants and believe the coverage provided to be customary for similarly situated companies in our industry, we give no assurance that our tenants will continue to be able to maintain adequate levels of insurance. We also give no assurance that our tenants will maintain the required coverages, that we will continue to require the same levels of insurance under our leases, that such insurance will be available at a reasonable cost in the future or that the policies maintained will fully cover all losses on our properties upon the occurrence of a catastrophic event, nor can we make any guarantee as to the future financial viability of the insurers that underwrite the policies maintained by our tenants.

For various reasons, including to reduce and manage costs, many healthcare companies utilize different organizational and corporate structures coupled with captive programs that may provide less insurance coverage than a traditional insurance policy. Companies that insure any part of their general and professional liability risks through their own captive limited purpose entities generally estimate the future cost of general and professional liability through actuarial studies that rely primarily on historical data. However, due to the rise in the number and severity of professional claims against healthcare providers, these actuarial studies may underestimate the future cost of claims, and reserves for future claims may not be adequate to cover the actual cost of those claims. As a result, the tenants of our properties who self-insure could incur large funded and unfunded general and professional liability expenses, which could materially adversely affect their liquidity, financial condition and results of operations and, in turn, their ability to satisfy their obligations to us. If tenants of our properties decide to implement a captive or self-insurance program, any large funded and unfunded general and professional liability expenses incurred could have a material adverse effect on us.

Should an uninsured loss or a loss in excess of insured limits occur, we could incur substantial liability or lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenues from the property. Following the occurrence of such an event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. We give no assurance that material uninsured losses, or losses in excess of insurance proceeds, will not occur in the future.

Our tenants and our Healthcare Segment depend on reimbursement from governmental and other third-party payors, and reimbursement rates from such payors may be reduced.

The ability of our tenants to generate revenue and profit determines the underlying value of that property to us. Revenues of our tenants are generally derived from payments for patient care. Sources of such payments include the federal Medicare program, state Medicaid programs, private insurance carriers, health care service plans, health maintenance organizations, preferred provider arrangements, self-insured employers, as well as the patients themselves.

The health care industry continues to face increased government and private payor pressure on health care providers to control costs. Federal legislative and regulatory policies have been adopted and may continue to be proposed that would reduce Medicare and/or Medicaid payments to nursing facilities. Moreover, state budget pressures continue to result in adoption of Medicaid provider payment reductions in some states. Increasingly, state Medicaid programs are providing coverage through managed care programs under contracts with private health plans, which is intended to decrease state Medicaid costs. In light of continuing federal and state Medicaid program reforms, budget cuts, and regulatory initiatives, no assurance can be given that the implementation of such regulations and reforms will not have an adverse effect on the financial condition or results of operations of our tenants and/or borrowers which, in turn, could affect their ability to meet their contractual obligations to us.

Furthermore, on December 22, 2017, the Tax Cuts and Jobs Act was enacted and signed into law that repealed the individual mandate in the ACA. Because the U.S. Supreme Court’s 2012 decision finding the ACA constitutional was grounded, at least in part, on the inclusion of the individual mandate in the law, a federal trial court found the entire law unconstitutional upon the mandate’s repeal. The Fifth Circuit Court of Appeals affirmed that the individual mandate was unconstitutional and sent the case back to the trial court for additional analysis as to whether the rest of the ACA could survive. The U.S. Supreme Court agreed to review the case, and on June 17, 2021, dismissed the case, holding that the plaintiffs lacked standing to challenge the mandate or the remainder of the ACA. While there have been efforts to repeal the law and enact alternative reforms, the Biden Administration has indicated it will support and expand upon the ACA. There is no assurance that the implementation of ACA or any subsequent modifications or related legal challenges will not adversely impact the operations cash flows or financial conditions of our lessees, which subsequently could materially and adversely impact our revenue and operations.

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Changes in the reimbursement rates or methods of payment from third-party payors, including insurance companies and the Medicare and Medicaid programs, could have a material adverse effect on our tenants and directly upon our Healthcare Services segment.

Our Healthcare Services segment and tenants rely on reimbursement from third-party payors, including the Medicare (both traditional Medicare and “managed” Medicare/Medicare Advantage) and Medicaid programs, for substantially all of their revenues, as does our Healthcare Services segment. Federal and state legislators and regulators have adopted or proposed various cost-containment measures that would limit payments to healthcare providers, and budget crises and financial shortfalls have caused states to implement or consider Medicaid rate freezes or cuts. Private third-party payors also have continued their efforts to control healthcare costs. We give no assurance that our Healthcare Services segment or tenants that currently depend on governmental or private payor reimbursement will be adequately reimbursed for the services they provide. Significant limits by governmental and private third-party payors on the scope of services reimbursed or on reimbursement rates could have a material adverse effect on the liquidity, financial condition, and operations of some of our tenants. These limits may be imposed by statutory and regulatory changes, retroactive rate adjustments, recovery of program overpayments or set-offs, court decisions, administrative rulings, policy interpretations, payment or other delays by fiscal intermediaries or carriers, government funding restrictions (at a program level or with respect to specific facilities), interruption or delays in payments due to any ongoing government investigations and audits at such property, or private payor efforts. Additionally, these limits could adversely affect our tenants’ ability to comply with the terms of our leases and have a material adverse effect on us.

We pursue property acquisitions and seek strategic opportunities in the ordinary course of our business, which may result in significant usage of management resources or costs, and we may not fully realize the potential benefits of such transactions or the acquisition may not prove to be successful.

We regularly review, evaluate, engage in discussions regarding, and pursue acquisitions of properties and seek other strategic opportunities in the ordinary course of business in order to maximize stockholder value. We may devote a significant amount of our management resources to, and incur significant costs in connection with, such transactions, which may not result in definitive agreements or the completion of any transaction and could negatively impact our operations. In addition, there is no assurance that we will fully realize the potential benefits of any past or future acquisition or strategic transaction. Also, we might encounter unanticipated difficulties and expenditures relating to our acquired healthcare properties, including contingent liabilities, or our newly acquired healthcare properties might require significant management attention that would otherwise be devoted to our ongoing business. Such costs may negatively affect our results of operations.

If we are unable to resolve our professional and general liability actions on terms acceptable to us, then it could have a material adverse effect on our business, financial condition and results of operations.

The Company is a defendant in various legal actions and administrative proceedings arising in the ordinary course of business, including claims that the services the Company provided during the time it operated SNFs resulted in injury or death to former patients. Although the Company settles cases from time to time if settlement is advantageous to the Company, the Company vigorously defends any matter in which it believes the claims lack merit and the Company has a reasonable chance to prevail at trial or in arbitration. Litigation is inherently unpredictable and there is risk in the Company’s strategy of aggressively defending these cases. There is no assurance that the outcomes of these matters will not have a material adverse effect on the Company’s financial condition.

As of the date of filing this Annual Report, the Company is a defendant in 10 professional and general liability actions, one such action was commenced on behalf of a former patient of the Company and the remaining actions were commenced by former patients of the Company’s current or prior tenants. These actions generally seek unspecified compensatory and punitive damages for former patients who were allegedly injured or died while patients of our facilities due to professional negligence or understaffing. One such action, on behalf of the Company’s former patient, is covered by insurance, except that any award of punitive damages would be excluded from such coverage. 9 of such actions relate to events which occurred after the Company transitioned (the “Transition”) the operations of the facilities in question to a third-party operator and which are subject to such operators’ indemnification obligations in favor of the Company.

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The Company maintains insurance for professional and general liability claims for its Healthcare Services segment, which included in 2022 the LaGrange, Lumber City, Meadowood, Thomasville, Glenvue and Tara Facilities, however for claims prior to January 1, 2020, the Company is self-insured against professional and general liability claims since it discontinued its healthcare operations in connection with the Transition. The Company established a self-insurance reserve for these professional and general liability claims, included within “Accrued expenses” in the Company’s audited consolidated balance sheets of $0.1 million and $0.2 million at December 31, 2022, and December 31, 2021, respectively. Additionally, at December 31, 2021 and December 31, 2020, approximately $0.1 million and $0.1 million was reserved for settlement amounts in “Accounts payable” in the Company’s audited consolidated balance sheets. See Note 13 - Commitments and Contingencies to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data.” in this Annual Report. Also see “Critical Accounting Policies - Self Insurance Reserve” in Part II, Item 7., “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Annual Report.

The Company believes that most of the professional and general liability actions are defensible and intends to defend them through final judgment, unless settlement is more advantageous to the Company. Accordingly, the self-insurance reserve primarily reflects the Company’s estimate of settlement amounts for the pending actions, as appropriate, and legal costs of settling or litigating the pending actions, as applicable.

Because the self-insurance reserve is based on estimates, the amount of the self-insurance reserve may not be sufficient to cover the settlement amounts actually incurred in settling the pending actions, or the legal costs actually incurred in settling or litigating the pending actions. The amount of the self-insurance reserve may increase, perhaps by a material amount, in any given period, particularly if the Company determines that it has probable exposure in one or more actions. If we are unable to resolve the pending actions on terms acceptable to us, then it could have a material adverse effect on our business, financial condition and results of operations. We have a history of operating losses and may incur losses in the future.

The geographic concentration of our facilities could leave us vulnerable to an economic downturn or adverse regulatory changes in those areas.

Our properties are located in five states, with our largest presence in Ohio. As a result of this concentration, the conditions of state and local economies and real estate markets, changes in governmental rules, regulations and reimbursement rates or criteria, changes in demographics, state and local funding, acts of nature and other factors that may result in a decrease in demand and reimbursement for skilled nursing services in these states could have a disproportionately adverse effect on our tenants’ revenue, costs and results of operations, affecting their ability to meet their obligations to us.

Risks Related to Laws and Regulations

Healthcare reform legislation impacts cannot accurately be predicted and could adversely affect our results of operations.

We and the healthcare operators leasing our properties depend on the healthcare industry and are susceptible to risks associated with healthcare reform. Legislative proposals are introduced each year that would introduce major changes in the healthcare system, both nationally and at the state level. Certain measures could negatively affect our business or the businesses of our tenants if enacted. Efforts may also be made to reduce the age at which individuals become eligible for Medicare, which could have an adverse impact on our tenants because Medicare sometimes reimburses long term care providers at rates lower than those paid by commercial payors. We also believe that additional resources may be dedicated to regulatory enforcement, which could increase our tenants’ costs of doing business and negatively impact their ability to pay their rent obligations to us. Additional stimulus funding for state and local governments may have a positive impact on our tenants because it may alleviate some pressures on state and local governments to reduce overall Medicaid expenditures.

Our tenants are subject to extensive federal, state and local laws and regulations affecting the healthcare industry that include those relating to, among other things, licensure, conduct of operations, ownership of facilities, addition of facilities and equipment, allowable costs, services, prices for services, qualified beneficiaries, quality of care, patient rights and insurance, fraudulent or abusive behavior, and financial and other arrangements that may be entered into by healthcare providers. If our tenants or operators fail to comply with the laws, regulations and other requirements applicable to their businesses and the operation of our properties, they could become ineligible to receive reimbursement from governmental and private third-party payor programs, face bans on admissions of new patients or residents, suffer civil or criminal penalties or be required to make significant operational changes. Changes in enforcement policies by federal and state governments have also resulted in a significant increase in inspection rates, citations of regulatory deficiencies and sanctions, including terminations from Medicare and Medicaid programs, bars on Medicare and Medicaid payments for new admissions, civil monetary penalties and criminal penalties. Our tenants and operators could be forced to expend considerable resources responding to an investigation, lawsuit or other enforcement action under applicable laws or regulations. Additionally, if our tenants’ residents do not have insurance, it could adversely impact the tenants’ ability to satisfy their obligation to us.

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Failure by our tenants to comply with various local, state, and federal government regulations may adversely impact their ability to make lease payments to us.

The failure of our tenants to comply with federal, state, or local regulations could result in penalties which could include loss or restriction of license, loss of accreditation, denial of reimbursement, imposition of fines, suspension or decertification from federal, state and local health care programs, or closure of the facility. These regulations have increased in response to the COVID-19 pandemic. The loss or imposition of restrictions on any required license, registration, certificate of need, provider agreement or certification would prevent a facility from operating in the manner intended by the operator. Additionally, failure by any of our operators to comply with applicable laws and regulations could result in adverse publicity and reputational harm, and therefore could harm our business.

If we or our tenants fail to adhere to applicable privacy and data security laws, or experience a data security incident or breach, this could have a material adverse effect on us or on our tenants’ ability to meet their obligations to us.

We and our tenants are subject to HIPAA and various other state and federal laws that relate to privacy and data security, including the reporting of data breaches involving personal information as discussed in “—Government Regulation,” in Part I, Item1., “Business” in this Annual Report. Failure to comply with these requirements could have a materially adverse effect on us and the ability of our tenants to meet their obligations to us. Furthermore, the adoption of new privacy, security and data breach notification laws at the federal and state level could require us or our tenants to incur significant compliance costs. In addition, the cost and operational consequences of responding to cybersecurity incidents and breaches and implementing remediation measures could be significant.

While we and our tenants maintain various security controls, there is a risk of data security incidents or breaches resulting from unintentional or deliberate acts by third parties or insiders attempting to obtain unauthorized access to information, destroy or manipulate data, or disrupt or sabotage information systems. The trend toward increased remote work and rapid implementation of telehealth within the health care industry in response to the COVID-19 pandemic may have created new or increased cyber risks. Cyber incidents range from individual attempts to gain unauthorized access to our IT systems to sophisticated attacks by hacking groups and nation-state actors. Information technology systems are a vital part of the business of our Company and our tenants, and a security incident or breach could result in a material loss of business, business interruption, loss of patient or other critical data, regulatory enforcement, substantial legal liability and reputational harm. Despite the deployment of commercially reasonable efforts and sophisticated techniques to prevent cyber incidents, information systems remain potentially vulnerable because the techniques used by hackers continue to evolve and are designed not to be detected. In fact, some unauthorized access may not be detected for an extended period of time. As a result, we or our tenants may suffer cybersecurity incidents where we or our tenants have implemented cybersecurity protections. A data security incident or breach occurring at or involving the Company could have a material adverse impact on our Company. Where the data security incident or breach occurs at or involves a tenant, this could jeopardize the tenant’s ability to fulfill its obligations to us.

As an owner with respect to real property, we may be exposed to possible environmental liabilities.

Under various federal, state and local environmental laws, ordinances and regulations, we, as a current or previous owner of real property, may be liable in certain circumstances for the costs of investigation, removal, remediation of, or related releases, of certain hazardous or toxic substances at, under or disposed of in connection with such property, as well as certain other potential costs relating to hazardous or toxic substances, including government fines and damages for injuries to persons and adjacent property. Such laws often impose liability regardless of the owner’s knowledge of, or responsibility for, the presence or disposal of such substances. As a result, liability may be imposed on the owner in connection with the activities of an operator of the property.

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The cost of any required investigation, remediation, removal, fines or personal or property damages and the owner’s liability therefor could exceed the value of the property and the assets of the owner. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect an operator’s ability to attract additional patients or residents and our ability to sell or rent such property or to borrow using such property as collateral which, in turn, could negatively impact our revenues. See “—Environment Regulation” in Part I, Item 1., “Business” in this Annual Report.”

Risks Related to Our Capital Resources and Indebtedness

Our real estate investments are relatively illiquid.

Real estate investments are relatively illiquid and generally cannot be sold quickly. In addition, all of our owned healthcare properties serve as collateral for our secured debt obligations and may not be readily sold. Additional factors that are specific to our industry also tend to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. For example, all of our healthcare properties are “special purpose” properties that cannot be readily converted into general residential, retail or office use. In addition, transfers of operations of SNFs, ALF’s and other healthcare facilities are subject to regulatory approvals not required for transfers of other types of commercial operations and other types of real estate. Thus, if the operation of any of our healthcare properties becomes unprofitable due to competition, age of improvements or other factors such that a tenant becomes unable to meet its obligations to us, then the liquidation value of the property may be substantially less, particularly relative to the amount owed on any related mortgage loan, than would be the case if the property were readily adaptable to other uses. Furthermore, the receipt of liquidation proceeds or the replacement of a tenant who has defaulted on its lease could be delayed by the approval process of any federal, state or local agency necessary for the transfer of the property or the replacement of the tenant with a new tenant licensed to manage the facility. In addition, certain significant expenditures associated with real estate investment, such as real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investment. Should such events occur, our revenues would be adversely affected.

We have substantial indebtedness, which may have a material adverse effect on our business and financial condition.

As of December 31, 2022, we had approximately $52.2 million in indebtedness, including current maturities of debt. We may also obtain additional short-term and long-term debt to meet future capital needs, subject to certain restrictions under our existing indebtedness, which would increase our total debt. Our substantial amount of debt could have negative consequences to our business. For example, it could:

●	increase our vulnerability to general adverse economic and industry conditions or a downturn in our business;

●	require us to dedicate a substantial portion of cash flows from operations to interest and principal payments on outstanding debt, thereby limiting the availability of cash flow for dividends and other general corporate purposes;

●	require us to maintain certain debt coverage and other financial ratios at specified levels, thereby reducing our financial flexibility;

●	make it more difficult for us to satisfy our financial obligations;

●	expose us to increases in interest rates for our variable rate debt;

●	limit our ability to borrow additional funds on favorable terms, or at all, for working capital, debt service requirements, expansion of our business or other general corporate purposes;

●	limit our ability to refinance all or a portion of our indebtedness on or before maturity on the same or more favorable terms, or at all;

●	limit our flexibility in planning for, or reacting to, changes in our business and our industry;

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●	limit our ability to make acquisitions or take advantage of business opportunities as they arise;

●	place us at a competitive disadvantage compared with our competitors that have less debt; and

●	limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity.

In addition, our ability to borrow funds in the future will depend in part on the satisfaction of the covenants in our debt agreements. If we are unable to satisfy the financial covenants contained in those agreements or are unable to generate cash sufficient to make required debt payments, the lenders and other parties to those arrangements could accelerate the maturity of some or all of our outstanding indebtedness.

We may not have sufficient liquidity to meet our capital needs.

For the year ended and as of December 31, 2022, we had a net loss of $6.9 million. At December 31, 2022, we had $0.8 million in cash, including a Medicaid overpayment of $0.2 million received in the third and fourth quarter of 2021, which was repaid in February 2023 and is recorded in “Accrued Expenses” in the Company’s consolidated balance sheets as of December 31, 2022. Additionally, the Company has approximately $3.1 million of restricted cash and $52.2 million in indebtedness net of $1.1 million deferred financing and unamortized discounts, of which the Company anticipates net principal repayments of approximately $1.8 million during the next twelve-month period. Additionally, as of December 31, 2022, as a result of the suspension of the dividend payment on the Series A Preferred Stock commencing with the fourth quarter 2017 dividend period, the Company has $45.9 million of accumulated accrued and unpaid dividends.

Management anticipates access to, and receipt of, several sources of liquidity, including cash from operations and cash on hand. We have routine ongoing discussions with existing and potential new lenders to refinance current debt on a longer-term basis and, in recent periods, have refinanced short-term acquisition-related debt with traditional long-term mortgage notes, some of which have been executed under government guaranteed lending programs.

In order to satisfy the Company’s capital needs, the Company is undertaking measures to grow its operations, streamline its cost infrastructure and otherwise increase liquidity by: (i) refinancing or repaying debt to reduce interest costs and mandatory principal repayments, with such repayment to be funded through potentially expanding borrowing arrangements with certain lenders; (ii) increasing future lease revenue through acquisitions and investments in existing properties; (iii) modifying the terms of existing leases; (iv) replacing certain tenants who default on their lease payment terms; and (v) reducing other and general and administrative expenses.

The Company anticipates that these actions, if successful, will provide the opportunity to maintain its liquidity, thereby permitting the Company to better meet its operating and financing obligations. However, there is no guarantee that such actions will be successful.

We rely on external sources of capital to fund our capital needs, and if we encounter difficulty in obtaining such capital, we may not be able to make future investments necessary to grow our business or meet maturing debt commitments.

We rely on external sources of capital, including, from time to time, private or public offerings of debt or equity, the assumption of secured indebtedness, or mortgage financing on a portion of our owned portfolio. If we are unable to obtain needed capital at all or only on unfavorable terms from these sources, then we might not be able to make the investments needed to grow our business or to meet our obligations and commitments as they mature. Our access to capital depends upon a number of factors over which we have little or no control, including: (i) the performance of the national and global economies generally; (ii) competition in the healthcare industry; (iii) issues facing the healthcare industry, including regulations and government reimbursement policies; (iv) our tenants’ operating costs; (v) the market’s perception of our growth potential; (vi) the market value of our properties; (vii) our current and potential future earnings and cash dividends on our common stock and preferred stock, if any; and (viii) the market price of the shares of our capital stock. We may not be in a position to take advantage of future investment opportunities if we are unable to access capital markets on a timely basis or are only able to obtain financing on unfavorable terms.

In particular, we are subject to risks associated with debt financing, which could negatively impact our business and limit our ability to pay dividends to our shareholders and to repay maturing indebtedness. If we are unable to refinance or extend principal payments due at maturity or pay them with proceeds from other capital transactions, our cash flow may not be sufficient to repay our maturing indebtedness. Furthermore, if we have to pay higher interest rates in connection with a refinancing, the interest expenses relating to that refinanced indebtedness would increase, which could reduce our profitability. Moreover, additional debt financing increases our leverage. The degree of leverage could have important consequences to our shareholders, including affecting our ability to obtain additional financing in the future, and making us more vulnerable to a downturn in our results of operations or the economy in general.

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Our ability to raise capital through equity sales is dependent, in part, on the market price of our capital stock and the terms of our Series A Preferred Stock, including the amount of the undeclared preferred stock dividends in arrears with respect to the Series A Preferred Stock.

As with other publicly-traded companies, the availability of equity capital depends, in part, on the market price of our capital stock, which, in turn, will depend upon various market conditions and other factors that may change from time to time, and could negatively impact the market price of our stock, including:

●	the extent of investor interest;

●	our financial performance and that of our tenants;

●	general stock and bond market conditions; and

●	other factors such as governmental regulatory action.

Further, our ability to raise capital through equity sales has been adversely affected by the terms of our Series A Preferred Stock and the amount of the undeclared preferred stock dividend in arrears with respect to the Series A Preferred Stock, which was $45.9 million as of December 31, 2022.

Covenants in the agreements evidencing our indebtedness limit our operational flexibility, and a covenant breach could materially adversely affect our operations.

The terms of our credit agreements and other agreements evidencing our indebtedness require us to comply with a number of financial and other covenants which may limit management’s discretion by restricting our ability to, among other things, incur additional debt, and create liens. Any additional financing we may obtain could contain similar or more restrictive covenants. Our continued ability to incur indebtedness and conduct our operations is subject to compliance with these financial and other covenants. Breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness in addition to any other indebtedness cross-defaulted against such instruments. Any such breach could materially adversely affect our business, results of operations and financial condition.

Our assets may be subject to impairment charges.

We periodically, but not less than annually, evaluate our real estate investments and other assets for impairment indicators. The judgment regarding the existence of impairment indicators is based on factors such as market conditions, operator performance and legal structure. If we determine that a significant impairment has occurred, then we are required to make an adjustment to the net carrying value of the asset, which could have a material adverse effect on our results of operations in the period in which the write-off occurs.

Economic conditions and turbulence in the credit markets may create challenges in securing indebtedness or refinancing our existing indebtedness.

Depressed economic conditions, the availability and cost of credit, turmoil in the mortgage market and depressed real estate markets have in the past contributed, and will in the future contribute, to increased volatility and diminished expectations for real estate markets and the economy as a whole. Significant market disruption and volatility could impact our ability to secure indebtedness or refinance our existing indebtedness.

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Risks Related to Investment in Our Securities and Organizational Documents

The price of our common stock and Series A Preferred Stock has fluctuated, and a number of factors may cause the price of our common stock or Series A Preferred Stock to decline.

The market price of our common stock and Series A Preferred Stock has fluctuated and may fluctuate significantly in the future, depending upon many factors, many of which are beyond our control. These factors include:

●	actual or anticipated fluctuations in our operating results;

●	changes in our financial condition, performance and prospects;

●	changes in general economic and market conditions and other external factors;

●	the market price of securities issued by other companies in our industry;

●	announcements by us or our competitors of significant acquisitions, dispositions, strategic partnerships or other transactions;

●	press releases or negative publicity relating to us or our competitors or relating to trends in healthcare;

●	government action or regulation, including changes in federal, state and local healthcare regulations to which our tenants are subject;

●	changes in financial estimates, our ability to meet those estimates, or recommendations by securities analysts with respect to us or our competitors; and

●	future sales of the Company’s equity or debt securities.

In addition, to the above factors, the market price of the Series A Preferred Stock may also fluctuate based upon additional factors including:

●	prevailing interest rates, increases in which may have an adverse effect on the market price of the Series A Preferred Stock;

●	trading prices of preferred equity securities issued by other companies in our industry;

●	the annual yield from distributions on the Series A Preferred Stock as compared to yields on other financial instruments; and

●	the amount of undeclared preferred stock dividends in arrears with respect to the Series A Preferred Stock, which was $45.9 million at December 31, 2022.

Furthermore, the stock market in recent years has experienced sweeping price and volume fluctuations that often have been unrelated to the operating performance of affected companies. These market fluctuations may also cause the price of our stock to decline.

In the event of fluctuations in the price of our stock, shareholders may be unable to resell shares of our stock at or above the price at which they purchased such shares. Additionally, due to fluctuations in the price of our stock, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on past results as an indication of future performance.

Our common stock ranks junior to our Series A Preferred Stock with respect to dividends and amounts payable in the event of our liquidation.

Our common stock ranks junior to our Series A Preferred Stock with respect to the payment of dividends and amounts payable in the event of our liquidation, dissolution or winding-up. This means that, unless accumulated accrued dividends have been paid or set aside for payment on all outstanding shares of our Series A Preferred Stock for all past dividend periods, no dividends may be declared or paid, or set aside for payment on, our common stock. Likewise, in the event of our voluntary or involuntary liquidation, dissolution or winding-up, no distribution of our assets may be made to holders of our common stock until we have paid to holders of our Series A Preferred Stock the applicable liquidation preference plus all accumulated accrued and unpaid dividends.

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We suspended the quarterly dividend payment with respect to our Series A Preferred Stock commencing with the fourth quarter of 2017, and in June 2018, we determined to continue such suspension indefinitely. As a result of such suspension, the Company has $45.9 million of undeclared preferred stock dividends in arrears as of December 31, 2022. See Part II, Item 7., “Management’s Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources” in this Annual Report. As a result, the value of your investment in our common stock may suffer if sufficient funds are not available to first satisfy our obligations to the holders of our Series A Preferred Stock in the event of our liquidation.

There are no assurances of our ability to pay dividends in the future.

We are a holding company, and we have no significant operations. We rely primarily on dividends and other distributions from our subsidiaries to us so we may, among other things, pay dividends on our capital stock, if and to the extent declared by the Company’s Board of Directors (the “Board”). The ability of our subsidiaries to pay dividends and make other distributions to us depends on their earnings and may be restricted in the future by the terms of certain agreements governing their indebtedness. If our subsidiaries are in default under such agreements, then they may not pay dividends or make other distributions to us.

In addition, we may only pay dividends on our capital stock if we have funds legally available to pay dividends and such payment is not restricted or prohibited by law, the terms of any shares with higher priority with respect to dividends or any documents governing our indebtedness. We are restricted by Georgia law from paying dividends on our capital stock if we are not able to pay our debts as they become due in the normal course of business or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy preferential rights upon dissolution. In addition, no dividends may be declared or paid on our common stock unless all accumulated accrued and unpaid dividends on our Series A Preferred Stock have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payments, for all past dividend periods. In addition, future debt, contractual covenants or arrangements that we or our subsidiaries enter into may restrict or prevent future dividend payments.

As such, we are currently unable, on a temporary or permanent basis, to pay dividends on our stock, including our common stock and our Series A Preferred Stock. The payment of any future dividends on our stock will be at the discretion of the Board and will depend, among other things, on the earnings and results of operations of our subsidiaries, their ability to pay dividends and make other distributions to us under agreements governing their indebtedness, our financial condition and capital requirements, any debt service requirements and any other factors the Board deems relevant.

The Board suspended dividend payments indefinitely with respect to the Series A Preferred Stock. Such dividends are currently in arrears since the fourth quarter 2017. See Part II, Item 7., “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” in this Annual Report. As a result of this dividend suspension, no dividends may be declared or paid on the common stock until all accumulated accrued and unpaid dividends on our Series A Preferred Stock have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment, for all past dividend periods.

The ownership and transfer restrictions contained in our Amended and Restated Articles of Incorporation, as amended and currently in effect (the “Charter”), may prevent or restrict you from acquiring or transferring shares of the common stock.

As a result of the Merger, the Charter contains provisions restricting the ownership and transfer of the common stock. These ownership and transfer restrictions include that, subject to the exceptions, waivers and the constructive ownership rules described in the Charter, no person (including any “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) may beneficially own, or be deemed to constructively own by virtue of the ownership attribution provisions of the Code, in excess of 9.9% (by value or number of shares, whichever is more restrictive) of the outstanding common stock. The Charter also prohibits, among other things, any person from beneficially or constructively owning shares of common stock to the extent that such ownership would cause the Company to fail to qualify as a REIT by reason of being “closely held” under the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or that would cause the Company to otherwise fail to qualify as a REIT. Furthermore, any transfer, acquisition or other event or transaction that would result in common stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution) will be void ab initio, and the intended transferee shall acquire no rights in such common stock. These ownership and transfer restrictions could have the effect of delaying, deferring or preventing a transaction or a change in control involving the Company that might involve a premium price for our capital stock or otherwise be in the best interests of our shareholders.

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Provisions in Georgia law, our Charter and our Amended and Restated Bylaws (the Bylaws”) may delay or prevent a change in control or management that shareholders may consider desirable.

Various provisions of the Georgia Business Corporation Code (the “GBCC”) and the Charter and Bylaws may inhibit changes in control not approved by the Board and may have the effect of depriving our investors of an opportunity to receive a premium over the prevailing market price of the common stock and other securities in the event of an attempted hostile takeover. These provisions could also discourage proxy contests and make it more difficult for shareholders to elect directors and take other corporate actions. As a result, the existence of these provisions may adversely affect the market price of the common stock and other securities. These provisions include:

●	the ownership and transfer restrictions contained in the Charter with respect to the common stock;

●	a requirement that special meetings of shareholders be called by the Board, the Chairman, the President, or the holders of shares with voting power of at least 25%;

●	advance notice requirements for shareholder proposals and nominations;

●	a requirement that directors may only be removed for cause and then only by an affirmative vote of at least a majority of all votes entitled to be cast in the election of such directors;

●	a prohibition of shareholder action without a meeting by less than unanimous written consent;

●	availability of “blank check” preferred stock; and

●	a charter “constituency” clause authorizing (but not requiring) our directors to consider, in discharging their duties as directors, the effects of the Company’s actions on other interests and persons in addition to our shareholders.

In addition, the Company has elected in the Bylaws to be subject to the “fair price” and “business combination” provisions of the GBCC. The business combination provisions generally restrict us from engaging in certain business combination transactions with any “interested shareholder” (as defined in the GBCC) for a period of five years after the date of the transaction in which the person became an interested shareholder, unless certain designated conditions are met. The fair price provisions generally restricts us from entering into certain business combinations with an interested shareholder unless the transaction is unanimously approved by the continuing directors who must constitute at least three members of the Board at the time of such approval, or the transaction is recommended by at least two-thirds of the continuing directors and approved by a majority of the shareholders excluding the interested shareholder.

The Board can use these and other provisions to prevent, delay or discourage a change in control of the Company or a change in our management. Any such delay or prevention of a change in control or management could deter potential acquirers or prevent the completion of a takeover transaction pursuant to which our shareholders could receive a substantial premium over the current market price of the common stock and other securities, which in turn may limit the price investors might be willing to pay for such securities.

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If we fail to meet all applicable continued listing requirements of the NYSE American and the NYSE American determines to delist the common stock and Series A Preferred Stock, then the delisting could adversely affect the market liquidity of such securities, impair the value of your investment, adversely affect our ability to raise needed funds and subject us to additional trading restrictions and regulations.

If the common stock and Series A Preferred Stock are delisted from the NYSE American, such securities may trade in the over-the-counter market. If our securities were to trade on the over-the-counter market, selling the common stock and Series A Preferred Stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and any security analysts’ coverage of us may be reduced. In addition, in the event the common stock and Series A Preferred Stock are delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in such securities, further limiting the liquidity of the common stock and Series A Preferred Stock. These factors could result in lower prices and larger spreads in the bid and ask prices for our securities. Such delisting from the NYSE American and continued or further declines in our share price could also greatly impair our ability to raise additional necessary capital through equity or debt financing and could significantly increase the ownership dilution to shareholders caused by our issuing equity in financing or other transactions. Any such limitations on our ability to raise debt and equity capital could prevent us from making future investments and satisfying maturing debt commitments.

In addition, if the Company fails for 180 or more consecutive days to maintain a listing of the Series A Preferred Stock on a national exchange, then: (i) the annual dividend rate on the Series A Preferred Stock will be increased from 10.875% per annum to 12.875% per annum on the 181st day; and (ii) the holders of the Series A Preferred Stock are entitled to vote for the election of two additional directors to serve on the Board in accordance with, and subject to the requirements of, the Charter. Such increased dividend rate and voting rights will continue for so long as the Series A Preferred Stock is not listed on a national exchange. Additionally as the Company has failed to pay cash dividends on the outstanding Series A Preferred Stock in full for more than four consecutive dividend periods, the annual dividend rate on the Series A Preferred Stock for the fifth and future missed dividend period to has increased to 12.875%; commencing on the first day after the missed fourth quarterly payment (October 1, 2018) and continuing until the second consecutive dividend payment date following such time as the Company has paid all accumulated and unpaid dividends on the Series A Preferred Stock in full in cash. See Note 10- Common and Preferred Stock to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

General Risk Factors

The costs of being publicly owned may strain our resources and impact our business, financial condition, results of operations and prospects.

As a public company, we are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls for financial reporting. We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting.

These requirements may place a strain on our systems and resources and have required us, and may in the future require us, to hire additional accounting and financial resources with appropriate public company experience and technical accounting knowledge. In addition, failure to maintain such internal controls could result in us being unable to provide timely and reliable financial information which could potentially subject us to sanctions or investigations by the SEC or other regulatory authorities or cause us to be late in the filing of required reports or financial results. Any of the foregoing events could have a materially adverse effect on our business, financial condition, results of operations and prospects.

If we lose our key management personnel, we may not be able to successfully manage our business or achieve our objectives, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We are dependent on our management team, and our future success depends largely upon the management experience, skill, and contacts of our management and the loss of any of our key management team could harm our business. If we lose the services of any or all of our management team, we may not be able to replace them with similarly qualified personnel, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our directors and officers substantially control all major decisions.

Our directors and officers beneficially own a significant number of shares of our outstanding common stock. Therefore, our directors and officers will be able to influence major corporate actions required to be voted on by shareholders, such as the election of directors, the amendment of our charter documents and the approval of significant corporate transactions such as mergers, reorganizations, sales of substantially all of our assets and liquidation. Furthermore, our directors will be able to make decisions affecting our capital structure, including decisions to issue additional capital stock, implement stock repurchase programs and incur indebtedness. This control may have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of our other shareholders to approve transactions that they may deem to be in their best interests.

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Item 1B. Unresolved Staff Comments.

Disclosure pursuant to Item 1B of Form 10-K is not required to be provided by smaller reporting companies.

Item 2. Properties

Owned Facilities

The following table provides summary information regarding our facilities leased and subleased to third parties as of December 31, 2022:

Facility Name	Beds/Units	Structure	Operator Affiliation (a)
Alabama
Coosa Valley Health & Rehab	124	Owned	C.R. Management
Meadowood Retirement Village	161	Owned	Cavalier Senior Living
Subtotal (2)	285
Georgia
Autumn Breeze Healthcare Center	109	Owned	C.R. Management
Glenvue Health and Rehab	160	Owned	RHP Operations
Southland Healthcare and Rehabilitation Center	126	Owned	Beacon Health Management
Subtotal (3)	395
North Carolina
Mountain Trace Rehabilitation and Nursing Center	106	Owned	Vero Health Management
Subtotal (1)	106
Ohio (b)
Eaglewood Village	95	Owned	Aspire Regional Partners
Eaglewood Care Center	99	Owned	Aspire Regional Partners
Hearth & Care of Greenfield	50	Owned	Aspire Regional Partners
The Pavilion Care Center	62	Owned	Aspire Regional Partners
Subtotal (4)	306
South Carolina
Georgetown Healthcare & Rehabilitation	84	Owned	Oak Hollow Health Care Management
Sumter Valley Nursing and Rehab Center	96	Owned	Oak Hollow Health Care Management
Subtotal (2)	180
Total - All Facilities (12)	1,272

(a)	Indicates the operator with which the tenant of the facility is affiliated.
(b)	The Company leases one skilled nursing facility and subleases it to Aspire Regional Partners.

Our leases and subleases are generally on an individual facility basis with tenants that are separate legal entities affiliated with the above operators. See “Portfolio of Healthcare Investments” in Part I, Item 1, “Business”, in this Annual Report.

All facilities are SNFs except for the Eaglewood ALF facility and the Meadowood facility, which are ALF’s. Bed/units numbers refer to the number of licensed beds.

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For a detailed description of the Company’s operating leases, please see Note 6 - Leases to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

For a detailed description of the Company’s related mortgages payable for owned facilities, see Note 8 - Notes Payable and Other Debt to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

Portfolio Occupancy Rates

The following table provides summary information regarding our portfolio facility-level occupancy rates for the periods shown:

	For the Twelve Months Ended
Operating Metric (1)	March, 31, 2022	June, 30, 2022	September, 30, 2022	December, 31, 2022
Occupancy (%) (2)	65.1%	65.6%	66.9%	67.2%

(1)	Excludes three managed facilities in Ohio.

(2)	Occupancy percentages are based on licensed beds and include data related to the previously leased facilities.

Lease Expiration

The following table provides summary information regarding our lease expirations for the years shown:

		Licensed Beds		Annual Lease Revenue (1)
	Number of Facilities	Amount	Percent (%)	Amount ($) ‘000’s	Percent (%)
2023	1	50	4.8%	241	3.9%
2024	1	126	12.0%	—	0.0%
2025	1	109	10.4%	910	14.9%
2026	—	—	0.0%	—	0.0%
2027	—	—	0.0%	—	0.0%
2028	4	355	33.8%	2,352	38.5%
2029	1	106	10.1%	538	8.8%
2030	1	124	11.8%	1,071	17.5%
Thereafter	2	180	17.1%	995	16.3%
Total	11	1,050	100.0%	6,108	100.0%

(1)	Straight-line rent.

Corporate Office

Our corporate office is located in Suwanee, Georgia. We lease approximately 3,000 square feet of office space in the Suwanee, Georgia area with a term through June 2023. The company is in discussions with its landlord regarding extending the lease.

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Item 3. Legal Proceedings

The Company is a defendant in various legal actions and administrative proceedings arising in the ordinary course of business, including claims that the services the Company provided during the time it operated SNFs resulted in injury or death to patients. Although the Company settles cases from time to time when settlement can be achieved on a reasonable basis, the Company vigorously defends any matter in which it believes the claims lack merit and the Company has a reasonable chance to prevail at trial or in arbitration. Litigation is inherently unpredictable. There is no assurance that the outcomes of these matters will not have a material adverse effect on the Company’s financial condition. Although arising in the ordinary course of the Company’s business, certain of these matters are described in “Note 13 - Commitments and Contingencies – Professional and General Liability Claims” to our audited consolidated financial statements included in Part II, Item 8 ., “Financial Statements and Supplementary Data” in this Annual Report.

The Company believes that most of the professional and general liability actions are defensible and intends to defend them through final judgment unless settlement is more advantageous to the Company. See “Risks Related to Our Business and Industry- If we are unable to resolve our professional and general liability actions on terms acceptable to us, then it could have a material adverse effect on our business, financial condition and results of operations in Part I, Item 1.A, “Risk Factors.” in this Annual Report.

Certain other legal matters are described in “Note 13 - Commitments and Contingencies – Other Legal Matters” to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report. “Note 13 - Commitments and Contingencies – Professional and General Liability Claims” and “Note 13 – Commitments and Contingencies- Other Legal Matters”, each included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report. are each incorporated by reference into this Item 3.

Item 4. Mine Safety Disclosures

Not applicable.

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PART II

Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Market for Registrant’s Common Equity

The common stock is listed for trading on the NYSE American under the symbol “RHE.” Based on information supplied from our transfer agent, there were approximately 5,766 shareholders of record of the common stock as of March 3, 2023.

We are a holding company and we have no significant operations. We rely primarily on dividends and other distributions from our subsidiaries to us so we may, among other things, pay dividends on the common stock, and the Series A Preferred Stock, if and to the extent declared by the Board. The ability of our subsidiaries to pay dividends and make other distributions to us depends on their earnings and may be restricted by the terms of certain agreements governing their indebtedness. If our subsidiaries are in default under such agreements, then they may not pay dividends or make other distributions to us.

In addition, we may only pay dividends on the common stock and the Series A Preferred Stock if we have funds legally available to pay dividends and such payment is not restricted or prohibited by law, the terms of any shares with higher priority with respect to dividends or any documents governing our indebtedness. We are restricted by Georgia law from paying dividends on the common stock and the Series A Preferred Stock if we are not able to pay our debts as they become due in the normal course of business or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy preferential rights of shareholders whose preferential rights are superior to those receiving the dividend. In addition, no dividends may be declared or paid on the common stock unless full cumulative dividends on the Series A Preferred Stock have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payments, for all past dividend periods. In addition, future debt, contractual covenants or arrangements we or our subsidiaries enter into may restrict or prevent future dividend payments.

The Board suspended dividend payments with respect to the Series A Preferred Stock commencing with the fourth quarter of 2017, and determined to continue such suspension indefinitely in June 2018. Accordingly, the Company has not paid dividends with respect to the Series A Preferred Stock since the third quarter of 2017. See Part II, Item 7., “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” in this Annual Report. As a result of this dividend suspension, no dividends may be declared or paid on the common stock until all accumulated accrued and unpaid dividends on the Series A Preferred Stock have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment, for all past dividend periods. Additionally, as the Company has failed to pay cash dividends on the outstanding Series A Preferred Stock in full for more than four consecutive dividend periods, the annual dividend rate on the Series A Preferred Stock for the fifth and future missed dividend periods has increased to 12.875%; commencing on the first day after the missed fourth quarterly payment (October 1, 2018) and continuing until the second consecutive dividend payment date following such time as the Company has paid all accumulated and unpaid dividends on the Series A Preferred Stock in full in cash. See Note 10- Common and Preferred Stock to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

Issuer Purchases of Equity Securities

During the three months ended December 31, 2022, there were no open-market repurchases of the common stock or the Series A Preferred Stock.

For further information, see Note 10 - Common and Preferred Stock to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

Item 6. [Reserved]

Not applicable.

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Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We plan to grow our Real Estate segment while diversifying our portfolio by tenant and facility type within the healthcare sector. We plan to achieve these objectives primarily through making investments directly or indirectly in healthcare real estate, including investments in joint ventures with larger health care investors.

Industry Trends and Uncertainties

Our operations have been and are expected to continue to be impacted by economic and market conditions. Together with the ongoing impact of the COVID-19 pandemic, increases in interest rates, labor shortages, supply chain disruptions, high inflation and increased volatility in public equity and fixed income markets have led to increased costs and limited the availability of capital. In 2022, several of our operators notified us that they could not continue to maintain the lease payment given the state of the facilities operations. In addition, one operator was notified by the State of Alabama to transition the facility to a new operators or the state was going to shut down the facility.

COVID-19 Pandemic. Many of our operators have reported incurring significant cost increases as a result of the COVID-19 pandemic. We believe these increases primarily stem from elevated labor costs, including increased use of overtime and bonus pay, as well as a significant increase in both the cost and usage of personal protective equipment, testing equipment, processes and supplies. In terms of occupancy levels, many of our operators have reported experiencing declines, in part due to the elimination or suspension of elective hospital procedures, fewer discharges from hospitals to SNFs, and higher hospital readmittances from SNFs. The COVID-19 pandemic may also lead to temporary closures of nursing facilities operated by our tenants, impairing our tenants’ ability to make their rental payments to us pursuant to their respective lease agreements.

Portfolio Stabilization Measures. In the past our operators did not provide lease guarantees from affiliated entities. Given this, certain operators have terminated their leases in light of operational difficulties caused by the COVID-19 pandemic. While the Company is a self-managed real estate investment company that invests in real estate, when business conditions require, the Company undertakes portfolio stabilization measures. The table below summarizes the lease terminations since the onset of the COVID-19 pandemic and the Company’s resulting portfolio stabilization measures:

Date	Facility Name	Former Operator	Current Operator
January 2021	Powder Springs Nursing and Rehabilitation Center	Wellington Healthcare Services	Released to Empire Care Centers
January 2021	Tara at Thunderbolt Nursing and Rehabilitation Center	Wellington Healthcare Services	Regional Health Properties (managed by Peach Health)
April 2022	Meadowood Retirement Village	C.R. Management	Regional Health Properties (managed by Cavalier Senior Living)
May 2022	LaGrange Nursing and Rehabilitation Center	C.R. Management	Regional Health Properties (managed by Peach Health)
May 2022	Lumber City Nursing and Rehabilitation Center	Beacon Health Management	Regional Health Properties (managed by Peach Health)
July 2022	Thomasville Nursing and Rehabilitation Center	C.R. Management	Regional Health Properties
August 2022	Glenvue Health and Rehab	C.R. Management	Regional Health Properties (managed by Peach Health)
November 2022	Georgetown Healthcare & Rehabilitation	Symmetry	Oak Hollow Healthcare Management
November 2022	Sumter Valley Nursing and Rehab Center	Symmetry	Oak Hollow Healthcare Management

For more information, see Note 1 – Summary of Significant Accounting Policies, Note 6 – Leases and Note 9 – Segment Results. to our audited consolidated financial statements in Part II, Item 8., “Financial Statements and
Supplementary Data” in this Annual Report.

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On December 30, 2022, the Company and Spring Valley, LLC (“Landlord”) entered into a Lease Termination Agreement (the “Lease Termination Agreement”) relating to the lease (the “Lease”) of the following eight nursing facilities: the Powder Springs facility, the Thomasville facility, the Jeffersonville facility, the Lumber City facility, the LaGrange facility, the Tara facility, the Oceanside facility and the Savannah Beach facility (collectively, the “Facilities”). The Lease Termination Agreement provides that the Lease was terminated effective as of December 7, 2022 (the “Lease Termination Date”). In connection with the foregoing, Tenant entered into certain Operations Transfer Agreements (the “Operations Transfer Agreements”) with each of TV Thomasville LLC, LC Lumber City LLC, LG Lagrange LLC and TB Thunderbolt LLC (the “New Operators”), each with an effective date as of the Lease Termination Date. The Operations Transfer Agreements contain market industry terms.

Pursuant to the Lease Termination Agreement, (a) Landlord forgave all past due and current rent, late penalties, and additional rent for taxes due under the Lease as of the Lease Termination Date, as well as all accrued and unpaid interest and unpaid principal under the Promissory Note dated September 30, 2022, (b) Tenant and the Company remain liable to Landlord for any nursing home provider fees owed to the State of Georgia arising on or before the Lease Termination Date (“Unpaid Provider Fees”), (c) to fund any reimbursement for Unpaid Provider Fees, Tenant agreed to enter into a Promissory Note with a line of credit feature in favor of Landlord in the principal sum of $2,700,000 bearing an interest rate of 6.25%, payable monthly over 24 months, secured by Tenant’s accounts receivables associated with the facilities and earned prior to the Lease Termination Date, and guaranteed by the Company, and (d) except as set forth in the Lease Termination Agreement, Landlord, Tenant and the Company agreed to a release of claims. As consideration for Landlord’s agreement to enter into the Lease Termination Agreement and accelerate the expiration date of the term of the Lease, Tenant and its affiliates, including the Company, agreed to cooperate with Landlord and any third parties, including the New Operators, to continue the operation of and transfer the ownership of the Facilities with an effective date as of the Lease Termination Date.

Notes Receivable:

Peach Health Group

In connection with a master sublease agreement as amended on March 30, 2018, originally dated June 18, 2016, that the Company entered into with affiliates of Peach Health, the Company extended a line of credit to Peach Health (the “Peach Line”), which was subordinated to a line of credit extended to Peach Health by a third-party lender (the “Peach Working Capital Facility”). On August 27, 2020, subsequent to Peach Health repaying their Peach Working Capital Facility, the Company and Peach Health modified the Peach Line to: (i) reduce the then-outstanding $1.3 million balance under the Peach Line to approximately $0.5 million, in connection with which Peach Health paid to the Company $0.45 million in cash and the Company accepted $0.35 million non-cash payment in exchange for Peach Health assuming from the Company certain bed tax liabilities related to facilities their affiliates operate; (ii) extend the maturity date of the Peach Line to August 1, 2025; (iii) decrease the interest rate from 16.5% to 8% per annum; and (iv) Peach Health agreed not to pledge, hypothecate or grant any security interest in their collateral to any other party, other than their current arrangement with the U.S. Small Business Administration (the “SBA”), without the Company’s prior written consent. The remaining balance under the Peach Line shall be paid by Peach Health to the Company in 60 equal monthly installments. As of December 31, 2022, in accordance with the Peach Line terms, 32 such installments remain.

Symmetry Healthcare Management

Effective October, 21, 2022, the Company terminated the leases for two skilled nursing facilities located in South Carolina with affiliates of Dawn Healthcare (a subsidiary of Symmetry Healthcare Management). As part of the termination, Dawn Healthcare entered into a promissory note to pay the Company $407,199 in 14 installments of $29,085 each beginning in January 2023.

Beacon Health

In connection with the Operations Transfer Agreement for Lumber City, Beacon Health and the Company entered into a promissory note in the amount of $546,690. The balance will be paid over 24 months in amount of $24,000 per month. The principal balance will accrue at the rate of 8% annually.

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The Company made no acquisitions or dispositions during the years ended December 31, 2022, and December 31, 2021.

For further information, see Note 1 – Summary of Significant Accounting Policies, and Note 8 – Notes Payable and Other Debt, to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

Results of Operations

Years Ended December 31, 2022 and 2021

The following table sets forth, for the periods indicated, statement of operations items and the amount and percentage of change of these items. The results of operations for any particular period are not necessarily indicative of results for any future period. The following data should be read in conjunction with our audited consolidated financial statements and the notes thereto, which are included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

	Year Ended December 31,		Increase (Decrease)
(Amounts in 000’s)	2022	2021	Amount	Percent
Revenues:
Patient care revenues	22,060	$9,485	12,575	132.6%
Rental revenues	12,794	16,093	(3,299)	(20.5)%
Management fees	1,045	1,021	24	2.3%
Other revenues	26	91	(65)	(71.5)%
Total revenues	35,925	26,690	9,235	34.6%
Expenses:
Patient care expense	20,453	9,243	11,210	121.3%
Facility rent expense	4,876	6,464	(1,588)	(24.6)%
Cost of management fees	619	672	(53)	(7.9)%
Depreciation and amortization	2,404	2,591	(187)	(7.2)%
General and administrative expense	4,652	3,931	721	18.3%
Doubtful accounts expense (recovery)	4,916	182	4,734	2601.1%
Loss on disposal of assets	1,417	—	1,417	-
Loss on Lease Termination	1,436	—	1,436	-
Other operating expenses	1,974	1,074	900	83.8%
Total expenses	42,747	24,157	18,590	77.0%
Income from operations	(6,822)	2,533	(9,355)	(369.3)%
Other expense (income):
Interest expense, net	2,529	2,669	(140)	(5.2)%
(Gain) Loss on extinguishment of debt	452	(146)	598	(409.6)%
Other (income) expense, net	(2,936)	1,192	(4,128)	(346.3)%
Total other expense, net	45	3,715	(3,670)	(98.8)%
Net loss	$(6,867)	$(1,182)	$(5,685)	481.0%

*Not meaningful (“NM”).

Year Ended December 31, 2022, Compared with Year Ended December 31, 2021:

Patient care revenues— Patient care revenues for our Healthcare Services segment, as a result of the Company taking over operations at the LaGrange and Lumber City locations in May of 2022, the Thomasville location in July of 2022, and the Glenvue location in August of 2022, increased to $22.1 million for the year ended December 31, 2022 from approximately $9.5 million for the year ended December 31, 2021.

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Rental revenues.— Total rental revenue decreased by approximately $3.3 million, or 20.5%, to $12.8 million for the year ended December 31, 2022, compared with $16.1 million for the year ended December 31, 2021. The decrease reflects approximately $3.1 million decrease in straight-line rent due to the C.R Management and Beacon Health Management Lease Terminations recognized for the year ended December 31, 2022. For further information see Note 6 - Leases, to our audited consolidated financial statements in Part II, Item 8., “Financial Statements and Supplementary Data” included in this Annual Report.

Other revenues—Other revenues decreased by approximately $0.07 million, or 71.5%, to $0.03 million for the year ended December 31, 2022, compared with approximately $0.09 million for the year ended December 31, 2021.

Patient care expense—Patient care expense was $20.5 million for the year ended December 31, 2022, up from $9.2 million for the twelve months ended December 31, 2021. The current period expense, which required an increased level of staffing, is due to the additional facilities we operated when compared to the prior year.

Facility rent expense—Facility rent decreased by approximately $1.6 million, or 24.6%, to $4.9 million for the year ended December 31, 2022, compared with approximately $6.5 million for the year ended December 31, 2021. The decrease is due primarily to an amendment to the Foster Lease as well as forgiveness for unpaid rent. See Note 6 - Leases, to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

Depreciation and amortization—Depreciation and amortization decreased by approximately $0.2 million or 7.2%, to $2.4 million for the year ended December 31, 2022, compared with $2.6 million for the year ended December 31, 2021. The decrease is primarily due to the reduction in depreciation from fully depreciated equipment and computer related assets in the current year.

	Year Ended December 31,		Increase (Decrease)
(Amounts in 000’s)	2022	2021	Amount	Percent
General and administrative expenses:
Real Estate Services	$3,458	$3,427	$31	0.9%
Healthcare Services	1,194	504	690	NM
Total	$4,652	$3,931	$721	18.3%

General and administrative— General and administrative costs increased by $0.7 million, or 18.3%, to $4.7 million for the year ended December 31, 2022, compared with $3.9 million for the year ended December 31, 2021. The increase within Healthcare Services is driven predominantly by the additional facilities which we’re currently operating. For the Real Estate Services segment, the expenses were roughly flat year over year.

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	Year Ended December 31,		Increase (Decrease)
(Amounts in 000’s)	2022	2021	Amount	Percent
Provision (recovery) for doubtful accounts:
Real Estate Services	$4,298	$(78)	$4,376	NM
Healthcare Services (private payor)	618	260	358	137.7%
Total	$4,916	$182	$4,734	2601.1%

Provision (recovery) for doubtful accounts—Provision for doubtful accounts expense increased by approximately $4.7 million, to approximately $4.9 million, for the year ended December 31, 2022, compared with $0.2 million for the year ended December 31, 2021. This increase in expense is due to a $4.2 million provision for doubtful accounts recorded for non-payment of rent and from reductions taken to gain cooperation in transitioning facilities to a new operator as well as the impairment of straight-line rent associated with the lease terminations of Lumber City, LaGrange, Thomasville, Glenvue, Sumter, Southland and Georgetown within our Real Estate Services segment.

Loss on extinguishment of debt— Loss on extinguishment of debt is due to the refinancing of three facilities with HUD, see Note 2 - Liquidity to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data.” in this Annual Report.

Loss on Disposal of Assets- The loss on the disposal of assets for the year ended December, 31, 2022 is comprised of $1.4 million of leasehold improvements made at the eight leased facilities.

	Year Ended December 31,		Increase (Decrease)
(Amounts in 000’s)	2022	2021	Amount	Percent
Other operating expenses:
Real Estate Services	$631	$1,016	$(385)	(37.9)%
Healthcare Services	1,343	58	1,285	NM
Total	$1,974	$1,074	$900	83.8%

Other operating expenses — Other operating expenses increased by approximately $0.9 million or 84%, to $2.0 million for the year ended December 31, 2022, compared with $1.1 million for the year ended December 31, 2021. The increase was due to professional and legal services related to operator transition transactions and additional expenses incurred in the current year from our expanded Healthcare Services segment.

Interest expense, net—Interest expense, net decreased by approximately $0.1 million or 5.2%, to $2.5 million for the year ended December 31, 2022, compared with $2.7 million for the year ended December 31, 2021. The decrease reflects the lower amount of debt outstanding. See Note 8 – Notes Payable and Other Debt to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data.” of this Annual Report

Loss on Lease Termination- The loss on lease termination for the twelve months ended December 31, 2022 is comprised of the write-off of straight line rent and a right of use asset.

Other expense, net— Other expense, net decreased by approximately $4.1 million, generating income of $2.9 million, for the year ended December 31, 2022, compared with an expense of $1.2 million in the year ended December 31, 2021. These expenses in both years are related to professional and legal services to evaluate and assist with possible opportunities to improve the Company’s capital structure. The expenses were offset by a $2.4 million gain related to the write-down of certain accounts payable balances for unclaimed property.

Liquidity and Capital Resources

The Company intends to pursue measures to grow its operations, streamline its cost infrastructure and otherwise increase liquidity, including: (i) refinancing or repaying debt to reduce interest costs and mandatory principal repayments, with such repayment to be funded through potentially expanding borrowing arrangements with certain lenders; (ii) increasing future lease revenue through acquisitions and investments in existing properties; (iii) modifying the terms of existing leases; (iv) replacing certain tenants who default on their lease payment terms; and (v) reducing other and general and administrative expenses.

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Management anticipates access to several sources of liquidity, including cash on hand, collection of patient accounts receivable, and debt refinancing during the twelve months from the date of this filing. At December 31, 2022, the Company had $0.8 million in unrestricted cash, including a Medicaid overpayment of $0.2 million, which was included in “Accrued Expenses” in the Company’s consolidated balance sheet as of December 31, 2022 and repaid by the time of this filing. In addition, as of December 31, 2022 the Company had $7.6 million of accounts receivable, mainly consisting of patient account receivables, which the Company plans to collect over the next twelve months.

During the year ended December 31, 2022, the Company generated negative cash flow from continuing operations of $3.5 million, mostly due to the increase in patient accounts receivable. The Company anticipates positive cash flow from operations in the future as the patient accounts receivable is collected, subject to the continued uncertainty in the industry, including the COVID-19 pandemic, and its impact on the Company’s business, financial condition, and results of operations. Subsequent to year end, the Company collected $1.9 million from the Employee Retention Tax Credit and continues to focus on collecting the patient receivables generated from operating five skilled nursing facilities in Georgia in 2022.

The Company is current with all of its debt and other financial obligations. During the year ended December 31, 2020, the Company benefited from various, stimulus measures not made available during the year ended December 31, 2021, made available to it through the CARES Act enacted by Congress in response to the COVID-19 pandemic which allowed for, among other things: (i) a deferral of debt service payments on U.S. Department of Agriculture (“USDA”) loans to maturity, (ii) an allowance for debt service payments to be made out of replacement reserve accounts for U.S. Department of Housing and Urban Development (“HUD”) loans and (iii) debt service payments to be made by the SBA on all SBA loans. For further information see Note 8 – Notes Payable and Other Debt to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

In early 2020, the Company began on-going efforts to investigate alternatives to retire or refinance our outstanding Series A Preferred Stock through privately negotiated transactions, open market repurchases, redemptions, exchange offers, tender offers, or otherwise. Our ability to retire or refinance our outstanding Series A Preferred Stock will depend on the capital markets and our financial condition at such time. There can be no assurance that any such alternative will be pursued or accomplished, and we may not be able to engage in any of these activities or engage in any of these activities on desirable terms. Costs associated with these efforts have been expensed as incurred in “Other expense, net” and were $1.3 million and approximately $1.2 million for the year ended December 31, 2022 and December 31, 2021, respectively.

Series A Preferred Dividend Suspension

We suspended the quarterly dividend payment with respect to our Series A Preferred Stock commencing with the fourth quarter of 2017, and on June 8, 2018, the Board suspended quarterly dividend payments indefinitely with respect to the Series A Preferred Stock. As of December 31, 2022, as a result of the suspension of the dividend payment on the Series A Preferred Stock commencing with the fourth quarter 2017 dividend period, the Company has approximately $45.9 million of undeclared Series A Preferred Stock dividends in arrears. The dividend suspension has provided the Company with additional funds to meet its ongoing liquidity needs. As the Company has failed to pay cash dividends on the outstanding Series A Preferred Stock in full for more than four dividends periods, the annual dividend rate on the Series A Preferred Stock for the fifth and future missed dividend periods has increased to 12.875%, which is equivalent to approximately $3.20 per share each year, commencing on the first day after the missed fourth quarterly payment (October 1, 2018) and continuing until the second consecutive dividend payment date following such time as the Company has paid all accumulated and unpaid dividends on the Series A Preferred Stock in full in cash.

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Debt

As of December 31, 2022, the Company had $52.2 million in indebtedness, net of $1.1 million deferred financing and unamortized discounts. The Company anticipates net principal repayments of approximately $1.8 million during the next twelve-month period, which include approximately $1.3 million of routine debt service amortization, approximately $0.4 million payments on other non-routine debt and a $0.1 million payment of bond debt.

Debt Refinance. On October 21, 2022, the Company, through wholly-owned subsidiaries, consummated a HUD refinancing of its senior mortgages on three SNFs in Ohio. Funding was provided by Newpoint Real Estate Capital LLC (“Newpoint”) pursuant to three HUD guaranteed secured Healthcare Facility Notes (the “HUD Notes”). Proceeds from the HUD Notes were used to pay off existing HUD guaranteed secured mortgages and pay transaction costs. Newpoint is the servicer on other loans extended to the Company.

The aggregate principal amount of the three HUD Notes is $7.8 million, and the interest rate on the three HUD Notes is 3.97% fixed for the full term of each HUD Note. The Northwood HUD Note has a principal amount of $5.0 million and matures on November 1, 2052. The Greenfield HUD Note has a principal amount of $2.0 million and matures on November 1, 2052. The Pavilion HUD Note has a principal amount of $0.8 million and matures on December 1, 2039. Payments of principal and interest on the HUD Notes commenced on October 1, 2022. Each HUD Note is secured by a Healthcare Deed to Secure Debt, Security Agreement and Assignment of Rents covering the facilities. Newpoint may declare the loans, accrued interest and any other amounts immediately due and payable upon certain customary events of default.

On September 30, 2021, the Company and the Exchange Bank of Alabama executed a $5.1 million Promissory Note with a 3.95% annual fixed interest rate and maturity date of October 10, 2026 (the “Coosa Credit Facility”). The Coosa Credit Facility refinanced $5.1 million prime + 1.5% variable interest rate debt owed to Metro City Bank with a maturity date of January 31, 2036, (the “Coosa MCB Loan”). The Coosa Credit Facility is secured by the assets of the Company’s subsidiary Coosa Nursing ADK, LLC (“Coosa”) which owns the 124-bed SNF located in Glencoe, Alabama (the “Coosa Facility”) and the assets of the Company’s subsidiary Meadowood Property Holdings, LLC (“Meadowood”) which owns the 161-bed assisted living facility located in Glencoe, Alabama (the “Meadowood Facility”). The Company incurred approximately $0.1 million in new deferred financing fees and expensed approximately $0.1 million deferred financing fees associated with the Coosa MCB Loan.

Consequently, the Company recorded a net gain of approximately $0.1 million on extinguishment of debt during the three months ended September 30, 2021, consisting of the $0.2 million gain on forgiveness of the PPP Loan partially offset by $0.1 million of expensed deferred financing fees associated with the extinguishment of the Coosa MCB Loan.

Debt Modification. In conjunction with the September 30, 2021, Coosa Facility refinance, the Company and the Exchange Bank of Alabama signed an agreement on October 1, 2021, (the “Meadowood Credit Facility”), that extended the maturity date on the $3.5 million Meadowood Credit Facility, as amended, in senior debt other mortgage indebtedness secured by the assets of Coosa and the assets of Meadowood, from May 1, 2022, to October 1, 2026. Additionally on December 30, 2022, the Company extended the maturity date on approximately $0.5 million other debt from August 25, 2023, to August 25, 2025 (known as the “KeyBank Exit Notes”).

In February 2022, the Company commenced an offer to exchange any and all of its outstanding shares of Series A Preferred Stock for newly issued shares of the Company’s 12.5% Series B Cumulative Redeemable Preferred Shares. On July 25, 2022, the Company terminated such exchange offer, as a result of the failure to obtain the requisite approval from the holders of common stock.

For further information see Note – 8 Notes Payable and Other Debt to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

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Changes in Operational Liquidity

Beginning in 2021, several of the Company’s operators have defaulted on their contractual obligations and elected to transition the facilities back to the Company. Given the complexities in identifying and negotiating with new operators, the Company was forced to become the licensed operator of the facilities, most importantly the eight leased facilities under the “Foster Lease”. Operating the facilities requires substantial working capital until the facilities can begin receiving the government reimbursements.

Powder Springs Lease. In December 2020, the Company entered into a lease termination agreement with two affiliates of Wellington. Following the Wellington Lease Termination, effective January 1, 2021, Regional leased the Powder Springs Facility to PS Operator LLC (“PS Operator”), an affiliate of Empire Care Center, pursuant to a sublease (the “PS Sublease”). The PS sublease contained a variable lease component. For more information, see Note 6- Leases to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

During the year ended December 31, 2021, the Company recognized and collected $1.4 million of variable rent for the Powder Springs Facility replacing approximately $2.0 million of cash rent previously anticipated from the Wellington Tenant. During the year ended December 31, 2022, the Company recognized and collected $.9 million in rent.

Healthcare Services segment. As part of the Portfolio Stabilization initiative, the company took back five facilities in 2022. In addition to becoming the licensed operator, the Company is obligated to fund the working capital needs of each facility until patient reimbursement collections begin. For the years ended December 31, 2021 and 2022, the Healthcare Services lost $1.9 million and $1.8 million, respectively. In addition, the Account Receivable for the segment increased from $0.9 million in 2021 to $6.5 million in 2022. As described in more detail as referenced in Note 6 - Leases, to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report, the Company terminated the master lease. As of December 31 2022, the company operated 2 facilities.

The following table presents selected data from our consolidated statement of cash flows for the periods presented:

	Twelve Months Ended December 31,
(Amounts in 000’s)	2022	2021
Net cash (used in) provided by operating activities	$(3,596)	$4,894
Net cash used in investing activities	(281)	(123)
Net cash used in financing activities	(2,062)	(2,415)
Net change in cash and restricted cash	(5,939)	2,356
Cash and restricted cash at beginning of year	9,848	7,492
Cash and restricted cash, ending	$3,909	$9,848

Year Ended December 31, 2022

Net cash used in operating activities for the year ended December 31, 2022, was approximately $3.6 million, consisting primarily of our income from operations plus changes in working capital. The approximate $8.5 million decrease to the same period in the prior year includes an increase in accounts receivable of $6.6 million from the additional 5 facilities the company operated in 2022.

Net cash used in investing activities for the year ended December 31, 2022, was approximately $0.3 million. This capital expenditure was for computer hardware, software and furniture and fixtures for the additional facilities the Company operated in 2022.

Net cash used in financing activities for the year ended December 31, 2022, is the result of routine repayments totaling $1.6 million towards our senior debt obligations, $0.1 million repayment of the City of Springfield, Ohio First Mortgage Revenue Series 2012 B Bonds, and approximately $1.0 million toward our professional and general liability insurance and our directors’ and officers’ insurance.

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Year Ended December 31, 2021

Net cash provided by operating activities for the year ended December 31, 2021, was approximately $4.9 million, consisting primarily of our income from operations plus changes in working capital, and noncash charges consisting of our collection of rent arrears from the Wellington Lease Termination and income from operations less noncash charges (primarily, depreciation and amortization and lease revenue in excess of cash rent received). The approximate $2.7 million increase compared to the same period in the prior year includes a $1.5 million Medicaid overpayment that the Company expects to repay shortly and reflects the net collection of $2.5 million from the Wellington Lease Termination, approximately $0.4 million additional interest payments as result of the CARES Act interest deferrals and additional net operating outflows of $0.9 million. The net additional operating outflows include significant outflows in relation to professional and legal services to evaluate and assist with possible opportunities to improve the Company’s capital structure, including on-going efforts to investigate alternatives to retire or refinance our outstanding Series A Preferred Stock.

Net cash used in investing activities for the year ended December 31, 2021, was approximately $0.1 million. This capital expenditure was for computer hardware, software and furniture and fixtures for the Tara Facility.

Net cash used in financing activities for the year ended December 31, 2021, is the result of routine repayments totaling $1.6 million towards our senior debt obligations, $0.1 million repayment of the City of Springfield, Ohio First Mortgage Revenue Series 2012 B Bonds, and approximately $1.0 million toward our current funding of other debt for professional and general liability insurance and our directors’ and officers’ insurance.

Notes Payable and Other Debt

Notes payable and other debt consists of the following:

	December 31,
Amounts in (000’s)	2022	2021
Senior debt—guaranteed by HUD	$29,781	$30,178
Senior debt—guaranteed by USDA (a)	7,525	7,824
Senior debt—guaranteed by SBA (b)	580	602
Senior debt—bonds	6,253	6,379
Senior debt—other mortgage indebtedness	8,267	8,601
Other debt	895	594
Sub Total	53,301	54,178
Deferred financing costs	(1,005)	(1,177)
Unamortized discounts on bonds	(119)	(125)
Notes payable and other debt	$52,178	$52,876

(a)	U.S. Department of Agriculture (“USDA”)
(b)	U.S. Small Business Administration (“SBA”)

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For a detailed description of each of the Company’s debt financings, see Note 8 - Notes Payable and Other Debt to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

Scheduled Minimum Debt Principal payments and Maturity payments

The schedule below summarizes the scheduled gross minimum principal payments and maturity payments as of December 31, 2022 for each of the next five years and thereafter.

Amounts in (000’s)
2023	$1,778
2024	1,578
2025	2,157
2026	8,624
2027	1,425
Thereafter	37,740
Subtotal	53,302
Less: unamortized discounts on bonds	(119)
Less: deferred financing costs	(1,005)
Total notes payable and other debt	$52,178

Debt Covenant Compliance

As of December 31, 2022, the Company had approximately 16 credit related instruments outstanding that include various financial and administrative covenant requirements. Covenant requirements include, but are not limited to, fixed charge coverage ratios, debt service coverage ratios, minimum earnings before interest, taxes, depreciation, and amortization or earnings before interest, taxes, depreciation, amortization, and restructuring or rent costs, and current ratios. Certain financial covenant requirements are based on consolidated financial measurements whereas others are based on measurements at the subsidiary level (i.e., facility, multiple facilities, or a combination of subsidiaries). The subsidiary level requirements are as follows: (i) financial covenants measured against subsidiaries of the Company; and (ii) financial covenants measured against third-party operator performance. Some covenants are based on annual financial metric measurements whereas others are based on monthly and quarterly financial metric measurements (the “Financial Covenants”). The Company routinely tracks and monitors its compliance with its covenant requirements.

Included in several of the Company’s loan agreements are administrative covenants requiring that a set of audited financial statements be provided to the guarantor within 90 days of the end of each fiscal year (the “Administrative Covenants”).

At December 31, 2022, the Company was in compliance with the various Financial Covenants and Administrative Covenants related to all of the Company’s credit facilities.

Evaluation of the Company’s Ability to Continue as a Going Concern

Under the accounting guidance related to the presentation of financial statements, the Company is required to evaluate, on a quarterly basis, whether or not the entity’s current financial condition, including its sources of liquidity at the date that the consolidated financial statements are issued, will enable the entity to meet its obligations as they come due within one year of the date of the issuance of the Company’s consolidated financial statements and to make a determination as to whether or not it is probable, under the application of this accounting guidance, that the entity will be able to continue as a going concern. The Company’s consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

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In applying applicable accounting guidance, management considered the Company’s current financial condition and liquidity sources, including current funds available, forecasted future cash flows, the Company’s obligations due over the next twelve months as well as the Company’s recurring business operating expenses. The Company is able to conclude that it is probable that the Company will be able to meet its obligations arising within one year of the date of issuance of these consolidated financial statements within the parameters set forth in the accounting guidance.

Receivables

Our operations could be adversely affected if we experience significant delays in receipt of rental income from our operators and our patient care revenues. Our future liquidity will continue to be dependent upon the relative amounts of current assets (principally cash and accounts receivable) and current liabilities (principally accounts payable and accrued expenses). In that regard, accounts receivable can have a significant impact on our liquidity.

As of December 31, 2022, and December 31, 2021, the Company reserved for approximately $1.3 million and $0.2 million, respectively, of uncollected receivables. We continually evaluate the adequacy of our bad debt reserves based on aging of older balances, payment terms and historical collection trends. Accounts receivable, net totaled $6.3 million at December 31, 2022 compared with $2.1 million at December 31, 2021.

The following table presents the Company’s Accounts receivable, net of allowance for the periods presented:

(Amounts in 000’s)	December 31, 2022	December 31, 2021
Gross receivables
Real Estate Services	$1,094	$1,442
Healthcare Services (a)	6,493	880
Subtotal	7,587	2,322
Allowance
Real Estate Services	(338)	(35)
Healthcare Services (a)	(960)	(142)
Subtotal	(1,298)	(177)
Accounts receivable, net of allowance	$6,289	$2,145

(a)	As of December 31, 2022, includes $1.9 million from the Employee Retention Tax Credit (ERTC).

Off-Balance Sheet Arrangements

Guarantee

On November 30, 2018, the Company subleased five of the Company’s facilities located in Ohio (the “Aspire Facilities”) to affiliates of Aspire, pursuant to those subleases (the “Aspire Subleases”), whereby the Aspire affiliates took possession of, and commenced operating, the Aspire Facilities as subtenant. The Aspire Subleases became effective on December 1, 2018 and are structured as triple net leases. The Aspire Facilities are comprised of: (i) a 94-bed skilled nursing facility located in Covington, Ohio (the “Covington Facility”); (ii) an 80-bed assisted living facility located in Springfield, Ohio (the “Eaglewood ALF Facility”); (iii) a 99-bed skilled nursing facility located in Springfield, Ohio (the “Eaglewood Care Center Facility”); (iv) a 50-bed skilled nursing facility located in Greenfield, Ohio (the “H&C of Greenfield Facility”); and (v) a 50-bed skilled nursing facility located in Sidney, Ohio (the “Pavilion Care Facility”). Pursuant to the Aspire Subleases, the Company agreed to indemnify Aspire against any and all liabilities imposed on them as arising from the former operator, capped at $8.0 million. The Company has assessed the fair value of the indemnity agreements as not material to the consolidated financial statements at December 31, 2022.

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Operating Leases

As of December 31, 2022, the Company leased a total of one SNF under non-cancelable leases, which has a rent escalation clause and provisions for payments of real estate taxes, insurance and maintenance costs; the SNF is leased by the Company are subleased to and operated by a third-party operator. The Company took over operations at the LaGrange and Lumber City locations in May of 2022, the Thomasville location in July of 2022, and the Glenvue location in August of 2022, all of which were previously subleased skilled nursing facilities.

Future minimum lease payments for each of the next five years and thereafter ending December 31 are as follows:

(Amounts in 000’s)	Future rental payments	Accretion of lease liability (1)	Operating lease obligation
2023	$648	$(54)	$594
2024	633	(73)	560
2025	645	(118)	527
2026	658	(162)	496
2027	671	(203)	468
Thereafter	915	(334)	581
Total	$4,170	$(944)	$3,226

(1)	Weighted average discount rate 7.98%

For a further description of the Company’s operating leases, see Note 6 - Leases to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

Leased and Subleased Facilities to Third-Party Operators

As of December 31, 2022, eleven facilities (ten owned by us and one leased to us) are leased or subleased on a triple net basis, meaning that the lessee (i.e., the third-party operator of the property, or the Company with respect to the operated facilities) is obligated under the lease or sublease, as applicable, for all liabilities of the property in respect to insurance, taxes and facility maintenance, as well as the lease or sublease payments, as applicable.

Future minimum lease receivables for each of the next five years and thereafter ending December 31 are as follows:

(Amounts in 000’s)
2023	$6,256
2024	6,187
2025	6,034
2026	5,362
2027	5,445
Thereafter	11,605
Total	$40,888

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The following is a summary of the Company’s leases to third-parties and which comprise the future minimum lease receivables of the Company. The terms of each lease are structured as “triple-net” leases. Each lease contains specific rent escalation amounts ranging from 1.0% to 3.0% annually. Further, each lease has one or more renewal options. For those facilities subleased by the Company, the renewal option in the sublease agreement is dependent on the Company’s renewal of its lease agreement.

		Expiration	2023 Cash
Facility Name (5)	Operator Affiliation (1)	Date	Annual Rent
			(Thousands)
Owned
Eaglewood Village	Aspire Regional Partners	11/30/2028	630
Eaglewood Care Center	Aspire Regional Partners	11/30/2028	813
Hearth & Care of Greenfield	Aspire Regional Partners	11/30/2023	311
The Pavilion Care Center	Aspire Regional Partners	11/30/2028	340
Autumn Breeze Healthcare Center	C.R. Management	9/30/2025	962
Coosa Valley Health & Rehab	C.R. Management	8/31/2030	1,072
Georgetown Healthcare & Rehabilitation	Oak Hollow Health Care Management	3/31/2030	337
Mountain Trace Rehabilitation and Nursing Center	Vero Health Management	2/28/2029	528
Sumter Valley Nursing and Rehab Center	Oak Hollow Health Care Management	3/31/2030	450
Subtotal Owned Facilities (9)			5,443
Leased
Covington Care Center	Aspire Regional Partners	11/30/2028	813
Subtotal Leased Facilities (1)			$813
Total (10)			$6,256

(1)	Represents the number of facilities which are leased or subleased to separate tenants, which tenants are affiliates of the entity named in the table above. See “Portfolio of Healthcare Investments” in Part I, Item 1, “Business” in this Annual Report.

For a detailed description of each of the Company’s leases, see Note 6- Leases and Note 2- Liquidity to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

Professional and General Liability

As of the date of filing this Annual Report, the Company is a defendant in a total of 10 professional and general liability actions. The Company has one legacy action from prior to the Transition and is a named party in 9 actions related directly to patient care that our current or prior tenants provided to their patients. For further information, see below and Note 15 – Subsequent Events to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

As of the date of filing this Annual Report, the Company is a defendant in one professional and general liability action commenced on behalf of one of our former patients who received care at one of our facilities prior to the Transition. The plaintiff in this action alleges negligence due to failure to provide adequate and competent staff resulting in injuries, pain and suffering, mental anguish and malnutrition and seeks unspecified actual and compensatory damages, and unspecified punitive damages. This action is covered by insurance, except that any punitive damages awarded would be excluded from coverage.

As of the date of filing this Annual Report, the Company is also a defendant in 9 professional and general liability actions which set forth claims relating to time periods after the Transition, on behalf of former patients of our current or prior tenants. These actions generally seek unspecified compensatory and punitive damages for former patients who were allegedly injured or died due to professional negligence or understaffing at the applicable facility operated by our tenants. These actions on behalf of former patients of our current or prior tenants all relate to events which occurred after the Company transitioned the operations of the facilities in question to a third-party operator (and of which four such actions relate to events which occurred after the Company sold such facilities) and are subject to such operators’ indemnification obligations in favor of the Company.

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The Company maintains insurance for professional and general liability claims for its Healthcare Services segment however, for claims prior to January 1, 2020, the Company is self-insured against professional and general liability claims since it discontinued its healthcare operations in connection with the Transition. The Company established a self-insurance reserve for these professional and general liability claims, included within “Accrued expenses” in the Company’s audited consolidated balance sheets of $0.1 million and $0.2 million at December 31, 2022, and December 31, 2021, respectively. Additionally at December 31, 2021 and December 31, 2020, approximately $0.1 million and $0.1 million was reserved for settlement amounts in “Accounts payable” in the Company’s audited consolidated balance sheets.

Accordingly, the self-insurance reserve accrual primarily reflects the Company’s estimate of settlement amounts for the pending actions, as appropriate and legal costs of settling or litigating the pending actions, as applicable. These amounts are expected to be paid over time as the legal proceedings progress. The duration of such legal proceedings could be greater than one year subsequent to the year ended December 31, 2022; however management cannot reliably estimate the exact timing of payments.

See Note 13 – Commitments and Contingencies to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

Critical Accounting Policies

We prepare our financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-K and Rule 8-03 of Article 8 of Regulation S-X. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets, liabilities, revenues and expenses. On an ongoing basis, we review our judgments and estimates, including, but not limited to, those related to revenue recognition, doubtful accounts, income taxes, stock compensation, intangible assets, extinguishment of debt, self-insurance reserve and loss contingencies. We base our estimates on historical experience, business knowledge and on various other assumptions that we believe to be reasonable under the circumstances at the time. Actual results may vary from our estimates. These estimates are evaluated by management and revised as circumstances change.

For a discussion of our critical accounting policies, see Note 1 – Summary of Significant Accounting Policies to our audited consolidated financial statements included in Part II, Item 8, “Financial Statements and Supplementary Data”, in this Annual Report.

Revenue Recognition and Allowances

Patient Care Revenue. The Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”) requires a company to recognize revenue when the company transfers control of promised goods and services to a customer. Revenue is recognized in an amount that reflects the consideration to which a company expects to receive in exchange for such goods and services. Revenue from our new Healthcare Services business segment is derived from services rendered to patients in the Tara Facility. The Company receives payments from the following sources for services rendered in our facilities: (i) the federal government under the Medicare program administered by CMS; (ii) state governments under their respective Medicaid and similar programs; (iii) commercial insurers; and (iv) individual patients and clients. The vast majority (greater than 90%) of the revenue the Company has recognized is from government sources. The Company determines the transaction price based on established billing rates reduced by contractual adjustments provided to third-party payors, discounts provided to uninsured patients and other price concessions. Contractual adjustments and discounts are based on contractual agreements, discount policies and historical experience. The Company recognizes revenue at the amount that reflects the consideration the Company expects to receive in exchange for the services provided. These amounts are due from residents or third-party payors and include variable consideration for retroactive adjustments from estimated reimbursements, if any, under reimbursement programs. Performance obligations, such as providing room and board, wound care, intravenous drug therapy, physical therapy, and quality of life activities amongst others, are determined based on the nature of the services provided. Revenue is recognized as performance obligations are satisfied. Estimated uncollectable amounts due from patients are generally considered implicit price concessions that are a direct reduction to net patient care revenues.

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Triple-Net Leased Properties. Triple-Net Leased Properties. The Company’s triple-net leases provide for periodic and determinable increases in rent. The Company recognizes rental revenues under these leases on a straight-line basis over the applicable lease term when collectability is probable. FASB Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, as codified in ASC 606, does not apply to rental revenues, which are the Company’s primary source of revenue. Recognizing rental income on a straight-line basis generally results in recognized revenues during the first half of a lease term exceeding the cash amounts contractually due from our tenants, creating a straight-line rent receivable that is included in straight-line rent receivable on our consolidated balance sheets. In the event the Company cannot reasonably estimate the future collection of rent from one or more tenant(s) of the Company’s facilities, rental income for the affected facilities is recognized only upon cash collection, and any accumulated straight-line rent receivable is expensed in the period in which the Company deems rent collection to no longer be probable. Accordingly, rental revenues were recorded on a cash basis for one facility in Alabama for the month of December 2021 and two facilities in Georgia for the fourth quarter of 2020, (until operator or Company management transition on January 1, 2021, for both properties. For additional information with respect to such facilities, see Note 6 - Leases to our audited consolidated financial statements in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

Management Fee Revenues and Other Revenues. On January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers, as codified in ASC 606, which requires a company to recognize revenue when the company transfers control of promised goods and services to a customer. Revenue is recognized in an amount that reflects the consideration to which a company expects to receive in exchange for such goods and services. The Company recognizes management fee revenues as services are provided. The Company has one contract to manage three facilities (the “Management Contract”), with payment for each month of service generally received in full on a monthly basis. The maximum penalty for service contract nonperformance under the Management Contract is $50,000 per year, payable after the end of the year. Further, the Company recognizes interest income from loans and investments, using the effective interest method when collectability is probable. The Company applies the effective interest method on a loan-by-loan basis.

Allowances. The Company assesses the collectability of its rent receivables, including straight-line rent receivables and working capital loans to tenants. The Company bases its assessment of the collectability of rent receivables and working capital loans to tenants on several factors, including payment history, the financial strength of the tenant and any guarantors, the value of the underlying collateral, and current economic conditions. If the Company’s evaluation of these factors indicates it is probable that the Company will be unable to receive the rent payments or payments on a working capital loan, then the Company provides a reserve against the recognized straight-line rent receivable asset or working capital loan for the portion that we estimate may not be recovered. Payments received on impaired loans are applied against the allowance. If the Company changes its assumptions or estimates regarding the collectability of future rent payments required by a lease or required from a working capital loan to a tenant, then the Company may adjust its reserve to increase or reduce the rental revenue or interest revenue from working capital loans to tenants recognized in the period the Company makes such change in its assumptions or estimates. The Company has reserved for approximately 1.5% of our patient care receivables based on the history provided by Vero Health for private payors and continues to assess the adequacy of such reserve.

As of December 31, 2022, and December 31, 2021, the Company reserved for approximately $1.3 million and $0.2 million, respectively, of uncollected receivables. Accounts receivable, net totaled $6.3 million at December 31, 2022 compared with $2.1 million at December 31, 2021.

Leasing. On January 1, 2019, the Company adopted Accounting Standards Update (“ASU”) ASU 2016-02, Leases, as codified in ASC 842, using the non-comparative transition option pursuant to ASU 2018-11. The Company recognized both right of use assets and lease liabilities for leases in which we lease land, real property or other equipment, electing the practical expedient to maintain the prior operating lease classification. Effective January 1, 2019, the Company assesses any new contracts or modification of contracts in accordance with ASC 842 to determine the existence of a lease and its classification. We are reporting revenues and expenses for real estate taxes and insurance where the lessee has not made those payments directly to a third party in accordance with their respective leases with us. Additionally, we now expense certain leasing costs, other than leasing commissions, as they are incurred. Current GAAP provides for the deferral and amortization of such costs over the applicable lease term. Adoption of ASU 2016-02 has not had a material effect on the Company’s consolidated financial statements, other than the initial balance sheet impact of recognizing the right-of-use assets and the right-of-use lease liabilities. Upon adoption, we recognized operating lease assets of $39.8 million on our consolidated balance sheet for the period ended March 31, 2019, which represents the present value of minimum lease payments associated with such leases. Also, upon adoption, we recognized operating lease liabilities of $41.5 million on our consolidated balance sheet for the period ended March 31, 2019. The present value of minimum lease payments was calculated on each lease using a discount rate that approximated our incremental borrowing rate and the current lease term and upon adoption we utilized a discount rate of 7.98% for the Company’s leases. See Note 1 – Summary of Significant Accounting Policies and Note 6 - Leases to our audited consolidated financial statements in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

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Asset Impairment

We review the carrying value of long-lived assets that are held and used in our operations for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is determined based upon expected undiscounted future net cash flows from the operations to which the assets relate, utilizing management’s best estimate, assumptions, and projections at the time. If the carrying value is determined to be unrecoverable from future operating cash flows, the asset is deemed impaired and an impairment loss would be recognized to the extent the carrying value exceeded the estimated fair value of the asset. We estimate the fair value of assets based on the estimated future discounted cash flows of the asset. Management has evaluated its long-lived assets and identified no material asset impairment during the years ended December 31, 2022 and 2021.

We test indefinite-lived intangible assets for impairment on an annual basis or more frequently if events or changes in circumstances indicate that the carrying amount of the intangible asset may not be recoverable.

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. Goodwill is subject to annual testing for impairment. In addition, goodwill is tested for impairment if events occur or circumstances change that would reduce the fair value of a facility below its carrying amount. We perform annual testing for impairment during the fourth quarter of each year (see Note 5 - Intangible Assets and Goodwill to our audited consolidated financial statements in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report).

Stock Based Compensation

The Company follows the provisions of ASC Topic 718 “Compensation - Stock Compensation”, which requires the use of the fair-value based method to determine compensation for all arrangements under which employees, non-employees, and others receive shares of stock or equity instruments (options, warrants or restricted shares). All awards are amortized on a straight-line basis over their vesting terms.

Self-Insurance Reserve

The Company maintains insurance for professional and general liability claims for its Healthcare Services segment, which includes the Tara Facility or any other facility, such as the Meadowood Facility which the Company is likely to operate, however for claims prior to January 1, 2020, the Company is self-insured against professional and general liability claims since it discontinued its healthcare operations in connection with the Transition. The Company evaluates quarterly the adequacy of its self-insurance reserve based on a number of factors, including: (i) the number of actions pending and the relief sought; (ii) analyses provided by defense counsel, medical experts or other information which comes to light during discovery; (iii) the legal fees and other expenses anticipated to be incurred in defending the actions; (iv) the status and likely success of any mediation or settlement discussions, including estimated settlement amounts and legal fees and other expenses anticipated to be incurred in such settlement, as applicable; and (v) the venues in which the actions have been filed or will be adjudicated. The Company believes that most of the professional and general liability actions are defensible and intends to defend them through final judgment unless settlement is more advantageous to the Company. Accordingly, the self-insurance reserve reflects the Company’s estimate of settlement amounts for the pending actions, if applicable, and legal costs of settling or litigating the pending actions, as applicable. Because the self-insurance reserve is based on estimates, the amount of the self-insurance reserve may not be sufficient to cover the settlement amounts actually incurred in settling the pending actions, or the legal costs actually incurred in settling or litigating the pending actions. See Note 7 – Accrued Expenses and Note 13 - Commitments and Contingencies to our audited consolidated financial statements in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

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Income Taxes

As required by ASC Topic 740, “Income Taxes”, we established deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of our assets and liabilities at tax rates in effect when such temporary differences are expected to reverse. When necessary, we record a valuation allowance to reduce our net deferred tax assets to the amount that is more likely than not to be realized. At December 31, 2022, the Company has a valuation allowance of approximately $20.2 million. In future periods, we will continue to assess the need for and adequacy of the remaining valuation allowance. ASC 740 provides information and procedures for financial statement recognition and measurement of tax positions taken, or expected to be taken, in tax returns.

Among other changes, the Tax Reform Act reduced the US federal corporate tax rate from 35% to 21% beginning in 2018. As a result of the Tax Reform Act, net operating loss (“NOL”) carry forwards generated in tax years 2018 and forward have an indefinite life. For this reason, the Company has taken the position that the deferred tax liability related to the indefinite lived intangibles can be used to support an equal amount of the deferred tax asset related to the 2018 NOL carry forward generated.

In determining the need for a valuation allowance, the annual income tax rate, or the need for and magnitude of liabilities for uncertain tax positions, we make certain estimates and assumptions. These estimates and assumptions are based on, among other things, knowledge of operations, markets, historical trends and likely future changes and, when appropriate, the opinions of advisors with knowledge and expertise in certain fields. Due to certain risks associated with our estimates and assumptions, actual results could differ. Judgment is required in evaluating uncertain tax positions. The Company determines whether it is more likely than not that a tax position will be sustained upon examination. If a tax position meets the “more-likely-than-not recognition threshold” it is measured to determine the amount of benefit to recognize in the financial statements. The Company classifies unrecognized tax benefits that are not expected to result in payment or receipt of cash within one year as liabilities in the consolidated balance sheets. As of December 31, 2022, the Company has a full valuation allowance on all deferred tax balances.

The Company is subject to income taxes in the U.S. and numerous state and local jurisdictions. In general, the Company’s tax returns filed for the 2019 through 2022 tax years are still subject to potential examination by taxing authorities. To the Company’s knowledge, the Company is not currently under examination by any major income tax jurisdiction.

Further information required by this Item is provided in Note 1 - Summary of Significant Accounting Policies to our audited consolidated financial statements included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Disclosure pursuant to Item 7A. of Form 10-K is not required to be reported by smaller reporting companies.

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Item 8. Financial Statements and Supplementary Data

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Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Regional Health Properties, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Regional Health Properties, Inc. (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter cherry in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Patient Care Revenue Recognition

Description of Matter

The Company had $22 million in patient care revenues for the year ended December 31, 2022. As disclosed in the Note 1 to the consolidated financial statements, the Company provides patient care services to customers and receives payments for those services from Medicare, Medicaid, commercial insurers, and individual patients. Net revenues are recorded at the transaction price, which the Company determines based on contractually agreed-upon amounts or rates, adjusted for estimates of variable consideration, such as implicit price concessions. Management estimates variable consideration using the expected value method, based on both historical and current information, which includes contractual agreements, discount policies, and historical reimbursement experience. The Company may constrain the estimated variable consideration included in the transaction price.

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Management makes significant judgment in the estimation of variable consideration. Such assumptions include the application of historical collection rates, by payor, and consideration of other changes in the current business operations and external environment, to the current period revenues. As a result, a high degree of auditor judgment was required in performing audit procedures to evaluate the reasonableness of management’s estimates. Changes in these estimates can have a material effect on the amount of revenue recognized.

How We Addressed the Matter in Our Audit

Based on our knowledge of the Company, we determined the nature and extent of procedures to be performed over patient care revenue. Our audit procedures included the following:

●	Obtained an understanding of the internal controls and processes in place over the Company’s patient care revenue recognition process.

●	Analyzed the significant assumptions and estimates made by management as discussed above.

●	Assessed the recorded revenue by selecting a sample of transactions, analyzing the related contract, testing management’s identification of distinct performance obligations, and comparing the amounts recognized for consistency with underlying documentation.

We have served as the Company’s auditor since 2018.

/s/ Cherry Bekaert LLP

Atlanta, Georgia
April 14, 2023

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REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in 000’s)

	December 31, 2022	December 31, 2021
ASSETS
Property and equipment, net	$46,611	$50,127
Cash	843	6,792
Restricted cash	3,066	3,056
Accounts receivable, net of allowances of $1,298 and $177	6,289	2,145
Prepaid expenses and other	746	460
Notes receivable	1,099	362
Intangible assets - bed licenses	2,471	2,471
Intangible assets - lease rights, net	110	134
Right-of-use operating lease assets	2,848	29,909
Goodwill	1,585	1,585
Lease deposits and other deposits	—	398
Straight-line rent receivable	2,912	8,257
Total assets	$68,580	$105,696
LIABILITIES AND EQUITY
Senior debt, net	45,163	$46,043
Bonds, net	6,120	6,239
Other debt, net	895	594
Accounts payable	3,293	3,749
Accrued expenses	5,036	4,987
Operating lease obligation	3,226	32,059
Other liabilities	1,131	1,629
Total liabilities	64,864	95,300
Commitments and Contingencies (Note 13)
Stockholders’ equity:
Common stock and additional paid-in capital, no par value; 55,000 shares authorized; 1,794 and 1,775 shares issued and 1,775 and 1,775 shares outstanding at December 31, 2022 and December 31, 2021, respectively	62,702	62,515
Preferred stock, no par value; 5,000 shares authorized; 2,812 shares issued and outstanding, redemption amount $70,288 at December 31, 2022 and December 31, 2021	62,423	62,423
Accumulated deficit	(121,409)	(114,542)
Total stockholders’ equity	3,716	10,396
Total liabilities and stockholders’ equity	$68,580	$105,696

See accompanying notes to consolidated financial statements

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REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in 000’s, except per share data)

	Year Ended December
	2022	2021
Revenues:
Patient care revenues	$22,060	$9,485
Rental revenues	12,794	16,093
Management fees	1,045	1,021
Other revenues	26	91
Total revenues	35,925	26,690
Expenses:
Patient care expense	20,453	9,243
Facility rent expense	4,876	6,464
Cost of management fees	619	672
Depreciation and amortization	2,404	2,591
General and administrative expense	4,652	3,931
Doubtful accounts expense (recovery)	4,916	182
Loss on disposal of assets	1,417	—
Loss on lease termination	1,436	—
Other operating expenses	1,974	1,074
Total expenses	42,747	24,157
(Loss) income from operations	(6,822)	2,533
Other (income) expense:
Interest expense, net	2,529	2,669
(Gain) Loss on extinguishment of debt	452	(146)
Other (income) expense, net	(2,936)	1,192
Total other (income) expense, net	45	3,715
Net loss	(6,867)	(1,182)
Preferred stock dividends - undeclared	(8,997)	(8,997)
Net Loss attributable to Regional Health Properties, Inc. common stockholders	$(15,864)	$(10,179)
Net loss per share of common stock attributable to Regional Health Properties, Inc.
Basic and diluted:	$(8.93)	$(5.87)
Weighted average shares of common stock outstanding:
Basic and diluted	1,776	1,734

See accompanying notes to consolidated financial statements

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REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Amounts in 000’s)

	Shares of Common Stock	Shares of Preferred Stock	Common Stock and Additional Paid-in Capital	Preferred Stock	Accumulated Deficit	Total
Balance, December 31, 2020	$1,688	$2,812	$62,041	$62,423	$(113,360)	$11,104
Stock-based compensation	87	—	481	—	—	481
Exercises of options and warrants	(1)	—	(7)	—	—	(7)
Treasury shares, no par value	1
Net loss	—	—	—	—	(1,182)	(1,182)
Balance, December 31, 2021	$1,775	$2,812	$62,515	$62,423	$(114,542)	$10,396
Stock-based compensation	—	—	233	—	—	233
Exercise of restricted share awards net settlement option	—	—	(46)	—	—	(46)
Net loss	—	—	—	—	(6,867)	(6,867)
Balance, December 31, 2022	$1,775	$2,812	$62,702	$62,423	$(121,409)	$3,716

See accompanying notes to consolidated financial statements

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REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in 000’s)

	Twelve Months Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(6,867)	$(1,182)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,404	2,591
Stock-based compensation expense	233	481
Rent expense in excess of cash paid	122	7
Rent revenue in excess of cash received	(425)	(2,687)
Amortization of deferred financing costs, debt discounts and premiums	86	97
(Gain) Loss on extinguishment of debt	452	(146)
Loss on disposal of assets	1,417	—
Loss on lease termination	1,436	—
Bad debt expense	4,916	182
Changes in operating assets and liabilities:
Accounts receivable	(6,677)	790
Prepaid expenses and other assets	197	932
Accounts payable and accrued expenses	(393)	3,377
Other liabilities	(497)	452
Net cash (used in) provided by operating activities	(3,596)	4,894
Cash flows from investing activities:
Purchase of property and equipment	(281)	(123)
Net cash used in investing activities	(281)	(123)
Cash flows from financing activities:
Proceeds from senior debt	7,778	—
Payment of senior debt	(8,830)	(2,266)
Deferred financing costs	(296)	—
Payment of other debt	(718)	(121)
Debt extinguishment and issuance costs	—	(21)
Proceeds from other debt	50	—
Repurchase of common stock	(46)	(7)
Net cash used in financing activities	(2,062)	(2,415)
Net change in cash and restricted cash	(5,939)	2,356
Cash and restricted cash, beginning	9,848	7,492
Cash and restricted cash, ending	$3,909	$9,848

See accompanying notes to consolidated financial statements

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REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

(Amounts in 000’s)

	Twelve Months Ended December 31,
	2022	2021
Supplemental disclosure of cash flow information:
Cash interest paid	$2,445	$2,797
Supplemental disclosure of non-cash activities:
Non-cash payments of long-term debt	—	(5,044)
Non cash debt issuance costs and extinguishment expenses	—	(102)
Net payments through Lender	$—	$(5,146)
Non-cash proceeds from sale of property and equipment	—	—
Non-cash proceeds from financing	—	5,146
Net proceeds through Lender	$—	$—

Non-cash gain on PPP Loan forgiveness	$—	$229
Capture of security deposit and other payables	$—	$38
Settlement agreements in excess of cash paid	$—	$—
Reclassification from accounts receivable to notes receivable	$546	$—
Vendor-financed insurance	$1,259	$867

See accompanying notes to consolidated financial statements

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Business Overview

Regional Health’s predecessor was incorporated in Ohio on August 14, 1991, under the name Passport Retirement, Inc. In 1995, Passport Retirement, Inc. acquired substantially all of the assets and liabilities of AdCare Health Systems, Inc. and changed its name to AdCare Health Systems, Inc. (“AdCare”). AdCare completed its initial public offering in November 2006, relocated its executive offices and accounting operations to Georgia in 2012, and changed its state of incorporation from Ohio to Georgia in December, 2013. Regional Health Properties, Inc. is a self-managed real estate investment company that invests primarily in real estate purposed for long-term care and senior housing. Our business primarily consists of leasing such facilities to third-party tenants, which operate the facilities.

Basis of Presentation

The accompanying consolidated financial statements are prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported results of operations during the reporting period. Significant estimates include the self-insurance reserve for professional and general liability, patient care revenues, allowance for doubtful accounts, contractual allowances for Medicaid, Medicare, and managed care reimbursements, deferred tax valuation allowance, valuation of goodwill and other long-lived assets, and cash flow projections. Actual results could differ materially from those estimates.

Reclassifications

Certain reclassifications have been made to the amounts in prior periods in order to conform to the current period’s presentation. These classifications had no impact on net loss or cash flows from operations for the year ended 2022 or 2021.

Principles of Consolidation

The consolidated financial statements include the Company’s majority owned and controlled subsidiaries. All intercompany transactions and balances have been eliminated through consolidation.

Arrangements with other business enterprises are evaluated, and those in which Regional is determined to have controlling financial interest are consolidated. Guidance is provided by FASB ASC Topic 810-10, “Consolidation—Overall”, which includes consolidation of business enterprises to which the usual condition of consolidation (ownership of a majority voting interest) does not apply. This guidance includes controlling financial interests that may be achieved through arrangements that do not involve voting interests. In absences of clear control through voting interests, a company’s exposure (variable interest) to the economic risks and potential rewards from the variable interest entity’s (“VIE”) assets and activities are the best evidence of control. If an enterprise holds the power to direct and right to receive benefits or absorb the losses of an entity, it would be considered the primary beneficiary. The primary beneficiary is required to consolidate the assets, liabilities and results of operations of the VIE in its financial statements.

The Company has evaluated and concluded that as of December 31, 2022, and December 31, 2021, the Company has no relationship with a VIE in which it is the primary beneficiary required to consolidate the entity.

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Cash, Restricted Cash and Investments

The Company considers all unrestricted short-term investments with original maturities less than three months, which are readily convertible into cash, to be cash equivalents. Certain cash and investment amounts are restricted for specific purposes such as (i) mortgage escrow requirements; (ii) reserves for capital expenditures on United States Housing and Urban Development (“HUD”) insured facilities; and (iii) collateral for other debt obligations.

Revenue Recognition and Allowances

Patient Care Revenue. ASC Topic 606, Revenue from Contracts with Customers requires a company to recognize revenue when the company transfers control of promised goods and services to a customer. Revenue is recognized in an amount that reflects the consideration to which a company expects to receive in exchange for such goods and services. Revenue from our Healthcare Services business segment is derived from services rendered to patients in the Tara, Lumber City, LaGrange, Meadowood, Thomasville and Glenvue facilities. The Company receives payments from the following sources for services rendered in our facilities: (i) the federal government under the Medicare program administered by CMS; (ii) state governments under their respective Medicaid and similar programs; (iii) commercial insurers; and (iv) individual patients and clients. The vast majority (greater than 90%) of the revenue the Company has recognized is from government sources. The Company determines the transaction price based on established billing rates reduced by contractual adjustments provided to third-party payors, discounts provided to uninsured patients and other price concessions. Contractual adjustments and discounts are based on contractual agreements, discount policies and historical experience. The Company recognizes revenue at the amount that reflects the consideration the Company expects to receive in exchange for the services provided. These amounts are due from residents or third-party payors and include variable consideration for retroactive adjustments from estimated reimbursements, if any, under reimbursement programs. Performance obligations, such as providing room and board, wound care, intravenous drug therapy, physical therapy, and quality of life activities amongst others, are determined based on the nature of the services provided are determined based on the nature of the services provided. Estimated uncollectable amounts due from patients are generally considered implicit price concessions that are a direct reduction to net patient care revenues.

Triple-Net Leased Properties. The Company’s triple-net leases provide for periodic and determinable increases in rent. The Company recognizes rental revenues under these leases on a straight-line basis over the applicable lease term when collectability is probable. ASU 2014-09, Revenue from Contracts with Customers, as codified in ASC 606, does not apply to rental revenues, which is a portion of the Company’s revenue. Recognizing rental income on a straight-line basis generally results in recognized revenues during the first half of a lease term exceeding the cash amounts contractually due from our tenants, creating a straight-line rent receivable that is included in straight-line rent receivable on our consolidated balance sheets. In the event the Company cannot reasonably estimate the future collection of rent from one or more tenant(s) of the Company’s facilities, rental income for the affected facilities is recognized only upon cash collection, and any accumulated straight-line rent receivable is expensed in the period in which the Company deems rent collection to no longer be probable. For additional information with respect to such facilities, see Note 2 – Liquidity and Note 6 – Leases.

Management Fee Revenues and Other Revenues. On January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers, as codified in ASC 606, which requires a company to recognize revenue when the company transfers control of promised goods and services to a customer. Revenue is recognized in an amount that reflects the consideration to which a company expects to receive in exchange for such goods and services. The Company recognizes management fee revenues as services are provided. The Company has one contract to manage three facilities (the “Management Contract”), with payment for each month of service generally received in full on a monthly basis. The maximum penalty for service contract nonperformance under the Management Contract is $50,000 per year, payable after the end of the year. Further, the Company recognizes interest income from loans and investments, using the effective interest method when collectability is probable. The Company applies the effective interest method on a loan-by-loan basis.

Allowances. The Company assesses the collectability of its rent receivables, including straight-line rent receivables and working capital loans to tenants. The Company bases its assessment of the collectability of rent receivables and working capital loans to tenants on several factors, including payment history, the financial strength of the tenant and any guarantors, the value of the underlying collateral, and current economic conditions. If the Company’s evaluation of these factors indicates it is probable that the Company will be unable to receive the rent payments or payments on a working capital loan, then the Company provides a reserve against the recognized straight-line rent receivable asset or working capital loan for the portion that we estimate may not be recovered. Payments received on impaired loans are applied against the allowance. If the Company changes its assumptions or estimates regarding the collectability of future rent payments required by a lease or required from a working capital loan to a tenant, then the Company may adjust its reserve to increase or reduce the rental revenue or interest revenue from working capital loans to tenants recognized in the period the Company makes such change in its assumptions or estimates. See Note 6 – Leases. The Company has reserved for approximately 1.5% of our patient care receivables based on the historic industry standards and continues to assess the adequacy of such reserve.

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As of December 31, 2022, and December 31, 2021, the Company reserved for approximately $1.3 million and $0.2 million, respectively, of uncollected receivables. Accounts receivable, net totaled $6.3 million at December 31, 2022 compared with $2.1 million at December 31, 2021.

The following table presents the Company’s Accounts receivable, net of allowance for the periods presented:

(Amounts in 000’s)	December 31, 2022	December 31, 2021
Gross receivables
Real Estate Services	$1,094	$1,442
Healthcare Services (a)	6,493	880
Subtotal	7,587	2,322
Allowance
Real Estate Services	(338)	(35)
Healthcare Services (a)	(960)	(142)
Subtotal	(1,298)	(177)
Accounts receivable, net of allowance	$6,289	$2,145

(a)	At December 31, 2022, our accounts receivable included $1.9 million from the Employee Retention Tax Credit (ERTC).

Concentrations of Credit Risk

Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash, restricted cash, accounts receivable and straight-line rent receivables. Cash and restricted cash are held with various financial institutions. From time to time, these balances exceed the federally insured limits. These balances are maintained with high quality financial institutions which management believes limits the risk.

Accounts receivable are recorded at net realizable value. The Company performs ongoing evaluations of its tenants and significant third-party payors with which it contracts, and generally does not require collateral. The Company maintains an allowance for doubtful accounts which management believes is sufficient to cover potential losses. Delinquent accounts receivable are charged against the allowance for doubtful accounts once collection has been determined to be unlikely. Accounts receivable are considered past due and placed on delinquent status based upon contractual terms as well as how frequently payments are received, on an individual account basis.

Property and Equipment

Property and equipment are stated at cost. Expenditures for major improvements are capitalized. Depreciation commences when the assets are placed in service. Maintenance and repairs which do not improve or extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is recorded. Depreciation is recorded on a straight-line basis over the estimated useful lives of the respective assets. Property and equipment also includes bed license intangibles for states other than Ohio (where the building and bed license are deemed complimentary assets) and are amortized over the life of the building.

The Company reviews property and equipment for potential impairment whenever events or changes in circumstances indicate that the carrying amounts of assets may not be recoverable. The circumstances and events regarding the possible presence of impairment are based on inputs such as, market conditions, operator performance, and legal matters. If there is an indication of possible impairment we conduct a review that is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and estimated hold period. This estimate considers factors such as expected future operating income, market and other applicable trends including the terminal value of the property. If impairment exists, due to the inability to recover the carrying amount of the property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property.

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Leases and Leasehold Improvements

The Company leases certain facilities and equipment in the normal course of business. At the inception of each lease, the Company performs an evaluation to determine whether the lease should be classified as an operating lease or financing lease. As of December 31, 2022, the Company’s leased facility is accounted for as an operating lease. For operating leases that contain scheduled rent increases, the Company records rent expense on a straight-line basis over the term of the lease. Leasehold improvements are amortized over the shorter of the useful life of the asset or the lease term.

On January 1, 2019, the Company adopted Accounting Standards Update (“ASU”) ASU 2016-02, Leases, as codified in ASC 842, using the non-comparative transition option pursuant to ASU 2018-11. The Company recognized both right of use assets and lease liabilities for leases in which we lease land, real property or other equipment, electing the practical expedient to maintain the prior operating lease classification. Effective January 1, 2019, the Company assesses any new contracts or modification of contracts in accordance with ASC 842 to determine the existence of a lease and its classification. We are reporting revenues and expenses for real estate taxes and insurance where the lessee has not made those payments directly to a third party in accordance with their respective leases with us.

The following table summarizes real estate tax recognized on our consolidated statements of operations in “Other Operating Expenses” for the year ended December 31, 2022, and 2021:

	Year Ended December 31,
(Amounts in 000’s)	2022	2021
Rental revenues	$391	$464
Other operating expenses	$391	$464

Additionally, we now expense certain leasing costs, other than leasing commissions, as they are incurred. Current GAAP provides for the deferral and amortization of such costs over the applicable lease term.

Accounts Payable

The following table presents the Company’s Accounts payable for the periods presented:

(Amounts in 000’s)	December 31, 2022	December 31, 2021
Accounts payable
Real Estate Services	$797	$2,781
Healthcare Services	2,496	968
Total Accounts payable	$3,293	$3,749

Other Liabilities

As of December 31, 2022, and December 31, 2021, the Company had $1.1 million and $1.6 million, respectively, in Other liabilities; the $0.5 million decrease compared to the prior period relates to restricted sublease improvements with lease security deposits comprising the remainder of the balances in both periods.

Intangible Assets and Goodwill

Intangible assets consist of finite lived and indefinite lived intangibles. The Company’s finite lived intangibles include lease rights and certain certificate of need (“CON”) and bed licenses that are not separable from the associated buildings. Finite lived intangibles are amortized over their estimated useful lives. For the Company’s lease related intangibles, the estimated remaining useful life is based on the terms of the underlying facility leases averaging approximately seven years. For the Company’s CON/bed licenses that are not separable from the buildings, the estimated useful life is based on the building life when acquired with a remaining average estimated useful life of approximately 24 years.

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The Company evaluates the recoverability of the finite lived intangibles whenever an impairment indicator is present. The circumstances and events regarding the possible presence of an impairment indicator are based on inputs such as, market conditions, operator performance, and legal matters. If there is an indication of possible impairment we conduct a review that is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and estimated hold period. This estimate considers factors such as expected future operating income, market and other applicable trends including the terminal value of the property. If impairment exists, due to the inability to recover the carrying amount of the CON, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the CON.

The Company’s indefinite lived intangibles consist primarily of values assigned to CON/bed licenses that are separable from the buildings. The Company does not amortize goodwill or indefinite lived intangibles. The Company’s goodwill is related to certain property acquisitions but is evaluated for impairment on the operator level. On an annual basis, the Company evaluates the recoverability of the indefinite lived intangibles and goodwill by performing an impairment test. The Company performs its annual test for impairment during the fourth quarter of each year or more frequently if events and circumstances indicate the goodwill might be impaired. For the years ended December 31, 2022, and 2021, the test results indicated no impairment necessary.

Prepaid Expenses and Other

As of December 31, 2022, and December 31, 2021, the Company had $0.7 million and $0.5 million, respectively, in Prepaid expenses and other; approximately $0.2 million increase is related to insurance for the facilities we operate while the other amounts are predominantly for directors’ and officers’ insurance and mortgage insurance premiums.

Extinguishment of Debt

The Company recognizes extinguishment of debt when the criteria for a troubled debt restructure are not met and the change in the debt terms is considered substantial. The Company calculates the difference between the reacquisition price of the debt and the net carrying amount of the extinguished debt (including deferred finance fees) and recognizes a gain or loss on the consolidated statement of operations in the period of extinguishment. For further information see Note – 2 Liquidity, and “Debt – Debt Refinance” in Part II, Item 7., “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” in this Annual

Report.

Earnings Per Share

Basic earnings per share is computed by dividing net income or loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the respective period. Diluted earnings per share is similar to basic earnings per share except that the net income or loss is adjusted by the impact of the weighted-average number of shares of common stock outstanding including potentially dilutive securities (such as options, warrants and non-vested common stock) when such securities are not anti-dilutive. Potentially dilutive securities from options, warrants and unvested restricted shares are calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of all options and warrants with exercise prices exceeding the average market value are used to repurchase common stock at market value. The incremental shares remaining after the proceeds are exhausted represent the potentially dilutive effect of the securities.

Securities outstanding that were excluded from the computation, because they would have been anti-dilutive were as follows:

(Amounts in 000’s)	December 31, 2022	December 31, 2021
Stock options	13	13
Common Stock warrants - employee	34	34
Common Stock warrants - nonemployee	1	9
Total shares	48	56

The weighted average contractual terms in years for these securities, with no intrinsic value, are 1.5 years for the stock options and 1.9 years for the warrants.

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Other Operating Expenses

Other operating expenses includes real estate tax expenses recognized during the year ended December 31, 2022, and December 31, 2021, where the lessee has not made those payments directly to a third party in accordance with their respective leases with us, mortgage insurance and other professional services expenses.

Other expense, net

The Company has retained professional and legal services to evaluate and assist with possible opportunities to improve the Company’s capital structure, including on-going efforts to investigate alternatives to retire or refinance our outstanding Series A Preferred Stock. For further information, see Note 2 – Liquidity.

Deferred Financing Costs

The Company records deferred financing costs associated with debt obligations as direct reduction from the carrying amount of the debt liability. Costs are amortized over the term of the related debt using the straight-line method and are reflected as interest expense. The straight-line method yields results substantially similar to those that would be produced under the effective interest rate method.

Income Taxes and Uncertain Tax Positions

Deferred tax assets or liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that included the enactment date. Deferred tax assets are also recognized for the future tax benefits from net operating loss and other carry forwards. Valuation allowances are recorded for deferred tax assets when the recoverability of such assets is not deemed more likely than not.

On December 22, 2017, tax legislation commonly known as The Tax Cuts and Jobs Act (the “Tax Reform Act”) was enacted. Among other changes the Tax Reform Act reduced the US federal corporate tax rate from 35% to 21% beginning in 2018.

As a result of the Tax Reform Act, net operating loss (“NOL”) carry forwards generated in tax years 2018 and forward have an indefinite life. For this reason, the Company has taken the position that the deferred tax liability related to the indefinite lived intangibles can be used to support an equal amount of the deferred tax asset related to the 2018 NOL carry forward generated.

Judgment is required in evaluating uncertain tax positions. The Company determines whether it is more likely than not that a tax position will be sustained upon examination. If a tax position meets the more-likely-than-not recognition threshold it is measured to determine the amount of benefit to recognize in the financial statements. The Company classifies unrecognized tax benefits that are not expected to result in payment or receipt of cash within one year as liabilities in the consolidated balance sheets. As of December 31, 2022, the Company has a full valuation allowance on all deferred tax balances.

On January 1, 2020, the Company adopted ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The guidance removes certain exceptions for recognizing deferred taxes for equity method investments, performing intra period allocation, and calculating income taxes in interim periods. The ASU also adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for goodwill and allocating taxes to members of a consolidated group, among others. The Company’s adoption of this new guidance had no impact on its Consolidated Financial Statements.

The Company is subject to income taxes in the U.S. and numerous state and local jurisdictions. In general, the Company’s tax returns filed for the 2019 through 2022 tax years are still subject to potential examination by taxing authorities. To the Company’s knowledge, the Company is not currently under examination by any major income tax jurisdiction.

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Stock Based Compensation

The Company follows the provisions of ASC Topic 718 “Compensation - Stock Compensation”, which requires the use of the fair-value based method to determine compensation for all arrangements under which employees, non-employees, and others receive shares of stock or equity instruments (options, warrants or restricted shares). All awards are amortized on a straight-line basis over their vesting terms.

Fair Value Measurements and Financial Instruments

Accounting guidance establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The categorization of a measurement within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels are defined as follows:

Level 1— Quoted market prices in active markets for identical assets or liabilities

Level 2— Other observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3— Significant unobservable inputs

The respective carrying value of certain financial instruments of the Company approximates their fair value. These instruments include cash, restricted cash and investments, accounts receivable, notes receivable, and accounts payable. Fair values were assumed to approximate carrying values for these financial instruments since they are short-term in nature and their carrying amounts approximate fair values, they are receivable or payable on demand, or the interest rates earned and/or paid approximate current market rates.

Self-Insurance

Prior to the Transition, the Company was self-insured for employee medical claims (in all states except for Oklahoma, where the Company participated in the Oklahoma state subsidy program) and had a large deductible workers’ compensation plan (in all states except for Ohio, where workers’ compensation is covered under a premium-only policy provided by the Ohio Bureau of Workers’ Compensation).

In 2015, the insurance programs described above changed in order to address the different needs of the Company as a result of the Transition. The Company’s workers compensation plan transitioned from a high deductible to a guaranteed cost program in February 2015. As of December 31, 2022, there are no outstanding claims or unsettled claims for the legacy self-insured employee medical plan and the large deductible workers’ compensation plan.

Professional liability insurance was provided to facilities operations up until the date of the Transition. Claims which were associated with operations of the Company prior to the Transition but not reported as of the transition date were self-insured.

The Company maintains insurance for professional and general liability claims for its Healthcare Services segment, which includes any facility the Company is likely to operate, however for claims prior to January 1, 2020, the Company is self-insured against professional and general liability claims since it discontinued its healthcare operations in connection with the Transition. The Company evaluates quarterly the adequacy of its self-insurance reserve based on a number of factors, including: (i) the number of actions pending and the relief sought; (ii) analyses provided by defense counsel, medical experts or other information which comes to light during discovery; (iii) the legal fees and other expenses anticipated to be incurred in defending the actions; (iv) the status and likely success of any mediation or settlement discussions, including estimated settlement amounts and legal fees and other expenses anticipated to be incurred in such settlement, as applicable; and (v) the venues in which the actions have been filed or will be adjudicated. The Company believes that most of the professional and general liability actions are defensible and intends to defend them through final judgment unless settlement is more advantageous to the Company. Accordingly, the self-insurance reserve reflects the Company’s estimate of settlement amounts for the pending actions, if applicable, and legal costs of settling or litigating the pending actions, as applicable. Because the self-insurance reserve is based on estimates, the amount of the self-insurance reserve may not be sufficient to cover the settlement amounts actually incurred in settling the pending actions, or the legal costs actually incurred in settling or litigating the pending actions. See Note 7 – Accrued Expenses and Note 13 - Commitments and Contingencies.

In addition, the Company maintains certain other insurance programs, including commercial general liability, property, casualty, directors’ and officers’ liability, crime, and employment practices liability.

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Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets. The new model uses a forward-looking expected loss method, which will generally result in earlier recognition of allowances for losses. In November 2018, the FASB issued ASU 2018-19 Codification Improvements to Topic 326, Financial Instruments—Credit Losses. The amendment clarifies that receivables arising from operating leases are not within the scope of Subtopic 326-20. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842, Leases. ASU 2019-10 Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, extended the effective date of ASU 2016-13, which is now effective for annual and interim periods beginning after December 15, 2022, for smaller reporting companies and early adoption is permitted for annual and interim periods beginning after December 15, 2018. The Company adopted ASU 2016-13 effective January 1, 2022. The adoption of ASU 2016-13 did not have a material impact on the Company’s consolidated financial statements.

In July 2021, the FASB issued ASU 2021-05—Leases (Topic 842): Lessors—Certain Leases with Variable Lease Payments, which amends the lease classification requirements for lessors. Lessors should classify and account for a lease with variable lease payments that do not depend on a reference index or a rate as an operating lease if the lease would have been classified as a sales-type lease or a direct financing lease and the lessor would have otherwise recognized a day-one loss. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2021, with early adoption permitted. The Company adopted ASU 2021-05 effective January 1, 2022, and as all our current leases are classified as operating leases, the adoption ASU 2021-05 did not have an impact on the Company’s consolidated financial statements.

Discontinued Operations

Prior to December 2015, the Company’s business focused primarily on owning and operating skilled nursing facilities (“SNF”) and managing such facilities for unaffiliated owners with whom the Company had management contracts. These operations were discontinued and transitioned to the leasing model of business.

As of December 31, 2022 the company determined remaining escheatment liabilities for discontinued operations are $.8 million and are included in accrued expenses. As a result of this change in accounting estimate the Company recognized income net of expenses for discontinued operations of approximately $2.4 million for the year ended December 31, 2022 included in “Other (income) expense”.

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NOTE 2. LIQUIDITY

Overview

The Company intends to pursue measures to grow its operations, streamline its cost infrastructure and otherwise increase liquidity, including: (i) refinancing or repaying debt to reduce interest costs and mandatory principal repayments, with such repayment to be funded through potentially expanding borrowing arrangements with certain lenders; (ii) increasing future lease revenue through acquisitions and investments in existing properties; (iii) modifying the terms of existing leases; (iv) replacing certain tenants who default on their lease payment terms; and (v) reducing other and general and administrative expenses.

Management anticipates access to several sources of liquidity, including cash on hand, cash flows from operations, and debt refinancing during the twelve months from the date of this filing. At December 31, 2022, the Company had $0.8 million in unrestricted cash, including a Medicaid overpayment of $0.2 million received in the third and fourth quarter of 2021, which the Company repaid on March 10, 2023 and is recorded in “Accrued Expenses” in the Company’s consolidated balance sheet as of December 31, 2022. In addition, as of December 31, 2022 the Company had $7.6 million of accounts receivable, mainly consisting of patient account receivables, which the Company plans to collect over the next twelve months.

In early 2020, the Company began on-going efforts to investigate alternatives to retire or refinance our outstanding Series A Preferred Stock through privately negotiated transactions, open market repurchases, redemptions, exchange offers, tender offers, or otherwise. Our ability to retire or refinance our outstanding Series A Preferred Stock will depend on the capital markets and our financial condition at such time. There can be no assurance that any such alternative will be pursued or accomplished, and we may not be able to engage in any of these activities or engage in any of these activities on desirable terms. Costs associated with these efforts have been expensed as incurred in “Other expense, net” and were approximately $1.3 million and approximately $1.2 million for the year ended December 31, 2022 and December 31, 2021, respectively.

Series A Preferred Dividend Suspension

We suspended the quarterly dividend payment with respect to our Series A Preferred Stock commencing with the fourth quarter of 2017, and on June 8, 2018, the Board suspended quarterly dividend payments indefinitely with respect to the Series A Preferred Stock. As of December 31, 2022, as a result of the suspension of the dividend payment on the Series A Preferred Stock commencing with the fourth quarter 2017 dividend period, the Company has approximately $45.9 million of undeclared preferred stock dividends in arrears. The dividend suspension has provided the Company with additional funds to meet its ongoing liquidity needs. As the Company has failed to pay cash dividends on the outstanding Series A Preferred Stock in full for more than four dividends periods, the annual dividend rate on the Series A Preferred Stock for the fifth and future missed dividend periods has increased to 12.875%, which is equivalent to approximately $3.20 per share each year, commencing on the first day after the missed fourth quarterly payment (October 1, 2018) and continuing until the second consecutive dividend payment date following such time as the Company has paid all accumulated and unpaid dividends on the Series A Preferred Stock in full in cash.

Debt

As of December 31, 2022, the Company had $52.2 million in indebtedness, net of $1.1 million deferred financing and unamortized discounts. The Company anticipates net principal repayments of approximately $1.8 million during the next twelve-month period, which include approximately $1.7 million of routine debt service amortization, approximately $0.1 million payments on other non-routine debt and a $0.1 million payment of bond debt. For further information, see Note 8 – Notes Payable and Other Debt.

Debt Refinance. On October 21, 2022, the Company, through wholly-owned subsidiaries, consummated a HUD refinancing of its senior mortgages on three SNFs in Ohio. Funding was provided by Newpoint Real Estate Capital LLC (“Newpoint”) pursuant to three HUD guaranteed secured Healthcare Facility Notes (the “HUD Notes”). Proceeds from the HUD Notes were used to pay off existing HUD guaranteed secured mortgages and pay transaction costs. Newpoint is the servicer on other loans extended to the Company.

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Consequently, the Company recorded a net loss of approximately $0.4 million on extinguishment of debt during the year ended December 31, 2022, consisting of a $0.2 million prepayment penalty and $0.2 million of expensed deferred financing fees associated with the extinguishment of the Eaglewood Care Center, The Pavilion Care Center, and Hearth & Care of Greenfield loans.

The aggregate principal amount of the three HUD Notes is $7.8 million, and the interest rate on the three HUD Notes is 3.97% fixed for the full term of each HUD Note. The Northwood HUD Note has a principal amount of $5.0 million and matures on November 1, 2052. The Greenfield HUD Note has a principal amount of $2.0 million and matures on November 1, 2050. The Pavilion HUD Note has a principal amount of $0.8 million and matures on December 1, 2039. Payments of principal and interest on the HUD Notes commenced on October 1, 2022. Each HUD Note is secured by a Healthcare Deed to Secure Debt, Security Agreement and Assignment of Rents covering the facilities. Newpoint may declare the loans, accrued interest and any other amounts immediately due and payable upon certain customary events of default.

On September 30, 2021, the Company and the Exchange Bank of Alabama executed a $5.1 million Promissory Note with a 3.95% annual fixed interest rate and maturity date of October 10, 2026 (the “Coosa Credit Facility”). The Coosa Credit Facility refinanced $5.1 million prime + 1.5% variable interest rate debt owed to Metro City Bank with a maturity date of January 31, 2036, (the “Coosa MCB Loan”). The Coosa Credit Facility is secured by the assets of the Company’s subsidiary Coosa Nursing ADK, LLC (“Coosa”) which owns the 124-bed SNF located in Glencoe, Alabama (the “Coosa Facility”) and the assets of the Company’s subsidiary Meadowood Property Holdings, LLC (“Meadowood”) which owns the 161-bed assisted living facility located in Glencoe, Alabama (the “Meadowood Facility”). The Company incurred approximately $0.1 million in new deferred financing fees and expensed approximately $0.1 million deferred financing fees associated with the Coosa MCB Loan.

Consequently, the Company recorded a net gain of approximately $0.1 million on extinguishment of debt during the year ended December 31, 2021, consisting of the $0.2 million gain on forgiveness of the PPP Loan partially offset by $0.1 million of expensed deferred financing fees associated with the extinguishment of the Coosa MCB Loan.

Debt Modification. In conjunction with the September 30, 2021, Coosa Facility refinance, the Company and the Exchange Bank of Alabama signed an agreement on October 1, 2021, (the “Meadowood Credit Facility”), that extended the maturity date on the $3.5 million Meadowood Credit Facility, as amended, in senior debt other mortgage indebtedness secured by the assets of Coosa and the assets of Meadowood, from May 1, 2022, to October 1, 2026. Additionally on August 17, 2021, the Company extended the maturity date on approximately $0.5 million other debt from August 25, 2021, to August 25, 2023 (known as the “KeyBank Exit Notes”). For further information, see Note 8 – Notes Payable and Other Debt.

Debt Covenant Compliance

At December 31, 2022, the Company was in compliance with the various financial and administrative covenants related to all of the Company’s credit facilities.

Changes in Operational Liquidity

Beginning in 2021, several of the Company’s operators have defaulted on their contractual obligations and elected to transition the facilities back to the Company. Given the complexities in identifying and negotiating with new operators, the Company was forced to become the licensed operator of the facilities, most importantly four of the eight leased facilities under the “Foster Lease”. Operating the facilities requires substantial working capital until the facilities can begin receiving the government reimbursements.

Powder Springs Lease. In December 2020, the Company entered into a lease termination agreement with two affiliates of Wellington. Following the Wellington Lease Termination, effective January 1, 2021, Regional leased the Powder Springs Facility to PS Operator LLC (“PS Operator”), an affiliate of Empire Care Center, pursuant to a sublease (the “PS Sublease”). The PS sublease contained a variable lease component. For more information, please reference Note 6- Leases.

During the year ended December 31, 2021, the Company recognized and collected $1.4 million of variable rent for the Powder Springs Facility replacing approximately $2.0 million of cash rent previously anticipated from the Wellington Tenant. During the year ended December 31, 2022, the Company recognized and collected $.9 million in rent.

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Healthcare Services segment. As part of the Portfolio Stabilization initiative, the company took back five facilities in 2022. In addition to becoming the licensed operator, the Company is obligated to fund the working capital needs of each facility until patient reimbursement collections begin. For the year ended 2022 and 2021, the Healthcare Services lost $.5 million and $1.8 million, respectively. In addition, the Account Receivable for the segment increased from $0.9 million in 2021 to $6.5 million in 2022. As described in more detail as referenced in Note 6 - Leases, the Company terminated the master lease. As of December 31 2022, the Company operated 2 facilities.

Evaluation of the Company’s Ability to Continue as a Going Concern

Under the accounting guidance related to the presentation of financial statements, the Company is required to evaluate, on a quarterly basis, whether or not the entity’s current financial condition, including its sources of liquidity at the date that the consolidated financial statements are issued, will enable the entity to meet its obligations as they come due within one year of the date of the issuance of the Company’s consolidated financial statements and to make a determination as to whether or not it is probable, under the application of this accounting guidance, that the entity will be able to continue as a going concern. The Company’s consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

In applying applicable accounting guidance, management considered the Company’s current financial condition and liquidity sources, including current funds available, forecasted future cash flows, the Company’s obligations due over the next twelve months as well as the Company’s recurring business operating expenses.

The Company is able to conclude that it is probable that the Company will be able to meet its obligations arising within one year of the date of issuance of these consolidated financial statements within the parameters set forth in the accounting guidance.

NOTE 3. CASH, RESTRICTED CASH, AND INVESTMENTS

The following presents the Company’s cash and restricted cash:

	December 31,
Amounts in (000’s)	2022	2021
Cash (a)	$843	$6,792
Restricted cash:
Cash collateral	135	125
HUD and other replacement reserves	2,155	1,914
Escrow deposits	459	700
Restricted investments for debt obligations	317	317
Total restricted cash	3,066	3,056

Total cash and restricted cash	$3,909	$9,848

(a)	Includes a Medicaid overpayment of $.02 million which the Company expects to repay soon and is recorded in “Accrued Expenses” in the Company’s consolidated balance sheet as of December 31, 2022 and a Medicaid overpayment of $1.5 million as of December 31, 2021.

Cash collateral—In securing mortgage financing from certain lending institutions, the Company and certain of its wholly-owned subsidiaries are required to deposit cash to be held as collateral in accordance with the terms of such loan agreements.

HUD and other replacement reserves—The regulatory agreements entered into in connection with the financing secured through HUD require monthly escrow deposits for replacement and improvement of the HUD project assets.

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Escrow deposits—In connection with financing secured through the Company’s lenders, several wholly-owned subsidiaries of the Company are required to make monthly escrow deposits for taxes and insurance.

Restricted cash for debt obligations—In compliance with certain financing and insurance agreements, the Company and certain wholly-owned subsidiaries of the Company are required to deposit cash held as collateral by the lender or in escrow with certain designated financial institutions.

NOTE 4. PROPERTY AND EQUIPMENT

The following table sets forth the Company’s property and equipment:

		December 31,
(Amounts in 000’s)	Lives (Years)	2022	2021
Buildings and improvements	5 - 40	$63,746	$65,695
Equipment and computer related	2 - 10	1,807	4,494
Land (1)	—	2,774	2,776
		68,327	72,965
Less: accumulated depreciation and amortization		(21,716)	(22,838)
Property and equipment, net		$46,611	$50,127

(1)	Includes $0.1 million of land improvements with an average estimated useful remaining life of approximately 7 years.

During the year ended December 31, 2022, and the twelve months ended December 31, 2021, the Company recorded no impairments in property and equipment.

The following table summarizes total depreciation and amortization for the year ended December 31, 2022, and 2021:

	December 31,
Amounts in (000’s)	2022	2021
Depreciation	$1,966	$2,153
Amortization	438	438
Total depreciation and amortization	$2,404	$2,591

NOTE 5. INTANGIBLE ASSETS AND GOODWILL

Intangible assets consist of the following:

(Amounts in 000’s)	Bed licenses (included in property and equipment)1)	Bed Licenses - Separable (2)	Lease Rights	Total	Goodwill (2)
Balances, December 31, 2021
Gross	$14,276	$2,471	$206	$16,953	$1,585
Accumulated amortization	(4,168)	—	(72)	(4,240)	—
Net carrying amount	$10,108	$2,471	$134	$12,713	$1,585
Amortization expense	(414)	—	(24)	(438)	—
Balances, December 31, 2022
Gross	14,276	2,471	206	16,953	1,585
Accumulated amortization	(4,583)	—	(96)	(4,678)	—
Net carrying amount	$9,693	$2,471	$110	$12,275	$1,585

(1)	Non-separable bed licenses are included in property and equipment as is the related accumulated amortization expense (see Note 4 – Property and Equipment).

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Expected amortization expense for the year ended December 31, for all definite-lived intangibles, for each of the next five years and thereafter is as follows:

Amounts in (000’s)	Bed Licenses	Lease Rights
2023	$414	$23
2024	414	18
2025	414	18
2026	414	18
2027	414	18
Thereafter	7,623	15
Total	$9,693	$110

NOTE 6. LEASES

Operating Leases

As of December 31, 2021, the Company leased a total of nine SNFs from owners unaffiliated with the Company under non-cancelable leases, most of which had rent escalation clauses and provisions for payments of real estate taxes, insurance, and maintenance costs.

On December 30, 2022, the Company and Spring Valley entered into a Lease Termination Agreement relating to the lease of the following eight nursing facilities: the Powder Springs facility, the Thomasville facility, the Jeffersonville facility, the Lumber City facility, the LaGrange facility, the Tara facility, the Oceanside facility and the Savannah Beach facility (collectively, the “Facilities”). The Lease Termination Agreement terminated the lease effective December 7, 2022 (the “Lease Termination Date”). In connection with the foregoing, the Company entered into certain Operations Transfer Agreements (the “Operations Transfer Agreements”) with the new operators. Pursuant to the Lease Termination Agreement, (a) Spring Valley forgave all past due and current rent, late penalties, and additional rent for taxes due under the lease as of the Lease Termination Date, as well as all accrued and unpaid interest and unpaid principal under the Promissory Note dated September 30, 2022, (b) the Company remains liable to Spring Valley for any nursing home provider fees owed to the State of Georgia arising on or before the Lease Termination Date (“Unpaid Provider Fees”), (c) to fund any reimbursement for Unpaid Provider Fees, the Company agreed to enter into a Promissory Note with a line of credit feature in favor of Spring Valley in the principal sum of $2,700,000 bearing an interest rate of 6.25%, payable monthly over 24 months, secured by the accounts receivables associated with the facilities and earned prior to the Lease Termination Date, and guaranteed by the Company, and (d) except as set forth in the Lease Termination Agreement, Spring Valley, Tenant and the Company agreed to a release of claims.

As of December 31, 2022, the Company leases one SNF facility in Covington, Ohio. The remaining lease term for the Covington facility is approximately 5.6 years. The Company subleases the Covington facility to a third party.

The Company also leases its corporate offices in Suwanee, Georgia.

As of both December 31, 2022 and December 31, 2021, the Company is in compliance with all operating lease financial covenants.

Facility Leased to the Company

The Covington facility is leased under an agreement dated August 26, 2002, as subsequently amended (the “Covington Prime Lease”), by and between the Company and Covington Realty, LLC (“Covington”). On August 1, 2015, the Covington Prime Lease was amended, whereby the parties agreed to: (i) provide consent to the sublease of the facility to a third-party operator; (ii) extend the term of the lease; and (iii) set the annual base rent, effective May 1, 2015, and continuing throughout the lease term, equal to 102% of the immediately preceding lease year’s base rent. On January 11, 2019, the Company and Covington entered into a forbearance agreement (the “Covington Forbearance Agreement”), whereby the Company and Covington agreed to: (i) extend the lease term from April 30, 2025 until April 30, 2029 (the “Term”); (ii) reduce the base rent by approximately $0.8 million until April 30, 2025, the remainder of the prior lease term; and (iii) relieve the Company from approximately $0.5 million of outstanding lease amounts (the “Rent Due”) as of December 31, 2018. Covington has released the Company of 2/3 of the Rent Due and will release the remaining 1/3 of Rent Due on December 31, 2023, assuming the Company and its sublessee remains in compliance with the lease. During each of December 2021 and December 2022, the Company recognized approximately $0.1 million as a reduction of “Facility rent expense” on our consolidated statements of operations from the respective portions of forgiven rent.

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Future Minimum Lease Payments

Future minimum lease payments for each of the next five years ended December 31, and thereafter are as follows:

(Amounts in 000’s)	Future rental payments	Accretion of lease liability (1)	Operating lease obligation
2023	$648	$(54)	$594
2024	633	(73)	560
2025	645	(118)	527
2026	658	(162)	496
2027	671	(203)	468
Thereafter	915	(334)	581
Total	$4,170	$(944)	$3,226

(1)	Weighted average discount rate 7.98%

Lessor

Facilities Leased or Subleased by the Company

As of December 31, 2021, the Company leased or subleased 20 facilities (12 owned by the Company and eight leased to the Company) to third-party tenants on a triple net basis, meaning that the lessee (i.e., the third-party tenant of the property) is obligated under the lease or sublease, as applicable, for all costs of operating the property, including insurance, taxes and facility maintenance, as well as the lease or sublease payments to the Company, as applicable.

As of December 31, 2022, the Company leased or subleased 11 facilities to third-party tenants on a triple net basis. The reduction in facilities leased by the Company is the result of the Lease Termination Agreement described above, whereby the Company terminated its lease (and related subleases) of eight SNFs.

The weighted average remaining lease term for our facilities is 5.6 years.

Below is a description of the leases with the Company as lessor as of December 31, 2022.

Aspire. On November 30, 2018, the Company subleased five facilities located in Ohio to affiliates (collectively, “Aspire Sublessees”) of Aspire Regional Partners, Inc. (“Aspire”). The Aspire Subleases became effective on December 1, 2018 and are structured as triple net leases. The Aspire Facilities are comprised of 5 facilities: (i) a 94-bed SNF located in Covington, Ohio (the “Covington Facility”); (ii) an 80-bed assisted living facility located in Springfield, Ohio (the “Eaglewood ALF Facility”); (iii) a 99-bed SNF located in Springfield, Ohio (the “Eaglewood Care Center Facility”); (iv) a 50-bed SNF located in Greenfield, Ohio (the “H&C of Greenfield Facility”); and (v) a 50-bed SNF located in Sidney, Ohio (the “Pavilion Care Facility”). Under the Aspire Subleases, a default related to an individual facility may cause a default under all the Aspire Subleases. Each sublease has an initial term of 10 years, with renewal options, except for the H&C of Greenfield Facility, which has an initial five year term, and set annual rent increases generally commencing in the third lease year. From month seven of the Aspire Subleases, monthly rent amounts may increase based on each facility’s prior month occupancy, with minimum annual rent escalations of at least 1% generally commencing in the third lease year. Minimum rent receivable for the Covington Facility, the Eaglewood ALF Facility, the Eaglewood Care Center Facility, the H&C of Greenfield Facility and the Pavilion Care Facility for the year ended December 31, 2019 (the first lease year) was $0.4 million, $0.5 million, $0.4 million, $0.2 million and $0.2 million per annum, respectively. For the year ended December 31, 2020, minimum rent receivable increased for the Covington and the Eaglewood ALF Facility to $0.5 million and $0.6 million per annum, respectively. The set annual rent increases, mentioned above, commenced on December 1, 2021.

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Symmetry. Affiliates of Symmetry Healthcare Management, LLC (“Symmetry” or “Symmetry Healthcare”) (collectively the “Symmetry Tenants”) leased the following facilities from the Company, pursuant to separate lease agreements which expire in 2030 (the “Symmetry Leases”): (i) the Company’s 106-bed, SNF located in Sylvia, North Carolina (the “Mountain Trace Facility”); (ii) the Company’s 96-bed, SNF located in Sumter, South Carolina (the “Sumter Facility”); and (iii) the Company’s 84-bed, SNF located in Georgetown, South Carolina (the “Georgetown Facility”).

On February 28, 2019, the Company and the Mountain Trace tenant mutually terminated the lease with respect to the Mountain Trace Facility and operations at the facility were transferred to Vero Health X, LLC, an affiliate of Vero Health Management, LLC (both “Vero Health”). On November 1, 2022, the Company and the Sumter and Georgetown tenants mutually terminated the leases for the Sumter and Georgetown facilities and operations for those facilities were transferred to an affiliate of Oak Hollow Healthcare Management, LLC.

Vero Health. On February 28, 2019, the Company entered into a lease agreement (the “Vero Health Lease”) with Vero Health, providing that Vero Health would take possession of and operate the Mountain Trace Facility located in North Carolina. The Vero Health Lease became effective, upon the termination of the prior Mountain Trace Tenant mutual lease termination on March 1, 2019. The Vero Health Lease is for an initial term of 10 years, with renewal options, is structured as a triple net lease and rent for the Mountain Trace Facility is approximately $0.5 million per year, with an annual 2.5 % rent escalation clause.

Oak Hollow Healthcare Management. On November 1, 2022, the Company entered into two lease agreements (“the Oak Hollow Lease”) with Oak Hollow Healthcare Management, providing that Oak Hollow would take possession of and operate the Georgetown and Sumter Facilities located in South Carolina. The Oak Hollow Lease became effective, upon the termination of the prior Georgetown and Sumter Tenant mutual lease termination on November 1, 2022. The Oak Hollow Leases are for an initial term of 10 years, with renewal options, is structured as a triple net leases and rent for the Georgetown and Sumter Facilities are approximately $0.3 and $.4 million per year, respectfully. Both leases have annual 2.5 % rent escalation clauses.

C.R. Management. Since 2015, the Company has leased six facilities to affiliates of C.R. Management (“CRM”), pursuant to a long-term, triple net operating lease. On December 14, 2021, CRM and the Alabama Department of Public Health (the “ADPH”) entered into two Consent Agreements (one for the ALF and one for the SCALF, collectively a multi-campus) pursuant to which CRM will no longer be permitted to operate or manage the Meadowood Facility. On December 14, 2021, the State Board of Health for the State of Alabama issued final administrative Consent Orders with respect to the Consent Agreements. The action imposed by the State of Alabama was a violation of the lease and put CRM in violation of all six facilities with the Company.

The Company and CRM agreed to take back three skilled nursing facilities and one assisted living facility, and the Company became the licensed operator and Peach Health Group agreed to manage the facilities. Currently, CRM leases two skilled nursing facilities, Autumn Breeze and Coosa Valley, from the Company.

Future Minimum Lease Receivables

(Amounts in 000’s)
2023	$6,256
2024	6,187
2025	6,034
2026	5,362
2027	5,445
Thereafter	11,605
Total	$40,888

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The following table summarizes the Company’s leases to third-parties as of December 31, 2022. Each lease is structured as “triple-net” and contains specific rent escalation amounts ranging from 1.0% to 3.0% annually. Further, each lease has one or more renewal options. For those facilities subleased by the Company, the renewal option in the sublease agreement is dependent on the Company’s renewal of the prime lease agreement.

		Expiration	2023
Facility Name	Operator Affiliation (1)	Date	Annual Rent
			(Thousands)
Owned
Eaglewood Village	Aspire Regional Partners	11/30/2028	$630
Eaglewood Care Center	Aspire Regional Partners	11/30/2028	813
Hearth & Care of Greenfield	Aspire Regional Partners	11/30/2023	311
The Pavilion Care Center	Aspire Regional Partners	11/30/2028	340
Autumn Breeze Healthcare Center	C.R. Management	9/30/2025	962
Coosa Valley Health Care	C.R. Management	8/31/2030	1,072
Georgetown Healthcare & Rehabilitation	Oak Hollow Healthcare Management	10/31/2032	337
Mountain Trace Rehabilitation and Nursing Center	Vero Health Management	2/28/2029	528
Sumter Valley Nursing and Rehab Center	Oak Hollow Healthcare Management	10/31/2032	450
Subtotal Owned Facilities (10)			$5,443
Leased
Covington Care Center	Aspire Regional Partners	11/30/2028	813
Subtotal Leased Facilities (1)			$813
Total (11)			$6,256

(1)	Represents the number of facilities which are leased or subleased to separate tenants, which tenants are affiliates of the entity named in the table above.

NOTE 7. ACCRUED EXPENSES

Accrued expenses consist of the following:

	December 31,
Amounts in (000’s)	2022	2021
Accrued employee benefits and payroll related	$539	$343
Real estate and other taxes (1)	2,428	1,391
Self-insured reserve	80	162
Accrued interest	210	206
Unearned rental revenue	43	192
Medicaid overpayment - Healthcare Services	169	1,529
Other accrued expenses	1,567	1,164
Total	$5,036	$4,987

(1)	In 2022, includes approximately $0.7 million of bed taxes in arrears related to the Wellington Transition in 2020 as well as $1.3 million of our own dates of operation under the Healthcare Services segment and approximately $0.3 million property tax accrual for the twelve months ended December 31, 2022 for the Real Estate segment. In 2021, includes approximately $0.7 million of bed taxes in arrears related to the Wellington Transition and approximately $0.3 million bed tax accrual for the twelve months ended December 31, 2021 for the Healthcare Services segment.

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NOTE 8. NOTES PAYABLE AND OTHER DEBT

Notes payable and other debt consists of the following:

(Amounts in 000’s)	December 31, 2022	December 31, 2021
Senior debt—guaranteed by HUD	$29,782	$30,178
Senior debt—guaranteed by USDA (a)	7,526	7,824
Senior debt—guaranteed by SBA(b)	580	602
Senior debt—bonds	6,253	6,379
Senior debt—other mortgage indebtedness	8,266	8,601
Other debt	895	594
Subtotal	53,302	54,178
Deferred financing costs	(1,005)	(1,177)
Unamortized discount on bonds	(119)	(125)
Notes payable and other debt	$52,178	$52,876

(a)	U.S. Department of Agriculture (“USDA”)

(b)	U.S. Small Business Administration (“SBA”)

The following is a detailed listing of the debt facilities that comprise each of the above categories:

(Amounts in 000’s)
Facility	Lender	Maturity	Interest Rate (a)		December 31, 2022	December 31, 2021
Senior debt - guaranteed by HUD (b)
The Pavilion Care Center	Newpoint Capital	12/01/2039	Fixed	3.97%	$835	$862
Hearth and Care of Greenfield	Newpoint Capital	8/01/2050	Fixed	3.97%	1,949	1,845
Woodland Manor	Newpoint Capital	11/01/2052	Fixed	3.97%	4,980	4,836
Glenvue	Newpoint Capital	10/01/2044	Fixed	3.75%	7,297	7,509
Autumn Breeze	KeyBank	01/01/2045	Fixed	3.65%	6,344	6,528
Georgetown	Newpoint Capital	10/01/2046	Fixed	2.98%	3,214	3,305
Sumter Valley	KeyBank	01/01/2047	Fixed	3.70%	5,163	5,293
Total					$29,782	$30,178
Senior debt - guaranteed by USDA (c)
Mountain Trace (d)	Community B&T	12/24/2036	Prime + 1.75%	8.00%	$3,680	$3,835
Southland (e)	Cadence Bank, NA	07/27/2036	Prime + 1.50%	7.75%	3,846	3,989
Total					$7,526	$7,824
Senior debt - guaranteed by SBA
Southland(f,g)	Cadence Bank, NA	07/27/2036	Prime + 2.25%	8.50%	580	602
Total					$580	$602

(a)	Represents interest rates as of December 31, 2022 as adjusted for interest rate floor limitations, if applicable. The rates exclude amortization of deferred financing costs which range from 0.09% to 0.53% per annum.

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(b)	For the seven SNF’s, the Company has term loans insured 100% by HUD with financial institutions. The loans are secured by, among other things, an assignment of all rents paid under any existing or future leases and rental agreements with respect to the underlying facility. The loans contain customary events of default, including fraud or material misrepresentations or material omission, the commencement of a forfeiture action or proceeding, failure to make required payments, and failure to perform or comply with certain agreements. Upon the occurrence of certain events of default, the lenders may, after receiving the prior written approval of HUD, terminate the loans and all amounts under the loans will become immediately due and payable. In connection with entering into loans, the facilities entered into a healthcare regulatory agreement and a promissory note, each containing customary terms and conditions.

(c)	For the two SNF’s, the Company has term loans with financial institutions, which are insured 70% to 80% by the USDA. The loans have an annual renewal fee for the USDA guarantee of 0.25% of the guaranteed portion. The loans have prepayment penalties of 1% through 2020, capped at 1% for the remainder of the first 10 years of the term and 0% thereafter.

(d)	Pursuant to the CARES Act, the monthly principal and interest payments due May 1, 2020 through September 1, 2020 for the loan for the Coosa Facility, were deferred (a part of the “USDA Payment Program”). Monthly payments that commenced on October 1, 2020 were being applied to current interest, then deferred interest until the deferred interest was paid in full on April 1, 2021. Payments were re-amortized over the remaining term of the loan. On September 30, 2021, the Company fully refinanced the MCB Coosa Loan with the Exchange Bank of Alabama, see “Senior debt - other mortgage indebtedness” below.

(e)	Pursuant to the CARES Act, the monthly principal and interest payments due May 1, 2020 through August 1, 2020 for the Mountain Trace Facility loan were deferred. Monthly payments that commenced on September 1, 2020 were being applied to current interest, then deferred interest until the deferred interest was paid in full on April 1, 2021. Payments have been re-amortized over the extended term of the loan.

(f)	Pursuant to the CARES Act, the monthly principal and interest payments due May 1, 2020 through October 1, 2020 for the loan for that certain 126-bed SNF commonly known as Southland, located in Dublin, Georgia, were deferred as a part of the USDA Payment Program. Monthly payments recommenced on November 1, 2020 with payments through February 2021 being applied to principal and interest. Monthly payments that commenced on March 1, 2021 are being applied to current interest, then deferred interest until the deferred interest is paid in full, payments will be re-amortized over the extended term of the loan.

(g)	For one SNF, commonly known as Southland, the Company has a term loan with a financial institution, which is insured 75% by the SBA. The SBA funded two monthly debt payments during the three months ended March 31, 2021 and six payments commencing on March 1, 2020 and ending on August 1, 2020.

(Amounts in 000’s)
Facility	Lender	Maturity	Interest Rate (a)		December 31, 2022	December 31, 2021
Senior debt - bonds (b)
Eaglewood Bonds Series A	City of Springfield, Ohio	05/01/2042	Fixed	7.65%	$6,253	$6,379
Total					$6,253	$6,379

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(a)	Represents interest rates as of December 31, 2022 as adjusted for interest rate floor limitations, if applicable. The rates exclude amortization of deferred financing costs of approximately 0.10% per annum.

(b)	In April 2012, a wholly-owned subsidiary of the Company entered into a loan agreement with the City of Springfield, Ohio pursuant to which City of Springfield lent to such subsidiary the proceeds from the sale of City of Springfield’s Series 2012 Bonds. The Series 2012 Bonds consisted of $6.6 million in Series 2012A First Mortgage Revenue Bonds and $0.6 million in Taxable Series 2012B First Mortgage Revenue Bonds. The bonds are secured by the Company’s assisted living facility located in Springfield, Ohio known as Eaglewood Village and guaranteed by Regional. There is an original issue discount of $0.3 million related to this loan.

(c)	On May 3, 2021, in accordance with the terms of The City of Springfield, Ohio First Mortgage Revenue Series 2012 B Bonds, the Company fully repaid approximately $0.1 million in outstanding principal and interest.

(Amounts in 000’s)
Facility	Lender	Maturity	Interest Rate (a)		December 31, 2022	December 31, 2021
Senior debt - other mortgage indebtedness
Meadowood (b)	Exchange Bank of Alabama	10/01/2026	Fixed	4.50%	$3,319	$3,478
Coosa (c)	Exchange Bank of Alabama	10/10/2026	Fixed	3.95%	$4,946	5,123
Total					$8,266	$8,601

(a)	Represents interest rates as of December 31, 2022 as adjusted for interest rate floor limitations, if applicable. The rates exclude amortization of deferred financing costs of 0.34% per annum.

(b)	On October 1, 2021, the Exchange Bank of Alabama and the Company extended the maturity date of the Meadowood Credit Facility; which is secured by the Meadowood Facility and the assets of Coosa, and which is guaranteed by Regional Health Properties, Inc., from May 1, 2022 to October 1, 2026.

(c)	On September 30, 2021, the Company refinanced the MCB Coosa Loan secured by the Coosa Facility, incurring approximately $0.1 million in new fees. The Coosa Credit Facility, guaranteed by Regional Health Properties, Inc. includes customary terms, including events of default with an associated annual 5% default interest rate, and is secured by the Coosa Facility and the assets of Meadowood. Upon the occurrence of certain events of default, the lenders may terminate the Coosa Credit Facility and the Meadowood Credit Facility, and all amounts due under both credit facilities will become immediately due and payable. The Coosa Credit Facility has prepayment penalties of 5% in the 1st year, 4% in the 2nd year and 1% thereafter.

(Amounts in 000’s)
Lender	Maturity	Interest Rate		December 31, 2022	December 31, 2021
Other debt
First Insurance Funding (a)	03/01/2023	Fixed	3.65%	$357	$99
KeyBank (b)	08/25/2025	Fixed	0.00%	495	495
Marlin Capital Solutions	6/1/2027	Fixed	5.00%	43	—
Total				$895	$594

(a)	Annual Insurance financing primarily for the Company’s directors’ and officers’ insurance.

(b)	On December 30, 2022, Key Bank and the Company extended the maturity date from August 25, 2023 to August 25, 2025.

Debt Covenant Compliance

As of December 31, 2022, the Company had approximately 16 credit related instruments outstanding that include various financial and administrative covenant requirements. Covenant requirements include, but are not limited to, fixed charge coverage ratios, debt service coverage ratios, minimum earnings before interest, taxes, depreciation, and amortization or earnings before interest, taxes, depreciation, amortization, and restructuring or rent costs, and current ratios. Certain financial covenant requirements are based on consolidated financial measurements whereas others are based on measurements at the subsidiary level (i.e., facility, multiple facilities or a combination of subsidiaries). The subsidiary level requirements are as follows: (i) financial covenants measured against subsidiaries of the Company; and (ii) financial covenants measured against third-party operator performance. Some covenants are based on annual financial metric measurements whereas others are based on monthly and quarterly financial metric measurements. The Company routinely tracks and monitors its compliance with its covenant requirements.

At December 31, 2022, the Company was in compliance with the various financial and administrative covenants related to all of the Company’s credit facilities

Scheduled Minimum Debt Principal payments and Maturity payments

The schedule below summarizes the scheduled gross minimum principal payments and maturity payments as of December 31, 2022 for each of the next five years and thereafter.

(Amounts in 000’s)
2023	$1,778
2024	1,578
2025	2,157
2026	8,624
2027	1,425
Thereafter	37,740
Subtotal	53,302
Less: unamortized discounts	(119)
Less: deferred financing costs, net	(1,005)
Total notes and other debt	$52,178

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NOTE 9. SEGMENT RESULTS

Effective January 1, 2021, pursuant to the Wellington Lease Termination, as a portfolio stabilization measure the Company commenced operating the previously subleased Tara Facility. In 2022, the Company commenced operations at the previously leased Meadowood and Glenvue facilities as well as the subleased Lumber City, LaGrange and Thomasville facilities. Accordingly, the Company now has two primary reporting segments: (i) Real Estate Services, which consists of the leasing and subleasing of long-term care and senior living facilities to third-party tenants, including the Company’s management of three facilities on behalf of third-party owners; and (ii) Healthcare Services, which consists of the operation of the Lumber City, LaGrange, Meadowood, Thomasville, Glenvue and the Tara Facilities.

The Company reports segment information based on the “management approach” defined in ASC 280, Segment Reporting. The management approach designates the internal reporting used by management for making decisions and assessing performance as the source of our reportable segments.

The table below presents the results of operations for our reporting segments for the periods presented.

	Twelve Months Ended December 31,			Twelve Months Ended December 31,
	2022	2022	2022	2021	2021	2021
(Amounts in 000’s)	Real Estate Services	Healthcare Services	Total	Real Estate Services	Healthcare Services	Total
Revenues:
Patient care revenues	$—	$22,060	$22,060	$—	$9,485	$9,485
Rental revenues	12,794	—	12,794	16,093	—	16,093
Management fees	1,045	—	1,045	1,021	—	1,021
Other revenues	26	—	26	91	—	91
Total revenues	13,865	22,060	35,925	17,205	9,485	26,690
Expenses:
Patient care expense	—	20,453	20,453	—	9,243	9,243
Facility rent expense	4,050	826	4,876	5,274	1,190	6,464
Cost of management fees	619	—	619	672	—	672
Depreciation and amortization	2,371	33	2,404	2,575	16	2,591
General and administrative expense	3,458	1,194	4,652	3,427	504	3,931
Doubtful accounts expense (recovery)	4,298	618	4,916	(78)	260	182
Loss on disposal of assets	1,296	121	1,417	—	—	—
Loss on Lease Termination	1,436	—	1,436	—	—	—
Other operating expenses	631	1,343	1,974	1,016	58	1,074
Total expenses	18,159	24,588	42,747	12,886	11,271	24,157
Income (loss) from operations	(4,294)	(2,528)	(6,822)	4,319	(1,786)	2,533
Other (income) expense:
Interest expense, net	2,567	(38)	2,529	2,653	16	2,669
(Gain) Loss on extinguishment of debt	452	—	452	(146)	—	(146)
Other (income) expense, net	(987)	(1,949)	(2,936)	1,192	—	1,192
Total other (income) expense, net	2,032	(1,987)	45	3,699	16	3,715
Net loss	$(6,326)	$(541)	$(6,867)	$620	$(1,802)	$(1,182)

Total assets for the Real Estate Services segment and Healthcare Services segment were $63.5 million and $5.6 million respectively, as of December 31, 2022.

Total assets for the Real Estate Services segment and Healthcare Services segment were $103.2 million and $2.5 million respectively, as of December 31, 2021.

NOTE 10. COMMON AND PREFERRED STOCK

Common Stock

There were no dividends declared or paid on the common stock during the years ended December 31, 2022 and 2021.

Preferred Stock

As of December 31, 2022, the Company had 2,811,535 shares of the Series A Preferred Stock issued and outstanding. The Company may, at its option, redeem the Series A Preferred Stock, in whole or in part, by paying $25.00 per share, plus any accrued and unpaid dividends to the redemption date.

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No dividends were declared or paid on the Series A Preferred Stock for the years ended December 31, 2022 and 2021.

Holders of the Series A Preferred Stock generally have no voting rights but have limited voting rights under certain circumstances, as described in the Charter. The Company is required to redeem the Series A Preferred Stock following a “Change of Control,” as defined in the Charter.

Dividends

The following table summarizes the preferred stock dividends in arrears at December 31, 2022:

	Date paid / Arrears date	Dividends Per Share	Dividend Arrears (in 000’s)
Common Stock Dividends: *
	4/30/2015	$0.050	$0.050
	7/31/2015	0.055	0.055
	10/31/2015	0.060	0.060
For the year ended December 31, 2015		$0.165	$0.165

Preferred Stock Dividends:
	3/31/2017	$0.68	$—
	6/30/2017	0.68	—
	9/30/2017	0.68	—
	12/31/2017	$0.68	$1,912
For the year ended December 31, 2017		$0.68	$1,912

	3/31/2018	$0.68	$1,912
	6/30/2018	0.68	1,912
	9/30/2018	0.68	1,912
	12/31/2018	0.80	2,249
For the year ended December 31, 2018		$2.84	$7,985

	3/31/2019	$0.80	$2,250
	6/30/2019	0.80	2,249
	9/30/2019	0.80	2,249
	12/31/2019	0.80	2,249
For the year ended December 31, 2019		$3.20	$8,997
	3/31/2020	$0.80	$2,250
	6/30/2020	0.80	2,249
	9/30/2020	0.80	2,249
	12/31/2020	0.80	2,249
For the year ended December 31, 2020		$3.20	$8,997
	3/31/2021	$0.80	$2,250
	6/30/2021	0.80	2,249
	9/30/2021	0.80	2,249
	12/31/2021	0.80	2,249
For the year ended December 31, 2021		$3.20	$8,997
	3/31/2022	0.80	2,250
	6/30/2022	0.80	2,249
	9/30/2022	0.80	2,249
	12/31/2022	0.80	2,249
For the year ended December 31, 2022		$3.20	$8,997
Cumulative Total Outstanding			$45,885

*	The Board has suspended payment of the quarterly dividend on the Series A Preferred Stock indefinitely. Such dividend suspension does not trigger a default under the Company’s outstanding indebtedness.

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As of December 31, 2022, as a result of the suspension of the dividend payment on the Series A Preferred Stock commencing with the fourth quarter 2017 dividend period, the Company has approximately $45.9 million of undeclared preferred stock dividends in arrears. Holders of the Series A Preferred Stock are entitled to receive, when and as declared by the Board out of funds of the Company legally available for the payment of distributions, cumulative preferential cash dividends at an annual rate equal to 10.875% of the $25.00 per share stated liquidation preference of the Series A Preferred Stock, which is equivalent to an annual rate of $2.72 per share. Dividends on the Series A Preferred Stock are payable quarterly in arrears, on March 31, June 30, September 30, and December 31, of each year, unless suspended by the Board. On June 8, 2018, the Board determined to continue suspension of the payment of the quarterly dividend on the Series A Preferred Stock indefinitely. Under the terms of the Series A Preferred Stock, dividends on the Series A Preferred Stock shall continue to accrue and accumulate regardless of whether such dividends are declared by the Board. As the Company has failed to pay cash dividends on the outstanding Series A Preferred Stock in full for four dividends periods: (i) the annual dividend rate on the Series A Preferred Stock has increased to 12.875% ,which is equivalent to an annual rate of approximately $3.20, commencing on the first day after the missed fourth quarterly payment (October 1, 2018) continuing until the second consecutive dividend payment date following such time as the Company has paid all accumulated and unpaid dividends on the Series A Preferred Stock in full in cash; and (ii) the holders of the Series A Preferred Stock are entitled to vote, as a single class, for the election of two additional directors to serve on the Board, as further described in the amended and restated articles of incorporation of the Company, otherwise referred to as the Charter.

NOTE 11. STOCK BASED COMPENSATION

Stock Incentive Plans

On November 4, 2020, the Board adopted, the Regional Health Properties, Inc. 2020 Equity Incentive Plan (the “2020 Plan”). The Company’s shareholders approved the 2020 Plan on December 16, 2020 at the 2020 Annual Meeting of Shareholders of the Company. The maximum number of shares of common stock authorized for issuance under the 2020 Plan is 250,000 shares, subject to certain adjustments. No awards may be made under the 2020 Plan after the 10th anniversary of the date of shareholder approval of the 2020 Plan, and no incentive stock options may be granted after the 10th anniversary of the date of Board approval of the 2020 Plan.

The 2020 Plan replaces the AdCare Health Systems, Inc. 2011 Stock Incentive Plan, as amended (the “2011 Plan”), which was assumed by Regional Health pursuant to the Merger. The 2011 Plan which was originally due to expire on March 28, 2021 and provided for a maximum of 168,950 shares of common stock to be issued. No additional awards may be granted under the 2011 Plan. As of December 31, 2022, the number of securities remaining available for future issuance under the 2020 Plan is 155,000.

The shares of common stock underlying any awards granted under the 2020 Plan or the 2011 Plan that are forfeited, canceled, or otherwise terminated (other than by exercise) will be added back to the shares of common stock available for issuance under the 2020 Plan. However, shares: (i) tendered or held back upon exercise of a stock option or other award under the 2020 Plan to cover the exercise price or tax withholding; or (ii) subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right upon exercise thereof, will not be added back to the shares of common stock available for issuance under the 2020 Plan. Shares of common stock repurchased by the Company on the open market or shares of common stock withheld upon vesting of restricted common stock to satisfy the Company’s tax withholding obligation will not be added back to the shares of common stock available for issuance under the 2020 Plan.

The following table summarizes employee and nonemployee stock-based compensation for the years ended December 31, 2022 and 2021:

	Year Ending December 31,
Amounts in (000’s)	2022	2021
Employee compensation:
Restricted stock	$233	$481
Total employee stock-based compensation expense	$233	$481
Non-employee compensation:
Restricted stock	$—	$—
Total non-employee stock-based compensation expense	$—	$—
Total stock-based compensation expense	$233	$481

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Common Stock Options

The following summarizes the Company’s employee and non-employee stock option activity for the years ended December 31, 2022 and 2021:

	Number of Options (000’s)	Weighted Average Exercise Price	Weighted Average Remaining Contract Life (in years)	Aggregate Intrinsic Value (000’s) (a)
Outstanding and vested at December 31, 2020	13	$47.53	3.5	$—
Granted	—	$—
Exercised	—	$—
Forfeited	—	$—
Expired	—	$—	—
Outstanding and vested at December 31, 2021	13	$47.53	2.5	$—
Granted	—	$—
Exercised	—	$—
Forfeited	—	$—
Expired	—	$—
Outstanding and vested at December 31, 2022	13	$47.53	1.6	$—

(a)	Represents the aggregate gain on exercise for vested in-the-money options.

No stock options were granted during the years ended December 31, 2022 and December 31, 2021. At December 31, 2022, the Company has no unrecognized compensation expense related to options.

The following summary information reflects stock options outstanding, vested, and related details as of December 31, 2022:

	Stock Options Outstanding			Stock Options Exercisable
Exercise Price	Number Outstanding (000’s)	Weighted Average Remaining Contractual Term (in years)	Weighted Average Exercise Price	Vested and Exercisable (000’s)	Weighted Average Exercise Price
$15.72 - $47.99	9	2.0	$46.81	9	$46.81
$48.00 - $51.60	4	0.8	$48.96	4	$48.96
Total	13	1.6	$47.53	13	$47.53

Common Stock Warrants

The Company grants stock warrants to officers, directors, employees and certain consultants to the Company from time to time as determined by the Board and, when appropriate, the Compensation Committee of the Board. The Board administers the granting of warrants, determines the persons to whom awards will be made, the amount of the awards, and the other terms and conditions of the awards.

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The following summarizes the Company’s employee and non-employee common stock warrant activity for the years ended December 31, 2022 and 2021:

	Number of Warrants (000’s)	Weighted Average Exercise Price	Weighted Average Remaining Contract Life (in years)	Aggregate Intrinsic Value (000’s) (a)
Outstanding and vested at December 31, 2020	58	$52.09	3.0	$—
Granted	—	$—
Exercised	—	$—
Forfeited	—	$—
Expired	(15)	$50.28		$—
Outstanding and vested at December 31, 2021	43	$52.71	2.6	$—
Granted		$—
Exercised		$—
Forfeited		$—
Expired	(8)	$49.76		$—
Outstanding and vested at December 31, 2022	35	$53.31	1.9

(a)	Represents the aggregate gain on exercise for vested in-the-money warrants.

No warrants were granted during the years ended December 31, 2022 and December 31, 2021. The Company has no unrecognized compensation expense related to common stock warrants as of December 31, 2022.

The following summary information reflects warrants outstanding, vested, and related details as of December 31, 2022:

	Warrants Outstanding			Warrants Exercisable
Exercise Price	Number Outstanding (000’s)	Weighted Average Remaining Contractual Term (in years)	Weighted Average Exercise Price	Vested and Exercisable (000’s)	Weighted Average Exercise Price
$36.00 - $47.99	1	0.8	$47.52	1	$47.52
$48.00 - $59.99	32	1.8	$52.50	32	$52.50
$60.00 - $70.80	2	0.4	$70.80	2	$70.80
Total	35	1.9	$53.31	35	$53.31

Restricted Stock

The following summarizes the Company’s restricted stock activity for the years ended December 31, 2022 and 2021:

	Number of Shares (000’s)	Weighted Average Grant Date Fair Value
Unvested at December 31, 2020	14	$3.60
Granted	87	$13.01
Vested	(22)	$7.18
Forfeited	—	$-
Unvested at December 31, 2021	79	$12.99
Granted	24	$4.51
Vested	(29)	$13.01
Forfeited	(23)	$12.95
Unvested at December 31, 2022	51	$8.99

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For restricted stock unvested at December 31, 2022, approximately $0.2 million in compensation expense will be recognized over the next year.

NOTE 12. VARIABLE INTEREST ENTITIES

The Company has a loan receivable with Peach Health Sublessee. Such agreement creates a variable interest in Peach Health Sublessee that may absorb some or all of the expected losses of the entity. The Company does not consolidate the operating activities of the Peach Health Sublessee as the Company does not have the power to direct the activities that most significantly impact the entities’ economic performance. For more information, see Note 6 – Leases.

NOTE 13. COMMITMENTS AND CONTINGENCIES

Regulatory Matters

Laws and regulations governing federal Medicare and state Medicaid programs are complex and subject to interpretation. Compliance with such laws and regulations can be subject to future governmental review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from certain governmental programs.

As of December 31, 2022, all of the Company’s facilities operated, leased and subleased to third-party operators and managed for third-parties or operated by the Company are certified by CMS and are operational.

The Company believes that it is in compliance in all material respects with all applicable laws and regulations.

Legal Matters

The Company is party to various legal actions and administrative proceedings and is subject to various claims arising in the ordinary course of business, including claims that the services the Company provided during the time prior to the Transition, when it’s focus was operating SNFs, resulted in injury or death to the residents of the Company’s facilities and claims related to employment, staffing requirements and commercial matters. Although the Company intends to vigorously defend itself in these matters, there is no assurance that the outcomes of these matters will not have a material adverse effect on the Company’s business, results of operations and financial condition.

As of December 31, 2022, the Company and its tenants operate in an industry that is extremely regulated. As such, in the ordinary course of business, the Company’s tenants are continuously subject to state and federal regulatory scrutiny, supervision and control. Such regulatory scrutiny often includes inquiries, investigations, examinations, audits, site visits and surveys, some of which are non-routine. In addition, the Company believes that there has been, and will continue to be, an increase in governmental investigations of long-term care providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Adverse determinations in legal proceedings or governmental investigations against or involving the Company, for the Company’s prior operations, or the Company’s tenants, whether currently asserted or arising in the future, could have a material adverse effect on the Company’s business, results of operations and financial condition.

Professional and General Liability Claims

As of December 31, 2022, the Company is a defendant in a total of 10 professional and general liability actions, one of which were dismissed in February 2023. The Company has one legacy action from prior to the Transition, and is a named party in 9 actions related directly to patient care that our current or prior tenants provided to their patients, subsequent to December 31, 2022, the Company was named in two additional actions related directly to patient care that one of our tenants provided to their patient. For further information, see below and Note 15 – Subsequent Events.

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Claims on behalf of the Company’s Former Patients Prior to the Transition

As of December 31, 2022, the Company is a defendant in one professional and general liability action commenced on behalf of one of our former patients who received care at one of our facilities prior to the Transition. The plaintiff in this action alleges negligence due to failure to provide adequate and competent staff resulting in injuries, pain and suffering, mental anguish and malnutrition and seeks unspecified actual and compensatory damages, and unspecified punitive damages. This action is covered by insurance, except that any punitive damages awarded would be excluded from coverage.

Claims on behalf of the Company’s Prior or Current Tenant’s Former Patients after the Transition

As of December 31, 2022, the Company is a defendant in an aggregate of 9 professional and general liability actions which set forth claims relating to time periods after the Transition, on behalf of former patients of our current or prior tenants, two of which were dismissed in January 2023, see Note 15 – Subsequent Events. These actions generally seek unspecified compensatory and punitive damages for former patients who were allegedly injured or died due to professional negligence or understaffing at the applicable facility operated by our tenants. These actions on behalf of former patients of our current or prior tenants all relate to events which occurred after the Company transitioned the operations of the facilities in question to a third-party operator (and of which four such actions relate to events which occurred after the Company sold such facilities) and are subject to such operators’ indemnification obligations in favor of the Company. There is no assurance that our tenants will have sufficient assets, income, access to financing and insurance coverage to enable them to satisfy their respective indemnification obligations.

During the year ended December 31, 2022, the following professional and general liability action (included in the 9 actions mentioned above) related to our current or former tenant’s former patients were filed against the Company.

●	On June 28, 2022, Ms. Betty Coleman’s husband (and executor of her estate) filed suit against Tara Operator, LLC (amongst others) alleging she received negligent care and treatment while a resident of Tara’s skilled nursing facility where she was a resident from Tara at Thunderbolt Health and Rehabilitation (11/18/19-6/30/20). Although Tara Operator was served via its registered agent, due to a misunderstanding, Tara Operator did not answer the complaint timely and automatically went into default. On September 19, 2022, Tara Operator filed its proposed answer to the Complaint and its motion to set aside the default judgment. A hearing was held on that motion on October 21, 2023 at which Tara Operator argued that under Georgia’s Default Statute and legal precedent, the Court had the discretion to set aside the default due to the anticipated injustice as well as inconsistent rulings should the default remain. The Court took the matter under advisement and, to date, no order has been issued. Should the default not be set aside, Tara Operator will request a certificate to appeal the ruling to the Court of Appeals and will also move to transfer venue to arbitration.

During the year ended December 31, 2021, the following professional and general liability action (included in the 13 actions mentioned above) related to our current or former tenant’s former patients were filed against the Company.

●	On October 4, 2021, a medical negligence and wrongful death action was filed in the State Court of Gwinnett County, Georgia, by Bonnie L. Aquilino, Traci R. Randall, and Judy W. Sturgess against Wellington, other legal entities unaffiliated with the Company, the Company, and the Company’s Chief Executive Officer, on behalf of, and alleging the wrongful death and medical negligence of, a patient at the facility known as Thunderbolt Transitional Care and Rehabilitation. During the patient’s dates of service, the facility was subleased to Wellington (a third-party operator) by the Company and such facility was operated by Wellington. The plaintiff was seeking an amount in excess of $10,000 for professional malpractice and an unspecified amount for the full value of the life of the patient and other compensatory damages to be determined by jury trial. The Company is indemnified by Wellington in this action. On January 10, 2022, the State Court of Gwinnett County granted our motion to dismiss the Company and the Company’s Chief Executive Officer from this action.

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Fair Labor Standards Legal Complaint

On October 7, 2021, a violation of Fair Labor Standards action was filed in the District Court for the Southern District of Ohio, Western Division at Dayton, by Colleen Long against the Company and UVMC Nursing Care Inc. dba Koester Pavilion (the “Defendants”) on behalf of herself and all current and former non-exempt employees employed from approximately September 30, 2018 onwards (hereinafter the “Putative Class Members”) at a facility managed by the Company alleging Defendants have failed to pay all overtime wages due. The plaintiff is seeking an order certifying the Putative Class Members as an Ohio Class and designation of the plaintiff as representative for the Ohio Class. Additionally, the plaintiff is seeking, for Putative Class Members, back pay equal to the amount of all unpaid overtime pay for three years preceding October 7, 2021 plus an additional equal amount in liquidation damages, punitive damages of not less than $150.00 for each day the violation continued, an award of 6% of the total unpaid wages or $200.00 for each instance of failure to pay wages owed within thirty days, whichever is greater, attorney’s fees and costs, and any other relief the plaintiff is entitled to. The Company intends to take action most favorable to the Company. There is no guarantee that the Company will prevail in this action. This case has reached a mutually agreed upon settlement.

NOTE 14. INCOME TAXES

There was no provision for income taxes for the years ended December 31, 2022 and 2021.

At December 31, 2022 and 2021, the tax effect of significant temporary differences representing deferred tax assets and liabilities are as follows:

	Year Ended December 31,
(Amounts in 000’s)	2022	2021
Net deferred tax asset (liability):
Allowance for doubtful accounts	$29	$44
Accrued expenses	192	143
Right of use asset	800	7,919
Right of use liability	(706)	(7,388)
Net operating loss carry forwards	21,127	18,253
Property, equipment & intangibles	(3,315)	(2,998)
Stock based compensation	175	209
Self-Insurance Reserve	20	40
Interest Expense	1,862	2,300
Total deferred tax assets	20,184	18,522
Valuation allowance	(20,184)	(18,522)
Net deferred tax liability	$—	$—

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The items accounting for the differences between income taxes computed at the federal statutory rate and the provision for income taxes are as follows:

	Year Ended December 31,
	2022	2021
Federal income tax at statutory rate	21.0%	21.0%
State and local taxes	2.2%	(2.6)%
Nondeductible expenses	(1.3)%	(1.7)%
Change in valuation allowance	(21.6)%	(16.7)%
Effective tax rate	—%	—%

As of December 31, 2022, the Company had consolidated federal NOL carry forwards of $91.3 million. As a result of the Tax Reform Act, approximately $25.8 million of NOL’s generated in 2018 and after do not expire and are currently offset by a full valuation allowance. The NOLs generated before December 31, 2018, which amount to $65.3 million begin to expire in 2025 through 2037 and currently are offset by a full valuation allowance. As of December 31, 2022, the Company had consolidated state NOL carry forwards of $48.3 million. These NOLs begin to expire in 2023 through 2042 and currently are offset by a full valuation allowance.

Given the Company’s historical net operating losses, a full valuation allowance has been established on the Company’s net deferred tax assets. The Company has generated additional deferred tax liabilities related to its tax amortization of certain acquired indefinite lived intangible assets because these assets are not amortized for book purposes. The tax amortization in current and future years gives rise to a deferred tax liability which will only reverse at the time of ultimate sale or book impairment. As a result of the Tax Reform Act, NOL carry forwards generated in tax years 2018 and forward have an indefinite life. For this reason, the Company has taken the position that the deferred tax liability related to the indefinite lived intangibles can be used to support an equal amount of the deferred tax asset related to the NOL carry forwards generated in tax years 2018 and forward.

The Company files federal, state and local income tax returns in the U.S. The Company is generally no longer subject to income tax examinations for years prior to fiscal 2018.

NOTE 15. SUBSEQUENT EVENTS

The Company has evaluated all subsequent events through the date the consolidated financial statements were issued and filed with the SEC. The following is a summary of the material subsequent events.

In February 2023, Symmetry Healthcare Management made the first of 14 monthly payments of $29,085. The Company accepted a lump sum payment of $250,000 as payoff for the remaining promissory note balance.

The Taxpayer Certainty and Disaster Tax Relief Act of 2020, enacted December 27, 2020, made a number of changes to employer retention tax credits previously made available under the CARES Act, including modifying and extending the Employee Retention Credit (“ERC”) for the six calendar months ending June 30, 2021. As a result of such legislation, the Company qualified for ERC for the first, second and third calendar quarters of 2021 due to the decrease in its gross receipts and has applied for ERC of $1.9 million through amended quarterly payroll tax filings for the applicable quarters. Through the date of this filing, the Company has received all of the ERC which we applied for. We continue to monitor compliance with the terms and conditions of the ERC and PPP programs and developing interpretations and enforcement of the ERC and PPP program rules and the regulations.

Dismissed Claims on behalf of the Company’s Prior or Current Tenant’s Former Patients after the Transition

In February 2023, the Company was dismissed from the case involving Ronald and Sarah Ross against our prior operator Symmetry Healthcare Management.

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Claims on behalf of the Company’s Prior or Current Tenant’s Former Patients after the Transition

Subsequent to year ended December 31, 2022, the Company was named in two new cases.

The resident’s daughter filed suit on behalf of Mr. Shellman filed suit on February 14, 2023 asserting claims of professional and ordinary negligence as well the alleged breach of various state and federal regulations. The lawsuit relates to Mr. Shellman’s residence at Glenvue nursing facility which was operated by C.R. of Glenvue, LLC which is also named as a defendant. Plaintiff’s counsel has agreed to extend the deadline for Glenvue H&R Property Holdings, LLC to respond to the lawsuit up to and including May 15, 2023 to enable him to review the response filed by C.R. of Glenvue, LLC and determine whether or not Plaintiff will agree to the dismissal of Glenvue H&R Property Holdings, LLC. If plaintiff does not agree, we intend to serve Plaintiff with a notice that Glenvue H&R Property Holdings, LLC constitutes an excluded party pursuant to O.C.G.A. 31-7-3.3. Should Plaintiff still not agree to the dismissal of Glenvue H&R Property Holdings, LLC, we will file a motion for summary judgment seeking judgment in its favor. The Court may require Glenvue H&R Property Holdings, LLC to participate in discovery prior to ruling on this motion. In the event that occurs, Glenvue H&R Property Holdings, LLC can seek the recovery of its attorneys fees and expenses pursuant to the above-referenced excluded party statute.

The family of Mable Polite filed suit on March 15, 2023 asserting claims of professional and ordinary negligence as well the alleged breach of various state and federal regulations. The lawsuit relates to Ms. Polite’s residence at the Thunderbolt nursing facility from March 19, 2020 to March 20, 2021. Plaintiff has also asserted claims against 3223 Falligant Avenue Associates, LP and other Wellington related entities. 3223 Falligant Avenue was the operator and licensee of the facility for the first part of Ms. Polite’s residence prior to Tara Operator becoming the operator. Based upon the date the suit was filed, there is an argument that certain claimed acts of negligence are barred by the limitations period. Ms. Polite’s daughter signed an arbitration agreement on her admission to Thunderbolt but we are not in possession of a power of attorney or other documentation authorizing her to execute this agreement. Nonetheless, Tara Operator will file its answer to the Complaint (due April 14) via special appearance to reserve the right to seek arbitration should a power of attorney be located.

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Item 9. Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

None.

Item 9A. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports filed pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow for timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management is required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of the end of the period (the “Evaluation Date”) covered by this Annual Report on Form 10-K (the “Annual Report”). Based on such evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that, as of the Evaluation Date, our disclosure controls and procedures are effective.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

Management evaluated the effectiveness of our internal control over financial reporting as of December 31, 2022. In making this evaluation, management used the framework and criteria set forth in the report entitled Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The COSO framework summarizes each of the components of a company’s internal control system, including: (i) the control environment, (ii) risk assessment, (iii) control activities, (iv) information and communication and (v) monitoring. Based on this evaluation, management concluded that the Company maintained effective internal control over financial reporting as of December 31, 2022.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. A control system, no matter how well designed and operated, can provide only reasonable, but not absolute, assurance that the control system’s objectives will be met. The design of a control system must reflect the fact that there are resource constraints, and the benefit of controls must be considered relative to their costs.

This Annual Report does not include an attestation report of our independent registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by our independent registered public accounting firm pursuant to the rules of the SEC that permit us to provide only management’s report in this Annual Report.

Changes in Internal Control over Financial Reporting

There have not been any changes in our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the fourth fiscal quarter of 2022 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 9B. Other Information

None.

Item 9C. Disclosure Regarding Foreign Jurisdictions that Prevent Inspections

Not applicable.

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PART III

Our website address is www.regionalhealthproperties.com. You may obtain free electronic copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports from the investor relations section of our website. These reports are available on our website as soon as reasonably practicable after we electronically file them with the SEC. These reports are also available through the SEC’s website at www.sec.gov.

The charters for the Board’s Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board are available in the corporate governance subsection of the Investor Relations page of our website, at www.regionalhealthproperties.com, and are also available in print upon written request to the Corporate Secretary, Regional Health Properties, Inc., 454 Satellite Boulevard NW, Suite 100, Suwanee, Georgia 30024.

Item 10. Directors, Executive Officers and Corporate Governance

Information About our Executive Officers

The following table sets forth certain information with respect to our executive officers and directors.

Name	Age	Position
Brent S. Morrison	47	Chief Executive Officer, President, Corporate Secretary and Chairman of the Board
Paul J. O’Sullivan	45	Senior Vice President
Michael J. Fox	45	Lead Independent Director
Kenneth S. Grossman	66	Director
Steven L. Martin	65	Director
Kenneth W. Taylor	61	Director
David A. Tenwick	85	Director

Directors are elected at each of annual meeting of shareholders of the Company to serve until the Company’s next annual meeting of shareholders. The terms of each of the Company’s current directors expire at the Company’s 2023 annual meeting of shareholders and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Executive officers serve at the discretion of the Board. See Part III, Item 11., “Executive Compensation” in this Annual Report for more information.

Biographical information with respect to each of our executive officers and directors is set forth below.

Brent S. Morrison. Mr. Morrison has served as the Company’s Chief Executive Officer and President since March 2019, Corporate Secretary since December 2022, a director since October 2014 and Chairman of the Board since January 2023. He also served as the Company’s Interim Chief Executive Officer and Interim President from October 2017 to March 2019. Mr. Morrison is currently the Managing Director of Zuma Capital Management LLC, a position he has held since 2012. Prior thereto, Mr. Morrison was a Research Analyst for Wells Fargo Advisors from 2012 to 2013, the Senior Research Analyst at the Strome Group, a private investment firm, from 2009 to 2012, a Research Analyst at Clocktower Capital, LLC, a global long/short equity hedge fund based in Beverly Hills, California, from 2007 to 2009 and a Vice President of Wilshire Associates, a financial consulting firm, from 1999 to 2007. Mr. Morrison also served on the board of directors of iPass Inc., which provides global enterprises and telecommunications carriers with cloud-based mobility management and Wi-Fi connectivity services, from May 2015 to June 2016. Mr. Morrison’s expertise and background in the long-term care industry as well as capital markets provide experience that the Board considers valuable.

Paul J. O’Sullivan. Mr O’Sullivan has served as Senior Vice President of the Company since January 2023. He served as Vice President of the Company from December 2020 to January 2023. Prior thereto, Mr. O’Sullivan was Vice President of Asset Management for Formation Development Group, LLC, a private equity real estate development firm that specializes in senior housing development from February 2017 to June 2020. Prior to that, Mr. O’Sullivan was a Financial Analyst for CSG Advisors, a municipal bond advisory firm, from 2014 to February 2017, and an Asset Manager for Formation Capital, a private equity firm focused on senior housing investments, from 2008 to 2014. From 2001 to 2007, Mr. O’Sullivan held accounting positions with Jameson Inns, Home Depot, Aelera, and Spherion.

Michael J. Fox. Mr. Fox has served as a director since October 2013 and Lead Independent Director since April 2015. Mr. Fox is the Chief Executive Officer of Park City Capital, LLC (“Park City”), a value-oriented investment management firm he founded in June 2008. From 2000 to 2008, Mr. Fox worked at J.P. Morgan in New York, most recently as Vice President and Senior Business Services Analyst. As J.P. Morgan’s Senior Business Services Analyst, Mr. Fox headed the firm’s Business Services equity research group from 2005 to 2008. From 2000 to 2005, Mr. Fox was a member of J.P. Morgan’s Leisure equity research group which was consistently recognized by Institutional Investor’s All America Research Team. Mr. Fox also served on the board of directors of Resonant Inc. from February 2016 to March 2022 when Resonant Inc. was acquired by Murata Manufacturing Co., Ltd. Mr. Fox’s expertise and background in the financial and equity markets and his involvement in researching the commercial real estate industry provide experience that the Board considers valuable.

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Kenneth S. Grossman. Mr. Grossman has served as a Director since February 2023. Mr. Grossman is an investor and attorney specializing in companies undergoing and/or emerging from restructuring or reorganization; Senior Managing Director of Steppingstone Group, LLC, an investment partnership formed in 2016 with the principals of Brookstone Partners, a private equity investor, to jointly pursue opportunities in distressed debt and restructuring of operating companies. Mr. Grossman has been engaged in the investment and management of capital as a buy-side principal since 1990. Since 2017, Mr. Grossman has served on the boards of several public and private companies, including Lehman Bros. Special Finance, Barnwell Industries, Inc., Performance Sports Group and Nebraska Book Company and has managed capital for Steppingstone Group, LLC, as well as other private partnerships. Mr. Grossman has served as an independent director of both private and public companies, and as a member of creditor, bank group and shareholder committees for other businesses. Mr. Grossman’s experience includes a strong network of relationships and management roles involving large portfolios in this investment sector maintained by multi-strategy and arbitrage firms. Admitted to the New York Bar in 1982, Mr. Grossman practiced law with Shea & Gould until 1989, where he specialized in bankruptcy, creditor’s rights and commercial litigation. In 1989, Mr. Grossman became affiliated with Balfour Investors where he began managing investments in companies undergoing financial and operational restructuring. He served as senior portfolio manager for several large investment partnerships from 1996 through 2009, including for Alpine Associates, Del Mar Asset Management and Ramius. More recently, Mr. Grossman utilized that experience in leadership roles and as a director of Lehman Brothers Special Finance, Inc. and Signature Group Holdings, Inc. (formerly Fremont General Corporation), as they emerged from Chapter 11 bankruptcy. Mr. Grossman is currently a board member and/or special advisor for Concise Capital Management and a director of Performance Sports Group, Inc., Buffalo Armory, LLC and Nebraska Book Co, Inc. Mr. Grossman’s extensive background in corporate financial and operational restructurings and related capital markets relationships and experience will add valuable insights and knowledge beneficial to the Company and the Board.

Steven L. Martin. Mr. Martin has served as a Director since February 2023. Mr. Martin has worked in the private sector since 2011 managing personal equity/debt accounts and those of friends and family, including public, private and restructurings. Prior to working in the private sector, Mr. Martin worked for Kings Point Capital Management, LLC, a wealth management firm, from October 2015 to March 2016, as a Managing Partner for Slater Capital Management, LLC, from 1996 to 2010, and as a Partner and Retail/Consumer Analyst for Lafer Equity Partners from 1994 to 1996. Mr. Martin is a seasoned investment professional with more than 30 years of experience, primarily in equities, both public and private. Mr. Martin also serves as a board member and Treasurer of New York City Cooperative. Mr. Martin’s expertise and background in the financial markets provides experience that the Board considers valuable.

Kenneth W. Taylor. Mr. Taylor has served as a director since February 2018. Since February 2023 to present, Mr. Taylor has served as the Chief Financial Officer and Chief Operations Officer of Pinnacle X-Ray Solutions Holding, Inc., an Altus Capital Partners portfolio company and a leading manufacturer of industrial x-ray systems. Prior to that, Mr. Taylor was the Chief Financial Officer of Construction Forms Inc. an H.I.G. Capital portfolio company and a leading supplier of concrete pumping and industrial processing from February 2022 to February 2023. From March 2019 to January 2022, Mr. Taylor served as the Chief Financial Officer of H-E Parts International, a division of Hitachi Ltd and a leading supplier of parts, re-manufactured components and equipment to the global mining, heavy construction and energy industries, since March 2019. Previously, Mr. Taylor served as Chief Operations Officer and Chief Financial Officer for Cellairis, a leading supplier of mobile device accessories and repair services through 500 domestic and international franchisee operated company-leased stores since June 2012. In addition, Mr. Taylor served as Chief Operation Officer and Chief Financial Officer, for Anisa International, Inc., a leading manufacturer of cosmetic brushes, from 2009 to 2012, as Chief Financial Officer for InComm Holdings, Inc., a leading supplier of prepaid and gift cards products and networks, from 2004 to 2009, as Chief Financial Officer for The Edge Flooring, a private equity-backed flooring startup manufacturer, from 2003 to 2004, Chief Financial Officer for Numerex Corporation , a leading supplier of IoT products and gateways, from 2002 to 2003, as Chief Financial Officer for Rodenstock NA, Inc., a startup ophthalmic lens manufacturer, from 2001 to 2002, as Corporate Controller for Scientific Games Corporation, a leading supplier of products and services to the global lottery industry, from 1987 to 2000. Since 2010, Mr. Taylor has also served as a director for Thanks Again, LLC, a leading supplier of loyalty and consumer engagement services to global airports. Mr. Taylor’s business and principal financial officer experience provide experience that the Board considers valuable.

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David A. Tenwick. Mr. Tenwick is our founder and has served as a director since our organization was founded in August 1991. Mr. Tenwick also served as Chairman of the Board from our founding until March 2015 and as the Company’s Interim Chief Executive Officer and President from June 1, 2014 to November 1, 2014. Prior to our founding, Mr. Tenwick was an independent business consultant from 1982 to 1990. In this capacity, he has served as a director and an officer of several businesses, including Douglass Financial Corporation, a surety company, and AmeriCare Health & Retirement, Inc., a long-term care management company. From 1967 until 1982, Mr. Tenwick was a director and an officer of Nucorp Energy, Inc., a company which he co-founded. Nucorp Energy was a public company that invested in oil and gas properties and commercial and residential real estate. Prior to founding Nucorp Energy, Mr. Tenwick was an enforcement attorney for the SEC. Mr. Tenwick is a member of the Ohio State Bar Association and was a founding member of the Ohio Assisted Living Association, an association that promotes high quality assisted living throughout the State of Ohio. Mr. Tenwick’s tenure with the Company and legal and business background provide experience that the Board considers valuable.

Arrangements with Directors Regarding Election/Appointment

On October 1, 2013, we entered into a letter agreement (the “Fox Agreement”) with Park City and Mr. Fox pursuant to which the Board appointed Mr. Fox as a director of the Company effective October 23, 2013.

Pursuant to the Fox Agreement, for so long as Mr. Fox serves on the Board as a nominee of the Board, Park City shall take such action as may be required so that all of the capital stock of the Company which is entitled to vote generally in the election of directors (the “Voting Securities”) and is beneficially owned by Park City, or any person who, within the meaning of Rule 12b-2 under the Exchange Act, is “controlling,” “controlled by” or “under common control with” Park City (the “Park City Group”), is voted in favor of each of the Board’s nominees to the Board at any and all meetings of our shareholders or at any adjournment or postponement thereof or in any other circumstance in connection with which a vote, consent or other approval of holders of Voting Securities is sought with respect to the election of any nominee to the Board.

In addition, for so long as Mr. Fox serves on the Board as a nominee of the Board, Park City will not do or agree or commit to do (or encourage any other person to do or agree or commit to do) and will not permit any member of the Park City Group or any affiliate or associate thereof to do or agree or commit to do (or encourage any other person to do or agree or commit to do) any of the following:

(i)	solicit proxies or written consents of shareholders with respect to any Voting Securities, or make, or in any way participate in, any solicitation of any proxy to vote any Voting Securities (other than as conducted by us), or become a participant in any election contest with respect to us;

(ii)	seek to call, or request the call of, a special meeting of shareholders or seek to make, or make, any shareholder proposal at any meeting of shareholders that has not first been approved in writing by the Board;

(iii)	make any request or seek to obtain, in any fashion that would require public disclosure by us, Park City or their respective affiliates, any waiver or amendment of any provision of the Fox Agreement or take any action restricted thereby; and

(iv)	except as permitted by the Fox Agreement, make or cause to be made any statement or announcement that constitutes an ad hominem attack on us or our officers or directors in any document or report filed with or furnished to the SEC or any other governmental agency or in any press release or other publicly available format.

Furthermore, pursuant to the Fox Agreement, for so long as Mr. Fox serves on the Board as a nominee of the Board, Mr. Fox agrees to comply with all applicable policies and guidelines of the Company and, consistent with his fiduciary duties and his obligations of confidentiality as a member of the Board, to refrain from communicating to anyone any nonpublic information about us that he learns in his capacity as a member of the Board (which agreement shall remain in effect after Mr. Fox leaves the Board). Notwithstanding the foregoing, Mr. Fox may communicate such information to any member of the Park City Group who agrees to be bound by the same confidentiality restrictions applicable to Mr. Fox, provided that Mr. Fox shall be liable for any breach of such confidentiality by any such member. In addition, Mr. Fox has confirmed that each of the other members of the Park City Group has agreed not to trade in any of our securities while in possession of any nonpublic material information about us if and to the extent doing so would be in violation of applicable law or, without the prior written approval of the Board, to trade in any of our securities during any blackout period imposed by us.

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Committees of the Board

The Board has three standing committees that assist it in carrying out its duties — the Audit Committee, the Compensation Committee and the Nominating Committee.

Each member of the Audit Committee, the Compensation Committee and the Nominating Committee is independent under the listing standards of the NYSE American. The charters of the Audit Committee, the Compensation Committee and the Nominating Committee are available on the Investor Relations page of our website at www.regionalhealthproperties.com and may also be obtained, without charge, by contacting the Corporate Secretary, Regional Health Properties, Inc., 454 Satellite Boulevard NW, Suite 100, Suwanee, Georgia 30024. The following chart shows the membership of our standing committees, as of the date of this Annual Report.

Name	Audit Committee	Compensation Committee	Nominating Committee
Michael J. Fox	√	√	Chair
Kenneth S. Grossman	-	-	-
Steven L. Martin	-	-	-
Brent S. Morrison	-	-	-
Kenneth W. Taylor	Chair	√	√
David A. Tenwick	√	Chair	√

Audit Committee. The Audit Committee was established in accordance with Section 3(e)(58)(A) of the Exchange Act. The Audit Committee has the responsibility of reviewing our financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed. The Audit Committee also approves the appointment of the independent auditors for the next fiscal year, approves the services to be provided by the independent auditors and the fees for such services, reviews and approves the auditor’s audit plans, reviews and reports upon various matters affecting the independence of the independent auditors and reviews with the independent auditors the results of the audit and management’s responses. The Board has determined that Mr. Taylor qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act, and that he is independent for purposes of the NYSE American rules with respect to audit committee members.

Compensation Committee. The Compensation Committee is responsible for establishing our compensation plans. The Compensation Committee’s duties include the development with management of benefit plans for our employees and the formulation of bonus plans and incentive compensation packages. The Compensation Committee approves the compensation of each senior executive and each member of the Board. In approving the compensation of each senior executive (other than the Chief Executive Officer), the Compensation Committee may consider recommendations made by the Chief Executive Officer. The Compensation Committee is also charged with the oversight of compensation plans and practices for all employees of the Company. The Compensation Committee relies upon data made available for the purpose of providing information on organizations of similar or larger scale engaged in similar activities. The purpose of the Compensation Committee’s activity is to assure that our resources are used appropriately to recruit and maintain competent and talented executives and employees able to operate and grow the Company successfully.

Nominating Committee. The Nominating Committee is responsible for evaluating and recommending to the Board qualified nominees for election as directors and qualified directors for committee membership, establishing evaluation procedures and conducting an annual evaluation of the performance of the Board, developing corporate governance principles, recommending those principles to the Board and considering other matters pertaining to the size and composition of the Board.

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Director Attendance at Board, Committee and Annual Shareholder Meetings

During 2022, the Board held five meetings, the Audit Committee held four meetings, the Compensation Committee held three meetings and the Nominating Committee held no meetings. Each incumbent director attended at least 75% of the aggregate number of meetings held by the Board and by each of the committees on which he served during 2022. In addition, three of the four directors serving at that time attended the Company’s 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”). Directors are expected to make reasonable efforts to attend the Company’s annual meeting of shareholders.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of our common stock (the “Reporting Persons”) to file initial reports of ownership and reports of changes in ownership with the SEC. Reporting Persons are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that the Reporting Persons complied with all Section 16(a) filing requirements since January 1, 2022.

Board Structure

Our Charter and our Bylaws provide the Board with flexibility to select the appropriate leadership structure for the Company. The Board does not have a policy as to whether the roles of Chairman of the Board and Chief Executive Officer should be separate or combined, or whether the Chairman of the Board should be a management or a non-management director. Currently, Mr. Morrison serves as the Chairman of the Board.

Mr. Fox serves as the Lead Independent Director of the Board (the “Lead Independent Director”). As the primary interface between management and the Board, the Lead Independent Director serves as a key contact for the independent directors, thereby enhancing the Board’s independence from management. In addition, the Lead Development Director provides a valuable counterweight to a combined Chairman and Chief Executive Officer role, when we have such a dual role as we have had from time to time. The Lead Independent Director’s responsibilities include as applicable, among other things:

●	Consulting with the Chairman of the Board (or the Chief Executive Officer, if there is no Chairman of the Board) regarding the agenda for Board meetings;

●	Scheduling and preparing agendas for meetings of non-management directors;

●	Presiding over meetings of non-management directors and executive sessions of meetings of the Board from which employee directors are excluded;

●	Acting as principal liaison between non-management directors and the Chairman of the Board (or the Chief Executive Officer, if there is no Chairman of the Board) on sensitive issues; and

●	Raising issues with management on behalf of the non-management directors when appropriate.

The Board employs a number of corporate governance measures to provide an appropriate balance between the respective needs for the operational and strategic leadership provided by management directors, on one hand, and the oversight and objectivity of independent directors, on the other. These corporate governance measures include having a Lead Independent Director with the responsibilities described above, having all of our standing Board committees consist entirely of independent directors, and having each independent director serve on Board committees. Further: (i) all directors play an active role in overseeing the Company’s business both at the Board and committee levels; (ii) directors have full and free access to members of management; and (iii) each of the Board committees has the authority to retain independent financial, legal or other experts as it deems necessary. Also, the Lead Independent Director holds separate executive sessions of non-management directors and independent directors as he deems necessary.

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Director Nomination Process

With respect to the director nomination process, the Nominating Committee’s responsibilities include reviewing the size and overall composition of the Board and recommending changes to the Board; identifying and recommending to the Board qualified individuals to become Board members; making recommendations to the Board with respect to retirement arrangements or policies for Board members; monitoring and reviewing any issues relating to the independence of directors; considering director candidates recommended by shareholders; assisting the Board in developing processes and procedures for evaluating Board nominees recommended by shareholders; and recommending to the Board individuals qualified to fill vacancies.

The Nominating Committee has not established specific minimum age, education, years of business experience or specific types of skills for potential director candidates but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership. Director candidates will be evaluated based on their financial literacy, business acumen and experience, independence for purposes of compliance with SEC rules and the NYSE American listing standards and their willingness, ability and availability for service, as well as other criteria established by the Nominating Committee. The Nominating Committee believes that continuity in leadership maximizes the Board’s ability to exercise meaningful oversight. Because qualified incumbent directors are generally uniquely positioned to provide shareholders the benefit of continuity of leadership and seasoned judgment gained through experience as a director, the Nominating Committee will generally consider as potential candidates those incumbent directors interested in standing for re-election who they believe have satisfied director performance expectations, including regular attendance at, preparation for and meaningful participation in meetings of the Board and its committees.

The Nominating Committee will consider the recommendations of shareholders regarding potential director candidates. Any shareholder who wishes to have the Nominating Committee consider a candidate for election by the Board is required to give written notice of his or her intention to make such a nomination. Our Bylaws set forth the procedures required to be followed for a shareholder to nominate a potential director candidate. A proposed nomination that does not comply with these procedures will not be considered by the Nominating Committee. There are no differences in the manner in which the Nominating Committee considers or evaluates director candidates it identifies and director candidates who are recommended by shareholders.

Board Diversity

The Nominating Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the members of the Nominating Committee will consider and discuss diversity, among other factors, with a view toward the role and needs of the Board as a whole. When identifying and recommending director nominees, the members of the Nominating Committee generally will view diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint and perspective, professional experience, education, skill and other qualities or attributes that together contribute to the functioning of the Board. The Nominating Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the goal of creating a Board that best serves the needs of the Company and its shareholders.

Risk Oversight

The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting our business strategy is a key part of the Board’s risk oversight and method for determining what constitutes an appropriate level of risk for us. Risk is assessed throughout the business, focusing on three primary areas of risk: financial risk, legal/compliance risk and operational/strategic risk.

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While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from an outside consultant. The Nominating Committee’s risk oversight responsibilities include recommending qualified nominees to be elected to the Board by our shareholders, reviewing and assessing periodically our policies and practices on corporate governance, and overseeing an annual evaluation of the Board. In addition, in setting compensation, the Compensation Committee strives to create a combination of short-term and longer-term incentives that encourage a level of risk-taking behavior consistent with our business strategy.

Code of Ethics

We have adopted a written code of conduct, our Code of Business Conduct and Ethics, which is applicable to all our directors, officers and employees (including our principal executive officer, principal financial officer, principal caccounting officer or controller, and any person performing similar functions). Our Code of Business Conduct and Ethics is available in the corporate governance subsection of the Investor Relations page of our website at www.regionalhealthproperties.com and also may be obtained, without charge, by contacting the Corporate Secretary, Regional Health Properties, Inc., 454 Satellite Boulevard NW, Suite 100, Suwanee, Georgia 30024.

Insider Trading Policy and Hedging

We have adopted an Insider Trading Policy which, among other things, prohibits our officers, directors and employees from trading our securities on a short-term basis, purchasing our securities on margin, engaging in short sales with respect to our securities, and buying or selling puts or calls with respect to our securities. We have not otherwise adopted any practices or policies regarding the ability of our officers, directors and employees to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities.

Communication with the Board and its Committees

The Board welcomes communications from shareholders and interested parties. Shareholders and interested parties may send communications to the Board, any of its committees or one or more individual directors, in care of the Corporate Secretary, Regional Health Properties, Inc., 454 Satellite Boulevard NW, Suite 100, Suwanee, Georgia 30024. Any correspondence addressed to the Board, any of its committees or to any one of our directors in care of our offices will be forwarded to the addressee without review by management.

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Item 11. Executive Compensation.

Executive Compensation Tables

Summary Compensation Table. The following table sets forth the compensation paid to, earned by or accrued for our named executive officers:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)		All Other Compensation ($)	Total ($)
Brent S. Morrison*	2022	220,000		150,000	108,240	(1)	—	478,240
Chief Executive Officer, President, Corporate Secretary and Director
(principal executive officer)	2021	200,000	(2)	—	307,440	(3)	—	507,440

Paul J. O’Sullivan**	2022	150,000		—	—		—	150,000
Senior Vice President (principal financial officer and principal accounting officer)

Benjamin A. Waites***	2022	94,791	(4)	24,000	—		—	118,791
Former Chief Financial Officer and Vice President (former principal financial officer)
	2021	175,000		49,000	307,440	(5)	—	531,440

*Mr. Morrison, a director of the Company since October 2014, commenced serving as the Company’s Chief Executive Officer and President (and principal executive officer) on March 25, 2019 (when he became an employee of the Company) and commenced serving as the Corporate Secretary on December 30, 2022. Mr. Morrison previously served as the Company’s Interim Chief Executive Officer and Interim President (and principal executive officer) from October 18, 2017 until March 24, 2019 (during which time he was a non-employee, independent contractor to the Company).

**Mr. O’Sullivan commenced serving as the Company’s principal financial officer and principal accounting officer on May 26, 2022 and commenced serving as the Company’s Senior Vice President in January 2023.

**Mr. Waites served as the Company’s Chief Financial Officer and Vice President (and principal financial officer) from September 8, 2020 until March 21, 2022.

(1)Represents compensation paid to Mr. Morrison as an employee for the year ended December 31, 2022, in the form of a restricted stock grant of 24,000 shares of common stock, with a grant price of $4.51 per share, which vests as to one half of the shares on January 1, 2023 and January 1, 2024. See “Compensation Arrangements With Executive Officer” below.

(2) Represents the amount of Mr. Morrison’s pro-rata annual salary of $220,000, paid to Mr. Morrison as an employee from July 1, 2021, through December 31, 2021 and pro-rata annual salary of $180,000, paid to Mr. Morrison as an employee from January 1, 2021 through June 30, 2021. See “Compensation Arrangements With Executive Officer” below.

(3) Represents compensation paid to Mr. Morrison as an employee for the year ended December 31, 2021, in the form of a restricted stock grant of 24,000 shares of common stock, with a grant price of $12.81 per share, which vests as to one-third of the shares on January 1, 2022, January 1, 2023 and January 1, 2024. See “Compensation Arrangements With Executive Officer” below.

(4) Represents the amount of Mr. Waites’s pro-rata annual salary of $175,000, paid to Mr. Waites as an employee from September 8, 2020 through December 31, 2020.

(5) Represents compensation paid to Mr. Waites as an employee for the year ended December 31, 2021, in the form of a restricted stock grant of 24,000 shares of common stock, with a grant price of $12.81 per share, which vests as to one-third of the shares on January 1, 2022, January 1, 2023 and January 1, 2024. Unearned awards were forfeited upon Mr. Waites seperation. See “-Compensation Arrangements With Former Executive Officer” below.

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Outstanding Equity Awards at Fiscal Year-End Table

The Outstanding Equity Awards at Fiscal Year-End table below sets forth information regarding the outstanding equity awards held by our named executive officers as of December 31, 2022:

	OPTION AWARDS				STOCK AWARDS
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)— Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested	Market Value of Stock that is Not Vested	Equity Incentive Plan Award: Total Number of Unearned Shares, Units or Other Rights that have Not Vested		Equity Incentive Plan Award: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested
Brent S. Morrison	4,323	—	$46.80	12/17/2024	—	—	40,000	(1)	$313,200

Paul J. O’Sullivan	—	—	$—	—	—	—	5,000	(2)	$66,300

Benjamin A. Waites (3)	—	—	$—	—	—	—	—		$—

(1)	Restricted shares vest on the following schedule: 8,000 shares on each of January 1, 2023 and January 1, 2024 and 12,000 shares on each of January 1, 2023 and January 1, 2024.

(2)	Restricted shares vest on the following schedule: 5,000 shares on January 1, 2023.

(3)	Unearned awards were forfeited upon Mr. Waites’s separation. See “-Compensation Arrangements With Former Executive Officer” below.

Compensation Arrangements With Executive Officer

Mr. Morrison. Mr. Morrison, a director of the Company since October 2014, commenced serving as the Company’s Chief Executive Officer and President (and principal executive officer) on March 25, 2019 and Corporate Secretary on December 30, 2022, and served as Interim Chief Executive Officer and Interim President (and principal executive officer) from October 18, 2017 to March 24, 2019.

On November 17, 2017, the Board and the Compensation Committee of the Board agreed to provide Mr. Morrison, as compensation for his service as a non-employee Interim Chief Executive Officer and Interim President, a cash payment in the amount of $15,000 per month, without withholdings, payable on a date to be determined by Mr. Morrison, as well as reimbursement for reasonable travel and other out-of-pocket expenses incurred by Mr. Morrison in connection with the performance of his duties as Interim Chief Executive Officer and Interim President.

On March 25, 2019, upon the Board’s appointment of Mr. Morrison as the Company’s Chief Executive Officer and President, the Board and the Compensation Committee determined that Mr. Morrison’s then-current compensation plan would remain place, with withholdings as an employee, until the Company negotiated and executed an employment agreement with Mr. Morrison.

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On June 3, 2019, the Board approved a one-time bonus equal to three months of his current salary in the amount of $45,000 paid upon the closing of the sale of four healthcare properties to MED Healthcare Partners, LLC and upon repayment of the amounts owed to Pinecone Reality Partners II, LLC.

On July 1, 2021, the Company entered into an employment agreement with Mr. Morrison (the “Morrison Employment Agreement”), pursuant to which, among other things: (i) the Company agreed to pay Mr. Morrison $220,000 per year, subject to increase by the Compensation Committee; (ii) Mr. Morrison is eligible to earn an annual bonus based on achievement of performance goals established by the Compensation Committee of up to 125% of his base salary; and (iii) the Company provides Mr. Morrison with such other benefits as other senior executives of the Company receive. Pursuant to the Morrison Employment Agreement, the Company agreed to employ Mr. Morrison for an initial term of three years.

Pursuant to the Morrison Employment Agreement, the Company granted to Mr. Morrison, subject to the 2020 Plan (as defined herein): (i) on July 1, 2021, a restricted stock award of 24,000 shares of common stock, which vests in three equal installments on January 1, 2022, January 1, 2023 and January 1, 2024; (ii) on January 1, 2022, a restricted stock award of 24,000 shares of common stock, which vests in two equal installments on January 1, 2023 and January 1, 2024; and (iii) on January 1, 2023, an option to purchase 24,000 shares of common stock, which vests immediately on the grant date. Pursuant to the Morrison Employment Agreement, the Company agreed to grant Mr. Morrison, subject to the 2020 Plan, on January 1, 2024, an option to purchase 24,000 shares of common stock, which will vest immediately on the grant date. The exercise price per share for the common stock subject to each option shall equal the Fair Market Value (as defined in the 2020 Plan) of a share of common stock on the respective dates of grant, unless the 2020 Plan requires a higher exercise price.

Pursuant to the Morrison Employment Agreement, upon termination of Mr. Morrison’s employment for any reason, the Company will pay Mr. Morrison: (i) unpaid salary earned through his termination date; (ii) any vacation time earned but not used as of his termination date in accordance with the Company’s policies as then in effect; (iii) reimbursement, in accordance with the Company’s policies and procedures, for business expenses incurred but not yet paid as of his termination date; (iv) except in the case of termination for cause, any annual bonus for any completed fiscal year to the extent not yet paid and earned; and (v) all other payments, benefits or fringe benefits to which he is entitled under the terms of the applicable arrangements and/or under applicable law (all of the foregoing clauses (i) through (v), the “Accrued Obligations”). If Mr. Morrison is terminated for cause, then the awards that were granted to but not yet vested or exercisable as of his termination date will be automatically forfeited.

If Mr. Morrison is terminated without cause, then (i) Mr. Morrison will be entitled to (a) the Accrued Obligations and (b) a severance payment equal to six months salary plus a bonus of 100% of Mr. Morrison’s salary for any completed fiscal year to the extent earned but not paid, (ii) to the extent Mr. Morrison participates in Company health programs, the Company will pay Mr. Morrison an amount in cash, on a monthly basis, equal to the Company’s portion of the premiums for Mr. Morrison’s health plan benefits for Mr. Morrison and any eligible dependents for a period of 12 months from his termination date, and (iii) equity awards shall automatically accelerate and become fully vested and exercisable as of his termination date. If Mr. Morrison is terminated without cause within one year following a change in control, the severance will be increased from six months salary to twelve months salary.

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Compensation Arrangements With Former Executive Officer

Benjamin A. Waites. Mr. Waites relinquished his duties and responsibilities for the Company effective March 21, 2022, after serving as the Company’s Chief Financial Officer since September 8, 2020. Pursuant to a Separation and Release of Claims Agreement executed June 13, 2022 (the “Waites Separation Agreement”), the Company agreed to pay Mr. Waites: (i) salary and benefits through March 31, 2022, including the payout of any earned but unused paid time off in accordance with the Company’s usual policy and procedures; (ii) three months of base salary in accordance with the Company’s regular payroll practices; and (iii) a final additional payment of $24,000 within 30 days following the last base salary payment, subject to Mr. Waites compliance with the provisions of the Separation Agreement. Under the Separation Agreement, Mr. Waites agreed: (i) for a period of three months, to cooperate with the Company regarding matters arising out or, of related to, Mr. Waites’ service to the Company; and (ii) to customary confidentiality and non-disparagement covenants. Except as set forth in the Separation Agreement, Mr. Waites is not entitled to any further compensation or benefits.

On July 1, 2021, subject to the 2020 Plan, the Company granted to Mr. Waites a restricted stock award of 24,000 shares of common stock, which was to vest in three equal installments on January 1, 2022, January 1, 2023 and January 1, 2024. On January 1, 2022, subject to the 2020 Plan, the Company granted to Mr. Waites an option to purchase 24,000 shares of common stock at an exercise price of $4.51 per share, which was to vest in two equal installments on January 1, 2023 and January 1, 2024. Unearned awards were forfeited upon Mr. Waites’ separation.

2020 Equity Incentive Plan

The Board believes that stock-based incentive awards can play an important role in our success by encouraging and enabling our employees, directors and consultants upon whose judgment, initiative and efforts we largely depend for the successful conduct of our business to acquire a proprietary interest in us. The Board believes that providing such persons with a direct stake in us assures a closer identification of the interests of such individuals with ours and our shareholders, thereby stimulating their efforts on our behalf and strengthening their desire to remain with us.

On November 4, 2020, the Board adopted, subject to shareholder approval, the Regional Health Properties, Inc. 2020 Equity Incentive Plan (the “2020 Plan”). On December 16, 2020, at the Company’s 2020 Annual Meeting of Shareholders, the Company’s shareholders approved the 2020 Plan. The 2020 Plan is designed to enhance the flexibility to grant equity awards to our employees, directors and consultants and to ensure that we can continue to grant equity awards to eligible recipients at levels determined to be appropriate by the Compensation Committee.

Summary of the 2020 Plan

The following description of certain features of the 2020 Plan is intended to be a summary only. The summary does not purport to be a complete description of all of the provisions of the 2020 Plan and is qualified in its entirety by the full text of the 2020 Plan, which is filed as an exhibit to the Registration Statement of which this proxy statement/prospectus is a part.

Administration. The 2020 Plan will be administered by the Compensation Committee. The Compensation Committee has full power, subject to the provisions of the 2020 Plan, to: (i) select, from among the individuals eligible for awards, the individuals to whom awards will be granted; (ii) make any combination of awards to participants; (iii) determine the type of awards; and (iv) determine the specific terms and conditions of each award.

Eligibility; Plan Limits. All employees and non-employee directors are eligible to participate in the 2020 Plan as well as consultants who are natural persons and are designated as eligible by the Compensation Committee. As of October 8, 2020, approximately 22 individuals would have been eligible to participate in the 2020 Plan had it been effective on such date, including two executive officers, 14 employees who are not executive officers, three non-employee directors and three consultants. There are certain limits on the number of awards that may be granted under the 2020 Plan. For example, awards with respect to no more than 24,000 shares of common stock may be granted to any individual in any one calendar year, and no more than 250,000 shares of common stock may be granted in the form of incentive stock options.

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Director Compensation Limit. The 2020 Plan provides that the value of all awards under the 2020 Plan and all other cash compensation paid by us to any non-employee director in any calendar year shall not exceed $75,000.

Stock Options. The 2020 Plan permits the granting of: (i) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code, and (ii) options that do not so qualify. Options granted under the 2020 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to all other eligible participants in the 2020 Plan. The option exercise price of each option will be determined by the Compensation Committee. The exercise price may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value for this purpose shall be the closing sales price of the common stock as quoted on the NYSE American, or if the closing sales price is not quoted on such date of determination, the closing sales price on the last preceding date for which such quotation exists. The exercise price of an option may not be reduced after the date of the option grant without shareholder approval, other than to appropriately reflect changes in our capital structure.

The term of each option will be fixed by the Compensation Committee and may not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised. In general, unless otherwise permitted by the Compensation Committee, no option granted under the 2020 Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee.

Upon exercise of options, the option exercise price must be paid in full: (i) in cash or by certified check; (ii) by delivery of shares of common stock having a value equal to the exercise price; (iii) by broker-assisted exercise; (iv) with respect to stock options that are not incentive stock options, by a “net exercise” arrangement, pursuant to which the number of shares issued upon exercise is reduced by a number of shares with a fair market value equal to the exercise price; or (iv) by any other means approved by the Compensation Committee consistent with applicable law.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Restricted Common Stock. The Compensation Committee may award shares of common stock to participants subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain Company and individual performance goals and/or continued employment or other service with the Company through a specified restricted period.

Restricted Stock Units. The Compensation Committee may award restricted stock units to participants. Restricted stock units are ultimately payable in the form of shares of common stock, subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment or other service with the Company through a specified vesting period.

Deferred Stock Units. The Compensation Committee may award deferred stock units to participants. Deferred stock units are ultimately payable in the form of shares of common stock, generally at a later date elected by the participant.

Stock Appreciation Rights. The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as the Compensation Committee may determine. Stock appreciation rights entitle the recipient to cash, shares of common stock or a combination thereof equal to the value of the appreciation in the stock price over the base price. The base price of a stock appreciation right that is granted in tandem with a stock option will be equal to the exercise price of such stock option and the base price of a stock appreciation right that is not granted in tandem with a stock option may not be less than 100% of the fair market value of the common stock on the date of grant.

Performance Units. The Compensation Committee may grant performance units, which entitle a participant to cash, shares of common stock or a combination of the two upon the achievement of certain performance criteria.

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Other Stock-Based Awards. The Compensation Committee may grant other awards denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to common stock or other equity interests of the Company (or a Company subsidiary or operating partnership, if applicable).

Certain Corporate Events. The Compensation Committee has broad discretion to take action under the 2020 Plan, as well as to make adjustments to the number and kind of shares issuable under the 2020 Plan and the terms, conditions and exercise price (if any) of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting the common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions.

In addition, in the event of certain non-reciprocal transactions between the Company and our shareholders known as “equity restructurings,” the Compensation Committee will make equitable adjustments to the 2020 Plan and outstanding awards.

In the event of a “change-in-control” (as defined in the 2020 Plan), and except as may be otherwise provided in the applicable award agreement, to the extent that the surviving entity declines to assume or replace outstanding awards, then all such outstanding awards will become fully vested and exercisable in connection with the transaction, all forfeiture and other restrictions with respect to such awards will lapse, and all performance goals with respect to such awards will be deemed met to the extent provided in the participant’s award agreement or any other written agreement entered into between us and the participant. Upon or in anticipation of a change-in-control in which outstanding awards will not be replaced or assumed by the surviving entity, the Compensation Committee may cause any outstanding awards to terminate at a specified time in the future, including, but not limited to, the date of such change-in-control, and will and give the participant the right to exercise such awards during a period of time determined by the Compensation Committee in its sole discretion.

Tax Withholding. Participants in the 2020 Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The Compensation Committee may require awards to be subject to mandatory share withholding up to the required withholding amount. The Compensation Committee may also require the tax withholding obligation to be satisfied by a sell to cover arrangement.

Amendments and Termination. The Board or the Compensation Committee may at any time amend, suspend or terminate the 2020 Plan; provided, however, no such action of the Board or the Committee may be taken without shareholder approval if such action would otherwise require shareholder approval under applicable law, including the rules of the NYSE American. Additionally, no amendment, suspension or termination of the 2020 Plan may impair any rights or obligations under any outstanding award without the participant’s consent. Under the rules of the NYSE American, any amendments that materially increase the number of shares to be issued under the 2020 Plan, materially increase the benefits to the participants in the 2020 Plan, materially expand the class of participants eligible to participate in the 2020 Plan, or expand the types of options or awards provided under the 2020 Plan, will be subject to approval by our shareholders.

Effective Date of Plan. The 2020 Plan was approved by our Board on November 4, 2020 and became effective on December 16, 2020, the date on which it was approved by our shareholders.

Tax Aspects Under the Code

The following is a summary of the principal federal income tax consequences of certain transactions under the 2020 Plan. It does not describe all federal tax consequences under the 2020 Plan, nor does it describe state or local tax consequences.

Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then: (i) upon sale of such shares, any amount realized in excess of the exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss; and (ii) we will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

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If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally: (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the exercise price thereof; and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, then the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options. No income is realized by the optionee at the time a non-qualified option is granted. Generally: (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount; and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to social security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards. We generally will be entitled to a tax deduction in connection with other awards under the 2020 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Parachute Payments. The vesting of any portion of an award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible by us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Retirement Programs

The Company does not provide any retirement plans or programs.

Director Compensation

Director Compensation and Reimbursement Arrangements

On January 31, 2023, the Compensation Committee approved, and on February 8, 2023 the Board approved, the Company’s director compensation plan for the year ending December 31, 2023. Pursuant to this plan, 2023 director fees for all directors (excluding Mr. Morrison), were set at $49,800 payable in cash in monthly payments of $4,125. The Lead Independent Director earns an extra $1,000 per month or $12,000 per year.

On January 12, 2022, the Board and the Compensation Committee approved the Company’s director compensation plan for the year ending December 31, 2022. Pursuant to this plan, 2022 director fees for all directors (excluding Mr. Morrison), were set at $37,500 payable in cash in monthly payments of $3,125.

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In addition, each director (excluding Mr. Morrison) also received, or will receive, a payment of $1,000 in cash for each in-person Board meeting attended during the years ended December 31, 2022 and ending December 31, 2023. Directors are also reimbursed for travel and other out-of-pocket expenses in connection with their duties as directors.

Director Compensation Table

The following table sets forth information regarding compensation paid to our non-employee directors for the year ended December 31, 2022. Directors who are employed by us do not receive any compensation for their activities related to serving on the Board:

Name (1)	Fees earned or paid in cash $	Stock awards $	All other compensation $	Total $
Michael J. Fox	37,500	—	—	37,500
Kenneth W. Taylor	37,500	—	—	37,500
David A. Tenwick	37,500	—	—	37,500

(1)	Kenneth S. Grossman and Steven L. Martin were elected to the Board at the 2022 Annual Meeting held on February 14, 2023.

The number of outstanding exercisable and unexercisable options and warrants, and the number of unvested shares of restricted stock held by each of our non-employee directors as of December 31, 2022, are shown below:

	As of December 31, 2022
	Number of Shares Subject to Outstanding Options or Warrants		Number of Shares of Unvested
Director (1)	Exercisable	Unexercisable	Restricted Stock
Michael J. Fox (2)	6,129	—	—
Kenneth W. Taylor	—	—	—
David A. Tenwick (3)	2,315	—	—

(1)	Kenneth S. Grossman and Steven L. Martin were elected to the Board at the 2022 Annual Meeting held on February 14, 2023.

(2)	Includes: (i) options to purchase 1,806 shares of common stock, with an expiration date of January 1, 2024, at an exercise price of $48.72 per share; and (ii) options to purchase 4,323 shares of common stock, with an expiration date of December 17, 2024, at an exercise price of $46.80 per share.

(3)	Includes: options to purchase 2,315 shares of common stock, with an expiration date of January 1, 2024, at an exercise price of $48.72 per share.

Purpose of the Compensation Committee of the Board of Directors

The Compensation Committee advises the Board with respect to the compensation of each senior executive and each member of the Board. The Compensation Committee is also charged with the oversight of compensation plans and practices for all employees of the Company. The Compensation Committee relies upon data made available for the purpose of providing information on organizations of similar or larger scale engaged in similar activities. The purpose of the Compensation Committee’s activity is to assure that the Company’s resources are used appropriately to recruit and maintain competent and talented executives and employees able to operate and grow the Company successfully.

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Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Beneficial Ownership of the Common Stock and Series E Preferred Stock

The following table furnishes information, as of March 15, 2023, as to shares of the common stock and the Company’s Series E Redeemable Preferred Shares (the “Series E Preferred Stock”) beneficially owned by: (i) each person or entity known to us to be the beneficial owner of more than 5% of the common stock, (ii) each of our directors and our named executive officers identified in Part III, Item 11., “Executive Compensation - Summary Compensation Table” of this Annual Report; and (iii) our directors and executive officers as a group. As of March 15, 2023, there were 1,883,028 shares of common stock outstanding.

Name of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (2)		Percent of Outstanding Common Stock (3)
Directors and Named Executive Officers:
Michael J. Fox	84,122	(4)	4.5%
Kenneth S. Grossman	—		*
Steven L. Martin	—		*
David A. Tenwick	30,300	(5)	1.6%
Brent S. Morrison	88,370	(6)	4.7%
Kenneth W. Taylor	9,562	(7)	*
Paul J. O’Sullivan	46,130	(8)	2.4%
All Directors and Executive Officers as a Group:	212,354		11.3%

* Less than one percent.

(1)	The address for each of our directors and executive officers is c/o Regional Health Properties, Inc., 454 Satellite Boulevard NW, Suite 100, Suwanee, Georgia 30024.

(2)	Except as otherwise specified, each individual has sole and direct beneficial voting and dispositive power with respect to shares of the common stock indicated.

(3)	Percentage is calculated based on 1,883,028 shares of common stock outstanding as of March 15, 2023.

(4)	The information set forth in this table regarding Michael J. Fox is based on a Schedule 13 D/A filed with the SEC on April 4, 2017 and other information known to the Company. Includes: (i) 15,492 shares of common stock held directly by Mr. Fox; (ii) 62,500 shares of common stock held by affiliates of Mr. Fox; (iii) options to purchase 1,806 shares of common stock held directly by Mr. Fox at an exercise price of $48.72 per share; and (iv) options to purchase 4,323 of common stock held directly by Mr. Fox at an exercise price of $46.80 per share. See Part III, Item 10, “Directors, Executive Officers and Corporate Governance - Arrangements with Directors Regarding Election/Appointment” in this Annual Report”

(5)	Includes: (i) 27,985 shares of common stock held by Mr. Tenwick; and (ii) options to purchase 2,315 shares of common stock at an exercise price of $48.72 per share.

(6)	Includes: (i) 60,047 shares of common stock held by Mr. Morrison; and (ii) options to purchase 4,323 shares of common stock held by Mr. Morrison at an exercise price of $46.80 per share and options to purchase 24,000 at $3.51.

(7)	Includes 9,562 shares of common stock held by Mr. Taylor.

(8)	Includes: (i) 22,130 shares of common stock held by Mr. O’Sullivan; and (ii) 24,000 unvested shares granted in January 2023.

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Ownership of the Series A Preferred Stock

The following table furnishes information, as of March [15], 2023 and based on information reported by each beneficial owner, as to the shares of Series A Preferred Stock beneficially owned by: (i) each person or entity known to us to be the beneficial owner of more than 5% of the outstanding shares of Series A Preferred Stock; (ii) each of our directors and named executive officers; and (iii) our directors and executive officers as a group. As of March [15], 2023, there were 2,811,535 shares of Series A Preferred Stock outstanding.[1]

Name and Address of Beneficial Owner (1)	Number of Shares of Series A Preferred Stock Beneficially Owned (2)	Percent of Outstanding Series A Preferred Stock (3)
Charles L. Frischer (4)	479,673	17.1%
Michael J. Fox	—	—
Kenneth S. Grossman	137,536	4.9%
David A. Tenwick	—	—
Steven L. Martin	113,329	4.0%
Brent S. Morrison	—	—
Paul O’Sullivan	—	—
Kenneth W. Taylor	—	—
All Directors and Executive Officers as a Group	730,538	26.0%

(1) The address for each of our directors and executive officers is c/o Regional Health Properties, Inc., 454 Satellite Boulevard NW, Suite 100, Suwanee, Georgia 30024.

(2) Except as otherwise specified, each individual has sole and direct beneficial voting and dispositive power with respect to the shares of Series A Preferred Stock indicated.

(3) Percentage is calculated based on 2,811,535 shares of Series A Preferred Stock outstanding as of March 15, 2023.

(4) Information obtained from the Schedule 13D/A filed by Charles L. Frischer and the Libby Frischer Family Partnership (“LFFP”), an entity that Mr. Frischer is the general partner of, with the SEC on March 1, 2023. Of the shares of Series A Preferred Stock reported in such Schedule 13D/A, Charles L. Frischer reports having sole voting power and sole dispositive power with respect to 468,673 shares of Series A Preferred Stock, and LFFP reports having sole voting power and sole dispositive power with respect to 11,000 shares of Series A Preferred Stock.

Equity Compensation Plan Information

The following table sets forth additional information as of December 31, 2022, with respect to shares of the common stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements, divided between plans approved by our shareholders and plans or arrangements not submitted to the shareholders for approval. The information includes the number of shares covered by and the weighted average exercise price of outstanding options and warrants and the number of shares remaining available for future grants, excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants	Weighted -Average Exercise Price of Outstanding Options, Warrants	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (1))
Equity compensation plans approved by security holders (2)	13,406	$47.53	155,000
Equity compensation plans not approved by security holders (3)	42,969	$52.71
Total	56,375	$51.48	155,000

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(1) Represents shares available for future issuance under the 2020 Plan, which was approved by the Company’s shareholders on December 16, 2020 at the 2020 Annual Meeting of Shareholders of the Company.

(2) Represents options issued pursuant to the Company’s 2011 Stock Incentive Plan, which was approved by our shareholders.

(3) Represents warrants issued outside of our shareholder approved plan as described below. The warrants listed below contain certain anti-dilution adjustments and, therefore, were adjusted for stock dividends in October 2010, October 2011, and October 2012, if and as applicable. The share numbers and exercise prices below reflect all such applicable adjustments.

●	On May 15, 2013, we issued to Ronald W. Fleming, as an inducement to become our then Chief Financial Officer, a ten-year warrant, which as of December 31, 2020, represents the right to purchase 1,945 shares of common stock at an exercise price of $70.80, and may be exercised for cash or on a cashless exercise basis. Such warrant is fully vested.

●	On November 26, 2013, we issued to an investor relations firm, as partial consideration for providing certain investor relations services to the Company, a ten-year warrant to purchase 834 shares of common stock at an exercise price per share of $47.52. Such warrant is fully vested.

●	On March 28, 2014, we issued to the placement agents in the Company’s offering of subordinated convertible promissory notes issued in 2014, as partial compensation for serving as placement agents in such offering, five-year warrants to purchase an aggregate of 4,078 shares of common stock at an exercise price per share of $54.00. Such warrants are fully vested.

●	On October 10, 2014, we issued to William McBride III, as an inducement to become our Chief Executive Officer, a ten-year warrant to purchase 25,000 shares of common stock, of which 8,333 shares were forfeited on April 17, 2017 upon his separation from the Company, at an exercise price per share of $53.88. The balance of such warrant is fully vested and may be exercised for cash or on a cashless basis.

●	On April 1, 2015, we issued to Allan J. Rimland, as an incentive to become our then President and Chief Financial Officer, a ten-year warrant to purchase 22,917 shares of common stock, of which 7,639 shares were forfeited on October 17, 2017 upon his resignation from the Company, at an exercise price per share equal to $51.00. The balance of such warrant is fully vested and may be exercised for cash or on a cashless exercise basis.

Item 13. Certain Relationships and Related Transactions, and Director Independence

Related Party Transactions

Messrs. Grossman and Martin are affiliated with holders of the Company’s Series A Preferred Stock. The Board, upon the recommendation of the Nominating Committee, nominated Messrs. Grossman and Martin, who were director nominees recommended by certain of the holders of the Series A Preferred Stock, to stand for election at the 2022 Annual Meeting. Messrs. Grossman and Martin were elected to the Board at the 2022 Annual Meeting held on February 14, 2023. The Company previously negotiated with certain of the holders of the Series A Preferred Stock, including affiliates of Messrs. Grossman and Martin, the terms of the exchange offer considered by shareholders during 2022 and are continuing such negotiations with respect to the proposed exchange offer for which the Company has filed a Registration Statement on Form S-4.

For a description of arrangements with Mr. Fox (a director of the Company), see “Arrangements with Directors Regarding Election/Appointment” in Part III, Item 10. “Directors, Executive Officers and Corporate Governance” in this Annual Report.

Approval of Related Party Transactions

The foregoing transaction was approved by the independent members of the Board without the related party having input with respect to the discussion of such approval. In addition, the Board believes that the foregoing transaction was necessary for the Company’s business and is on terms no less favorable to the Company than could be obtained from independent third parties. The Company’s policy requiring that independent directors approve any related party transaction is not evidenced by writing but has been the Company’s consistent practice.

Director Independence

The NYSE American listing standards require that at least 50% of the members of a listed company’s board of directors qualify as “independent,” as defined under NYSE American rules and as affirmatively determined by the Board. After review of all the relevant transactions and relationships between each director (and his family members) and the Company, senior management and our independent registered public accounting firm, the Board affirmatively determined that at all times during the year ended December 31, 2022, and through the date of filing this Annual Report, each of Messrs. Fox, Grossman, Martin, Taylor and Tenwick was independent within the meaning of applicable NYSE American rules.

For purposes of determining the independence of Mr. Fox, the Board considered the Fox Agreement. See “Arrangements with Directors Regarding Election/Appointment” in Part III, Item 10. - Directors, Executive Officers and Corporate Governance in this Annual Report.

For purposes of determining the independence of Mr. Grossman and Mr. Martin, the Board considered the relationships described under “—Related Party Transactions” above.

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Item 14. Principal Accountant Fees and Services

Pursuant to appointment by the Audit Committee, Cherry Bekaert, LLP (“Cherry Bekaert”) has audited the financial statements of the Company and its subsidiaries for the years ended December 31, 2022 and 2021, respectively.

The following table sets forth the aggregate fees that Cherry Bekaert billed or will bill to the Company for the years ended December 31, 2022 and 2021, respectively. All of the fees were approved by the Audit Committee in accordance with its policies and procedures.

	Year Ended December 31,
(Amounts in 000’s)	2022	2021
Audit fees (total)(1)	$232	$207
Audit-related fees (total)(2)	70	5
Tax fees	—	—
All other fees	—	—
Cherry Bekaert Total fees	$302	$212

(1)	Audit fees include fees associated with professional services rendered for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-Q during the twelve months ended December 31, 2022 and 2021.

(2)	Audit related fees include fees for additional services related to acquisitions, registration statements and other regulatory filings.

Pre-Approval Policy

The Audit Committee is required to approve all auditing services and permitted services (including the fees and terms thereof) to be performed by our independent registered public accounting firm, subject to the de minimis exceptions for services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to completion of the audit.

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PART IV

Item 15. Exhibits and Financial Statement Schedules

(a)(1) Financial Statements. The following financial statements of Regional Health Properties, Inc. and its Subsidiaries are included in Part II, Item 8., “Financial Statements and Supplementary Data” in this Annual Report.

(i)	Consolidated Balance Sheets—December 31, 2022 and 2021;

(ii)	Consolidated Statements of Operations—Years ended December 31, 2022 and 2021;

(iii)	Consolidated Statements of Stockholders’ Equity—Years ended December 31, 2022 and 2021;

(iv)	Consolidated Statements of Cash Flows—Years ended December 31, 2022 and 2021; and

(v)	Notes to Consolidated Financial Statements.

(a)(2) Financial Statement Schedules. Financial statement schedules are omitted because they are not required, are not material, are not applicable, or the required information is shown in the financial statements or notes thereto.

(a)(3) Exhibits. A list of the Exhibits required by Item 601 of Regulation S-K to be filed as a part of this Annual Report is shown on the “Exhibit Index” filed herewith and incorporated herein by this reference.

In reviewing the agreements included as exhibits to this Annual Report, investors are reminded that they are included to provide information regarding their terms and are not intended to provide any other factual or disclosure information about Regional or the other parties to the agreements. Some of the agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

●	Should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

●	Have been qualified by the disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

●	May apply standards of materiality in a way that is different from what may be viewed as material to you or other investors, and

●	Were made only as of the date of the applicable agreement or such other date or dates may be specified in the agreement and are subject to more recent developments.

Accordingly, the representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about us may be found elsewhere in this Annual Report and our other public filings with the SEC, which are available without charge on our website at www.regionalhealthproperties.com.

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EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

3.1	Amended and Restated Articles of Incorporation of Regional Health Properties, Inc., effective September 21, 2017	Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K12B filed on October 10, 2017

3.1(a)	Articles of Amendment to Amended and Restated Articles of Incorporation of Regional Health Properties, Inc., effective December 31, 2018	Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K12 filed on December 28, 2018

3.2	Amended and Restated Bylaws of Regional Health Properties, Inc., effective September 21, 2017	Incorporated by reference to Exhibit 3.3 of the Registrant’s Current Report on Form 8-K12B filed on October 10, 2017

4.1	Description of Regional Health Properties, Inc. Capital Stock	Incorporated by reference to Exhibit 4.2 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018

4.2	Form of Common Stock Certificate of Regional Health Properties, Inc.	Incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K12B filed on October 10, 2017

4.3*	Warrant to Purchase 70,000 Shares of Common Stock, dated May 15, 2013, issued by AdCare Health Systems, Inc. to Ronald W. Fleming	Incorporated by reference to Exhibit 4.23 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012

10.1*	Regional Health Properties, Inc. 2020 Equity Incentive Plan	Incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed December 17, 2020

10.1(a)*	Form of Restricted Common Stock Agreement – Non Employee Director (2020 Equity Plan)	Incorporated by reference to Exhibit 4.7 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021

10.1(b)*	Form of Restricted Common Stock Agreement – Employee (2020 Equity Plan)	Incorporated by reference to Exhibit 4.8 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021

10.1(c)*	Form of Incentive Stock Option Award Agreement (pursuant to the Regional Health Properties, Inc. 2020 Equity Incentive Plan).	Incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed on January 6, 2022

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10.1(d)*	Form of Non-Qualified Stock Option Award Agreement (pursuant to the Regional Health Properties, Inc. 2020 Equity Incentive Plan).	Filed herewith

10.2*	Employment Agreement, dated July 1, 2021, by and among Regional Health Properties, Inc. and Brent Morrison.	Incorporated by reference to Exhibit 10.229 of the Registrant’s Amendment No. 1 to the Registration Statement on Form S-4 filed by Regional Health Properties, Inc. on July 2, 2021 (File No. 333-256667).

10.3*	Letter Agreement, dated October 1, 2013, among AdCare Health Systems, Inc., Park City Capital, LLC and Michael J. Fox	Incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed on October 18, 2013

10.4*	Consulting Agreement, dated as of August 16, 2020, by and between E. Clinton Cain and Regional Health Property, Inc.	Incorporated by reference to Exhibit 10.7 of the Registrant’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2020

10.5	Mt. Kenn Property Holdings, LLC Deed to Secure Debt, Assignment of Rents and Security Agreement dated April 29, 2011	Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed May 5, 2011

10.6	Form of Promissory Note, issued by Mount Trace Nursing ADK, LLC	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed June 16, 2011

10.7	Loan Agreement, dated July 27, 2011, between Erin Property Holdings, LLC and Bank of Atlanta, with respect to the SBA Loan #47671350-10	Incorporated by reference to Exhibit 10.42 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011

10.8	Term Note, dated July 27, 2011, made by Erin Property Holdings, LLC in favor of Bank of Atlanta	Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011

10.8(a)	Note and Loan Modification Agreement, dated as of September 3, 2020, by and between Erin Property Holdings, LLC and Regional Health Property, Inc. and Cadence Bank, NA	Incorporated by reference to Exhibit 10.4 of the Registrant’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2020

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10.90	Note, dated July 27, 2011, made by Erin Property Holdings, LLC, in favor of Bank of Atlanta, with respect to the SBA Loan	Incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011

10.10	Term Loan Agreement, dated July 27, 2011, among Erin Property Holdings, LLC, Erin Nursing, LLC, AdCare Health Systems, Inc. and Bank of Atlanta, with respect to the USDA Loan	Incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011

10.11	Loan Agreement, dated July 27, 2011, between Erin Property Holdings, LLC and Bank of Atlanta, with respect to the SBA Loan	Incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011

10.12	Deed to Secure Debt and Security Agreement, dated July 27, 2011, between Erin Property Holdings, LLC and Bank of Atlanta, with respect to the USDA Loan	Incorporated by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011

10.13	Deed to Secure Debt and Security Agreement, dated July 27, 2011, between Erin Property Holdings, LLC and Bank of Atlanta, with respect to the SBA Loan	Incorporated by reference to Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011

10.14	Assignment of Leases and Rents, dated July 27, 2011, between Erin Property Holdings, LLC and Bank of Atlanta, with respect to the USDA Loan	Incorporated by reference to Exhibit 10.7 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011

10.15	Assignment of Leases and Rents, dated July 27, 2011, between Erin Property Holdings, LLC and Bank of Atlanta, with respect to the SBA Loan	Incorporated by reference to Exhibit 10.8 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011

10.16	Indemnity Agreement, Regarding Hazardous Materials, dated July 27, 2011, between Erin Property Holdings, LLC and Bank of Atlanta, with respect to the USDA Loan	Incorporated by reference to Exhibit 10.9 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011

10.17	Indemnity Agreement, Regarding Hazardous Materials, dated July 27, 2011, between Erin Property Holdings, LLC and Bank of Atlanta, with respect to the USDA Loan	Incorporated by reference to Exhibit 10.10 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011

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10.18	Security Agreement, dated July 27, 2011, between Erin Property Holdings, LLC, Erin Nursing, LLC and Bank of Atlanta, with respect to the USDA Loan	Incorporated by reference to Exhibit 10.11 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011

10.19	Security Agreement, dated July 27, 2011, between Erin Property Holdings, LLC, Erin Nursing, LLC and Bank of Atlanta, with respect to the SBA Loan	Incorporated by reference to Exhibit 10.12 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011

10.20	Guaranty, dated July 27, 2011, made by Erin Nursing, LLC, with respect to the USDA Loan	Incorporated by reference to Exhibit 10.13 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011

10.21	Guaranty, dated July 27, 2011, made by AdCare Health Systems, Inc., with respect to the USDA Loan	Incorporated by reference to Exhibit 10.14 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011

10.22	Unconditional Guaranty Business and Industry Guarantee Loan Program, dated July 27, 2011, made by Erin Nursing, LLC, with respect to the USDA Loan	Incorporated by reference to Exhibit 10.15 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011

10.23	Unconditional Guarantee Business and Industry Guarantee Loan Program, dated July 27, 2011, made by AdCare Health Systems, Inc., with respect to the USDA Loan	Incorporated by reference to Exhibit 10.16 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011

10.24	Unconditional Guarantee, dated July 27, 2011, made by Erin Nursing, LLC, with respect to the SBA Loan	Incorporated by reference to Exhibit 10.17 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011

10.25	Unconditional Guarantee, dated July 27, 2011, made by AdCare Health Systems, Inc., with respect to the SBA Loan	Incorporated by reference to Exhibit 10.18 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011

10.26	Escrow Agreement, dated July 27, 2011, between Erin Property Holdings, LLC, Bank of Atlanta, and Bank of Atlanta as Escrow Agent, with respect to the USDA Loan and the SBA Loan	Incorporated by reference to Exhibit 10.19 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011

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10.27	Loan Agreement, dated July 27, 2011, between Erin Property Holdings, LLC and Bank of Atlanta, with respect to the SBA Loan #47671350-10	Incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011

10.28	Unconditional Guarantee, dated September 6, 2011, issued by CP Nursing, LLC in favor of Economic Development Corporation of Fulton County	Incorporated by reference to Exhibit 10.48 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011

10.29	Unconditional Guarantee, dated September 6, 2011, issued by Hearth and Home of Ohio, Inc. in favor of Economic Development Corporation of Fulton County	Incorporated by reference to Exhibit 10.49 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011

10.30	Cognovit Promissory Note, dated as of January 1, 2012, issued by Eaglewood Property Holdings, LLC and Eaglewood Village, LLC in favor of Eaglewood Villa, Ltd. in the amount of $500,000	Incorporated by reference to Exhibit 10.141 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011

10.31	Cognovit Promissory Note, dated as of January 1, 2012, issued by Eaglewood Property Holdings, LLC and Eaglewood Village, LLC in favor of Eaglewood Villa, Ltd. in the amount of $4,500,000	Incorporated by reference to Exhibit 10.142 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011

10.32	Guaranty Agreement, dated as of December 30, 2011, executed by AdCare Health Systems, Inc. and AdCare Property Holdings, LLC in favor of Eaglewood Villa, Ltd	Incorporated by reference to Exhibit 10.143 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011

10.33	Lease Agreement, dated August 1, 2010, between William M. Foster and ADK Georgia, LLC	Incorporated by reference to Exhibit 10.155 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011

10.33(a)	First Amendment to Lease, dated August 31, 2010, between William M. Foster and ADK Georgia, LLC	Incorporated by reference to Exhibit 10.156 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011

10.33(b)	Second Amendment to Lease, dated as of August 14, 2015, between William M. Foster and ADK Georgia, LLC	Incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed on August 18, 2015

10.33(c)	Lease Termination Agreement Spring Valley, dated as of December 30, 2022, among Regional Health Properties, Inc., ADK Georgia, LLC and Spring Valley, LLC.	Filed herewith

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10.34	Guaranty Agreement, dated as of June 1, 2010, entered into by AdCare Health Systems, Inc. to and for the benefit of Bank of Oklahoma, N.A.	Incorporated by reference to Exhibit 10.159 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011

10.35	Loan Agreement, dated as of April 12, 2012, between the City of Springfield, Ohio and Eaglewood Property Holdings, LLC	Incorporated by reference to Exhibit 10.18 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012

10.36	Guaranty Agreement, dated as of April 12, 2012, made and entered into by AdCare Health Systems, Inc., to and for the benefit of BOKF, NA dba Bank of Oklahoma	Incorporated by reference to Exhibit 10.19 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012

10.37	Land Use Restriction Agreement, dated as of April 12, 2012, by and between BOKF, NA dba Bank of Oklahoma and Eaglewood Property Holdings, LLC	Incorporated by reference to Exhibit 10.20 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012

10.38	Open-End Mortgage, Assignment of Leases and Security Agreement, dated April 12, 2012, from Eaglewood Property Holdings, LLC to BOKF, NA dba Bank of Oklahoma	Incorporated by reference to Exhibit 10.21 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012

10.39	Form of Securities Purchase Agreement, dated as of June 28, 2012, between AdCare Health Systems, Inc. and the Buyers signatory thereto	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed July 5, 2012

10.40	Bond Purchase Agreement, dated April 10, 2012, among Lawson Financial Corporation, The City of Springfield, Ohio and Eaglewood Property Holdings, LLC	Incorporated by reference to Exhibit 10.40 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012

10.41	Secured Loan Agreement, dated December 28, 2012, by and among Keybank National Association and the subsidiaries of AdCare Health Systems, Inc. named therein	Incorporated by reference to Exhibit 10.263 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012

10.42	Healthcare Facility Note, dated December 1, 2014, by and among Mt. Kenn Property Holdings, LLC and KeyBank National Association	Incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed on December 22, 2014

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10.43	Healthcare Deed to Secure Debt, Security Agreement and Assignment of Rents, dated December 1, 2014, by and among Mt. Kenn Property Holdings, LLC and KeyBank National Association	Incorporated by reference to Exhibit 99.3 of the Registrant’s Current Report on Form 8-K filed on December 22, 2014

10.44	Healthcare Regulatory Agreement, dated December 1, 2014, by and among Mt. Kenn Property Holdings, LLC, its successors, heirs, and assigns (jointly and severally) and the U.S. Department of Housing and Urban Development.	Incorporated by reference to Exhibit 99.4 of the Registrant’s Current Report on Form 8-K filed on December 22, 2014

10.45	Regulatory Agreement and Mortgage Note dated July 29, 2008 by and between Hearth & Care of Greenfield and Red Mortgage Capital, Inc,	Incorporated by reference to Exhibit 10.31 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008

10.45(a)	Modification of Mortgage Note Agreement dated as of October 1, 2014, by and between Hearth & Care of Greenfield, LLC. and Red Mortgage Capital, Inc.	Incorporated by reference to Exhibit 10.359 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014

10.46	Security Instrument, Mortgage & Deed of Trust, dated September 24, 2014, by and between Glenvue H&R Property Holdings, LLC and Housing & Healthcare Finance, LLC	Incorporated by reference to Exhibit 10.24 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2014

10.47	Healthcare Regulatory Agreement - Borrower, dated September 24, 2014, by and between Woodland Manor Property Holdings, LLC and The U.S. Department of Housing and Urban Development	Incorporated by reference to Exhibit 10.25 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2014

10.48	Healthcare Regulatory Agreement - Borrower, dated September 24, 2014, by and between Glenvue H&R Property Holdings, LLC and U.S. Department of Housing and Urban Development	Incorporated by reference to Exhibit 10.26 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2014

10.49	Healthcare Facility Note, dated September 24, 2014, by and between Woodland Manor Property Holdings, LLC and Housing & Healthcare Finance, LLC	Incorporated by reference to Exhibit 10.27 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2014

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10.50	Healthcare Facility Note, dated September 24, 2014, by and between Glenvue H&R Property Holdings, LLC and Housing & Healthcare Finance, LLC	Incorporated by reference to Exhibit 10.28 of the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2014

10.51	Lease Agreement, dated February 27, 2015 by and between Sumter Valley Property Holdings, LLC and Blue Ridge of Sumter LLC	Incorporated by reference to Exhibit 10.410 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014

10.51(a)	First Lease Amendment to Lease Agreement, dated March 20, 2015, by and between Sumter Valley Property Holdings, LLC and Blue Ridge of Sumter, LLC	Incorporated by reference to Exhibit 10.411 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014

10.52	Lease Agreement, dated September 22, 2014 by and between Coosa Nursing ADK, LLC, and C.R. of Coosa Valley, LLC	Incorporated by reference to Exhibit 10.415 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014

10.52(a)	First Amendment to Lease Agreement, dated November 21, 2014 by and between Coosa Nursing ADK, LLC, and C.R. of Coosa Valley, LLC	Filed herewith

10.52(b)	Second Amendment to Lease Agreement, dated September 14, 2015, by and between Coosa Nursing ADK, LLC and C.R. of Coosa Valley, LLC	Incorporated by reference to Exhibit 10.124 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015

10.53	Sublease Agreement, dated May 1, 2015 by and between QC Nursing, LLC and Southwest LTC-Quail Creek, LLC	Incorporated by reference to Exhibit 10.84 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015

10.54	Sublease Agreement, dated July 1, 2015 by and between 2014 HUD Master Tenant, LLC and C.R. of Glenvue, LLC	Incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed on July 7, 2015

10.54(a)	First Amendment to Sublease Agreement, dated August 14, 2015, by and between 2014 HUD Master Tenant, LLC and C.R. of Glenvue, LLC	Incorporated by reference to Exhibit 10.126 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015

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10.55	Sublease Agreement, dated August 1, 2015, by and between 2014 HUD Master Tenant, LLC and EW SNF, LLC.	Incorporated by reference to Exhibit 99.6 of the Registrant’s Current Report on Form 8-K filed on August 5, 2015

10.56	Lease Inducement Fee Agreement, dated August 1, 2015, by and between the AdCare Health Systems, Inc. and PWW Healthcare, LLC, PV SNF, LLC, HC SNF, LLC, EW SNF, LLC, and EW ALF, LLC.	Incorporated by reference to Exhibit 99.7 of the Registrant’s Current Report on Form 8-K filed on August 5, 2015

10.57	Lease Guaranty made by AdCare Health Systems, Inc. for the benefit of William M. Foster, effective August 14, 2015	Incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed on August 18, 2015

10.58	Sublease Agreement, dated October 1, 2015, by and between KB HUD Master Tenant 2014, LLC, and C.R. of Autumn Breeze, LLC	Incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed on October 6, 2015

10.59	Master Sublease Agreement, dated November 3, 2015, by and among ADK Georgia, LLC, and Jeffersonville Healthcare & Rehab, LLC, Oceanside Healthcare & Rehab, LLC, and Savannah Beach Healthcare & Rehab, LLC.	Incorporated by reference to Exhibit 10.141 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015

10.60	Replacement Promissory Note, dated November 1, 2015, by and between New Beginnings Care, LLC, Jeffersonville Healthcare & Rehab, LLC, Oceanside Healthcare & Rehab, LLC, and Savannah Beach Healthcare & Rehab, LLC, and AdCare Health Systems, Inc.	Incorporated by reference to Exhibit 10.142 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015

10.61	Loan Agreement, dated May 1, 2017, between Meadowood Property Holdings, LLC and the Exchange Bank of Alabama in the original amount of $4.1 million	Incorporated by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017

10.61(a)	Extension and Modification Agreement, dated as of October 01, 2021, by and between Meadowood Holdings Property, LLC and the Exchange Bank of Alabama.	Incorporated by reference to Exhibit 4.18 of the Registrant’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2021

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10.62	Guarantee Issued May 1, 2017 by and among AdCare Health Systems Inc., Regional Health Properties Inc., and Exchange Bank of Alabama	Filed herewith

10.62(a)	Joinder and First Amendment to Guarantee Issued May 1, 2017, dated September 29, 2017, by and among AdCare Health Systems Inc., Regional Health Properties Inc., and Exchange Bank of Alabama	Incorporated by reference to Exhibit 10.10 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017

10.63	Affirmation and Assumption of Loan Documents, Limited Guarantees and Security Agreements Issued May 30, 2018, by and Between Regional Health Properties, Inc., and Red Mortgage.	Incorporated by reference to Exhibit 10.11 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017

10.64	Sublease Agreement, dated as of November 30, 2018, by and between Regional Health Properties, Inc. and Miami COV SNF, Inc.	Incorporated by reference to Exhibit 10.206 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018

10.65	Sublease Agreement, dated as of November 30, 2018, by and between RMC HUD Master Tenant, LLC and Greenfield SNF, Inc.	Incorporated by reference to Exhibit 10.207 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018

10.66	Sublease Agreement, dated as of November 30, 2018, by and between RMC HUD Master Tenant, LLC and Sidney SNF, Inc.	Incorporated by reference to Exhibit 10.208 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018

10.67	Sublease Agreement, dated as of November 30, 2018, by and between Eaglewood Village, LLC and Springfield Clark ALF, Inc.	Incorporated by reference to Exhibit 10.209 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018

10.68	Sublease Agreement, dated as of November 30, 2018, by and between 2014 HUD Master Tenant, LLC and Springfield SNF, Inc.	Incorporated by reference to Exhibit 10.210 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018

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10.69	Guaranty, dated as of December 1, 2018, by and between Regional Health Properties, Inc. and Miami COV SNF, Inc., Greenfield SNF, Inc., Sidney SNF, Inc., Springfield Clark ALF Inc. and Springfield SNF, Inc.	Incorporated by reference to Exhibit 10.211 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018

10.7	Forbearance Agreement, dated as of January 11, 2019, by and between Covington Realty, LLC and Regional Health Properties, Inc.	Incorporated by reference to Exhibit 10.212 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018

10.71	Lease Agreement, dated as of February 28, 2019, by and between Mountain Trace Nursing ADK, LLC and Vero Health X, LLC.	Incorporated by reference to Exhibit 10.216 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018

10.72	Settlement Agreement and Release, dated as of March 13, 2019, by and between Regional Health Properties, Inc. and Chapter 7 Trustee	Incorporated by reference to Exhibit 10.219 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018
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10.73	Coosa Nursing ADK, LLC Loan Agreement dated September 30, 2010	Incorporated by reference from Exhibits 10.1 of the Registrant’s Form 8-K filed October 6, 2010.

10.74	Coosa Nursing ADK, LLC Secured Promissory Note dated September 30, 2010	Incorporated by reference from Exhibits 10.2 of the Registrant’s Form 8-K filed October 6, 2010.

10.74(a)	Note Modification Agreement, dated as of May 1, 2020, by and between Coosa Nursing ADK, LLC and Metro City Bank	Incorporated by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2020

10.75	Loan dated as of January 24, 2011 by and between Mountain Trace Nursing ADK, LLC and Community Bank & Trust - West Georgia	Filed herewith

10.75(a)	Extension Agreement, dated as of July 15, 2020, by and between Mountain Trace Nursing ADK, LLC and Community Bank & Trust – West Georgia	Incorporated by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2020

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10.76	Agreement Regarding Lease and Note, dated as of August 27, 2020, by and between OS Tybee, LLC, SB Tybee, LLC, JV Jeffersonville, LLC and Regional Health Property, Inc	Incorporated by reference to Exhibit 10.6 of the Registrant’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2020

10.77	Lease, dated as of January 1, 2021, by and between ADK Georgia, LLC and PS Operator, LLC.	Incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed January 7, 2021

10.78	Management Consulting Services Agreement, dated as of January 1, 2021, by and between Vero Health Management, LLC, and Tara Operator, LLC.	Incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed January 7, 2021

10.79	Agreement Regarding Leases, dated as of On December 1, 2020, by and between Regional Health Properties, Inc., and 3223 Falligant Avenue Associates, L.P., 3460 Powder Springs Road Associates, L.P., Wellington Healthcare Services II, L.P. and Mansell Court Associates LLC	Incorporated by reference to Exhibit 10.247 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020

10.8	Promissory Note, dated as of September 30, 2021, by and between Coosa Nursing, LLC and the Exchange Bank of Alabama.	Incorporated by reference to Exhibit 4.17 of the Registrant’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2021

10.81	Second Renewal Amended and Restated Promissory Note, dated as of August 17, 2021, by and between Regional Health Properties, Inc. and KeyBank National Association.	Incorporated by reference to Exhibit 4.18 of the Registrant’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2021

10.82	Management Agreement, dated as of September 22, 2021, by and between Peach Health Group, LLC and Tara Operator, LLC.	Incorporated by reference to Exhibit 99.1 of the Registrant’s Form 8-K filed September 27, 2021

21.1	Subsidiaries of the Registrant	Filed herewith

23.1	Consent of Cherry Bekaert LLP	Filed herewith

31.1	Certification of CEO pursuant to Section 302 of the Sarbanes-Oxley Act	Filed herewith

31.2	Certification of CFO pursuant to Section 302 of the Sarbanes-Oxley Act	Filed herewith

32.1	Certification of CEO pursuant to Section 906 of the Sarbanes-Oxley Act	Filed herewith

32.2	Certification of CFO pursuant to Section 906 of the Sarbanes-Oxley Act	Filed herewith

101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document.	Filed herewith
101.SCH	Inline XBRL Taxonomy Extension Schema	Filed herewith
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase	Filed herewith
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase	Filed herewith
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase	Filed herewith
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase	Filed herewith
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Identifies a management contract or compensatory plan or arrangement.

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Signatures

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Regional Health Properties, Inc.

by:	/s/ BRENT S. MORRISON
Brent S. Morrison
Chairman, Chief Executive Officer and President
April 14, 2023

Pursuant to the requirements of the Securities Exchange Act of 1934, this Form 10-K has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ BRENT S. MORRISON
Brent S. Morrison	Chairman, Chief Executive Officer, and President (Principal Executive Officer)	April 14, 2023

/s/ PAUL J. O’SULLIVAN
Paul J. O’Sullivan	Senior Vice President (Principal Financial Officer)	April 14, 2023

/s/ MICHAEL J. FOX
Michael J. Fox	Director	April 14, 2023

Kenneth S. Grossman	Director	April 14, 2023

/s/ DAVID A. TENWICK
David A. Tenwick	Director	April 14, 2023

	Director	April 14, 2023
Steven L. Martin

/s/ KENNETH W. TAYLOR
Kenneth W. Taylor	Director	April 14, 2023

C-128

Annex D

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2023

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to

Commission File Number 001-33135

Regional Health Properties, Inc.

(Exact name of registrant as specified in its charter)

Georgia	81-5166048
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

454 Satellite Boulevard NW, Suite 100, Suwanee, GA 30024

(Address of principal executive offices)

(678) 869-5116

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	RHE	NYSE American
10.875% Series A Cumulative Redeemable Preferred Stock, no par value	RHE-PA	NYSE American

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definition of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. Yes ☐ No ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).Yes ☐ No ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

As of May 2, 2023 the registrant had 1,883,028 shares of common stock, no par value, outstanding.

D-1

Regional Health Properties, Inc.

Form 10-Q

D-2

Part I. Financial Information

Item 1. Financial Statements

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in 000’s)

	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
Property and equipment, net	$46,109	$46,611
Cash	2,803	843
Restricted cash	3,016	3,066
Accounts receivable, net of allowances of $1,204 and $1,298	2,915	6,289
Prepaid expenses and other	495	746
Notes receivable	804	1,099
Intangible assets - bed licenses	2,471	2,471
Intangible assets - lease rights, net	104	110
Right-of-use operating lease assets	2,763	2,848
Goodwill	1,585	1,585
Straight-line rent receivable	2,887	2,912
Total assets	$65,952	$68,580
LIABILITIES AND EQUITY
Senior debt, net	$44,857	$45,163
Bonds, net	6,122	6,120
Other debt, net	533	895
Accounts payable	3,159	3,293
Accrued expenses	5,254	5,036
Operating lease obligation	3,137	3,226
Other liabilities	1,085	1,131
Total liabilities	64,147	64,864

Stockholders’ equity:
Common stock and additional paid-in capital, no par value; 55,000 shares authorized; 1,884 and 1,775 shares issued and 1,874 and 1,775 shares outstanding at March 31, 2023 and December 31, 2022, respectively	62,783	62,702
Preferred stock, no par value; 5,000 shares authorized; 2,812 shares issued and outstanding, redemption amount $70,288 at March 31, 2023 and December 31, 2022	62,423	62,423
Accumulated deficit	(123,401)	(121,409)
Total stockholders’ equity	1,805	3,716
Total liabilities and stockholders’ equity	$65,952	$68,580

See accompanying notes to unaudited consolidated financial statements.

D-3

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in 000’s, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenues:
Patient care revenues	$1,916	$2,311
Rental revenues	1,708	4,065
Management fees	278	265
Other revenues	4	7
Total revenues	3,906	6,648
Expenses:
Patient care expense	2,537	2,343
Facility rent expense	149	1,639
Cost of management fees	141	179
Depreciation and amortization	510	613
General and administrative expense	1,206	1,123
Doubtful accounts expense (recovery)	16	1,761
Other operating expenses	92	329
Total expenses	4,651	7,987
Loss from operations	(745)	(1,339)
Other expense:
Interest expense, net	680	653
Other expense, net	567	935
Total other expense, net	1,247	1,588
Net loss	$(1,992)	$(2,927)
Preferred stock dividends - undeclared	(2,249)	(2,250)
Net loss attributable to Regional Health Properties, Inc. common stockholders	$(4,241)	$(5,177)
Net loss per share of common stock attributable to Regional Health Properties, Inc.
Basic and diluted:	$(2.28)	$(2.89)
Weighted average shares of common stock outstanding:
Basic and diluted	1,862	1,790

See accompanying notes to unaudited consolidated financial statements.

D-4

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Amounts in 000’s)

(Unaudited)

	Shares of Common Stock	Shares of Preferred Stock	Shares of Treasury Stock	Common Stock and Additional Paid-in Capital	Preferred Stock	Accumulated Deficit	Total
Balance, December 31, 2022	1,784	2,812	(9)	$62,702	$62,423	$(121,409)	$3,716
Restricted stock issuance	99	—	—	—	—	—	—
Stock-based compensation	—	—	—	81	—	—	81
Net loss	—	—	—	—	—	(1,992)	(1,992)
Balances, March 31, 2023	1,883	2,812	(9)	$62,783	$62,423	$(123,401)	$1,805

	Shares of Common Stock	Shares of Preferred Stock	Shares of Treasury Stock	Common Stock and Additional Paid-in Capital	Preferred Stock	Accumulated Deficit	Total
Balances, December 31, 2021	1,775	2,812	(1)	$62,515	$62,423	$(114,542)	$10,396
Restricted stock issuance	24	—	—	—	—	—	—
Stock-based compensation	—	—	—	111	—	—	111
Exercise of restricted share awards net settlement option	—	—	(8)	(46)	—	—	(46)
Net Loss	—	—	—	—	—	(2,927)	(2,927)
Balances, March 31, 2022	1,799	2,812	(9)	62,580	62,423	(117,469)	7,534

See accompanying notes to unaudited consolidated financial statements.

D-5

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in 000’s)

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(1,992)	$(2,927)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	510	613
Stock-based compensation expense	81	111
Rent expense (less than) in excess of cash paid	(4)	60
Rent revenue less than (in excess) of cash received	26	(440)
Amortization of deferred financing costs, debt discounts and premiums	19	22
Bad debt expense	16	1,761
Changes in operating assets and liabilities:
Accounts receivable	3,357	(1,696)
Prepaid expenses and other assets	546	94
Accounts payable and accrued expenses	(107)	950
Other liabilities	145	(127)
Net cash provided by (used in) operating activities	2,597	(1,579)
Cash flows from investing activities:
Purchase of property and equipment	(2)	(80)
Net cash used in investing activities	(2)	(80)
Cash flows from financing activities:
Payment of senior debt	(322)	(408)
Payment of other debt	(363)	(219)
Debt extinguishment and issuance costs	—	(46)
Net cash used in financing activities	(685)	(673)
Net change in cash and restricted cash	1,910	(2,332)
Cash and restricted cash, beginning	3,909	9,848
Cash and restricted cash, ending	$5,819	$7,516

D-6

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in 000’s)

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Supplemental disclosure of cash flow information:
Cash interest paid	$650	$633
Supplemental disclosure of non-cash activities:
Vendor-financed insurance	$—	$606

See accompanying notes to unaudited consolidated financial statements.

D-7

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2023

NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Regional Health’s predecessor was incorporated in Ohio on August 14, 1991, under the name Passport Retirement, Inc. In 1995, Passport Retirement, Inc. acquired substantially all of the assets and liabilities of AdCare Health Systems, Inc. and changed its name to AdCare Health Systems, Inc. (“AdCare”). AdCare completed its initial public offering in November 2006, relocated its executive offices and accounting operations to Georgia in 2012, and changed its state of incorporation from Ohio to Georgia in December, 2013. Regional Health Properties, Inc. is a self-managed real estate investment company that invests primarily in real estate purposed for long-term care and senior housing. Our business primarily consists of leasing such facilities to third-party tenants, which operate the facilities.

Basis of Presentation

The accompanying consolidated financial statements are prepared in conformity with U.S. generally accepted accounting principles (GAAP) in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC). The accompanying condensed consolidated financial statements are unaudited and should be read in conjunction with the 2022 audited consolidated financial statements and notes thereto, which are included in the 2022 Form 10-K filed with the SEC on April 14, 2023.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the unaudited consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

Reclassifications

Certain reclassifications have been made to the amounts in prior periods in order to conform to the current period’s presentation. A reclassification has been made to the stock balances on the consolidated statement of stockholders’ equity in prior periods in order to conform to the current period’s presentation.

Variable Interest Entities

The Company has a loan receivable with Peach Health, a sublessee. Such agreement creates a variable interest in the Peach Health sublessee that may absorb some or all of the expected losses of the entity. The Company does not consolidate the operating activities of the Peach Health sublessee as the Company does not have the power to direct the activities that most significantly impact the entity’s economic performance.

Revenue Recognition and Allowances

Patient Care Revenue. ASC Topic 606, Revenue from Contracts with Customers requires a company to recognize revenue when the company transfers control of promised goods and services to a customer. Revenue is recognized in an amount that reflects the consideration to which a company expects to receive in exchange for such goods and services. Revenue from our Healthcare Services business segment is derived from services rendered to patients in the Meadowood and Glenvue facilities. The Company receives payments from the following sources for services rendered in our facilities: (i) the federal government under the Medicare program administered by the CMS; (ii) state governments under their respective Medicaid and similar programs; (iii) commercial insurers; and (iv) individual patients and clients. The vast majority of the revenue the Company recognizes is from government sources. The Company determines the transaction price based on established billing rates reduced by contractual adjustments provided to third-party payors, discounts provided to uninsured patients and other price concessions. Contractual adjustments and discounts are based on contractual agreements, discount policies and historical experience. The Company recognizes revenue at the amount that reflects the consideration the Company expects to receive in exchange for the services provided. These amounts are due from residents or third-party payors and include variable consideration for retroactive adjustments from estimated reimbursements, if any, under reimbursement programs. Performance obligations are determined based on the nature of the services provided. Revenue is recognized as performance obligations are satisfied. Estimated uncollectable amounts due from patients are generally considered implicit price concessions that are a direct reduction to net operating revenues.

D-8

Triple-Net Leased Properties. The Company recognizes rental revenue in accordance with ASC 842, leases. The Company’s triple-net leases provide for periodic and determinable increases in rent. The Company recognizes rental revenues under these leases on a straight-line basis over the applicable lease term when collectability is probable. Recognizing rental income on a straight-line basis generally results in recognized revenues during the first half of a lease term exceeding the cash amounts contractually due from our tenants, creating a straight-line rent receivable that is included in the straight-line rent receivable on our consolidated balance sheets. In the event the Company cannot reasonably estimate the future collection of rent from one or more tenant(s) of the Company’s facilities, rental income for the affected facilities is recognized only upon cash collection, and any accumulated straight-line rent receivable is expensed in the period in which the Company deems rent collection to no longer be probable.

Management Fee Revenues and Other Revenues. The Company recognizes management fee revenues as services are provided. The Company has one contract to manage three facilities (the “Management Contract”), with payment for each month of service generally received in full on a monthly basis. The maximum penalty for service contract nonperformance under the Management Contract is $50,000 per year, payable after the end of the year. Further, the Company recognizes interest income from loans and investments, using the effective interest method when collectability is probable. The Company applies the effective interest method on a loan-by-loan basis.

Allowances. The Company assesses the collectability of its rent receivables, including straight-line rent receivables, working capital loans to tenants and patient reimbursement. The Company bases its assessment of the collectability of rent receivables and working capital loans to tenants on several factors, including payment history, the financial strength of the tenant and any guarantors, the value of the underlying collateral, and current economic conditions. If the Company’s evaluation of these factors indicates it is probable that the Company will be unable to receive the rent payments or payments on a working capital loan, then the Company provides a reserve against the recognized straight-line rent receivable asset or working capital loan for the portion that we estimate may not be recovered. Payments received on impaired loans are applied against the allowance. If the Company changes its assumptions or estimates regarding the collectability of future rent payments, then the Company may adjust its reserve to the rental or interest revenue recognized in the period the Company makes such change. See Note 6 – Leases. Regarding patient reimbursements, the Company assesses the patient receivable based on payor type and age of the receivable amongst several other factors. The Company has reserved for approximately 1.5% of our patient care receivables based on the historical performance and industry practices.

As of March 31, 2023 and December 31, 2022, the Company reserved for approximately $1.2 million and $1.3 million, respectively, of uncollected receivables. Accounts receivable, net of allowance, totaled $2.9 million at March 31, 2023 and $6.3 million at December 31, 2022.

The following table presents the Company’s Accounts receivable, net of allowance for the periods presented:

(Amounts in 000’s)	March 31, 2023	December 31, 2022
Gross receivables
Real Estate Services	$1,056	$1,094
Healthcare Services	3,063	6,493
Subtotal	4,119	7,587
Allowance
Real Estate Services	(338)	(338)
Healthcare Services	(866)	(960)
Subtotal	(1,204)	(1,298)
Accounts receivable, net of allowance	$2,915	$6,289

Prepaid Expenses and Other

As of March 31, 2023 and December 31, 2022, the Company had approximately $0.5 million and $0.7 million , respectively, in prepaid expenses and other; the $0.2 million decrease is related to insurance for the Meadowood and Glenvue facility operations, while the other amounts are predominantly for directors’ and officers’ insurance, NYSE American annual fees, and mortgage insurance premiums.

D-9

Accounts Payable

The following table presents the Company’s Accounts payable for the periods presented:

(Amounts in 000’s)	March 31, 2023	December 31, 2022
Accounts payable
Real Estate Services	$926	$797
Healthcare Services	2,233	2,496
Total Accounts payable	$3,159	$3,293

Other Liabilities

As of March 31, 2023 and December 31, 2022, the Company had approximately $1.1 million and $1.1 million, respectively in Other liabilities, consisting of security lease deposits and sublease improvement funds.

Other Expense, net

The Company has retained a law firm to evaluate and assist with possible opportunities to improve the Company’s capital structure. See Note 2 – Series A Preferred Exchange Offer.

Leases and Leasehold Improvements

The Company leases certain facilities and equipment in the normal course of business. At the inception of each lease, the Company performs an evaluation to determine whether the lease should be classified as an operating lease or finance lease. As of March 31, 2023, all of the Company’s leased facilities are accounted for as operating leases. For operating leases that contain scheduled rent increases, the Company records rent expense on a straight-line basis over the term of the lease. Leasehold improvements are amortized over the shorter of the useful life of the asset or the lease term.

In accordance with Accounting Standards Update (“ASU”) ASU 2016-02, Leases, as codified in ASC 842, the Company recognizes both right of use assets and lease liabilities for leases in which we lease land, real property, or other equipment, having elected the practical expedient to maintain the prior operating lease classification for leases entered into prior to January 1, 2019. We assess any new contracts or modification of contracts in accordance with ASC 842 to determine the existence of a lease and its classification.

We report revenues and expenses for real estate taxes and insurance where the lessee has not made those payments directly to a third-party in accordance with its respective leases with us. Additionally, we expense certain leasing costs, other than leasing commissions, as they are incurred. The present value of minimum lease payments was calculated on each lease, using a discount rate of 3.85% that approximated our incremental borrowing rate and the current lease term. See Note 6– Leases for more information on the Company’s operating leases.

Insurance

We maintain general liability, professional liability, and other insurance policies in amounts and with coverage and deductibles we believe are appropriate, based on the nature and risks of our business, historical experience, availability, and industry standards, including for the operations at the Glenvue and Meadowood facilities. Our current policies provide for deductibles for each claim and contain various exclusions from coverage. The Company has self-insured against professional and general liability claims related to its healthcare operations that were discontinued during 2014 and 2015 in connection with its transition from an owner and operator of healthcare properties to a healthcare property holding and leasing company (the “Transition”). For further information, see Note 11 – Commitments and Contingencies, and Note 13 – Commitments and Contingencies, to the consolidated financial statements for the year ended December 31, 2022 for more information. The Company evaluates quarterly the adequacy of its self-insurance reserve based on a number of factors, including: (i) the number of actions pending and the relief sought; (ii) analyses provided by defense counsel, medical experts or other information which comes to light during discovery; (iii) the legal fees and other expenses anticipated to be incurred in defending the actions; (iv) the status and likely success of any mediation or settlement discussions, including estimated settlement amounts and legal fees and other expenses anticipated to be incurred in such settlement, as applicable; and (v) the venues in which the actions have been filed or will be adjudicated. The Company believes that most of the professional and general liability actions are defensible and intends to defend them through final judgment unless settlement is more advantageous to the Company. Accordingly, the self-insurance reserve reflects the Company’s estimate of settlement amounts for the pending actions, if applicable, and legal costs of settling or litigating the pending actions, as applicable. Because the self-insurance reserve is based on estimates, the amount of the self-insurance reserve may not be sufficient to cover the settlement amounts actually incurred in settling the pending actions, or the legal costs actually incurred in settling or litigating the pending actions. See Note 7 – Accrued Expenses. In addition, the Company maintains certain other insurance programs, including commercial general liability, property, casualty, directors’ and officers’ liability, crime, and employment practices liability.

D-10

Discontinued Operations

Prior to December 2015, the Company’s business focused primarily on owning and operating skilled nursing facilities (“SNF”) and managing such facilities for unaffiliated owners with whom the Company had management contracts. These operations were discontinued and transitioned to the leasing model of business.

As of March 31, 2023 and December 21, 2022 the company determined remaining escheatment liabilities for discontinued operations are $.8 million and are included in accrued expenses.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the respective period. Diluted earnings per share is similar to basic net loss per share except that the net loss is adjusted by the impact of the weighted-average number of shares of common stock outstanding including potentially dilutive securities (such as options, warrants and non-vested common stock) when such securities are not anti-dilutive. Potentially dilutive securities from options, warrants and unvested restricted shares are calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of all options and warrants with exercise prices exceeding the average market value are used to repurchase common stock at market value. The incremental shares remaining after the proceeds are exhausted represent the potentially dilutive effect of the securities.

Securities outstanding that were excluded from the computation, because they would have been anti-dilutive were as follows:

	March 31,
(Share amounts in 000’s)	2023	2022
Stock options	13	13
Warrants - employee	34	34
Warrants - non employee	1	5
Total anti-dilutive securities	48	52

The weighted average contractual terms in years for these securities as of March 31, 2023, with no intrinsic value, are 1.3 years for the stock options and 1.6 years for the warrants.

New Accounting Pronouncements Issued But Not Yet Effective

The Financial Accounting Standards Board (FASB) has issued amendments to Topic 842, which requires entities to determine whether related party arrangements between entities under common control are leases. The amendments also address the accounting treatment of leasehold improvements associated with common control leases. They require the lessee to amortize leasehold improvements over the useful life of the improvements to the common control group, regardless of the lease term, as long as the lessee controls the use of the underlying asset. If the lessee no longer controls the use of the asset, the leasehold improvements are accounted for as a transfer between entities under common control through an adjustment to equity. These improvements are also subject to impairment guidance in Topic 360, Property, Plant, and Equipment. The amendment is effective for public entities beginning after December 15, 2023.

D-11

NOTE 2. LIQUIDITY

Overview

The Company intends to pursue measures to grow its operations, streamline its cost infrastructure and otherwise increase liquidity, including: (i) refinancing or repaying debt to reduce interest costs and mandatory principal repayments, with such repayment to be funded through potentially expanding borrowing arrangements with certain lenders; (ii) increasing future lease revenue through acquisitions and investments in existing properties; (iii) modifying the terms of existing leases; (iv) replacing certain tenants who default on their lease payment terms; and (v) reducing other and general and administrative expenses.

Management anticipates access to several sources of liquidity, including cash on hand, cash flows from operations, and debt refinancing during the twelve months following the date of this filing. At March 31, 2023, the Company had $2.8 million in unrestricted cash.

During the three months ended March 31, 2023, the Company’s cash provided by operating activities was $2.6 million primarily due to collection of the Employee Retention Tax Credit (“ERTC”). The Company is seeking collection of the past due rent. In addition, management is working to expedite the time it takes to collect and receive aged patient receivables. Cash flow from operations in the future will be based on the operational performance of the facilities under the company’s management, Glenvue and Meadowood, as well as continued uncertainty of the COVID-19 pandemic and its impact on the Company’s business, financial condition and results of operations.

Series A Preferred Exchange Offer

In 2020, the Company began exploring alternatives to retire or refinance our outstanding Series A Preferred Stock through privately negotiated transactions, open market repurchases, redemptions, exchange offers, tender offers, or otherwise. In February 2022, the Company commenced an offer to exchange (the “Exchange Offer”) any and all of its outstanding 10.875% Series A Cumulative Redeemable Preferred Shares (the “Series A Preferred Stock”) for newly issued shares of the Company’s 12.5% Series B Cumulative Redeemable Preferred Shares (the “Series B Preferred Stock”). On July 25, 2022, the Company did not obtain the shareholder approval required in connection with the Exchange Offer. The Company terminated the Exchange Offer.

Series A Preferred Dividend Suspension

On June 8, 2018, the board of directors of Regional (the “Board”) indefinitely suspended quarterly dividend payments on the 10.875% Series A Preferred Stock. As of March 31, 2023, as a result of the suspension of the dividend payment on the Series A Preferred Stock commencing with the fourth quarter 2017 dividend period, the Company has $48.1 million of undeclared Series A Preferred Stock dividends in arrears. The Board believes that the dividend suspension will provide the Company with additional funds to meet, in part, its ongoing liquidity needs. As the Company has failed to pay cash dividends on the outstanding Series A Preferred Stock in full for more than four dividend periods, the annual dividend rate on the Series A Preferred Stock for the fifth and future missed dividend periods has increased to 12.875%, which is equivalent to $3.20 per share each year, commencing on the first day after the missed fourth quarterly payment (i.e. October 1, 2018) and continuing until the second consecutive dividend payment date following such time as the Company has fully paid all accumulated and unpaid dividends on the Series A Preferred Stock in cash.

Debt

As of March 31, 2023, the Company had $51.5 million in indebtedness, net of $1.1 million deferred financing costs and unamortized discounts. The Company anticipates net principal repayments of approximately $1.5 million during the next twelve-month period, approximately $1.4 million of routine debt service amortization and a $0.1 million payment of bond debt.

Debt Extinguishment

On December 30, 2022, the Company extended the maturity date on approximately $0.5 million other debt from August 25, 2023 to August 25, 2025 (the “Key Bank Exit Notes”). For further information, see Note 8 – Notes Payable and Other Debt.

On October 21, 2022, the Company, through wholly-owned subsidiaries, consummated a HUD refinancing of its senior mortgages on three SNFs in Ohio. Funding was provided by Newpoint Real Estate Capital LLC (“Newpoint”) pursuant to three HUD guaranteed secured Healthcare Facility Notes (the “HUD Notes”). Proceeds from the HUD Notes were used to pay off existing HUD guaranteed secured mortgages and pay transaction costs. Newpoint is the servicer on other loans extended to the Company.

Consequently, the Company recorded a net loss of approximately $0.4 million on extinguishment of debt during the year ended December 31, 2022, consisting of a $0.2 million prepayment penalty and $0.2 million of expensed deferred financing fees associated with the extinguishment of the Eaglewood Care Center, The Pavilion Care Center, and Hearth & Care of Greenfield loans.

D-12

The aggregate principal amount of the three HUD Notes is $7.8 million, and the interest rate on the three HUD Notes is 3.97% fixed for the full term of each HUD Note. The Northwood HUD Note has a principal amount of $5.0 million and matures on November 1, 2052. The Greenfield HUD Note has a principal amount of $2.0 million and matures on November 1, 2050. The Pavilion HUD Note has a principal amount of $0.8 million and matures on December 1, 2039. Payments of principal and interest on the HUD Notes commenced on October 1, 2022. Each HUD Note is secured by a Healthcare Deed to Secure Debt, Security Agreement and Assignment of Rents covering the facilities. Newpoint may declare the loans, accrued interest and any other amounts immediately due and payable upon certain customary events of default.

Debt Covenant Compliance

At March 31, 2023, the Company was in compliance with the various financial and administrative covenants related to all of the Company’s credit facilities.

Changes in Operational Liquidity

COVID-19. Many of our operators have reported incurring significant cost increases as a result of the COVID-19 pandemic. We believe these increases primarily stem from elevated labor costs, including increased use of overtime and bonus pay, as well as a significant increase in both the cost and usage of personal protective equipment, testing equipment, processes and supplies. In terms of occupancy levels, many of our operators have reported experiencing declines, in part due to the elimination or suspension of elective hospital procedures, fewer discharges from hospitals to SNFs, and higher hospital readmittances from SNFs. The COVID-19 pandemic may also lead to temporary closures of nursing facilities operated by our tenants, impairing our tenants’ ability to make their rental payments to us pursuant to their respective lease agreements.

Portfolio Stabilization Measures. In the past, our operators did not provide lease guarantees from affiliated entities. Given this, certain operators have terminated their leases in light of operational difficulties caused by the COVID-19 pandemic. While the Company is a self-managed real estate investment company that invests in real estate, when business conditions require, the Company undertakes portfolio stabilization measures. The table below summarizes the lease terminations since the onset of the COVID-19 pandemic and the Company’s resulting portfolio stabilization measures:

Date	Facility Name	Former Operator	Current Operator

April 2022	Meadowood	C.R. Management	Regional Health (managed by Cavalier Senior Living Operations)

August 2022	Glenvue	C.R. Management	Regional Health

For more information, see Note 1 – Organization and Significant Accounting Policies, Note 6 – Leases and Note 12 – Segment Results.

Capital Requirements. The operation of the facilities list above will require additional working capital, which is partially offset by cash flow received from the operation of these facilities. Since January, 2021, the Company’s Accounts Receivable, net of allowance and Accounts Payable for the Healthcare Services segment have grown to $2.2 million and $2.2 million, respectfully.

On December 30, 2022, the Company and Spring Valley, LLC (“Spring Valley”) entered into a Lease Termination Agreement (the “Lease Termination Agreement”) relating to the lease of the following eight nursing facilities: the Powder Springs facility, the Thomasville facility, the Jeffersonville facility, the Lumber City facility, the LaGrange facility, the Tara facility, the Oceanside facility and the Savannah Beach facility (collectively, the “Facilities”). The Lease Termination Agreement terminated the lease effective December 7, 2022 (the “Lease Termination Date”). Since the termination, management has been focusing on collecting the Accounts Receivable and paying the Accounts Payable associated with the referenced facilities.

D-13

Evaluation of the Company’s Ability to Continue as a Going Concern

Under the accounting guidance related to the presentation of financial statements, the Company is required to evaluate, on a quarterly basis, whether or not the Company’s current financial condition, including its sources of liquidity at the date that the consolidated financial statements are issued, will enable the Company to meet its obligations as they come due arising within one year of the date of the issuance of the Company’s consolidated financial statements and to make a determination as to whether or not it is probable, under the application of this accounting guidance, that the Company will be able to continue as a going concern. The Company’s consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

In applying applicable accounting guidance, management considered the Company’s current financial condition and liquidity sources, including current funds available, forecasted future cash flows, the Company’s obligations due over the next twelve months, and the Company’s recurring business operating expenses.

The Company concluded that it is probable that the Company will be able to meet its obligations arising within one year of the date of issuance of these consolidated financial statements within the parameters set forth in the accounting guidance.

NOTE 3. CASH AND RESTRICTED CASH

The following presents the Company’s cash and restricted cash:

(Amounts in 000’s)	March 31, 2023	December 31, 2022
Cash	$2,803	$843

Restricted cash:
Cash collateral	$173	$135
HUD and other replacement reserves	2,119	2,155
Escrow deposits	407	459
Restricted investments for debt obligations	317	317
Total restricted cash	3,016	3,066
Total cash and restricted cash	$5,819	$3,909

Cash collateral—In securing mortgage financing from certain lending institutions, the Company and certain of its wholly-owned subsidiaries are required to deposit cash to be held as collateral in accordance with the terms of such loan agreements.

HUD and other replacement reserves—The regulatory agreements entered into in connection with the financing secured through HUD require monthly escrow deposits for replacement and improvement of the HUD project assets.

Escrow deposits—In connection with financing secured through the Company’s lenders, several wholly-owned subsidiaries of the Company are required to make monthly escrow deposits for taxes and insurance.

Restricted cash for debt obligations—In compliance with certain financing and insurance agreements, the Company and certain wholly-owned subsidiaries of the Company are required to deposit cash held as collateral by the lender or in escrow with certain designated financial institutions.

NOTE 4. PROPERTY AND EQUIPMENT

The following table sets forth the Company’s property and equipment:

(Amounts in 000’s)	Estimated Useful Lives (Years)	March 31, 2023	December 31, 2022
Buildings and improvements	5-40	$63,746	$63,746
Equipment and computer related	2-10	1,463	1,807
Land (1)	—	2,774	2,774
Property and equipment		67,983	68,327
Less: accumulated depreciation and amortization		(21,874)	(21,716)
Property and equipment, net		$46,109	$46,611

(1)	Includes $0.1 million of land improvements with an average estimated useful remaining life of approximately 6.6 years.

D-14

The following table summarizes total depreciation and amortization expense three months ended March 31, 2023 and 2022:

	Three Months Ended March 31,
(Amounts in 000’s)	2023	2022
Depreciation	$400	$503
Amortization	110	110
Total depreciation and amortization expense	$510	$613

NOTE 5. INTANGIBLE ASSETS AND GOODWILL

Intangible assets and Goodwill consist of the following:

(Amounts in 000’s)	Bed licenses (included in property and equipment)1)	Bed Licenses - Separable (2)	Lease Rights	Total	Goodwill (2)
Balances, December 31, 2022
Gross	$14,276	$2,471	$206	$16,953	$1,585
Accumulated amortization	(4,583)	—	(96)	$(4,678)	—
Net carrying amount	$9,693	$2,471	$110	$12,275	$1,585
Balances, March 31, 2023
Gross	14,276	2,471	206	16,953	1,585
Accumulated amortization	(4,686)	—	(102)	(4,788)	—
Net carrying amount	$9,590	$2,471	$104	$12,165	$1,585

(1)	Non-separable bed licenses are included in property and equipment as is the related accumulated amortization expense (see Note 4 – Property and Equipment).
(2)	The Company does not amortize indefinite-lived intangibles, which consist of separable bed licenses and goodwill.

The following table summarizes amortization expense for the three months ended March 31, 2023 and 2022:

	Three Months Ended March 31,
(Amounts in 000’s)	2023	2022
Bed licenses	$104	$104
Lease rights	6	6
Total amortization expense	$110	$110

Expected amortization expense for the years ending December 31, for all definite-lived intangibles, for each of the next five years and thereafter is as follows:

(Amounts in 000’s)	Bed Licenses	Lease Rights
2023	$311	$17
2024	414	18
2025	414	18
2026	414	18
2027	414	18
Thereafter	7,623	15
Total expected amortization expense	$9,590	$104

NOTE 6. LEASES

Facility Lessee

As of March 31, 2023, the Company leased one SNF under a non-cancelable operating lease, which had rent escalation clauses and provisions for payments of real estate taxes, insurance, and maintenance costs. The Company also leases certain office space located in Suwanee, Georgia.

The remaining lease term for this one facility is approximately 6.1 years. As of March 31, 2023, the Company was in compliance with all operating lease financial covenants.

D-15

Future Minimum Lease Payments

Future minimum lease payments for the twelve months ending December 31, for each of the next five years and thereafter is as follows:

(Amounts in 000’s)	Future rental payments	Accretion of lease liability (1)	Operating lease obligation
2023	$480	$(28)	$452
2024	633	(62)	571
2025	645	(107)	538
2026	658	(152)	507
2027	671	(194)	477
Thereafter	914	(322)	593
Total	$4,002	$(865)	$3,137

(1)	Weighted average discount rate 3.85%.

Facilities Lessor

As of March 31, 2023, the Company was the lessor of 9 of its 11 owned facilities, and the sublessor of one facility. These leases are triple net basis leases, meaning that the lessee (i.e., the third-party tenant of the property) is obligated for all costs of operating the property, including insurance, taxes and facility maintenance, as well as the lease or sublease payments to the Company. The weighted average remaining lease term for our 10 owned and subleased out facilities is approximately 6.0 years.

Future Minimum Lease Receivables

Future minimum lease receivables for the twelve months ending December 31, for each of the next five years and thereafter is as follows:

(Amounts in 000’s)
2023	$4,698
2024	6,187
2025	6,034
2026	5,362
2027	5,445
Thereafter	11,605
Total	$39,330

For further details regarding the Company’s leased and subleased facilities to third-party operators, including a full summary of the Company’s leases to third-parties and which comprise the future minimum lease receivables of the Company, see Note 6 - Leases and Leasing Transactions in Part I, Item 1, Financial Statements and Supplementary Data, included in the Annual Report.

D-16

NOTE 7. ACCRUED EXPENSES

Accrued expenses consist of the following:

(Amounts in 000’s)	March 31, 2023	December 31, 2022
Accrued employee benefits and payroll-related	$433	$539
Real estate and other taxes (1)	2,502	2,428
Self-insured reserve	66	80
Accrued interest	223	210
Unearned rental revenue	—	43
Medicaid overpayment - Healthcare Services	52	169
Other accrued expenses	1,978	1,567
Total accrued expenses	$5,254	$5,036

(1)	March 31, 2023 includes approximately $2.2 million of franchise tax accruals for the Healthcare Services segment. December 31, 2022 includes approximately $2.1 million of franchise tax accruals for the Healthcare Services segment.

NOTE 8. NOTES PAYABLE AND OTHER DEBT

See Note 8 – Notes Payable and Other Debt in Part II, Item 8, Financial Statements and Supplementary Data, included in the Annual Report for a detailed description of all the Company’s debt facilities.

Notes payable and other debt consists of the following:

(Amounts in 000’s)	March 31, 2023	December 31, 2022
Senior debt—guaranteed by HUD	$29,584	$29,782
Senior debt—guaranteed by USDA (1)	7,472	7,526
Senior debt—guaranteed by SBA(2)	572	580
Senior debt—bonds	6,253	6,253
Senior debt—other mortgage indebtedness	8,221	8,266
Other debt	533	895
Subtotal	52,635	53,302
Deferred financing costs	(1,005)	(1,005)
Unamortized discount on bonds	(118)	(119)
Notes payable and other debt	$51,512	$52,178

(1)	U.S. Department of Agriculture (USDA)
(2)	U.S. Small Business Administration (SBA)

D-17

The following is a detailed listing of the debt facilities that comprise each of the above categories:

(Amounts in 000’s)
Facility	Lender	Maturity	Interest Rate (1)		March 31, 2023	December 31, 2022
Senior debt - guaranteed by HUD (2)
The Pavilion Care Center	Newpoint Capital	12/01/2039	Fixed	3.97%	$828	$835
Hearth and Care of Greenfield	Newpoint Capital	8/01/2050	Fixed	3.97%	1,939	1,949
Woodland Manor	Newpoint Capital	11/01/2052	Fixed	3.97%	4,958	4,980
Glenvue	Newpoint Capital	10/01/2044	Fixed	3.75%	7,243	7,297
Autumn Breeze	KeyBank	01/01/2045	Fixed	3.65%	6,297	6,344
Georgetown	Newpoint Capital	10/01/2046	Fixed	2.98%	3,191	3,214
Sumter Valley	KeyBank	01/01/2047	Fixed	3.70%	5,128	5,163
Total					$29,584	$29,782
Senior debt - guaranteed by USDA (3)
Mountain Trace (4)	Community B&T	12/24/2036	Prime + 1.75%	9.25%	$3,643	$3,680
Southland (5)	Cadence Bank, NA	07/27/2036	Prime + 1.50%	9.00%	3,829	3,846
Total					$7,472	$7,526
Senior debt - guaranteed by SBA
Southland(6)	Cadence Bank, NA	07/27/2036	Prime + 2.25%	9.75%	572	580
Total					$572	$580

(1)	Represents cash interest rates as of March 31, 2023 as adjusted for interest rate floor limitations, if applicable. The rates exclude amortization of deferred financing costs, which range from 0.09% to 0.53% per annum.
(2)	For the seven SNFs, the Company has term loans with financial institutions that are insured 100% by HUD. The loans are secured by, among other things, an assignment of all rents paid under any existing or future leases and rental agreements with respect to the underlying facility. The loans contain customary events of default, including fraud or material misrepresentations or material omission, the commencement of a forfeiture action or proceeding, failure to make required payments, and failure to perform or comply with certain agreements. Upon the occurrence of certain events of default, the lenders may, after receiving the prior written approval of HUD, terminate the loans and all amounts under the loans will become immediately due and payable. In connection with entering into each loan, the Company entered into a healthcare regulatory agreement and a promissory note, each containing customary terms and conditions. Pursuant to the CARES Act, up to three months of debt service payments for six of the credit facilities can be made from our restricted cash reserves.
(3)	For the two SNFs, the Company has term loans with financial institutions that are insured 70% to 80% by the USDA. The loans have an annual renewal fee for the USDA guarantee of 0.25% of the guaranteed portion. The loans had prepayment penalties of 1%, capped at 1% for the remainder of the first 10 years of the term and 0% thereafter.
(4)	Pursuant to the CARES Act, the monthly principal and interest payments due May 1, 2020 through August 1, 2020 for the Mountain Trace Facility loan were deferred. Monthly payments that commenced on September 1, 2020 were being applied to current interest, then deferred interest until the deferred interest was paid in full on April 1, 2021. Payments have been re-amortized over the extended term of the loan.
(5)	Pursuant to the CARES Act, the monthly principal and interest payments due May 1, 2020 through October 1, 2020 for the loan for that certain 126-bed SNF commonly known as Southland, located in Dublin, Georgia, were deferred as a part of the USDA Payment Program. Monthly payments recommenced on November 1, 2020 with payments through February 2021 being applied to principal and interest. Monthly payments that commenced on March 1, 2021 are being applied to current interest, then deferred interest until the deferred interest is paid in full, payments will be re-amortized over the extended term of the loan.
(6)	For the one SNF, commonly known as Southland, the Company has a term loan with a financial institution, which is 75% insured by the SBA. The SBA funded two monthly debt payments during the three months ended March 31, 2021 and six payments commencing on March 1, 2020 and ending on August 1, 2020.

D-18

(Amounts in 000’s)
Facility	Lender	Maturity	Interest Rate (1)		March 31, 2023	December 31, 2022
Senior debt - bonds
Eaglewood Bonds Series A	City of Springfield, Ohio	05/01/2042	Fixed	7.65%	$6,253	$6,253

(1)	Represents cash interest rates as of March 31, 2023. The rates exclude amortization of deferred financing of approximately 0.01% per annum.

(Amounts in 000’s)
Facility	Lender	Maturity	Interest Rate (1)		March 31, 2023	December 31, 2022
Senior debt - other mortgage indebtedness
Meadowood (2)	Exchange Bank of Alabama	10/01/2026	Fixed	4.50%	$3,319	$3,319
Coosa (3)	Exchange Bank of Alabama	10/10/2026	Fixed	3.95%	4,902	4,946
Total					$8,221	$8,266

(1)	Represents cash interest rates as of March 31, 2023 as adjusted for interest rate floor limitations, if applicable. The rates exclude amortization of deferred financing costs of 0.34% per annum.
(2)	On October 1, 2021, the Exchange Bank of Alabama and the Company extended the maturity date of the Meadowood Credit Facility which is secured by the Meadowood Facility and the assets of Coosa, and which is guaranteed by Regional Health Properties, Inc., from May 1, 2022 to October 1, 2026.
(3)	On September 30, 2021, the Company refinanced the MCB Coosa Loan secured by the Coosa Facility, incurring approximately $0.1 million in new fees. The Coosa Credit Facility, guaranteed by Regional Health Properties, Inc. includes customary terms, including events of default with an associated annual 5% default interest rate, and is secured by the Coosa Facility and the assets of Meadowood. Upon the occurrence of certain events of default, the lenders may terminate the Coosa Credit Facility and the Meadowood Credit Facility and all amounts due under both credit facilities will become immediately due and payable. The Coosa Credit Facility has prepayment penalties of 5% in the first year, 4% in the second year and 1% thereafter.
(Amounts in 000’s)
Lender	Maturity	Interest Rate		March 31, 2023	December 31, 2022
Other debt
First Insurance Funding (1)	Various 2023	Fixed	3.19%	$-	$357
Key Bank (2)	08/25/2025	Fixed	0.00%	495	495
Marlin Capital Solutions	06/1/2027	Fixed	5.00%	38	43
Total				$533	$895

(1)	Annual Insurance financing primarily for the Company’s directors and officers insurance and professional liability for the facilities where the company is the licensed operator.
(2)	On December 30, 2022, Key Bank and the Company extended the maturity date from August 25, 2023 to August 25, 2025.

Debt Covenant Compliance

As of March 31, 2023, the Company had 16 credit related instruments outstanding that include various financial and administrative covenant requirements. Covenant requirements include, but are not limited to, fixed charge coverage ratios, debt service coverage ratios, minimum earnings before interest, taxes, depreciation, and amortization or earnings before interest, taxes, depreciation, amortization, and restructuring or rent costs, and current ratios. Certain financial covenant requirements are based on consolidated financial measurements whereas others are based on measurements at the subsidiary level (i.e., facility, multiple facilities or a combination of subsidiaries). The subsidiary level requirements are as follows: (i) financial covenants measured against subsidiaries of the Company; and (ii) financial covenants measured against third-party operator performance. Some covenants are based on annual financial metric measurements, whereas others are based on monthly and quarterly financial metric measurements. The Company routinely tracks and monitors its compliance with its covenant requirements.

As of March 31, 2023, the Company was in compliance with the various financial and administrative covenants under the Company’s outstanding credit related instruments.

D-19

Scheduled Maturities

The schedule below summarizes the scheduled gross maturities as of March 31, 2023 for each of the next five years and thereafter.

For the Twelve Months Ended December 31,	(Amounts in 000’s)
2023	$1,477
2024	1,597
2025	2,175
2026	8,540
2027	1,435
Thereafter	37,412
Subtotal	$52,635
Less: unamortized discounts	(118)
Less: deferred financing costs, net	(1,005)
Total notes and other debt	$51,512

NOTE 9. COMMON AND PREFERRED STOCK

Common Stock

There were no dividends declared or paid on the common stock during the three months ended March 31, 2023 and 2022.

Preferred Stock

No dividends were declared or paid on the Series A Preferred Stock for the three months ended March 31, 2023 and 2022.

As of March 31, 2023, as a result of the suspension of the dividend payment on the Series A Preferred Stock commencing with the fourth quarter 2017 dividend period, the Company has $48.1 million of undeclared preferred stock dividends in arrears. Holders of the Series A Preferred Stock are entitled to receive, when and as declared by the Board out of funds of the Company legally available for the payment of distributions, cumulative preferential cash dividends at an annual rate equal to 10.875% of the $25.00 per share stated liquidation preference of the Series A Preferred Stock, which is equivalent to an annual rate of $2.72 per share or $1.9 million per quarter. Dividends on the Series A Preferred Stock, when and as declared by the Board, are payable quarterly in arrears, on March 31, June 30, September 30, and December 31 of each year. On June 8, 2018, the Board determined to continue suspension of the payment of the quarterly dividend on the Series A Preferred Stock indefinitely. Under the terms of the Series A Preferred Stock, dividends on the Series A Preferred Stock shall continue to accrue and accumulate regardless of whether such dividends are declared by the Board. As the Company has failed to pay cash dividends on the outstanding Series A Preferred Stock in full for four dividends periods: (i) the annual dividend rate on the Series A Preferred Stock has increased to 12.875%, which is equivalent to an annual rate of $3.20 per share or $2.2 million per quarter, commencing on the first day after the missed fourth quarterly payment (October 1, 2018) continuing until the second consecutive dividend payment date following such time as the Company has paid all accumulated and unpaid dividends on the Series A Preferred Stock in full in cash; and (ii) the holders of the Series A Preferred Stock will be entitled to vote, as a single class, for the election of two additional directors to serve on the Board, as further described in the amended and restated articles of incorporation of the Company, otherwise referred to as the Charter.

As of March 31, 2023, the Company had 2,811,535 shares of the Series A Preferred Stock issued and outstanding.

The Company may, at its option, redeem the Series A Preferred Stock, in whole or in part, by paying $25.00 per share, plus any accrued and unpaid dividends to the redemption date.

On February 28, 2022, the Company commenced an offer to exchange any and all of its outstanding 10.875% Series A Cumulative Redeemable Preferred Shares for newly issued shares of the Company’s 12.5% Series B Cumulative Redeemable Preferred Shares. On July 25, 2022, the Company failed to receive the required votes from the common shareholders. The company decided to terminate the preferred exchange offer. The company continues to explore solutions to improve its capital structure including relaunching the preferred exchange offer.

NOTE 10. STOCK BASED COMPENSATION

Stock Incentive Plans

On November 4, 2020, the Board adopted, the Regional Health Properties, Inc. 2020 Equity Incentive Plan (the “2020 Plan”). The Company’s shareholders approved the 2020 Plan on December 16, 2020 at the 2020 Annual Meeting of Shareholders of the Company. The maximum number of shares of common stock authorized for issuance under the 2020 Plan is 250,000 shares, subject to certain adjustments. No awards may be made under the 2020 Plan after the 10th anniversary of the date of shareholder approval of the 2020 Plan, and no incentive stock options may be granted after the 10th anniversary of the date of Board approval of the 2020 Plan. As of March 31, 2023, the number of securities remaining available for future issuance under the 2020 Plan is 56,000.

D-20

The 2020 Plan replaced the AdCare Health Systems, Inc. 2011 Stock Incentive Plan, as amended (the “2011 Plan”), which was assumed by Regional Health pursuant to the Merger. The 2011 Plan was originally due to expire on March 28, 2021 and provided for a maximum of 168,950 shares of common stock to be issued. No additional awards may be granted under the 2011 Plan.

The shares of common stock underlying any awards granted under the 2020 Plan or the 2011 Plan that are forfeited, canceled, or otherwise terminated (other than by exercise) will be added back to the shares of common stock available for issuance under the 2020 Plan. However, shares: (i) tendered or held back upon exercise of a stock option or other award under the 2020 Plan to cover the exercise price or tax withholding; and (ii) subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right upon exercise thereof, will not be added back to the shares of common stock available for issuance under the 2020 Plan. In addition, shares of common stock repurchased by the Company on the open market will not be added back to the shares of common stock available for issuance under the 2020 Plan.

For the three months ended March 31, 2023 and 2022, the Company recognized stock-based compensation expense as follows:

	Three Months Ended March 31,
(Amounts in 000’s)	2023	2022
Employee compensation:
Stock compensation expense	$81	$111
Forfeitures of stock based awards	—	(46)
Total employee stock-based compensation expense	$81	$65

For the three months ended March 31, 2023 and 2022, there were no issuances of warrants.

Restricted Stock

The following table summarizes the Company’s restricted stock activity for the three months ended March 31, 2023:

	Number of Shares (000’s)	Weighted Avg. Grant Date (per Share) Fair Value
Unvested, December 31, 2022	51	$8.99
Granted	99	$3.61
Vested	(26)	$9.06
Forfeited	(1)	$13.26
Unvested, March 31, 2023	123	$4.75

The remaining unvested shares at March 31, 2023 will vest over the next 1.9 years with $0.6 million in compensation expense recognized over this period.

Common Stock Options

The following summarizes the Company’s employee and non-employee stock option activity for the three months ended March 31, 2023:

	Number of Shares (000’s)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (000’s)
Outstanding, December 31, 2022	13	$47.53	0.5	$—
Granted	24	$3.09	9.9	$—
Outstanding and Vested, March 31, 2023	37	$18.70	6.8	$—

D-21

The following summary information reflects stock options outstanding, vested, and related details as of March 31, 2023:

	Stock Options Outstanding			Stock Options Exercisable
Exercise Price	Number of Shares (000’s)	Weighted Average Remaining Contractual Term (in years)	Weighted Average Exercise Price	Vested, March 31, 2023	Weighted Average Exercise Price
$3.09-$4.00	24	9.9	$3.09	24	$3.09
$15.72 - $51.60	13	0.5	$47.53	13	$47.53
Total	37	6.8	$18.70	37	$18.70

Common Stock Warrants

The Company grants stock warrants to officers, directors, employees and certain consultants to the Company from time to time as determined by the Board and, when appropriate, the Compensation Committee of the Board. The Board administers the granting of warrants, determines the persons to whom awards will be made, the amount of the awards, and the other terms and conditions of the awards. No warrants were granted during the three months ended March 31, 2023 and 2022. The Company has no unrecognized compensation expense related to common stock warrants as of March 31, 2023.

NOTE 11. COMMITMENTS AND CONTINGENCIES

Regulatory Matters

Laws and regulations governing federal Medicare and state Medicaid programs are complex and subject to interpretation. Compliance with such laws and regulations can be subject to future governmental review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from certain governmental programs. As of March 31, 2023, all of the Company’s facilities operated by Regional or leased and subleased to third-party operators and managed for third-parties are certified by CMS and are operational. See Note 6 - Leases.

Legal Matters

The Company is a party to various legal actions and administrative proceedings and is subject to various claims arising in the ordinary course of business, including claims that the services the Company provided during the time it operated SNFs resulted in injury or death to the patients of the Company’s facilities and claims related to professional and general negligence, employment, staffing requirements and commercial matters. Although the Company intends to vigorously defend itself in these matters, there is no assurance that the outcomes of these matters will not have a material adverse effect on the Company’s business, results of operations and financial condition.

The Company previously operated, and the Company and its tenants now operate, in an industry that is highly regulated. As such, in the ordinary course of business, the Company and its tenants are continuously subject to state and federal regulatory scrutiny, supervision and control. Such regulatory scrutiny often includes inquiries, investigations, examinations, audits, site visits and surveys, some of which are non-routine. In addition, the Company believes that there has been, and will continue to be, an increase in governmental investigations of long-term care providers, particularly in the area of Medicare and Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Adverse determinations in legal proceedings or governmental investigations against or involving the Company or its tenants, whether currently asserted or arising in the future, could have a material adverse effect on the Company’s business, results of operations and financial condition.

Professional and General Liability Claims

Claims on behalf of the Company’s Former Patients Prior to the Transition

As of March 31, 2023, the Company is a defendant in one professional and general liability action commenced on behalf of one of our former patients who received care at one of our facilities prior to the Transition. The plaintiff in this action alleges negligence due to failure to provide adequate and competent staff resulting in injuries, pain and suffering, mental anguish and malnutrition and seeks unspecified actual and compensatory damages, and unspecified punitive damages. This action is covered by insurance, except that any punitive damages awarded would be excluded from coverage.

D-22

Claims on behalf of the Company’s Prior or Current Tenant’s Former Patients after the Transition

As of March 31, 2023, the Company is a defendant in an aggregate of 10 additional professional and general liability actions. These 10 additional professional and general liability actions were commenced on behalf of former patients of our current or prior tenants. These actions generally seek unspecified compensatory and punitive damages for former patients who were allegedly injured or died due to professional negligence or understaffing at the applicable facility operated by our tenants. These actions all relate to events which occurred after the Company transitioned the operations of the facilities in question to a third-party operator (and of which four such actions relate to events which occurred after the Company sold such facilities) and are subject to such operators’ indemnification obligations in favor of the Company. There is no assurance that our tenants will have sufficient assets, income, access to financing and insurance coverage to enable them to satisfy their respective indemnification obligations.

During the three months ended March 31, 2023, the following professional and general liability action (included in the 10 actions mentioned above) related to our current or former tenant’s former patients were filed against the Company.

The resident’s daughter filed suit on behalf of Mr. Shellman on February 14, 2023 asserting claims of professional and ordinary negligence as well the alleged breach of various state and federal regulations. The lawsuit relates to Mr. Shellman’s residence at Glenvue nursing facility which was operated by C.R. of Glenvue, LLC which is also named as a defendant. Plaintiff’s counsel has agreed to extend the deadline for Glenvue H&R Property Holdings, LLC to respond to the lawsuit up to and including May 15, 2023 to enable him to review the response filed by C.R. of Glenvue, LLC and determine whether or not Plaintiff will agree to the dismissal of Glenvue H&R Property Holdings, LLC. If plaintiff does not agree, we intend to serve Plaintiff with a notice that Glenvue H&R Property Holdings, LLC constitutes an excluded party pursuant to O.C.G.A. 31-7-3.3. Should Plaintiff still not agree to the dismissal of Glenvue H&R Property Holdings, LLC, we will file a motion for summary judgment seeking judgment in its favor. The Court may require Glenvue H&R Property Holdings, LLC to participate in discovery prior to ruling on this motion. In the event that occurs, Glenvue H&R Property Holdings, LLC can seek the recovery of its attorneys fees and expenses pursuant to the above-referenced excluded party statute.

The family of Mable Polite filed suit on March 15, 2023 asserting claims of professional and ordinary negligence as well the alleged breach of various state and federal regulations. The lawsuit relates to Ms. Polite’s residence at the Thunderbolt nursing facility from March 19, 2020 to March 20, 2021. Plaintiff has also asserted claims against 3223 Falligant Avenue Associates, LP and other Wellington related entities. 3223 Falligant Avenue was the operator and licensee of the facility for the first part of Ms. Polite’s residence prior to Tara Operator becoming the operator. Based upon the date the suit was filed, there is an argument that certain claimed acts of negligence are barred by the limitations period. Ms. Polite’s daughter signed an arbitration agreement on her admission to Thunderbolt but we are not in possession of a power of attorney or other documentation authorizing her to execute this agreement. Nonetheless, Tara Operator will file its answer to the Complaint (due April 14) via special appearance to reserve the right to seek arbitration should a power of attorney be located.

Dismissed Claims on behalf of the Company’s Prior or Current Tenant’s Former Patients after the Transition

In February 2023, the Company was dismissed from the case involving Ronald and Sarah Ross against our prior operator Symmetry Healthcare Management.

The Company established a self-insurance reserve for its professional and general liability claims, included within Accrued expenses on the Company’s consolidated balance sheets of $0.1 million and $0.2 million as of March 31, 2023 and December 31, 2022, respectively. Additionally, as of March 31, 2023 and December 31, 2022, $0.1 million and $0.1 million, was reserved for settlement amounts in Accounts payable on the Company’s consolidated balance sheets. For additional information regarding the Company’s self-insurance reserve, see Note 13 – Commitments and Contingencies in Part II, Item 8, Financial Statements and Supplementary Data, included in the Annual Report.

NOTE 12. SEGMENT RESULTS

The Company has two primary reporting segments: (i) Real Estate Services, which consists of the leasing and subleasing of long-term care and senior living facilities to third-party tenants, including the Company’s management of three facilities on behalf of third-party owners; and (ii) Healthcare Services, which consists of the operation of the Meadowood and Glenvue facilities.

D-23

The Company reports segment information based on the “management approach” defined in ASC 280, Segment Reporting. The management approach designates the internal reporting used by management for making decisions and assessing performance as the source of our reportable segments.

The table below presents the results of operations for our reporting segments for the periods presented.

	Three Months Ended March 31,			Three Months Ended March 31,
	2023	2023	2023	2022	2022	2022
(Amounts in 000’s)	Real Estate Services	Healthcare Services	Total	Real Estate Services	Healthcare Services	Total
Revenues:
Patient care revenues	$—	$1,916	$1,916	$—	$2,311	$2,311
Rental revenues	1,708	—	1,708	4,065	—	4,065
Management fees	278	—	278	265	—	265
Other revenues	4	—	4	7	—	7
Total revenues	1,990	1,916	3,906	4,337	2,311	6,648
Expenses:
Patient care expense	—	2,537	2,537	—	2,343	2,343
Facility rent expense	149	—	149	1,341	298	1,639
Cost of management fees	141	—	141	179	—	179
Depreciation and amortization	507	3	510	607	6	613
General and administrative expense	1,042	164	1,206	1,020	103	1,123
Doubtful accounts expense (recovery)	—	16	16	1,711	50	1,761
Other operating expenses	79	13	92	289	40	329
Total expenses	1,918	2,733	4,651	5,147	2,840	7,987
Income (loss) from operations	72	(817)	(745)	(810)	(529)	(1,339)
Other expense:
Interest expense, net	678	2	680	631	22	653
Other expense, net	350	217	567	935	—	935
Total other expense, net	1,028	219	1,247	1,566	22	1,588
Net loss	$(956)	$(1,036)	$(1,992)	$(2,376)	$(551)	$(2,927)

						$—

Total assets for the Real Estate Services segment and Healthcare Services segment were $62.0 million and $3.9 million, respectively, as of March 31, 2023. Total assets for the Real Estate Services segment and Healthcare Services segment were $63.4 million and $5.1 million, respectively, as of December 31, 2022.

NOTE 13. SUBSEQUENT EVENTS

The Company has evaluated all subsequent events through the date the consolidated financial statements were issued and filed with the SEC.

Subsequent to quarterend, the Company and its former tenant, SL SNF, LLC are currently negotiating a short-term lease for the Southland facility. The lease is expected to end on November 30, 2024.

D-24

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward Looking Statements

This Quarterly Report and certain information incorporated herein by reference contain forward-looking statements and information within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This information includes assumptions made by, and information currently available to management, including statements regarding future economic performance and financial condition, liquidity and capital resources, and management’s plans and objectives. In addition, certain statements included in this Quarterly Report, in the Company’s future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval, which are not statements of historical fact, are forward-looking statements. Words such as “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “seek,” “plan,” “project,” “continue,” “predict,” “will,” and other words or expressions of similar meaning are intended by us to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are based on the Company’s current expectations about future events or results and information that is currently available to us, involve assumptions, risks, and uncertainties, and speak only as of the date on which such statements are made.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future. The Company’s actual results may differ materially from those projected, stated or implied in these forward-looking statements as a result of many factors, including the Company’s critical accounting policies and risks and uncertainties related to, but not limited to, the operating results of the Company’s tenants, the overall industry environment, the Company’s financial condition, and the impact of the COVID-19 pandemic on the Company’s business. These and other risks and uncertainties are described in more detail in the Annual Report and in Part II, Item 1A “Risk Factors” of this Quarterly Report, as well as other reports that the Company files with the SEC.

Forward-looking statements speak only as of the date they are made and should not be relied upon as representing the Company’s views as of any subsequent date. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by applicable laws, and you are urged to review and consider disclosures that the Company makes in this Quarterly Report and other reports that the Company files with the SEC that discuss factors germane to the Company’s business.

Overview

Regional Health Properties, Inc., a Georgia corporation is a self-managed real estate investment company that invests primarily in real estate purposed for long-term care and senior housing. We operate through two reportable segments: Real Estate and Healthcare Services. Our Real Estate segment consists of real estate investments in skilled nursing and senior housing facilities. We fund our real estate investments primarily through: (1) operational cash flow, (2) mortgages, and (3) sale of equity securities. Our Healthcare Services segment is comprised of an entity set up to operate our facilities as needed under our Portfolio Stabilization measures.

While the Company is a self-managed real estate investment company, the Company, when business conditions require, may undertake portfolio stabilization measures, such as operating a previously leased facility. For more information see “ Recent Developments” below and Note 2 - Liquidity - Changes in Operational Liquidity - Portfolio Stabilization Measures and Note 6 - Leases to the Company’s consolidated financial statements, which are included in Part I. Item 1 hereto.

Real Estate Portfolio

As of March 31, 2023, we had investments of approximately $66.5 million in eleven health care real estate properties and one leased property. We currently own eleven properties, consisting of nine skilled nursing facilities and two multi-service facilities. Nine facilities are pursuant to triple-net leases, one is managed by an external manager, and one is managed internally by the Company. The Company has one leased facility that is subleased pursuant to a triple-net lease.

Skilled nursing facilities. SNFs provide services that include daily nursing, therapeutic rehabilitation, social services, activities, housekeeping, nutrition, medication management and administrative services for individuals requiring certain assistance for activities in daily living. A typical skilled nursing facility includes mostly one and two bed units, each equipped with a private or shared bathroom and community dining facilities.

Multi-Service Campuses. Multi-service campuses generally include some combination of co-located skilled nursing, independent living, assisted living and/or memory care units all housed at a single location and operated as a continuum of care.

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Portfolio

The following table provides summary information regarding the number of facilities and related licensed beds/units as of March 31, 2023:

Location	Skilled Nursing Facilities	Multi Service Properties	Total Properties
Alabama(a)	1	1	2
Georgia	3	-	3
North Carolina	1	-	1
Ohio(b)	2	1	3
South Carolina	2	-	2
	9	2	11

Location	Skilled Nursing Beds/Units	Multi Service Beds/Units	Total Beds/Units
Alabama(a)	124	90	214
Georgia	395	-	395
North Carolina	106	-	106
Ohio(b)	112	194	306
South Carolina	180	-	180
	917	284	1,201

Location	Skilled Nursing Investment	Multi Service Investment	Total Investment
Alabama(a)	9,613,199	4,884,514	14,497,713
Georgia	24,475,283	-	24,475,283
North Carolina	7,224,953	-	7,224,953
Ohio(b)	3,872,791	6,716,420	10,589,211
South Carolina	9,733,024	-	9,733,024
	$54,919,250	$11,600,934	$66,520,184

The following table provides summary information regarding the number of facilities and related licensed beds/units by operator affiliation as of March 31, 2023:

Operator Affiliation	Number of Facilities (1)	Beds / Units
C.R. Management 2 3 5 6	2	233
Aspire Regional Partners	3	306
Oak Hollow Health Care Management [7]	2	180
Beacon Health Management [4]	1	126
Vero Health Management	1	106
Cavalier Senior Living	1	90
RHP Operations	1	160
Subtotal	11	1,201

(1)	Represents the number of facilities leased or subleased to separate tenants, of which each tenant is an affiliate of the entity named in the table above.
(2)	In April 2022, the Company entered into an Operations Transfer and Surrender Agreement by and between Meadowood Operations, LLC and C.R. of Meadowood, LLC.
(3)	In May 2022, the Company entered into an Operations Transfer and Surrender Agreement by and between LaGrange Operations, LLC and C.R. of LaGrange, LLC.
(4)	In May 2022, the Company entered into an Operations Transfer and Surrender Agreement by and between Lumber City Operations, LLC and LC SNF, LLC.
(5)	In July 2022, the Company entered into an Operations Transfer and Surrender Agreement by and between Thomasville Operations, LLC and C.R. of Thomasville, LLC.
(6)	In August 2022, the Company entered into an Operations Transfer Agreement and Surrender Agreement by and between Glenvue Operations, LLC and C.R. of Glenvue, LLC.
(7)	In October, 2022, the parent company of Symmetry entered into an Operations Transfer Agreement with Oak Hallow Health Management, LLC to transition the two facilities in South Carolina.

D-26

For a more detailed discussion of the above information, see Note 6 - Leases to the consolidated financial statements included in Part I, Item 1 herein. Additionally, see “Portfolio of Healthcare Investments” included in Part I, Item 1 “Business” in the Annual Report.

Portfolio Occupancy Rates

The following table provides summary information regarding our portfolio facility-level occupancy rates for the periods shown:

	For the Twelve Months Ended (1) (2) (3)
Operating Metric	June 30, 2022	September 30, 2022	December 31, 2022	March 31, 2023
Occupancy (%)	62.8%	64.4%	65.7%	66.4%

(1)	Excludes three managed facilities in Ohio.
(2)	Due to the Company exiting the Foster lease in December 2022, historical data no longer includes Thomasville, Powder Springs, Tara, LaGrange, Twiggs, Oceanside, and Savannah Beach.
(3)	Meadowood’s current and historical calculations have been changed from 161 licensed beds to 90 beds. This change reflects the actual total beds available by the business.

Lease Expiration

The following table provides summary information regarding our lease expirations for the years shown as of December 31,:

		Licensed Beds		Annual Lease Revenue (2)
	Number of Facilities	Count	Percent	Amount ($) ‘000’s (1)	Percent (%)
2023	1	50	4.8%	175	2.9%
2024	1	126	12.0%	-	0.0%
2025	1	109	10.4%	910	15.1%
2026	0	0	0.0%	-	0.0%
2027	0	0	0.0%	-	0.0%
2028	4	355	33.8%	2,352	38.9%
2029	1	106	10.1%	538	8.9%
Thereafter	3	304	29.0%	2,066	34.2%
Total	11	1,050	100.0%	6,042	100.0%

(1)	Straight-line rent.
(2)	See Note 6 to the consolidated financial statements included in Part I, Item 1 herein for a discussion of lease terminations.

Results of Operations

The following table sets forth, for the periods indicated, an unaudited statement of operations items and the amounts and percentages of change of these items. The results of operations for any particular period are not necessarily indicative of results for any future period. The following data should be read in conjunction with our consolidated financial statements and the notes thereto, which are included herein.

D-27

	Three Months Ended March 31,
(Amounts in 000’s)	2023	2022	Percent Change (*)
Revenues:
Patient care revenues	$1,916	$2,311	(17.1)%
Rental revenues	1,708	4,065	(58.0)%
Management fees	278	265	4.9%
Other revenues	4	7	(42.9)%
Total revenues	3,906	6,648	(41.2)%
Expenses:
Patient care expense	2,537	2,343	8.3%
Facility rent expense	149	1,639	(90.9)%
Cost of management fees	141	179	(21.2)%
Depreciation and amortization	510	613	(16.8)%
General and administrative expenses	1,206	1,123	7.4%
Doubtful accounts expense (recovery)	16	1,761	NM
Other operating expenses	92	329	(72.0)%
Total expenses	4,651	7,987	(41.8)%
Loss from operations	(745)	(1,339)	NM
Other expense:
Interest expense, net	680	653	4.1%
Other expense, net	567	935	NM
Total other expense, net	1,247	1,588	(21.5)%
Net loss	$(1,992)	$(2,927)	NM

* Not meaningful (“NM”).

Three Months Ended March 31, 2023 and 2022

Patient care revenues—Patient care revenues for the Healthcare Services segment, as a result of the Company operating the Meadowood the and Glenvue Facilities, were $1.9 million for the three months ended March 31, 2023, compared to $2.3 million for the same period in 2022. The (17.1)% decrease is primarily due to the change in the facilities that were operated in the period compared to the prior period.

Rental revenues—Rental revenue for our Real Estate Services segment decreased by approximately $2.4 million to $1.7 million for the three months ended March 31, 2023, compared with $4.1 million for the same period in 2022. The 58.0% decrease is due to less rent collected from a reduction in the number of facilities subleased.

Patient care expense—Patient care expense was $2.5 million for the three months ended March 31, 2023 compared with $2.3 million for the same period in 2022. The current period expense increase of $0.2 million was primarily due to the change in the facilities we are operating.

Facility rent expense—Facility rent of $0.1 million for the three months ended March 31, 2023 decreased 91% from 2022 due to the termination of the Foster Lease.

Depreciation and amortization—Depreciation and amortization was $0.5 million for the three months ended March 31, 2023, compared to $0.6 million for the same period in 2022. A greater amount of fully depreciated equipment and computer related assets in the current period was the primary driver of the decrease.

General and administrative expenses—General and administrative expenses were $1.2 million for the three months ended March 31, 2023 compared with $1.1 million for the same period in 2022. The increase was due to an additional facility being operated by the Company.

D-28

	Three Months Ended March 31,
(Amounts in 000’s)	2023	2022	Percent Change (*)
General and administrative expenses:
Real Estate Services	$1,042	$1,020	2.2%
Healthcare Services	164	103	59.2%
Total	$1,206	$1,123	7.4%

Doubtful accounts expense—The current period expense of $0.02 million is primarily due to the reserve taken against patient Accounts Receivable at the Glenvue facility.

Other operating expenses—Other operating expenses decreased by approximately $0.2 million, to $0.1 million for the three months ended March 31, 2023, compared with $0.3 million for the same period in 2022. The decrease was due to professional and legal services related to operator transition transactions.

	Three Months Ended March 31,
(Amounts in 000’s)	2023	2022	Percent Change (*)
Other operating expenses:
Real Estate Services	$79	$289	(72.7)%
Healthcare Services	13	40	NM
Total	$92	$329	(72.0)%

* Not meaningful (“NM”)

Other expense, net—Other expense, net decreased by approximately $0.3 million, to $0.6 million, for the three months ended March 31, 2023. These expenses are related to professional and legal services incurred for evaluation and assistance with possible opportunities that improve the company’s capital structure. In addition, we incurred $0.2 million for professional services used to obtain the ERTC.

Liquidity and Capital Resources

Overview

The Company intends to pursue measures to grow its operations, streamline its cost infrastructure and otherwise increase liquidity, including: (i) refinancing or repaying debt to reduce interest costs and mandatory principal repayments, with such repayment to be funded through potentially expanding borrowing arrangements with certain lenders; (ii) increasing future lease revenue through acquisitions and investments in existing properties; (iii) modifying the terms of existing leases; (iv) replacing certain tenants who default on their lease payment terms; and (v) reducing other and general and administrative expenses.

Management anticipates access to several sources of liquidity, including cash on hand, cash flows from operations, and debt refinancing during the twelve months following the date of this filing. At March 31, 2023, the Company had $2.8 million in unrestricted cash.

During the three months ended March 31, 2023, the Company’s net cash provided by operating activities was $2.6 million primarily due to unpaid rent payments and working capital needs for the facilities we now operate. Management anticipates collecting a portion of the past due rent after the filing date and is currently negotiating various methods to collect the remaining unpaid rent.

As of March 31, 2023, Regional recorded an estimated allowance of $1.2 million against a gross accounts receivable of $4.1 million.

As of March 31, 2023, the Company had $51.5 million in indebtedness, net of $1.1 million deferred financing, and unamortized discounts. The Company anticipates net principal repayments of approximately $1.5 million during the next twelve-month period, approximately $1.4 million of routine debt service amortization and a $0.1 million payment of bond debt.

D-29

Debt Modification

On December 30, 2022, the Company extended the maturity date on approximately $0.5 million other debt from August 25, 2023 to August 25, 2025 (known as the “KeyBank Exit Notes”). For further information, see Note 8 – Notes Payable and Other Debt to the consolidated financial statements included in Part I, Item 1 herein.

The Company is current with all of its Notes payable and other debt as described in Note 8 – Notes Payable and Other Debt.

In 2020, the Company began exploring alternatives to retire or refinance our outstanding Series A Preferred Stock through privately negotiated transactions, open market repurchases, redemptions, exchange offers, tender offers, or otherwise. Costs associated with these efforts have been expensed as incurred in Other expense, net and were $0.3 million and $0.9 million for the three months ended March 31, 2023 and March 31, 2022, respectively.

In February 2022, the Company commenced an offer to exchange (the “Exchange Offer”) any and all of its outstanding 10.875% Series A Cumulative Redeemable Preferred Shares (the “Series A Preferred Stock”) for newly issued shares of the Company’s 12.5% Series B Cumulative Redeemable Preferred Shares (the “Series B Preferred Stock”). On July 25, 2022, the company failed to receive the required votes from the common shareholders. The company decided to terminate the preferred exchange offer.

Series A Preferred Stock Dividend Suspension

On June 8, 2018, the Board indefinitely suspended quarterly dividend payments on the Series A Preferred Stock. As of March 31, 2023, as a result of the suspension of the dividend payment on the Series A Preferred Stock commencing with the fourth quarter 2017 dividend period, the Company has $48.1 million of undeclared preferred stock dividends in arrears. The Board believes that the dividend suspension will provide the Company with additional funds to meet, in part, its ongoing liquidity needs. As the Company has failed to pay cash dividends on the outstanding Series A Preferred Stock in full for more than four dividend periods, the annual dividend rate on the Series A Preferred Stock for the fifth and future missed dividend periods increased to 12.875%, which is equivalent to $3.20 per share each year, commencing on the first day after the missed fourth quarterly payment (October 1, 2018) and continuing until the second consecutive dividend payment date following such time as the Company has paid all accumulated and unpaid dividends on the Series A Preferred Stock in full in cash.

Debt Covenant Compliance

As of March 31, 2023, the Company was in compliance with the various financial and administrative covenants under the Company’s outstanding credit related instruments.

Evaluation of the Company’s Ability to Continue as a Going Concern

Under the accounting guidance related to the presentation of financial statements, the Company is required to evaluate, on a quarterly basis, whether or not the Company’s current financial condition, including its sources of liquidity at the date that the consolidated financial statements are issued, will enable the Company to meet its obligations as they come due arising within one year of the date of the issuance of the Company’s consolidated financial statements and to make a determination as to whether or not it is probable, under the application of this accounting guidance, that the Company will be able to continue as a going concern. The Company’s consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. In applying applicable accounting guidance, management considered the Company’s current financial condition and liquidity sources, including current funds available, forecasted future cash flows, the Company’s obligations due over the next twelve months, and the Company’s recurring business operating expenses.

The Company concludes that it is probable that the Company will be able to meet its obligations arising within one year of the date of issuance of these consolidated financial statements within the parameters set forth in the accounting guidance.

For additional information regarding the Company’s liquidity, see Note 2 – Liquidity and Note 8 – Notes Payable and other debt, to the consolidated financial statements included in Part I, Item 1 herein.

D-30

Cash Flows

The following table presents selected data from our consolidated statements of cash flows for the periods presented:

	Three Months Ended March 31,
(Amounts in 000’s)	2023	2022
Net cash provided by (used in) operating activities	$2,597	$(1,579)
Net cash used in investing activities	(2)	(80)
Net cash used in financing activities	(685)	(673)
Net change in cash and restricted cash	1,910	(2,332)
Cash and restricted cash at beginning of period	3,909	9,848
Cash and restricted cash, ending	$5,819	$7,516

Three Months Ended March 31, 2023

Net cash provided by operating activities—was approximately $2.6 million. The positive cash flow from operating activities were largely due to collection of the ERTC.

Net cash used in investing activities—was approximately $2.0 thousand. This capital expenditure was for computer hardware, software.

Net cash used in financing activities—was approximately $0.7 million. The cash was used to make routine payments totaling $0.3 million for our Senior debt obligations, $0.4 million for other debt.

Off-Balance Sheet Arrangements

Guarantee

The Company subleased five facilities located in Ohio to the Aspire Sublessees, formerly affiliated with MSTC Development Inc., pursuant to the Aspire Subleases, whereby the Aspire Sublessees took possession of, and commenced operating, the Aspire Facilities as subtenant. The Company agreed to indemnify Aspire against any and all liabilities imposed on them as arising from the former operator, capped at $8.0 million. The Company has assessed the fair value of the indemnity agreements as not material to the financial statements at March 31, 2023. For further information see Note 6 – Leases, to the consolidated financial statements included in Part I, Item 1 herein and also and Note 6 – Leases included in Part II, Item 8 of the Annual Report.

Critical Accounting Policies

We prepare our financial statements in accordance with GAAP for interim financial information and with the instructions to Form 10-Q and Rule 8-03 of Article 8 of Regulation S-X. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets, liabilities, revenues and expenses. On an ongoing basis, we review our judgments and estimates, including, but not limited to, those related to doubtful accounts, income taxes, stock compensation, intangible assets and loss contingencies. We base our estimates on historical experience, business knowledge and on various other assumptions that we believe to be reasonable under the circumstances at the time. Actual results may vary from our estimates. These estimates are evaluated by management and revised as circumstances change.

For a discussion of our critical accounting policies, see Note 1 – Organization and Significant Accounting Policies to the consolidated financial statements included in Part I, Item 1 herein.

D-31

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

Disclosure in response to Item 3 of Form 10-Q is not required to be provided by smaller reporting companies.

Item 4. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports filed pursuant to the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to our management, including our Principal Executive Officer (CEO) and Principal Financial Officer (CFO), as appropriate, to allow for timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management is required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

Our management, with the participation of our Principal Executive Officer and Principal Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of the end of the period covered by this Quarterly Report (the “Evaluation Date”). Based on such evaluation, our management has concluded that, as of the Evaluation Date, our disclosure controls and procedures are not effective.

Our management believes a material weakness exists in our internal controls over financial reporting as of March 31, 2023 because we lack the necessary corporate accounting resources in our financial reporting processing and accounting functions as a result of recent departures of certain accounting and financial reporting personnel. A material weakness is a deficiency or a combination of control deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

Our management will seek to remediate the material weakness described above through hiring qualified accounting and financial reporting personnel to replace the personnel who departed.

Changes in Internal Control Over Financial Reporting

There has been no change in the Company’s internal controls over financial reporting that occurred during the period covered by this report that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Part II. Other Information

Item 1. Legal Proceedings.

The Company is a defendant in various legal actions and administrative proceedings arising in the ordinary course of business, including claims that the services the Company provided during the time it operated skilled nursing facilities resulted in injury or death to patients. Although the Company settles cases from time to time when settlement can be achieved on a reasonable basis, the Company vigorously defends any matter in which it believes the claims lack merit and the Company has a reasonable chance to prevail at trial or in arbitration. Litigation is inherently unpredictable. There is no assurance that the outcomes of these matters will not have a material adverse effect on the Company’s financial condition. Although arising in the ordinary course of the Company’s business, certain of these matters are described in “Note 11 - Commitments and Contingencies”.

Item 1A. Risk Factors.

For a detailed description of certain risk factors that could affect our business, operations and financial condition, see Part I, Item 1A., Risk Factors, included in the Annual Report, as supplemented and modified by the risk factors set forth below in this Item 1A. The risk factors described in the Annual Report and this Quarterly Report (collectively, the “Risk Factors”) do not describe all risks applicable to our business, and we intend it only as a summary of certain material factors. The Risk Factors should be considered in connection with evaluating the forward-looking statements contained in this Quarterly Report because the Risk Factors could cause the actual results and conditions to differ materially from those projected in forward-looking statements. If any of the risks actually occur, our business, financial condition, or results of operations could be negatively affected. In that case, the trading price of the common stock and Series A Preferred Stock could decline.

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The COVID-19 pandemic and measures intended to prevent its spread could have a material adverse effect on our business, results of operations, cash flows, and financial condition.

On March 11, 2020, the World Health Organization declared the outbreak of the respiratory illness caused by a novel strain of coronavirus, SARS-CoV-2, also known as COVID-19, a global pandemic. The COVID-19 pandemic has led governments and other authorities in the United States to impose measures intended to control its spread, including restrictions on freedom of movement and business operations such as travel bans, border closings, business closures, quarantines and shelter-in-place orders. The COVID-19 pandemic and the measures to protect its spread adversely affected our business in 2022, and we expect it will continue to adversely affect our business in 2023 and beyond, for a variety of reasons, including those discussed below and elsewhere hereunder.

As of December 31, 2022, the Company is aware that each of our facilities has reported one or more positive cases of COVID-19 among the residents and/or operator employee populations. Many of our operators have reported incurring significant cost increases as a result of the COVID-19 pandemic, with dramatic increases for facilities with positive cases. We believe these increases primarily stem from elevated labor costs, including increased use of overtime and bonus pay, as well as a significant increase in both the cost and usage of personal protective equipment, testing equipment, processes and supplies. In terms of occupancy levels, many of our operators have reported experiencing declines, in part due to the elimination or suspension of elective hospital procedures, fewer discharges from hospitals to SNFs, and higher hospital readmittances from SNFs.

The COVID-19 pandemic may also lead to temporary closures of nursing facilities, operated by our tenants, which also may affect our tenants’ ability to make their rental payments to us pursuant to their respective lease agreements. In addition, our tenants’ operations could be further disrupted if any of their employees, or the employees of their vendors, have, or are suspected of having, COVID-19. This has caused, and may cause in the future, our tenants or their vendors to experience staffing shortages, and this could potentially require our tenants and their vendors to close parts of or entire facilities, distribution centers, or other buildings to disinfect any affected areas.

We could also be adversely affected if government authorities impose upon our tenants, or their vendors, certain restrictions due to the COVID-19 pandemic. These restrictions may be in the form of mandatory closures, requested voluntary closures, bans on new admissions, restricted operations, or restrictions on the importation of necessary equipment or supplies which may adversely affect our tenants’ operations and their ability to make rental payments to us moving forward. In addition, family members may elect to keep nursing facility residents at home during the COVID-19 pandemic, thus reducing our tenants’ revenue. Currently, a number of our tenants have stopped admitting new patients due to rising COVID-19 infections resulting in decreased revenues.

As a result of the COVID-19 pandemic, our tenants may face lawsuits for alleged negligence associated with their responses to the emergency. The costs associated with defending, settling, or paying damages from such claims could negatively impact our tenants’ operating budgets and affect their ability to meet their obligations under our leases. Further, we may be subject to increased lawsuits arising out of our alleged actions or the alleged actions of our tenants for which they have agreed to indemnify, defend and hold us harmless. An unfavorable resolution of any such pending or future litigation could materially adversely affect us. The Company is not aware of any such lawsuits against our tenants.

If our tenants are unable to make rental payments to us pursuant to their lease obligations, whether due to the tenants’ decrease in revenues or otherwise, then, in some cases, we may be forced to either attempt to replace tenants or restructure tenants’ long-term rent obligations and may not be able to do so on terms that are as favorable to us as those currently in place.

While the Company has received approximately 92% of its expected monthly rental receipts from tenants for the quarter ended March 31, 2023, there are a number of uncertainties the Company faces as it considers the potential impact of COVID-19 on its business, including the length of census disruption, elevated COVID-19 operating costs related to personal protection equipment, cleaning supplies, virus testing and increased overtime due to staff illness and the extent to which federal and state funding support will offset these incremental costs for our tenants. To the extent government support is not sufficient or timely to offset these impacts, or to the extent these trends continue or accelerate and are not offset by additional government relief that is sufficient or timely, the operating results of our operators are likely to be adversely affected, some may be unwilling or unable to pay their contractual obligations to us in full or on a timely basis, as has occurred with more than one of our operators.

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We also do not know the number of facilities that will ultimately experience widespread, high-cost outbreaks of COVID-19, and while we have requested reporting of case numbers from our operators and CMS has required additional reporting by operators, we may not receive accurate information on the number of cases, which could result in a delay in reporting. We expect to see continued increased clinical protocols for infection control within facilities and increased monitoring of employees, guests and other individuals entering facilities; however, we do not yet know if future reimbursement rates will be sufficient to cover the increased costs of enhanced infection control and monitoring. The extent of the COVID-19 pandemic’s effect on our and our tenants’ operational and financial performance will depend on future developments, including the ultimate duration, spread and intensity of the outbreak, which may depend on factors such as the development and implementation of an effective vaccine and treatments for COVID-19, government funds and other support for the senior care sector and the efficacy of other policies and measures that may mitigate the impact of the pandemic, all of which are uncertain and difficult to predict. Due to these uncertainties, we are unable at this time to estimate the effect of these factors on our business, but the adverse impact on our business, results of operations, financial condition and cash flows could be material.

In addition, the COVID-19 pandemic led to CMS, the OIG and other regulatory agencies implementing various waivers and flexibilities intended to minimize burdens for healthcare providers and other industry participants that faced the challenges of the COVID-19 pandemic. These included, for example, coverage requirement waivers (e.g., three-day prior hospitalization requirement for SNF stay coverage), exercising administrative discretion in fraud and abuse enforcement, and waivers relating to telehealth and licensure requirements. On January 30, 2023, the Biden Administration announced its intent to end the national emergency and public health emergency declarations on May 11, 2023, related to the COVID-19 pandemic. Consequently, many of the waivers and flexibilities that were implemented by CMS, the OIG and other regulatory agencies in response to the COVID-19 pandemic are now scheduled to expire on May 11, 2023. We are unable to estimate at this time the impact these developments may have on the Company’s business.

We are currently out of compliance with the continued listing standards of the NYSE American. Our failure to resume compliance with the continued listing standards or make continued progress toward compliance consistent with a plan of compliance we intend to submit to NYSE Regulation may result in the delisting of our common stock and Series A Preferred Stock.

Our common stock and Series A Preferred Stock are each listed on the NYSE American. In order to maintain these listings, we must maintain certain share prices, financial and share distribution targets, including maintaining a minimum amount of shareholders’ equity and a minimum number of public shareholders. In addition to these objective standards, NYSE Regulation may delist the securities of any issuer (i) if, in its opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; (ii) if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the NYSE American inadvisable; (iii) if the issuer sells or disposes of principal operating assets or ceases to be an operating company; (iv) if an issuer fails to comply with the NYSE American’s listing requirements; (v) if an issuer’s common stock sells at what NYSE Regulation considers a “low selling price” and the issuer fails to correct this via a reverse split of shares after notification by NYSE Regulation; or (vi) if any other event occurs or any condition exists which makes continued listing on the NYSE American in its opinion, inadvisable.

As part of these continued listing requirements, under Section 1003(a)(ii) of the NYSE American Company Guide, we must maintain shareholders’ equity of $4.0 million or more since we have reported losses from continuing operations and/or net losses in three of our four most recent fiscal years ended December 31, 2022. Our audited consolidated financial statements for the year ended December 31, 2022 reflect shareholders’ equity of approximately $3.7 million, reflecting a deficit of $0.3 million. On May 10, 2023, we received a letter from NYSE Regulation notifying us that we are not in compliance with the NYSE American’s continued listing standards relating to shareholders’ equity. As a result, we became subject to the procedures and requirements of Section 1009 of the NYSE American Company Guide. We may submit a plan to the NYSE American by June 9, 2023 advising of actions we have taken or will take to regain compliance with the continued listing standards by November 10, 2024. We intend to submit a plan by the deadline. We have been advised that if we fail to submit a plan, our plan is not accepted, we do not make progress consistent with the plan, or we fail to regain compliance by the deadline, then the NYSE American may commence delisting procedures.

Although we intend to regain compliance with the continued listing requirements prior to November 10, 2024, we may be unable to do so. If delisting proceedings are commenced, the NYSE American rules permit us to appeal a staff delisting determination. Our common stock and Series A Preferred Stock will continue to be listed and traded on the NYSE American during the plan period, subject to our compliance with the NYSE American’s other applicable continued listing standards. If NYSE Regulation delists our common stock or Series A Preferred Stock, investors may face material adverse consequences, including, but not limited to, a lack of trading market for our securities, reduced liquidity, decreased analyst coverage of our securities, and an inability for us to obtain additional financing to fund our operations.

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We may conduct a transaction or transactions prior to November 10, 2024 that could result in significant dilution to our existing shareholders. The transaction(s) could include the private investment in public equity, a public rights offering, a debt restructuring or any combination of these or similar transactions with the intent of maintaining our NYSE American listings. Such transaction(s), if completed, would be dilutive to certain shareholders, could adversely affect the market price of our common stock and Series A Preferred Stock, would involve some expense and management distraction from our business and ultimately may not be successful in maintaining our NYSE American listings.

To maintain our NYSE American listings, we may conduct a private investment in public equity, a public rights offering, a debt restructuring or any combination of these or similar transactions prior to November 10, 2024. Although we may not complete any of these transactions, if a transaction occurs, it would be dilutive to certain shareholders and could adversely or favorably affect the market price of our common stock and Series A Preferred Stock. Furthermore, any transaction would involve some expense and management distraction from our business, and it is possible that despite the transaction, we may still be unsuccessful in maintaining our NYSE American listings. If NYSE Regulation delists our common stock or Series A Preferred Stock, investors may face material adverse consequences, including, but not limited to, a lack of trading market for our securities, reduced liquidity, decreased analyst coverage of our securities, and an inability for us to obtain additional financing to fund our operations.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

None.

Item 3. Defaults upon Senior Securities.

The Board suspended dividend payments with respect to the Series A Preferred Stock, commencing with the fourth quarter of 2017, and determined to continue such suspension indefinitely in June 2018. No dividends have been declared or paid with respect to the Series A Preferred Stock since the third quarter of 2017. As a result of such suspension, as of the date of filing of this Quarterly Report the Company has $48.1 million of undeclared preferred stock dividends in arrears, with respect to the Series A Preferred Stock, whose annual dividend rate has increased to 12.875% commencing with the fourth quarter of 2018. For further information see Note 9 – Common and Preferred Stock.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

On May 10, 2023, Regional Health received a letter (the “Deficiency Letter”) from the NYSE American stating that Regional Health was not in compliance with a certain NYSE American continued listing standard relating to shareholders’ equity. Specifically, the Deficiency Letter stated that Regional Health is not in compliance with Section 1003(a)(ii) of the NYSE American Company Guide, which requires an issuer to have shareholders’ equity of $4.0 million or more if it has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years. The Deficiency Letter noted that Regional Health had shareholders’ equity of $3.7 million as of December 31, 2022, and has reported net losses from continuing operations in three of its four most recent fiscal years ended December 31, 2022.

Regional Health is now subject to the procedures and requirements set forth in Section 1009 of the NYSE American Company Guide. Regional Health is required to submit a plan to the NYSE American by June 9, 2023 advising of actions it has taken or will take to regain compliance with the continued listing standards by November 10, 2024. Regional Health intends to submit a plan by the deadline. If Regional Health fails to submit a plan or if Regional Health’s plan is not accepted, or if Regional Health does not make progress consistent with the plan, or if Regional Health fails to regain compliance by the deadline, the NYSE American may commence delisting procedures.

Regional Health’s common stock and Series A Preferred Stock will continue to be listed on the NYSE American while it attempts to regain compliance with the continued listing standard noted, subject to Regional Health’s compliance with other continued listing requirements. The common stock and Series A Preferred Stock will continue to trade under the symbols “RHE” and “RHE-PA,” respectively, but will each have an added designation of “.BC” to indicate that Regional Health is not in compliance with the NYSE American’s continued listing standards.

Item 6. Exhibits.

The agreements included as exhibits to this Quarterly Report are included to provide information regarding the terms of these agreements and are not intended to provide any other factual or disclosure information about the Company, its business or the other parties to these agreements. These agreements may contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

●	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;
●	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;
●	may apply standards of materiality in a way that is different from what may be viewed as material to investors; and
●	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time, and should not be relied upon by investors.

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EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

3.1	Amended and Restated Articles of Incorporation of Regional Health Properties, Inc., effective September 21, 2017	Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K12B filed on October 10, 2017

3.2	Certificate of Merger, effective September 29, 2017	Incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K12B filed on October 10, 2017

3.3	Articles of Amendment to Amended and Restated Articles of Incorporation of Regional Health Properties, Inc., effective December 31, 2018	Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K12 filed on December 28, 2018

3.4	Amended and Restated Bylaws of Regional Health Properties, Inc., effective September 21, 2017	Incorporated by reference to Exhibit 3.3 of the Registrant’s Current Report on Form 8-K12B filed on October 10, 2017

4.1	Form of Common Stock Certificate of Regional Health Properties, Inc.	Incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K12B filed on October 10, 2017

4.2	Description of Regional Health Properties, Inc. Capital Stock	Incorporated by reference to Exhibit 4.2 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018

4.3*	AdCare Health Systems, Inc. 2011 Stock Incentive Plan	Incorporated by reference to Exhibit 4.3 of the Registrant’s Registration Statement on Form S-8 (Registration No. 333-131542) filed October 27, 2011

4.4*	AdCare Health Systems, Inc. 2020 Stock Incentive Plan	Incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed December 17, 2020

4.5*	Form of Non-Statutory Stock Option Agreement (2011 Equity Plan)	Incorporated by reference to Exhibit 4.4 of the Registrant’s Registration Statement on Form S-8 (Registration No. 333-131542) filed October 27, 2011

4.6*	Form of Incentive Stock Option Agreement (2011 Equity Plan)	Incorporated by reference to Exhibit 4.5 of the Registrant’s Registration Statement on Form S-8 (Registration No. 333-131542) filed October 27, 2011

4.7*	Form of Restricted Common Stock Agreement –Non Employee Director (2020 Equity Plan)	Incorporated by reference to Exhibit 4.7 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021

4.8*	Form of Restricted Common Stock Agreement –Employee (2020 Equity Plan)	Incorporated by reference to Exhibit 4.8 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021

4.9	Form of Warrant to Purchase Common Stock of the Company (2011 Equity Plan)	Incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-3 (File No. 333-175541)

4.10	Warrant to Purchase 50,000 Shares of Common Stock, dated December 28, 2012, issued by AdCare Health Systems, Inc. to Strome Alpha Offshore Ltd.	Incorporated by reference to Exhibit 4.21 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012

4.11	Form of Warrant granted to management to Purchase Shares of AdCare Health Systems, Inc. dated November 20, 2007	Incorporated by reference to Exhibit 10.23.2 of the Registrant’s Annual Report on Form 10-KSB as amended March 31, 2008

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10.1	Lease, dated as of January 1, 2021, by and between ADK Georgia, LLC and PS Operator, LLC.	Incorporated by reference to Exhibit 10.245 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020

10.2	Management Consulting Services Agreement, dated as of January 1, 2021 by and between Vero Health Management, LLC, and Tara Operator, LLC.	Incorporated by reference to Exhibit 10.246 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020

10.3	Agreement Regarding Leases, dated as of On December 1, 2020, by and between Regional Health Properties, Inc., and 3223 Falligant Avenue Associates, L.P., 3460 Powder Springs Road Associates, L.P., Wellington Healthcare Services II, L.P. and Mansell Court Associates LLC.	Incorporated by reference to Exhibit 10.247 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020

10.4*	Employment Agreement, dated July 1, 2021, by and among Regional Health Properties, Inc. and Brent Morrison.	Incorporated by reference to Exhibit 10.229 of the Registrant’s Amendment No. 1 to the Registration Statement on Form S-4 filed by Regional Health Properties, Inc. on July 2, 2021 (File No. 333-256667).

10.5	Management Agreement, dated as of September 22, 2021, by and between Peach Health Group, LLC and Tara Operator, LLC.	Incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed on September 27, 2021

10.6	Promissory Note, dated as of September 30, 2021, by and between Coosa Nursing, LLC and the Exchange Bank of Alabama.	Incorporated by reference to Exhibit 4.17 of the Registrant’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2021

10.7	Extension and Modification Agreement, dated as of October 01, 2021, by and between Meadowood Holdings Property, LLC and the Exchange Bank of Alabama.	Incorporated by reference to Exhibit 4.18 of the Registrant’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2021

10.8	Second Renewal Amended and Restated Promissory Note, dated as of August 17, 2021, by and between Regional Health Properties, Inc. and KeyBank National Association.	Incorporated by reference to Exhibit 4.19 of the Registrant’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2021

31.1	Certification of Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act	Filed herewith

31.2	Certification of Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act	Furnished herewith

32.1	Certification of Principal Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act	Filed herewith

32.2	Certification of Principal Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act	Furnished herewith

101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document.	Filed herewith
101.SCH	Inline XBRL Taxonomy Extension Schema Document	Filed herewith
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document	Filed herewith
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document	Filed herewith
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document	Filed herewith
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document	Filed herewith
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)	Filed herewith

* Identifies a management contract or compensatory plan or arrangement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused the report to be signed on its behalf by the undersigned, thereunto duly authorized.

REGIONAL HEALTH PROPERTIES, INC.
(Registrant)

Date:	May 15, 2023	/s/ Brent Morrison
Brent Morrison
Chairman, Chief Executive Officer and Director (Principal Executive Officer)

Date:	May 15, 2023	/s/ Paul O’Sullivan
Paul O’Sullivan
Senior Vice President (Principal Financial Officer)

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REGIONAL HEALTH PROPERTIES, INC.

OFFER TO EXCHANGE

10.875% SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES

FOR

12.5% SERIES B CUMULATIVE REDEEMABLE PREFERRED SHARES

Proxy Solicitor and Information Agent

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5th Floor, South Tower
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Individuals call toll-free: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
E-mail: RHE@investor.morrowsodali.com

Exchange Agent

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Attention: Corporate Actions Department
Telephone: (917) 262-2378

May 25, 2023